Filed Pursuant to Rule 424(b)(3)
Registration Number 333-260094

PROSPECTUS SUPPLEMENT (To Prospectus dated October 21, 2021)
12,993,603 SHARES ARCHAEA ENERGY INC. CLASS A COMMON STOCK

The selling stockholder identified in this prospectus supplement (the “Selling Stockholder”) is offering 12,993,603 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Archaea Energy Inc. (“we,” “our,” “us,” the “Company” or “Archaea”). Archaea will not receive any proceeds from this offering.

The Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “LFG.” The last sale price of the Class A Common Stock as reported on the NYSE on March 21, 2021 was $20.13 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and have elected to take advantage of certain reduced public company reporting requirement.

	Per Share	Total
Public offering price	$17.75	$230,636,453.25
Underwriting discounts and commissions(1)	$0.71	$9,225,458.13
Proceeds, before expenses, to the Selling Stockholder	$17.04	$221,410,995.12

________________

(1)    See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters may also purchase up to an additional 1,949,040 shares from the Selling Stockholder at the price set forth above within 30 days following the date of this prospectus supplement. Archaea will not receive any of the proceeds from the sale of shares by the Selling Stockholder if the underwriters exercise their option.

Investing in the Class A Common Stock involves risks, including those described in the “Risk Factors” section beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment on or about March 25, 2022.

Joint Book-Running Managers
Barclays	Jefferies
Citigroup
___________________________ Co-Managers
BofA Securities	Capital One Securities
Johnson Rice & Company L.L.C.	J.P. Morgan
Stifel	Tudor, Pickering, Holt & Co.
Tuohy Brothers	U.S. Capital Advisors
Wells Fargo Securities	Williams Trading

Prospectus Supplement dated March 22, 2022.

Prospectus Supplement

Prospectus

S-i

Prospectus Supplements (to prospectus dated october 21, 2021)

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus dated October 21, 2021, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-260094), as previously supplemented by the prospectus supplements filed by us on November 4, 2021, November 16, 2021, December 10, 2021, December 17, 2021, December 28, 2021, December 29, 2021, March 21, 2022 and March 21, 2022 (collectively, the “prospectus”). The accompanying prospectus, among other things, gives more general information, some of which may not apply to this offering.

You should read this entire prospectus supplement as well as the accompanying prospectus. This prospectus supplement is not complete without the accompanying prospectus. To the extent that any statement in this prospectus supplement is inconsistent with statements made in the accompanying prospectus, you should rely on the information contained in this prospectus supplement, which will be deemed to modify or supersede those made in the accompanying prospectus.

The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus, as applicable, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus supplement or the accompanying prospectus or any subsequent prospectus supplement prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholder nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell securities in any jurisdiction where such offer or any sale is not permitted.

S-iii

CERTAIN DEFINED TERMS

In this prospectus supplement, unless the context otherwise requires, the terms “Archaea,” the “Company,” “we,” “us” or “our” refer to Archaea Energy Inc. and its consolidated subsidiaries. In addition, the following company or industry-specific terms and abbreviations are used throughout this prospectus supplement:

•        “Archaea Merger Agreement” means the Business Combination Agreement, dated April 7, 2021, as subsequently amended, pursuant to which, among other things, the Company acquired Legacy Archaea;

•        “Aria” means Aria Energy LLC, a Delaware limited liability company, and its subsidiaries;

•        “Aria Merger Agreement” means the Business Combination Agreement, dated as of April 7, 2021, as subsequently amended, pursuant to which, among other things, the Company acquired Aria;

•        “Business Combination Agreements” means the Aria Merger Agreement and the Archaea Merger Agreement;

•        “Business Combinations” means the transactions contemplated by the Business Combination Agreements;

•        “Environmental Attributes” means federal, state and local government incentives in the United States, provided in the form of RINs, RECs, RTCs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy;

•        “LCFS” means Low Carbon Fuel Standard;

•        “Legacy Archaea” means Archaea Energy LLC, a Delaware limited liability company, and its subsidiaries;

•        “LFG” means landfill gas;

•        “Opco” means LFG Acquisition Holdings LLC, a Delaware limited liability company, which was formerly named Rice Acquisition Holdings LLC;

•        “RECs” means Renewable Energy Credits;

•        “RINs” means Renewable Identification Numbers;

•        “RNG” means renewable natural gas; and

•        “RTC” means renewable thermal certificate.

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other similar words. Forward-looking statements may relate to the Company’s expectations as to future financial performance, business strategies, market conditions and trends, prospects and other aspects of its business.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, and investors should not place undue reliance on forward-looking statements as a prediction of actual results. These risks and uncertainties include, but are not limited to, the following:

•        the Company’s ability to recognize the anticipated benefits of the Business Combinations and any transactions contemplated thereby, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its management and key employees;

•        the possibility that the Company may be adversely affected by other economic, business and/or competitive factors;

•        the Company’s ability to develop and operate new projects;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        delays in acquisition, financing, construction and development of new projects;

•        the length of development cycles for new projects, including the design and construction processes for the Company’s projects;

•        the Company’s ability to identify suitable locations for new projects;

•        the Company’s dependence on landfill operators;

•        existing regulations and changes to regulations and policies that affect the Company’s operations;

•        decline in public acceptance and support of renewable energy development and projects;

•        demand for renewable energy not being sustained;

•        impacts of climate change, changing weather patterns and conditions, and natural disasters;

•        the ability to secure necessary governmental and regulatory approvals;

•        general economic and political conditions, including the armed conflict in Ukraine; and

•        the Company’s expansion into new business lines.

Forward-looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company and should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

S-v

SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in shares of Class A Common Stock. You should read this prospectus supplement and the accompanying prospectus carefully, especially the sections titled “Risk Factors.”

Our Company

Archaea, a Delaware corporation initially formed in September 2020, is one of the largest RNG producers in the U.S., with an industry-leading RNG platform primarily focused on capturing and converting waste emissions from landfills and anaerobic digesters into low-carbon RNG and electricity. We own, through wholly-owned entities or joint ventures, a diversified portfolio of 31 LFG recovery and processing facilities across 18 states, including 12 operated facilities that produce pipeline-quality RNG and 19 LFG to renewable electricity production facilities, including one non-operated facility and one facility that is not operational, as of March 15, 2022.

We produce and sell RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that we are able to derive from these products. RNG has the same chemical composition as traditional natural gas from fossil sources, and the RNG we produce and sell is pipeline quality and can be used interchangeably with natural gas in any application. Additionally, RNG and renewable electricity generate valuable Environmental Attributes that can be monetized under foreign, federal and state initiatives. The Environmental Attributes we are able to derive and sell include RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel; RTCs generated from the conversion of biogas to any thermal application (including power generation, heating or otherwise); and RECs generated from the conversion of biogas to renewable electricity.

We have entered into long-term agreements with biogas site hosts which give us the rights to utilize gas produced at their sites and to construct and operate facilities on their sites to produce RNG and renewable electricity. Payments to biogas site hosts under these agreements are typically in the form of royalties based on realized revenues or, in some select cases, based on production volumes, and may also include upfront payments and advance royalty payments. We have long-term agreements in place which grant us gas rights for our full development backlog of 38 projects as of March 15, 2022. Our development backlog includes planned upgrades of certain operating RNG facilities over time, opportunities to convert most of our renewable electricity facilities into RNG facilities, and greenfield RNG development opportunities.

We are planning to procure additional RNG development opportunities by securing gas rights agreements for additional landfill sites, and we may explore development of other biogas sources. We are also pursuing carbon capture and sequestration opportunities, including the development of wells for carbon sequestration, and we are pursuing the use of on-site solar-generated electricity to meet energy needs for RNG production, lower the carbon intensity of future biogas projects and reduce the carbon footprint of our partners, including our biogas host and commercial customers. Lowering the carbon intensity of our RNG is a key initiative that can enhance the value of our Environmental Attributes in certain markets. In addition to our carbon capture and sequestration and solar initiatives, we are pursuing the development and production of renewable hydrogen utilizing our landfill gas sources, which we would intend to sell under long-term fixed-price agreements into the emerging hydrogen economy.

We also provide other landfill energy operations and maintenance services to certain of our joint venture production facilities and biogas site partners and sell gas processing equipment through our Gulf Coast Environmental Services, LLC subsidiary.

Corporate Information

Our principal executive offices are located at 4444 Westheimer Road, Suite G450, Houston, Texas 77027, and our telephone number at that location is (346) 708-8272. Our website address is www.archaeaenergy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

The Offering

Shares of Class A Common Stock offered by the Selling Stockholder

12,993,603 shares (14,942,643 shares if the underwriters exercise in full their option to purchase additional shares), which represent shares to be issued upon redemption of an equivalent number of the Selling Stockholder’s Opco Class A units (together with a corresponding number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”)) prior to completion of this offering.

Option to purchase additional shares of Class A Common Stock	The Selling Stockholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 1,949,040 shares.
Shares of Class A Common Stock outstanding immediately after this offering

78,115,803 shares (or 80,064,843 shares if the underwriters exercise in full their option to purchase additional shares) based on the number of shares outstanding as of December 31, 2021 and excludes (i) approximately 0.8 million shares reserved for issuance upon the settlement of restricted stock units issued under the Company’s 2021 Omnibus Incentive Plan (the “Incentive Plan”), (ii) approximately 10.4 million shares available for future issuance under the Incentive Plan, (iii) approximately 6.8 million shares reserved for issuance upon the exercise of our outstanding private placement warrants, and (iv) approximately 54.3 million shares of Class A Common Stock reserved for issuance upon redemption of the outstanding Opco Class A units (together with a corresponding shares of Class B Common Stock), in each case as of December 31, 2021.

Shares of Class B Common Stock outstanding immediately after this offering	41,344,511 shares (or 39,395,471 shares if the underwriters exercise in full their option to purchase additional shares) based on the number of shares outstanding as of December 31, 2021.
Use of proceeds	We will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Stockholder. See “Use of Proceeds.”
Dividend policy

Our board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of our business, and therefore does not intend to pay cash dividends on the Common Stock in the near term.

Risk factors

Investing in shares of Class A Common Stock involves a high degree of risk. See the “Risk Factors” section in this prospectus supplement for a discussion of factors you should carefully consider before investing in shares of Class A Common Stock.

Listing and trading symbol	The Class A Common Stock is traded on the NYSE under the symbol “LFG.”

RISK FACTORS

Any investment in shares of Class A Common Stock involves a high degree of risk. You should carefully consider all of the information contained in this prospectus supplement, the accompanying prospectus and any subsequent prospectus supplement, including our financial statements and related notes, before deciding whether to purchase shares of Class A Common Stock. In particular, you should carefully consider, among other things, the risks and uncertainties related to our company and the ownership of shares of Class A Common Stock beginning on page 7 of the accompanying prospectus as well as the risks and uncertainties discussed in Part I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which is a part of the accompanying prospectus. However, such risks and those discussed elsewhere in the accompanying prospectus and in any subsequent prospectus supplement are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently believe are not material, may also become important factors that adversely affect us. If any of the risks described in the accompanying prospectus or in any subsequent prospectus supplement or others not specified therein materialize, our business, financial condition and results of operations could be materially and adversely affected. In that case, you may lose all or part of your investment.

USE OF PROCEEDS

Archaea will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholder, including if the underwriters exercise their option to purchase additional shares of Class A Common Stock from the Selling Stockholder. The Selling Stockholder will receive all of the net proceeds from the sale of these shares. For more information about the Selling Stockholder, see “Selling Stockholder.”

DIVIDEND POLICY

We have never paid any cash dividends on the Class A Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of our board of directors. It is presently expected that we will retain any future earnings to support operations and to finance the growth and development of our business, and accordingly, it is not expected that our board of directors will declare any cash dividends in the near term.

SELLING STOCKHOLDER

The Selling Stockholder is a holder of shares of Class B Common Stock and Opco Class A units originally acquired pursuant to the Aria Merger Agreement. Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLC Agreement”), at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (as defined therein), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company. Immediately prior to the consummation of this offering, 12,993,603 Opco Class A units (or 14,942,643 Opco Class A units if the underwriters exercise their option to purchase additional shares in full) held by the Selling Stockholder will be redeemed for an equivalent number of shares of Class A Common Stock, and an equivalent number of shares of Class B Common Stock will be surrendered by the Selling Stockholder and cancelled by the Company.

In connection with the Business Combinations, we entered into a stockholders’ agreement, dated as of September 15, 2021 (the “Stockholders Agreement”), with the Selling Stockholder and certain of our other stockholders who received Opco Class A units and shares of Class B Common Stock pursuant to the Business Combinations, which provides such stockholders with certain registration rights with respect to their shares of Class A Common Stock held by them (or issuable upon the redemption of their Opco Class A units). The Stockholders Agreement also grants the Ares Investor (as defined in the Stockholders Agreement and which generally means the Selling Stockholder and its affiliates) the right to designate one director for appointment or election to our board of directors for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the closing date of the Business Combinations. See “Certain Relationships and Related Transactions — Archaea’s and Archaea Energy’s Related Party Transactions — Stockholders Agreement” in the accompanying prospectus for additional information about the Stockholders Agreement.

The table below sets forth certain information known to us with respect to the beneficial ownership of the shares of Class A Common Stock held by the Selling Stockholder before and after giving effect to this offering.

Name	Shares of Class A Common Stock Beneficially Owned Prior to this Offering(1)		Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares			Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
			Number of Shares of Class A Common Stock Being Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Completion of this Offering(1)		Number of Shares of Class A Common Stock Being Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Completion of this Offering(1)
	Number of Shares	Percentage of Outstanding Shares(2)		Number of Shares	Percentage of Outstanding Shares(2)		Number of Shares	Percentage of Outstanding Shares(2)
Aria Renewable Energy Systems LLC(3)(4)	14,942,643	12.5%	12,993,603	1,949,040	1.6%	14,942,643	—	—

____________

(1)      Beneficial ownership is determined in accordance with the rules of the SEC, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which such person has no economic interest.

(2)      Based on 65,247,198 shares of Class A Common Stock and 54,224,378 shares of Class B Common Stock outstanding as of March 4, 2022.

(3)      Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (as defined therein), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

(4)      The shares (before the offering) consist of 14,942,643 shares of Class B Common Stock and 14,942,643 Opco Class A units. Aria Renewable Energy Systems LLC (“Aria RES”) is indirectly controlled by United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). The general partner of USP Fund III is EIF US Power III, LLC, and the managing member of EIF US Power III, LLC is Ares EIF Management LLC. The general partner of EIF USP Fund IV is EIF US Power IV, LLC, and the managing member of EIF US Power IV, LLC is Ares EIF Management LLC. The sole member of Ares EIF Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares

Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with Aria RES, the Ares Funds, EIF US Power III, LLC, EIF US Power IV, LLC, Ares EIF Management LLC, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael J. Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Mr. Ressler generally has veto authority over decisions of the Ares Board Members. Each of the Ares Entities (other than Aria RES) and the Ares Board Members and the other partners, affiliates, members and managers thereof expressly disclaims beneficial ownership of the shares offered hereby.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of Class A Common Stock by a non-U.S. holder (as defined below), but does not purport to be a complete analysis of all potential tax considerations related thereto. This summary is limited to non-U.S. holders who purchase Class A Common Stock sold pursuant to this offering and who hold shares of Class A Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, for investment purposes).

This summary is based on the current provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions and published positions of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different than those set forth below. We have not sought and will not seek any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•        banks, insurance companies or other financial institutions;

•        tax-exempt organizations or governmental organizations;

•        qualified foreign pension funds defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        brokers or dealers in securities or currencies;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        persons subject to the alternative minimum tax;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        persons deemed to sell Class A Common Stock under the constructive sale provisions of the Code;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons that acquired Class A Common Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        individual citizens or residents of the United States;

•        certain former citizens or long-term residents of the United States;

•        except to the limited extent discussed below, persons who actually or constructively own more than 5% of the Class A Common Stock;

•        persons subject to the anti-inversion rules of Section 7874 of the Code; and

•        persons that hold Class A Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction, wash sale or other integrated investment or risk reduction transaction.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Class A Common Stock that is not a partnership or other pass-through entity for U.S. federal income tax purposes (or an investor therein) or any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and the partner, and upon certain determinations made at the partner level. Accordingly, we urge partnerships and partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of Class A Common Stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of Class A Common Stock by such partnership.

Distributions on Class A Common Stock

If we make distributions of cash or other property on the Class A Common Stock, other than certain pro rata distributions of Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital, which will reduce the non-U.S. holder’s tax basis in the Class A Common Stock until such basis equals zero, and thereafter as capital gain from the sale or exchange of such Class A Common Stock. See “— Gain on Disposition of Class A Common Stock.” Subject to the withholding requirements applicable to the ownership of common stock of a USRPHC (as defined below), under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any dividends paid to a non-U.S. holder on the Class A Common Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must generally provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form certifying qualification for the reduced rate. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. federal withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable or successor form) certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Gain on Disposition of Class A Common Stock

Subject to the discussion below under “— Backup Withholding and Information Reporting” and “— Additional Withholding Requirements Under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of Class A Common Stock unless:

•        the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•        the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•        the Class A Common Stock constitutes a United States real property interest by reason of us being or having been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include any effectively connected gain described in the second bullet point above.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are or were to become a USRPHC, as long as the Class A Common Stock is and continues to be regularly traded on an established securities market, only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A Common Stock, more than 5% of the Class A Common Stock will be taxed on gain realized on the taxable disposition of the Class A Common Stock as a result of our status as a USRPHC. If the Class A Common Stock were not considered to be regularly traded on an established securities market, such non-U.S. holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a taxable disposition of the Class A Common Stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition (and to any distributions treated as a non-taxable return of capital or capital gain from the sale or exchange of such Class A Common Stock as described above under “— Distributions”).

Non-U.S. holders are urged to consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of Class A Common Stock.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of Class A Common Stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate, which is currently 24%) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable or successor form and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of Class A Common Stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of Class A Common Stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Non-U.S. holders are urged to consult their own tax advisors regarding the application of these rules to their particular circumstances.

Additional Withholding Requirements Under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on the Class A Common Stock and (subject to the proposed U.S. Treasury regulations discussed below) on the gross proceeds from a sale or other disposition of Class A Common Stock, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, on a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as a properly completed and executed IRS Form W-8BEN-E or successor form, as applicable). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Proposed U.S. Treasury regulations that may be relied upon pending adoption of final U.S. Treasury regulations have indefinitely suspended the withholding tax on gross proceeds. Non-U.S. holders are encouraged to consult their tax advisors regarding the effects of FATCA on their investment in the Class A Common Stock.

INVESTORS CONSIDERING THE PURCHASE OF CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

UNDERWRITING

Barclays Capital Inc. and Jefferies LLC are acting as representatives of the underwriters and joint book-running managers of this offering. Under the terms of an underwriting agreement, dated the date of this prospectus supplement, with respect to the shares being offered, each of the underwriters named below has severally agreed to purchase from the Selling Stockholder the respective number of shares of Class A Common Stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	3,508,273
Jefferies LLC	3,508,273
Citigroup Global Markets Inc.	1,819,105
BofA Securities, Inc.	649,680
Wells Fargo Securities, LLC	649,680
Capital One Securities, Inc.	519,744
USCA Securities LLC	519,744
J.P. Morgan Securities LLC	389,808
Tudor, Pickering, Holt & Co. Securities, LLC	389,808
Johnson Rice & Company L.L.C.	259,872
Stifel, Nicolaus & Company, Incorporated	259,872
Tuohy Brothers Investment Research, Inc.	259,872
Williams Trading, LLC	259,872
Total	12,993,603

The underwriting agreement provides that the underwriters’ obligation to purchase shares of Class A Common Stock depends on the satisfaction of the certain conditions contained in the underwriting agreement including:

•        the obligation to purchase all of the shares of Class A Common Stock offered hereby (other than those shares of Class A Common Stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•        the representations and warranties made by us and the Selling Stockholder to the underwriters are true;

•        there is no material change in our business or the financial markets; and

•        we and the Selling Stockholder deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the Selling Stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the price to the public and the amount the underwriters pay to the Selling Stockholder for the shares.

	Paid by the Selling Stockholder
	No Exercise	Full Exercise
Per Share	$0.71	$0.71
Total	$9,225,458.13	$10,609,276.53

Barclays Capital Inc. and Jefferies LLC have advised us that the underwriters propose to offer the shares of Class A Common Stock directly to the public at the offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.426 per share. If all the shares are not sold at the initial offering price following the initial offering, the representatives may change the offering price and other selling terms.

We estimate that our share of the total expenses of the offering will be approximately $700,000. We have agreed to pay certain expenses, excluding underwriting discounts and commissions, incurred by the Selling Stockholder in connection with this offering.

Option to Purchase Additional Shares

The Selling Stockholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 1,949,040 shares from the Selling Stockholder at the offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in this offering as indicated in the above table.

Lock-Up Agreements

We have agreed that, for a period of 45 days after the date of this prospectus supplement (the “Lock-Up Period”), without the prior written consent of Barclays Capital Inc. and Jefferies LLC, we will not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any shares of Class A Common Stock or securities convertible into or exercisable or exchangeable for Class A Common Stock (other than the shares to be sold hereunder; shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof; pursuant to currently outstanding warrants or rights not issued under one of those plans; or upon redemption of Opco units pursuant to its Opco LLC Agreement), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, (iii) file, confidentially submit or cause to be confidentially submitted or filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Class A Common Stock or securities convertible, exercisable or exchangeable into Class A Common Stock or any other securities of the Company (other than any registration statement on Form S-8), or (iv) publicly disclose the intention to do any of the foregoing.

Our directors and executive officers and certain beneficial owners of more than 5% of the outstanding shares of Class A Common Stock, including the Selling Stockholder (the “Lock-Up Parties”), have agreed that, for a period of 45 days after the date of this prospectus supplement, subject to certain limited exceptions as described below, without the prior written consent of Barclays Capital Inc. and Jefferies LLC, they will not (i) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or would be expected to, result in the disposition by any person at any time in the future of) any shares of Class A Common Stock (including, without limitation, shares of Class A Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and shares of Class A Common Stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for Class A Common Stock, except sales of the shares to be sold hereunder, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Class A Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Class A Common Stock or other securities, in cash or otherwise, (iii) make any demand for the filing of or exercise any right or cause to be confidentially submitted or filed, a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or securities convertible into or exercisable or exchangeable for Common Stock or any other securities of the Company, except for any registration on Form S-8, or (iv) publicly disclose the intention to do any of the foregoing. These restrictions do not apply to: (a) shares of Class A Common Stock acquired in open market transactions, (b) bona fide gifts, sales or other dispositions of shares of any class of the Company’s capital stock, in each case that are made exclusively between and among a Lock-Up Party or members of their family, or affiliates of the Lock-Up Party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Lock-Up Party or affiliates of the Lock-Up Party, or as part of a distribution, transfer or disposition to a Lock-Up Party’s members, partners, shareholders or other equity holders, provided that, among other things, the transferee/donee agrees to be bound by the same lock-up restrictions as the Lock-Up Parties, (c) redemptions of Opco units pursuant to the Opco LLC Agreement, provided that any shares of Class A Common Stock issuable upon such redemption will be subject to the above lock-up restrictions, (d) transfers to the Company to the extent necessary to fund the exercise price of options held by a Lock-Up Party and the payment of taxes due with respect to the exercise, vesting, or lapse of substantial risk of forfeiture or other similar taxable event, of restricted stock, restricted stock units, stock options or other rights to purchase or receive shares of Class A Common Stock pursuant to the Company’s stock option or equity incentive plans, (e) transfers pursuant to an order of a court or regulatory agency, (f) the establishment of any contract, instruction or plan that satisfies all of the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) under the Exchange Act; provided that, among other things, that no sales shall be made thereunder prior to the expiration of the Lock-Up Period, (g) tenders or other transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Class A Common Stock involving a change of control of the Company, (h) transfers by will, other testamentary document or intestate succession upon the death of a Lock-Up Party or for bona fide estate planning purpose; provided that, among other things, the beneficiary agrees to be bound by the same lock-up restrictions as the Lock-Up Parties, or (i) any demands or requests for, exercises of any right with respect to, or taking of any action in preparation of, the registration by the Company under the Securities Act of a Lock-Up Party’s shares of Class A Common Stock, provided that no transfer of the Lock-Up Party’s shares of Class A Common Stock registered pursuant to the exercise of any such right and no registration statement shall be filed under the Securities Act with respect to any of the Lock-Up Party’s shares of Class A Common Stock during the Lock-Up Period.

Barclays Capital Inc. and Jefferies LLC, in their sole discretion, may release the Class A Common Stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release Class A Common Stock and other securities from lock-up agreements, Barclays Capital Inc. and Jefferies LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of Class A Common Stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We and the Selling Stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

Barclays Capital Inc. may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock, in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A Common Stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A Common Stock or preventing or retarding a decline in the market price of the Class A Common Stock. As a result, the price of the Class A Common Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Class A Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Listing on the New York Stock Exchange

Our Class A Common Stock is listed on the NYSE under the symbol “LFG.”

Stamp Taxes

If you purchase shares of Class A Common Stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Other Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they received or may in the future receive customary fees and expenses. Without limiting the generality of the foregoing, an affiliate of Barclays Capital Inc. is a lender under the Company’s revolving credit and term loan agreement. In connection with these transactions, Barclays Capital Inc. and Jefferies LLC, or their respective affiliates, received customary fees for its services and certain of its expenses may have been reimbursed.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of the underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of Class A Common Stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of Class A Common Stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

In relation to the United Kingdom, no shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that it may make an offer to the public in the United Kingdom of any shares at any time under the following exemptions under the UK Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

•        in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Company or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in Article 2 of the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the FSMA.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the shares of Class A Common Stock being offered by this prospectus supplement and the accompanying prospectus and certain other legal matters will be passed upon for us by Kirkland & Ellis LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the Selling Stockholder by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Archaea Energy Inc. and subsidiaries as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021, have been included in the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Aria Energy LLC and subsidiaries as of September 14, 2021 and December 31, 2020, and for the period from January 1, 2021 to September 14, 2021 and for the year ended December 31, 2020, have been included in the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Aria Energy LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included in the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing therein, and upon the authority of said firm as experts in accounting and auditing. The audit report on Aria Energy LLC’s December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Aria Energy LLC’s subsidiary’s default on certain debt obligations and Aria Energy LLC’s Term Loan B secured credit facility’s maturity raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Archaea Energy LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included in the accompanying prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Rice Acquisition Corp., as of December 31, 2020, and for the period from September 1, 2020 (inception) through December 31, 2020 (as restated), included in the accompanying prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon appearing therein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF CLASS A
COMMON STOCK

This prospectus relates to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined herein) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, this prospectus relates to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in this prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC and referred to herein as “Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined herein) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined herein).

The shares of Class A Common Stock that may be issued by us and the Private Placement Warrants, the Forward Purchase Warrants and the shares of Class A Common Stock that may be sold by the Selling Securityholders are collectively referred to in this prospectus as the “Offered Securities.” We will not receive any of the proceeds from the sale by the Selling Securityholders of the Offered Securities. We will receive the proceeds from the exercise of the Warrants for cash, but not from the sale of the underlying shares of Class A Common Stock. We will bear all costs, expenses and fees in connection with the registration of the Offered Securities. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales of the Offered Securities.

Our registration of the Offered Securities does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Offered Securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” In addition, certain of the securities being registered hereby are subject to vesting and/or transfer restrictions that may prevent the Selling Securityholders from offering or selling such securities upon the effectiveness of the registration statement of which this prospectus is a part. See “Description of Securities” for more information.

You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in any of our securities.

The Class A Common Stock and the Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “LFG” and “LFG WS,” respectively. On October 20, 2021, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $17.99 per share and $6.84 per warrant, respectively.

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Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 21, 2021.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 18,883,492 shares of Class A Common Stock upon exercise of the Warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 110,334,394 shares of Class A Common Stock (which includes up to 18,883,492 shares of Class A Common Stock issuable upon the exercise of the Warrants and 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units) and up to 6,771,000 Private Placement Warrants and 250,000 Forward Purchase Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and/or Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information.”

THE business combinations

On September 15, 2021, RAC consummated the business combinations pursuant to (i) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Aria Merger Agreement”), by and among RAC, Rice Acquisition Holdings LLC, a direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC (“Aria”) and Aria Renewable Energy Systems LLC, a Delaware limited liability company, pursuant to which, among other things, Aria Merger Sub was merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC and Archaea Energy II LLC (“Archaea II”), pursuant to which, among other things, Archaea Merger Sub was merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger was conditioned on the consummation of the Archaea Merger and vice versa.

In connection with the Business Combinations, RAC changed its name to Archaea Energy Inc., RAC Opco changed its name to LFG Acquisition Holdings LLC, and the NYSE ticker symbols for the Class A Common Stock and Public Warrants were changed to “LFG” and “LFG WS,” respectively.

CERTAIN DEFINED TERMS

Unless otherwise expressly stated or, unless the context otherwise requires, references in this prospectus to:

•        “Amended and Restated Certificate of Incorporation” are to the amended and restated certificate of incorporation of the Company.

•        “Archaea” are to Archaea Energy LLC and its subsidiaries, collectively, prior to the Closing, except as the context otherwise requires.

•        “Archaea Energy” are to Archaea Energy Inc., the combined company following the consummation of the Business Combinations.

•        “Archaea Holders” are to the members of Archaea immediately prior to the Closing.

•        “Archaea Merger” are to the transactions contemplated by the Archaea Merger Agreement.

•        “Archaea Merger Agreement” are to the Business Combination Agreement, dated April 7, 2021, as amended, by and among RAC, RAC Opco, LFG Intermediate Co, LLC, a direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a direct subsidiary of RAC Intermediate (“RAC Buyer”), Fezzik Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea and Archaea Energy II LLC (“Archaea II”), pursuant to which, among other things, Archaea Merger Sub merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer.

•        “Aria” are to Aria Energy LLC and the Aria Subsidiaries, collectively, except as the context otherwise requires.

•        “Aria Holders” are to the members of Aria immediately prior to the Closing.

•        “Aria Merger” are to the transactions contemplated by the Aria Merger Agreement.

•        “Aria Merger Agreement” are to the Business Combination Agreement, dated as of April 7, 2021, as amended, by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Inigo Merger Sub, LLC, a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria and Aria Renewable Energy Systems LLC, pursuant to which, among other things, Aria Merger Sub merged with and into Aria Energy LLC, with Aria Energy LLC surviving the merger and becoming a direct subsidiary of RAC Buyer.

•        “Aria Subsidiaries” are to (a) the direct and indirect subsidiaries of Aria and (b) Mavrix, LLC, Sunshine Gas Producers, L.L.C. and RNG Moovers, LLC, but, for the avoidance of doubt, shall exclude LES Project Holdings, LLC and its subsidiaries.

•        “Atlas” are to Atlas Point Energy Infrastructure Fund, LLC.

•        “Board” or “Board of Directors” are to the board of directors of the Company.

•        “Business Combinations” are to the transactions contemplated by the Business Combination Agreements.

•        “Business Combination Agreements” are to the Aria Merger Agreement and the Archaea Merger Agreement.

•        “Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of the Company.

•        “Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of the Company.

•        “Closing” are to the closing of the Business Combinations.

•        “Closing Date” are to September 15, 2021, the closing date of the Business Combinations.

•        “Code” are to the Internal Revenue Code of 1986, as amended.

•        “Combined Company” are to Archaea Energy.

•        “Common Stock” are to the shares of common stock, par value $0.0001 per share, of the Company, consisting of Class A Common Stock and Class B Common Stock.

•        “Companies” are to Aria and Archaea prior to the Business Combinations.

•        “Company,” “our,” “we” or “us” are, prior to the Business Combinations, to RAC, Aria or Archaea, as the context suggests, and, following the Business Combinations, to Archaea Energy.

•        “Forward Purchase Agreement” are to the Forward Purchase Agreement, dated as of September 30, 2020, by and among RAC, RAC Opco, the Sponsor and Atlas, as amended by an Amendment to Forward Purchase Agreement, dated April 7, 2021.

•        “Forward Purchase Securities” are to either the Forward Purchase Units valued at $10.00 per unit or Forward Purchase Shares valued at $9.67 per share, which were issued at RAC’s discretion pursuant to the Forward Purchase Agreement.

•        “Forward Purchase Shares” are to shares of Class A Common Stock that were issued pursuant to the Forward Purchase Agreement.

•        “Forward Purchase Units” are to the units, consisting of one share of Class A Common Stock and one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share), that were issued pursuant to the Forward Purchase Agreement.

•        “Founder Shares” are to the Class B units of RAC Opco initially issued in a private placement to the Sponsor prior to the IPO (or the Class A units of RAC Opco into which such Class B units converted following consummation of the Business Combinations) and a corresponding number of shares of Class B Common Stock.

•        “IPO” are to the Company’s initial public offering, consummated on October 26, 2020, through the sale of 23,725,000 units (including 2,225,000 units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

•        “IPO Closing Date” are to October 26, 2020.

•        “Opco” are to LFG Acquisition Holdings LLC, formerly known as Rice Acquisition Holdings LLC, a direct subsidiary of the Company.

•        “PIPE Financing” are to the private placement of 29,166,667 shares of Class A Common Stock for gross proceeds to the Company in an aggregate amount of approximately $300,000,000 on the terms and conditions set forth in the Subscription Agreements.

•        “PIPE Investors” are to those certain investors who have entered into the Subscription Agreements to purchase 29,166,667 shares of Class A Common Stock in the PIPE Financing.

•        “Private Placement Warrants” are to the warrants issued to the Sponsor and Atlas in private placements simultaneously with the closing of the IPO.

•        “public shares” are to the shares of Class A Common Stock included in the public units issued in the IPO, whether they were purchasers in the IPO or thereafter in the open market.

•        “public stockholders” are to the holders of our public shares.

•        “public units” are to the units sold in the IPO, each of which consists of one share of Class A Common Stock and one-half of one Public Warrant, whereby each whole public warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock.

•        “Public Warrants” are to the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Class A Common Stock, in accordance with its terms.

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•        “RAC” are to Rice Acquisition Corp.

•        “RAC Opco” are to Rice Acquisition Holdings LLC, a direct subsidiary of RAC.

•        “Sponsor” are to Rice Acquisition Sponsor LLC, a Delaware limited liability company.

•        “Stockholders Agreement” are to that certain stockholders’ agreement, dated as of September 15, 2021, by and among the Company, the Sponsor, Opco, the Archaea Holders and the Aria Holders, as may be amended, supplemented or otherwise modified from time to time.

•        “Subscription Agreements” are to, collectively, those certain subscription agreements entered into on April 7, 2021 and September 13, 2021 between the Company and certain investors, pursuant to which such investors have agreed to purchase an aggregate of 29,166,667 shares of Class A Common Stock in the PIPE Financing.

•        “Warrant Agreement” means the warrant agreement, dated October 21, 2020, by and between the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent.

In addition, the following is a glossary of key industry terms used herein:

•        “bcf” means billion cubic feet.

•        “bcf/d” means billion cubic feet per day.

•        “Btu” means British thermal units.

•        “CARB” means the California Air Resource Board.

•        “CNG” means compressed natural gas.

•        “CI” means carbon intensity.

•        “D3” means cellulosic biofuel with a 60% GHG reduction requirement.

•        “EHS” means environment, health and safety.

•        “EPA” means the U.S. Environmental Protection Agency.

•        “Environmental Attributes” means federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

•        “ERCOT” means the Electric Reliability Council of Texas.

•        “EV” means equivalence value, which represents a given biofuel’s energy content relative to ethanol.

•        “FERC” means the U.S. Federal Energy Regulatory Commission.

•        “GHG” means greenhouse gases.

•        “GSAs” means general security agreements.

•        “ISOs” means Independent System Operators.

•        “LCFS” means Low Carbon Fuel Standard.

•        “LFG” means landfill gas.

•        “LNG” means liquefied natural gas.

•        “MBR” means market-based rates.

•        “MMBtu” means millions of Btu.

•        “MMcf/d” means millions of cubic feet per day.

•        “MW” means megawatts.

•        “MWh” means megawatt hours.

•        “PPAs” means power purchase agreements.

•        “QFs” means qualifying small power production facilities under the Federal Power Act and the Public Utility Regulatory Policies Act of 1978, as amended “RECs” refers to Renewable Energy Credits.

•        “RFS” means the EPA’s Renewable Fuel Standard.

•        “RINs” means Renewable Identification Numbers.

•        “RNG” means renewable natural gas.

•        “RPS” means Renewable Portfolio Standards.

•        “RTOs” means Regional Transmission Organizations.

•        “RVOs” means renewable volume obligations.

•        “SCFM” means standard cubic feet per minute.

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. These forward-looking statements include statements about the anticipated benefits of the Business Combinations and our outlook and prospects. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of any such statement. There can be no assurance that future developments will be those that have been anticipated. The forward-looking statements contained in this prospectus involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors” and the following:

•        the risk that the Business Combinations disrupt our current plans and operations;

•        the ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably and retain its management and key employees;

•        our ability to raise financing in the future;

•        our ability to develop and operate new projects;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        delays in acquisition, financing, construction and development of new projects;

•        the length of development cycles for new projects, including the design and construction processes for our projects;

•        our ability to identify suitable locations for new projects;

•        our dependence on landfill operators;

•        the risks and costs associated with ongoing or future litigation;

•        existing regulations and changes to regulations and policies that affect our operations;

•        a decline in public acceptance and support of renewable energy development and projects;

•        the demand for renewable energy not being sustained;

•        impacts of climate change, changing weather patterns and conditions and natural disasters;

•        the impact of the continuing COVID-19 pandemic on our business; and

•        our ability to secure necessary governmental and regulatory approvals.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by our management prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements contained in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities.

Except to the extent required by applicable law or regulation, we undertake no obligation to update the forward-looking statements contained herein to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the sections entitled “Risk Factors,” “Archaea’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Aria’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

Archaea Energy is one of the largest RNG producers in the U.S., with an industry-leading RNG platform and expertise in developing, constructing and operating RNG facilities to capture waste emissions and convert them into low-carbon fuel. Archaea Energy’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling us to deliver RNG projects that are expected to have higher uptime and efficiency, and lower development costs and time to market, than industry averages. We partner with landfill and dairy farm owners to help them transform their long-lived feedstock sources into RNG and convert their facilities into renewable energy centers. Our differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels in high-carbon emission processes and industries.

We own and/or operate a diversified portfolio of 23 LFG recovery and processing projects across 12 states, including 13 projects that collectively generate approximately 177.3 MW of electric capacity and 10 projects that have capacity to produce approximately 27,480 MMBtu/day of pipeline-quality RNG. We are exploring opportunities to convert a majority of our renewable electricity projects into high-Btu RNG projects when economically accretive. Additionally, we have started construction to capture biogas from four dairies to convert livestock waste into RNG. We also provide operations and maintenance (O&M) services to four projects owned by third parties.

Our revenues are generated from the sale of RNG and renewable electricity. In addition, because we capture waste methane and make use of a renewable source of energy, the RNG and renewable electricity produced thereby generate valuable Environmental Attributes which we are able to monetize under international, federal and state initiatives. The RNG we process is pipeline-quality and can be used interchangeably with natural gas in any application. The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel, as well as from RECs generated from the conversion of biogas to renewable electricity. Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility, by taking advantage of medium- and long-term indexed pricing and margin sharing arrangements with respect to our RNG and environmental products that are designed to give us optimal price and revenue certainty. In addition to revenues generated from our product sales, we also generate revenues by providing O&M services to certain of our project and biogas site partners.

The Business Combinations

On September 9, 2021, the Business Combinations were approved by RAC’s stockholders at a special meeting, and on September 15, 2021, the Business Combinations were consummated.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders was approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration consisted of both cash consideration and consideration in the form of newly issued Opco Class A units and newly issued shares of Class B Common Stock. The cash component of the Aria Closing Merger Consideration was an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the Aria Closing Merger Consideration consisted of 23,000,000 Opco Class A units and 23,000,000 shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders was approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration consisted of 33,350,385 newly issued Opco Class A units and 33,350,385 newly issued shares of Class B Common Stock.

Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLC Agreement”), at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (as defined therein, which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of the Class A Common Stock or Warrants and result in a loss of all or a portion of your investment:

•        Our commercial success depends on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current projects.

•        In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

•        Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects. Any such expansions of non-LFG projects or transmission projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

•        We sell, and expect to continue to sell, the majority of our RNG volumes under fixed price off-take agreements. Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly. Conversely, RNG volumes sold on a merchant pricing basis expose us to the risk of price fluctuations.

•        A prolonged environment of low prices or reduced demand for electricity or RNG could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

•        We face competition both on the prices we receive for our electricity and RNG and for rights to manage or develop LFG projects.

•        Our renewable energy projects may not produce expected levels of output, and the amount of LFG actually produced at each of our projects will vary over time and, when a landfill closes, eventually decline.

•        We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

•        Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

•        Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

•        We are dependent on the efforts of our key management, and loss of our key management could adversely affect our performance.

•        Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.

•        Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

•        Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

•        Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

•        We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

•        We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

•        Certain of our facilities are newly constructed or are under construction and may not perform as we expect.

•        We have a history of accounting losses and may incur additional losses in the future.

•        Archaea identified material weaknesses in its internal control over financial reporting. If the Company is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the Company’s business and stock price.

Corporate Information

On September 15, 2021, we completed the Business Combinations with Aria and Archaea, pursuant to which we were renamed “Archaea Energy Inc.” As of the open of trading on September 16, 2021, the Class A Common Stock and Public Warrants of Archaea Energy, formerly those of RAC, began trading on the NYSE as “LFG” and “LFG WS,” respectively.

Our principal executive offices are located at 4444 Westheimer Road, Suite G450, Houston, Texas 77027, and our telephone number at that location is (346) 708-8272. Our website address is www.archaeaenergy.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO, which occurred on October 26, 2020, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

THE OFFERING

We are registering the issuance by us of up to 18,883,492 shares of Class A Common Stock that may be issued upon exercise of the Warrants at an exercise price of $11.50 per share of Class A Common Stock. We are also registering the resale by the Selling Securityholders of (i) up to 110,334,394 shares of Class A Common Stock (which includes up to 18,883,492 shares of Class A Common Stock issuable upon the exercise of the Warrants and 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units), (ii) up to 6,771,000 Private Placement Warrants and (iii) up to 250,000 Forward Purchase Warrants.

Any investment in the Offered Securities is speculative and involves a high degree of risk. You should carefully consider the information set forth under the section entitled “Risk Factors” in this prospectus.

Issuance of Class A Common Stock

The following information is as of September 30, 2021 and does not give effect to issuances of Class A Common Stock or warrants after such date, or the exercise of warrants after such date.

Shares of Class A Common Stock to be issued upon exercise of all Warrants (Public Warrants, Private Placement Warrants and Forward Purchase Warrants)	18,883,492 shares.
Shares of Class A Common Stock outstanding prior to exercise of all Warrants

52,847,195 shares, which does not include (i) the shares of Class A Common Stock reserved for issuance under the Archaea Energy Inc. 2021 Omnibus Incentive Plan or (ii) the 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units.

Use of proceeds

We will receive up to an aggregate of approximately $217.2 million from the exercise of all Warrants, assuming the exercise in full of all Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Resale of Class A Common Stock and Warrants

Shares of Class A Common Stock offered by the Selling Securityholders	110,334,394 shares (including 18,883,492 shares that may be issued upon exercise of the Warrants).
Warrants offered by the Selling Securityholders	6,771,000 Private Placement Warrants and 250,000 Forward Purchase Warrants.
Exercise price	$11.50 per share, subject to adjustment as described herein.
Redemption	The warrants are redeemable in certain circumstances. See “Description of Securities — Warrants” for further discussion.
Use of proceeds

We will not receive any proceeds from the sale of the Class A Common Stock and Warrants to be offered by the Selling Securityholders. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up agreements

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion.

NYSE ticker symbols	“LFG” and “LFG WS” for the Class A Common Stock and Public Warrants, respectively.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Industry

Our commercial success depends on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current projects.

Our business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG projects, the acquisition and expansion of existing LFG projects, or conversion of projects from electricity to RNG production. This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and complete new projects or acquisitions on favorable terms. However, we cannot assure you that we will be able to successfully identify new landfill opportunities, acquire additional gas rights and develop new LFG projects, or consummate the acquisition of existing LFG projects, on favorable terms or at all. In addition, we compete with other companies for these development and acquisition opportunities, which may increase our costs or cause us to refrain from making acquisitions at all. We also expect to achieve growth through the expansion of production at certain of our current projects as the related landfills are expanded or otherwise begin to produce more gas, but we cannot assure you that we will be able to reach or renew the necessary agreements with landfill owners on economically favorable terms or at all. If we are unable to successfully identify and consummate future project opportunities or acquisitions of existing projects, or expand electricity and RNG production at our current projects, it will impede our ability to execute our growth strategy. Further, we may also experience delays and cost overruns in converting existing facilities from electricity to RNG production. During the conversion of projects, there may be a gap in production and relating revenue while the electricity project is offline until it commences operation as an RNG facility, which adversely affects our financial condition and results of operations.

Our ability to acquire, develop and operate projects, as well as expand production at current projects, is subject to many risks, including:

•        regulatory changes that affect the value of RNG from Environmental Attributes, which could have a significant effect on the financial performance of our projects and the number of potential projects with attractive economics;

•        changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

•        changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the LFG resource that we currently target for our projects;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, inclement weather and labor disruptions;

•        operating risks and the effect of disruptions on our business, including the effects of global health crises such as COVID-19, weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life;

•        entering into markets where we have less experience, such as our projects for biogas recovery at livestock farms;

•        the ability to obtain financing for a project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete projects and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components, necessary for the projects to function;

•        obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations;

•        penalties, including potential termination, under short-term and long-term contracts for failing to deliver RNG in accordance with our contractual obligations;

•        unknown regulatory changes related to RNG which may increase the transportation cost for delivering under contracts in place;

•        the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

•        difficulties in identifying, obtaining and permitting suitable sites for new projects.

Any of these factors could prevent us from acquiring, developing, operating or expanding our projects, or otherwise adversely affect our business, financial condition and results of operations.

Acquiring existing projects involves numerous risks.

The acquisition of existing LFG projects and companies involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired projects into our existing business; and, if the projects are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and off-take agreements, and, for international projects, possible exposure to geopolitical risk as well as exchange-rate risk to the extent we need to finance development and operations of foreign projects to repatriate earnings generated by such projects. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such projects. A failure to achieve the financial returns we expect when we acquire LFG projects could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

Risks related to acquiring existing projects include:

•        the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•        the acquired companies or assets may not improve our customer offerings or market position as planned;

•        we may have difficulty integrating the operations and personnel of the acquired companies;

•        key personnel and customers of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

•        we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•        we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

•        we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

•        our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

•        we may incur one-time write-offs or restructuring charges in connection with an acquisition;

•        we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•        we may not be able to realize the cost savings or other financial benefits we anticipated.

In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our renewable energy projects generally lasts from 24 to 36 months, on average. Prior to signing a development agreement, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop a project on that site. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes several months for the project to ramp up to our expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects. Any such expansions of non-LFG projects or transmission projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

We currently operate primarily LFG projects that convert landfill gas into renewable electricity and RNG. However, we are actively developing projects that use anaerobic digesters to capture and convert emissions into low-carbon, RNG, electricity and hydrogen, and may expand into additional feedstocks in the future. In addition, we are actively considering expansion into other lines of business, including carbon sequestration, renewable electricity for our projects from solar and the production of low-carbon hydrogen. These projects could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business as well as place us at a competitive disadvantage relative to more established non-LFG market participants.

Sequestering carbon dioxide is subject to numerous laws and regulations with uncertain permitting timelines and costs. We also intend to explore the production of low-carbon hydrogen sourced from a number of our projects’ RNG, and we may enter into long-term fixed price off-take contracts for low-carbon hydrogen that we may produce at our projects. We are actively evaluating the addition of hydrogen development at two of our RNG development projects in California that could come online as soon as 2023. We do not have an operating history in the low-carbon hydrogen market and our forward projections are based on uncertain operations in the future.

Some projects in which we might invest in the future may be subject to cost-of-service rate regulation, which would limit our potential revenue from such projects. If we invest, directly or indirectly, in an electric transmitting project that allows us to exercise transmission market power, FERC could require our affiliates with MBR power sales authority to implement mitigation measures as a condition of maintaining our or our affiliates’ MBR authority.

FERC regulations limit using a transmission project for proprietary purposes, and we may be required to offer others (including competitors) open-access to our transmission asset, should we acquire one. Such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Other types of feedstock, specifically livestock waste and dairy farm projects, produce significantly less RNG than landfill facilities. As a result, the commercial viability of these projects is even more dependent on various factors and market forces outside of our control, like changes to law or regulations that could affect the value of our projects or the incentives available to them. In addition to these known factors, there are other factors currently unknown to us that may affect the commercial viability of other types of feedstock. As such, expansion into other types of feedstock could adversely affect our business, financial condition, and results of operations.

Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly; conversely, our contracts that are not on a fixed-price basis expose us to the risk of price fluctuations.

We sell, and expect to continue to sell, the majority of our RNG volumes under long-term fixed price off-take agreements. We believe our fixed-price arrangements reduce our exposure to fluctuating energy and commodity prices. However, if our costs were to rise unexpectedly, the revenue under our fixed-price contracts would remain constant, which may result in operating losses.

Conversely, selling our RNG volumes on a merchant pricing basis allows us to capture the value of prevailing LCFS and RIN credits; however, the value of such Environmental Attributes has historically been volatile and remains difficult to forecast. Although we aim to cap our exposure to merchant pricing by contracting a significant portion of our production with long-term fixed priced contracts, we may not be able to increase the amount of our production that is covered by such contracts or even maintain our historical and/or targeted percentages.

The price of RINs and other Environmental Attributes is driven by various market forces that are difficult to predict, including gasoline prices and the availability of renewable fuel from other renewable energy sources and conventional energy sources. We may be unable to manage the risk of volatility in RIN pricing for all or a portion of our revenues from RINs, which would expose us to the volatility of commodity prices with respect to all or the portion of RINs that we are unable to sell through forward contracts, including risks resulting from changes in regulations, general economic conditions and changes in the level of renewable energy generation. We expect to have quarterly variations in the revenues from the projects in which we generate revenue from the sale of RINs that we are unable to sell through forward contracts.

Further, the production of RINs significantly in excess of the RVOs set by the EPA for a calendar year could adversely affect the market price of RINs, particularly towards the end of the year, if refiners and other importers subject to the RFS program have satisfied their RVOs for the year.

A significant decline in the price of Environmental Attributes, such as RINs, for a prolonged period could adversely affect our business, financial condition and results of operations, and could require us to take an impairment charge relating to one or more of our projects.

A prolonged environment of low prices or reduced demand for electricity or RNG could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Long-term electricity and RNG prices may fluctuate substantially due to factors outside of our control. The price of electricity can vary significantly for many reasons, including increases and decreases in generation capacity in our markets; changes in power transmission or fuel transportation capacity constraints or inefficiencies; power supply disruptions; weather conditions; seasonal fluctuations; changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; development of new fuels or new technologies for the production of power; federal and state regulations; and actions of the ISOs and RTOs that control and administer regional power markets.

If we are unable to renew or replace an off-take agreement for a project for which we continue to produce RNG, we would be subject to the risks associated with selling the RNG produced at that project at then-current market prices. We may be required to make such sales at a time when the market price for natural gas as a whole or in the region where that project is located, is depressed. If this were to occur, we would be subject to the volatility of gas prices and be unable to predict our revenues from such project, and the sales prices for such RNG may be lower than what we could sell the RNG for under an off-take agreement.

Further, the amount of power consumed by the electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations and the price and availability of fuels such as nuclear, coal, natural gas and oil, as well as sources of renewable energy. A decline in prices for certain fuels or reduced government incentives for renewable energy sources could also make LFG projects less cost-competitive on an overall basis. Slow growth or a long-term reduction in overall demand for energy could have a material adverse effect on our business strategy and could, in turn, have a material adverse effect on our business, financial condition and results of operations.

A reduction in the prices we can obtain for our RECs could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

A significant portion of our power revenues come from the sale of RECs, whether bundled in the price of our production or sold separately. RECs exist because of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning renewable electricity, LFG or the sale of RECs could be expected to affect the market for, and the pricing of, the RECs that we can generate through production at our renewable energy projects. A reduction in the prices we receive for RECs, whether individually or as a portion of the price we receive for our power sales, or a reduction in demand for RECs could have a material adverse effect on our results of operations.

We face competition both on the prices we receive for our electricity and RNG and for rights to manage or develop LFG projects.

We face competition from both conventional and renewable energy companies in connection with the prices that we can obtain for the electricity and RNG that we produce and sell into energy markets at wholesale market prices. The prices that these energy companies can offer are dependent on a variety of factors, including their fuel sources, transmission costs, capacity factor, technological advances and their operations and management. If these companies are able to offer their energy at lower prices, this will reduce the prices we are able to obtain in these markets, which could have a material adverse effect on our results of operations. Our competitors may also offer energy solutions at prices below cost, devote significant sales forces to competing with us or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. In addition, the technologies that we use may be rendered obsolete or uneconomical by technological advances, more efficient and cost-effective processes or entirely different approaches developed by one or more of our competitors or others. Moreover, if the demand for renewable energy increases, new companies may enter the market, and the influx of added competition will pose an increased risk to us.

In the LFG industry, we believe our primary competitors are other LFG companies with existing projects and landfill owners that either operate their own LFG projects or may do so in the future. We compete with these companies to acquire landfill gas rights for development or existing LFG projects with projected stable cash flows, or in some cases to renew or extend existing gas rights or off-take agreements. Increased competition for such projects may increase the price we pay for gas rights, the acquisition costs for existing projects or the royalties we have to pay landfill owners, which may have a material adverse effect on our results of operations. We may also find ourselves competing more frequently with landfill owners to the extent they decide to develop their own LFG projects, which would also reduce the number of opportunities for us to develop new LFG projects.

Our renewable energy projects may not produce expected levels of output, and the amount of LFG actually produced at each of our projects will vary over time and, when a landfill closes, eventually decline.

Landfills contain organic material whose decomposition causes the generation of gas consisting primarily of methane, which LFG projects use to generate power or RNG, and carbon dioxide. See “Business — Business Overview.” The estimation of LFG production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the landfill. Production levels are subject to a number of additional risks, including a failure or wearing out of our or our landfill operators’, customers’ or utilities’ equipment; an inability to find suitable replacement equipment or parts; less than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or volume disruption in our fuel supply collection system. As a result, the amount of LFG actually produced by the landfill sites from which our projects collect LFG or the volume of electricity or RNG generated from those sites may in the future vary from our initial estimates, and those variations may be material. In addition, we have in the past, and may in the future, incur material asset impairment charges if any of our renewable energy projects incurs operational issues that indicate our expected future cash flows from the project are less than the project’s carrying value. Any such impairment charge could adversely affect our operating results in the period in which the charge is recorded.

Generally the amount of gas produced at a landfill increases for up to three years after it stops collecting waste, at which time the gas volume begins to gradually decline. As of June 30, 2021, one of the landfills where our projects are located is a closed landfill. Of the remaining 32 landfills, one is currently expected to close within the next three years and another five are currently expected to close within the next ten years, based upon current permits which are eligible to receive extensions to accept waste for additional time periods. If we do not develop or acquire projects attached to open or expanding landfills, over time the total amount of LFG available to operate our projects would decline, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, in order to maximize collection of LFG, various measures need to be taken, such as drilling additional gas wells in the landfill to increase LFG collection, balancing the pressure on the gas field based on the data collected by the landfill operator from the gas wells to ensure optimum LFG utilization and ensuring that we match availability of engines and related equipment to availability of LFG. There can be no guarantee that we will be able to take all necessary measures to maximize collection. In addition, the LFG available to our projects is dependent in part on the actions of other persons, such as landfill operators. We may not be able to ensure the responsible management of the landfill site by owners and operators, which may result in less than optimal gas generation or increase the likelihood of “hot spots” occurring. Hot spots can temporarily reduce the volume of gas which may be collected from a landfill site, resulting in a lower gas yield. Other events that can result in a reduction in LFG output include: extreme hot or cold temperatures or excessive rainfall; liquid levels within a landfill increasing; oxidation within a landfill, which can kill the anaerobic microbes that produce LFG; and the buildup of sludge. The occurrence of these or any other changes within any of the landfills where our projects operate could lead to a reduction in the amount of LFG being available to operate our projects, which could have a material adverse effect on our business, financial condition and results of operations.

Increased rates of recycling and legislation encouraging recycling, increased use of waste incineration, advances in waste disposal technology and decreases in the gross domestic product of the United States could decrease the availability or change the composition of waste for LFG.

The volume and composition of LFG produced at open landfill sites depends in part on the volume and composition of waste sent to such landfill sites, which could be affected by a number of factors. For example, increased rates of recycling or increased use of waste incineration could decrease the volume of waste sent to landfills, while organics diversion strategies such as composting can reduce the amount of organic waste from landfills. There have been numerous federal and state regulations and initiatives over the years that have led to higher levels of recycling of paper, glass, plastics, metal and other recyclables, and there are growing discussions at various levels of government about developing new strategies to minimize the negative environmental impacts of landfills and related emissions, including diversion of biodegradable waste from landfills. Although many recyclable materials other than paper do not decompose and therefore do not ultimately contribute to the amount of LFG produced at a landfill site, it is too early to conclude definitively what impact recycling and other similar efforts will have on the volume and proportion of biodegradable waste sent to landfill sites across the United States.

In addition, research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste, to produce by-products from waste and to produce energy, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment and energy generation.

It is possible that this deployment of capital may lead to advances which will adversely affect our sources of LFG or provide new or alternative methods of waste disposal or energy generation that become more accepted, or more attractive, than landfills.

Increased rates of recycling, legislation encouraging recycling, increased use of waste incineration, advancements in waste disposal technology, organics diversion, or an economic downturn in the United States, for any reason, could impact the volume and composition of waste produced in the United States and, as a consequence, the volume and composition of waste sent to landfill sites from which our projects collect LFG, which could adversely affect our business operations, prospects, financial condition and operational results.

We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

We do not own any of the landfill sites from which our projects collect LFG or on which we operate and manage projects owned by landfill owners, and therefore we depend on contractual relationships with, and the cooperation of, the landfill site owners and operators for our operations. The invalidity of, or any default or termination under, any of our leases and licenses may interfere with our ability to use and operate all or a portion of certain of our project facilities, which may have an adverse impact on our business, financial condition and results of operations. We obtain gas rights to the landfills on which our projects operate, with some of these gas rights being evergreen and others having fixed terms. Excluding our O&M projects owned by third parties, the gas rights associated with our 23 projects that are not evergreen are due to expire at varying points over the next 24 years, with gas rights to six landfills due to expire by the end of 2031. See “Business — Market Opportunity.” While we have historically been successful in renewing gas rights as they expire on favorable terms, we have sometimes had to pay increased royalty payments in connection with renewals of gas rights to reflect then-current market terms. We cannot guarantee that we will be able to renew any gas rights that expire in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the landfill operators from whose landfill sites our projects obtain LFG or for whom we operate LFG facilities, may have a material adverse effect on our business operations, prospects, financial condition and operational results.

In addition, the ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easement, lease rights and rights-of-way of third parties (such as leases of oil or mineral rights) that were created prior to our projects’ easements, leases and rights-of-way. As a result, certain of our projects’ rights under these easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

Our gas rights agreements generally require that we achieve commercial operations for a project as of a specified date. If we do not satisfy such a deadline, the agreement may be terminated at the option of the landfill without any reimbursement of any portion of the purchase price paid for the gas rights or any other amounts we have invested in the project. Delays in construction or delivery of engines and other equipment may result in our failing to meet the commercial operations deadline in a gas rights agreement. The denial or loss of a permit essential to a project could impair our ability to construct or operate a project as required under the related gas rights agreement. Delays in the review and permitting process for a project can also impair or delay our ability to construct or acquire a project and satisfy any commercial operations deadlines, or increase the cost such that the project is no longer attractive to us. Likewise, certain of our off-take agreements have required us to achieve commercial operations as of a specified date, and off-take agreements we enter into in the future may have similar requirements. Failure to achieve such deadlines could result in the loss of such an off-take agreement.

Furthermore, certain of our gas rights agreements require us to deliver a minimum quantity of energy to our customers. Any issues with our production at the corresponding projects, including due to weather, unplanned outages or transmission problems, to the extent not caused by the landfill or covered by force majeure provisions in the gas rights agreement, could result in the loss of these gas rights. Our gas rights agreements often grant us the right to build additional generation capacity in the event of increased LFG supply, but failure to use such increased supply after a prescribed period of time can result in the loss of the rights to the unused LFG.

Our gas rights agreements provide that our projects must be operated in compliance with laws and regulations. If our facility causes the landfill to be out of compliance with their permits, we will be obligated to correct the issue or our rights to the LFG can be terminated. Finally, we may acquire gas rights but later determine that developing or continuing to operate a project is not economically desirable, and we may cease development or operations and thereby lose control of such gas rights. Any loss of gas rights associated with any potential future or existing project could impede our ability to execute our growth strategy and have a material adverse effect on our business, financial condition and results of operations.

Finally, certain of the gas rights agreements and off-take agreements for projects in our portfolio and that we may acquire in the future allow or may allow the landfill owner or off-take counterparty to acquire or otherwise purchase a portion or all of the applicable project facilities from us. Any such sale of a project facility could have an adverse effect on our results of operations if we are unable to locate and acquire suitable replacement projects in a timely fashion.

Our projects face operational challenges customary to the energy industry. An unexpected reduction in energy production at any of our projects may have a material adverse effect on our results of operations and could adversely affect the associated off-take agreement.

The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to normal wear and tear of our equipment, latent defects, design or operator errors or force majeure events, among other factors. Operation of our facilities also involves risks that we will be unable to transport our product to our customers in an efficient manner due to a lack of transmission capacity or other problems with third party interconnection and transmission facilities. Unplanned outages of equipment, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenue or require us to incur significant costs as a result of obtaining replacement energy from third parties in the open market to satisfy our energy sales obligations. Landfill owners and operators can also impact our energy generation if in the course of ongoing operations they damage the landfill’s gas collection systems. Our inability to operate our facilities efficiently, manage capital expenditures and costs and generate earnings and cash flow could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are generally also required under our off-take agreements to deliver a minimum quantity of the applicable energy products to the counterparty. Unless we can rely on a force majeure provision in the related off-take agreement, falling below such a threshold could require us to compensate our counterparty for the energy, REC or RIN deficiency for our counterparty in the open market or could result in a reduced rate to be paid for the energy we deliver in the future until any subsequent price reset date in the agreement or permanently, as well as possibly allowing the counterparty to terminate the agreement and subject us to certain termination payments. A reduction in energy production or the loss of an off-take agreement may also result in a project having its permit revoked, which in turn could result in the loss of the related gas rights. Likewise, the denial or loss of a permit essential to a project could impede our ability to satisfy any energy production requirements which we may be subject to under an off-take agreement. Thus, any unexpected reduction in output at any of our projects that leads to any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Additionally, certain of our projects have granted subordinated second-lien security interests on certain project assets in order to secure our performance under their GSAs. In the event we are unable to perform under or are otherwise in breach of these agreements, it is possible that the counterparties thereunder could enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

After giving effect to the Business Combinations and certain other related transactions, our pro forma consolidated indebtedness as of June 30, 2021 would have been approximately $337.1 million, or approximately 25% of our total pro forma capitalization of approximately $1,354.5 million at such date. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for a discussion of the related pro forma adjustments and assumptions.

Our substantial indebtedness could have important consequences, including, for example:

•        being required to accept then-prevailing market terms in connection with any required refinancing of such indebtedness, which may be less favorable than existing terms;

•        failure to refinance, or to comply with the covenants in the agreements governing, these obligations could result in an event of default under those agreements, which could be difficult to cure or result in our bankruptcy;

•        our debt service obligations require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, thereby reducing the funds available to us and our ability to borrow to operate and grow our business;

•        our limited financial flexibility could reduce our ability to plan for and react to unexpected opportunities; and

•        our substantial debt service obligations make us vulnerable to adverse changes in general economic, credit and capital markets, industry and competitive conditions and adverse changes in government regulation and place us at a disadvantage compared with competitors with less debt.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations. If we do not comply with our obligations under our debt instruments, we may be required to refinance all or part of our existing debt, borrow additional amounts or sell securities, which we may not be able to do on favorable terms or at all. In addition, increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce our cash flows and increase the equity investment we may be required to make to complete construction of our LFG projects. These increases could cause some of our projects to become economically unattractive. If we are unable to raise additional capital or generate sufficient operating cash flow to repay our indebtedness, we could be in default under our lending agreements and could be required to delay construction of new projects, reduce overhead costs, reduce the scope of our projects or abandon or sell some or all of our projects, all of which could have a material adverse effect on our business, financial condition and results of operations.

In connection with the consummation of the Business Combinations, we entered into a $470 million Revolving Credit and Term Loan Agreement (the “New Credit Agreement”) with a syndicate of lenders co-arranged by Comerica Bank. The New Credit Agreement provides for a senior secured revolving credit facility (the “Revolver”) with an initial commitment of $250 million and a senior secured term loan credit facility (the “Term Loan” and, together with the Revolver, the “Credit Facilities”) with an initial commitment of $220 million. The Credit Facilities and any future indebtedness contains financial and other restrictive covenants that limits our ability to return capital to stockholders or otherwise engage in activities that may be in our long-term best interests. Our inability to comply with those covenants could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, failure to comply with such covenants may entitle the related lenders to demand repayment and accelerate all such indebtedness.

In connection with certain project development opportunities, we have utilized project-level financing in the past and may need to do so again in the future; however, we may be unable to obtain such financing on commercially reasonable terms or at all. The agreements governing such financings typically contain financial and other restrictive covenants that limit a project subsidiary’s ability to make distributions to its parent or otherwise engage in activities that may be in its long-term best interests. Project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios or a facility achieving commercial operations. Our inability to comply with such covenants may prevent cash distributions by the particular project(s) to us and could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could result in a loss of project assets and/or otherwise have a material adverse effect on our business, results of operations and financial condition.

Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy. See note below about regulatory programs and descriptions of RIN and LCFS programs, located at “Business — Market Opportunity.”

The market for electric energy produced by renewable resources is influenced by U.S. federal, state and local government regulations and policies concerning such resources. These regulations and policies are continuously being modified, which could result in a significant future reduction in the potential demand for renewable energy, including RINs, RECs and LCFS credits, renewable energy project development and investments. Any new government regulations applicable to our renewable energy projects or markets for renewable energy may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand for our renewable energy. Failure to comply with such requirements could result in the disconnection and/or shutdown of the non-complying facility, our inability to sell electricity or RNG from the non-complying facility, the default of any contracts that we have for the sales that were to be made from the non-complying facility, the imposition of liens, fines, refunds and interest, and/or civil or criminal liability.

The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by the Energy Independence and Security Act of 2007 (“EISA”). The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. There can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or satisfy the growing receivable natural gas market. EPA may set RVOs inaccurately or inconsistently under current law, and the manner in which EPA sets RVOs may change under legislative or regulatory revisions. The current authorization for EPA’s issuance of RVOs will expire beginning in 2023, and to EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. Uncertainty as to how the RFS program will continue to be administered and supported by the EPA under the new U.S. presidential administration has created price volatility in the RIN market. We cannot assure you that we will be able to monetize the RINs we generate at the same price levels as we have in the past, that production shortfalls will not impact our ability to monetize RINs at favorable current pricing, and that the rising price environment will continue.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). In California’s case, in 2009, CARB adopted LCFS regulations aimed at reducing CI of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO2 equivalent per megajoule of energy by the fuel; the CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low-carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We cannot assure you that we will be able to maintain or reduce our CI score to monetize LCFS credits at favorable current pricing. Moreover, the inability to sell LCFS credits could adversely affect our business. All of our current electric generating facilities are QFs. We are permitted by FERC to make wholesale sales (that is, sales for resale) of electricity from a QF with a net generating capacity that does not exceed 20 megawatts without obtaining MBR authority or any other approval from FERC. A QF typically may not use any fuel other than a FERC-approved alternative fuel, but for limited use of commercial-grade fuel for certain specified start-up, emergency and reliability purposes. We are required to document the QF status of each of our facilities in applications or self-certifications filed with FERC, which typically requires disclosure of upstream facility ownership, fuel and size characteristics, power sales, interconnection matters, and related technical disclosures.

Eligibility for MBR authority is predicated on a variety of factors, primarily including the overall market power that the power seller — together with all of its FERC-defined “affiliates” — has in the relevant market. FERC defines affiliates as entities with a common parent that owns, directly or indirectly, 10 percent or more of the voting securities in the two entities. Accordingly, our eligibility and the eligibility of our affiliates to obtain and maintain MBR authority requires an evaluation of the energy assets owned directly or indirectly by us and each of our affiliates satisfying market-power limitations established by FERC. Certain QFs that we own, and one of our other subsidiaries, hold MBR authority. We may not be able to sell any interest in any of these businesses or facilities absent a prior FERC application and approval process. This may make it more difficult and time-consuming for us to liquidate some of our interests, which could affect our ability to raise cash from our current project portfolio.

The FERC’s orders that grant such wholesale sellers MBR authority reserve the right to revoke or revise that authority if the FERC subsequently determines that the seller can exercise market power in transmission or generation, create barriers to entry, or engage in abusive affiliate transactions. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose the company to criminal and civil penalties or other risks.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our generating companies are deemed to have violated those rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, suspension or revocation of MBR authority. If such generating companies were to lose their MBR authority, they would be required to obtain the FERC’s acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities.

The regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. Our ability to generate revenue from sales of RINs and LCFS credits depends on our strict compliance with these federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell RINs and LCFS credits could adversely affect our business.

ISOs and RTOs determine market design, market rules, tariffs, cost allocations and bidding rules for the regional power markets that they operate, and our projects that sell electricity into such markets are subject to these frequently changing regulatory regimes that vary across jurisdictions.

The wholesale sales of electricity that are made by our QFs and other affiliates with MBR authority are subject to FERC regulation. Retail power sales (i.e., sales of electricity to direct end-users) are subject to state utility laws and state utility commission regulations that differ greatly from state to state.

With the exception of the ERCOT, each of the ISOs and RTOs (in New England, New York, the Mid-Atlantic region, the Midwest, the Southwest and California) operate wholesale power markets pursuant to rules set forth in tariffs that must be filed with and accepted by FERC. We currently do not own any QFs within the ERCOT region of Texas. The tariffs adopted by these ISOs and RTOs establish wholesale market rules, including with respect to market clearing practices, pricing rules, end eligibility requirements for market participation. We have no ability to control the price-setting, market-design and other activities and requirements of the ISOs and RTOs except through participation in stakeholder proceedings within such ISOs and RTOs and in proceedings before FERC relating to revisions of tariffs filed with, or rules established by FERC. The types of price limitations and other regulatory mechanisms that the ISOs and RTOs impose may have a material adverse effect on the profitability of our current owned power projects or any power projects we may acquire in the future that sell electricity into such markets. FERC regulations affecting wholesale power sales, and ISO and RTO rules, tariffs and practices are generally beyond our control, and can change frequently. If we enter a new jurisdiction, we will be subject to additional regulatory requirements with which we may not yet have direct experience. The lack of uniformity of regulatory and business practices, the possibility that requirements and practices will change, and the difficulties we may face in entering new markets with which we are unfamiliar could affect our financial performance in existing and new markets, which could affect our business and results of operations.

The financial performance of our business depends upon tax and other governmental incentives for renewable energy generation, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on government policies that support renewable generation and enhance the economic viability of owning renewable electric generation or RNG assets. Renewable generation assets currently benefit from various federal, state and local governmental incentives such as investment tax credits, cash grants in lieu of investment tax credits, loan guarantees, RPS programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. RNG specifically generates meaningful revenue through existing Environmental Attributes provided for under several different programs, most commonly, RFS, LCFS, and RPS. See note below about regulatory programs and descriptions of RIN and LCFS programs, located at “Business — Market Opportunity.”

Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. If the RPS requirements are reduced or eliminated, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining financing.

If we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

We rely on interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity or have unplanned disruptions, we may be restricted in our ability to deliver electric power and RNG to our customers and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy we generate at our projects to our customers. Some of our electric generating projects may need to hold electric transmission rights in order to sell power to purchasers that do not have their own direct access to our generators. Our access to electric interconnection and transmission rights is subject to tariffs developed by transmission owners, ISOs and RTOs, which have been filed with and accepted by FERC. These tariffs establish the price for transmission service, and the terms under which transmission service is rendered. Under FERC’s open access transmission rules, tariffs developed and implemented by transmission owners, ISOs and RTOs must establish terms and conditions for obtaining interconnection and transmission services that are not unduly discriminatory or preferential. However, as a generator and seller of power, we do not have any automatic right, in any geographic market, to firm, long-term, grid-wide transmission service without first requesting such service, funding the construction of any upgrades necessary to provide such service, and paying a transmission service rate. Physical constraints on the transmission system could limit the ability of our electric generating projects to dispatch their power output and receive revenue from power sales.

A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues. Such failures or delays could limit the amount of energy our operating facilities deliver or delay the completion of our construction projects, which may also result in adverse consequences under our gas rights agreements and off-take agreements. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations. If a region’s energy transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. In addition, except for transmission projects that have been identified by ISOs and

RTOs in publicly-available studies, or in response to requests for interconnection or transmission service, we cannot predict whether or when transmission facilities will be expanded in specific markets to accommodate requests for interconnection or transmission service within those markets. As a general rule, the transmitting utilities to which our electric generating projects are interconnected are entitled to recover from us all of the direct and indirect costs that our electric facilities may create. As a result, we are responsible for building and funding interconnection and related transmission network upgrade facilities to accommodate requests for interconnection and transmission services. Our development and acquisition of new electric generating projects is affected by these costs.

Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

Energy generation involves hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment and delivering our electricity and RNG to interconnection and transmission systems, including gas pipelines that we own and operate in connection with our medium Btu gas projects. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment. The occurrence of any one of these events may result in curtailment of our operations or liability to third parties for damages, environmental cleanup costs, personal injury, property damage and fines and/or penalties, any of which could be substantial. For example, a recent engine fire at our Chautauqua project resulted in damage to the facility that resulted in damage to engines that required repair.

Our facilities or those that we otherwise acquire, construct or operate may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could result in full or partial disruption of the facilities’ ability to generate, transmit, transport or distribute electricity or RNG. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

Furthermore, certain of our facilities are located in areas prone to tornados in Oklahoma, Tennessee, Indiana and Kansas, and certain of our other projects and suppliers conduct their operations in other locations that are susceptible to natural disasters. The frequency of weather-related natural disasters may be increasing due to the effects of greenhouse gas emissions or related climate change effects. The occurrence of a natural disaster, such as tornados, earthquakes, droughts, floods, wildfires or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business or damage or destroy our facilities.

We rely on warranties from vendors and obligate contractors to meet certain performance levels, but the proceeds of such warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors. We also maintain an amount of insurance protection that we consider adequate to protect against these and other risks but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Also, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations or cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to the release, emission or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, the health and safety of our employees and other persons, and the generation of RINs and LCFS credits.

These laws and regulations impose numerous obligations applicable to our operations, including the acquisition of permits before construction and operation of our projects; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of our activities on certain lands lying within wilderness, wetlands and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from the operation of our projects and the ownership of the applicable sites. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate our business. Such permits are obtained through applications that require considerable technical documentation and analysis, and sometimes require long time periods. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on our financial performance and prospects for growth. These laws, regulations and permits can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Numerous governmental entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. We may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions in connection with our projects, to comply with the requirements of these environmental laws and regulations or the terms or conditions of our permits. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required environmental regulatory permits or approvals, which may delay or interrupt our operations and limit our growth and revenue.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste from our processing facilities. Spills or other releases of regulated substances, including spills and releases that occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Environmental laws and regulations have changed rapidly in recent years and generally have become more stringent over time, and we expect this trend to continue. The most material of these changes relate to the control of air emissions from the combustion equipment we use to generate electricity from LFG. Such equipment, including internal combustion engines, are subject to stringent federal and state permitting and air emissions requirements. California has taken an aggressive approach to setting standards for engine emissions, and standards have been discussed that would be too high for us to be able to operate our equipment in that state. If California were to enact such standards or other states were to follow its lead, we could face challenges in maintaining our operations in such jurisdictions.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our plants. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition. In January 2021, the current U.S. presidential administration signed multiple executive orders related to the climate and environment. These executive orders direct federal agencies to review and reverse more than one-hundred actions taken by the previous U.S. presidential administration on the environment, instruct the Director of National Intelligence to prepare a national intelligence estimate on the security implications of the climate crisis and direct all agencies to develop strategies for integrating climate considerations into their international work, establish the National Climate Task Force which assembles leaders from across twenty-one federal agencies and departments, commit to environmental justice and new, clean infrastructure projects, commence development of emissions reduction targets and establish the special presidential envoy for climate on the National Security Council. At this time, we cannot predict the outcome of any of these executive actions on our operations.

Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several, which means that we may be assigned liabilities for hazardous substance conditions that exceed our action contributions to the contamination conditions. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations, as a result of the presence or release of hazardous substances at locations where we operate or as a result of our own operations.

The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

We may also face liabilities in cases of exposure to hazardous materials, and claims for such exposure can be brought by any third party, including workers, employees, contractors and the general public. Claims can be asserted by such persons relating to personal injury or property damage, and resolving such claims can be expensive and time consuming, even if there is little or no basis for the claim.

We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

There are a limited number of possible purchasers for energy. Because our projects depend on sales of electricity, RNG, RECs and RINs to certain key purchasers, our projects are highly dependent upon these power purchasers fulfilling their contractual obligations under their respective PPAs or GSAs. For 2020, sales to 10 customers represented approximately 77% of our aggregate revenues. Our projects’ purchasers may not comply with their contractual payment obligations or may become subject to insolvency or liquidation proceedings during the term of the relevant contracts and, in such event, we may not be able to find another purchaser on similar or favorable terms or at all. In addition, we are exposed to the creditworthiness of our purchasers and there is no guarantee that any purchaser will maintain its credit rating, if any. To the extent that any of our projects’ customers are, or are controlled by, governmental entities, our projects may also be subject to legislative or other political action that impairs their contractual performance. Failure by any key purchasers to meet its contractual commitments or the insolvency or liquidation of one or more of our purchasers could have a material adverse effect on our business, financial condition and results of operations.

The demand for RNG, Environmental Attributes and renewable electricity depends in part on mandates instituted voluntarily by our private-sector purchasers, which may change in the future in ways that negatively affect our business.

Various utilities are required by law and regulatory mandate to include RNG in their systems. In addition, some of our private-sector purchasers have voluntarily instituted renewable electricity mandates that drive their demand for RNG. If current and potential purchasers of our RNG are forced to adopt new policies or procedures in procuring RNG, or voluntarily adopt new or modified policies related to renewable energy procurement, we may not be able to renew our off-take agreements with pricing at historical levels or enter into new off-take agreements at all, which would adversely affect our results of operations.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing and operating our projects, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop and operate projects in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing and operating our projects, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by subcontractors. We also rely on subcontractors to perform substantially all of the construction and installation work related to our projects, and we often need to engage subcontractors with whom we have no experience.

If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our projects and require considerable expense to find replacement products and to maintain and repair our projects. This could cause us to experience interruption in our production and distribution of renewable energy and generation of related Environmental Attributes, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

Maintenance, expansion and refurbishment of LFG facilities involve significant risks that could result in unplanned outages or reduced output.

Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels, reducing our revenues and jeopardizing our ability to pay dividends to holders of our Class A common stock at projected levels or at all. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability. If we make any major modifications to our facilities, such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future power and RNG prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently own, and in the future may acquire, certain assets in which we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

We own, and in the future may acquire, certain projects in joint ventures. Our current joint venture projects include our Sunshine Canyon and Mavrix projects. We are the operating partner for some of these projects while our joint venture partner is the operating partner in others. In the future, we may invest in other projects with a joint venture partner. Joint ventures inherently involve a lesser degree of control over business operations, which could result in an increase in the financial, legal, operational or compliance risks associated with a project, including, but not limited to, variances in accounting internal control requirements. Our co-venture partners may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. To the extent we do not have a controlling interest in a project, our joint venture partners could take actions that decrease the value of our investment and lower our overall return. In addition, conflicts of interest may arise in the future between our company and our stockholders, on the one hand, and our joint venture partners, on the other hand, where our joint venture partners’ business interests are inconsistent with our and our stockholders’ interests. Further, disagreements or disputes between us and our joint venture partners could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business, all of which could have a material adverse effect on our business, financial condition and results of operations. The approval of our joint venture partners also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our joint venture partners may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

Certain of our facilities are newly constructed or are under construction and may not perform as we expect.

We have a number of projects under construction that will begin production over the next 12 months. Therefore, our expectations of the operating performance of these facilities are based on assumptions and estimates made without the benefit of operating history. Our projections with respect to our new and developing projects, and related estimates and assumptions, are based on limited or future operating history. These facilities also include digesters under development for which we have no operating history. The ability of these facilities to meet our performance expectations is subject to the risks inherent in newly constructed energy generation and RNG production facilities and the construction of such facilities, including delays or problems in construction, degradation of equipment in excess of our expectations, system failures, and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including proceedings in the future related to projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits and, in particular, with respect to environmental claims and lawsuits or claims contesting the construction or operation of our projects. The result of and costs associated with defending any such lawsuit, regardless of the merits and eventual outcome, may be material and could have a material adverse effect on our operations. In the future, we may be involved in legal proceedings, disputes, administrative proceedings, claims and other litigation that arise in the ordinary course of business related to a project that we subsequently acquire. For example, individuals and interest groups may sue to challenge the issuance of a permit for a project or seek to enjoin construction or operation of a project. We may also become subject to claims from individuals who live in the proximity of our projects based on alleged negative health effects related to our operations. In addition, we have been and may subsequently become subject to legal proceedings or claims contesting the construction or operation of our projects.

Additionally, holders of purported intellectual property rights relating to our biogas development or treatment business or projects or any other technology relevant to our business may also initiate legal proceedings alleging infringement or misappropriation of such rights by us or our employees, either with respect to our own intellectual property or intellectual property that we license from third parties. For example, an industry participant previously brought a lawsuit against Archaea and two of its engineering employees in the Court of Chancery of the State of Delaware alleging, among other things, that the two employees (who are former employees of the industry participant) misappropriated trade secrets concerning strategy, financial data, highly technical equipment and product design and performance, product and project troubleshooting, competitive advantages, competitive disadvantages and future plans for development for the benefit of Archaea. The parties involved have settled this lawsuit on terms that are confidential, and this lawsuit has been dismissed with prejudice. “Business — Legal Proceedings” for more information about this dismissed lawsuit.

Any such legal proceedings or disputes could delay our ability to complete construction of a project in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations at a project. Settlement of claims and unfavorable outcomes or developments relating to these proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

We may in the future use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

We are likely in the future to use interest rate swaps to manage interest rate risk. In addition, we may use transmission congestion contracts, forward energy sales and other types of hedging contracts, including foreign currency hedges if we do expand into other countries. If we elect to enter into such hedges, the related asset could recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

The concentration in revenues from and the geographic concentration of our projects expose us to greater risks of production interruptions from severe weather or other interruptions of production or transmission.

A substantial portion of our revenues are generated project sites in New York and Pennsylvania. A lengthy interruption of production or transmission of renewable energy from one or more of these projects, as a result of a severe weather event, failure or degradation of our or a landfill operator’s equipment or interconnection transmission problems could have a disproportionate effect on our revenues and cash flow as further described below. Regional events, such as gas transmission interruptions, regional availability of replacement parts and service in the event of equipment failures and severe weather events in either of those geographic regions could adversely affect our RNG production and transmission more than if our projects were more geographically diversified.

Our PPAs, fuel-supply agreements, RNG off-take agreements and other agreements contain complex price adjustments, calculations and other terms based on gas price indices and other metrics, the interpretation of which could result in disputes with counterparties that could affect our results of operations and customer relationships.

Certain of our PPAs, fuel supply agreements, RNG off-take agreements and other agreements require us to make payments or adjust prices to counterparties based on past or current changes in gas price indices, project productivity or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under these agreements are subject to change, may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to these agreements. Any such disputes could adversely affect project revenues, expense margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

We have a history of accounting losses and may incur additional losses in the future.

Archaea has incurred net losses since its formation in November 2018, including a net loss of $10 million for the six months ended June 30, 2021 and $2 million for the year ended December 31, 2020. Aria has also incurred net losses in recent historical periods, including a net loss of $30 million for the year ended December 31, 2020. We may incur losses in future periods, and we may never sustain profitability, either of which would adversely affect our business, prospects and financial condition and may cause the price of our common stock to fall. Furthermore, historical losses may not be indicative of future losses due to the unpredictability of the COVID-19 pandemic, and our future losses may be greater than our past losses. In addition, to try to achieve or sustain profitability, we may choose or be forced to take actions that result in material costs or material asset or goodwill impairments. We review our assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and we perform a goodwill impairment test on an annual basis and between annual tests in certain circumstances, in each case in accordance with applicable accounting guidance and as described in the financial statements and related notes included in this report. Changes to the use of our assets, divestitures, changes to the structure of our business, significant negative industry or economic trends, disruptions to our operations, inability to effectively integrate any acquired businesses, further market capitalization declines, or other similar actions or conditions could result in additional asset impairment or goodwill impairment charges or other adverse consequences, any of which could have material negative effects on our financial condition, our results of operations and the trading price of our common stock.

Loss of our key management could adversely affect performance and the value of our common shares.

We are dependent on the efforts of our key management. Although we believe qualified replacements could be found for any departures of key executives, the loss of their services could adversely affect our performance and the value of our common shares.

Risks Relating to the Business Combinations

Although we expect that the Business Combinations will produce substantial synergies, the integration of the two Companies, with different business cultures and compensation structures, presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.

The Business Combinations involve the integration of two businesses that operated as independent businesses prior to the Closing. The Company will be required to devote management attention and resources to integrating the Companies’ business practices and operations following the Closing. The Company may encounter potential difficulties in the integration process, including the following:

•        the inability to successfully integrate the two businesses, including operations and technologies, in a manner that permits the Company to achieve the cost savings and operating synergies anticipated to result from the Business Combinations, which could result in the anticipated benefits of the Business Combinations not being realized partly or wholly in the time frame currently anticipated or at all;

•        the loss of customers as a result of certain customers of either or both of the Companies deciding not to continue to do business with the Company, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•        the necessity of coordinating geographically separated organizations, systems and facilities;

•        potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combinations;

•        the integration of personnel with diverse business backgrounds and business cultures;

•        the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities;

•        the potential weakening of relationships with regulators; and

•        the challenge of preserving important relationships of the Companies and resolving potential conflicts that may arise.

Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of the Companies. The loss of talented employees and skilled workers could adversely affect the Company’s ability to successfully conduct business because of such employees’ experience and knowledge of the Companies’ respective business. In addition, the Company could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the Companies. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If the Company experiences difficulties with the integration process, the anticipated benefits of the Business Combinations may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of the Company during this transition period and for an undetermined period following the Closing.

Some relationships with customers and suppliers may experience disruptions in connection with the Business Combinations, which may limit our business.

Parties with which the Companies did business or with which we may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combinations, including with respect to current or future business relationships with the Company. As a result, our business relationships may be subject to disruptions if customers, suppliers or others attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than the Company. These disruptions could harm relationships with existing third parties with whom the Companies had relationships and preclude the Company from attracting new third parties, all of which could have a material adverse effect on the Company’s business, financial condition and results of operations, cash flows, and/or share price.

We may incur successor liabilities due to conduct arising prior to the completion of the Business Combinations.

We may be subject to certain liabilities of the Companies. The Companies may have become subject to litigation claims in the operation of its business, including, but not limited to, with respect to employee matters and contract matters prior to the Closing. We may also be subject to intellectual property infringement, misappropriation or invalidity/non-infringement claims from third parties relating to conduct of the Companies prior to the Closing, and some of these claims may lead to litigation. Any litigation may be expensive and time-consuming and could divert management’s attention from its business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed and adverse outcomes can affect the Company.

We may be required to take write-downs or write-offs, or we may be subject to restructuring, impairment or other charges that could have a significant negative effect on our financial condition, results of operations and the price of the Offered Securities, which could cause you to lose some or all of your investment.

Although RAC conducted due diligence on the Companies, this diligence may not have revealed all material issues that may be present with the Companies’ respective business. As a result of these factors, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in the Company reporting losses. Even if RAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with RAC’s preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

Risks Relating to Ownership of the Offered Securities

The market price of the Offered Securities may be volatile.

Fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Closing, there was not a public market for the stock of either of the Companies. Accordingly, the valuation ascribed to the Company in the Business Combinations may not be indicative of the price that will prevail in the trading market following the Closing.

If an active market for the Company’s securities develops and continues, the trading price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Price volatility may be greater if the public float and/or trading volume of the Class A Common Stock is low.

Any of the factors listed below could have a material adverse effect on your investment in our securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline. Factors affecting the trading price of the Company’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to the Company;

•        changes in the market’s expectations about the Company’s operating results;

•        success of competitors;

•        lack of adjacent competitors;

•        the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•        operating and stock price performance of other companies that investors deem comparable to the Company;

•        announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        changes in laws and regulations affecting the Company’s business;

•        commencement of, or involvement in, litigation involving the Company;

•        changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of Class A Common Stock available for public sale;

•        any significant change in the Board or management;

•        sales of substantial amounts of Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company is involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the Company’s business regardless of the outcome of such litigation.

If the Business Combinations’ benefits do not meet the expectations of financial analysts, the market price of the Class A Common Stock may decline.

The market price of the Class A Common Stock may decline if the Company does not achieve the perceived benefits of the Business Combinations as rapidly as financial analysts expect or if the effect of the Business Combinations on the Company’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Class A Common Stock may experience a loss as a result of a decline in the market price of the Class A Common Stock. In addition, a decline in the market price of Class A Common Stock could adversely affect the Company’s ability to issue additional securities and to obtain additional financing in the future.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the Company to additional trading restrictions.

Currently, the Class A Common Stock and the Public Warrants are traded on the NYSE. However, we cannot assure you that our securities will continue to be listed on the NYSE in the future. In order to continue listing its securities on the NYSE following the Closing, the Company is required to maintain certain financial, distribution and stock price levels. Generally, the Company is required to maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (generally 300 public holders).

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Class A Common Stock is a “penny stock,” which will require brokers trading in the Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since the Class A Common Stock and the Public Warrants are listed on the NYSE, they are covered securities. If the Company is no longer listed on the NYSE, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities.

Because there are no current plans to pay cash dividends on the Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Common Stock will be at the sole discretion of the Board, which may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Board may deem relevant. In addition, our ability to pay dividends is limited by covenants of any indebtedness it incurs or has incurred. As a result, you may not receive any return on an investment in the Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they downgrade the Class A Common Stock or our sector, the price and trading volume of the Class A Common Stock could decline.

The trading market for the Class A Common Stock and the Warrants relies in part on the research and reports that industry or financial analysts publish about the Company or its business. We do not control these analysts. In addition, some financial analysts may have limited expertise with our operations. Furthermore, if one or more of the analysts who do cover us downgrade our stock or industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the Class A Common Stock price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.

Pursuant to the terms of the Stockholders Agreement, the Aria Holders are subject to a 180-day lock-up period on transferring their equity interests in the Company, while the Archaea Holders are subject to a lock-up period (x) ending on the date that is the two-year anniversary of the Closing Date solely with respect to the Company Interests (as defined in the Stockholders Agreement) distributed by Archaea Energy LLC after the one-year anniversary of the Closing Date to the Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (y) ending on the date that is the one-year anniversary of the Closing Date with respect to all other Company Interests issued to the Archaea Holders at the Closing other than those described in the immediately foregoing clause (x). The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement. See “Securities Act Restrictions on Resale of Securities — Lock-up Agreements” for further discussion. In addition, RAC’s former officers and directors and their affiliates have agreed with the Company, subject to certain exceptions, not to transfer or dispose of their Common Stock during the period from the date of the closing of the Business Combinations through the earlier of (i) the first anniversary of the consummation of the Business Combinations, (ii) the date that the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30 trading day period following the 150th day following the Business Combinations and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Upon the expiration or waiver of the lock-ups described above, shares held by such persons will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144, when such rule becomes applicable to the Company, or pursuant to the registration statement of which this prospectus forms a part. By selling a large number of shares, these stockholders could cause the prevailing market price of the Class A Common Stock to decline.

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of the Class A Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of shares of Class A Common Stock or other securities.

In addition, the shares of Class A Common Stock reserved for future issuance under Archaea Energy Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting requirements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. The number of shares of Class A Common Stock reserved for future issuance under its equity incentive plans is 11.3 million, which represented approximately 10% of the shares of Common Stock that was outstanding following the consummation of the Business Combinations. The Company will file one or more registration statements on Form S-8 under the Securities Act to register shares of Class A Common Stock or securities convertible into or exchangeable for shares of Class A Common Stock issued pursuant to the 2021 Plan. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our stockholders.

We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless or otherwise causing you to exercise or sell your Warrants in a manner disadvantageous to you.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. If we call the Warrants for redemption for cash as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined in the following sentence) by (y) the fair market value. The “fair market value” of our shares of Class A Common Stock shall mean the volume weighted average price of our shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants; however, in no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment).

In addition, we may redeem your Warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants prior to redemption for a number of shares of our Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock, if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date we send the notice of redemption to the warrantholders. Please see “Description of Securities — Warrants — Public Warrants.” Any such redemption may have similar consequences to a cash redemption described above.

Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. In addition, the value received upon exercise of the Warrants may be less than the value you would have received if you had exercised your Warrants at a later time where the underlying stock price is higher and, in the event of cashless exercise, may not compensate you for the value of the Warrants because the number of shares of Class A Common Stock received is capped at 0.361 shares of Class A Common Stock per Warrant (subject to adjustment).

None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor, Atlas or their permitted transferees.

We may amend the terms of the Warrants in a manner that may be adverse to warrantholders. As a result, the exercise price of your Warrants could be increased, the Warrants could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of Class A Common Stock purchasable upon exercise of a Warrant could be decreased, all without the approval of a warrantholder.

The Warrant Agreement provides that any modification or amendment thereto that adversely affects the interests of the holders of the Public Warrants shall require the vote or written consent of the registered holders of 50% of the then-outstanding Public Warrants, and any modifications or amendments to the terms of the Private Placement Warrants shall require the vote or written consent of the registered holders of 50% of the-then outstanding Private Placement Warrants. (The Warrant Agreement provides that the Forward Purchase Warrants have the same terms as the Public Warrants.) Accordingly, we may amend the terms of the Public Warrants or the Forward Purchase Warrants in a manner adverse to a holder thereof if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment, and we may amend the terms of the Private Placement Warrants in a manner adverse to a holder thereof if holders of at least 50% of the then-outstanding Private Placement Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with such consent is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A Common Stock purchasable upon exercise of a Warrant.

Our ability to require holders of the Warrants to exercise their Warrants on a cashless basis after we call the Warrants for redemption or if there is no effective registration statement covering the Class A Common Stock issuable upon exercise of these Warrants will cause holders to receive fewer shares of Class A Common Stock upon their exercise of the Warrants than they would have received had they been able to pay the exercise price of their Warrants in cash.

If the shares of Class A Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that the shares of Class A Common Stock satisfy the definition of a “covered security” under Section 18(b)(I) of the Securities Act, we may, at our option, require holders of Public Warrants or Forward Purchase Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In addition, during any period when we shall have failed to maintain an effective registration statement, warrantholders may exercise Warrants on a cashless basis. “Cashless exercise” means the warrantholder pays the exercise price by giving up some of the shares for which the warrant is being exercised, with those shares valued at the then current market price. Accordingly, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined in the following sentence) by (y) the fair market value. The “fair market value” shall mean volume weighted average price of our Class A Common Stock as reported during 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants.

If we choose to require holders to exercise their Warrants on a cashless basis, which we may do at our sole discretion, or if holders elect to do so in the event there is no effective registration statement, the number of shares of Class A Common Stock received by a holder upon exercise will be fewer than it would have been had such holder exercised their Warrants for cash. For example, if the holder is exercising 875 Public Warrants at $11.50 per share through a cashless exercise when the shares of Class A Common Stock have a fair market value per share of $17.50 per share, then upon the cashless exercise, the holder will receive 300 shares of Class A Common Stock, whereas the holder would have received 875 shares of Class A Common Stock if the exercise price was paid in cash. This will have the effect of reducing the potential upside of the holder’s investment because the holder will hold a smaller number of shares of Class A Common Stock upon a cashless exercise of the Warrants they hold.

Anti-takeover provisions in our Amended and Restated Certificate of Incorporation and bylaws could delay or prevent a change of control.

Certain provisions of the Amended and Restated Certificate of Incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.

These provisions, among other things:

•        establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the Board will be elected at one time;

•        authorize the Board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing Common Stock;

•        eliminate the ability of stockholders to call special meetings of stockholders;

•        eliminate the ability of stockholders to fill vacancies on the Board;

•        establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

•        permit the Board to establish the number of directors;

•        provide that the Board is expressly authorized to make, alter or repeal our bylaws;

•        provide that stockholders can remove directors only for cause; and

•        limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third-party to acquire the Company, even if the third party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire.

The Amended and Restated Certificate of Incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

The Amended and Restated Certificate of Incorporation provides that, that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a breach of a fiduciary duty owed by any director, officer or other employee to us or our stockholders, (3) any action asserting a claim against us or any director, officer, or other employee arising pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), (4) any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or another state court or the federal court located within the State of Delaware if the Court of Chancery does not have or declines to accept jurisdiction), in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. In addition, the Amended and Restarter Certificate of Incorporation provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision will not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe these provisions benefit the Company by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. Alternatively, if a court were to find the choice of forum provision contained in the Amended and Restarter Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, and operating results. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in the Company’s capital stock shall be deemed to have notice of and consented to this exclusive forum provision, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Archaea identified material weaknesses in its internal control over financial reporting. If the Company is unable to remediate these material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal controls, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect the Company’s business and stock price.

In connection with the preparation and audit of Archaea’s consolidated financial statements for each of the years in the three-year period ended December 31, 2020, material weaknesses were identified in Archaea’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented, or detected and corrected, on a timely basis. These material weaknesses were as follows:

•        For various transactions and balances, the same person was the originator and preparer of financial information without further review by an independent person with sufficient accounting and/or financial reporting competence and authority; and

•        For certain general ledger accounts, no reconciliation was prepared, the documentation supporting reconciliations was not sufficient to enable an effective review by others, and/or there was insufficient analysis to review the contents of accounts to ensure the correctness of items recorded in the account.

These material weaknesses could result in a misstatement of substantially all of the Combined Company’s accounts or disclosures that would result in a material misstatement to the Combined Company’s annual or interim financial statements that would not be prevented or detected.

Archaea developed and executed a plan to remediate the material weaknesses described above in anticipation of the Closing, including the hiring of a Chief Financial Officer and a Chief Accounting Officer. When implemented, Archaea’s remediation plan included measures such as hiring additional accounting and financial reporting personnel with appropriate technical accounting knowledge and public company experience in financial reporting; designing and implementing formal processes, policies and procedures supporting Archaea’s financial close process, including creating standard balance sheet reconciliation templates and journal entry controls; and designing and implementing controls to formalize roles and review responsibilities to align with Archaea’s team’s skills and experience in designing and implementing formal controls over segregation of duties.

The effectiveness of our internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If we are unable to remediate Archaea’s material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of the Offered Securities. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley could have a material adverse effect on our business.

We will be required in the future to provide management’s attestation on internal controls in accordance with applicable SEC guidance. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of the Companies when they were privately-held companies. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable following the Closing. If the Company is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Common Stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

USE OF PROCEEDS

All of the shares of Class A Common Stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Class A Common Stock and Warrants, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon exercise. We will receive up to an aggregate of approximately $217.2 million from the exercise of the Warrants, assuming the exercise in full of all Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

MARKET PRICE OF THE CLASS A COMMON STOCK AND DIVIDENDS

Market Price of the Class A Common Stock

The Class A Common Stock and the Public Warrants are listed on the NYSE under the symbols “LFG” and “LFG WS,” respectively.

On October 20, 2021, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $17.99 per share and $6.84 per warrant, respectively.

As of September 30, 2021, there were 52,847,195 shares of Class A Common Stock outstanding held of record by 99 holders, 62,281,735 shares of Class B Common Stock outstanding held of record by 20 holders and warrants to purchase 18,883,492 shares of Class A Common Stock outstanding held of record by three holders. The number of record holders does not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have never paid any cash dividends on the Common Stock. The payment of cash dividends in the future will be dependent upon revenues and earnings, if any, capital requirements and general financial condition from time to time. The payment of any cash dividends will be within the discretion of our Board. It is presently expected that we will retain all earnings for use in our business operations and, accordingly, it is not expected that our Board will declare any dividends in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise expressly stated or defined or unless the context otherwise requires, defined terms included below have the same meaning as terms defined and included elsewhere in the prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combinations, the PIPE Financing, certain financing transactions to fund the Business Combinations and subsequent operations (the “Financing Transactions”) and certain “Other Transaction Accounting Adjustments” as described in the notes to unaudited pro forma condensed combined financial information below (collectively, the “Pro Forma Adjustments”).

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of RAC as of June 30, 2021 with the historical consolidated balance sheets of Aria and Archaea as of June 30, 2021, giving further effect to the Pro Forma Adjustments, as if they had been consummated as of June 30, 2021.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statement of operations of RAC for the year ended December 31, 2020, and the historical consolidated statements of operations of Aria and Archaea for the year ended December 31, 2020, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

Additionally, the following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical statement of operations of RAC for the six months ended June 30, 2021, and the historical consolidated statements of operations of Aria and Archaea for six months ended June 30, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with the following, each of which is included elsewhere in this prospectus:

•        the historical audited financial statements of RAC as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 and the related notes;

•        the historical unaudited condensed financial statements of RAC as of June 30, 2021 and for the six months ended June 30, 2021 and the related notes;

•        the historical audited financial statements of Aria as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 and the related notes;

•        the historical unaudited condensed financial statements of Aria as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the related notes;

•        the historical audited financial statements of Archaea as of December 31, 2020 and for the years ended December 31, 2020 and 2019 and the related notes;

•        the historical unaudited condensed financial statements of Archaea as of June 30, 2021 and for the six months ended June 30, 2021 and 2020 and the related notes;

You should also read the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Aria” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Archaea”.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the transactions included in the Pro Forma Adjustments taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. A review is in process to align all accounting policies among the three entities and therefore the results below are not necessarily indicative of amounts post-transaction.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$5	$35,699	$574	$94,647	4(a)	$52,357	4(s)	$183,282
Restricted cash	—	—	35,729	—		—		35,729
Account receivable – net	—	28,280	1,781	—		—		30,061
Prepaid expenses and other current assets	470	4,049	13,185	—		—		17,704
Inventory	—	8,416	—	—		—		8,416
Assets held for sale	—	—	—	—		—		—
Total current assets	475	76,444	51,269	94,647		52,357		275,192
Property and equipment, net	—	65,532	55,962	103,468	4(b)	—		224,962
Construction in progress	—		73,794	—				73,794
Intangible assets, net	—	120,413	8,593	337,827	4(c)	—		466,833
Cash and Marketable Securities held in Trust Account	237,351	—	—	(237,351)	4(d)	—		—
Investments in joint ventures	—	85,299	—	191,230	4(e)	—		276,529
Goodwill	—	—	2,754	33,842	4(f)	—		36,596
Other non-current assets	—	581	3	—		—		584
Total assets	$237,826	$348,269	$192,375	$523,663		$52,357		$1,354,490

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$72	$2,230	$11,788	$—		$—		14,090
Accrued and other current liabilities	8,050	11,992	5,930	—		—		25,972
Deferred revenue	—	—	—	—		—		—
Short-term debt	—	137,086	12,093	—		(139,765)	4(t)	9,414
Promissory note payable – related party	—	—	—	—		—		—
Liabilities held for sale	—	—	—	—		—		—
Total current liabilities	8,122	151,308	29,811	—		(139,765)		49,476
Deferred underwriting fee payable	7,611	—	—	(7,611)	4(g)	—		—
Warrant liabilities	138,966	—	—	1,750	4(h)	—		140,716
Long-term debt	—	—	134,515	—		193,205	4(u)	327,720
Other long term liabilities	188	13,658	6,738	82,454	4(i)	—		103,038
Total liabilities	154,887	164,966	171,064	76,593		53,440		620,950

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
As of June 30, 2021
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Pro Forma Balance Sheet
Rice Acquisition Corp. Class A common stock, subject to possible redemption	$77,941	$—	$—	$(77,941)	4(j)	$—		$—
Stockholders’ equity (deficit):
Rice Acquisition Corp. preferred stock	—	—	—	—		—		—
Rice Acquisition Corp. Class A common stock	2	—	—	4	4(k)	—		6
Rice Acquisition Corp. Class B common stock	1	—	—	6	4(l)	—		7
Aria Class A Units	—	299,327	—	(299,327)	4(m)	—		—
Aria Class B Units	—	19,327	—	(19,327)	4(m)	—		—
Aria Class C Units	—	1	—	(1)	4(m)	—		—
Archaea members’ equity	—	—	35,179	(35,179)	4(n)	—		—
Additional paid-in capital	133,067	—	—	238,049	4(o)	—		371,116
Accumulated deficit	(123,145)	(134,197)	(14,331)	238,808	4(p)	—		(32,867)
Accumulated other comprehensive loss	—	(1,155)	—	1,155	4(q)	—		—
Non-controlling interests	(4,925)	—	463	400,823	4(r)	(1,083)	4(v)	395,278
Total stockholders’ equity (deficit)	5,000	183,303	21,311	525,011		(1,083)		733,540
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$237,826	$348,269	$192,375	$523,663		$52,357		$1,354,490

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$138,881	$6,523	$11,604	5(a)	$—		$(23,598)	5(g)	$133,410
Cost of revenue	—	112,590	4,889	53,881	5(a)	—		(22,055)	5(g)	149,305
Total gross profit	—	26,291	1,634	(42,277)		—		(1,543)		(15,895)
Operating expenses:
Selling, general and administrative	357	20,782	4,372	26,359	5(b)	—		(6,455)	5(g)	45,415
Advertising and marketing	—	—	—	—		—		—		—
Formation costs and other operating expenses	—	25,293	—	—		—		(25,293)	5(h)	—
Total operating expenses	357	46,075	4,372	26,359		—		(31,748)		45,415
Income (loss) from operations	(357)	(19,784)	(2,738)	(68,636)		—		30,205		(61,310)
Other income (expense), net:
Interest income (expense) – net	32	(19,305)	(20)	—		(15,364)	5(e)	8,477	5(g)	(26,180)
Change in fair value of warrant liabilities	(22,170)	—	—	—		—		—		(22,170)
Other income – net	—	9,166	521	(13,236)	5(a)	—		61,101	5(i)	57,552
Total other income (expense), net	(22,138)	(10,139)	501	(13,236)		(15,364)		69,578		9,202
Net income (loss) before income taxes	(22,495)	(29,923)	(2,237)	(81,872)		(15,364)		99,783		(52,108)
Provision for income taxes	—	—	—	—	5(c)	—	5(c)	—	5(c)	—
Net income (loss)	$(22,495)	$(29,923)	$(2,237)	$(81,872)		$(15,364)		$99,783		$(52,108)
Net loss attributable to non-controlling interest in subsidiary	(865)	$78	236	(74,796)	5(d)	(8,390)	5(f)	54,489	5(j)	$(29,248)
Net loss attributable to Class A Common Stock	$(21,630)	$(30,001)	$(2,473)	$(7,076)		$(6,974)		$45,294		$(22,860)

Weighted average Class A Common Stock outstanding, basic and diluted	23,725,000			29,119,695	5(k)					52,844,695
Basic and diluted net loss per share of Class A Common Stock	$(0.91)									$(0.43)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2021
(in thousands, except share and per share amounts)

	Rice (Historical) (A)	Aria (Historical) (B)	Archaea (Historical) (C)	Business Combinations and PIPE Financing		Financing Transactions		Other Transaction Accounting Adjustments		Pro Forma Statement of Operations
Revenue	$—	$82,600	$6,781	$5,890	6(a)	$—		$(10,776)	6(h)	$84,495
Cost of revenue	—	52,453	6,443	27,579	6(a)	—		(8,100)	6(h)	78,375
Total gross profit	—	30,147	338	(21,689)		—		(2,676)		6,120
Operating expenses:
Selling, general and administrative	6,203	13,063	11,043	26,359	6(b)	—		(4,193)	6(h)	52,475
Formation costs and other operating expenses	—	(1,347)	—	—		—		(542)	6(h)	(1,889)
Total operating expenses	6,203	11,716	11,043	26,359		—		(4,735)		50,586
Income (loss) from operations	(6,203)	18,431	(10,705)	(48,048)		—		2,059		(44,466)
Other income (expense), net:
Interest income (expense) – net	5	(8,676)	(20)	—		(4,800)	6(e)	3,764	6(h)	(9,727)
Change in fair value of warrant liabilities	(108,151)	—	—	—		—		—		(108,151)
Debt extinguishment costs	—	—	—	—		(1,083)	6(f)	—		(1,083)
Other income – net	—	75,294	294	(6,374)	6(a)	—		(73,164)	6(i)	(3,950)
Total other income (expense), net	(108,146)	66,618	274	(6,374)		(5,883)		(69,400)		(122,911)
Net income (loss) before income taxes	(114,349)	85,049	(10,431)	(54,422)		(5,883)		(67,341)		(167,377)
Provision for income taxes	—	—	—	—	6(c)	—	6(c)	—	6(c)	—
Net income (loss)	$(114,349)	$85,049	$(10,431)	$(54,422)		$(5,883)		$(67,341)		$(167,377)
Net income (loss) attributable to non-controlling interest in subsidiary	(4,398)	$289	(254)	(54,148)	6(d)	(2,621)	6(g)	(36,773)	6(j)	$(97,905)
Net income (loss) attributable to Class A Common Stock	$(109,951)	$84,760	$(10,177)	$(274)		$(3,262)		$(30,568)		$(69,472)

Weighted average Class A Common Stock outstanding, basic and diluted	23,725,000			29,119,695	6(k)					52,844,695
Basic and diluted net loss per share of Class A Common Stock	$(4.63)									$(1.31)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.      Description of the Business Combinations

On April 7, 2021, RAC entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”) by and among RAC, Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company (“Archaea Seller”), and Archaea Energy II LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). The consummation of the Aria Merger was conditioned on the consummation of the Archaea Merger and vice versa.

Concurrently with the execution of the Business Combination Agreements, on April 7, 2021, RAC entered into subscription agreements (each, an “Initial Subscription Agreement” and together, the “Initial Subscription Agreements”) with certain investors (the “Initial PIPE Investors”) pursuant to which, among other things, the Initial PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of 30.0 million newly issued shares of Class A Common Stock for an aggregate purchase price of $300.0 million, on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”). On September 13, 2021, due to the expectation that one of the Initial PIPE Investors would not be able to fulfill its $25.0 commitment in the Initial PIPE Financing, RAC entered into additional subscription agreements (each, a “Follow-On Subscription Agreement” and together, the “Follow-On Subscription Agreements”) with certain investors (the “Follow-On PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, the Follow-On PIPE Investors have agreed to subscribe for and purchase from RAC, and RAC has agreed to issue and sell to the PIPE Investors, an aggregate of approximately 1.7 million newly issued shares of Class A Common Stock for an aggregate purchase price of $25.0 million, on the terms and subject to the conditions set forth therein (the “Follow-On PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financing”). Each Subscription Agreement contains customary conditions to closing, including the substantially concurrent consummation of the Business Combinations.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to the Aria Holders was approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration consisted of both cash consideration and consideration in the form of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock, par value $0.0001 per share, of RAC (“Class B Common Stock”). The cash component of the Aria Closing Merger Consideration was an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement, resulting in $377.1 million in cash consideration paid in connection with the Business Combination to Aria. The remainder of the Aria Closing Merger Consideration consisted of 23.0 million Class A units of RAC Opco and 23.0 million shares of Class B Common Stock.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration payable upon closing of the Archaea Merger to the Archaea Holders was approximately $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures (the “Archaea Closing Merger Consideration”). The Archaea Closing Merger Consideration consisted of newly issued Class A units of RAC Opco and resulted in 33.3 million newly issued shares of Class B Common Stock issued in connection with the Business Combination.

Following the closing of the Business Combinations (the “Closing”), we retained our “up-C” structure, whereby all of the equity interests in the Companies are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all of the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc. (the “Combined Company”). The ownership structure following the closing of the Business Combinations for RAC Opco, which gives rise to the noncontrolling interest at RAC, is as follows:

Equity Holder	Shares	%
RAC	52,844,695	46%
Controlling interests	52,844,695	46%
Aria Holders	23,000,000	20%
Archaea Holders	33,350,385	29%
Sponsor, Atlas and RAC independent directors	5,931,350	5%
Noncontrolling interests	62,281,735	54%
Total	115,126,430	100%

Prior to the Closing of the Business Combinations, the Class A Common Stock, par value $0.0001 per share, of RAC (“Class A Common Stock” and, together with the Class B Common Stock, the “Common Stock”) and warrants exercisable for Class A Common Stock were listed on the New York Stock Exchange (the “NYSE”) under the symbols “RICE” and “RICE WS,” respectively. Following the consummation of the Business Combinations, the shares of Class A Common Stock and certain warrants that previously traded as units, each of which consisted of one share of Class A Common Stock and one-half of one redeemable warrant, were automatically separated into their component securities and, as a result, are no longer traded as an independent security. As of September 16, 2021, the Class A Common Stock and the warrants on the NYSE are listed under the symbols “LFG” and “LFG WS,” respectively. References herein to “Class B Common Stock,” “Class A Common Stock” and “Common Stock” are to those of RAC (prior to the Closing) or the Combined Company (upon and after the Closing).

In connection with the Closing, RAC, RAC Buyer, RAC Opco, Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and certain other individuals affiliated with the Companies entered into a stockholders agreement (the “Stockholders Agreement”), which provides that, among other things, (i) the board of directors of the Combined Company (the “Combined Company Board”) consists of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) have the right to designate two directors for appointment or election to the Combined Company Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) has the right to designate one director for appointment or election to the Combined Company Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the date that the Business Combinations were consummated, (iv) the Combined Company Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company for appointment or election to the Combined Company Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Combined Company Board during the term of the Stockholders Agreement. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined, based on the advice of the Combined Company’s counsel, to be “independent directors” for purposes of NYSE rules, the Combined Company Board shall be permitted in its sole discretion to increase the size of the Board to nine members, and to fill the two additional directorships with two additional “independent directors” nominated by the Combined Company Board. The Ares Investor also has the right to consult on the persons to be designated as Independent Directors for so long as the Ares Investor holds at least 50% of the Registrable Securities held by it on the date that the Business Combinations are consummated.

2.      Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Business Combinations

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 was derived from the historical unaudited condensed balance sheet of RAC as of June 30, 2021 and the historical unaudited condensed consolidated balance sheets of Aria and Archaea as of June 30, 2021 and giving further effect to the Pro Forma Adjustments as if they occurred on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical statement of operations of RAC for the six months ended June 30, 2021, and the historical consolidated statements of operations of Aria and Archaea for the six months ended June 30, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 combine the historical unaudited condensed statement of operations of RAC for the six months ended June 30, 2021, and the historical unaudited condensed consolidated statements of operations of Aria and Archaea for the six months ended June 30, 2021, giving effect to the Pro Forma Adjustments as if they had been consummated on January 1, 2021, the beginning of the earliest period presented.

The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combinations and certain other transactions as described in more detail below.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combinations and certain other transactions as described in more detail below are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Adjustments based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combinations and certain other transactions as described in more detail below. RAC, Aria and Archaea have not had any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include the 23.0 million shares of Class B Common Stock issued to the Aria Holders, the 33.4 million shares of Class B Common Stock issued to the Archaea Holders, the 23.7 million shares of Class A Common Stock that is outstanding as of June 30, 2021, the 5.9 million shares of Class B Common Stock issued to the Sponsor, and the 29.2 million shares of Class A Common Stock issued in connection with the PIPE Financing.

As a result of the Business Combinations, the Aria Holders will own approximately 20% of the Combined Company, the Archaea Holders will own approximately 29% of the Combined Company, the Public Stockholders will own approximately 20% of the Combined Company, the Sponsor will own approximately 5% of the Combined Company, and the PIPE Investors will own approximately 26% of the Combined Company, based on the shares issued in the Business Combination and the number of shares of Common Stock outstanding as of June 30, 2021.

The foregoing ownership percentages reflect record ownership, not beneficial ownership for SEC reporting purposes. See “Beneficial Ownership of Securities” for the beneficial ownership of Common Stock upon Closing of the Business Combinations and certain other transactions as described in more detail below.

3.      Accounting for the Business Combinations

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC and Archaea will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

The preliminary pro forma opening Balance Sheet for Aria as of June 30, 2021 reflecting preliminary fair value adjustments is as follows (in thousands):

Assets:
Current assets:
Cash and cash equivalents	$35,699
Account receivable – net	28,280
Prepaid expenses and other current assets	4,049
Inventory	8,416
Assets held for sale	—
Total current assets	$76,444
Property and equipment, net	169,000
Intangible assets, net	458,240
Investments in joint ventures	276,529
Goodwill	33,841
Other non-current assets	581
Total assets	$1,014,636
Liabilities:
Current liabilities:
Accounts payable	$2,230
Accrued and other current liabilities	11,992
Short-term debt	137,086
Total current liabilities	$151,308
Long-term debt
Other long-term liabilities	96,112
Total liabilities	$247,420

Total purchase consideration	$767,216

Property and equipment assets are depreciated over a remaining weighted average useful life of 15 years. Fair value adjustments include a $103,468 step-up in fair value.

Intangible assets primarily relate to landfill gas rights and are depreciated over a remaining weighted average useful life of 7 years. Fair value adjustments include $337,827 step-up in fair value.

Equity method investments in joint ventures include a $191,230 step-up in fair value.

Other long-term liabilities include out-of-market contract adjustments for $82,454.

The increase to depreciation and amortization expense totaled $55.5 million and $28.0 million related to property and equipment, intangible assets, equity method investments and out-of-market contracts for the year ended December 31, 2020 and the six months ended June 30, 2021, respectively.

4.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared to illustrate the effect of the Pro Forma Adjustments and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 includes the Pro Forma Adjustments that are directly attributable to the transactions noted in this filing. RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited condensed consolidated balance sheet of RAC as of June 30, 2021.

(B)    Derived from the unaudited condensed consolidated balance sheet of Aria as of June 30, 2021.

(C)    Derived from the unaudited condensed consolidated balance sheet of Archaea as of June 30, 2021.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Financing:

a)      To reflect the combination of the following items: the payment of $7.6 million of deferred underwriters’ fees incurred during the IPO that are payable upon completion of the Business Combinations, the release of $236.9 million of cash from RAC’s trust account that held proceeds of the IPO (the “Trust Account”) to the cash and cash equivalents account, after Public Stockholders exercised their Redemption Rights for 46,972 shares for a total of $0.5 million, the payment of $377.3 million in cash for the Aria Merger, the payment of Aria’s total advisory, legal, accounting and auditing fees and other professional fees of $12.7 million upon consummation of the Aria Merger, the payment of RAC’s total advisory, legal, accounting and auditing fees and other professional fees of $26.4 million upon consummation of the Aria Merger, the payment of Archaea’s total advisory, legal, accounting and auditing fees and other professional fees of $7.5 million upon consummation of the Archaea Merger, and the issuance of an aggregate of 29.2 million shares of Class A Common Stock in the PIPE Financing at an average price of $10.29 per share, for an aggregate purchase price of $300.0 million and to record the fee associated with the PIPE Financing in the amount of $8.5 million. See table below (in thousands):

Release of Trust Account	$236,880
Issuance of 29.2 million shares of Class A Common Stock in the PIPE Financing	300,000
Payment of deferred underwriters’ fees	(7,611)
Payment of cash for Aria Merger	(377,309)
Payment of Aria’s total estimated advisory, legal, accounting and auditing and other professional fees	(14,906)
Payment of RAC’s total estimated advisory, legal, accounting and auditing and other professional fees	(26,359)
Payment of Archaea’s total estimated advisory, legal, accounting and auditing and other professional fees	(7,547)
Recording of PIPE Financing fee	(8,500)
Cash and cash equivalents	$94,648

b)      To reflect fair value step-up related to the property and equipment, net acquired as part of the Aria Merger.

c)      To reflect fair value step-up related to the intangible assets, net acquired as part of the Aria Merger.

d)      To reflect the release of $237.4 million of cash from the Trust Account to the cash and cash equivalents account.

e)      To reflect fair value step-up related to the investments in joint ventures acquired as part of the Aria Merger.

f)      To reflect the estimated goodwill balance to be recognized as part of the Aria Merger.

g)      To reflect the payment of $7.6 million of deferred underwriters’ fees incurred during the IPO that are payable upon completion of the Business Combinations.

h)      To reflect the fair value of the 250.0 thousand warrants issued in connection with the PIPE Financings.

i)       To reflect the fair value of out-of-market contracts to be recognized as part of the Aria Merger.

j)       To reflect the reclassification of common stock subject to redemption of 7.8 million shares of Class A Common Stock to permanent equity.

k)      To reflect the reclassification, of common stock subject to redemption of 7.8 million shares of Class A Common Stock to permanent equity and the issuance of an aggregate of 29.2 million shares of Class A Common Stock in the PIPE Financing at a price of $10.29 per share, for an aggregate purchase price of $300.0 million.

l)       To reflect the issuance of 56.4 million shares of Class B Common Stock in connection with the Business Combinations.

m)     To reflect to removal of the historical Aria membership units as a result of the Aria Merger.

n)      To reflect the recapitalization of Archaea through the contribution of all outstanding share capital of Archaea to RAC.

o)      To reflect the combination of the following items: 1) the reclassification of Class A Common Stock adjusting from temporary equity to permanent equity ($77.9 million), 2) the issuance of 23.0 million shares of Class B Common Stock in connection with the Aria Merger ($432.2 million), 3) the reclassification of the noncontrolling interest associated with the Class B units in RAC Opco, which represents 54.2% of the total ownership interests of RAC Opco ($437.0 million), 4) the recapitalization of Archaea through the contribution of all outstanding share capital of Archaea to RAC ($88.0 million), 5) the payment of the transaction costs paid by Archaea ($7.5 million), 6) the issuance of an aggregate of 29.2 million shares of Class A Common Stock in the PIPE Financing at an average price of $10.29 per share, for an aggregate purchase price of $300.0 million and 7) the payment the fees associated with the PIPE Financing in the amount ($8.5 million).

p)      To reflect elimination of the accumulated deficits of RAC, the accounting acquiree, and Aria.

q)      To reflect elimination of the accumulated other comprehensive loss of Aria.

r)      To reflect the non-controlling interest adjustment resulting from the Business Combinations.

Pro forma adjustments directly attributable to the Financing Transactions:

s)      To reflect the impact to cash of the following items: 1) $220.0 million Secured Term Loan, which is a component of Archaea’s $470.0 million credit facility (the “new credit facility”), the proceeds of which were received simultaneously with the consummation of the Business Combination and will be used for general corporate purposes less $17.1 million in financing costs; 2) the repayment of Aria’s Term Loan B debt in the amount of $138.0 million; and 3) the repayment of certain Archaea loans and the associated accrued interest and Noble guaranty fee, which total $16.7 million and $2.4 million, respectively, as of June 30, 2021.

t)       To reflect the elimination of current portion of long-term debt in conjunction with the repayment of Aria and Archaea debt.

u)      To reflect the net amount of the debt proceeds and repayments described at Note 4(q) above (the $288.4 million portion, of which $220.0 million relates to the new term loan), along with the reduction of Aria’s Term Loan B debt ($138.0 million) and the long-term portion of Archaea’s debt, excluding Assai debt. ($14.3 million).

v)      To reflect the write-off of unamortized debt financing costs associated with the repayment of Aria’s Term Loan B ($0.892 million) and the repayment of certain Archaea loans ($0.191 million).

5.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2020

RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Business Combinations and the PIPE Financing, assuming the Pro Forma Adjustments occurred on January 1, 2020.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the audited consolidated statements of operations of RAC for the year ended December 31, 2020.

(B)    Derived from the audited consolidated statements of operations of Aria for the year ended December 31, 2020.

(C)    Derived from the audited consolidated statements of operations of Archaea for the year ended December 31, 2020.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Financing:

a)      To reflect the incremental depreciation and amortization related to the fair value step-ups as part of the Aria Merger. The $11.6 million recorded to revenue represents the amortization of the $82.5 million below market contract associated with an offtake agreement with a 7-year useful life.  Of the $53.9 million recorded to cost of revenue, $47.3 represents the amortization of the $337.8 million step-up on intangible assets over 7 years of useful life. The remaining $6.6 million recorded to costs of revenue relates to the amortization of the $103.5 million step-up on property, plant and equipment over 15 years of useful life.  The $13.2 million recorded to other income, net relates to the amortization of the $191.2 million step-up on equity method investments over 15 years useful life.

b)      To reflect RAC transaction costs.

c)      As a result of the Combined Company’s up-C structure, RAC will be a tax-paying entity. However, as RAC has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to the Financing Transactions:

e)      To reflect interest expense and amortization of debt issuance costs on the additional debt financings. This $15.3 million is split between $12.9 million interest expense and $1.9 million amortization of debt issuance costs on the additional debt financings. For the former, the $12.9 million is comprised of 1) $7.5 million related to the Secured Term Loan within the new credit facility, 2) $2.7 million related to the 3.75% Notes, and 3) $2.7 million related to the 4.75% Notes interest expense. The $1.9 million amortization of debt issuance costs on the additional debt financings is comprised of 1) $2.1 million on the Secured Term Loan within the new credit facility, 2) $0.2 million on the 3.75% Notes, and 3) $0.1 million on the 4.75% Notes.

f)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

g)      To reflect the removal of the Statement of Operations activity related to LESPH for the year ended December 31, 2020.

h)      To reflect the removal of the impairment charge associated with classifying LESPH as held-for-sale during the fourth quarter of 2020.

i)       To primarily recognize the nonrecurring gain in conjunction with the disposal of LESPH and the discharging of debt associated with LESPH within Aria’s historical balance sheet as of December 31, 2020.

j)       To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

k)      As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combinations and the PIPE Financing have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the year ended December 31, 2020 are calculated as follows:

Year Ended December 31, 2020
Weighted average Class A shares calculation – basic and diluted
RAC weighted average public shares outstanding	23,725,000
Redemptions in connection with the Business Combinations	(46,972)
Issuance of Class A Common Stock in connection with closing of the PIPE Financing	29,166,667
Weighted average Class A shares outstanding	52,844,695

Comparative Share Information

The following table sets forth selected historical comparative share information for RAC and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combinations.

The pro forma book value information reflects the Business Combinations as if they had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combinations as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the historical financial statements of RAC and the Companies and related notes. The unaudited pro forma condensed combined per share information of the Combined Company is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RAC and the Companies been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RAC’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the shares of Class A Common Stock will no longer be subject to redemption. RAC has not considered the effect of the warrants sold in the IPO and Private Placement to purchase an aggregate of 18,351,762 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of the Combined Company would have been had the companies been combined during the periods presented.

As of and for the Year Ended December 31, 2020	RAC (Historical)(2)	Pro Forma Combined
Book value per share(1)	$0.44	$7.94
Weighted average shares outstanding of Class A and B Common Stock – basic and diluted	5,685,606	115,126,430
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$(3.80)	$(0.45)

____________

(1)      Book value per share for RAC was calculated using 11,307,088 Class A and Class B shares based on RAC’s Consolidated Statement of Changes in Stockholder’s Equity as filed in its Form 10-K/A. The Pro Forma Combined book value per share was calculated using 115,126,430 Class A and Class B shares.

(2)      Aria’s and Archaea’s historical equity structure was not unitized, and therefore the calculation of book value per share for them as standalone entities is not a useful metric.

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six Months Ended June 30, 2021

RAC, Aria and Archaea did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Common Stock outstanding at the closing of the Pro Forma Adjustments, assuming the Pro Forma Adjustments occurred on January 1, 2021.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

(A)    Derived from the unaudited condensed consolidated statements of operations of RAC for the six months June 30, 2021.

(B)    Derived from the unaudited condensed consolidated statements of operations of Aria for the six months ended June 30, 2021.

(C)    Derived from the unaudited condensed consolidated statements of operations of Archaea for the six months ended June 30, 2021.

Pro forma adjustments directly attributable to the Business Combinations and PIPE Financing:

a)      To reflect the incremental depreciation and amortization related to the fair value step-ups as part of the Aria Merger. The $5.9 million recorded to revenue represents the amortization of the $82.4 million below market contract associated with an offtake agreement with a 7-year useful life.  Of the $27.6 million recorded to cost of revenue, $24.1 represents the amortization of the $337.8 million step-up on intangible assets over 7 years of useful life. The remaining $3.5 million recorded to costs of revenue relates to the amortization of the $103.5 million step-up on property, plant and equipment over 15 years of useful life.  The $6.4 million recorded to other income, net relates to the amortization of the $191.2 million step-up on equity method investments over 15 years useful life.

b)      To reflect RAC transaction costs.

          c)      As a result of the Combined Company’s up-C structure, RAC will be a tax-paying entity. However, as RAC has historically been loss-making, any deferred tax assets created as a result of net operating losses would be offset by a full valuation allowance resulting in no income tax expense adjustments to be presented in the unaudited pro forma condensed combined statement of operations.

d)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to the Financing Transactions:

e)      To reflect interest expense ($3.7 million) and amortization of the debt issuance costs ($1.1 million) related to the $220 million Secured Term Loan (within the new credit facility).

f)      To reflect the debt extinguishment costs associated with the repayment of the Aria Term Loan B ($0.9 million) and the debt extinguishment costs associated with the repayment of the debt associated with the Big Run acquisition ($.2 million).

g)      To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma adjustments directly attributable to Other Transaction Accounting Adjustments:

h)      To reflect the removal of the Statement of Operations activity related to LESPH for the six months ended June 30, 2021.

i)       To primarily recognize the nonrecurring gain in conjunction with disposal of LESPH and the discharging of debt associated with LESPH within Aria’s historical balance sheet as of June 30, 2021.

j)       To reflect the noncontrolling interest portion (54.2%) of the pro forma adjustments.

Pro forma weighted average shares outstanding:

k)      As the Business Combinations are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Pro Forma Adjustments have been outstanding for the entirety of the periods presented. Weighted average common shares outstanding — basic and diluted for the six months ended June 30, 2021 are calculated as follows:

Six Months Ended June 30, 2021
Weighted average shares calculation – basic and diluted
RAC weighted average Class A Common Stock outstanding	23,725,000
Cancellation of Founder Shares in connection with the Business Combinations	—
Issuance of Class A Common Stock in connection with closing of the PIPE Financing, net of redemptions	29,119,695
Weighted average Class A Common Stock outstanding	52,844,695

Comparative Share Information

The following table sets forth selected historical comparative share information for RAC and unaudited pro forma condensed combined per share information for the Combined Company after giving effect to the Business Combinations.

The pro forma book value information reflects the Business Combinations as if they had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combinations as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the historical financial statements of RAC and the Companies and related notes. The unaudited pro forma condensed combined per share information of RAC and the Companies is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined earnings per share information below does not purport to represent the earnings per share which would have occurred had RAC and the Companies been combined during the periods presented, nor the earnings per share for any future date or period. Historically, RAC’s statement of operations included a presentation of income (loss) per common share subject to redemption in a manner similar to the two-class method of income (loss) per common share. The two-class method is not required in the pro forma income (loss) per common share as the Class A shares are no longer subject to redemption. RAC has not considered the effect of the warrants sold in the IPO, Private Placement or the PIPE Financing to purchase an aggregate of 18,883,500 shares of Class A Common Stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of RAC and the Companies would have been had the companies been combined during the periods presented.

	RAC (Historical)(2)	Pro Forma Combined
As of and for the six months ended June 30, 2021
Book value per share(1)	$0.31	$6.37
Weighted average shares outstanding of nonredeemable Class A and B Common Stock – basic and diluted	5,933,850	115,126,430
Net income (loss) per share of Class A and B Common Stock – basic and diluted	$(19.27)	$(1.45)

____________

(1)      Book value per share for RAC was calculated using 15,933,356 Class A and Class B shares based on RAC’s Consolidated Statement of Changes in Stockholder’s Equity as filed in its Form 10-Q for the quarterly period ended June 30, 2021. The Pro Forma Combined book value per share was calculated using 115,126,430 Class A and Class B shares.

(2)      Aria’s and Archaea’s historical equity structure was not unitized, and therefore the calculation of book value per share for them as standalone entities is not a useful metric.

ARIA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Aria,” “we,” “us,” “our,” and the “Company” are intended to mean the business and operations of Aria and its consolidated subsidiaries. Additional terms used herein are defined in the section entitled “Certain Defined Terms” and elsewhere in this prospectus.

The following discussion analyzes the financial condition and results of operations of the Company. The following discussion and analysis should be read in conjunction with the consolidated and combined audited financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Overview

We are a growth-oriented energy company focused on owning, operating and developing long-life energy projects that deliver stable, long-term cash flows. We believe our business strategy will allow us to achieve sustainable future growth in our cash flows. Today we own and operate a core business comprised of low-marginal-cost renewable energy projects that generate baseload electricity or deliver pipeline-quality RNG to our customers. We are one of the premier LFG companies in the United States, with 25 owned and/or operated LFG projects in 13 states. Our portfolio consists of 9 RNG projects with a total daily capacity of 24,880 MMBtu and 16 projects generating baseload renewable electricity with a total capacity to produce 115.7 MW of power. Included among our electric projects are four plants operating for third parties, amounting to 22.4 MW of capacity. All of our projects are low-cost, environmentally friendly and benefit from state-mandated RPS, federal environmental compliance requirements for landfill owners and growing waste management demands that are highly correlated to the recent economic recovery. The LFG industry in the United States is highly fragmented and we believe that the Combined Company will be well positioned to take advantage of acquisition opportunities following the consummation of the Business Combination. Our projects utilize established technology and we believe that our business is highly scalable. A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life (based on design capacity) of approximately ten years for RNG projects and five years for power projects as of June 30, 2021. Our remaining projects benefit from market pricing in attractive power and RNG markets.

We are a market leader and one of the largest companies in the LFG sector in North America. We have demonstrated a strong ability to grow our business through both development and acquisitions. We have developed or constructed nine projects (six RNG and three Power) over the last seven years and we have successfully integrated two acquisitions since 2015. As we grow our company in the future, we will continue to focus on high-quality, long-life projects with creditworthy counterparties that will enable us to support our growth strategy.

The Business Combination

On April 7, 2021, we entered into the Aria Merger Agreement with RAC Buyer, Company Merger Sub, RAC Intermediate, Rice Opco, the Aria Equityholder Representative and RAC.

Additionally, on April 7, 2021, RAC also entered into the Archaea Merger Agreement with (i) RAC Opco, (ii) RAC Intermediate, (iii) RAC Buyer, (iv) Archaea Merger Sub, (v) Archaea Seller, and (vi) Archaea Energy II.

Pursuant to the Aria Merger Agreement, the aggregate merger consideration payable upon closing of the Aria Merger to Aria Holders was approximately $680.0 million, subject to certain adjustments set forth in the Aria Merger Agreement for, among other things, Aria’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The merger consideration consisted of both cash consideration and consideration in the form of newly issued Opco Class A units and newly issued shares of Class B Common Stock. The cash component of the consideration was an amount equal to $450.0 million, subject to certain adjustments set forth in the Aria Merger Agreement. The remainder of the consideration consisted of 23.0 million Opco Class A units and 23.0 million shares of Class B Common Stock.

Following the Closing, the Company retained its “up-C” structure, whereby all of the equity interests in Aria and Archaea are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all of the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders have the largest portion of the voting power of the Combined Company, Archaea’s senior management comprise the majority of the senior management of the Combined Company, and the Archaea Holders, appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger is treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC is stated at historical cost. No goodwill or other intangible assets is recorded. The Aria Merger represents an acquisition of a business and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests is measured at their acquisition date fair value.

As a result of the Business Combinations, Aria became a subsidiary of a publicly traded company with the Combined Company’s common stock trading on the NYSE. As compared to Aria, the Combined Company expects to incur material additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Impact of COVID-19

The impact of the COVID-19 pandemic and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, Aria has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations. As of the date of this prospectus, such business changes and additional costs have not been, individually or in the aggregate, material to Aria.

Recently, several vaccines have been authorized for use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

LESPH Sale

Aria’s previously wholly-owned subsidiary, LES Project Holdings, LLC (“LESPH”), was a borrower under a term loan secured by the assets of LESPH and its subsidiaries, which matured on October 7, 2020, and under which LESPH was in default.

On June 1, 2020, Aria entered into a Sale Support and Cooperation Agreement with the Lender Parties (as defined therein) holding the LESPH debt, pursuant to which Aria agreed to engage in a sale process of LESPH. In connection therewith, Aria and the Lender Parties also entered into a Mutual Release Agreement effective upon the earlier of (a) the closing of the sale or foreclosure of LESPH or (b) June 30, 2021.

The Lender Parties and their advisor began a sale process that culminated in the receipt of final bids, and the selection of the winning bidder, in December 2020. Aria met its obligations under the Sale Support and Cooperation Agreement and was compensated in accordance therewith.

On March 1, 2021, LES Manager LLC and Energy Power Investment Company, LLC entered into a Membership Interest Purchase Agreement (MIPA) pursuant to which Aria agreed to sell 100% of LESPH for a purchase price of $58.5 million, subject to certain post-closing adjustments. The transaction closed and the terms of the Mutual Release Agreement became effective on June 10, 2021. The Mutual Release Agreement released lender claims and discharged the obligations of LESPH under the term loan agreement. Aria believes the agreement represents a settlement of the matter pertaining to the term loan default.

Key Factors that Affect our Business

Our results of operations in the near-term, as well as our ability to grow our business and revenue over time, could be impacted by a number of factors, including those affecting our industry generally and those that could specifically affect our existing projects and our ability to grow our operations.

Trends Affecting our Industry

The number of LFG projects producing RNG has increased dramatically since 2014, coinciding with the qualification of LFG resources as a D3 RIN under the federal RFS. LFG is also considered to be a renewable resource in all states that encourage or mandate the use of renewable energy. We believe these factors will contribute to driving the future growth of the LFG industry. The demand for RNG has grown significantly over the past several years and is expected to continue to grow due to (i) regulatory-driven requirements at the Federal Level (under the RFS) and state level (under Utility Commission mandates), (ii) broad-based utility and corporate support for voluntary renewable energy or sustainability initiatives, and (iii) the public sector looking to diversify energy sources from fossil fuel based alternatives.

We believe that the key drivers for the long-term growth in the LFG industry include:

•        overall demand for energy;

•        governmental incentives, including RINs, RECs and LCFS, which make investments in renewable energy more attractive compared to traditional sources;

•        environmental and social factors supporting increasing levels of renewable energy sources;

•        price volatility for other fuel sources used for electricity generation;

•        voluntary and institutional renewable energy procurement;

•        federal and state carbon reduction goals; and

•        regulatory and policy framework and support.

Our Outlook

Our current operations are somewhat insulated by the factors above as a significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life of approximately ten years for RNG projects and five years for power projects as of June 30, 2021.

Our near-term growth strategy will focus on achieving operating efficiencies at our existing sites and potential opportunities to expand operations at existing sites. Most of the landfills that we operate at continue to accept waste and therefore the available landfill gas at these sites is expected to increase over time. In addition to expansion opportunities at existing sites, our strategy is to develop ongoing relationships with the largest landfill owners to allow us to negotiate project terms and avoid engaging in the request for proposal processes. By focusing on the largest landfill companies, we have been given RNG projects when the existing electric project contracts have expired. This has given us access to the large landfill projects that had already been developed with electric projects. This strategy avoids the administrative cost of doing one off RFPs that are not repeatable. The relationship we have developed with the largest landfill companies positions us to build RNG projects on their landfills going forward. We also continue to identify and evaluate opportunities to acquire existing LFG projects.

Factors Affecting Our Operational Results

The primary factors that will affect our financial results are (i) the amount of energy production and price of energy sales by our owned projects, (ii) the timing of commencement of commercial operations at our projects under construction, expansion of existing projects, development of new projects and project acquisitions, (iii) continued improvements in efficiency at our operations, (iv) interest expense on our new debt facilities, and (v) expenses associated with becoming a public company.

Commercial Operations at Our Construction Projects, Expansions of Our Existing Projects, Development of New Projects and Project Acquisitions

We currently have one cluster of anaerobic digester based RNG projects under construction which we expect to commence commercial operations before March 31, 2022. We are pursuing additional development opportunities, including expansions of operations at existing facilities, acquisitions of gas rights to develop new projects and acquisitions of existing LFG projects. The process of permitting an LFG project typically takes anywhere from six to 18 months to complete, depending on the project’s location and recovery technology. LFG projects can generally be constructed quickly, in nine to 18 months following receipt of all requisite permits.

Energy Sales from Our Projects

Our energy related products revenues are primarily determined by the amount of electricity we generate and RNG we produce and the average realized price we receive for each commodity and environmental attribute. Electricity revenues include energy, capacity and RECs either sold separately or bundled under a single contract price. RNG revenues include natural gas, RINs, and for certain projects, LCFS credits. A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties, but are subject to variable market price. We also receive payments related to our capacity at certain of our power projects. In addition, the sales of renewable attributes associated with the production of renewable energy, including RECs and RINs, comprise a significant portion of our revenues. Sales of renewable attributes directly accounted for more than 43.8% 37.6% and 45.1% of our total revenue for the year ended December 31, 2020, 2019 and 2018, respectively, and 54.6% and 40.4% for the six months ended June 30, 2021 and June 30, 2020 respectively, with renewable attributes also being bundled with the energy sold under certain of our off-take agreements.

Project Operations

Our portfolio of owned and/or operated projects has a total production capacity of 115.7 MW and 24,880 MMBtu’s per day. Our ability to generate energy from our LFG projects in an efficient and cost-effective manner is impacted by our ability to maintain the operating capacity of our projects. Landfill gas is more reliable than other intermittent renewable energy resources in that it is continually generated throughout each day, which allows our projects to operate as baseload facilities. Our projects have stable operating histories and utilize proven technology. A vast majority of our power projects use Caterpillar engines that were designed specifically for landfill gas use. The modular nature of our power projects allows for easy expansion, overhaul, repair and replacement without disrupting remaining engines. Similarly, our RNG projects also use proven technologies and Aria has operated these projects for multiple years. Newly constructed projects use technologies similar to existing operating projects, creating a common platform on which to incorporate new facilities.

Debt Financing

As of June 30, 2021, we had variable rate long-term debt. This debt was repaid in connection with the closing of the Business Combinations.

Aria had a senior secured credit facility that included a term loan B with a remaining balance of $138.0 million at June 30, 2021 and December 31, 2020, and a revolving credit facility with total borrowing capacity of $40.2 million at June 30, 2021 and December 31, 2020. As of June 30, 2021 and December 31, 2020, Aria had no amounts drawn on the revolver. As of June 30, 2021, $16.1 million in letters of credit were outstanding, which reduced the amount available under the revolving credit facility to $24.1 million. The senior secured credit facility was repaid and terminated in connection with the Business Combinations.

As previously noted, Aria had a subsidiary level term loan at LESPH with an outstanding balance of $102.8 million, which matured on October 7, 2020 and under which LESPH was in default. The default under the term loan was remediated as part of the aforementioned Mutual Release Agreement, effective as of June 10, 2021.

Seasonality

Revenues generated from our power projects in the New York and New England markets, all of which sell electricity at market prices, are affected by warmer and colder weather, and therefore a portion of our quarterly operating results and cash flows are affected by pricing changes due to regional temperatures. Our energy production can also be affected during summer months, as very warm temperatures can dry out a landfill if the landfill owner is unable to keep the landfill covered, which in turn reduces the landfill gas generated at the site. The weather during colder months affects power pricing and revenues due to the direct effect of natural gas pricing in the northeastern United States and its effect on supply during these months. Most of the revenues from our remaining power projects and the significant majority of the revenues from our gas projects are not affected in the short-term by such seasonal variances in energy pricing because they primarily sell pursuant to long-term off-take agreements at fixed prices.

Key Metrics

We regularly review a number of operating metrics and financial measurements to evaluate our performance, measure our growth and make strategic decisions. In addition to traditional GAAP performance and liquidity measures, such as revenue, cost of revenue, net income and cash provided by operating activities, we also consider MW and MMBtu sold, average realized price and Adjusted EBITDA in evaluating our operating performance. Each of these metrics is discussed below.

MWh and MMBtus Sold and Average Realized Price

Power Sales — MWh Sold and Average Realized Electricity Price

For our power projects, the number of MWh sold and the average realized price per MWh sold are the operating metrics that determine the revenue that they generate. For any period presented, average realized electricity price represents total revenue from electricity sales divided by the aggregate number of MWh sold.

Gas Sales — MMBtu Sold and Average Realized Gas Price

For our gas projects, the number of MMBtu sold and the average realized price per MMBtu sold are the operating metrics that determine the revenue that they generate. For any period presented, average realized gas price represents total revenue from gas sales divided by the aggregate number of MMBtu sold.

Adjusted EBITDA

We define Adjusted EBITDA as net income before net interest expense, income taxes and depreciation, amortization and accretion and our share of net income or loss in non-consolidated joint ventures investments that are accounted for under the equity method, and excluding the effect of certain other items that we do not consider to be indicative of our ongoing operating performance such as mark-to-market adjustments and other non-recurring items. We also add back cash distribution received during the period from Aria’s nonconsolidated joint venture investments. In calculating Adjusted EBITDA, we also exclude mark-to-market adjustments to the value of our derivatives because we believe that it is useful for investors to understand, as a supplement to net income and other traditional measures of operating results, the results of our operations without regard to periodic, and sometimes material, fluctuations in the market value of such assets or liabilities. We also exclude impairment of assets, debt forbearance costs and costs related to sale of equity. Adjusted EBITDA is a non-U.S. GAAP measure. Adjusted EBITDA should be considered in addition to, and should not be considered superior to, or as a substitute for, the presentation of results determined in accordance with GAAP. We believe that Adjusted EBITDA and other non-GAAP financial measures assist management and investors when analyzing our performance by providing meaningful information that facilitates the comparability of underlying business results from period to period. We recognize there are limitations associated with the use of non-GAAP financial measures, including Adjusted EBITDA, as they may reduce comparability with other companies that use different methods to calculate similar non-GAAP measures. A further discussion of Adjusted EBITDA, including a reconciliation of Net income (loss), the most directly comparable GAAP measure, to Adjusted EBITDA is included below.

Components of Results of Operations

Revenue

Energy Revenue

A significant majority of our owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life (based on design capacity) of approximately five years for power projects and approximately ten years for RNG projects as of June 30, 2021. Power that is not covered by long-term off-take agreements is sold either under short-term bilateral agreements or in the wholesale markets. For electricity, these are markets organized and maintained by ISOs and RTOs (e.g., NYISO in New York, ISO-NE in New England and PJM Interconnection, L.L.C. (“PJM”) in the eastern United States). These ISOs and RTOs are well established organizations, regulated by states and FERC. For power sold in the wholesale markets, our company schedules the output in the day-ahead markets and receives the market price determined by the ISO or RTO through balancing the supply and demand for each day. In most cases we implement an optimization of the output sold in wholesale markets by using transmission to move the power into the ISO which offers better prices for RECs.

For RNG, we have contracts with long-term off-take agreements with creditworthy counterparties. Some contracts have fixed price offtake arrangements while the remaining sell natural gas and renewable attributes and are subject to market price changes.

We also generate revenue through the sale of renewable attributes. These attributes include RECs created from the production of renewable electricity, RINs and LCFS credits created from the sale of RNG as a transportation fuel. In most cases, RECs are sold to competitive energy suppliers or utilities to enable them to satisfy their statutory obligation to purchase renewable energy, while RINs are generally sold to energy companies, who in turn market to fuel refiners as renewable fuel credits to meet minimum percentage requirements for renewable volume obligations set by the EPA. RECs, RINs and LCFS credits are a stable source of revenue for our projects, offering visibility into near-term cash flows and also supporting cash flow stability going forward. We include revenues from the sale of these renewable attributes in energy related products revenue. REC revenue is recognized at the time power is produced where an active market and a sales agreement exists for the credits. RIN revenue is recognized when the fuel is produced or transferred to a third party.

Construction Revenue

Our construction revenue is derived from the installation of RNG plants owned by our nonconsolidated joint ventures. Aria recognizes revenue over time based on costs incurred and a fixed profit mark-up per construction agreement. Any intercompany profit is eliminated.

Cost of Revenue

Cost of Energy

Our cost of energy related products is comprised primarily of labor, parts and outside services required to operate and maintain equipment utilized in generating energy from our owned project facilities and from our landfill sources. Other costs directly related to the production of electricity and RNG are transportation costs associated with moving gas into pipelines, transmission costs of moving power between the ISOs, electricity consumed in the process of gas production, and royalty payments to landfill owners as stipulated in our gas rights agreements.

Cost of Construction

Cost of construction is comprised primarily of labor, equipment and other costs associated with our construction contract revenue incurred to date.

Depreciation, Amortization and Accretion

Depreciation expense is recognized using the straight-line method over the estimated useful lives of our assets. Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the associated assets. Depreciation, amortization, and accretion includes the depreciation on our power and gas processing plants, amortization of intangible assets relating to our gas rights agreements, and debt financing costs, and the accretion of our asset retirement obligation.

General and Administrative Expenses

General and administrative expenses include our corporate offices and costs relating to labor, legal, accounting, treasury, information technology, insurance, communications, human resources, procurement, utilities, property taxes, permitting and other general costs.

Equity in Income of Joint Ventures

We hold interests in two joint ventures, one of which is LFGTE project, and other owns and operates four separate RNG facilities. Both partnerships are accounted for using the equity method. Equity in income of joint ventures includes earnings from projects located in Tennessee, Oklahoma, California and Michigan.

Interest Expense, Net

Interest expense is comprised of interest incurred under our variable rate financing arrangements.

Gain (Loss) on Swap Contracts

We used interest rate swaps and caps to manage the risk associated with interest rate cash flows on variable rate borrowings. We did not assess interest rate swaps for effectiveness. Changes in the fair values of interest rate swaps and realized losses were recognized as a component of interest expense. Our interest rate swaps were measured at fair value. The interest rate swaps were valued by discounting the net future cash flows using the forward LIBOR curve with the valuations adjusted by the counterparties’ credit default hedge rate.

Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense. Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate.

Operating Segments

We are engaged in two reportable segments: one that operates a portfolio of renewable baseload electric generation assets and another that operates a portfolio of RNG production assets. We operate with two reportable segments based on a “management” approach, which designates the internal reporting used by management for making decisions and assessing performance as the source of the reportable segments. Management views and operates the business as two separate portfolios of assets. All of our projects and operations are located in the United States.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table presents certain information relating to our operating results for the six months ended June 30, 2021 and June 30, 2020 (in thousands):

	Six Months Ended June 30,
	2021	2020	$ Change	% Change
Revenue
Energy revenue	$84,484	$62,649	21,835	34.9%
Construction revenue	24	7,246	(7,222)	(99.7)%
Amortization of intangibles and below-market contracts	(1,908)	(1,834)	(74)	(4.0)%
Total revenue	82,600	68,061	14,539	21.4%
Cost of revenue
Cost of energy	41,116	36,013	(5,103)	(14.2)%
Cost of construction	23	6,901	6,878	99.7%
Depreciation, amortization and accretion	11,314	15,580	4,266	27.4%
Total cost of revenue	52,453	58,494	6,041	10.3%
Gross profit	30,147	9,567	20,580	215.1%
Gain on disposal of assets	(1,347)	—	1,347	—
General and administrative expenses	13,063	9,631	(3,432)	(35.6)%
Operating income (loss)	18,431	(64)	18,495	NM
Other income (expense)
Equity in income of joint ventures	13,325	3,446	9,879	286.7%
Interest expense, net	(8,676)	(9,664)	988	10.2%
Gain (loss) on swap contracts	556	(322)	878	NM
Gain on extinguishment of debt	61,411	—	61,411	NM
Other income (expense)	2	1	1	100.0%
Total other income (expenses)	66,618	(6,539)	73,157	NM
Net income (loss)	85,049	(6,603)	91,652	NM
Net income attributable to noncontrolling interest	289	38	(251)	(660.5)%
Net income (loss) attributable to controlling interest	84,760	(6,641)	91,401	NM

____________

NM = A percentage calculation is not meaningful due to a change in signs or a zero-value denominator

Energy Revenue

Revenue from energy increased by $21.8 million, or 34.9%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to higher RIN pricing, higher natural gas and power commodity revenue. The average D3 RIN index price for the period from January 1, 2021 to June 30, 2021 was $3.1/gallon, up from $1.3/gallon for the same period in 2020. The average realized ISONE/NYISO commodity pricing from January 1, 2021 to June 30, 2021 was $34.6/MWh as compared to $18.1/MWh for the same period in 2020.

Construction Revenue

Construction revenue decreased by $7.2 million, or 99.7%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to the absence of joint venture construction activity in 2021 consistent with the plan compared to 2020, which included revenue from construction at South Shelby RNG facility.

Cost of Energy

Cost of energy related products increased by $5.1 million, or 14.2%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to higher royalty and electric transmission expenses partially offset by lower EMRNG replacement product, electric maintenance costs and other miscellaneous expenses.

Cost of Construction

Cost of construction decreased by $6.9 million, or 99.7%, for the six months ended June 30, 2021 compared to the same period in 2020. This decrease was in line with decrease in construction revenue for reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $4.3 million, or 27.4%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to lower depreciation and amortization of LESPH assets which were categorized as ‘assets held for sale’.

Gain on Disposal of Assets

Gain on disposal of asset of $1.3 million for six months ended June 30, 2021 is attributable to gain from transfer of intercompany liabilities to Aria offset by $0.5 million impairment recorded as a valuation allowance in relation to the sale of LESPH. No assets were impaired or gain on loss of assets recorded in the six months ended June 30, 2020.

General and Administrative Expenses

General and administrative expenses increased by $3.4 million, or 35.6%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to higher company sale expenses, LESPH debt forbearance expenses and higher contracted services, information technology and other miscellaneous expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $9.9 million, or 286.7%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to increased RNG production from the addition of South Shelby RNG facility at Mavrix, LLC, a joint venture, along with higher RIN prices.

Interest Expense

Interest expense decreased by $1.0 million, or 10.2%, for the six months ended June 30, 2021 compared to the same period in 2020. This change was attributable primarily to a decline in average outstanding balances on our existing revolving credit facility and term loan B, and to lower interest rates.

Gain (Loss) on Natural Gas Swap Contracts

Gain on natural gas swap contracts was $0.6 million for the six months ended June 30, 2021, increased from a loss of $0.3 million for the six months ended June 30, 2020. This change was attributable primarily to rising natural gas prices.

Gain on Extinguishment of Debt

Sale of LESPH assets, completed on June 10, 2021 resulted in release of lender claims and discharge of the obligations of LESPH under the term loan agreement. The extinguishment of debt obligation resulted in a net gain of $61.4 million.

Other Income (Expense)

Other income includes unusual transactions not part of the ordinary course of doing business. Other income and its changes were not material during the six months ended June 30, 2021 or the six months ended June 30, 2020.

Non-controlling Interest

Income attributable to non-controlling interest was $0.3 million for the six months ended June 30, 2021 compared to $0.0 million for the six months ended June 30, 2020. The change was attributable primarily to extinguishment of liabilities resulting from the sale of LESPH assets.

Adjusted EBITDA

	For the Six Months Ended June 30, 2021
	RNG	LFGTE	Corporate	Total
Total revenue	$54,669	$27,931	$—	$82,600
Net income (loss)	38,773	64,925	(18,938)	84,760
EBITDA	43,892	71,779	(10,236)	105,435
Adjusted EBITDA	41,411	9,328	(7,065)	43,674
Total assets	168,572	143,533	36,164	348,269
Capital expenditures and investments in joint ventures	7,507	361	93	7,961

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the Six Months Ended June 30, 2021
	RNG	LFGTE	Corporate	Total
Net income (loss)	$38,773	$64,925	$(18,938)	$84,760
Depreciation, amortization and accretion	5,119	6,854	26	11,999
Interest expense	—	—	8,676	8,676
EBITDA	43,892	71,779	(10,236)	105,435
Gain on disposal of assets	—	(1,347)	—	(1,347)
Net derivative activity	(1,015)	—	—	(1,015)
Equity in income of joint ventures	(11,523)	(1,802)	—	(13,325)
Return on investment in joint ventures	10,057	2,109	—	12,166
Debt forbearance costs	—	—	990	990
Gain on extinguishment of debt	—	(61,411)	—	(61,411)
Costs related to sale of equity	—	—	2,181	2,181
Adjusted EBITDA	$41,411	$9,328	$(7,065)	$43,674

Adjusted EBITDA

	For the Six Months Ended June 30, 2020
	RNG	LFGTE	Corporate	Total
Total revenue	$38,825	$29,236	$—	$68,061
Net income (loss)	11,068	(1,002)	(16,707)	(6,641)
EBITDA	16,099	10,115	(6,989)	19,225
Adjusted EBITDA	15,213	11,290	(6,394)	20,109
Total assets	148,786	251,388	14,548	414,722
Capital expenditures and investments in joint ventures	2,780	121	(387)	2,514

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the Six Months Ended June 30, 2020
	RNG	LFGTE	Corporate	Total
Net income (loss)	$11,068	$(1,002)	$(16,707)	$(6,641)
Depreciation, amortization and accretion	5,031	11,117	42	16,190
Interest expense	—	—	9,676	9,676
EBITDA	16,099	10,115	(6,989)	19,225
Impairment of assets	—	—	—	—
Net derivative activity	(421)	—	—	(421)
Equity in income of joint ventures	(1,765)	(1,681)	—	(3,446)
Return on investment in joint ventures	1,300	2,856	—	4,156
Debt forbearance costs	—	—	491	491
Costs related to sale of equity	—	—	104	104
Adjusted EBITDA	$15,213	$11,290	$(6,394)	$20,109

Adjusted EBITDA for the six months ended June 30, 2021 was $43.7 million compared to $20.1 million for the six months ended June 30, 2020. This increase was attributable primarily to higher RNG and electric pricing and higher RNG production.

Revenue for the RNG segment for the six months ended June 30, 2021 was $54.7 million compared to $38.8 million for the six months ended June 30, 2020, an increase of $15.9 million, or 41%. Higher RNG prices, principally RINs, contributed $22.5 million to the positive variance offset by lower construction revenue of $7.2 million. Higher RNG production of $0.4 million and other immaterial factors accounted for the remaining change.

Net income for the RNG segment for the six months ended June 30, 2021 was $38.8 million compared to $11.1 million for the six months ended June 30, 2020, an increase of $27.7 million, or 250.3%. Higher RNG energy revenue discussed above contributed $22.9 million and equity earnings in a nonconsolidated subsidiary contributed $9.6 million offset by higher royalty expense linked to revenue and lower net income from construction activity.

Net income for the LFGTE segment for the six months ended June 30, 2021 was $64.9 million compared to a net loss of $1.0 million for the six months ended June 30, 2020, an increase of $65.9 million. The increase was attributable primarily to gain from extinguishment of debt of $61.4 million and lower depreciation and amortization of $4.3 million, at Aria’s LESPH subsidiary. Other immaterial factors accounted for remaining change.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Comparison of the Years ended December 31, 2020 and 2019

The following table presents certain information relating to our operating results for the years ended December 31, 2020 and December 31, 2019 (in thousands):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Revenue
Energy revenue	$132,580	$120,489	12,091	10.0%
Construction revenue	9,983	12,497	(2,514)	(20.1)%
Amortization of intangibles and below-market contracts	(3,682)	(3,669)	(13)	(0.4)%
Total revenue	138,881	129,317	9,564	7.4%
Cost of revenue
Cost of energy	72,519	73,537	1,018	1.4%
Cost of construction	9,507	11,902	2,395	20.1%
Depreciation, amortization and accretion	30,564	32,092	1,528	4.8%
Total cost of revenue	112,590	117,531	4,941	4.2%
Gross profit	26,291	11,786	14,505	123.1%
Impairment of assets	25,293	1,634	(23,659)	(1,447.9)%
General and administrative expenses	20,782	18,810	(1,972)	(10.5)%
Operating loss	(19,784)	(8,658)	(11,126)	(128.5)%
Other income (expense)
Equity in income of joint ventures	9,298	4,378	4,920	112.4%
Interest expense, net	(19,305)	(22,053)	2,748	12.5%
Gain (loss) on swap contracts	(135)	(619)	484	78.2%
Other income (expense)	3	5	(2)	(40.0)%
Total other expenses	(10,139)	(18,289)	8,150	44.6%
Net loss	(29,923)	(26,947)	(2,976)	(11.0)%
Net income attributable to noncontrolling interest	78	84	6	7.1%
Net loss attributable to controlling interest	(30,001)	(27,031)	(2,970)	(11.0)%

Energy Revenue

Revenue from energy increased by $12.1 million, or 10.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to higher RIN pricing combined with higher RNG production, higher REC and capacity revenue partially offset by lower LCFS and power sale revenue. The average D3 RIN index price for 2020 was $1.49/gallon up from $1.15/gallon in 2019. The average realized ISONE/NYISO REC pricing in 2020 was $29.2/MWh as compared to $21.2/MWh in 2019. Increase in capacity revenues is due to full year ISONE forward capacity market participation as compared to partial year participation in 2019 as Aria couldn’t participate in 2018-19 forward capacity commitment period.

Construction Revenue

Service revenue decreased by $2.5 million, or 20.1%, to $10.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to lower construction activity at South Shelby RNG plant as planned as major part of work was completed in 2019.

Cost of Energy

Cost of energy related products decreased by $1.0 million, or 1.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This change was attributable primarily to lower plant electricity, gas purchase, electric transmission expenses and other miscellaneous expenses partially offset by higher maintenance and royalty costs.

Cost of Construction

Cost of construction decreased by $2.4 million, or 20.1%, to $9.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was in line with decrease in construction revenue for reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $1.5 million, or 4.8%, to $30.6 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was attributable primarily to lower amortization of gas rights.

Impairment Expense

Aria performed an impairment analysis related to the cooperative sale process, which was initiated in 2020, of LESPH’s assets and liabilities. As discussed above, Aria entered into a definitive Membership Interest Purchase Agreement with Energy Power Investment Company LLC on March 1, 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement). Since the former will result in a loss, it is recognized as an impairment charge of $25.3 million in 2020. The gain resulting from the settlement of the debt will be recognized in the second fiscal quarter of 2021.

General and Administrative Expenses

General and administrative expenses increased by $2.0 million, or 10.5%, to $20.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was attributable primarily to higher contracted services (salaries and benefits) and LESPH debt forbearance expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $4.9 million, or 112.4%, to $9.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was attributable primarily to increased RNG production at Mavrix, LLC, a joint venture, along with higher RIN prices.

Interest Expense

Interest expense decreased by $2.7 million, or 12.5%, to $19.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was attributable primarily to a decline in average outstanding balances on our existing revolving credit facility and term loan B, and to lower interest rates.

Gain (Loss) on Natural Gas Swap Contracts

Loss on interest rate swap contracts was $0.1 million for the year ended December 31, 2020, decreased from a loss of $0.6 million for the year ended December 31, 2019. This change was attributable primarily to rising natural gas prices.

Other Income

Other income includes unusual transactions not part of the ordinary course of doing business. Other income and its changes were not material during either year.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Adjusted EBITDA

	For the year ended December 31, 2020
	RNG	LFGTE	Corporate	Total
Total revenue	$81,559	$57,322	$—	$138,881
Net income (loss)	30,459	(26,126)	(34,334)	(30,001)
EBITDA	40,592	(4,531)	(14,941)	21,120
Adjusted EBITDA	38,784	25,137	(12,686)	51,235
Total assets	158,790	213,533	20,596	392,919
Capital expenditures and investments in joint ventures	14,364	980	—	15,344

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2020
	RNG	LFGTE	Corporate	Total
Net income (loss)	$30,459	$(26,126)	$(34,334)	$(30,001)
Depreciation, amortization and accretion	10,133	21,595	74	31,802
Interest expense	—	—	19,319	19,319
EBITDA	40,592	(4,531)	(14,941)	21,120
Impairment of assets	—	25,293	—	25,293
Net derivative activity	(1,151)	—	—	(1,151)
Equity in income of joint ventures	(6,107)	(3,191)	—	(9,298)
Return on investment in joint ventures	5,450	7,566	—	13,016
Debt forbearance costs	—	—	1,815	1,815
Costs related to sale of equity	—	—	440	440
Adjusted EBITDA	$38,784	$25,137	$(12,686)	$51,235
	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	$56,044	$—	$129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investments in joint ventures	14,579	1,449	—	16,028

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	$(5,966)	$(35,379)	$(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	$24,596	$(12,381)	$37,308

Adjusted EBITDA for the year ended December 31, 2020 was $51.2 million compared to $37.3 million for the year ended December 31, 2019. The increase in Adjusted EBITDA during 2020 as compared to 2019 was attributable primarily to higher RNG and electric pricing and increased RNG production.

Revenue for the RNG segment for the year ended December 31, 2020 was $81.6 million compared to $73.3 million for the year ended December 31, 2019, an increase of $8.3 million, or 11%. Higher RNG prices, principally RINs, contributed $5.6 million to the positive variance; increases in RNG volumes sold contributed another $5.0 million. Construction revenue ($2.5 million decrease) and other immaterial factors accounted for the remaining change.

Net income for the RNG segment for the year ended December 31, 2020 was $30.5 million compared to $14.3 million for the year ended December 31, 2019, an increase of $16.1 million, or 113%. Higher RNG revenue (price and volume impacts), discussed above, contributed $10.1 million, and equity earnings in a nonconsolidated subsidiary contributed $5.4 million. The remainder was made up of immaterial items.

Net loss for the LFGTE segment for the year ended December 31, 2020 was $26.1 million compared to a net loss of $6.0 million for the year ended December 31, 2019. The decline was attributable to an increase in impairment of assets, partially offset by lower depreciation and amortization, at Aria’s LESPH subsidiary.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Comparison of the Years ended December 31, 2019 and 2018

The following table presents certain information relating to our operating results for the years ended December 31, 2019 and December 31, 2018 (in thousands)

	Years Ended December 31,
	2019	2018	$ Change	% Change
Revenue
Energy revenue	$120,489	$155,112	(34,623)	(22.3)%
Construction revenue	12,497	13,172	(675)	(5.1)%
Amortization of intangibles and below-market contracts	(3,669)	(3,119)	(550)	(17.6)%
Total revenue	129,317	165,165	(35,848)	(21.7)%
Cost of revenue
Cost of energy	73,537	79,899	6,362	8.0%
Cost of construction	11,902	12,596	694	5.5%
Depreciation, amortization and accretion	32,092	34,154	2,062	6.0%
Total cost of revenue	117,531	126,649	9,118	7.2%
Gross profit	11,786	38,516	(26,730)	(69.4)%
Impairment of assets	1,634	26,167	24,533	93.8%
General and administrative expenses	18,810	21,049	2,239	10.6%
Operating income (loss)	(8,658)	(8,700)	42	0.5%
Other income (expense)
Equity in income of joint ventures	4,378	3,260	1,118	34.3%
Interest expense, net	(22,053)	(20,431)	(1,622)	(7.9)%
Gain (loss) on swap contracts	(619)	1,727	(2,346)	(135.8)%
Loss on disposal of assets	—	(556)	556	100.0%
Other income (expense)	5	9	(4)	(44.4)%
Total other expenses	(18,289)	(15,991)	(2,298)	(14.4)%
Net loss	(26,947)	(24,691)	(2,256)	(9.1)%
Net income attributable to noncontrolling interest	84	67	(17)	(25.4)%
Net loss attributable to controlling interest	(27,031)	(24,758)	(2,273)	(9.2)%

Energy Revenue

Revenue from energy related products decreased by $34.6 million, or 22.3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower RIN pricing and lower RNG production, lower power sale revenue and natural gas revenue. 2019 average index D3 RIN price was $1.15/gallon compared to $2.29/gallon in 2018.

Construction Revenue

Construction revenue decreased by $0.7 million, or 5.1%, to $12.5 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower construction activity and related capital expenditure incurred towards building new Mavrix RNG facilities.

Cost of Energy

Cost of energy related products decreased by $6.4 million, or 8.0%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This change was attributable primarily to lower royalty resulting from lower RIN prices and lower RNG production partially offset by higher maintenance, contracted services and gas transportation expenses.

Cost of Construction

Cost of construction revenues decreased by $0.7 million, or 5.5%, to $11.9 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was in line with the decrease in construction revenue for the reasons explained above.

Depreciation, Amortization and Accretion

Depreciation, amortization and accretion decreased by $2.1 million, or 6.0%, to $32.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was attributable primarily to lower amortization of gas rights.

Impairment Expense

There were impairment charges recorded in 2019 of $1.6 million: $1.3 million was charged to intangible assets and the remaining was charged to property and equipment. An impairment charge of $26.2 million was recognized in 2018. Specifically, a $20.5 million impairment was charged to intangible assets and the remaining was charged to property and equipment.

General and Administrative Expenses

General and administrative expenses decreased by $2.2 million, or 10.6%, to $18.8 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease was attributable primarily to lower debt forbearance and company sale expenses.

Equity in Income of Joint Ventures

Equity in income of joint ventures increased by $1.1 million, or 34.3%, to $4.4 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was attributable primarily to higher income from our Sunshine joint venture resulting from lower depreciation in 2019.

Interest Expense

Interest expense increased by $1.6 million, or 7.9%, to $22.1 million for the year ended December 31, 2019 compared to the year ended December 31, 2018. This increase was attributable primarily to higher interest rates on LESPH debt due to the default.

Gain (Loss) on Swap Contracts

Loss on swap contracts was $0.6 million for the year ended December 31, 2019, up from a gain of $1.7 million for the year ended December 31, 2018. This change was attributable primarily to termination of in the money interest rate swap and decreasing natural gas prices for natural gas swap.

Other Income

Other income includes unusual transactions not part of the ordinary course of doing business. There were no material items in other income during either year.

Non-controlling Interest

Income attributable to non-controlling interest was virtually unchanged at $0.0 million for the year ended December 31, 2019 compared to the year ended December 31, 2018.

Adjusted EBITDA

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	$56,044	$—	$129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investments in joint ventures	14,579	1,449	—	16,028

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2019
	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	$(5,966)	$(35,379)	$(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	$24,596	$(12,381)	$37,308
	For the year ended December 31, 2018
	RNG	LFGTE	Corporate	Total
Total revenue	$102,844	$62,321	$—	$165,165
Net income (loss)	41,304	(30,975)	(35,087)	(24,758)
EBITDA	48,085	(2,980)	(14,401)	30,704
Adjusted EBITDA	47,139	25,586	(12,422)	60,303
Total assets	157,825	282,906	24,973	465,704
Capital expenditures and investments in joint ventures	26,325	949	—	27,274

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

	For the year ended December 31, 2018
	RNG	LFGTE	Corporate	Total
Net income (loss)	$41,304	$(30,975)	$(35,087)	$(24,758)
Depreciation, amortization and accretion	6,781	27,995	52	34,828
Interest expense	—	—	20,634	20,634
EBITDA	48,085	(2,980)	(14,401)	30,704
Impairment of assets	—	26,167	—	26,167
Net derivative activity	(875)	—	(852)	(1,727)
Equity in income of joint ventures	(2,427)	(833)	—	(3,260)
Return on investment in joint ventures	1,800	3,232	—	5,032
Loss on disposal of assets	556	—	—	556
Debt forbearance costs	—	—	1,792	1,792
Costs related to sale of equity	—	—	1,039	1,039
Adjusted EBITDA	$47,139	$25,586	$(12,422)	$60,303

Adjusted EBITDA for the year ended December 31, 2019 was $37.3 million compared to $60.3 million for the year ended December 31, 2018. The decrease in Adjusted EBITDA during 2019 as compared to 2018 was attributable primarily to declines in production and RNG pricing.

Revenue from RNG segment for the year ended December 31, 2019 was $73.3 million compared to $102.8 million for year ended December 31, 2018, a decrease of $29.5 million, or 29%. Lower RNG prices, principally RINs, contributed to $21.2 million to the negative variance; decrease in RNG volume sold contributed another $7.9 million. Other immaterial factors accounted for remaining change

Net income for RNG segment for the year ended December 31, 2019 was $14.3 million compared to $41.3 million for the year ended December 31, 2018, a decrease of $27.0 million or 65%. Lower RNG revenue (price and volume impacts), discussed above contributed to $29.1 million, and equity earnings in a nonconsolidated subsidiary contributed another $1.8 million to the negative variances partially offset by lower royalty linked to the revenue.

Revenue from LFGTE segment for the year ended December 31, 2019 was $56.0 million compared to $62.3 million for the year ended December 31, 2018, a decrease of $6.3 million or 10%. Lower pricing, primarily power commodity prices contributed to $5.0 million to the variance; decrease in electric production caused $0.5 million. Other immaterial factors accounted for the remaining change.

Net loss for LFGTE segment for the year ended December 31, 2019 was $6.0 million compared to a net loss of $31.0 million for the year ended December 31, 2018. The decrease in loss was attributable to lower impairment and depreciation and amortization in 2019, higher equity earnings in nonconsolidated subsidiaries compared to 2018, partially offset by lower revenue discussed above.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation, as a substitute for, or as superior to GAAP financial measures. For additional information and limitations relating to Adjusted EBITDA, see “Key Metrics — Adjusted EBITDA.”

Liquidity and Capital Resources

Our principal liquidity requirements are to finance current operations, fund capital expenditures, including construction projects and acquisitions from time to time, and to service our debt. Historically, our operations were financed through internally generated cash flows as well as corporate and/or project-level borrowings, including tax equity investments, to satisfy our capital expenditure requirements. As a normal part of our business, depending on market conditions, we have from time to time considered opportunities to repay, redeem, repurchase or refinance our indebtedness. Changes in our operating plans, lower than anticipated revenues, increased expenses, acquisitions or other events may cause the Combined Company to seek additional debt or equity financing in future periods. There can be no guarantee that financing will be available on acceptable terms or at all.

As of June 30, 2021, our available liquidity was $35.7 million. In addition, as of June 30, 2021, we had approximately $24.1 million of borrowing capacity remaining under our revolving credit facility as discussed in Note 7, Long-Term Debt, to our unaudited financial statements included elsewhere in this prospectus. As of December 31, 2020, our available liquidity was $14.3 million. In addition, as of December 31, 2020, we had approximately $20.8 million of borrowing capacity remaining under our revolving credit facility as discussed in Note 7, Long-Term Debt, to our audited financial statements included elsewhere in this prospectus.

As of both June 30, 2021 and December 31, 2020, we owed $138.0 million on the term loan B under our existing credit facility. The existing credit facility was repaid and terminated in connection with the Business Combinations.

Cash Flows

We use traditional measures of cash flow, including net cash provided by operating activities, net cash used in investing activities and net cash used in financing activities, as well as cash available for distribution to evaluate our periodic cash flow results.

The following table reflects the changes in cash flows for the comparative periods (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash provided by operating activities	$32,092	$8,054	$31,029	$20,725	$46,230
Net cash used in investing activities	(7,961)	(2,514)	(15,344)	(16,028)	(27,274)
Net cash used in financing activities	(2,689)	(6,553)	(8,509)	(12,630)	(26,798)
Total increase (decrease) in cash and cash equivalents	$21,442	$(1013)	$7,176	$(7,933)	$(7,842)

Net Cash Provided by Operating Activities

The change to net cash provided by operating activities is driven primarily by RNG and power production, pricing, operating expenses, interest payment and changes in working capital. The change to net cash provided by operating activities for the six months ended June 30, 2021 is primarily driven by higher RNG production and higher RIN, power and natural gas commodity pricing. The change to net cash provided by operating activities for the six months ended June 30, 2020 is primarily driven by lower RIN pricing and RNG production.

The change to net cash provided by operating activities for the year ended December 31, 2020 is primarily driven by higher RNG production and higher RIN and REC pricing. The change to net cash provided by operating activities for the year ended December 31, 2019 is primarily driven by lower RNG production and RIN pricing.

Net Cash Used in Investing Activities

The change to net cash used by investing activities is primarily driven by capital expenditures incurred to build new facilities and to expand or improve existing facilities. The change to net cash used by investing activities for the six months ended June 30, 2021 is primarily driven by contributions to Mavrix for the construction of RNG Moovers dairy digester project and for development of other new digester project. The change to net cash used by investing activities for the six months ended June 30, 2020 is primarily driven by contributions to Mavrix for construction of South Shelby RNG facility and capital improvements at other operating facilities.

The change to net cash used by investing activities for the year ended December 31, 2020 is primarily driven by contributions to Mavrix for the construction of South Shelby RNG plant and RNG Moovers. The change to net cash used by investing activities for the year ended December 31, 2019 is primarily driven by contributions to Mavrix for the construction of South Shelby RNG plant and capital improvements at KCLFG RNG facility.

Net Cash Used in Financing Activities

The change to net cash used by financing activities is primarily driven by distributions to shareholders allowed under the credit agreements, scheduled debt repayments, mandatory cash sweeps and withdrawal/repayment of the revolving credit facility. The change to net cash provided by financing activities for the six months ended June 30, 2021 is driven by repayment of LESPH closing cash to the lenders. The change to net cash provided by financing activities for the six months ended June 30, 2020 is primarily driven by $4 million net repayment of outstanding revolving credit facility and $2.4 million repayment of term loan debt.

The change to net cash provided by financing activities for the year ended December 31, 2020 is primarily driven by $4.4 million repayment of term loan debt and a $4.0 million net repayment of the revolving credit facility. The change to net cash provided by financing activities for the year ended December 31, 2019 is primarily driven by $10.9 million of distributions to shareholders and $5.6 million repayment of term loan debt offset by $4.0 million withdrawal of the revolving credit facility.

Indebtedness

Aria Energy Operating LLC had a credit facility, which included a revolving credit facility and a term loan B. Outstanding letters of credit as of June 30, 2021 were $16.1 million, all of which were undrawn. Outstanding letters of credit as of December 31, 2020, 2019 and 2018 were $19.4 million, $21.3 million and $19.6 million, respectively, all of which were undrawn. Amount drawn under the revolving credit facility as of June 30, 2021 was $0.0 million. Amounts drawn under the revolving credit facility as of December 31, 2020, 2019 and 2018 were $0.0 million, $4.0 million and $0.0 million, respectively.

Amount outstanding under the term loan B at June 30, 2021 was $138.0 million, and the outstanding balance was repaid in full as part of the Business Combination. Amounts outstanding under the term loan B as of December 31, 2020, 2019 and 2018 were $138.0 million, $142.4 million and $148.0 million, respectively.

The existing credit facility was repaid and terminated in connection with the Business Combinations.

Long-term Debt

Our existing long-term debt consists of notes payable summarized below (in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
Note payable – due May 2022	137,978	139,978	137,978	146,385	148,018
Note payable – due October 2020	—	102,831	102,831	102,831	102,831
Total	137,978	242,809	240,809	249,216	250,849
Less: Current portion	137,978	103,831	102,831	106,738	108,463
Long term portion	—	138,978	137,978	142,478	142,386

In accordance with the associated credit agreement governing our existing credit facility, the above debt has a set minimum maturity schedule. The credit agreement also outlines various factors to achieve a target maturity schedule based on our future cash flows. The balance of the above debt matures under the two schedules as follows (in thousands):

Years Ending	Minimum Maturity Payments
2021	$—
2022	137,978
Total	137,978

Under its credit agreements, Aria Energy Operating LLC is subject to certain financial covenants including maintaining a Net Leverage Ratio and limitations on investments to nonconsolidated subsidiaries. We were in compliance with these financial covenants as of June 30, 2021 and as of December 31, 2020, 2019 and 2018.

Interest Rate Swap and Cap Agreements

We are exposed to certain risks in the normal course of our business operations. The main risks are those relating to the variability of future earnings and cash flows, which are managed through the use of derivatives. All derivative financial instruments are reported in the consolidated balance sheet at fair value.

In particular, interest rate swaps and interest rate caps are used to manage the risk associated with interest rate cash flows on variable rate borrowings.

Currently, we have no interest rate swaps. In 2020, Aria purchased an interest rate cap with a notional amount of $110.0 million and pays when the 1-month LIBOR rate exceeds 1.0%. The cap expires on May 31, 2022.

Natural Gas Swap Agreement

Aria has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007,200 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

	June 30, 2021	December 31
		2020	2019
Natural gas swap liability	$253	$1,268	2,514
	June 30, 2021	December 31
		2020	2019
Natural gas swap – unrealized gain (loss)	$556	$(40)	(619)
Natural gas swap – realized gain	—	1,286	745
Interest rate CAP – realized loss	—	(95)	—

Off-Balance Sheet Arrangements

We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt or operating our business. As of June 30, 2021, we do not have any off-balance sheet arrangements or relationships with entities that are not consolidated into or disclosed on our financial statements that have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Related Party Transactions

Sales of operations and maintenance services, and sales of administrative and other services are made to, and services are purchased from, our 50% owned joint ventures for the six months ended June 30, 2021 and June 30, 2020 and the years ended December 31, 2020, 2019 and 2018 (in thousands):

	June 30		December 31
	2021	2020	2020	2019	2018
Sales of construction services	$24	$7,246	9,983	12,497	13,172
Sales of operations and maintenance services	746	850	1,701	1,635	1,511
Sales of administrative and other services	195	200	409	382	336
Accounts receivable	473	186	332	299	411
Cost and estimated earnings in excess of billing	—	—	—	—	40

Critical Accounting Policies

Our discussion and analysis of the financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance as well as the use of estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. The application of these policies necessarily involves judgments regarding future events, including the likelihood of success of particular projects, legal and regulatory challenges, and the fair value of certain assets and liabilities. These judgments, in and of themselves, could materially affect the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment may also have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed.

On an ongoing basis, we evaluate these estimates, utilizing historic experience, consultation with experts and other methods we consider reasonable. In any event, actual results may differ substantially from estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the information that gives rise to the revision becomes known.

Our significant accounting policies are summarized in our audited consolidated financial statements included in this prospectus. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain.

Impairments of Long-Lived Assets

We evaluate property, plant and equipment and certain intangible assets for impairment whenever indicators of impairment exist. Examples of such indicators or events are:

•        significant decrease in the market price of a long-lived asset;

•        significant adverse change in the manner an asset is being used or its physical condition;

•        adverse business climate;

•        accumulation of costs significantly in excess of the amount originally expected for the construction or acquisition of an asset;

•        current-period loss combined with a history of losses or the projection of future losses; and

•        change in our intent about an asset from an intent to hold to a greater than 50% likelihood that an asset will be sold or disposed of before the end of its previously estimated useful life.

Long-lived assets, such as property, plant and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, we first compare undiscounted cash flows expected to be generated by that asset or asset group to our carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. We make considerable judgments in the impairment evaluations of long-lived assets; however, the fair value determination is typically the most judgmental part of an impairment evaluation.

We determine the fair value of a reporting unit or a long-lived asset (asset group) by applying the approaches prescribed under the fair value measurement accounting framework. Generally, the market approach and income approach are most relevant in the fair value measurement of our reporting units and long-lived assets; however, due to the lack of available observable market information in many circumstances, we often rely on the income approach. We develop the underlying assumptions consistent with its internal budgets and forecasts for such valuations. Additionally, we use an internal discounted cash flow valuation model (the “DCF model”), based on the principles of present value techniques, to estimate the fair value of our reporting units or long-lived assets under the income approach. The DCF model estimates fair value by discounting our internal budgets and cash flow forecasts, adjusted to reflect market participant assumptions, to the extent necessary, at an appropriate discount rate.

Management applies considerable judgment in selecting several input assumptions during the development of our internal budgets and cash flow forecasts. Examples of the input assumptions that our budgets and forecasts are sensitive to include macroeconomic factors such as growth rates, industry demand, inflation, exchange rates, power prices and commodity prices. Whenever appropriate, management obtains these input assumptions from observable market data sources and extrapolates the market information if an input assumption is not observable for the entire forecast period. Many of these input assumptions are dependent on other economic assumptions, which are often derived from statistical economic models with inherent limitations such as estimation differences.

Revenue Recognition

Electricity

We sell a significant portion of the electricity we generate under the terms of PPAs or other contractual arrangements which is included in energy related products revenue. Revenue is recognized upon the amount of electricity delivered at rates specified under the contracts. Most PPAs are accounted for as operating leases, have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives and we have elected the normal purchase normal sale exception for these contracts, for which we record revenue when electricity is delivered.

Another portion of our electricity is also sold through energy wholesale markets (NYISO, ISO-NE and PJM) into the day-ahead market. Revenue is recognized upon the amount of electricity delivered into the day-ahead market and recognized based on day-ahead market clearing prices.

We also sell our capacity into the month-ahead and three-year ahead markets in the wholesale markets noted above. Capacity revenues are recognized when contractually earned and consist of revenues billed to a third party at a negotiated contract price for making installed generation capacity available in order to satisfy system integrity and reliability requirements.

Gas

We sell the gas we generate pursuant to various contractual arrangements which is included in energy related products revenue. Gas sales are accounted for as operating leases, have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the gas is delivered to the customer.

Renewable Attributes

We also generate RECs as we process electricity. Certain of these energy credits are sold independently in an open market and revenue is recognized at the time production of the energy credit is recognized where an active market and a sales agreement exists for the credits. Revenue from the sale of RECs is included in energy related products revenue.

Aria generates renewable fuel credits called RINs. Pipeline quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of Aria’s RINs are generated by plants for which Aria has an offtake agreement to sell all of the outputs and are therefore accounted for as operating leases in, with revenue recognized when the fuel is produced and transferred to a third party.

Operation and Maintenance (“O&M”)

We provide O&M services at projects owned by third parties which are included in service revenue. Revenue for these services is recognized upon the services being provided in accordance with contractual arrangements primarily based on the production of electricity from the project.

Below-Market Contract Amortization

Through acquisitions, we have below-market contracts from PPAs and O&M agreements through acquisitions related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be less (more) than market that are being amortized to revenue over the remaining life of the underlying contract which is included in energy related products revenue.

Construction Type Contracts

We on occasion enter into contracts with affiliates to construct RNG projects. This contract revenue is recorded under the percentage completion method based on cost incurred to date as a percentage of the contract total which is included in service revenue. Revenues generated from these contracts amounted to $10.0 million, $12.5 million and $13.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Recent Accounting Pronouncements

See Note 3 (x) to our unaudited consolidated financial statements and Note 3 (x) and 3 (y) to our audited consolidated financial statements included in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to several market risks in our normal business activities. Market risk is the potential loss that may result from market changes associated with our power generation or with an existing or forecasted financial or commodity transaction. The types of market risks we are exposed to are commodity price risk, specifically electricity and renewable natural gas, interest rate risk, liquidity risk, and credit risk.

Interest Rate Risk

We are exposed to fluctuations in interest rates through our issuance of variable rate debt. Exposures to interest rate fluctuations may be mitigated by entering into derivative instruments known as interest rate swaps, caps, collars and put or call options. These contracts reduce exposure to interest rate volatility and result in primarily fixed rate debt obligations when taking into account the combination of the variable rate debt and the interest rate derivative instrument. Our risk management policies allow us to reduce interest rate exposure from variable rate debt obligations.

We enter into interest rate swaps, which are intended to economically hedge the risks associated with interest rates on non-recourse project level debt. For accounting purposes these interest swaps do not qualify for hedge accounting and are recorded at fair value on the consolidated balance sheet with changes in fair value recognized in profit or loss in the consolidated statement of comprehensive income.

We have long-term debt instruments that subject us to the risk of loss associated with movements in market interest rates.

Liquidity Risk

Liquidity risk arises from the general funding needs of our activities and in the management of our assets and liabilities.

Counterparty Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. We monitor and manage credit risk through credit policies that include: (i) an established credit approval process, and (ii) the use of credit mitigation measures such as prepayment arrangements or volumetric limits. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties.

ARCHAEA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, unless the context otherwise requires, references to “Archaea,” “we,” “us,” “our,” and the “Company” are intended to mean the business and operations of Archaea and its consolidated subsidiaries. Additional terms used herein are defined in the section entitled “Certain Defined Terms” and elsewhere in this prospectus.

The following discussion analyzes the financial condition and results of operations of the Company. The following discussion and analysis should be read in conjunction with the consolidated and combined audited financial statements and the related notes included in this prospectus.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum. Certain prior period amounts have been reclassified to conform to the current year presentation.

Overview

Company History

Archaea was founded in November of 2018 and partners with landfill owners to harness the power of their landfill gas. Archaea sources, builds and manages projects for the entirety of an energy project’s lifecycle. Through June 30, 2021, Archaea has been primarily engaged in the development of “high-Btu” biogas facilities which upgrade landfill gas to pipeline quality specification RNG or use the landfill gas to produce renewable electricity power. Archaea’s first RNG facility located in Boyd County, Kentucky commenced operations in April 2021. This RNG provides a renewable fuel source for Archaea’s customers to decarbonize their current fossil natural gas infrastructures.

Archaea has entered into various landfill biogas rights agreements with certain landfill owners for the construction and operation of high-Btu biogas facilities. Archaea’s activities continue to incur significant expenditures for the design and development of several biogas facilities and continue to be subject to certain risks and uncertainties, including the ability to raise additional working capital to complete its biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

Acquisitions

Bernie

On September 14, 2019, Archaea completed the purchase of BioFuels San Bernardino Biogas, LLC (“Bernie”) to acquire the landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of Archaea’s strategic plan to convert landfill gases into renewable energy sources.

Boyd County Project

On November 10, 2020, Archaea acquired all the outstanding membership interests of Big Run Power Producers, LLC to acquire a high-Btu facility that had not previously been properly commissioned to process landfill gas to pipeline specification renewable natural gas in Ashland, Kentucky. In April 2021, the facility commenced operations. It continues to ramp-up production.

Project Assai and PEI

On January 6, 2020, Archaea began development of its Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, Pennsylvania, in the Scranton metro area. Project Assai is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world. See the section of the prospectus entitled “Business.” On January 15, 2021, Assai Energy entered into a senior secured note purchase agreement with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes (the “3.75% Notes”). Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy entered into an additional senior secured note purchase agreement with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes (the “4.47% Notes” and, together with the 3.75% Notes, collectively the “Assai Notes”). Interest on the 4.47% Notes is payable quarterly in arrears on each payment date, and the 4.47% Notes mature on September 30, 2041. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai.

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”). PEI’s assets include landfill gas rights, a pipeline, and a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, Pennsylvania.

GCES

On January 14, 2020, Archaea purchased a controlling position of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems. GCES manufactures equipment that will be used in Archaea’s RNG projects in addition to selling equipment to third parties.

The Business Combinations and Public Company Costs

On April 7, 2021, RAC entered into the Business Combination Agreements with Aria, Archaea, Archaea Seller and the other parties thereto, pursuant to which, among other things, (i) Aria Merger Sub was merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) Archaea Merger Sub was merged with and into Archaea II, with Archaea II surviving the merger and becoming a direct subsidiary of RAC Buyer.

Pursuant to the Archaea Merger Agreement, the aggregate merger consideration paid at closing of the Archaea Merger to the Archaea Holders was $347.0 million, subject to certain adjustments set forth in the Archaea Merger Agreement for, among other things, Archaea’s cash, indebtedness, unpaid transaction expenses and certain capital expenditures. The Archaea Closing Merger Consideration consisted of newly issued Class A units of RAC Opco and newly issued shares of Class B Common Stock based on a value of $10.00 per share.

Following the Closing, RAC retained its “up-C” structure, whereby all the equity interests in Aria and Archaea are held by RAC Buyer, all of the equity interests in RAC Buyer are held by RAC Intermediate, all the equity interests in RAC Intermediate are held by RAC Opco and RAC’s only assets are its equity interests in RAC Opco. Following the Closing, RAC was renamed Archaea Energy Inc., which is referred to herein as the Combined Company.

In accordance with ASC 810, RAC Opco is considered a VIE where RAC is the sole managing member of RAC Opco, and therefore, the primary beneficiary. As such, RAC consolidates RAC Opco, and the unitholders that hold economic interest directly at RAC Opco would be presented as noncontrolling interest in both the pro forma balance sheet and income statement. Archaea is considered the accounting acquirer of the Business Combinations based on ASC 805 because Archaea Holders will have the largest portion of the voting power of the Combined Company, Archaea’s senior management will comprise the majority of the senior management of the Combined Company, and the Archaea Holders, will appoint the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger will be treated as the equivalent of Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC will be stated at historical cost. No goodwill or other intangible assets will be recorded. The Aria Merger represents an acquisition of a business, and Aria’s identifiable assets acquired, liabilities assumed and any non-controlling interests will be measured at their acquisition date fair value.

As a consequence of the Business Combinations, the Combined Company will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Combined Company is expected to incur additional annual expenses as a public company that Archaea did not historically incur to date for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Results of Operations

Comparability of Financial Information

Archaea’s future results of operations and financial position may not be comparable to historical results as a result of the Business Combinations and Archaea’s and the Combined Company’s ongoing development activities. Archaea was formed in November of 2018 and did not have significant assets, liabilities or operations until its acquisition of Bernie in September of 2019 and its subsequent acquisitions in 2020 and 2021 as described above.

Basis of Presentation

Prior to the GCES acquisition in 2020, Archaea managed its business with only the RNG segment. All information presented in Archaea’s consolidated financial statements for years prior to 2020 is attributable to the RNG segment. Following the GCES acquisition in 2020, Archaea reported segment information in two segments: RNG and GCES. Following the PEI acquisition in 2021, Archaea has reported segment information in three segments: RNG, renewable electricity generation (“REG”) and GCES. Archaea currently manages its RNG segment as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. Archaea’s REG segment generates revenue by selling renewable electricity under a market-based contract with a regional transmission organization. The RNG and REG segments began to generate revenue during the fiscal quarter ended June 30, 2021. As noted above, GCES was acquired by Archaea in January 2020 as a complementary operation to provide cost savings in association with the construction of its plants due to GCES’s specialization in manufacturing customized pollution control systems. While GCES has sales to the RNG segment through June 30, 2021, GCES also has external third-party customers. Two customers of the GCES segment comprised 27% and 20% of Archaea’s consolidated revenues during the year ended December 31, 2020. Archaea had no external customers during the years ended December 31, 2019 and 2018.

Key Factors Affecting Operating Results

Archaea believes that its performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the section of the prospectus entitled “Risk Factors — Risks Related to the Business and Industry of the Company.”

Successful Development and Operation of Archaea’s Projects

Archaea’s business strategy includes growth primarily through the procurement of landfill gas rights to develop new LFG to RNG projects, the acquisition and expansion of existing LFG to RNG projects or conversion of LFG projects from electricity to RNG production. Archaea is also actively considering expansion into other lines of business, including anaerobic digesters, carbon sequestration, producing on-site renewable electricity for its projects and the production of low or negative carbon intensity renewable hydrogen.

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Archaea’s revenues were derived primarily from its GCES segment through the sale of customized pollution control systems to third-party customers. As Archaea’s RNG and other projects continue to become commercially operational, it expects that a majority of its revenues will be generated from the sale of RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that are derived from these products. Following the Business Combinations, until the Combined Company can generate sufficient revenue from RNG, renewable electricity and Environmental Attributes, the Combined Company is expected to primarily finance its operations and project development activities with committed financing in place. After the closing of the Business Combinations, proceeds from the Business Combinations, including the proceeds from the PIPE Financing, as well as the Secured Term Loan discussed below under “Liquidity and Capital Resources — Contractual Obligations — Long Term Debt,” will be the primary funding source for growth. The amount and timing of the Combined Company’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s acquisitions and project development efforts.

Market Trends

Archaea’s future revenues will depend to a substantial degree upon the demand for RNG, renewable electricity and Environmental Attributes, all of which are affected by a number of factors outside Archaea’s control. Archaea seeks to substantially mitigate its exposure to market-based pricing fluctuations by selling RNG primarily under long-term off-take agreements with fixed pricing to counterparties with strong credit profiles. The credit profiles of the buyers of Archaea’s RNG are subject to change and are outside of Archaea’s control. Archaea’s future expenses will depend to a substantial degree upon electricity prices and the costs of raw materials and labor. These costs, too, are subject to a number of factors outside Archaea’s control.

Regulatory Landscape

Archaea operates in an industry that is subject to and currently benefits from environmental regulations. Government policies can increase the demand for Archaea’s products by providing market participants with incentives to purchase RNG, renewable electricity and Environmental Attributes. These government policies are continuously being modified, and adverse changes in such policies could have the effect of reducing the demand for Archaea’s products. Government regulations applicable to Archaea’s renewable energy projects have generally become more stringent over time. Complying with any new government regulations may result in significant additional expenses or related development costs for Archaea.

Impacts of COVID-19

To date, the COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States.

In response to the COVID-19 pandemic and related mitigation measures, Archaea began implementing changes in its business in March 2020 to protect its employees and customers, and to support appropriate health and safety protocols. These measures resulted in additional costs, which Archaea expects will continue through 2021 as it continues to work to address employee safety. As of the date of this prospectus, such business changes and additional costs have not been, individually or in the aggregate, material to Archaea. Archaea is considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which Archaea operates.

Certain third parties with whom Archaea engages, including its project partners, third-party manufacturers and suppliers, and regulators with whom Archaea conducts business have adjusted their operations and are assessing future operational and project needs in light of the COVID-19 pandemic. If these third parties experience shutdowns or continued business disruptions, Archaea’s ability to conduct its business in the manner and on the timelines presently planned could be materially and adversely affected. The pandemic could also cause disruptions in its supply chain due to transportation delay, travel restrictions, raw material cost increases and shortages and closures of businesses or facilities. It may also cause delays in construction and other capital expenditures at Archaea’s projects, in obtaining regulatory approvals and in collections of Archaea’s receivables for its products and services.

The duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the severity and transmission rate of the virus and related variants, the extent and effectiveness of containment actions and the impact of these and other factors on Archaea’s employees, customers, suppliers, and distributors.

Key Components of Results of Operations

Revenue

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Archaea’s revenues were historically comprised of sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in 2020. Prior to the GCES acquisition in 2020, Archaea did not have material revenues. Revenues in Archaea’s RNG segment commenced in the second quarter of 2021 with the commencement of commercial operations at Archaea’s Boyd County facility. Revenues in Archaea’s REG segment commenced with the PEI acquisition, also in the second quarter of 2021. Prior to this, Archaea had no RNG or REG sales.

Expenses

Archaea’s expenses have historically been comprised of costs of operations and general and administrative expenses. Cost of operations consists primarily of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing, related to our GCES business.

General and administrative expenses consist primarily of personnel related costs (including salaries, bonuses, benefits and share-based compensation) for employees in Archaea’s executive, finance, human resource and administrative departments and fees for third-party professional services, including consulting, legal and accounting services. In addition, Archaea allocates a portion of overhead costs which include lease expense, utilities and worker’s compensation premiums to the general and administrative department expense based on headcount. No depreciation or amortization expense is allocated to general and administrative expense.

Archaea expects its general and administrative expenses to increase for the foreseeable future as Archaea scales headcount with the growth of its business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Comparison Statement of Operations for the Six Months Ended June 30, 2021 and 2020

	2021	2020
Revenue
Energy revenue	$3,058,704	$—
Equipment sales	3,632,026	2,509,799
Services	90,739	82,962
Total revenue	6,781,469	2,592,761

Cost of operations:
Cost of operations	5,508,041	1,321,150
Depreciation and amortization	934,599	67,066

Total cost of operations	6,442,640	1,388,216

General and administrative expenses	11,042,836	2,449,220

Operating loss	(10,704,007)	(1,244,675)

Other income (expense):
Other income	294,127	27,877
Interest expense	(19,615)	—
Total other income (expense)	274,512	27,877

Net loss	(10,429,495)	(1,216,798)

Net income (loss) attributable to noncontrolling interest	(253,996)	128,286

Net loss attributable to controlling interest	$(10,175,499)	$(1,345,084)

Archaea’s GCES segment revenue in the six months ended June 30, 2021 and 2020 resulted primarily from sales of customized pollution control equipment and maintenance agreement services provided solely by the GCES segment, which was acquired in January 2020. The increase in GCES revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to an increase in equipment order intake through the later part of 2020 and early 2021. These orders allowed for higher plant loading, which increased revenues in 2021.

Archaea’s RNG segment revenue in the six months ended June 30, 2021 resulted from sales of RNG and related environmental attributes from the Boyd County facility. Archaea had no reportable RNG segment revenue in the six months ended June 30, 2020. The increase in revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the commencement of commercial operations in April 2021 at Archaea’s Boyd County facility.

Archaea’s REG segment revenue in the six months ended June 30, 2021 resulted primarily from sales of renewable electricity and related environmental attributes at PEI. Archaea had no reportable REG segment revenue in the six months ended June 30, 2020. The increase in revenue in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable the PEI acquisition in April 2021.

Revenue by Significant Product Type for the Six Months Ended June 30, 2021 and 2020

	2021	2020
Equipment	$3,632,026	$2,509,799
REG and RECs	2,237,480	—
RNG and RINs	821,224	—
Services	90,739	82,962
Total	$6,781,469	$2,592,761

Cost of Operations

Archaea’s cost of operations in the six months ended June 30, 2021 and 2020 was primarily composed of personnel compensation and benefits, insurance and raw materials, parts and components for manufacturing related to our GCES business. The increase in cost of operations in the GCES segment for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to an increase in equipment order intake through the later part of 2020 and early 2021. The orders allowed for higher plant loading resulting in increased costs. The increase is also a result of increased costs of operations related to the REG segment due to the acquisition of PEI in April 2021. The increase in general and administrative expenses in the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the expansion of Archaea’s workforce and increased growth across the Archaea business lines.

Comparison of Results of Operations for the Years Ended 2020 and 2019

	Years ended December 31,
	2020	2019	$ Change
Revenue
Equipment sales	$6,133,853	$—	6,133,853
Services	389,393	—	389,393
Total revenue	6,523,246	—	6,523,246

Cost of operations:
Cost of operations	4,751,766	—	4,751,766
Depreciation and amortization	137,183	389	136,794

Total cost of operations	4,888,949	389	4,888,560

Gross profit (loss)	1,634,297	(389)	1,634,686
General and administrative expenses	4,372,003	1,562,941	2,809,062

Operating loss	(2,737,706)	(1,563,330)	(1,174,376)
Other income (expense)
Other income	521,071	—	521,071
Interest expense	(20,001)	—	(20,001)
Interest income	236	—	236
Total other income (expense)	501,306	—	501,306

Net loss	(2,236,400)	(1,563,330)	(673,070)

Net income attributable to noncontrolling interest	236,172	—	236,172

Net loss attributable to controlling interest	$(2,472,572)	$(1,563,330)	$(120,002)

Depreciation and Amortization

Archaea’s depreciation and amortization in the six months ended June 30, 2021 and 2020 was primarily composed of depreciation of equipment and facilities associated with the RNG and REG segments. The increase in depreciation and amortization for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the commencement of operations at the Boyd County facility and the acquisition of PEI.

Other Income

Archaea’s total other income in the six months ended June 30, 2021 was primarily composed of income from forgiveness of Archaea’s PPP loan. The increase in total other income for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily attributable to the $200,500 in income from the 2021 forgiveness of such loan.

Liquidity and Capital Resources

Archaea has historically funded its operations and growth with equity and debt financing. As of December 31, 2020, Archaea had approximately $1.5 million of cash and cash equivalents. Subsequent to year end 2020, Archaea raised an additional $133.4 million from the private placement of the Assai Notes to fund the PEI acquisition and Project Assai. As of June 30, 2021, Archaea had approximately $0.6 million of cash and cash equivalents and Archaea also had $35.7 million of restricted cash for payment primarily of construction-related costs for the Assai biogas project.

Archaea believes that its cash on hand following the consummation of the Business Combinations, including the proceeds from the PIPE Financing and the Secured Term Loan under the new credit facility, will total approximately $200 million. In addition, the Combined Company has a committed revolving credit facility in the aggregate amount of $250 million under the New Credit Agreement less any amounts outstanding under letters of credit.

We expect that the Combined Company’s available cash following the consummation of the Business Combination, together with its other assets, expected cash flows and borrowing capacity, will be sufficient to meet the Combined Company’s cash requirements for a period of at least twelve months following the date of this prospectus and thereafter. After funding its working capital requirements, available cash is expected to be used to fund debt maturities and other contractual commitments. Excess cash thereafter would be used to fund capital investments to continue to grow the Combined Company’s business. Reductions in available cash may reduce the Combined Company’s ability to make capital investments and may require changes to the Combined Company’s growth plan at the discretion of the Combined Company’s management and board of directors. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

If the Combined Company’s growth plan changes, it may seek additional capital through equity offerings or debt financings. The amount and timing of Archaea’s future funding requirements will depend on many factors, including the pace and results of the Combined Company’s project development efforts. The Combined Company may be unable to obtain any such additional financing on acceptable terms or at all. The Combined Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts, needed, the Combined Company could be required to delay, scale back or abandon some or all its development programs and other operations, which could materially harm its business, prospects, financial condition and operating results.

Project Assai

As noted above under “— Overview — Acquisitions — Project Assai and PEI,” on January 6, 2020, Archaea began development of its Project Assai biogas project. Also as noted above, on January 15, 2021 and April 5, 2021, Assai Energy entered into a senior secured note purchase agreements for the purchase of the $72,542,000 in principal amount of 3.75% Notes and $60,828,000 in principal amount of its 4.47% Notes. The proceeds of the Assai Notes were used in part to fund the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of Project Assai.

These funds are committed and are expected to fully fund the development of the Project Assai, which is the world’s largest RNG plant currently under construction and, upon completion, is expected to be the largest LFG-to-RNG facility in the world.

Paycheck Protection Program

During 2020, Archaea received a $200,500 loan from the U.S. Small Business Administration (“SBA”) as provided for under the Paycheck Protection Program (“PPP”) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act signed into law on March 27, 2020. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to Archaea. Archaea received notification from the lending institution that the full amount of the PPP loan had been forgiven effective March 2021, and the forgiveness of the loan was recorded in other income during the six months ended June 30, 2021. The amount of the proceeds received under this loan at December 31, 2020 is reflected in Archaea’s consolidated balance sheets as other long-term liability.

Additionally, Archaea received a separate PPP loan for the benefit of GCES in the amount of $490,500 from the SBA. Archaea utilized the loan proceeds in accordance with established PPP guidelines which would result in forgiveness of the full amount of the loan. This loan was forgiven during the year ended December 31, 2020, and the forgiveness of the loan was recorded in other income during the year ended December 31, 2020.

Historical Cash Flows for the Six months Ended June 30, 2021 and 2020

	Six months Ended June 30,
	2021	2020
Cash used in operating activities	$(7,510,697)	(2,243,504)
Cash used in investing activities	(88,135,624)	(10,387,679)
Cash provided by financing activities	130,453,379	16,441,000
Net increase in cash, cash equivalents and restricted cash	34,807,058	3,809,817

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to operations at GCES and PEI along with general and administrative expenses.

Archaea’s cash used in operating activities of $7.5 million for the six months ended June 30, 2021 was primarily related to a net loss of $10.2 million as a result of higher general and administrative expenses, offset by timing in trade accounts payable of $2.0 million and accrued and other expenses of $0.9 million. Changes in other working capital accounts were not significant.

Archaea’s cash used in operating activities of $2.2 million for the six months ended June 30, 2020 was comprised primarily of a net loss of $1.3 million and net cash outflows related to changes in working capital of $1.1 million.

Cash Used in Investing Activities

Archaea continues to have significant cash outflows from investing activities as it expands its business and develops its projects.

Cash used in investing activities of $88.1 million for the six months ended June 30, 2021 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants, including Assai and the Boyd County facility, and to the acquisition of a pipeline obtained in the acquisition of PEI.

Cash used in investing activities of $10.4 million for the six months ended June 30, 2020 was primarily comprised of acquiring a majority position in GCES and landfill gas rights at Project Assai.

Cash Provided by Financing Activities

Through June 30, 2021, Archaea financed its operations primarily through debt financing and the sale of equity securities.

Cash provided by financing activities of $130.5 million for the six months ended June 30, 2021 was related to borrowings from long-term debt under the 3.75% Notes and the 4.47% Notes.

Cash provided by financing activities of $16.4 million for the six months ended June 30, 2020 was comprised primarily of equity financing.

Historical Cash Flows for the Years Ended 2020 and 2019

	Years ended December 31,
	2020	2019
Cash used in operating activities	$(5,833,942)	(1,334,557)
Cash used in investing activities	(42,319,579)	(592,485)
Cash provided by financing activities	49,226,407	2,350,000
Net increase in cash and cash equivalents	1,072,886	422,958

Cash Used in Operating Activities

Archaea’s cash flows used in operating activities to date have been primarily comprised of costs related to biogas development and operations at GCES.

Archaea’s cash used in operating activities of $5.8 million in 2020 was comprised of a net loss of $2.5 million, changes in accounts receivable of $1.4 million, prepaid expenses and changes in other current assets of $2.8 million offset by changes in liabilities of $0.9 million.

Archaea’s cash used in operating activities of $1.3 million in 2019 was comprised of a net loss of $1.6 million offset by deferred salaries of $0.2 million and changes in accrued and other expense of $0.1 million.

Archaea expects that cash flows provided by its RNG projects that are expected to come online in the second quarter of 2021 will offset the increases in its cash used in operating activities that are expected to result from related increases in hiring.

Cash Used in Investing Activities

Archaea continues to experience negative cash flows from investing activities as it expands its business and develops its projects. Cash used in investing activities primarily relate to Archaea’s acquisitions of businesses and landfill gas development rights.

Cash used in investing activities of $42.3 million in 2020 was primarily attributable to capital expenditures related to construction in progress at Archaea’s various plants, the acquisition of GCES, the acquisition of biogas rights, the acquisition of Big Run, the escrow deposit related to the acquisition of PEI.

Cash used in investing activities of $0.6 million in 2019 was primarily attributable to the acquisition of Biofuels San Bernardino Biogas, LLC as well as capital expenditures at Archaea’s biogas projects.

Cash Provided by Financing Activities

Through December 31, 2020, Archaea financed its operations primarily through the sale of equity securities and debt financing.

Cash provided by financing activities of $49.2 million in 2020 was primarily comprised of $16.4 million in long-term borrowings and $32.5 million in equity financing.

Cash provided by financing activities of $2.4 million in 2019 was primarily comprised of equity financing.

Contractual Obligations

The following table summarizes Archaea’s contractual obligations as of June 30, 2021.

		Payments Due by Periods
	Total	<1 year	1 – 3 years	3 – 5 years	>5 years
Operating leases	$1,191,755	$859,596	332,159	0	0
Long-term debt	144,113,475	5,565,191	17,505,382	21,727,903	99,314,999
Total contractual obligations	145,305,230	6,424,787	17,837,541	21,727,903	99,314,999

Operating Leases

GCES entered into a facility lease with two of its minority owners in 2013, prior to the Archaea’s acquisition of GCES in 2020. The GCES facilities are now owned by two noncontrolling interest owners of GCES, thereby causing this lease to be a related party agreement. During the year ended December 31, 2020 and the six months ended June 30, 2021, GCES paid $210,000 and $105,000, respectively, to the minority owners under this lease which expires in May 2022. Archaea has also entered into warehouse and office leases with third parties ranging from one to three years.

Revolving Line of Credit

Archaea had in place a revolving line of credit agreement with Comerica Bank (“Comerica”) that provided for maximum borrowings of $8 million as of June 30, 2021. The outstanding principal balance of each advance was subject to interest at a rate based on the one-month LIBOR rates quoted by Comerica plus 4.5%. At June 30, 2021, the outstanding balance on the line of credit was approximately $7.1 million. The line of credit was repaid in full at the Closing of the Business Combinations.

Long Term Debt

On January 15, 2021, Assai Energy, LLC entered into a senior secured note purchase agreement with certain investors for the purchase of $72.5 million in principal amount of its 3.75% Notes. Interest on the 3.75% Notes is payable quarterly in arrears on each payment date, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement with certain investors for the purchase of $60.8 million in principal amount of its 4.47% Notes. Interest on the 4.47% Notes is payable quarterly in arrears on each payment date, and the 4.47% Notes mature on September 30, 2041. As of June 30, 2021, Archaea received total proceeds of $127.4 million from the Assai Notes of which approximately $30 million was used to complete the acquisition of PEI. The total interest expense incurred under the Assai Notes for the six months ended June 30, 2021 was $1.5 million, and the interest related to the biogas facilities has been capitalized during the construction period. The notes are secured by all plant assets and plant revenues. Cash received from the agreement is restricted for use on Assai related costs and cannot be used for general corporate purposes.

On November 10, 2020, Archaea Holdings, LLC, a wholly-owned subsidiary of Archaea Seller (“Archaea Holdings”), and Big Run Power Producers, LLC, a North Carolina limited liability company (“BRPP”), entered into certain promissory notes with Comerica pursuant to that certain credit agreement by and between Comerica, as the lender, and Archaea Holdings and BRPP, as the borrowers (the “Boyd County Credit Agreement”). Noble Environmental, Inc. (“Noble”) guaranteed the Boyd County Credit Agreement,

Pursuant to the Boyd County Credit Agreement, Comerica made available to the borrowers a $5 million secured specific advance facility loan (the “SAF Loan”) and $12 million secured term loan (the “Term Loan”). The SAF Loan and the Term loan bore interest at LIBOR plus 4.5%, which was 5.5% as of June 30, 2021. In addition to the Term Loan and the SAF Loan, Comerica had also made available to the borrowers a corporate credit card program with a credit limit of $0.5 million as of June 30, 2021, which increased to a credit limit of $3.5 million as of August 11, 2021, for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement under the Boyd County Credit Agreement was November 10, 2024; however the Boyd County Credit Agreement, including the SAF Loan and Term Loan, was repaid in full at the closing of the Business Combinations.

Noble, which is a related party of Archaea, guaranteed Archaea’s obligations under the Boyd County Credit Agreement. In consideration of Noble furnishing the Noble Guaranty, Noble required that Archaea Holdings and BRPP incur a guaranty fee. The guaranty fee was accrued on the face value of the guaranteed obligation of $17.5 million at the effective date of the Noble Guaranty, subject to certain adjustments. See “Certain Relationships and Related Transactions” in the prospectus. The guaranty fee was evidenced by a promissory note dated November 10, 2020, made by Archaea Holdings and BRPP payable to Noble (“Noble Note”). The Noble Note was repaid in full at the closing of the Business Combinations, and the related guarantee was terminated.

As of June 30, 2021, Archaea received total proceeds of $17.0 million in connection with the Boyd County Credit Agreement. The proceeds of the indebtedness under the Boyd County Credit Agreement funded the acquisition and recommissioning of the Boyd County Project as well as general and administrative expenses. Total interest expense incurred under the SAF Loan, the Term Loan and the Noble Guaranty through June 30, 2021 was $3.2 million. This interest has been capitalized during the construction period of the Boyd County Project.

Secured Promissory Notes

On July 15 and July 26, 2021, Archaea Holdings entered into several secured promissory notes with certain lenders, including related parties to the Company, in the aggregate principal amount of approximately $30.0 million. Promissory notes totaling approximately $16.5 million bear interest at 20% per annum, and promissory notes totaling approximately $13.5 million bore interest at 7.5% per annum. All unpaid principal and unpaid accrued interest of the foregoing promissory notes are due the earlier of (a) the one-year anniversary of the respective issuance date (July 15, 2022 or July 26, 2022), (b) closing date of the Business Combinations, or (c) the date on which all amounts under promissory notes shall become due and payable in the event of the Company’s default. The promissory notes bearing interest at 20% per annum include a guaranteed minimum interest payment of approximately $1.0 million in aggregate. These promissory notes were repaid in full at the closing of the Business Combinations.

Significant Accounting Policies

This management’s discussion and analysis of financial condition and results of operations of Archaea is based on Archaea’s consolidated financial statements. Archaea’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). For a discussion of Archaea’s significant accounting policies, see “Note 1, Summary of Significant Accounting Policies” to Archaea’s consolidated financial statements appearing in this prospectus.

Critical Accounting Policies and Estimates

GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in Archaea’s financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the financial statements. Archaea identifies its most critical accounting policies as those that are the most pervasive and important to the portrayal of Archaea’s financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Archaea’s critical accounting policies are associated with revenue recognition and acquisition accounting and the judgment used in determining the fair value of identified assets acquired and liabilities assumed.

Revenue Recognition

Archaea recognizes revenue in accordance with Accounting Standards Codification 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which Archaea expects to be entitled in exchange for those goods or services.

Archaea’s revenues are comprised of sales of customized pollution control equipment (“Equipment”) and maintenance agreements services (“Services”) provided by the GCES operating segment, as well as the sale of RNG, renewable electricity and related environmental attributes through its RNG and REG operating segments. All revenue is recognized when (or as) Archaea satisfies its performances obligation(s) under the contract by transferring the promised product or service either when (or as) its customer obtains control of the product or service.

Archaea’s RNG production started during 2021 with the commencement of operations at the Boyd County Project and is currently sold under short-term market-based contracts. When the performance obligation is satisfied through delivery of RNG to the customer, revenue is recognized. Archaea also earns revenue through the sale of associated environmental attributes which are generated when selling RNG. Such sales for the six months ended June 30, 2021 were made under short-term contracts, and the related revenue is recognized when the environmental attribute is transferred to a third party.

Archaea’s REG production started during 2021 with the acquisition of PEI and is typically sold under a market-based contract with a regional transmission organization. When the performance obligation is satisfied through delivery of REG to the customer, revenue is recognized. Archaea also earns revenue through the sale of the associated environmental attributes which are generated when selling REG. Such sales for the six months ended June 30, 2021 were under contracts independent from REG sales, and the related revenue is recognized when the environmental attribute is transferred to a third party.

Archaea’s performance obligations related to the sales of Equipment are satisfied over time because Archaea’s performance under each customer contract produces (1) an asset with no alternative future use to Archaea, because each Equipment solution is customized to the specific needs and design specifications for each customer and (2) Archaea has enforceable right to payment under the customer termination provisions for convenience. Archaea measures progress these arrangements using an input method based on costs incurred.

Archaea’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by Archaea’s performance as it performs. Archaea elected to recognize the sales of Services using the “right-to-invoice” practical expedient.

Acquisition Accounting

Archaea applies ASC 805, Business Combinations, when accounting for acquisitions, with identifiable assets acquired, liabilities assumed and noncontrolling interest, if applicable, recorded at their estimated fair values at the acquisition date. Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment and intangible assets historically consisting of trade names and customer relationships. Evaluations include numerous inputs including forecasted cash flows that incorporate the specific attributes of each asset including age, useful life, equipment condition and technology, as well as current replacement costs for similar assets. Other key inputs that require judgment include discount rates, comparable market transactions, estimated useful lives and probability of future transactions. Archaea evaluates all available information, as well as all appropriate methodologies, when determining the fair value of assets acquired, liabilities assumed and noncontrolling interest, if applicable, in a business combination. In addition, once the appropriate fair values are determined, Archaea must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset.

Recent Accounting Pronouncements

For a description of Archaea’s recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 2, Recently Issued and Adopted Accounting Standards” to Archaea’s consolidated financial statements appearing in this prospectus.

Off-Balance Sheet Arrangements

As of June 30, 2021, Archaea did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

Archaea does not believe that inflation had a material impact on its business, revenues or operating results during the periods presented.

BUSINESS

Overview

Archaea Energy is one of the largest RNG producers in the U.S., with an industry-leading RNG platform and expertise in developing, constructing and operating RNG facilities to capture waste emissions and convert them into low-carbon fuel. Our innovative, technology-driven approach is backed by significant gas processing expertise, enabling us to deliver RNG projects that are expected to have higher uptime and efficiency, and lower development costs and time to market, than industry averages. We partner with landfill and farm owners to help them transform their long-lived feedstock sources into RNG and convert their facilities into renewable energy centers. Our differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels in high-carbon emission processes and industries.

We own and/or operate a diversified portfolio of 23 LFG recovery and processing projects across 12 states, including 13 projects that collectively generate approximately 177.3 MW of electric capacity and 10 projects that have capacity to produce approximately 27,480 MMBtu/day of pipeline-quality RNG. We are exploring opportunities to convert a majority of our renewable electricity projects into high-Btu RNG projects when economically accretive. Additionally, we have started construction to capture biogas from four dairies to convert livestock waste into RNG. We also provide operations and maintenance (O&M) services to four projects owned by third parties. We are also evaluating other potential sources of biogas, actively developing wells for carbon sequestration, increasing the use of solar-generated electricity to meet the energy needs of our projects and investing in technology to produce renewable hydrogen.

Our revenues are generated from the sale of RNG and renewable electricity, along with the Environmental Attributes that we are able to derive from these products. RNG has the same chemical composition as natural gas from fossil sources, but has unique Environmental Attributes associated with it due to its origination from low-carbon, renewable sources, which we also monetize. The RNG we process is pipeline-quality and can be used interchangeably with natural gas in any application. For example, in the transportation fuel market, RNG can be used as CNG or LNG. In recent years, CNG has been the most common fuel used by fleets made up of medium-duty trucks in close proximity to fueling stations, such as city fleets, local delivery trucks and waste haulers. The Environmental Attributes that we sell are composed of RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel, as well as from RECs generated from the conversion of biogas to renewable electricity. Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility, by taking advantage of medium- and long-term indexed pricing and margin sharing arrangements with respect to our RNG and environmental products that are designed to give us optimal price and revenue certainty. In addition to revenues generated from our product sales, we also generate revenues by providing O&M services to certain of our project and biogas site partners.

Market Opportunity

Overview of RNG and the Availability of Long-Term Feedstock Supply

LFG, or biogas, is created through the naturally occurring anaerobic decomposition of organic matter by single-celled organisms called archaea. We specialize in the recovery and processing of biogas from landfills and other non-fossil, low-carbon fuel sources for beneficial use as a replacement for fossil fuels.

Landfills have been required by the EPA to capture municipal solid waste landfill emissions for decades due to various regulatory requirements aimed at reducing CO2 emissions. The amount of LFG produced from a landfill generally increases as more waste is added to the site, typically peaks in volume in 7 to 12 years after waste is placed in the landfill, and then follows a generally predictable and modest decline in the gas production curve over the next 30 years. As a result, LFG has a very predictable long-term production profile which, when coupled with the expectation of continued U.S. landfill waste growth for the next 30 years, creates long-term (e.g., 40+ years) LFG feedstock visibility. To capitalize on this extended and predictable feedstock opportunity, we enter into long-term gas rights agreements with landfill owners. The agreement terms are often in excess of 25 years and, in certain instances, the contracts are structured with evergreen (lifetime of gas) provisions.

Using proven membrane gas separation technology, biogas can be processed onsite to remove impurities, and used to generate “green” electricity (such projects are referred to as LFG-to-electric). Biogas can be further processed and upgraded to remove CO2 as well as remaining contaminants to increase the methane content and reach pipeline specifications. The resulting RNG can be used for all purposes suitable for traditional fossil fuel-based natural gas (e.g., for consumer use and CNG for transportation). RNG can also be transported using existing natural gas infrastructure (i.e., pipelines, industrial facilities, etc.). This is an important factor that drives, and will help meet, demand as it facilitates the delivery of RNG throughout North America and enables Archaea Energy to reach customers that place the utmost value on RNG and the associated Environmental Attributes (i.e., RINs and LCFS).

Highly Fragmented Market

We believe there is significant opportunity for growth due to the highly fragmented nature of the current landfill industry. Many landfills in the U.S. are owned and operated by single plant operators that, for the most part, do not possess the capital or technical resources to produce RNG that meets pipeline specifications. As a result, only a portion of overall LFG volumes are being converted into RNG today, with the remaining gas being converted into electricity, flared or vented into the atmosphere. This creates a significant opportunity for us to apply our operational and technical expertise, commercial scalability and technology to create meaningful, long-term shareholder value.

Increasing Demand for RNG

The demand for RNG has grown significantly over the past several years and is expected to continue to grow due to (i) regulatory-driven requirements, (ii) broad-based corporate support for voluntary renewable energy or sustainability initiatives and (iii) a public sector seeking to diversify energy sources from fossil fuel-based alternatives. Various utilities have announced 10-20% RNG targets or mandates by 2030. Over the past several months alone, numerous corporations have announced they are testing or incorporating sustainable transportation solutions into their fleets using RNG (LNG and CNG).

We have successfully secured long-term fixed-price off-take agreements with multiple investment-grade counterparties. We also currently have indications of interest from customers to enter into long-term off-take agreements in excess of our 2025 estimated RNG volume projections.

As noted above, the RNG market benefits from its ability to leverage the existing pipeline network built to support the broader natural gas market. RNG can be injected into the existing North American pipeline network, allowing off-takers nearly anywhere in North America to be purchasers of the RNG.

Use of Environmental Attributes to Promote RNG Growth

RNG generates meaningful revenue through Environmental Attributes. These Environmental Attributes are provided for under several different programs, most commonly RFS, RPS, and LCFS.

The RFS program was authorized under the Energy Policy Act of 2005 and expanded through the Energy Independence and Security Act of 2007. At its most basic level, it requires the use of specific volumes of biofuel in the U.S. and is aimed at (i) increasing energy security by reducing U.S. dependence on foreign oil and establishing domestic low-carbon fuel related industries and (ii) improving the environment through the reduction of GHG emissions.

Under the RFS program, transportation fuel sold in the U.S. must contain a certain minimum volume of renewable fuel; to enforce compliance, the U.S. EPA began using RINs as a means to track the production, use, and trading of biodiesel and other renewable fuels. A RIN is generated when an EPA-registered renewable fuel producer produces renewable fuel (i.e., RINs are each specifically associated with a gallon of renewable fuel). The type of RIN a renewable fuel producer can generate is included in its approved pathway as a “D-code,” with each fuel type having a distinct D-code. Each type of renewable fuel also carries an EV and determines how many RINs a renewable fuel producer can generate with each gallon of renewable fuel produced. Finally, each year, the EPA regulates the amount of RINs the industry as a whole must obtain and retire.

Our LFG-to-RNG projects generate D3 RINs (cellulosic biofuels) for which there is high demand due to supply constraints and the highest price compared to other RINs. Moreover, the most restrictive standards apply to cellulosic biofuel as a limited number of fuels qualify to meet the corresponding standards (i.e., 60% GHG reduction and a 1.0 to 1.5 EV).

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California, Oregon and Washington (with several other states also actively considering LCFS initiatives similar to those in California and Oregon). In California’s case, in 2009, the CARB adopted LCFS regulations aimed at reducing the CI of transportation fuel sold and purchased in the state. A CI score is calculated as grams of CO2 equivalent per megajoule of energy by the fuel. The CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low-carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. CARB awards these credits to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We are actively developing LFG-to-RNG and digester-to-RNG projects that could yield meaningfully lower CI scores by CARB, resulting in a high realized RNG price.

We believe Environmental Attributes can provide meaningful revenue upside but also note that they have historically been volatile and remain difficult to forecast. While we intend to sell a portion of our RNG production on a merchant pricing basis and thus be eligible to capture the value of prevailing LCFS and RIN credits, we aim to cap our merchant (variable) exposure such that the majority of our RNG volumes are sold under long-term fixed price offtake agreements in which the customer captures the value of the Environmental Attributes. This strategy of locking in the majority of volumes under fixed-price, take-or-pay contracts with no Environmental Attribute risk differentiates Archaea Energy from most of our competitors in the RNG space today.

Our Projects

We have a solid base of operational assets today as well as a robust pipeline of RNG development opportunities. We currently own and operate 23 projects, 10 of which are RNG projects and 13 of which are Renewable Electricity (“LFGTE” or “REG”) projects. Prior to the consummation of the Business Combinations, the RNG projects were included in Archaea’s or Aria’s RNG operating segment, and the Renewable Electricity projects were included in Aria’s LFGTE operating segment, except for the PEI Power project in Archbald, PA, which was included in Archaea’s REG operating segment. In addition, over the next several years, we intend to convert certain LFG-to-electricity projects to RNG projects and upgrade certain existing RNG projects. These facilities already have gas development agreements in place in addition to site leases, zoning, air permits, and much of the critical infrastructure that is needed to develop RNG projects.

We typically secure our biogas feedstock through long-term fuel supply agreements and property lease agreements with biogas site hosts.

RNG Projects

Site	Location	Plant Capacity – MMBtu/day
Butler*	David City, NE	790
Boyd County Landfill*	Ashland, KY	2,600
Canton (JV)	Canton, MI	2,620
KC LFG*	Johnson County, KS	3,480
North Shelby (JV)	Millington, TN	2,020
Oklahoma City*	Oklahoma City, OK	1,970
SE Oklahoma City (JV)	Oklahoma City, OK	2,000
Seneca Gas*	Waterloo, NY	4,000
South Shelby (JV)	Memphis, TN	4,000
SWACO*	Grove City, OH	4,000
Total		27,480

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*        Project pledged as collateral under the New Credit Agreement.

Typically, a biogas-to-RNG facility includes three phases: biogas collection, primary processing and additional processing.

At landfills, biogas collection systems can be configured as vertical wells or horizontal trenches. The most common method is drilling vertical wells into the waste mass and connecting the wellheads to lateral piping that transports the gas to a collection header using a blower or vacuum induction system. Horizontal trench systems are useful in areas of landfills that continue to have active filling. Some landfills use a combination of vertical wells and horizontal collectors. Collection system operators “tune” or adjust the wellfield to maximize the volume and quality of biogas collected while maintaining environmental compliance.

A basic biogas processing plant includes a knock-out drum to remove moisture, blowers to provide a vacuum to “pull” the gas and pressure to convey the gas, and a flare. System operators monitor parameters to maximize system efficiency. Using biogas in an energy recovery system usually requires some treatment of the gas to remove excess moisture, particulates, and other impurities. The type and extent of treatment depends on site-specific biogas characteristics and the type of energy recovery system. Treatment of the gas typically includes the removal of hydrogen sulfide, moisture and contaminants within the gas, and then separation of CO2 from the methane. Further treatment of the biogas is often required to remove residual nitrogen and/or oxygen to meet pipeline specifications. Some end uses, such as pipeline injection or vehicle fuel projects, require additional cleaning and compression of the biogas.

Renewable Electricity Projects

Site	Location	Plant Capacity (MW)
Colonie*	Cohoes, NY	6.4
County Line*	Argos, IN	7.5
DANC*	Rodman, NY	6.4
Erie*	Erie, CO	3.2
Fulton*	Johnstown, NY	3.2
Hernando County*	Brooksville, FL	1.6
Model City*	Youngstown, NY	5.6
Modern*	Youngstown, NY	4.8
Ontario*	Stanley, NY	11.2
PEI Power*	Archbald, PA	84.0
Sarasota*	Nokomis, FL	6.4
Seneca Power*	Waterloo, NY	17.6
Sunshine Canyon (JV)	Sylmar, CA	19.4
Total owned		177.3

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*        Project pledged as collateral under the New Credit Agreement.

Our Management and Operating Team and Our Technical Expertise

We are led by a dedicated, entrepreneurial management team and complemented by proven technical RNG operators. In addition to roughly 100 highly trained plant operators, our team includes the inventor of multiple critical LFG-to-RNG industry patents, and other leading technical experts from the RNG space with decades of experience. Our technical team is one of the most experienced in the industry, having developed more than 70 RNG projects to date.

Our team has earned a reputation for being disruptors in the industry and pioneering the long-term fixed-price offtake commercial strategy (detailed above) to reduce the risks surrounding future project development. Further, our team continues to innovate on greenfield RNG project development, and is designing a process that is projected to meaningfully lower RNG development costs. These projected cost and uptime timeline reductions are driven by decades of industry knowledge, direct RNG plant experience, and proprietary packaging and system designs, and are expected to ultimately enable us to expand our RNG development pipeline to smaller LFG flow sites.

We also benefit from the continued involvement of former members of the RAC team, some of whom remain on our board of directors.

Focus on Safety, Environmental, Social and Governance Best Practices

Our highest priorities are the health and safety of our team on site and our partners and the communities we work in, as well as environmental protection. Our corporate culture revolves around these key priorities as we aim to become the largest, safest, and most sustainable gas processing company in North America.

Safety

Our high safety standards have been recognized by Insurance Risk and Safety Auditors, multi-state and Federal OSHA, business partners and third-party contractors. Our structured safety approach has a two-tiered foundation of the Employee Run Safety Committee and an oversight Safety Board. Cornerstones include Procedure Quality, Use and Adherence, Training and Qualifications, Inspections and Audits, and Emergency Response. The keystone of this structure is Senior Management support. The safety endeavor includes procedures procedurally focused on construction and contractors.

Through May 10, 2021, our year-to-date Total Recordable Incident Rate (TRIR) is 0.0, as compared to the national average TRIR for NACIS 486210 Pipeline Transportation of Natural Gas and 22111 Electric Power, Control and Distribution (SIC 4911 Electrical Services) of 0.9 and 2.3, respectively. Since the 2014 start of the Aria safety program and the 2019 start of the Archaea safety program, we have experienced zero U.S. Occupational Health and Safety Administration (OSHA) or state OSHA citations.

To address the ongoing COVID-19 pandemic, we have implemented additional health and safety measures to protect our employees. Specifically, we established a COVID-19 response team, led by senior management, which initially met daily to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, personal protective equipment (“PPE”) was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided.

Environmental

Through the development of our projects, we address growing landfill waste and corresponding waste emissions, one of the world’s most pressing environmental and climate problems. As a result, climate change regulation has had a beneficial impact on our business, and current regulatory frameworks for both power (state-level RPS) and RNG assets (federal RFS) support our business model. Proposed legislation that further reduces carbon content of transportation fuels (low-carbon fuel standard) is likely to increase demand for our products and expertise.

Social

We faithfully comply with local zoning requirements, monitor changes in local ordinances and ensure that operations are within the scope permitted by our respective local permits and licenses. We report facility emissions including GHG emissions on a routine basis (either annually or semi-annually) in accordance with regulator and permit requirements.

Governance

We employ best practices in corporate governance, ensuring compliant, ethical business conduct. Our board of directors is independent of management, and has established a “tone at the top” that prioritizes strong internal controls over safeguarding assets, maintenance of records and execution of contracts. Those controls are subject to annual review and testing by our external auditors.

As an added safeguard against illegal and corrupt practices, our Employee Handbook includes our core values and a Code of Conduct. All employees are required to sign off on the Code of Conduct. New employees are carefully screened by a thorough vetting process that includes multiple interviews and criminal background checks.

MANAGEMENT

Executive Officers, Key Employees and Directors

The following sets forth certain information, as of September 30, 2021, concerning each of our executive officers, key employees and directors.

Name	Age	Position
Nicholas Stork*	37	Chief Executive Officer and Director
Richard Walton*	38	President
Eric Javidi*	42	Chief Financial Officer
Lindsay Ellis*	35	General Counsel and Secretary
Chad Bellah*	45	Chief Accounting Officer
Brian McCarthy	37	Chief Investment Officer
Daniel J. Rice, IV	41	Director and Chairman of the Board
J. Kyle Derham	34	Director
Kathryn Jackson	64	Director
Scott Parkes	44	Director
Joseph Malchow	35	Director
James Torgerson	68	Director

____________

*        Denotes an executive officer.

Nicholas Stork — Chief Executive Officer and director. Mr. Stork served as co-founder, Chief Executive Officer and a director of Archaea Energy LLC from its founding in November 2018. Since November 2016, Mr. Stork has also served as Chief Financial Officer and a director of Noble Environmental, Inc. (“Noble”), an industry-leading environmental services company focused on providing innovative solutions to solid waste management companies, and Managing Partner of Noble House Capital, where he is responsible for investing and business development in the Appalachian Basin. From 2013 to 2016, Mr. Stork served as a Principal with Baleen Capital Management, a global value investment firm. Mr. Stork is a graduate of Dartmouth College.

Richard Walton — President. Mr. Walton has served as co-founder and President of Archaea Energy LLC from its founding in November 2018. Since November 2016, Mr. Walton has also served as Chief Executive Officer, President and a director of Noble. From September 2013 until June 2017, Mr. Walton was Chief Executive Officer of Redstone International, a services company that specializes in deep foundations, earth retention, shoring systems and grouting solutions. Mr. Walton also held various positions with private equity and investment banking firms. Mr. Walton is a graduate of Dartmouth College with a B.A. in Economics.

Eric Javidi — Chief Financial Officer. Mr. Javidi has served as Chief Financial Officer of Archaea Energy LLC since May 2021. Prior to joining Archaea Energy LLC, Mr. Javidi was Chief Financial Officer of CrossAmerica Partners LP, a leading wholesale distributor of motor fuels and owner and lessor of real estate used in the retail distribution of motor fuels, from November 2020 through April 2021. Prior to joining CrossAmerica, Mr. Javidi served as President and Chief Executive Officer of Southcross Holdings GP, LLC, the general partner of Southcross Holdings, LP, an energy infrastructure company that provides natural gas gathering, treating, processing and transportation services. Southcross Holdings owned the general partner of Southcross Energy Partners, L.P., a publicly traded Delaware limited partnership. Mr. Javidi was at Southcross from June 2019 to July 2020, where he led the successful strategic dissolution of the company. Prior to Southcross, from April 2015 to March 2019, Mr. Javidi was a Managing Director at Kayne Anderson Capital Advisors, LP, an alternative investment management firm focused on real estate, credit, infrastructure/energy, renewables and growth equity. Mr. Javidi also worked as an investment banker at UBS, Barclays and Lehman Brothers, focused on M&A and capital markets activity in the energy infrastructure space. Mr. Javidi holds a bachelor’s degree with majors in Economics and Psychology from the University of California, Davis and has an M.B.A. from Duke University — The Fuqua School of Business with emphasis in Finance & Accounting as well as Financial Analysis.

Lindsay Ellis — General Counsel and Secretary. Mrs. Ellis has served as the General Counsel and Secretary of Archaea Energy LLC since July 2021. Prior to joining Archaea Energy LLC, Mrs. Ellis was the Associate General Counsel at EagleClaw Midstream Ventures, LLC, a large privately-owned midstream operator, from February 2019 until July 2021. From February 2018 through February 2019, Mrs. Ellis practiced corporate law at Gibson, Dunn & Crutcher LLP representing public and private companies in capital markets offerings and mergers and acquisitions. Prior to joining Gibson Dunn, Mrs. Ellis served as the Associate General Counsel at Rice Energy Inc. and Rice Midstream Partners LP from February 2015 until Rice Energy Inc.’s merger with EQT Corporation in November 2017. From September 2012 through February 2015, Mrs. Ellis practiced corporate law at Vinson & Elkins LLP serving public and private companies, primarily in the oil and natural gas industry. Mrs. Ellis received a Bachelor of Arts in Political Science and Communication Studies from Southwestern University and a Doctor of Jurisprudence from the University of Houston Law Center.

Chad Bellah — Chief Accounting Officer. Mr. Bellah has served as Chief Accounting Officer of Archaea Energy LLC since June 2021. From July 2020 to June 2021, Mr. Bellah served as a freelance accounting consultant, including Vice President, Controller of Penn America Energy Holdings LLC, a liquified natural gas energy project development company. From November 2007 to May 2020, Mr. Bellah served in various accounting positions with Anadarko Petroleum Corporation, including Director of Accounting Policy from November 2018 to May 2020, International Accounting Finance Manager from July 2016 to November 2018, Finance Director of Anadarko Algeria Company based in London from April 2013 to July 2016. Prior to joining Anadarko, Mr. Bellah worked as an Audit Manager in Houston for Ernst & Young LLP, serving large clients in the airlines and oil and gas industry. Mr. Bellah is a licensed Certified Public Accountant in the State of Texas and a graduate of Texas A&M University with a B.B.A. in Accounting and an M.S. in Finance.

Brian McCarthy — Chief Investment Officer. Mr. McCarthy has served as Chief Investment Officer of Archaea Energy LLC since May 2021. From January 2019 to May 2021, Mr. McCarthy served as Archaea Energy LLC’s Chief Financial Officer. Mr. McCarthy is also a Partner at Saltonstall & Co., a Boston-based financial services company and minority owner of Archaea Energy LLC, where he has been employed since 2013. Previously, Mr. McCarthy was an analyst with Stevens Capital Management, Schneider Capital Management and Goldman Sachs. Mr. McCarthy is a graduate of the University of Pennsylvania where he studied Physics and Economics.

J. Kyle Derham — Mr. Derham is a Partner of Rice Investment Group, and the President, Chief Financial Officer and a director of Rice Acquisition Corp. II, a blank check company that was formed by an affiliate of Rice Investment Group to consummate an initial business combination (“Rice II”). Previously, Mr. Derham was the President, Chief Financial Officer and a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Derham, as part of the Rice team, led the shareholder campaign in 2019 to revamp the strategic direction of EQT Corporation (“EQT”), the largest operator of natural gas production in the United States, and elect a majority slate of director candidates to the board of EQT. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and currently serves as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy, Inc. (“Rice Energy”) and Rice Midstream Partners LP (“Rice Midstream”) from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

Dr. Kathryn Jackson — Dr. Jackson is an accomplished executive leader with a highly successful career in electricity generation, energy system operations and technology management. Previously, Dr. Jackson was a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Dr. Jackson served as Director of Energy and Technology Consulting for KeySource, Inc. from October 2016 to May 2021. Prior to this role, Dr. Jackson has served as President and Chief Technology Officer for RTI International Metals, Chief Technology Officer and Senior Vice President for Research and Technology for Westinghouse Electric Company, LLC, and Executive Vice President of River System Operations and Environment for the Tennessee Valley Authority. Dr. Jackson serves on the board of directors of Portland General Electric, Cameco Corporation and EQT. Dr. Jackson previously served on the board of directors of Rice Energy from April 2017 until its acquisition by EQT. Dr. Jackson holds advanced degrees in engineering, industrial engineering, and public policy from Carnegie Mellon University and the University of Pittsburgh.

Joseph Malchow — Mr. Malchow is the Founding General Partner at HNVR Technology Investment Management in Menlo Park, California, a Seed and Series A venture capital firm. The firm supports software entrepreneurs in fields including artificial intelligence, developer tooling, low code business logic, data and computing infrastructure, cybersecurity for enterprise, government, and people, and SaaS in a number of specific verticals including finance and credit, freight and logistics, national security and defense technology, and construction. Mr. Malchow also sits on the Board of Enphase Energy, Inc., a global energy technology company. Previously, Mr. Malchow was a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Malchow earned an A.B. from Dartmouth College in 2008. He later studied at the law and business schools of Stanford University, receiving a J.D. in 2013.

Scott Parkes — Mr. Parkes is a Principal at Ares Management LLC and served as a member of Aria’s board of directors from January 2008 to September 2021. In addition to his previous role with Aria, Mr. Parkes has served as a member of the board of directors of Swell Energy Inc. and Paradigm Midstream, LLC, privately held companies, since 2019 and 2018, respectively. Prior to joining Ares in 2015, Mr. Parkes was a Senior Vice President at Energy Investors Funds, where he focused on originating, analyzing, structuring and closing new fund investments, as well as ongoing portfolio company management. Previously, he held various finance roles within Exxon Mobil Corporation. In addition, Mr. Parkes was a Financial Analyst in the Global Power Investment Banking Group at J.P. Morgan. He began his career at as a Financial Analyst at McManus and Miles, a boutique investment bank serving the U.S. electric power industry. Mr. Parkes holds a B.A. from Columbia University in Economics and an M.B.A. from Yale University School of Management in Finance.

Daniel J. Rice, IV — Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is the Chief Executive Officer and a director of Rice II. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy from October 2013 through the completion of its acquisition by EQT in November 2017. Prior to his role as Chief Executive Officer, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners, which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Previously, Mr. Rice served as the Chief Executive Officer and director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Rice currently serves on the board of directors of EQT, and he recently joined the board of Whiting Petroleum in August 2020. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc.

James Torgerson — Mr. Torgerson, previously served as a director of RAC from September 2020 to September 2021 when the Business Combinations were completed. Mr. Torgerson was the Chief Executive Officer of Avangrid, Inc., a public utility company with $35 billion of assets, from December 2015 until June 2020. Prior to that role, Mr. Torgerson served as President and Chief Executive Officer of UIL Holdings Corporation beginning in 2006. Prior to 2006, Mr. Torgerson was President and Chief Executive Officer of Midcontinent Independent System Operator, Inc. Mr. Torgerson served as the chair of the board of directors of the American Gas Association and serves as a trustee of the Yale-New Haven Hospital and as a trustee of Yale New Haven Health System. Until his retirement in June 2020, he served on the board and as an executive committee member of the Edison Electric Institute (“EEI”). Mr. Torgerson also co-chaired EEI’s Board Committee for Reliability, Security and Business Continuity, which included responsibility related to cyber security for the EEI member utilities. Mr. Torgerson, prior to his retirement, was also a member of the Electricity Sub-sector Coordinating Council (“ESCC”), that coordinates with the federal government on physical and cyber security and natural disasters impacting the electric grid.

Corporate Governance

Classified Board of Directors

In accordance with our Amended and Restated Certificate of Incorporation, the Board is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

At the Company’s special meeting of stockholders on September 9, 2021, Dr. Jackson and Messrs. Derham and Parkes were elected to serve as Class I directors with a term expiring at the Company’s 2022 annual meeting of stockholders, Messrs. Malchow and Rice were elected to serve as Class II directors with a term expiring at the Company’s 2023 annual meeting of stockholders, and Messrs. Stork and Torgerson were elected to serve as Class III directors with a term expiring at the Company’s 2024 annual meeting of stockholders.

Stockholders Agreement

In connection with the Business Combinations, we entered into the Stockholders Agreement with RAC, RAC Opco, RAC Buyer, the Sponsor, and certain stockholders of Archaea Energy that were affiliated with Aria and Archaea. This agreement grants (i) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) the right to designate two directors for appointment or election to our Board during the term of the Stockholders Agreement and (ii) the Ares Investor (as defined in the Stockholders Agreement) has the right to designate one director for appointment or election to the Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the Closing Date. See “Certain Relationships and Related Transactions — Stockholders Agreement” for additional information.

Independence of the Board of Directors

The NYSE listing standards require that a majority of the members of the Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

The Board has determined that each of Dr. Kathryn Jackson and Messrs. Derham, Malchow, Parkes, Rice and Torgerson are “independent directors” as defined in the NYSE listing standards and applicable SEC rules.

Committees of the Board of Directors

The Board currently has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The Board has adopted a charter for each committee, each of which is available at https://ir.archaeaenergy.com/corporate-governance/governance-documents.

Audit Committee

The audit committee consists of Dr. Jackson and Messrs. Malchow and Torgerson. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent; Dr. Jackson and Messrs. Malchow and Torgerson are independent.

Mr. Torgerson serves as the chair of the audit committee. Each member of the audit committee is financially literate, and the Board has determined that Mr. Torgerson qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The primary functions of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The compensation committee consists of Messrs. Derham, Malchow and Parkes. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent; Messrs. Derham and Messrs. Malchow and Parkes are independent. Mr. Malchow serves as the chair of the compensation committee.

The principal functions of the compensation committee include:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Dr. Jackson and Messrs. Rice and Torgerson, each of whom are independent under applicable NYSE listing standards. Dr. Jackson serves as its chairman. The principal functions of the nominating and corporate governance committee include:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the Board;

•        developing, recommending to the Board and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board, its committees, individual directors and management in the governance of the Combined Company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee Interlocks and Insider Participation

Except as provided in the following sentence, none of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board. Both Messrs. Stork and Walton, two of our executive officers, are controlling stockholders, officers and directors of Noble.

Code of Ethics

We have a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our corporate website at https://ir.archaeaenergy.com/corporate-governance/governance-documents. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Corporate Governance Guidelines

We have adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which the Board and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our corporate website at https://ir.archaeaenergy.com/corporate-governance/governance-documents.

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. The Board believes its administration of its risk oversight function has not negatively affected the Board’s leadership structure.

Limitation on Liability and Indemnification of Officers and Directors

Our Amended and Restated Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into, or will enter into, agreements with our officers and directors to provide contractual indemnification.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these charter and bylaw provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which generally require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

The following disclosure concerns the compensation of our NEOs (as defined below) and directors for the fiscal year ended December 31, 2020 (i.e., prior to the Business Combinations).

Summary Compensation Table

The following table sets forth information concerning the compensation paid to Archaea’s principal executive officer during Archaea’s fiscal year ended December 31, 2020 and Archaea’s two other most highly compensated executive officers during the fiscal year ended December 31, 2020 (collectively, the “NEOs”).

2020 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Nicholas Stork Chief Executive Officer	2020	100,000	0	0	0	100,000
Richard Walton President	2020	100,000	0	0	0	100,000
Brian McCarthy Chief Investment Officer and Former Chief Financial Officer of Archaea	2020	200,000	0	0	0	200,000

Narrative Disclosure to the Summary Compensation Table

Executive Offer Letters

Archaea entered into employment agreements with each of Messrs. Stork, Walton and McCarthy at the end of 2018. Each agreement provides for a two-year initial term of employment with automatic one-year renewals. Each agreement also provides for termination benefits described in the “Termination Benefits” section below.

Other Compensation

Retirement.    Archaea maintains a 401(k) retirement savings plan for its employees, including the NEOs, who satisfy certain eligibility requirements. The NEOs are eligible to participate in this plan on the same terms as other employees.

Employee Benefits.    During 2020, Messrs. Stork, Walton and McCarthy were eligible to participate in Archaea’s health, insurance, retirement, and other benefits provided generally to similarly situated employees.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards as of December 31, 2020 for each NEO.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR END

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Nicholas Stork	1,500	(1)	—	(3)
Richard Walton	1,500	(2)	—	(3)
Brian McCarthy	500	(2)	—	(3)

____________

(1)      Represents Series A units granted pursuant to Archaea’s Series A Incentive Plan, which vested upon consummation of the Business Combinations. As of December 31, 2020, Mr. Stork beneficially owned these unvested Series A units but only had an economic interest in 1,000 of these unvested Series A units, while Mr. McCarthy had an economic interest in 250 of these unvested Series A units.

(2)      Represents beneficially owned Series A units granted pursuant to Archaea’s Series A Incentive Plan, which vested upon consummation of the Business Combinations.

(3)      Because there was no public market for Archaea equity as of December 31, 2020, the market value of the Series A units is not determinable. Accordingly, we cannot calculate the market value of the unvested Series A units as of that date. The values reflect the grant date fair value of $0 calculated in accordance with FASB ASC Topic 718. Assumptions used in the valuation of equity-based awards are discussed in Note 13, “Equity,” to the Archaea audited consolidated financial statements as of and for the year ended December 31, 2020.

Termination Benefits

Each of Messrs. Stork, Walton and McCarthy are eligible for termination benefits pursuant to such NEO’s employment agreement with Archaea. Each agreement provides that upon a termination due to death or permanent disability, the NEO or the NEO’s estate is entitled to an amount equal to 100% of the NEO’s current annual base salary payable in ratable monthly installments over a 12-month period. The agreements also provide that upon a termination by Archaea without cause or by the NEO for good reason, the NEO is entitled to (i) an amount equal to 100% of the NEO’s current annual base salary payable in ratable monthly installments over a 12-month period, and (ii) for a period of up to one year after termination, health coverage under Archaea’s health plans and programs at such costs to the NEO as would have applied if such NEO’s employment with Archaea had continued.

2021 CEO Grant

At the beginning of 2021, to further incentivize and align the interests of Mr. Stork with the interests of the Combined Company’s stockholders after the Closing, Archaea granted 1,500 Series A units which vested upon consummation of the Business Combinations, with a grant date fair value of $1,566 per unit calculated in accordance with FASB ASC Topic 718.

Director Compensation

The directors of Archaea and Aria did not receive any compensation for their service as directors during 2020. Please see “Director Compensation Policy” below for a summary of the material terms of our new non-employee director compensation policy adopted in connection with the Business Combinations.

Post-Business Combinations Compensation

Archaea Energy Inc. 2021 Omnibus Incentive Plan

On September 9, 2021, the stockholders of the Company approved the 2021 Plan, which become effective upon the Closing. The 2021 Plan permits grants of stock options, stock appreciation rights, restricted stock units, share awards, share-based awards, performance awards, dividend equivalents, cash awards and substitute awards to our employees, consultants, and non-employee directors, and employees, consultants, and non-employee directors of our affiliates. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2021 Plan, 11,300,000 shares of Class A Common Stock are reserved for issuance pursuant to awards under the 2021 Plan. The number of shares of Class A Common Stock available for issuance under the 2021 Plan are subject to an annual increase on the first day of each calendar year beginning January 1, 2022, and ending and including January 1, 2031, equal to the lesser of (i) 5% of the aggregate number of shares of Class A Common Stock and Class B Common Stock, in each case, that is outstanding on the final day of the immediately preceding calendar year and (ii) any such smaller number of shares as is determined by the Board. Please see RAC’s definitive proxy filed on August 12, 2021 for a summary of the material terms of the 2021, which is qualified in its entirety to the full text of the 2021 Plan attached as Exhibit 10.14 to the registration statement of which this prospectus forms a part and which is incorporated herein by reference.

Executive Officer RSU Grants

In connection with the Business Combinations, the Board and its Compensation Committee approved a one-time grant of restricted stock units (“RSUs”) under the 2021 Plan to certain executive officers and in the amounts below, which will be granted following the filing of a registration statement on Form S-8 with respect to the 2021 Plan:

Executive Officer	Number of RSUs
Chad Bellah	33,333
Eric Javidi	62,750
Lindsay Ellis	33,333

Each of these RSU grants will vest in full on the third anniversary of the Closing Date, subject to the executive’s continuous service through that date.

In addition, the Company approved a grant of 140,000 fully vested shares of Class A Common Stock to Eric Javidi, which will be granted following the filing of a registration statement on Form S-8 with respect to the 2021 Plan.

The foregoing summary description of the RSU grants and Mr. Javidi’s fully vested share grant does not purport to be complete and is qualified in its entirety by the forms of award agreements for such grants attached as Exhibit 10.15 and Exhibit 10.16 to the registration statement of which this prospectus forms a part, which are incorporated herein by reference.

Director Compensation Policy

In connection with the Business Combinations, the Company adopted a new non-employee director compensation policy, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of its stockholders. The new policy will provide the following compensation for non-employee directors going forward:

•        an annual cash retainer of $75,000 for each non-employee director, paid quarterly in arrears and prorated for the non-employee director’s period of service on the Board; and

•        commencing January 1, 2022, an annual equity award with grant date fair value of $125,000 for each non-employee director, granted in the form of restricted stock units that will vest on the one-year anniversary of the grant date, subject to the director’s continuous service through the vesting date.

In addition, the Board approved a one-time grant of RSUs under the 2021 Plan to each of the Company’s non-employee directors with a grant date fair value of $36,986.30, representing a prorated portion of the annual equity grant for the period during 2021 calendar year beginning on the Closing Date, to be granted following the filing of a registration statement on Form S-8 with respect to the 2021 Plan. Each such grant of RSUs will vest in full on January 1, 2022, subject to the director’s continuous service through that date.

The foregoing summary description of the RSU grants to the non-employee directors does not purport to be complete and is qualified in its entirety by the form of award agreement for such grants attached as Exhibit 10.15 to the registration statement of which this prospectus forms a part, which are incorporated herein by reference.

Under the 2021 Plan, in any single fiscal year, a non-employee director generally may not be granted awards for such individual’s service on the board of directors of the Company having a value that, together with cash fees paid or other compensation provided to such individual for service on the Board, exceeds $500,000.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. The full text of our Amended and Restated Certificate of Incorporation is included as Exhibit 3.1 to the registration statement of which this prospectus forms a part and is incorporated herein by reference. We urge you to read our Amended and Restated Certificate of Incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

The Amended and Restated Certificate of Incorporation authorizes 1,100,000,000 shares of capital stock, consisting of (i) 1,090,000,000 shares of Common Stock, consisting of 900,000,000 shares of Class A Common Stock, par value $0.0001 per share, and 190,000,000 shares of Class B Common Stock, par value $0.0001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of the Closing Date, upon consummation of the Business Combinations and the PIPE Financing, there were 52,847,195 shares of Class A Common Stock outstanding held of record by 99 holders, 62,281,735 shares of Class B Common Stock outstanding held of record by 20 holders, no shares of preferred stock outstanding, and warrants to purchase 18,883,492 shares of Class A Common Stock outstanding held of record by three holders. Such holder numbers do not include The Depository Trust Company participants or beneficial owners holding shares through nominee names.

Common Stock

The outstanding shares of Common Stock, the shares of Common Stock issued pursuant to the Business Combination Agreements and the PIPE Financing are validly issued, fully paid and non-assessable.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Amended and Restated Certificate of Incorporation, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock.

Notwithstanding the foregoing, except as otherwise required by law or the Amended and Restated Certificate of Incorporation, the holders of the Common Stock shall not be entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of the preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, under the Amended and Restated Certificate of Incorporation, holders of Class A Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Dividends will not be declared or paid on the Class B Common Stock unless the dividend consists of shares of Class B Common Stock.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of the Class A Common Stock will be entitled to receive all the remaining assets of the Company available for distribution to stockholders, ratably in proportion to the number of shares of the Class A Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

The holders of shares of Class B Common Stock, as such, are not entitled to receive any assets of the Company in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company

Preemptive or Other Rights

Under the Amended and Restated Certificate of Incorporation, holders of Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

The Amended and Restated Certificate of Incorporation provides that shares of preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as will be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and Board is hereby expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The Company does not have any preferred stock outstanding. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Election of Directors

The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the Class I directors expires at our annual meeting of stockholders in 2022. The term of office of the Class II directors expires at our annual meeting of stockholders in 2023. The term of office of the Class III directors expires at our annual meeting of stockholders in 2024.

Under the terms of the Amended and Restated Certificate of Incorporation, whenever the holders of one or more series of the preferred stock have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships will be governed by the terms of such series of the preferred stock as set forth in the Amended and Restated Certificate of Incorporation and such directors will not be included in any of the three classes of directors unless expressly provided by such terms.

Under the Amended and Restated Certificate of Incorporation, there is no cumulative voting with respect to the election of directors, with the result that directions will be elected by a plurality of the votes cast at a meeting of stockholders by holders of Common Stock.

Exclusive Forum

The Amended and Restated Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Company to the Company or its stockholders, (iii) any action, suit or proceeding asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Bylaws or the Amended and Restated Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. The Amended and Restated Certificate of Incorporation provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law.

In addition, the Amended and Restated Certificate of Incorporation requires, unless the Company consents in writing to the selection of an alternative forum, that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. We note, however, that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Warrants

Public Warrants

Each whole Warrant entitles the registered holder to purchase one whole share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of the Business Combinations, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit or require holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Warrant may be exercised at any given time by a warrantholder. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will expire five years after the completion the Business Combinations, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. Upon the exercise of a Warrant to purchase one share of Class A common stock, we will exercise a corresponding warrant to acquire one Class A unit of Opco.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants and use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Accordingly, we have filed the registration statement of which this prospectus forms a part. Notwithstanding the above, if the Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A Common Stock issuable upon exercise of the Warrants is not effective by the 60th day after Closing, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the Class A Common Stock Share Price Equals or Exceeds $18.00

Once the Warrants become exercisable, we may call the Warrants for redemption for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of a share of Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

We will not redeem the Warrants for cash unless a registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. Any such exercise would not be on a “cashless” basis and would require the exercising warrantholder to pay the exercise price for each Warrant being exercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption for cash as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined in the following sentence) by (y) the fair market value. The “fair market value” of our shares of Class A Common Stock shall mean the volume weighted average price of our shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants; however, in no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment).

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrantholder is entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of a share of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of Warrants When the Class A Common Stock Share Price Equals or Exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that during such 30 day period holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” of the shares of Class A Common Stock (as defined below) except as otherwise described below; provided, further, that if the Warrants are not exercised on a cashless basis or otherwise during such 30 day period, we shall redeem such Warrants for $0.10 per share;

•        if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date we send the notice of redemption to the warrantholders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrantholder will receive upon a cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined based on volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares of the Class A Common Stock deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares of Class A Common Stock deliverable upon exercise of a Warrant as so adjusted. The number of shares of Class A Common Stock in the table below shall be adjusted in the same manner and at the same time as the number of shares of Class A Common Stock issuable upon exercise of a Warrant.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365-day year. For example, if the volume weighted average share price of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, warrantholders may choose to, pursuant to this redemption feature, exercise the Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average share price of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, warrantholders may choose to, pursuant to this redemption feature, exercise the Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are “out of the money” (i.e., the trading price per share of Class A Common Stock is below the exercise price of the Warrants) and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants (other than the Private Placement Warrants) to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price per share of Class A Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide the Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing fair value for their Warrants, based on based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Warrants (other than the Private Placement Warrants), and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed, it will also allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrantholders.

If we choose to redeem the Warrants when the Class A Common Stock is trading at a price below the exercise price of the Warrants, this could result in the warrantholders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

The stock prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant is adjusted as set forth below. The adjusted stock prices in the column headings shall equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than as described above, or in connection with certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The warrant exercise price will not be adjusted for other events.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake (including to conform the terms of the Warrants to those described herein), but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants and 50% of the registered holders of the Private Placement Warrants to make any change to the terms of the Private Placement Warrants. You should review a copy of the Warrant Agreement, which was filed with our registration statement on Form S-1 that was filed in connection with the IPO, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of the Class A Common Stock or any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the warrantholder.

Private Placement Warrants

The Private Placement Warrants (including the shares of Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common Stock) issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the Sponsor), and they will not be redeemable by us so long as they are held by the Sponsor, Atlas or their permitted transferees. The Sponsor, Atlas or their permitted transferees have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the IPO, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor, Atlas or their permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants included in the Units sold in the IPO and will only be exercisable for shares of Class A Common Stock. Upon the exercise of a Warrant to purchase one share of Class A Common Stock, the Company will exercise a corresponding warrant to acquire one Class A unit of Opco.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common Stock) equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common stock) underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor, Atlas or their permitted transferees is because it is not known at this time whether they will be affiliated with us following the Closing. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he, she or it is in possession of material non-public information.

Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market to fund their cash exercise price, the insiders are significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

The Sponsor has agreed not to transfer, assign or sell any of the Private Placement Warrants (including the Class A Common Stock or Class A units of Opco (and corresponding shares of Class B Common Stock) issuable upon exercise of any of these Warrants) until the date that is 30 days after the Closing, except that, among other limited exceptions made to our officers and directors and other persons or entities affiliated with the Sponsor. If the Sponsor transfers the Private Placement Warrants to any person other than a permitted transferee, the transferred Warrants will become identical to the Public Warrants, including that they will be subject to redemption in certain circumstances, they generally will not be exercisable on a cashless basis, and they will be exercisable solely for Class A Common Stock.

Our Transfer Agent and Warrant Agent

The transfer agent for the Common Stock and warrant agent for the Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of the Amended and Restarted Charter and the bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the Company’s stockholders.

These provisions, among other things:

•        establish a staggered board of directors divided into three classes serving staggered three-year terms, such that not all members of the Board will be elected at one time;

•        authorize the Board to issue new series of preferred stock without stockholder approval and create, subject to applicable law, a series of preferred stock with preferential rights to dividends or our assets upon liquidation, or with superior voting rights to the existing Common Stock;

•        eliminate the ability of stockholders to call special meetings of stockholders;

•        eliminate the ability of stockholders to fill vacancies on the Board;

•        establish advance notice requirements for nominations for election to the Board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings;

•        permit the Board to establish the number of directors;

•        provide that the Board is expressly authorized to make, alter or repeal the Bylaws;

•        provide that stockholders can remove directors only for cause; and

•        limit the jurisdictions in which certain stockholder litigation may be brought.

These anti-takeover provisions could make it more difficult for a third-party to acquire the Company, even if the third party’s offer may be considered beneficial by many of the Company’s stockholders. As a result, the Company’s stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause the Company to take other corporate actions you desire.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or warrants of the post-combination company for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock or warrants of the post-combination company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of the post-combination company Common Stock then outstanding (as of the date of this prospectus, the Company has 115,128,930 shares outstanding); or

•        the average weekly reported trading volume of the post-combination company Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing, we are no longer a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

As of September 30, 2021, we had 115,128,930 shares of Common Stock outstanding. Of these shares, the 23,727,500 shares of Class A Common Stock sold as a part of the units in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the other shares of Common Stock were issued in a private placement and are restricted securities under Rule 144.

As of the date of this prospectus, there are 18,883,492 Warrants outstanding, consisting of 11,862,492 Public Warrants originally sold as part of the units issued in the IPO, 6,771,000 Private Placement Warrants that were issued by the Company to the Sponsor and Atlas in a private placement upon consummation of the IPO and 250,000 Forward Purchase Warrants that were issued by the Company to Atlas in a private placement upon consummation of the Business Combinations. Each Warrant is exercisable for one share of Class A Common Stock, in accordance with the terms of the Warrant Agreement governing the warrants. Of these Warrants, the 11,862,492 Public Warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.

Registration Rights

The holders of the shares of Common Stock issued prior to the IPO and the Private Placement Warrants are entitled to registration rights (including demand and piggyback rights) pursuant to the registration rights agreement dated October 21, 2020, among RAC, the Sponsor, Atlas and certain other security holders.

In addition, the Archaea Holders and the Aria Holders are entitled to registration rights (including demand and piggyback rights) pursuant to the Stockholders Agreement, and pursuant to the Subscription Agreements, the Company has agreed to register for resale the shares of Class A Common Stock issued to the PIPE Investors.

Lock-Up Agreements

The shares of Common Stock issued to the Company’s stockholders prior to the IPO, the Private Placement Warrants and any shares of our Class A Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to a letter agreement entered into by the Sponsor, Atlas, the directors who received such shares and us. This letter agreement provides that such shares may not be transferred, assigned or sold until the earlier of (x) one year after the completion of the Business Combinations or earlier if, subsequent to the Business Combinations, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combinations, or (y) the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Business Combinations that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The letter agreement also provides that the Private Placement Warrants may not be transferred, assigned or sold until 30 days following the completion of the Business Combinations. In the event of the completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of the Business Combinations, the lock-up period shall terminate. The transfer restrictions in the letter agreement permit securities to be transferred during the lock-up period to certain permitted transferees, provided that they enter into a written agreement agreeing to be bound by these transfer restrictions.

Pursuant to the terms of the Stockholders Agreement, the Aria Holders (as defined in the Stockholders Agreement) are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, while the Archaea Holders (as defined in the Stockholders Agreement) are subject to a lock-up period (x) ending on the date that is the two-year anniversary of the Closing Date solely with respect to the Company Interests distributed by Archaea Energy LLC after the one-year anniversary of the Closing Date to the Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (y) ending on the date that is the one-year anniversary of the Closing Date with respect to all other Company Interests issued to the Archaea Holders at the Closing other than those described in the immediately foregoing clause (x).

The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of the Class A Common Stock, as set forth in the Stockholders Agreement. The Stockholders Agreement generally provides that if, following the Closing, the last sale price of the Class A Common Stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted for any 10 trading days within any 15 trading-day period commencing 15 days after the Closing, exceeds (i) $13.50 per share, then the Aria Holders, together with their permitted transferees, may transfer the equity interests in the Company that they received pursuant to the Aria Merger Agreement (the “Aria Closing Shares”) during the 180-day lock-up period without restriction in an amount up to one-third of the Aria Closing Shares, (ii) $16.00 per share, then the Aria Holders, together with their permitted transferees, may transfer up to an additional one-third of the Aria Closing Shares in excess of the Aria Closing Shares described in the foregoing clause (i) (i.e., up to two-thirds of the Aria Closing Shares in the aggregate) without restriction, and (iii) $19.00 per share, then the Aria Holders, together with their permitted transferees, may transfer any of the Aria Closing Shares without restriction.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issuable under our 2021 Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover 14.5 million shares of Class A Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of the Common Stock as of September 30, 2021 by:

•        each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock;

•        each of the Company’s named executive officers and directors; and

•        all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days. The percentage of beneficial ownership is based on the 115,128,930 shares of Common Stock issued and outstanding as of September 30, 2021.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 4444 Westheimer Road, Suite G450, Houston, Texas 77027. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Number of Shares	Ownership Percentage
Archaea Energy LLC(1)(2)	20,010,231	17.4
Aria Renewable Energy Systems LLC(2)(3)	21,700,392	18.8
Atlas Point Energy Infrastructure Fund, LLC(2)(4)	6,428,913	5.5
Rice Acquisition Sponsor LLC(2)(5)	11,628,687	9.6
Shalennial Fund I, L.P.(2)(6)	25,888,541	22.5
Nicholas Stork(2)(7)	4,071,711	3.5
Richard Walton(2)(8)	3,275,429	2.8
Brian McCarthy(2)(9)	530,855	*
J. Kyle Derham(2)(10)	11,658,687	9.6
Kathryn Jackson(2)(11)	30,000	*
Joseph Malchow(2)(11)	30,000	*
Scott Parkes(12)	—	—
Daniel J. Rice, IV(2)(10)(13)	37,517,228	30.9
James Torgerson(2)(11)	30,000	*
All directors and executive officers as a group (11 individuals)	43,351,504	35.8

____________

*         less than 1%

(1)      Consists of 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

(3)      Consists of 21,700,231 shares of Class B Common Stock and 21,700,231 Opco Class A units, which are held directly by Aria Renewable Energy Systems LLC (“Aria RES”). Aria RES is indirectly controlled by United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). The general partner of USP Fund III is EIF US Power III, LLC, and the managing member of EIF US Power III, LLC is Ares EIF Management LLC. The general partner of EIF USP Fund IV is EIF US Power IV, LLC, and the managing member of EIF US Power IV, LLC is Ares EIF Management LLC. The sole member of Ares EIF Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock,

$0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with Aria RES, the Ares Funds, EIF US Power III, LLC, EIF US Power IV, LLC, Ares EIF Management LLC, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Mr. Ressler generally has veto authority over decisions of the Ares Board Members. Each of the Ares Entities (other than Aria RES) and the Ares Board Members and the other partners, affiliates, members and managers thereof expressly disclaims beneficial ownership of the shares of Class B Common Stock. The address of each Ares Entity (other than each Ares Fund) is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. The address of each of the Ares Funds is Three Charles River Place, Suite 101, 63 Kendrick Street, Needham, MA 02494, c/o Ares Management LLC.

(4)      Consists of 4,128,500 shares of Class A Common Stock, 309,063 shares of Class B Common Stock, 309,063 Opco Class A units and 1,991,350 shares of Class A Common Stock issuable upon exercise of Warrants. The address of Atlas Point Energy Infrastructure Fund, LLC is 100 Saint Paul Street, Suite 700, Denver, Colorado 80206

(5)      Consists of 2,500 shares of Class A Common Stock, 5,532,287 shares of Class B Common Stock, 5,532,287 Opco Class A units and 6,093,900 shares of Class A Common Stock issuable upon exercise of Warrants. The address of Rice Acquisition Sponsor LLC is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

(6)      Consists of (i) 5,878,310 shares of Class B Common Stock and 5,878,310 Opco Class A units held of record by Shalennial Fund I, L.P. and (ii) 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units held of record by Archaea Energy LLC. Archaea Energy LLC is majority-owned and controlled by Shalennial Fund I, L.P. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Shalennial Fund I, L.P. will be entitled to receive a portion of the 20,010,231 shares of Class B Common Stock held of record by Archaea Energy LLC. The number of such shares to be received by Shalennial Fund I, L.P. is based on the 30-day volume weighted average price of the shares of Class A Common Stock on such one-year anniversary. For illustrative purposes, assuming such price is $10 per share, Shalennial Fund I, L.P. would be entitled to receive 8,788,230 shares of Class B Common Stock. A lower price would increase the number of shares that Shalennial Fund I, L.P. and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Shalennial Fund I, L.P. and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For example, for illustrative purposes, assuming such price increases to $20 per share, Shalennial Fund I, L.P. would only be entitled to receive 6,592,770 shares of Class B Common Stock. The address of Shalennial Fund I, L.P. is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

(7)      Consists of (i) 1,632,864 shares of Class B Common Stock and 1,632,864 Opco Class A units held of record by Struan & Company, LLC, for which Mr. Stork serves as a manager, (ii) 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units held of record by Rothwell-Gornt, LLC, for which Mr. Stork serves as the manager, and (iii) 50,000 shares of Class A Common Stock, 796,282 shares of Class B Common Stock and 796,282 Opco Class A units held of record by Stork Partners, LLC, for which Mr. Stork serves as the manager. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Struan & Company, LLC, and, as a Series A member of Archaea Energy LLC, Rothwell-Gornt, LLC, will be entitled to receive a portion of the 20,010,231 shares held by Archaea Energy LLC. The number of such shares to be received by Struan & Company, LLC and Rothwell-Gornt, LLC is based on the 30-day volume weighted average price of the shares of Class A Common Stock on such one-year anniversary. For illustrative purposes, assuming such price is $10 per share, Struan & Company, LLC would be entitled to receive 2,449,296 shares of Class B Common Stock, Rothwell-Gornt, LLC would be entitled to receive 2,388,847 shares of Class B Common Stock and Stork Partners, LLC would be entitled to receive 1,194,423 shares of Class B Common Stock. A lower price would increase the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea Energy LLC management, including Rothwell-Gornt, LLC and Stork Partners, LLC (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For illustrative purposes, assuming such price increases to $20 per share, Struan & Company, LLC would only be entitled to receive 1,836,739 shares of Class B Common Stock, while Rothwell-Gornt, LLC would be entitled to receive 3,331,242 shares of

Class B Common Stock and Stork Partners, LLC would be entitled to receive 1,665,621 shares of Class B Common Stock. Because Struan & Company, LLC, Rothwell-Gornt, LLC and Stork Partners, LLC have no voting or investment power over the shares held by Archaea Energy LLC, these shares are not reflected in the table above.

(8)      Consists of (i) 1,632,864 shares of Class B Common Stock and 1,632,864 Opco Class A units held of record by Struan & Company, LLC, for which Mr. Walton serves as a manager, and (ii) 50,000 shares of Class A Common Stock, 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units held of record by Green Eyed Devil LLC, for which Mr. Walton serves as the manager. One year after the closing of the Business Combinations, as a Series B member of Archaea Energy LLC, Struan & Company, LLC, and, as a Series A member of Archaea Energy LLC, Green Eyed Devil LLC, will be entitled to receive a portion of the 20,010,231 shares held by Archaea Energy LLC. The number of such shares to be received by Struan & Company, LLC and Green Eyed Devil LLC is based on the 30-day volume weighted average price of the shares of Class A Common Stock on such one-year anniversary. For illustrative purposes, assuming such price is $10 per share, Struan & Company, LLC would be entitled to receive 2,449,296 shares of Class B Common Stock and Green Eyed Devil LLC would be entitled to receive 2,388,847 shares of Class B Common Stock. A lower price would increase the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding decrease in the number of shares that entities affiliated with certain members of Archaea Energy LLC management, including Green Eyed Devil LLC (as the Series A members of Archaea Energy LLC) would be entitled to receive. A higher price would decrease the number of shares that Struan & Company, LLC and the other Series B members of Archaea Energy LLC would be entitled to receive, with a corresponding increase in the number of shares that entities affiliated with certain members of Archaea Energy LLC management (as the Series A members of Archaea Energy LLC) would be entitled to receive. For illustrative purposes, assuming such price increases to $20 per share, Struan & Company, LLC would only be entitled to receive 1,836,739 shares of Class B Common Stock, while Green Eyed Devil LLC would be entitled to receive 3,331,242 shares of Class B Common Stock. Because Struan & Company, LLC and Green Eyed Devil LLC have no voting or investment power over the shares held by Archaea Energy LLC, these shares are not reflected in the table above.

(9)      Consists of 530,855 shares of Class B Common Stock and 530,855 Opco Class A units held of record by McCarthy Biogas Holdings LLC, a limited liability company controlled by Mr. McCarthy.

(10)    Includes 2,500 shares of Class A Common Stock, 5,532,287 shares of Class B Common Stock and 5,532,287 Opco Class A units held of record by Rice Acquisition Sponsor LLC as well as 6,093,900 shares of Class A Common Stock issuable upon exercise of Warrants held of record by Rice Acquisition Sponsor LLC. Messrs. Rice and Derham are the managing members of Rice Acquisition Sponsor LLC.

(11)    Consists of 30,000 shares of Class B Common Stock and 30,000 Opco Class A units.

(12)    Scott Parkes is a Principal at Ares Management LLC, which indirectly controls United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”).

(13)    Includes the 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units held of record by Archaea Energy LLC and the 5,878,310 shares of Class B Common Stock and 5,878,310 Opco Class A units held of record by Shalennial Fund I, L.P. Archaea Energy LLC is majority-owned and controlled by Shalennial Fund I, L.P. Mr. Rice is the sole managing member of Rice Investment Group UGP, LLC, which is the general partner of both (i) Shalennial GP I, L.P. (the general partner of Shalennial Fund I, L.P.) and (ii) Rice Investment Group, L.P. (the management company for Shalennial Fund I, L.P.).

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 110,334,394 shares of Class A Common Stock (which includes up to 18,883,492 shares of Class A Common Stock issuable upon the exercise of the Warrants and 62,281,735 shares of Class A Common Stock issuable upon redemption of the Opco Class A units) and up to 6,771,000 Private Placement Warrants and 250,000 Forward Purchase Warrants. The 11,862,492 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below.

The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Class A Common Stock and warrants.

When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Class A Common Stock or Warrants other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of each Selling Securityholder, the number of shares of Class A Common Stock and Warrants that each Selling Securityholder may offer pursuant to this prospectus, and the number of shares of Class A Common Stock and Warrants owned by each Selling Securityholder before the offering (as of September 30, 2021) and after the offering, assuming that each Selling Securityholders will sell all of their Offered Securities and will make no other purchases or sales of Class A Common Stock or Warrants. Information below regarding the Selling Securityholders is based on information provided to us by the Selling Securityholder.

The percentage of beneficial ownership is based on the 52,847,195 shares of Class A Common Stock issued and outstanding as of September 30, 2021 and is determined in accordance with the rules of the SEC, which, among other things, assumes the exercise of Warrants by a securityholder for shares of Class A Common Stock by such securityholder only.

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Anderson Biogas Holdings LLC(1)(2)	530,855	—	530,855	—	—	—	—
Archaea Energy LLC(2)(3)	20,010,231	—	20,010,231	—	—	—	—
Aria Renewable Energy Systems LLC(2)(4)	21,700,392	—	21,700,392	—	—	—	—
Atlas Point Energy Infrastructure Fund, LLC(2)(5)	4,437,563	1,991,350	2,309,063	927,100	2,128,500	5.9%	1,028,750
B. Ray Thompson Irrevocable Trust FBO Jessie Lynn Thompson Dated 12/31/76- JKD(6)	15,000	—	15,000	—	—	—	—
Baleen Capital Fund LP(7)	1,200,000	184,069	1,000,000	—	200,000	*	184,069
Berylson Master Fund, LP(8)	998,612	—	800,000	—	198,612	*	—
Best Chapter Management LLP(9)	29,500	120,000	25,000	—	4,500	*	120,000
BNP Paribas Asset Management UK Limited as agent on behalf of BNP Paribas Funds Environmental Absolute Return Thermatics(10)	470,000	—	470,000	—	—	—	—
BNP Paribas Asset Management UK Limited as agent on behalf of BNP Paribas Funds Energy Transition(10)	1,280,000	—	1,280,000	—	—	—	—
Burrus Partners, LP(11)	15,000	—	15,000	—	—	—	—
Carol A. LeWitt	70,000	—	70,000	—	—	—	—
Cassandra Rice 2019 Irrevocable Trust(12)	20,000	—	20,000	—	—	—	—
CH Burrus LLC(13)	150,000	—	150,000	—	—	—	—
Chapter Two Management Trust(14)	42,000	120,000	37,500	—	4,500	*	120,000
Charles Matthew Rittgers	20,000	—	20,000	—	—	—	—

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Coppermine Co-Investment and Growth Equity Fund, LLC(15)	700,000	—	700,000	—	—	—	—
Daniel J. Rice III(16)	900,000	—	900,000	—	—	—	—
Daniel J. Rice IV 2018 Irrevocable Trust(12)(17)	330,000	—	330,000	—	—	—	—
David Acker	5,000	—	5,000	—	—	—	—
Derek A. Rice 2018 Irrevocable Trust(12)	330,000	—	330,000	—	—	—	—
Douglas R. Zegel	20,000	—	20,000	—	—	—	—
Entities affiliated with Baupost Group Securities, L.L.C.(18)	3,500,000	—	3,500,000	—	—	—	—
Entities affiliated with Energy Capital Partners Holdings, LP(19)	666,667	—	666,667	—	—	—	—
Entities affiliated with Third Point(20)	4,270,000	510,000	2,500,000	—	1,770,000	4.3%	510,000
Evergreen National Indemnity Company(21)	50,000	—	50,000	—	—	—	—
Gabriella de Ferrari	10,000	—	10,000	—	—	—	—
George Lewis 1997 Revocable Trust(22)	20,000	—	20,000	—	—	—	—
Goldman Sachs Clean Energy Income Fund(23)	614,759	—	445,550	—	169,209	*	—
Goldman Sachs Energy Infrastructure Fund(23)	289,390	—	120,717	—	168,673	*	—
Goldman Sachs MLP and Energy Renaissance Fund(23)	266,354	—	112,938	—	153,416	*	—
Goldman Sachs MLP Energy Infrastructure Fund(23)	1,520,795	—	570,795	—	950,000	1.8%	—
Gramercy Indemnity Company(24)	25,000	—	25,000	—	—	—	—
Grant Livesay	10,000	—	10,000	—	—	—	—
Gratia Capital Concentrated Master Fund, LTD(25)	200,000	—	200,000	—	—	—	—
Grayson Lisenby	50,000	—	50,000	—	—	—	—
Green Eyed Devil LLC(2)(26)	1,642,565	—	1,642,565	—	—	—	—
HF Direct Investments Pool, LLC(27)	700,000	—	700,000	—	—	—	—
High Haith Investors (Cayman) II, Ltd(28)	98,603	—	89,300	—	9,303	*	—
High Haith Master Investors (Cayman) L.P.(28)	86,531	—	78,000	—	8,531	*	—
HITE Carbon Offset LP(29)	203,709	27,360	46,900	—	156,809	*	27,360
HITE Carbon Offset Ltd.(29)	451,688	65,006	96,800	—	354,888	*	65,006
HITE Hedge ET LP(29)	1,571,782	189,687	356,300	—	1,215,482	2.6%	189,687
J. Kyle Derham(30)	30,000	—	30,000	—	—	—	—
James Torgerson(2)(31).	30,000	—	30,000	—	—	—	—
James Wilmot Rogers(32)	40,000	—	40,000	—	—	—	—
Jeffrey L. Thompson	75,000	—	75,000	—	—	—	—
Jeffrey Philip Morgan	50,000	—	50,000	—	—	—	—
Jerrold M Jung Trust(2)(33)	113,736	—	113,736	—	—	—	—
Joseph Malchow(2)(31)	30,000	—	30,000	—	—	—	—
Kathryn Jackson(2)(31)	30,000	—	30,000	—	—	—	—
Kensico Associates, L.P.(34)	2,102,700	696,450	842,800	—	1,259,900	3.7%	696,450
Kensico Offshore Fund Master LTD(34)	897,300	303,550	157,200	—	740,100	2.0%	303,550
Keybank National Association Co-Trustee with Neil L Thompson for the Kathleen C & Neil L Thompson Posterity for the Benefit of Jeffrey Thompson Trust(35)	75,000	—	75,000	—	—	—	—
Mary G. West Revocable Trust(36)	10,000	—	10,000	—	—	—	—
McCarthy Biogas Holdings LLC(2)(37)	530,855	—	530,855	—	—	—	—
Morgan Family Partners, LTD(38)	100,000	—	100,000	—	—	—	—
MR95 Property Trust(39)	5,000	—	5,000	—	—	—	—
MT Burrus, LLC(40)	13,545	—	10,000	—	3,545	*	—
Nancy M. Falls(41)	10,000	—	10,000	—	—	—	—
Nancy S. Gillespie Revocable Trust(36)	15,000	—	15,000	—	—	—	—
Nancy Sayles Day Foundation(42)	25,000	—	25,000	—	—	—	—
National Fire & Casualty Company(43)	30,000	—	30,000	—	—	—	—
NFC Insurance Partners, LLC(44)	200,000	—	200,000	—	—	—	—
NFC Partners, LLC(44)	545,000	—	545,000	—	—	—	—

	Before the Offering		Number of Securities Being Offered		After the Offering
Name of Selling Securityholder	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock	Number of Warrants
Nulsen B. Smith	40,000	—	40,000	—	—	—	—
Paul Rabil	5,000	—	5,000	—	—	—	—
Perkins Blue House Investment Limited Partnership(45)	15,000	—	15,000	—	—	—	—
Rice Acquisition Sponsor LLC(2)(46)	5,534,787	6,093,900	5,534,787	6,093,900	—	—	—
Robert W. Doran Account	50,000	—	50,000	—	—	—	—
Rothwell-Gornt LLC(2)(47)	1,592,565	—	1,592,565	—	—	—	—
Ryan N. Rice 2018 Irrevocable Trust(12)	70,000	—	70,000	—	—	—	—
S & Co. Investment Fund IV, LLC(2)(48)(49)	653,145	—	653,145	—	—	—	—
S & Co. Opportunity Fund, LLC(49)	101,000	—	100,000	—	1,000	*	—
S & Co. Special Equity Fund, LLC(49)	1,200,000	—	1,200,000	—	—	—	—
S.S. Willis Trust u/ind f/b/o Children(22)	22,500	—	22,500	—	—	—	—
Salient Midstream & MLP Fund(50)	206,932	—	206,932	—	—	—	—
Salient MLP & Energy Infrastructure Fund(50)	1,253,156	—	1,253,156	—	—	—	—
Salient MLP Total Return Fund, L.P.(51)	274,643	—	274,643	—	—	—	—
Salient MLP Total Return TE Fund, L.P.(51)	94,108	—	94,108	—	—	—	—
Samantha Rice 2019 Irrevocable Trust(12)	20,000	—	20,000	—	—	—	—
Schroder Investment Management (Luxembourg) S.A.(28)	38,461	—	36,900	—	1,561	*	—
Scott D Salisbury Living Trust(2)(52)	113,736	—	113,736	—	—	—	—
Shalennial Fund I, L.P.(2)(53)	5,878,310	—	5,878,310	—	—	—	—
Spindrift Investors (Bermuda) L.P.(28)	129,300	—	129,300	—	—	—	—
Spindrift Partners, L.P.(28)	166,500	—	166,500	—	—	—	—
Spring Creek Capital, LLC(54)	3,000,000	—	3,000,000	—	—	—	—
State of Utah, School and Institutional Trust Funds(55)	365,472	—	337,828	—	27,644	—	—
Steven D. Boulanger Revocable Trust(56)	35,000	—	35,000	—	—	—	—
Steven I. Oshman	15,000	—	15,000	—	—	—	—
Stillwater Insurance Company(57)	300,000	—	300,000	—	—	—	—
Stillwater Property & Casualty Insurance Company(57)	150,000	—	150,000	—	—	—	—
Stork Partners, LLC(2)(58)	846,282	—	846,282	—	—	—	—
Struan & Company, LLC(2)(59)	1,632,864	—	1,632,864	—	—	—	—
Ted Yowonske(2)(60)	132,713	—	132,713	—	—	—	—
Terrence Trainor	10,000	—	10,000	—	—	—	—
Thaddeus R. Gillespie	15,000	—	15,000	—	—	—	—
The David Willis 2019 Trust(22)	41,500	—	22,500	—	19,000	*	—
The Stephen M. Pulsifer SCI Management Trust(36)	20,000	—	20,000	—	—	—	—
Thomas J. Derham(61)	10,000	—	10,000	—	—	—	—
Thomas V. Quirk	25,000	—	25,000	—	—	—	—
Toby Z. Rice 2018 Irrevocable Trust(12)(62)	330,000	—	330,000	—	—	—	—
Walker N. Moody	62,500	—	62,500	—	—	—	—
WAS Family Trust Two dated 07/29/13(63)	400,000	—	400,000	—	—	—	—
William and Jerri Owen Family Trust(2)(64)	113,736	—	113,736	—	—	—	—
WLS Children’s Trust – WLS. Jr(56)	10,000	—	10,000	—	—	—	—
WT Holdings, Inc.(65)	250,000	—	250,000	—	—	—	—
Zeliff Holdings, Inc.(2)(66)	958,400	—	958,400	—	—	—	—
ZP Master MidCap Fund, Ltd.(67)	299,999	—	299,999	—	—	—	—
ZP Master Utility Fund, Ltd.(67)	33,334	—	33,334	—	—	—	—

____________

*         less than 1%

(1)      The shares (before the offering) consist of 530,855 shares of Class B Common Stock and 530,855 Opco Class A units. Charles L. Anderson, as manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Anderson is an employee of the Company and, prior to the consummation of the Business Combinations, Archaea.

(2)      Pursuant to the Opco LLC Agreement, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount

(which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

(3)      The shares (before the offering) consist of 20,010,231 shares of Class B Common Stock and 20,010,231 Opco Class A units. Archaea Energy LLC is managed by a board of managers, which is composed of four members (currently, J. Kyle Derham, Daniel J. Rice, IV, Nicholas Stork and Richard Walton); the board of managers has voting and investment power over the reported securities. Messrs. Derham, Rice and Stork are directors of the Company, and Messrs. Stork and Walton are the Company’s Chief Executive Officer and President, respectively. Prior to the consummation of the Business Combinations, Mr. Derham was a director and the Chief Financial Officer of RAC and Mr. Rice was a director and the Chief Executive Officer of RAC. Prior to the consummation of the Business Combinations and currently, Mr. Stork is the Chief Executive Officer of Archaea and Mr. Walton is the President of Archaea.

(4)      The shares (before the offering) consist of 21,700,231 shares of Class B Common Stock and 21,700,231 Opco Class A units. Aria Renewable Energy Systems LLC (“Aria RES”) is indirectly controlled by United States Power Fund III, L.P. (“USP Fund III”) and EIF United States Power Fund IV, L.P. (“EIF USP Fund IV” and, together with USP Fund III, the “Ares Funds”). The general partner of USP Fund III is EIF US Power III, LLC, and the managing member of EIF US Power III, LLC is Ares EIF Management LLC. The general partner of EIF USP Fund IV is EIF US Power IV, LLC, and the managing member of EIF US Power IV, LLC is Ares EIF Management LLC. The sole member of Ares EIF Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Management Corporation (“Ares Management”). Ares Management GP LLC (“Ares Management GP”) is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting LLC (“Ares Voting”) is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with Aria RES, the Ares Funds, EIF US Power III, LLC, EIF US Power IV, LLC, Ares EIF Management LLC, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”). Ares Partners is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Member”). Mr. Ressler generally has veto authority over decisions of the Ares Board Members. Each of the Ares Entities (other than Aria RES) and the Ares Board Members and the other partners, affiliates, members and managers thereof expressly disclaims beneficial ownership of the shares offered hereby.

(5)      The shares (before the offering) consist of 4,128,500 shares of Class A Common Stock as well as 309,063 shares of Class B Common Stock and 309,063 Opco Class A units. The Warrants (before the offering) consists of 1,064,250 Public Warrants, 677,100 Private Placement Warrants and 250,000 Forward Purchase Warrants. Paul McPheeters, as Portfolio Manager of CIBC National Trust Company, which manages the Selling Securityholder, has voting and investment power over the reported securities.

(6)      Sylvia M. Thompson, Gregory Erickson and Janet Wornall, each as Co-Trustee of the Selling Securityholder, have voting and investment power over the reported securities. The beneficiary of the Selling Securityholder is the mother of J. Kyle Derham, who is a director of the Company and was a director and the Chief Financial Officer of RAC.

(7)      Fang Li, as Managing Partner of the investment manager for the Selling Securityholder, has voting and investment power over the reported securities.

(8)      James Berylson, as the Managing Member of the general partner of the Selling Securityholder and as the Managing Member of the investment manager of the Selling Securityholder, has voting and investment power over the reported securities.

(9)      Daniel R. Pickering, as Managing Member of the Selling Securityholder, has voting and investment power over the reported securities.

(10)    Edward Lees and Ulrik Fugmann, as Senior Portfolio Managers of the Selling Securityholder, have voting and investment power over the reported securities.

(11)    Gene Burrus, as General Partner of the Selling Securityholder, has voting and investment power over the reported securities.

(12)    Andrew L. Share, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(13)    Charles Burrus, as President of CH Burrus LLC, has voting and investment power over the reported securities. Mr. Burrus served as an M&A advisor to RAC.

(14)    Daniel R. Pickering, as Trustee of the Selling Securityholder, has sole voting and investment power over the reported securities.

(15)    Grant A. Gund and G. Zachary Gund, as Managers of the Selling Securityholder, have voting and investment power over the reported securities.

(16)    The Selling Securityholder is the father of Daniel J. Rice, IV, who is a director of the Company and was a director and Chief Executive Officer of RAC.

(17)    The beneficiary of the Selling Securityholder is Daniel J. Rice, IV, who is a director of the Company and was a director and Chief Executive Officer of RAC.

(18)    The Baupost Group, L.L.C. (“Baupost”) is a registered investment adviser and acts as the investment adviser and general partner to certain private investment limited partnerships on whose behalf these shares were indirectly purchased. Seth A. Klarman, as the sole managing member of the manager of Baupost, has sole voting and investment power over the reported securities.

(19)    The 666,667 shares are currently held by Energy Capital Partners Holdings, LP (“ECP Holdings”) and prior to any sales are expected to be transferred to ECP Energy Transition Opportunities Fund, LP, ECP Energy Transition Opportunities Fund A, LP and/or to ECP Energy Transition Opportunities Fund B, LP (collectively, the “ECP Energy Transition Funds”) in amounts to be determined. Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio, as the managing members of ECP ControlCo, LLC, which is the general partner of ECP Holdings and the managing member of the general partner of the general partner of each of the ECP Energy Transition Funds, have voting and investment power over the reported securities.

(20)    The reported securities are directly beneficially owned by Third Point Loan LLC (“TP Loan”). TP Loan is an affiliate of Third Point LLC (“Third Point”) and holds the securities listed herein as nominee for funds managed and/or advised by Third Point and not in its individual capacity. Daniel S. Loeb is the Chief Executive Officer of Third Point.

(21)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(22)    Matthew Megargel, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(23)    Goldman Sachs Asset Management, L.P., a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(24)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(25)    Steve Pei, as Investment Manager of Gratia Capital LLC, which manages the Selling Securityholder, has voting and investment power over the reported securities.

(26)    The shares (before the offering) consist of 50,000 shares of Class A Common Stock as well as 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units. Richard Walton, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Walton is the President of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(27)    Andrew Seamons, as Chief Investment Officer of the Managing Member of the Selling Securityholder, has voting and investment power over the reported securities.

(28)    Wellington Management Company LLP (“WMC”) has the power to vote and dispose the reported securities pursuant to WMC’s investment management relationship with the Selling Securityholder. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the WMG’s capital. Additional information about WMC is available in Form ADV filed with the SEC.

(29)    Robert Matthew Niblack, as Managing Member of HITE Hedge Capital LLC which is the General Partner of HITE Hedge Capital LP, the General Partner of the Selling Securityholder, has voting and investment power over the reported shares.

(30)    The Selling Securityholder may also be deemed to beneficially own the 2,500 shares of Class A Common Stock and 5,532,287 shares of Class B Common Stock held of record by Rice Acquisition Sponsor LLC. Mr. Derham is a managing member of Rice Acquisition Sponsor LLC. Mr. Derham is a director of the Company and was a director and the Chief Financial Officer of RAC.

(31)    The shares (before the offering) consist of 30,000 shares of Class B Common Stock and 30,000 Opco Class A units. The Selling Securityholder is a director of the Company and, prior to the consummation of the Business Combinations, of RAC.

(32)    The Selling Securityholder was the Chief Accounting Officer of RAC.

(33)    The shares (before the offering) consist of 113,736 shares of Class B Common Stock and 113,736 Opco Class A units. Jerrold Jung, as Trustee of the Selling Securityholder, has voting and investment power over the registered securities.

(34)    Thomas J. Coleman and Michael Lowenstein, as Presidents of the Investment Manager of the Selling Securityholder, have voting and investment power over the reported securities.

(35)    Neil L. Thompson and Keybank National Association, as Co-Trustees of the Selling Securityholder, have voting and investment power over the reported securities.

(36)    Nathaniel Jeppson, as Trustee of the Selling Securityholder, has voting and investment power over the registered securities.

(37)    The shares (before the offering) consist of 530,855 shares of Class B Common Stock and 530,855 Opco Class A units. Brian McCarthy, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. McCarthy is an employee of the Company and, prior to the Business Combinations and currently, of Archaea.

(38)    Michael Morgan, as General Partner of the Selling Securityholder, has voting and investment power over the reported securities.

(39)    Michael Rabil, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(40)    Matthew Tyrrell Burrus, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(41)    The Selling Securityholder is the mother-in-law of J. Kyle Derham, who is a director of the Company and was a director and the Chief Financial Officer of RAC.

(42)    Nathaniel Jeppson, as Portfolio Manager of the registered investment advisor for the Selling Securityholder, has voting and investment power over the reported securities.

(43)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(44)    Charles K. Slatery, as managing member of the Selling Securityholder, has voting and investment power over the reported securities.

(45)    Joe Bob Perkins, who controls the general partner of the Selling Securityholder, has voting and investment power over the reported securities.

(46)    The shares (before the offering) consist of 2,500 shares of Class A Common Stock as well as 5,532,287 shares of Class B Common Stock and 5,532,287 Opco Class A units. J. Kyle Derham and Daniel J. Rice, IV, as the managing members of the Selling Securityholder, have voting and investment power over the reported securities. Messrs. Derham and Rice are directors of the Company. Prior to the consummation of the Business Combinations, Mr. Derham was a director and the Chief Financial Officer of RAC and Mr. Rice was a director and the Chief Executive Officer of RAC.

(47)    The shares (before the offering) consist of 1,592,565 shares of Class B Common Stock and 1,592,565 Opco Class A units. Nicholas Stork, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Stork is a director and the Chief Executive Officer of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(48)    The shares (before the offering) consist of 653,145 shares of Class B Common Stock and 653,145 Opco Class A units.

(49)    Nathaniel Jeppson, as the President of the managing member of the Selling Securityholder, has voting and investment power over the reported securities.

(50)    The Selling Securityholder is a registered investment company.

(51)    Greg Reid, as the portfolio manager of the investment manager of the Selling Securityholder, has voting and investment power over the reported securities.

(52)    The shares (before the offering) consist of 113,736 shares of Class B Common Stock and 113,736 Opco Class A units. Scott Salisbury, as Trustee of the Selling Securityholder, has voting and investment power over the registered securities.

(53)    The shares (before the offering) consist of 5,878,310 shares of Class B Common Stock and 5,878,310 Opco Class A units. Daniel J. Rice, as the managing member of the ultimate general partner of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Rice is a director of the Company and was a director and Chief Executive Officer of RAC.

(54)    Eric Butcher, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(55)    Ryan Kulig, as Finance and Operations Officer of the Selling Securityholder, has voting and investment power over the reported securities.

(56)    Thomas V. Quirk, as Trustee of the Selling Securityholder, has voting and investment power over the reported shares.

(57)    NFC Investments, LLC, a registered investment adviser and the investment adviser to the Selling Securityholder, has voting and investment authority over the reported securities.

(58)    The shares reported (before the offering) consists of 50,000 shares of Class A Common Stock as well as 796,282 shares of Class B Common Stock and 796,282 Opco Class A units. Nicholas Stork, as the manager of the Selling Securityholder, has voting and investment power over the reported securities. Mr. Stork is a director and the Chief Executive Officer of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(59)    The shares (before the offering) consist of 1,632,864 shares of Class B Common Stock and 1,632,864 Opco Class A units. Nicholas Stork and Richard Walton, as the managers of the Selling Securityholder, have voting and investment power over the reported securities. Mr. Stork is a director and the Chief Executive Officer of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea. Mr. Walton is the President of the Company and, prior to the consummation of the Business Combinations and currently, of Archaea.

(60)    The shares (before the offering) consist of 132,713 shares of Class B Common Stock and 132,713 Opco Class A units. The Selling Securityholder is an employee of the Company and, prior to the consummation of the Business Combinations, of Archaea.

(61)    The Selling Securityholder is the brother of J. Kyle Derham, who is a director of the Company and was a director and the Chief Financial Officer of RAC.

(62)    The beneficiary of the Selling Securityholder is the brother of Daniel J. Rice, IV, who is a director of the Company and was a director and the Chief Executive Officer of RAC.

(63)    Harriet C. Stephens, as Trustee of the Selling Securityholder, has voting and investment power over the reported securities.

(64)    The shares (before the offering) consist of 113,736 shares of Class B Common Stock and 113,736 Opco Class A units. William and Jerri Owen, as trustees of the Selling Securityholder, have voting and investment power over the reported securities.

(65)    Emmel B. Golden III, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(66)    The shares (before the offering) consist of 958,400 shares of Class B Common Stock and 958,400 Opco Class A units. Peter H. Zeliff, as President of the Selling Securityholder, has voting and investment power over the reported securities.

(67)    ZP Master MidCap Fund, Ltd. and ZP Master Utility Fund, Ltd. (the “ZP Funds”) have delegated to Zimmer Partners, LP, as investment manager, sole voting and investment power over the reported securities held by the ZP Funds pursuant to their investment management agreements with Zimmer Partners, LP. Stuart J. Zimmer, as the managing member of Sequentis Financial LLC, which is the sole member of the general partner of Zimmer Partners, LP, may be deemed to exercise voting and investment power over the reported securities held by the ZP Funds.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares of Class A Common Stock or warrants registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares of Class A Common Stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Transactions.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy

Our Board of Directors has adopted a written related party transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related party transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

•        any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Combined Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to our audit committee charter, the audit committee has the responsibility to review related party transactions.

Aria’s Related Party Transactions

There are no transactions or series of related transactions, agreements, arrangements or understandings between Aria and any of its affiliates or other persons, including any stockholder, officer or director of Aria or immediate family member thereof, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Archaea’s and Archaea Energy’s Related Party Transactions

Stockholders Agreement

On the Closing Date, pursuant to the terms of the Business Combination Agreements, RAC, RAC Opco, RAC Buyer, the Sponsor, and certain stockholders of the Combined Company that are affiliated with the Companies entered into the Stockholders Agreement. Such stockholders include entities that own more than 5% of our voting securities (namely, the Sponsor, Aria Renewable Energy Systems LLC, Archaea Energy LLC and Shalennial Fund I, L.P.), entities controlled by our Chief Executive Officer, entities controlled by our President, and entities controlled by one of our other named executive officers.

Pursuant to the terms of the Stockholders Agreement, among other things, (i) the Board shall initially consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investor (as defined in the Stockholders Agreement) will have the right to designate one director for appointment or election to the Board for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it on the Closing Date, (iv) the Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Company for appointment or election to the Board during the term of the Stockholders Agreement and (v) the Board will have the right to designate three independent directors (the “Independent Directors”) for appointment or election to the Board during the term of the Stockholders Agreement. Until the Ares Investor no longer holds at least 50% of the Registrable Securities held by it on the Closing Date, the Aria Holders have the right to consult on the persons to be designated as Independent Directors. If neither of the two directors nominated by the RAC Sponsor Holders are reasonably determined to be “independent directors,” the Board shall be permitted in its sole discretion to increase the size of the Board to nine members and to fill the two additional directorships with two additional “independent directors” nominated by the Board.

Additionally, pursuant to the terms of the Stockholders Agreement, the Company Holders (as defined in the Stockholders Agreement) were granted certain customary registration rights. The registration statement of which this prospectus forms a part has been filed pursuant to such registration rights.

Also, the Aria Holders (as defined in the Stockholders Agreement) are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, while the Archaea Holders (as defined in the Stockholders Agreement) are subject to a lock-up period (x) ending on the date that is the two-year anniversary of the Closing Date solely with respect to the Company Interests distributed by Archaea Energy LLC after the one-year anniversary of the Closing Date to the Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (y) ending on the date that is the one-year anniversary of the Closing Date with respect to all other Company Interests issued to the Archaea Holders at the Closing other than those described in the immediately foregoing clause (x). The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of the Class A Common Stock, as set forth in the Stockholders Agreement.

Opco LLC Agreement

In connection with the consummation of the Business Combinations, the limited liability company of Opco was amended and restated (referred to herein as the “Opco LLC Agreement”). The Opco LLC Agreement is filed as an exhibit to the registration statement to which this prospectus forms a part, and the following description of the Opco LLC Agreement is qualified in its entirety by reference thereto.

Conversion of Opco Class B Units and Exchange Right

Holders of Opco Class A units (other than the Company) have the right (an “exchange right”), subject to certain limitations, to exchange Opco Class A units (and a corresponding number of shares of Class B Common Stock) for, at our option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. Our decision to make a cash payment upon an exercise of an exchange right will be made by our independent directors. We will determine whether to issue shares of Class A Common Stock or pay cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A units of RAC Opco and alternative uses for such cash.

Holders of Opco Class A units are generally permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving 500,000 or more Opco Class A units (subject to our discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon us and ensure that RAC Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Opco Class A units (and a corresponding number of shares of Class B Common Stock), the Company will retain the Opco Class A units and cancel the shares of Class B Common Stock. As the holders of Opco Class A units (other than the Company) exchange their Opco Class A units, our membership interest in Opco will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Non-Liquidating Distributions and Allocations of Income and Loss

Subject to the obligation of Opco to make tax distributions and to reimburse the Company for its corporate and other overhead expenses, the Company will have the right to determine when non-liquidating distributions will be made to the holders of Opco units and the amount of any such distributions. We have no current plans to cause Opco to make nonliquidating distributions to the holders of Opco units. If we authorize a non-liquidating distribution, the distribution will be made to holders of Opco units on a pro rata basis in accordance with their respective percentage ownership of Opco units.

Opco will allocate its net income or net loss for each year to the holders of its units pursuant to the terms of the Opco LLC Agreement, and holders of its units, including the Company, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of Opco. Net profits and net losses of Opco generally will be allocated to holders of Opco units on a pro rata basis in accordance with their respective percentage ownership of Opco units (except for certain allocations of book income and loss items and book-tax differences that may be specially allocated). To the extent cash is available, tax distributions will be made to the holders of Opco units, on a pro rata basis in accordance with their respective percentage ownership of Opco units, in an amount sufficient to allow the Company to satisfy its actual tax liabilities.

Issuance of Equity

Except as otherwise determined by us, at any time the Company issues a share of Class A Common Stock or any other equity security, the net proceeds received by the Company with respect to such issuance, if any, shall be concurrently invested in Opco, and Opco shall issue to the Company one Class A unit or other economically equivalent equity interest. Conversely, if at any time any shares of Class A Common Stock are redeemed, repurchased or otherwise acquired by the Company, Opco shall redeem, repurchase or otherwise acquire an equal number of Opco units held by the Company, upon the same terms and for the same price, as the shares of Class A Common Stock are redeemed, repurchased or otherwise acquired.

Noble Environmental Relationship

In addition to serving as officers and directors of Archaea, Messrs. Walton and Stork are controlling shareholders, officers and directors of Noble Environmental, Inc. (“Noble”). Mr. Walton is President and a director of Noble, and Mr. Stork is Treasurer and Secretary and a director of Noble. Noble has an ownership interest in Struan & Company, LLC, a minority owner of Archaea.

Landfill Development Option and Right of First Refusal

In connection with the formation of Archaea in 2018, Noble and Archaea entered into a letter agreement whereby Noble granted to Archaea the exclusive option and a right of first refusal to construct, finance, develop and operate gas processing plants and related facilities at the landfill site in East Palestine, Ohio then owned and controlled by a wholly-owned subsidiary of Noble and any future landfill sites owned, controlled, developed or acquired by Noble or its subsidiaries. In the event Archaea exercises its option of right of first refusal, Archaea and Noble will use commercially reasonable efforts to (i) agree to terms with respect to the project, (ii) negotiate definitive operating and governance documentation with respect to the project, (iii) obtain all permits, licenses, approvals, certificates and other governmental or regulatory matters which may be required to consummate the project and (iv) execute and deliver any other documents and do or cause to be done any other acts as may be necessary or advisable to consummate the project. As of the date of this prospectus, Archaea has not exercised any option of right of first refusal under the letter agreement.

Assai EPC Agreement

Assai Energy, LLC, a wholly-owned subsidiary of Archaea, is a party to a construction services and project guarantee agreement with Noble Environmental Specialty Services, LLC, a wholly-owned subsidiary of Noble (“Noble Specialty”), whereby Noble Specialty agreed to provide engineering, procurement, and construction services to Archaea with respect to the Assai project for a fixed price of $19,912,000, subject to certain adjustments as provided in the agreement. The agreement provides that final completion of the Assai project shall occur not later than September 30, 2021, expect for a defined capacity expansion, where completion shall occur not later than March 31, 2022. In the event of Noble Specialty’s default, damages will be calculated based upon actual realized damages incurred by Archaea, not to exceed $7,500,000 for damages, other than those as a result of default by Noble Specialty, which shall be uncapped. Noble provided Archaea with a parent guarantee of performance, payment and completion by Noble Specialty with a cap of $7,500,000.

Loan Guaranty

In connection with Archaea’s acquisition of Big Run Power Producers, LLC (“Big Run”) in November 2020, a wholly-owned subsidiary of Archaea Holdings and Big Run, as borrowers, entered into a credit agreement with Comerica relating to a $5,000,000 secured specific advance facility loan and a $12,000,000 secured term loan. The loans bore interest at LIBOR plus 4.5%, which was 5.5% as of December 31, 2020. The maturity date of the financing arrangement was November 10, 2024. Upon consummation of the Business Combinations, all outstanding amounts under the credit agreement, as well as Noble’s accrued guaranty fee, were repaid in full.

To provide further credit support to Comerica, Archaea sought Noble’s agreement to guaranty the obligations of the borrowers under the credit agreement with a cap of $17,000,000, plus interest and fees. As a condition precedent to and in consideration of Noble furnishing the guaranty, Noble required the borrowers to incur a guaranty fee in an amount equal to 20% of the face value of the guaranteed obligation, or $3,400,000, which accrued interest at an annual rate of 20%, compounded monthly; provided that the interest rate would be reduced to an annual rate of 9%, compounded monthly, with respect to, and as of the date, any portion of the guaranteed obligations had been reduced, decreased or released by Comerica.

The guaranty was terminated on the date on which the borrowings have been irrevocably paid and discharged in full. The terms of the guaranty also provided that the guaranty would be released, assuming there had been no default under the credit agreement, when (i) Big Run achieved (a) a six-month production average of at least 30,000 MMBtu per month for the immediately prior six months with the last two consecutive months having a production of at least 30,000 MMBtu per month, prior to such release, and (b) a six-month average EBITDA for the immediately prior six months of at least $400,000 per month and the last two consecutive months having a minimum EBITDA of $400,000, prior to such release, (ii) Big Run entered into an offtake agreement with an investment grade counterparty for at least 350,000 MMBtu per year on its Ashland, Kentucky site, (iii) Big Run collaterally assigned such offtake agreement to Comerica, and (iv) Big Run shall have collaterally assigned all of its rights, title and interest in and to the all of Big Run’s gas supply contracts, power purchase contracts and other project agreements on the Ashland, Kentucky site.

RAC’s Related Party Transactions

Founder Shares

In September 2020, the Sponsor received 5,750,000 Class B units of RAC Opco for no consideration and purchased 5,750,000 corresponding shares of Class B Common Stock, 2,500 shares of Class A Common Stock and 100 Class A units of RAC Opco and 100 corresponding shares of Class B Common Stock for an aggregate of $26,000. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the total outstanding equity upon completion of the IPO (excluding the Sponsor Shares). In October, 2020 the Sponsor forfeited 90,000 Class B units of RAC Opco, and 30,000 Class B units of RAC Opco were issued to each of our independent director nominees. In October 2020, we effected a dividend, and RAC Opco effected a distribution, resulting in the Sponsor owning 6,091,250 Class B units and 6,091,250 shares of Class B Common Stock that comprise the Founder Shares. The Sponsor transferred a corresponding number of shares of Class B Common Stock to the independent directors (then director nominees). Following the closing of the IPO, the Sponsor forfeited 309,063 Class B units of RAC Opco, and 309,063 Class B units of RAC Opco were issued to Atlas. The Sponsor transferred a corresponding number of shares of Class B Common Stock to Atlas. Up to 806,250 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. The founder shares (including the Class A Common Stock issuable upon exchange thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option was exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder Shares held by the Sponsor were forfeited for no consideration. As of June 30, 2021, there were 5,931,350 shares of Class B Common Stock issued and outstanding.

Private Placement Warrants

The Sponsor purchased from RAC an aggregate of 6,093,900 Private Placement Warrants at a purchase price of $1.00 per warrant ($6,093,900 in the aggregate) in a private placement that occurred simultaneously with the closing of the IPO. Atlas also purchased 677,100 Private Placement Warrants at a purchase price of $1.00 per warrant ($677,100 in the aggregate). Each Private Placement Warrant entitles the holder to purchase for $11.50 either one share of Class A Common Stock or, so long as they are held by RAC’s initial stockholders or their permitted transferees, one Class A unit of RAC Opco (and corresponding share of Class B Common Stock). The Private Placement Warrants (including the Class A Common Stock or Class A units of RAC Opco (and corresponding shares of Class B Common Stock) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of the Business Combinations.

Forward Purchase Agreement

Prior to the IPO, RAC entered into a Forward Purchase Agreement, which was subsequently amended in connection with RAC’s entry into the Business Combination Agreements, pursuant to which RAC may elect, in its sole and absolute discretion, to offer Atlas the opportunity to purchase up to $75.0 million of either (i) a number of units (the “forward purchase units”), consisting of one share of the Class A Common Stock (the “forward purchase shares”) and one-eighth of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”) in a private placement that will close simultaneously with the closing of RAC’s initial business combination. Pursuant to the Forward Purchase Agreement, Atlas agreed to purchase $20.0 million of forward purchase units as part of the PIPE Financing and, upon consummation of the Business Combinations, received 2 million shares of Class A Common stock and 250,000 warrants (each exercisable for one share of Class A Common Stock at a price of $11.50 and which have the same terms as the Public Warrants). The shares of Class A Common Stock and warrants received by Atlas pursuant to the Forward Purchase Agreement are subject to transfer restrictions.

Pursuant to the terms of the Forward Purchase Agreement, we granted Atlas the right to appoint a single observer to the Board until the consummation of RAC’s initial business combination. Such observer did not have voting rights or otherwise have any of the powers of a member of the board of directors of RAC.

RAC Opco LLC Agreement

In connection with the IPO, RAC entered into the Amended and Restated Limited Liability Company Agreement (the “RAC Opco LLC Agreement”) with RAC Opco and RAC Opco’s other members. A form of the RAC Opco LLC Agreement was filed as an exhibit to our Registration Statement on Form S-1 filed in connection with the IPO, and the following description of the RAC Opco LLC Agreement is qualified in its entirety by reference thereto. The RAC Opco LLC Agreement has been further amended and restated as described above.

Conversion of Class B Units of RAC Opco and Exchange Right

Prior to the consummation of the Business Combinations, RAC’s initial stockholders owned all of the outstanding Class B units of RAC Opco. The Class B units of RAC Opco converted into Class A units of RAC Opco in connection with the consummation of the Business Combinations, on a one-for-one basis. The RAC Opco LLC Agreement provided that, following the consummation of RAC’s initial business combination, holders of Class A units of RAC Opco (other than RAC) have the right (an “exchange right”), subject to certain limitations, to exchange Class A units of RAC Opco (and a corresponding number of shares of Class B Common Stock) for, at RAC’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. Following any exchange of Class A units of RAC Opco (and a corresponding number of shares of Class B Common Stock), RAC would have retained the Class A units of RAC Opco and cancelled the shares of Class B Common Stock. Thus, as the holders of Class A units of RAC Opco (other than RAC) exchanged their Class A units of RAC Opco, RAC’s membership interest in RAC Opco would have correspondingly increased, the number of shares of Class A Common Stock outstanding would increase, and the number of shares of Class B Common Stock outstanding would be reduced.

Founder Shares Anti-Dilution

In the case that additional shares of Class A Common Stock, or equity-linked securities, were issued or deemed issued in excess of the amounts sold in an offering in connection with the Business Combinations (other than the Forward Purchase Securities), the number of Class A units of RAC Opco into which the Class B units of RAC Opco would have converted may be adjusted.

Non-Liquidating Distributions and Allocations of Income and Loss

Prior to the consummation of the Business Combinations, and subject to the obligation of RAC Opco to make tax distributions and to reimburse RAC for its corporate and other overhead expenses, RAC had the right to determine when non-liquidating distributions would be made to the holders of RAC Opco units and the amount of any such distributions.

Other Transactions with the Sponsor and Atlas

Commencing on the date that RAC’s securities were first listed on the NYSE, RAC paid the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combinations, RAC ceased paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, were paid by RAC to the Sponsor, RAC’s officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combinations. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on RAC’s behalf. RAC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, RAC’s officers and directors or RAC’s or their affiliates and determined which expenses and the amount of expenses that were reimbursable. There was no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on RAC’s behalf.

RAC entered into a registration rights agreement with respect to the Private Placement Warrants, the Warrants issuable upon conversion of working capital loans (if any) and the shares of Class A Common Stock issuable upon exercise of the foregoing and upon exchange of the Founder Shares, which is described under the heading “Description of Securities — Registration Rights.”

Subscription Agreements

On April 7, 2021, in connection with its entry into the Business Combination Agreements, the Company entered into subscription agreements (each, an “Initial Subscription Agreement”) with certain investors (the “Initial PIPE Investors”) pursuant to which, among other things, the Initial PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Initial PIPE Investors, an aggregate of 30.0 million shares of the Company’s Class A Common Stock for an aggregate purchase price of $300.0 million ($10.00 per share), on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”). Each Initial Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the Initial PIPE Investor, on the other hand, and customary conditions to closing, including the substantially concurrent consummation of the Business Combinations. The form of the Initial Subscription Agreement is attached hereto as Exhibit 10.10, and the foregoing description of the Initial Subscription Agreements is not complete and is subject to, and qualified in its entirety by, reference to such form.

On September 13, 2021, due to the expectation that one of the Initial PIPE Investors would not be able to fulfill its $25.0 million commitment for 2.5 million shares ($10.00 per share) in the Initial PIPE Financing, the Company entered into additional subscription agreements (each, a “Follow-On Subscription Agreement”) with certain investors (the “Follow-On PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, the Follow-On PIPE Investors agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to the Follow-On PIPE Investors, an aggregate of approximately 1.7 million newly issued shares of the Company’s Class A Common Stock for an aggregate purchase price of $25.0 million ($15.00 per share), on the terms and subject to the conditions set forth therein (the “Follow-On PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financing”). Each Follow-On Subscription Agreement is substantially identical to the form of Initial Subscription Agreement.

Related Party Policy

Following the consummation of the IPO, RAC adopted a code of ethics requiring RAC to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in our public filings with the SEC. Under RAC’s code of ethics, conflict of interest situations included any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving RAC.

In addition, RAC’s audit committee, pursuant to a written charter that was adopted prior to the consummation of the IPO, was responsible for reviewing and approving related party transactions to the extent that RAC entered into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present was required in order to approve a related party transaction. A majority of the members of the entire audit committee constituted a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee was required to approve a related party transaction. RAC also required each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures were intended to determine whether any such related party transaction impaired the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, in the event RAC sought to complete its initial business combination with an entity that is affiliated with any of the Sponsor, its officers or directors RAC, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that such initial business combination is fair to RAC from a financial point of view. The Business Combinations involved an entity (Archaea) that is affiliated with Rice Investment Group (which is an affiliate of the Sponsor and certain of its officers and directors). As a result, RAC obtained such an opinion with respect to the Business Combinations.

RAC’s audit committee reviewed on a quarterly basis all payments that were made to the Sponsor, RAC’s officers or directors, or RAC or their affiliates.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our Class A Common Stock or warrants or interests in our Class A Common Stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Class A Common Stock or warrants or interests in our Class A Common Stock or warrants on any stock exchange, market or trading facility on which shares of our Class A Common Stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any method permitted under applicable law, including one or more of the following methods when disposing of their shares of Class A Common Stock or Warrants or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        one or more underwritten offerings;

•        block trades in which the broker-dealer will attempt to sell the shares of Class A Common Stock or Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        distributions to their employees, members, partners or shareholders;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        short sales effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•        directly to one or more purchasers;

•        delayed delivery requirements;

•        in settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•        by pledge to secure debts and other obligations;

•        through agents;

•        broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Class A Common Stock or Warrants at a stipulated price per share or warrant; and

•        a combination of any such methods of sale.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our Class A Common Stock or Warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of Class A Common Stock or Warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our Class A Common Stock or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our Class A Common Stock or Warrants or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Class A Common Stock or Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our Class A Common Stock or Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Class A Common Stock or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Class A Common Stock or Warrants offered by this prospectus, which shares or Warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Class A Common Stock or Warrants offered by them will be the purchase price of such shares of our Class A Common Stock or Warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Class A Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Class A Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our Class A Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act (it being understood that the Selling Securityholders shall not be deemed to be underwriters solely as a result of their participation in this offering). If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Class A Common Stock or Warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

To facilitate the offering of shares of our Class A Common Stock or Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A Common Stock or Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Class A Common Stock or Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Class A Common Stock or Warrants by bidding for or purchasing shares of Class A Common Stock or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Class A Common Stock or Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Class A Common Stock or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Under the Stockholders Agreements, the Registration Rights Agreement and the PIPE Subscription Agreements, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.

Selling Securityholders may use this prospectus in connection with resales of shares of our Class A Common Stock or Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our Class A Common Stock or Warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our Class A Common Stock or Warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our Class A Common Stock or Warrants.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Class A Common Stock or Warrants pursuant to the distribution through a registration statement.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the Class A Common Stock and Warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated balance sheet of Rice Acquisition Corp., as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from September 1, 2020 (inception) through December 31, 2020, and the related notes, included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm (“Withum”), as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aria Energy LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on Aria Energy LLC’s December 31, 2020 consolidated financial statements contains an explanatory paragraph that states that Aria Energy LLC’s subsidiary’s default on certain debt obligations and Aria Energy LLC’s Term Loan B secured credit facility’s maturity raise substantial doubt about the entity’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The consolidated financial statements of Archaea Energy LLC and subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On September 20, 2021, the Audit Committee of the Board dismissed Withum, the Company’s independent registered public accounting firm prior to the Business Combinations. The report of Withum on the financial statements of RAC as of December 31, 2020, and for the period from September 1, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that such audit report emphasized the restatement of RAC’s financial statements due to its change in accounting for warrants. During the period from September 1, 2020 (inception) through December 31, 2020, and the subsequent period through the date of Withum’s dismissal, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period. During the period from September 1, 2020 (inception) through December 31, 2020, and the subsequent period through the date of Withum’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

The Company has provided Withum with a copy of the foregoing disclosures and has requested that Withum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company set forth above in this section entitled “Change in Auditors.” A copy of Withum’s letter, dated September 21, 2021, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On September 20, 2021, the Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the year ending December 31, 2021. KPMG served as the independent registered public accounting firm of Archaea Energy LLC and Aria prior to the Closing. During the years ended December 31, 2020 and December 31, 2019 and the subsequent interim period prior to engaging KPMG, the Company did not consult with KPMG with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement of any type described in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock and Warrants offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, the Class A Common Stock and Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith.

Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference.

The SEC maintains a website at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto and which contains the periodic reports, proxy and information statements and other information that we file electronically with the SEC.

We also maintain an Internet website at ir.archaeaenergy.com. Through our website, we make available, free of charge, the following documents of the Company as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 10-K; proxy statements for our annual and special shareholder meetings; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

ARIA FINANCIAL STATEMENTS

RICE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$5,290	$1,335,167
Prepaid expenses	469,693	662,865
Total current assets	474,983	1,998,032
Investments held in Trust Account	237,351,433	237,308,171
Total Assets	$237,826,416	$239,306,203

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$7,950,051	$118,446
Accounts payable	71,571	217,918
Franchise tax payable	99,452	65,481
Total current liabilities	8,121,074	401,845
Deferred legal fees	187,500	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750	7,610,750
Derivative warrant liabilities	138,965,647	42,588,487
Total liabilities	154,884,971	50,788,582

Commitments and Contingencies
Class A common stock; 7,794,144 and 18,351,762 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	77,941,440	183,517,620

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 15,933,356 and 5,375,738 shares issued and outstanding (excluding 7,794,144 and 18,351,762 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	1,594	538
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding as of June 30, 2021 and December 31, 2020	593	593
Additional paid-in capital	133,067,223	27,492,099
Accumulated deficit	(123,144,622)	(21,629,069)
Total Rice Acquisition Corp. equity	9,924,788	5,864,161
Non-controlling interest in subsidiary	(4,924,783)	(864,160)
Total stockholders’ equity	5,000,005	5,000,001
Total Liabilities and Stockholders’ Equity	$237,826,416	$239,306,203

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	For The Three Months Ended June 30, 2021	For The Six Months Ended June 30, 2021
General and administrative expenses	$6,168,889	$9,168,480
Franchise tax expense	33,973	73,799
Total operating expenses	(6,202,862)	(9,242,279)
Other income (expense)
Change in fair value of derivative warrant liabilities	(108,151,160)	(96,377,160)
Interest earned on investments held in Trust Account	5,752	43,263
Net loss	(114,348,270)	(105,576,176)
Net loss attributable to non-controlling interest in subsidiary	(4,398,010)	(4,060,622)
Net loss attributable to Rice Acquisition Corp.	$(109,950,260)	$(101,515,554)
Weighted average shares outstanding of redeemable Class A common stock	23,725,000	23,725,000
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$0.00
Weighted average shares outstanding of non-redeemable Class A and Class B common stock	5,933,850	5,933,850
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	$(19.27)	$(17.79)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in Subsidiary	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	5,375,738	$538	5,931,350	$593	$27,492,099	$(21,629,069)	$(864,160)	$5,000,001
Change in common stock subject to possible redemption	(877,200)	(88)	—	—	(8,772,002)	—	—	(8,772,090)
Net loss	—	—	—	—	—	8,434,707	337,387	8,772,094
Balance – March 31, 2021	4,498,538	450	5,931,350	593	18,720,097	(13,194,362)	(526,773)	5,000,005
Change in common stock subject to possible redemption	11,434,818	1,144	—	—	114,347,126	—	—	114,348,270
Net loss	—	—	—	—	—	(109,950,260)	(4,398,010)	(114,348,270)
Balance – June 30, 2021	15,933,356	$1,594	5,931,350	$593	$133,067,223	$(123,144,622)	$(4,924,783)	$5,000,005

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net loss	$(105,576,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	96,377,160
Interest earned on securities held in Trust Account	(43,263)
Changes in operating assets and liabilities:
Prepaid expenses	193,172
Accounts payable	(146,347)
Accrued expenses	7,831,605
Franchise tax payable	33,972
Net cash used in operating activities	(1,329,877)
Net change in cash	(1,329,877)
Cash – beginning of the period	1,335,167
Cash – end of the period	$5,290
Supplemental disclosure of noncash financing activities:
Change in value of Class A common stock subject to possible redemption	$105,576,180

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Rice Acquisition Corp. is a blank check company incorporated in Delaware on September 1, 2020. As used herein, the “Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (“RAC OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the three and six months ended June 30, 2021 relates to the search for a prospective initial Business Combination, including activities in connection with the proposed acquisitions of Aria Energy LLC, a Delaware limited liability company, and Archaea Energy LLC, a Delaware limited liability company. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash, cash equivalents and investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 4). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (as defined below) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 4). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of the Company’s Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of the Company or RAC OpCo (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of RAC OpCo will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice and (ii) the actual amount per Public Share or Class A Unit of RAC OpCo not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Business Combination Agreements

On April 7, 2021, the Company entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”), by and among the Company, RAC OpCo, LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC OpCo (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) the Business Combination Agreement, dated as of April 7, 2021 (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among the Company, RAC OpCo, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy, LLC (“Archaea Seller”), a Delaware limited liability company, and Archaea Energy II, LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, in each case, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreements, the “Business Combinations”).

Consideration

Pursuant to the terms of the Aria Merger Agreement and at the Effective Time (as defined therein), (i) all Class A Units of Aria held by a holder of Aria’s Class A Units shall be cancelled and converted into the right to receive (a) the number of Class A Units of RAC OpCo, (b) the number of Class B common stock, par value $0.0001 (“Class B Common Stock”), of the Company and (c) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, (ii) all Class B Units of Aria held by a holder of Aria’s Class B Units shall be cancelled and converted into the right to receive (A) the number of Class A Units of RAC OpCo, (B) the number of shares of Class B Common Stock and (C) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, and (iii) all Class C Units of Aria shall be cancelled and extinguished without any conversion thereof.

Pursuant to the terms of the Archaea Merger Agreement and at the Effective Time (as defined therein), all equity interests of Archaea will be cancelled and converted into the right to receive (x) the number of Class A Units of RAC OpCo and (y) the number of shares of Class B Common Stock as set forth in, and in accordance with, the Archaea Merger Agreement.

Following the Business Combinations, holders of Class A Units of RAC OpCo (other than the Company) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock) for, at the Company’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. the Company’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by the Company’s independent directors, and such decision will be based on facts in existence at the time of the decision, which the Company expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RAC OpCo and alternative uses for such cash.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Holders of Class A Units of RAC OpCo (other than the Company) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RAC OpCo (subject to the Company’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon the Company and ensure that RAC OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock), RAC will retain the Class A Units of RAC OpCo and cancel the shares of Class B Common Stock. As the holders of Class A Units of RAC OpCo (other than the Company) exchange their Class A Units of RAC OpCo, the Company’s membership interest in RAC OpCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Conditions to Consummation of the Business Combinations

Consummation of the Business Combinations is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the Company Share Redemptions (as defined in the Business Combination Agreements), (iv) receipt of requisite shareholder approval for consummation of the Business Combinations, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the Federal Energy Regulatory Commission of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act of 1935. In addition, the parties also have the right to not consummate the Business Combinations in the event that the cash on the balance sheet of the combined company following the closing of the Business Combinations (the “Combined Company”) would be less than $150,000,000, subject to the terms of the Business Combination Agreements. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

Termination

Each of the Business Combination Agreements may be terminated by the parties thereto under certain customary and limited circumstances at any time prior to the closing of the Business Combinations, including, without limitation, by mutual written consent or if the Business Combinations have not been consummated within 150 days from the date of the Business Combination Agreements (subject to certain extensions for up to 30 days for delays as set forth in the Business Combination Agreements).

Stockholders Agreement

In connection with the closing of the Business Combinations, the Company, RAC Buyer, RAC OpCo, Sponsor, and certain other individuals affiliated with the Companies (the “Company Holders”) will enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, among other things, (i) the board of directors of the Combined Company (the “Board”) will consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors (the “RAC Sponsor Directors”) for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investors (as defined in the Stockholders Agreement) will have the right to designate one director (the “Ares Director”) for appointment or election to the Board for so long as the Ares Investors hold at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by them on the date that the Business Combinations are consummated (the “Ares Fall-Away Date”), (iv) the Board shall take all necessary action to designate the person then

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

serving as the Chief Executive Officer of the Combined Company (the “CEO Director”) for appointment or election to the Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Board during the term of the Stockholders Agreement. The Ares Investors shall have the right to consult on the persons to be designated as Independent Directors prior to the Ares Fall-Away Date.

PIPE Financing

On April 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Rice has agreed to issue and sell to the PIPE Investors, an aggregate of 30,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for an aggregate purchase price of $300,000,000 on the date of Closing (as defined in each Subscription Agreement), on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combinations.

Additionally, on April 7, 2021, the Company, RAC OpCo, Sponsor and Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company (“Atlas”), entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original Agreement”), by and among such parties was amended to provide that Atlas shall purchase a total of $20,000,000 of Forward Purchase Securities (as defined in the Original Agreement) and the Forward Purchase Warrants (as defined in the Original Agreement) will consist of one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The interim operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the period ended December 31, 2020 as filed with the SEC on May 13, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the period ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Liquidity and Capital Resources

As of June 30, 2021, we had approximately $5,000 in our operating bank account and a working capital deficit of approximately $7.6 million.

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 4), the loan under the Note of approximately $290,000 (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing, and management has the intent and ability to support the Company through such time period. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of June 30, 2021 and December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in subsidiary” on the accompanying unaudited condensed consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a Monte Carlo simulation model. The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of June 30, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Net Income Per Share of Common Stock

The Company’s condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for redeemable Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of redeemable Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for non-redeemable Class A and Class B common stock is calculated by dividing the net income (loss), adjusted for income attributable to redeemable Class A common stock, by the weighted average number of non-redeemable Class A and Class B common stock outstanding for the periods. Non-redeemable Class A common stock includes shares sold in the Private Placement Units and Class B common stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

The Company has not considered the effect of the warrants sold in the Public Offering (including the consummation of the over-allotment) and Private Placement Warrants to purchase 18,633,500 shares of the Company’s Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants and the conversion of the rights into shares of common stock is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Redeemable Class A common stock
Numerator: Income allocable to redeemable Class A common stock
Income from investments held in Trust Account	$5,752	$43,263
Less: Company’s portion available to be withdrawn to pay taxes	(5,752)	(43,263)
Net income attributable to redeemable Class A common stock	$—	$—
Denominator: Weighted average redeemable Class A common stock
Basic and diluted weighted average shares outstanding, redeemable Class A common stock	23,725,000	23,725,000
Basic and diluted net income per share, redeemable Class A common stock	$0.00	$0.00

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Non-redeemable Class A and Class B common stock
Numerator: Net income (loss) minus net income allocable to redeemable Class A common stock
Net income (loss)	$(114,348,270)	$(105,576,176)
Net income allocable to redeemable Class A common stock	—	—
Net income (loss) attributable to non-redeemable Class A and Class B common stock	$(114,348,270)	$(105,576,176)
Denominator: Weighted average non-redeemable Class A and Class B common stock
Basic and diluted weighted average shares outstanding, non-redeemable Class A and Class B common stock	5,933,850	5,933,850
Basic and diluted net loss per share, non-redeemable Class A and Class B common stock	$(19.27)	$(17.79)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had deferred tax assets of approximately $1,932,000 and $618,000, respectively, with a full valuation allowance against them.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was de minimis for the three and six months ended June 30, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of RAC OpCo (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of RAC OpCo, and 30,000 Class B Units of RAC OpCo were issued to each of the independent director nominees. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent director nominees. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of RAC OpCo, distributions generally will be made to the holders of RAC OpCo Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of RAC OpCo, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to RAC OpCo in exchange for issuance of 2,500 Class A Units of RAC OpCo. In September 2020, the Sponsor received 100 Class A Units of RAC OpCo in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of RAC OpCo (or the Class A Units of RAC OpCo into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of RAC OpCo and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of RAC OpCo, and 309,063 Class B Units of RAC OpCo were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

The Class B Units of RAC OpCo will convert into Class A Units of RAC OpCo in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of RAC OpCo into which the Class B Units of RAC OpCo will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of RAC OpCo outstanding (other than those held by Rice) plus the total number of Class A Units RAC OpCo into which the Class B Units of RAC OpCo are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred expenses of $30,000 and $60,000 under this agreement, respectively. As of June 30, 2021 and December 31, 2020, the Company had $20,000 and $30,000 outstanding for services in connection with such agreement on the accompanying condensed consolidated balance sheets, respectively.

Note 5 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 23,727,500 shares of Class A common stock issued and outstanding, of which 18,351,762 shares of Class A common stock are subject to possible redemption and therefore classified outside of permanent equity in the accompanying condensed consolidated balance sheets.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

As of June 30, 2021 and December 31, 2020, the Company had 11,862,500 Public Warrants and 6,771,000 Private Placement Warrants outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$237,351,433	$—	$—

Liabilities:
Derivative warrant liabilities – Public warrants	$67,616,251	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$71,349,396

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$237,308,171	$—	$—

Liabilities:
Derivative warrant liabilities – Public warrants	$27,046,500	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$15,541,987

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements (cont.)

Level 1 assets include investments in U.S. treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Company’s condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

For periods where no observable traded price is available, the fair value of the Public Warrants was estimated using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of June 30, 2021 and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key Level 3 fair value measurement inputs into the Black-Scholes model for the Private Placement Warrants as of June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$18.05	$10.83
Volatility	52.0%	22.7%
Term (in years)	5.25	5.82
Risk-free rate	0.91%	0.48%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and six months ended June 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$15,541,987
Change in fair value of derivative warrant liabilities	(2,284,001)
Derivative warrant liabilities at March 31, 2021	13,257,986
Change in fair value of derivative warrant liabilities	58,091,410
Derivative warrant liabilities at June 30, 2021	$71,349,396

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Note 9 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the condensed consolidated financial statements were issued, require potential adjustment to or disclosure in the condensed consolidated financial statements and has concluded that all such events, except as noted above, that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Rice Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Rice Acquisition Corp. (the “Company”), as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from September 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the consolidated financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 consolidated financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 13, 2021

RICE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2020
(as restated)

Assets:
Current assets:
Cash	$1,335,167
Prepaid expenses	662,865
Total current assets	1,998,032
Investments held in Trust Account	237,308,171
Total Assets	$239,306,203

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$118,446
Accounts payable	217,918
Franchise tax payable	65,481
Total current liabilities	401,845
Warrant Liabilities	42,588,487
Deferred legal fees	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750
Total liabilities	50,788,582

Commitments and Contingencies

Class A common stock; 18,351,762 shares subject to possible redemption at $10.00 per share	183,517,620

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 5,375,738 shares issued and outstanding (excluding 18,351,762 shares subject to possible redemption)	538
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding	593
Additional paid-in capital	27,492,099
Accumulated deficit	(21,629,069)
Total Rice Acquisition Corp equity	5,864,161

Non-controlling interest in subsidiary	(864,160)

Total stockholders’ equity	5,000,001
Total Liabilities and Stockholders’ Equity	$239,306,203

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

General and administrative expenses	$291,301
Franchise tax expense	65,481
Total operating expenses	(356,782)
Loss on initial issuance of warrants	(1,654,000)
Transaction costs allocated to warrant liabilities	(787,138)
Interest Income	32,171
Change in fair value of warrant liabilities	(19,728,480)
Net loss	(22,494,229)
Net loss attributable to non-controlling interest in subsidiary	(865,160)
Net loss attributable to Rice Acquisition Corp.	$(21,629,069)

Weighted average shares outstanding of redeemable Class A common stock	23,725,000
Basic and diluted net income per share, redeemable Class A	$—
Weighted average shares outstanding of nonredeemable Class A and Class B common stock(1)	5,685,606
Basic and diluted net loss per share, nonredeemable Class A and Class B	$(3.80)

____________

(1)      This number excludes an aggregate of up to 250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in subsidiary	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance – September 1, 2020 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class A and Class B common stock to Sponsor	2,500	—	6,181,350	618	24,382	—	—	25,000
Issuance of Units in subsidiary to Sponsor	—	—	—	—	—	—	1,000	1,000
Sale of Class A shares in initial public offering, gross	23,725,000	2,373	—	—	222,812,627	—	—	222,815,000
Offering costs	—	—	—	—	(11,829,150)	—	—	(11,829,150)
Class A Common stock subject to possible redemption	(18,351,762)	(1,835)	—	—	(183,515,785)	—	—	(183,517,620)
Forfeited Shares	—	—	(250,000)	(25)	25	—	—	—
Net loss	—	—	—	—	—	(21,629,069)	(865,160)	(22,494,229)
Balance – December 31, 2020	5,375,738	$538	5,931,350	$593	$27,492,099	$(21,629,069)	$(864,160)	$5,000,001

____________

(1)      In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

Cash Flows from Operating Activities:
Net loss	$(22,494,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	19,728,480
General and administrative expenses paid through Note from Sponsor	130,377
Loss on initial issuance of warrants	1,654,000
Transaction costs allocated to warrant liability	787,138
Interest earned on securities held in Trust Account	(32,171)
Changes in operating assets and liabilities:
Prepaid expenses	(662,865)
Accounts payable	44,898
Accrued expenses	33,446
Franchise tax payable	65,481
Net cash used in operating activities	(745,445)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(237,276,000)
Net cash used in investing activities	(237,276,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	44,500
Repayment of note payable to related party	(289,713)
Proceeds received from initial public offering, gross	237,250,000
Proceeds received from private placement	6,771,000
Offering costs paid	(4,419,175)
Net cash provided by financing activities	239,356,612

Net change in cash	1,335,167
Cash – beginning of the period	—
Cash – end of the period	$1,335,167

Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class A and Class B common stock	$25,000
Non-controlling interest in subsidiary	$1,000
Offering costs included in accounts payable	$173,020
Offering costs included in accrued expenses	$85,000
Offering costs funded with note payable – related party	$114,836
Deferred legal fees	$187,500
Deferred underwriting commissions	$7,610,750
Initial value of Class A ordinary shares subject to possible redemption	$193,104,980
Change in value of Class A ordinary shares subject to possible redemption	$(9,587,360)
Initial classification of warrant liability	$21,206,020

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Rice Acquisition Corp. (the “Company”) was incorporated in Delaware on September 1, 2020. As used herein, “the Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (the “Opco”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the preparation of its initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 5). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) will hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in Opco through Rice’s ownership of Class A Units of Opco. By contrast, the Initial Stockholders (as defined below) will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 5). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of Opco (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of Opco will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of Opco not held by Rice and (ii) the actual amount per Public Share or Class A Unit of Opco not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of Opco not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation and Principles of Consolidation

The Company’s Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in Opco” on the accompanying consolidated statement of operations.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s Consolidated Financial Statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $1.6 million (including tax obligations of approximately $32,000 that may be paid using the withdrawal of interest earned from Trust Account).

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 5), the loan under the Note of approximately $290,000 (see Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The Consolidated Financial Statements does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in October 2020, the Company’s previously issued financial statements for the period ended October 26, 2020 and the year ended December 31, 2020 should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on October 26, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on October 26, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$239,306,203	$—	$239,306,203
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$401,845	$—	$401,845
Deferred legal fees	187,500	—	187,500
Deferred underwriting commissions	7,610,750	—	7,610,750
Warrant liabilities	—	42,588,487	42,588,500
Total liabilities	8,200,095	42,588,487	50,788,595
Class A common stock, $0.0001 par value; shares subject to possible redemption	215,965,000	(32,447,380)	183,517,620
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	213	325	538
Class B common stock – $0.0001 par value	593	—	593
Additional paid-in-capital	15,463,913	12,028,186	27,492,099
Accumulated deficit	(312,126)	(21,316,943)	(21,629,069)
Total Rice Acquisition Corp equity	15,152,593	(41,735,825)	5.864,161
Non-controlling interest in subsidiary	(11,485)	(852,675)	(864,160)
Total stockholders’ equity	15,141,108	—	5,000,001
Total liabilities and stockholders’ equity	$239,306,203	$—	$239,306,203
	Period From September 1, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations and Comprehensive Loss
Loss from operations	$(356,782)	$—	$(356,782)
Compensation expense attributable to the sale of private placement warrants	—	(1,654,000)	(1,654,000)
Offering costs allocated to warrant liability	—	(787,138)	(787,138)
Change in fair value of warrant liabilities	—	(19,728,480)	(19,728,480)
Interest income	32,171	—	32,171
Total other (expense) income	32,171	(22,169,618)	(22,137,447)
Loss before income tax expense	(324,611)	(22,169,618)	(22,494,229)
Net loss attributable to non-controlling interest	(12,485)	(852,675)	(865,160)
Net loss	$(312,126)	$(21,316,943)	$(21,629,069)

Basic and Diluted weighted-average Class A common shares outstanding	23,725,000	—	23,725,000
Basic and Diluted net loss per Class A common shares	$0.00	—	$0.00
Basic and Diluted weighted-average Class B common shares outstanding	5,685,606	—	5,685,606
Basic and Diluted net loss per Class B common shares	$(0.05)	(3.75)	$(3.80)

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

	Period From September 1, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(324,611)	$(22,169,618)	$(22,494,229)
Change in fair value of warrant liabilities	—	19,728,840	19,728,840
Compensation expense attributable to the sale of private placement warrants	—	1,654,000	1,654,000
Offering costs allocated to warrant liability	—	787,138	787,138
Net cash used in operating activities	(745,445)	—	(745,445)
Net cash used in investing activities	(237,276,000)	—	(237,276,000)
Net cash provided by financing activities	239,356,612	—	239,356,612
Net change in cash	$1,335,167	$—	$1,335,167
	As of October 26, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$240,445,800	$—	$240,445,800
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$1,256,827	$—	$1,256,827
Deferred legal fees	187,500	—	187,500
Deferred underwriting commissions	7,610,750	—	7,610,750
Warrant liabilities	—	22,860,020	22,860,020
Total liabilities	9,055,077	22,860,020	31,915,097
Class A common stock, $0.0001 par value; shares subject to possible redemption	215,965,000	(12,434,304)	203,530,696
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	213	124	441
Class B common stock – $0.0001 par value	618	—	337
Additional paid-in-capital	15,560,408	(7,890,816)	7,669,592
Accumulated deficit	(131,265)	(2,441,138)	(2,572,403)
Total Rice Acquisition Corp equity	15,429,974	(10,331,830)	5,098,144
Non-controlling interest in subsidiary	(4,251)	(93,886)	(98,137)
Total stockholders’ equity	15,425,723	(10,425,716)	5,000,007
Total liabilities and stockholders’ equity	$240,445,800	$—	$240,445,800

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

of circumstances that existed at the date of the Consolidated Financial Statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of December 31, 2020.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less, which are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of underwriting, legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering and that were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, an aggregate of 18,351,762 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.

Net Loss Per Common Share

Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 18,351,762 shares of Class A common stock in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per common share is the same as basic earnings per common share for the period presented.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $32,000, net of applicable franchise taxes of approximately $32,000 for the period from September 1, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the period from September 1, 2020 (inception) through December 31, 2020 is calculated by dividing the change in fair value of warrant liability of approximately $19.7 million, compensation expense of approximately $1.7 million, approximately $787,000 related to warrant financing costs, general and administration expenses of approximately $291,000 and franchise taxes of approximately $33,000, net of noncontrolling interest of approximately $865,000, resulting in a net loss of approximately $21.6 million, by the weighted average number of Class B common stock outstanding for the period.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 18,633,500 common stock warrants issued in connection with its Initial Public Offering (11,862,500) and Private Placement (6,771,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s Consolidated Financial Statements.

Note 4 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of Opco (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the independent directors. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent directors. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to Opco in exchange for issuance of 2,500 Class A Units of Opco. In September 2020, the Sponsor received 100 Class A Units of Opco in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of Opco and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of Opco, and 309,063 Class B Units of Opco were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remain subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by Rice) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 6 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including the Company extending an offer to Atlas Point Fund to purchase the forward purchase securities, Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally,

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — As of December 31, 2020, the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 23,737,500 shares of Class A common stock issued and outstanding, of which 18,351,762 shares are subject to possible redemption and therefore classified outside of permanent equity in the accompanying consolidated balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 2, 2020, the Company issued 5,750,100 shares of Class B common stock. In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Rice’s Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Of the 6,181,350 shares of Rice’s Class B common stock outstanding, up to 806,250 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder shares held by the Sponsor were forfeited for no consideration. As of December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Warrant Liability

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Warrant Liability (cont.)

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

See Note 9 for additional disclosures regarding the valuation of the warrant liabilities.

Note 9 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:   Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 2:   Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:   Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $237,307,717 in U.S. Treasury securities. During the period from October 26, 2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020, are as follows:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$237,307,717	$—	$—	$237,307,717
Liabilities:
Warrant Liability – Public Warrants			27,046,487	27,046,487
Warrant Liability – Private Warrants	—	—	15,542,000	15,542,000
Total fair value	$237,307,717	$—	$42,588,487	$279,896,204

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 26, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The key inputs into the Monte Carlo simulation model for the Public Warrants and the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:

As of October 26, 2020
Exercise price	$11.50
Stock price	$9.39
Term (in years)	6
Volatility	20%
Risk-free interest rate	0.46%
Dividend yield	—

On October 26, 2020, the fair value of the Public Warrants was determined to be $1.22 per warrant for an aggregate value of $14.4 million. The fair value of the Private Placement Warrants was determined to be $1.24 per warrant for an aggregate value of $8.4 million.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:

As of December 31, 2020
Exercise price	$11.50
Stock price	$10.83
Term (in years)	5.82
Volatility	22.68
Risk-free interest rate	0.48
Dividend yield	—

As of December 31, 2020, the derived fair value of the Private Placement Warrants was determined to be $2.30 per warrant for an aggregate value of $15.5 million. The observable fair value of the Public Warrants was $2.20 per warrant for an aggregate value of $27.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair Value as of September 3, 2020	$—		$—		$—
Initial measurement on October 26, 2020	$8,425,987	3	$14,435,020	3	$22,860,007
Change in fair value	$7,117,000		$12,611,480		$19,728,480
Fair Value as of December 31, 2020	$15,541,987	3	$27,046,500	1	$42,588,487

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $14.4 million during the period from October 26, 2020 through December 31, 2020.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

At October 26, 2020, at initial measurement, the private warrants value exceeded their cost by approximately $1,654,000. This amount is recognized as loss on issuance of private placement warrants for the period ending December 31, 2020.

Note 10 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from September 1, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following from September 1, 2020 (inception) through December 31, 2020:

Current
Federal	$—
State	—
Deferred
Federal	(68,168)
State	—
Change in valuation allowance	68,168
Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Start-up/Organization costs	$61,173
Net operating loss carryforwards	6,995
Total deferred tax assets	68,168
Valuation allowance	(68,168)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Income Taxes (cont.)

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows from September 1, 2020 (inception) through December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in Valuation Allowance	(21.0)%
Income Taxes Benefit	0.0%

Note 11 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 13, 2021, the date the consolidated financial statements was available for issuance, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Financial Statements
For the Six Months Ended June 30, 2021

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(In thousands of dollars)

Assets	June 30 2021	December 31 2020
Current assets:
Cash and cash equivalents	$35,699	14,257
Accounts receivable	28,280	20,395
Inventory	8,416	7,770
Related party accounts receivable and advances (note 13)	473	332
Deposits	1,151	1,086
Prepaid expenses and other current assets	2,425	2,682
Assets held for sale	—	70,034
Total current assets	76,444	116,556
Noncurrent assets:
Property and equipment – net of accumulated depreciation of $129,758 and $123,138 at June 30, 2021 and December 31, 2020, respectively (note 4)	65,532	70,759
Intangible assets – net of accumulated amortization of $132,432 and $125,922 at June 30, 2021 and December 31, 2020, respectively (note 5)	120,413	126,922
Investment in joint ventures (note 6)	85,299	77,993
Other noncurrent assets	581	689
Total noncurrent assets	271,825	276,363
Total assets	$348,269	392,919
Liabilities and Equity
Current liabilities:
Trade accounts payable	$2,230	1,570
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	137,086	102,831
Accrued and other current liabilities	11,992	25,736
Liabilities held for sale	—	12,534
Total current liabilities	151,308	142,671
Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	—	136,593
Derivative liabilities (note 8)	253	1,268
Below market contracts (note 5)	4,546	5,769
Asset retirement obligations (note 9)	3,529	3,408
Post-retirement obligations (note 10)	3,616	3,750
Other long-term liabilities (note 6)	1,714	1,400
Total noncurrent liabilities	13,658	152,188
Total liabilities	164,966	294,859
Commitments and contingencies (note 15)
Equity:
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(134,197)	(218,957)
Accumulated other comprehensive loss	(1,155)	(1,349)
Total controlling interest	183,303	98,349
Noncontrolling interest	—	(289)
Total equity	183,303	98,060
Total liabilities and equity	$348,269	392,919

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Revenue:
Energy	$84,484	62,649
Construction	24	7,246
Amortization of intangibles and below-market contracts	(1,908)	(1,834)
Total revenue	82,600	68,061
Cost of revenue:
Cost of energy	41,116	36,013
Construction	23	6,901
Depreciation, amortization and accretion	11,314	15,580
Total cost of revenue	52,453	58,494
Gross profit	30,147	9,567
Gain on disposal of assets	(1,347)	—
General and administrative expenses	13,063	9,631
Operating income (loss)	18,431	(64)
Other income (expense):
Equity in income of joint ventures	13,325	3,446
Interest expense, net	(8,676)	(9,664)
Gain (loss) on swap contracts	556	(322)
Gain on extinguishment of debt	61,411	—
Other income	2	1
Total other income (expenses)	66,618	(6,539)
Net income (loss)	85,049	(6,603)
Net income attributable to noncontrolling interest	289	38
Net income (loss) attributable to controlling interest	$84,760	(6,641)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Comprehensive Income
(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Net income (loss)	$85,049	(6,603)
Other comprehensive income:
Net actuarial income (loss)	194	(22)
Other comprehensive income (loss)	85,243	(6,625)
Comprehensive income attributable to noncontrolling interest	289	38
Comprehensive income (loss) attributable to controlling interest	$84,954	(6,663)

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Equity
(In thousands of dollars)

	Controlling interest
	Class A units	Class B units	Class C units	Retained earning (loss)	Accumulated other comprehensive (loss) income	Total controlling interest	Noncontrolling Interest	Total equity
Balance – January 1, 2021	$299,327	$19,327	$1	$(218,957)	$(1,349)	$98,349	$(289)	$98,060
Net income (loss)	—	—	—	84,760	—	84,760	289	85,049
Other comprehensive income (loss)	—	—	—	—	194	194	—	194
Distributions	—	—	—	—	—	—	—	—
Balance – June 30, 2021	$299,327	$19,327	$1	$(134,197)	$(1,155)	$183,303	$—	$183,303

	Controlling interest						Noncontrolling Interest	Total equity
	Class A units	Class B units	Class C units	Retained earnings (loss)	Accumulated other comprehensive (loss) income	Total controlling interest
Balance – January 1, 2020	$299,327	$19,327	$1	$(188,956)	$(1,304)	$128,395	$(266)	$128,129
Net income (loss)	—	—	—	(6,641)	—	(6,641)	38	(6,603)
Other comprehensive income (loss)	—	—	—	—	(22)	(22)	—	(22)
Distributions	—	—	—	—	—	—	(50)	(50)
Balance – June 30, 2020	$299,327	$19,327	$1	$(195,597)	$(1,326)	$121,732	$(278)	$121,454

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Unaudited Consolidated Statements of Cash Flows
(In thousands of dollars)

	For the six months ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$85,049	(6,603)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation	6,591	7,793
Gain on disposal of assets	(1,572)	—
Amortization of debt origination costs	492	602
Amortization of intangible assets	6,510	9,625
Amortization of below market contracts	(1,223)	(1,461)
Return on investment in joint venture	12,166	4,156
Equity in earnings of joint ventures	(13,325)	(3,101)
Change in fair value of derivatives	(1,015)	(326)
Accretion of asset retirement obligation	121	233
Gain on extinguishment of debt	(61,411)	—
Net periodic post-retirement benefit cost	61	63
Changes in operating assets and liabilities:
Accounts receivable	(6,143)	(4,355)
Inventory	(720)	(664)
Deposits	(65)	(882)
Prepaid expenses and other assets	180	161
Other noncurrent assets	106	187
Trade accounts payable	269	561
Accrued and other current liabilities	6,021	2,065
Net cash provided by operating activities	32,092	8,054
Cash flows from investing activities:
Purchase of property and equipment	(1,331)	(514)
Contributions to joint ventures	(6,630)	(2,000)
Net cash used in investing activities	(7,961)	(2,514)
Cash flows from financing activities:
Payments on note payable and revolving credit agreement	(2,689)	(8,000)
Proceeds from revolving credit agreement	—	4,000
Payments on long-term debt	—	(2,408)
Payment for interest rate cap	—	(95)
Distributions to non-controlling interest	—	(50)
Net cash used in financing activities	(2,689)	(6,553)
Net increase (decrease) in cash and cash equivalents	21,442	(1,013)
Cash and cash equivalents – beginning of period	14,257	7,081
Cash and cash equivalents – end of period	$35,699	6,068
Supplemental cash flow information:
Cash paid for interest	$4,403	6,167
Noncash investing transactions – purchase of property and equipment	52	89

See accompanying notes to unaudited consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(1)    Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries.

The impact of the pandemic caused by the novel coronavirus (“COVID-19”) and measures to prevent its spread have been impactful and continue to affect our business in several ways. In March of 2020, Aria implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect our workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in our plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, PPE was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote work environment, and we leveraged supplier networks to source COVID-19 specific PPE. Communications from senior leadership to all employees were enhanced, with weekly updates provided. To date, the Company has not experienced any spread of the disease within its operating and management locations or any material interruptions to its business operations.

In the first half of 2021, several vaccines have been authorized for broad use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local government have begun to ease the movement restrictions and initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, the uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others.

We remain uncertain of the ultimate effect COVID-19 could have on our business notwithstanding the distribution of several U.S. government approved vaccines and various federal, state and local governments having begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. This uncertainty as to the duration and severity of economic effects from the COVID-19 pandemic stems from the potential for, among other things, (i) continued rates of reported cases of COVID-19 and the potential for mutations of COVID-19 to result in increased rates of reported cases for which currently approved vaccines are not effective, (ii) unexpected disruptions to our operating projects and (iii) changes to customer demands.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(2)    Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, the circumstances of the Term Loan B raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3)    Summary of Significant Accounting Policies

(a)     Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)    Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

•        The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(c)     Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)    Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests. In the second quarter of 2021, noncontrolling interest was extinguished as part of the sale of LES Project Holdings LLC. See note 7 for further discussion on the sale and accompanying accounting treatment.

(e)     Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the six months ended June 30, 2021, approximately 36% of revenue was accounted for under ASC 606 and 64% under ASC 840. For the six months ended June 30, 2020, approximately 42% of revenue was accounted for under ASC 606 and 58% under ASC 840.

The following tables display the Company’s revenue by major source for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Major goods/services Line:
Gas commodity	$14,574	10,947
Gas renewable attributes	41,148	21,932
Gas service	706	483
Electric commodity	19,610	18,702
Electric service	3,430	4,256
Electric renewable attributes	5,016	6,329
Construction	24	7,246
	$84,508	69,895

Operating Segments
RNG	$56,452	40,607
LFGTE	28,056	29,288
	$84,508	69,895

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

Below is a description of accounting policies for each revenue stream:

(i)     Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)    Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)   Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

economic benefit obtained directly through the operation of the plants. For these stand-alone sales, revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)   Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)    Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

(vi)   PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determined that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

(f)     Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(g)    Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at June 30, 2021 and December 31, 2020 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)    Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)     Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the six months ended June 30, 2021 and 2020.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Depreciable life – in years
Buildings	20 – 40
Machinery and equipment	10 – 20
Furniture and fixtures	5

(j)     Held for Sale

During 2020, the Company enacted a plan to sell LES Project Holdings, LLC (LESPH), and accordingly, the business was classified as held for sale through December 31, 2020. An agreement to sell the membership interests of the business subsequently was executed on March 1, 2021. The sale of LESPH was completed on June 10, 2021. Proceeds from the sale were $58,500, which were sent to the lenders of the LESPH debt discussed in note 7. As discussed further in note 7, in connection with the sale, the Company was released from its obligations under the LESPH debt and a gain on the extinguishment of debt in the amount of $61,411 was recorded in conjunction with the sale, which accounts for the proceeds received, the debt and interest payable relieved and settlement of LESPH intercompany balances. The Company recorded an ordinary gain on sale of assets in the amount of $1,347.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31, 2020 are as follows:

In $000s
Current assets:
Accounts receivable	2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Non current assets:
Property and equipment	4,906
Intangible assets	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total non current assets	64,134
Total assets held for sale	70,034

Current liabilities
Trade accounts payable	824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Non current liabilities
Below market contracts	6,060
Asset retirement obligations	3,584
Total non current liabilities	9,644
Total liabilities held for sale	12,534

The net gain (loss) associated with LESPH included in the net gain (loss) on the Company’s consolidated statements of comprehensive income (loss) was $67,052 and $(6,224) for the six months ended June 30, 2021 and 2020, respectively, of which $67,341 and $(6,262), respectively, were attributable to the Company.

(k)    Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

There were no triggering events related to the Company’s projects in the Term Loan B portfolio in the six months ended June 30, 2021. Accordingly, no impairment charge was recognized in 2021 for this group of assets.

(l)     Other Noncurrent Assets

The other noncurrent asset as of June 30, 2021 and December 31, 2020 represents long-term deposits with transportation and utility companies.

(m)   Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt.

(n)    Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)    Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)    Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

(q)    Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(r)     Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix LLC (Mavrix) operating agreement (as discussed in note 6), as of June 30, 2021 and December 31, 2020, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,714 and $1,400, respectively. The maximum earnout under the operating agreement is $9,500.

(s)     Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)     Income Taxes

Aria Energy LLC is a limited liability company taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including in their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception; therefore there continues to be a full valuation allowance at June 30, 2021 and December 31, 2020 recorded against its net deferred tax asset. The entity has recorded no income tax expense for the six months ended June 30, 2021 and June 30, 2020.

(u)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

(v)    Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

(w)    Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

(x)    Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(3)    Summary of Significant Accounting Policies (cont.)

term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses. The new guidance changes how entities measure credit losses on financial instruments and the timing of when such losses are recorded. The new standard is effective for fiscal years beginning after December 15, 2022, with early adoption is permitted. The Company is currently evaluating the impact this ASU will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt: Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for convertible instruments and contracts in an entity’s own equity. This guidance is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those years, with early adoption permitted only as of annual reporting periods beginning after December 15, 2020. The Company is currently assessing the impact this standard will have on its consolidated financial statements or related financial statement disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions to the current guidance on contract modifications and hedging relationships to ease the financial reporting burdens of the expected market transition from London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and may be applied prospectively to contract modifications made and hedging relationships entered into or evaluated on or before December 31, 2022. The Company does not currently anticipate this impact to have a material effect on its agreements, but is currently assessing the impact this standard may have on its consolidated financial statements or related financial statement disclosures.

(4)    Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

	June 30, 2021	December 31, 2020
Buildings	$25,213	25,186
Machinery and equipment	167,223	166,191
Furniture and fixtures	1,154	1,154
Construction in progress	1,700	1,366

Total cost	195,290	193,897

Accumulated depreciation	(129,758)	(123,138)

Net property, plant and equipment	$65,532	70,759

Depreciation expense was $6,591 and $7,793 for the six months ended June 30, 2021 and 2020, respectively.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(5)    Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangible Assets

	June 30, 2021
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	$217,286	107,546	109,740
Operations and maintenance contracts	3,500	2,600	900
Gas sales agreements	32,059	22,286	9,773
Total	$252,845	132,432	120,413
	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	$217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	$252,844	125,922	126,922

Details of the intangible assets are summarized below:

Type of contract	Amortization line item	Remaining lives	2021 expense	2020 expense
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$4,601	7,553
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	126	289
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	1,783	1,783

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:

	June 30, 2021			December 31, 2020
	Gross liability	Accumulated amortization	Net	Gross liability	Accumulated amortization	Net
Gas purchase agreements	$19,828	15,282	$4,546	$19,828	14,059	$5,769
Total	$19,828	15,282	$4,546	$19,828	14,059	$5,769

For intangibles and below-market contracts, depreciation, amortization and accretion was $5,287 and $8,166 for the six months ended June 30, 2021 and 2020, respectively. Below-market contracts relate to the purchase of gas, and they are amortized to cost of energy. Amortization was $1,223 and $1,460 for the six months ended June 30, 2021 and 2020, respectively, which was recorded as a decrease to cost of energy.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(6)    Investment in Joint Ventures

The Company holds 50% interests in two joint ventures accounted for using the equity method — Mavrix, LLC (Mavrix) and Sunshine Gas Producers, LLC. Up until the sale of LESPH in June 2021, the Company also held 50% interests in the following four joint ventures: Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC and Salt Lake Energy Systems LLC. See note 3(j) and note 7 for more discussion on the sale of LESPH.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,714 at June 30, 2021 and $1,400 at December 31, 2020, and has recorded these amounts in other long-term liabilities in the respective periods.

Summary information on the joint ventures is as follows:

	June 30, 2021	December 31 2020
Assets	$186,521	171,288
Liabilities	14,862	13,570
Net assets	$171,659	157,718
Company’s share of equity in net assets	$85,299	77,993
	Six Months Ending June 30,
	2021	2020
Revenue	$52,902	24,892
Net income	25,275	7,112
Company’s share of net income	13,325	3,446

(7)    Long-Term Debt

	June 30, 2021	December 31 2020
Notes payable – due October 7, 2020	$—	102,831
Term Loan B – due May 2022	137,978	137,978
Debt origination costs – net of accumulated amortization of $6,700 and $6,208 at June 30, 2021 and December 31, 2020, respectively	(892)	(1,385)
Total	$137,086	239,424

Less:
Current portion of debt	137,978	102,831
Current portion of debt origination costs	(892)	—
Long-term portion	$—	136,593

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(7)    Long-Term Debt (cont.)

Notes Payable

In October 2010, LESPH entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, but were unpaid as of December 31, 2020.

The Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

The sale of LESPH occurred on June 10, 2021 and the extinguishment of the debt resulted in a gain being recorded equal to the difference between the reacquisition price and the net carrying amount of the debt of $122,600 ($102,830 in principal, $19,770 in unpaid interest). This gain is classified as part of nonoperating income on the Statement of Operations.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at June 30, 2021.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 5.50% for 2021 and 2020, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio. All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of June 30, 2021, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of June 30, 2021, the Company had $16,094 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(8)    Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBTU. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(w)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at both June 30, 2021 and December 31, 2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $459 and $744 for the six months ended June 30, 2021 and June 30, 2020 respectively.

	June 30, 2021	December 31 2020
Natural gas swap liability	$253	1,268
	Six Months Ending June 30,
	2021	2020
Natural gas swap – unrealized gain (loss)	$556	(322)

(9)    Asset Retirement Obligations

The following table presents the activity for the AROs for the year-to-date periods ended June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31 2020
Balance at beginning of period	$3,408	6,536
Accretion expense	121	456
Revision to estimated cash flows	—	—
Transfer to liabilities classified as held for sale	—	(3,584)
Settlement of asset retirement obligation	—	—

Balance at end of period	$3,529	3,408

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(10)  Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions for the six months ended June 30, 2021 and June 30, 2020 were $342 and $341, respectively.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:

	Six Months Ending June 30,
	2021	2020
Service cost	$19	24
Interest cost	45	52
Amortization of prior service cost	6	6
Recognition of net actuarial loss	40	44
Net periodic benefit cost	$110	126

(11)  Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):

	June 30, 2021
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—

Total shares outstanding	452,846	27,120	9
	December 31, 2020
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—

Total shares outstanding	452,846	27,120	9

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(12)  Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.

	For the six months ended
Earnings per common unit	June 30, 2021	June 30, 2020
Net income (loss) attributable to the Company (thousands of $)	84,760	(6,641)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966
Earnings (loss) per common unit ($)	0.18	(0.01)

(13)  Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:

	Six Months Ending June 30,
	2021	2020
Sales of construction services	$24	7,246
Sales of operations and maintenance services	746	850
Sales of administrative and other services	195	200
Accounts receivable	473	186

(14)  Segment Reporting

The Company has two reportable segments for the six months ending June 30, 2021 and 2020, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(14)  Segment Reporting (cont.)

2021 Segment Information

For the six months ended June 30, 2021

2021 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$54,669	27,931	—	82,600
Net income (loss)	38,773	64,925	(18,938)	84,760
EBITDA	43,892	71,779	(10,236)	105,435
Adjusted EBITDA	41,411	9,328	(7,065)	43,674
Total assets	168,572	143,533	36,164	348,269
Capital expenditures and investment in joint ventures	7,507	361	93	7,961

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2021:

For the six months ended June 30, 2021

Reconciliation of reportable segments’ net income from continuing operations to Adjusted EBITDA

	RNG	LFGTE	Corporate	Total
Net income (loss)	$38,773	64,925	(18,938)	84,760
Depreciation, amortization and accretion	5,119	6,854	26	11,999
Interest expense	—	—	8,676	8,676
EBITDA	$43,892	71,779	(10,236)	105,435
Gain on disposal of assets	—	(1,347)	—	(1,347)
Net derivative activity	(1,015)	—	—	(1,015)
Equity in income of joint ventures	(11,523)	(1,802)	—	(13,325)
Return on investment in joint ventures	10,057	2,109	—	12,166
Debt forbearance costs	—	—	990	990
Gain on extinguishment of debt	—	(61,411)	—	(61,411)
Costs related to sale of equity	—	—	2,181	2,181
Adjusted EBITDA	$41,411	9,328	(7,065)	43,674

2020 Segment Information

For the six months ended June 30, 2020

2020 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$38,825	29,236	—	68,061
Net income (loss)	11,068	(1,002)	(16,707)	(6,641)
EBITDA	16,099	10,115	(6,989)	19,225
Adjusted EBITDA	15,213	11,290	(6,394)	20,109
Total assets	148,786	251,388	14,548	414,722
Capital expenditures and investment in joint ventures	2,780	121	(387)	2,514

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(14)  Segment Reporting (cont.)

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the six months ended June 30, 2020:

For the six months ended June 30, 2020

Reconciliation of reportable segments’ net income from continuing operations to Adjusted EBITDA

	RNG	LFGTE	Corporate	Total
Net income (loss)	$11,068	(1,002)	(16,707)	(6,641)
Depreciation, amortization and accretion	5,031	11,117	42	16,190
Interest expense	—	—	9,676	9,676
EBITDA	$16,099	10,115	(6,989)	19,225
Impairment of assets	—	—	—	—
Net derivative activity	(421)	—	—	(421)
Equity in income of joint ventures	(1,765)	(1,681)	—	(3,446)
Return on investment in joint ventures	1,300	2,856	—	4,156
Debt forbearance costs	—	—	491	491
Costs related to sale of equity	—	—	104	104
Adjusted EBITDA	$15,213	11,290	(6,394)	20,109

(15)  Commitments and Contingencies

(a)     Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)    Capital Commitments

The Company has $0 and $559 related to its construction projects at June 30, 2021 and December 31, 2020, respectively.

(c)     Leases

The Company leases office space in Novi, Michigan under a ten-year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. On October 20, 2020 the Company signed a lease extension agreement for two additional years. The lease will expire on June 30, 2023. The total lease expense was $28 and $27 for the six months ended June 30, 2021 and 2020, respectively. Future minimum lease payments will be $32 for the remainder of 2021, $64 for fiscal year 2022 and $32 for fiscal year 2023.

(d)    Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)     Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 47% and 31% of total revenue for the six months ended June 30, 2021 and 2020, respectively.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Unaudited Consolidated Financial Statements
(Dollars in thousands)

(15)  Commitments and Contingencies (cont.)

(f)     Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

(16)  Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through September 8, 2021 and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy Inc., with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.

KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226

REPORT OF INDEPENDENT REGISTERED AUDITORS

To the Board of Directors
Aria Energy LLC.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aria Energy LLC and subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s subsidiary, LES Project Holdings LLC (LESPH), is in default on its debt obligations which are collateralized by certain assets of LESPH. As a result, LESPH’s debt obligations are reflected as a current liability in the balance sheet. Further, the Company’s Term Loan B secured credit facility matures May 27, 2022. The Company does not have the ability to satisfy these debt obligations in the normal course of business which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plan in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.
Detroit, Michigan

May 13, 2021

KPMG LLP, a Delaware limited liability partnership and a member firm of the

KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands of dollars)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$14,257	7,081
Accounts receivable	20,395	16,773
Inventory	7,770	10,664
Related party accounts receivable and advances (note 13)	332	299
Deposits	1,086	1,003
Prepaid expenses and other current assets	2,682	2,485
Assets held for sale	70,034	—
Total current assets	116,556	38,305

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $123,138 and $153,079 at December 31, 2020 and 2019, respectively (note 4)	70,759	88,818
Intangible assets – net of accumulated amortization of $125,922 and $198,603 at December 31, 2020 and 2019, respectively (note 5)	126,922	227,855
Investment in joint ventures (note 6)	77,993	70,108
Other noncurrent assets	689	1,056
Total noncurrent assets	276,363	387,837
Total assets	$392,919	426,142

Liabilities and Equity
Current liabilities:
Trade accounts payable	$1,570	2,525
Current portion of long-term debt, net of unamortized debt origination costs (note 7)	102,831	106,372
Accrued and other current liabilities	25,736	21,679
Liabilities held for sale	12,534	—
Total current liabilities	142,671	130,576
Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs (note 7)	136,593	140,078
Derivative liabilities (note 8)	1,268	2,514
Below market contracts (note 5)	5,769	14,710
Asset retirement obligations (note 9)	3,408	6,536
Post-retirement obligations (note 10)	3,750	3,599
Other long-term liabilities (note 6)	1,400	—
Total noncurrent liabilities	152,188	167,437
Total liabilities	294,859	298,013
Commitments and contingencies (note 15)
Controlling interest:
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(218,957)	(188,956)
Accumulated other comprehensive loss	(1,349)	(1,304)
Total controlling interest	98,349	128,395
Noncontrolling interest	(289)	(266)
Total equity	98,060	128,129
Total liabilities and equity	$392,919	426,142

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Revenue:
Energy	$132,580	120,489	155,112
Construction	9,983	12,497	13,172
Amortization of intangibles and below-market contracts	(3,682)	(3,669)	(3,119)
Total revenue	138,881	129,317	165,165
Cost of revenue:
Cost of energy	72,519	73,537	79,899
Construction	9,507	11,902	12,596
Depreciation, amortization and accretion	30,564	32,092	34,154
Total cost of revenue	112,590	117,531	126,649
Gross profit	26,291	11,786	38,516
Impairment of assets	25,293	1,634	26,167
General and administrative expenses	20,782	18,810	21,049
Operating income	(19,784)	(8,658)	(8,700)
Other income (expense):
Equity in income of joint ventures	9,298	4,378	3,260
Interest expense, net	(19,305)	(22,053)	(20,431)
Gain (loss) on swap contracts	(135)	(619)	1,727
Loss on disposal of assets	—	—	(556)
Other income	3	5	9
Total other expenses	(10,139)	(18,289)	(15,991)
Net loss	(29,923)	(26,947)	(24,691)
Net income attributable to noncontrolling interest	78	84	67
Net loss attributable to controlling interest	$(30,001)	(27,031)	(24,758)

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Net loss	$(29,923)	(26,947)	(24,691)
Other comprehensive income (loss):
Net actuarial income (loss)	(45)	(723)	299
Comprehensive loss	(29,968)	(27,670)	(24,392)
Comprehensive income attributable to noncontrolling interest	78	84	67
Comprehensive loss attributable to controlling interest	$(30,046)	(27,754)	(24,459)

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Equity
(In thousands of dollars)

	Controlling interest
	Class A units	Class B units	Class C units	Retained loss	Accumulated other comprehensive (loss) income	Total controlling interest	Noncontrolling Interest	Total equity
Balance – December 31, 2017	$330,939	21,220	1	(137,167)	(880)	214,113	(233)	213,880
Net income (loss)	—	—	—	(24,758)	—	(24,758)	67	(24,691)
Other comprehensive income	—	—	—	—	299	299	—	299
Distributions	(21,331)	(1,277)	—	—	—	(22,608)	(83)	(22,691)
Balance – December 31, 2018	$309,608	19,943	1	(161,925)	(581)	167,046	(249)	166,797
Net income (loss)	—	—	—	(27,031)	—	(27,031)	84	(26,947)
Other comprehensive loss	—	—	—	—	(723)	(723)	—	(723)
Distributions	(10,281)	(616)	—	—	—	(10,897)	(101)	(10,998)
Balance – December 31, 2019	299,327	19,327	1	(188,956)	(1,304)	128,395	(266)	128,129
Net income (loss)	—	—	—	(30,001)	—	(30,001)	78	(29,923)
Other comprehensive loss	—	—	—	—	(45)	(45)	—	(45)
Distributions	—	—	—	—	—	—	(101)	(101)
Balance – December 31, 2020	$299,327	19,327	1	(218,957)	(1,349)	98,349	(289)	98,060

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands of dollars)

	Years ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(29,923)	(26,947)	(24,691)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation	15,473	15,620	16,196
Impairment of assets	25,293	1,634	26,167
Amortization of debt origination costs	1,382	1,503	1,619
Amortization of intangible assets	18,754	20,256	21,723
Amortization of below market contracts	(2,881)	(2,920)	(3,498)
Return on investment in joint venture	13,016	11,023	5,032
Equity in earnings of unconsolidated joint ventures	(8,823)	(3,783)	(2,601)
Change in fair value of interest rate and natural gas swap	(1,246)	(126)	(1,727)
Accretion of asset retirement obligation	456	361	407
Settlement of asset retirement obligation	—	(100)	—
Net periodic post-retirement benefit cost	106	80	132
Changes in operating assets and liabilities:
Accounts receivable	(5,835)	3,440	3,731
Costs in excess of billing	—	40	431
Other noncurrent assets	368	508	1,185
Deposits	(83)	(199)	(377)
Inventory	(140)	(592)	(893)
Prepaid expenses and other assets	(883)	(486)	(196)
Trade accounts payable	(131)	(1,512)	(857)
Accrued and other expenses	6,126	2,925	4,447
Net cash provided by operating activities	31,029	20,725	46,230

Cash flows from investing activities:
Purchase of property and equipment	(2,324)	(6,769)	(8,824)
Contributions to joint ventures	(13,020)	(8,674)	—
Payments on related party notes payable	—	(585)	(18,450)
Net cash used in investing activities	(15,344)	(16,028)	(27,274)

Cash flows from financing activities:
Payments on note payable and revolving credit agreement	(16,408)	(5,632)	(4,107)
Proceeds from revolving credit agreement	8,000	4,000	—
Distributions to controlling interest	—	(10,897)	(22,608)
Distributions to noncontrolling interest	(101)	(101)	(83)
Net cash used in financing activities	(8,509)	(12,630)	(26,798)
Net increase (decrease) in cash and cash equivalents	7,176	(7,933)	(7,842)
Cash and cash equivalents – beginning of year	7,081	15,014	22,856
Cash and cash equivalents – end of year	$14,257	7,081	15,014

Supplemental cash flow information:
Cash paid for interest	$11,617	13,230	13,230
Noncash investing transactions – purchase of property and equipment	151	298	298

See accompanying notes to consolidated financial statements.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 1 — Organization and Description of Business

Aria Energy LLC and its subsidiaries (the Company) design, install, own, and operate long-lived energy projects. The Company was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. The Company generates its revenue from customers located throughout the United States from the production and sale of electrical energy from landfill gas fuel engines and renewable energy attributes, production and sale of renewable natural gas (RNG), operating and maintaining landfill gas projects owned by third parties, and constructing energy projects. The Company is currently investing in a project where the fuel source will be methane emanating from dairy herds.

Revenue is generated from the sale of commodities (power and gas), sale of capacity (power market) and also from the sale of attributes, i.e., RECs in the power market and RINs/LCFS in RNG market. RECs are Renewable Energy Credits; RINs are Renewable Identification Numbers; and LCFS is Low Carbon Fuel Standard, California Program.

The Company benefits from Federal and state renewable fuel standards and Federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC hold 94.35% of the ownership interests in the Company.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries and a 90% owned joint venture.

In March 2020, the World Health Organization classified the outbreak of COVID-19 as a pandemic and recommended containment and mitigation measures worldwide. In response to the COVID-19 pandemic, the Company implemented a COVID-19 response team, led by senior management, which initially met on a daily basis to report health status and develop guidelines to protect its workforce. Daily health monitoring and internal contact tracing protocols were implemented. The response team sought feedback from employees, particularly those working in plants, in developing policies and protocols. Work-from-home protocols were implemented immediately where possible for non-operations personnel. For on-site employees, personal protective equipment (PPE) was provided and enhanced hygiene and physical distancing protocols were implemented. The necessary IT improvements were initiated to facilitate a remote-work environment, and the Company leveraged supplier networks to source COVID-19-specific PPE. Communications from senior leadership to all employees were enhanced; weekly updates were provided.

To date, the Company has not experienced any spread of the disease within its operating and management locations and has had no interruptions to its business operations.

The Company remains vigilant in protecting business operations from the potential effects of COVID-19. Safety protocols, including travel restrictions, remote work, masks, social distancing, daily health screenings and daily exposure reporting and notification, continue to be the cornerstone of the Company’s employee protection plan. The Company is encouraging all employees to seek vaccination against the virus and is providing resources to help locate available vaccines; the Company is also providing four hours of paid vacation for all employees who have been vaccinated.

The Company does not believe COVID-19 had any effect on RIN prices. RINs are based on a federal government program that is managed by Environmental Protection Agency. RIN prices began increasing in late 2019 and rose consistently throughout 2020.

Note 2 — Going Concern

We have prepared the accompanying consolidated financial statements on the basis that the Company will continue as a going concern. As disclosed in note 7, LES Project Holdings LLC (LESPH), a subsidiary of Aria Energy LLC has defaulted on a term note obligation by failing to meet its financial covenants. The contractual maturity of the debt was October 7, 2020. The Company has classified the debt principal amounts of $102,831 as a current long-term

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 2 — Going Concern (cont.)

debt and associated unpaid interest obligations of $16,008 as accrued and other current liabilities as of December 31, 2020 in the consolidated balance sheets. If the lenders were to require the payment of the LESPH’s debt, the Company does not have the ability to pay the obligation. The obligation is nonrecourse to Aria Energy LLC. On June 1, 2020, the Company entered into a Sale Support and Cooperation Agreement (the “Agreement”) with the Lender Parties. As part of the Agreement, the Company and Lender Parties entered into a Mutual Release Agreement that becomes effective upon the sale of LESPH. As noted in Note 16, the Company, in March 2021, entered into an agreement to sell its membership interests in LESPH, which is expected to close the week of May 17, 2021.

Further, as discussed in note 7, the Company has a Term Loan B under its senior secured credit facility that matures on May 27, 2022. Currently, the Company does not have a commitment to refinance the term loan or the related revolver and does not have the capability to satisfy the term loan in the normal course of business.

Accordingly, these circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Continuation of an entity as a going concern is assumed in financial reporting in the absence of significant information to the contrary. Ordinarily, information that significantly contradicts the going concern assumption relates to the entity’s inability to continue to meet its obligations as they become due without substantial disposition of assets outside the ordinary course of business, restructuring of debt, externally forced revisions of its operations, or similar actions.

The factors noted above raise substantial doubt about the Company’s ability to continue as a going concern, as the Company does not have the ability to satisfy the debt obligations in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 — Summary of Significant Accounting Policies

(a)    Basis of Presentation

The consolidated financial statements of the Company have been prepared on the basis of United States generally accepted accounting principles (U.S. GAAP).

(b)    Segment Reporting

The Company reports segment information in two segments: RNG and electric operations (landfill gas-to-energy, LFGTE). Landfill gas fuel source is a common element, though the Company has a new RNG plant that is under construction that will utilize waste from dairy cattle. The Company currently manages RNG and electric production as separate operating groups and measures production output in terms of megawatt hours (MWh) for LFGTE projects, and energy content is expressed as “millions of British thermal units” or MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and LFGTE, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of commodity and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        The Company operates a small portfolio of LFGTE plants for third parties. Operationally these plants are the same as wholly owned projects.

•        The Company operates RNG plants for its joint-venture (JV) Mavrix LLC (Mavrix). These plants are operationally the same as wholly owned plants.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

(c)     Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates. The areas most subject to estimation are the projected sale prices of RIN and LCFS attributes.

(d)    Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

(e)     Revenue Recognition

The Company generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of U.S. GAAP, a portion of revenue is accounted for under Accounting Standards Codification (ASC) 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized as accruable, generally upon delivery of electricity, gas, and their related renewable attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the power purchase agreements (PPAs), the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the year ended December 31, 2020, approximately 41% of revenue was accounted for under ASC 606 and 59% under ASC 840. For the year ended December 31, 2019, approximately 43% of revenue was accounted for under ASC 606 and 57% under ASC 840.

The following table’s display the Company’s revenue by major source for the year’s ended December 31, 2020, 2019, and 2018:

	Years Ended December 31,
Major goods/service Line:	2020	2019	2018
Gas commodity	$23,730	23,968	27,342
Gas renewable attributes	51,413	40,374	65,895
Electric commodity	35,359	38,503	44,007
Electric operations and maintenance	11,003	8,046	7,851
Electric renewable attributes	11,075	9,598	10,017
Construction	9,983	12,497	13,172
	$142,563	132,986	168,284

Operating Segments
RNG	$85,126	76,839	106,409
LFGTE	57,437	56,147	61,875
	$142,563	132,986	168,284

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

Below is a description of accounting policies for each revenue stream:

(i)     Electricity

The Company sells a portion of the electricity it generates under the terms of power purchase agreements or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single offtaker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. The Company has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

Certain of the Company’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. The Company also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

(ii)    Gas

The Company sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single offtaker. These agreements have no minimum lease payments and all of the rental income under theses leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

The Company also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

(iii)   Renewable Attributes

The Company also generates revenue through the sale of renewable attributes, which is included in energy revenue.

The Company’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of the Company’s RECs are generated by plants for which the Company has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, the Company considers the RECs when held by the Company to be an inventory item, and outputs that are an economic benefit obtained directly through the operation of the plants. For these stand-alone sales,

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory. The value of RECs held in inventory is immaterial as the majority of RECs are either sold as part of a PPA or sold in an active market where a sales agreement exists for the credits at the time they are generated.

The Company generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality renewable natural gas processed from landfill gas qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of the Company’s RINs are generated by plants for which the Company has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

(iv)    Construction Type Contracts

The Company, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

(v)     Operation and Maintenance (O&M)

The Company provides O&M services at projects owned by third parties which are included in revenue from services. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity from the project.

(vi)    PPA and O&M Contract Amortization

Through acquisitions, the Company has both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below market value is being amortized to revenue over the remaining life of the underlying contract which is included in energy revenue.

The Company elected to recognize revenue using the right to invoice practical expedient. The Company determine that the amounts invoiced to customers correspond directly with the value to customers and the Company’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, the Company also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that the Company has the right to invoice.

(f)     Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

The Company maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. The Company has not experienced any losses on such deposits.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

(g)    Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at December 31, 2020 and 2019 based on the Company’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

(h)    Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

(i)     Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by the Company are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on the Company’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the years ended December 31, 2020 and 2019.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

Depreciable life – in years
Buildings	20 – 40
Machinery and equipment	10 – 20
Furniture and fixtures	5

(j)     Held for Sale

During 2020, the Company enacted a plan to sell LESPH, and accordingly, the business was classified held for sale at December 31, 2020. An agreement to sell the membership interests of the business subsequently occurred on March 1, 2021 for the purchase price, net of $1,000 of estimated transaction expenses, of $57,500. An impairment of the net assets held for sale in the amount of $25,293 was recognized as of December 31, 2020.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31 are as follows:

In $000s
Current assets:
Accounts receivable	2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Noncurrent assets:
Property and equipment	4,906
Intangible assets	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total noncurrent assets	64,134
Total assets held for sale	70,034

Current liabilities
Trade accounts payable	824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Noncurrent liabilities
Below market contracts	6,060
Asset retirement obligations	3,584
Total noncurrent liabilities	9,644
Total liabilities held for sale	12,534

The net loss associated with LESPH included in the net loss on the Company’s consolidated statements of comprehensive loss was $(38,367), $(15,161) and $(38,372) for the years ended December 31, 2020, 2019, and 2018, respectively, of which $(38,445), $(15,245) and $(38,439) respectively, were attributable to the Company.

(k)    Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific to the project site and, if applicable, the power purchase agreement also specific to the project site), and liabilities associated with out of market contracts (out of market power purchase agreements, if applicable).

The Company recorded a valuation allowance in relation to its sale of LESPH’s assets and liabilities. A definitive Membership Interest Purchase Agreement (MIPA) with Energy Power Investment Company LLC was entered into in March 2021. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement, discussed in note 2). Since the former will result in a loss, it is recognized as an impairment charge of $25,293 in 2020. The gain resulting from the settlement of the debt will be recognized in 2021 upon the sale of LESPH.

There were no triggering events related to the Company’s projects in the Term B Loan portfolio in 2020. Accordingly, no impairment charge was recognized in 2020 for this group of assets.

There were impairment charges recorded in 2019 of $1,634: $1,279 was charged to intangible assets and $355 was charged to property and equipment. An impairment charge of $26,167 was recognized in 2018 as a result of non-renewal of certain PPAs. Specifically, a $20,532 impairment was charged to intangible assets and $5,635 was charged to property and equipment.

(l)     Other Noncurrent Assets

The other noncurrent asset as of December 31, 2020 and 2019 represents long-term deposits with transportation and utility companies.

(m)   Debt Origination Costs

Debt origination costs were incurred by the Company in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt. Expected amortization expense in each year 2021 – 2022 is $993 and $391, respectively.

(n)    Investments in Joint Ventures

Investments in joint ventures are reported on the equity method. Under this method, the Company records its proportional share of its income or losses of joint ventures as equity in income of joint ventures in the consolidated statements of operations.

(o)    Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings.

(p)    Asset Retirement Obligations

Asset retirement obligations (AROs) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

recognition of an obligation, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See note 9 for further disclosures on AROs.

(q)    Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See note 10 for further disclosures on postretirement obligations.

(r)     Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of the Company that are due more than one year in the future. Based on a contractual obligation under its Mavrix operating agreement, the Company estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1,400. The maximum earnout under the operating agreement is $9,500.

(s)     Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on the Company’s postretirement plan.

(t)     Income Taxes

Aria Energy LLC is a limited liability corporation taxed as a partnership and therefore no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

In 2016, Congress enacted the Bipartisan Budget Act of 2015 (the Act), which includes major changes in the way the IRS audit entities that are classified as partnerships. In the event the Company is audited by the taxing authority and assessed additional amounts due to the underpayment of tax in previous tax years, the Company intends to make the push-out election allowed by Treasury. That election allows the Company to notify its partners of their share of imputed underpayment amounts for including is their current tax returns. The Company has evaluated its tax position and believes it has no uncertain tax positions.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception, and there is a full valuation allowance of $605 and $504 at December 31, 2020 and 2019, respectively, recorded against its net deferred tax asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

(u)    Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, the Company believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

(v)     Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain Company owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

(w)    Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

The Company employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by the Company approximate the prevailing interest rates available to the Company for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 3 — Summary of Significant Accounting Policies (cont.)

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

(x)    Recently Issued Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board issued ASU No. 2016-02, Leases (Topic 842), which sets out the principles for the recognition, measurement, presentation, and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating based on the principle of whether or not the lease is effectively a financed purchase by the lessee. The classification will determine whether lease expense is recognized on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right of use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases today. Topic 842 supersedes the previous leases standard, ASC Topic 840, Leases. This guidance is effective for annual periods beginning after December 15, 2021. Early application is permitted. The Company is currently evaluating the effect the standard will have on its consolidated financial statements and disclosures.

Note 4 — Property, Plant and Equipment

Property, plant and equipment are summarized as follows:

	December 31
	2020	2019
Buildings	$25,186	33,003
Machinery and equipment	166,191	205,850
Furniture and fixtures	1,154	1,527
Construction in progress	1,366	1,517
Total cost	193,897	241,897
Accumulated depreciation	(123,138)	(153,079)
Net property, plant and equipment	$70,759	88,818

Depreciation expense was $15,473, $15,620, and $16,196 for the years ended December 31, 2020, 2019 and 2018, respectively.

Note 5 — Intangible Assets

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 5 — Intangible Assets (cont.)

Amortizable Intangible Assets

	December 31, 2020
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	217,285	102,944	114,341
Operations and maintenance contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	252,844	125,922	126,922
	December 31, 2019
	Gross carrying amount	Accumulated amortization	Net
Gas rights agreements	384,700	175,497	209,203
Operations and maintenance contracts	9,699	6,169	3,530
Gas sales agreements	32,059	16,937	15,122
Total	426,458	198,603	227,855

Details of the intangible assets are summarized below:

Type of contract	Amortization line item	Remaining lives	2020 expense	2019 expense	2018 expense
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$14,636	16,111	17,551
Operation and maintenance	Amortization of intangibles and below-market contracts	5 years	552	579	579
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	3,566	3,566	3,566
Power purchase	Amortization of intangibles and below-market contracts	None	—	—	27

Estimated amortization for the years ending December 31 are as follows:

2021	$12,724
2022	12,132
2023	11,220
2024	10,294
2025	10,025
Thereafter	70,527
Total	$126,922

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 5 — Intangible Assets (cont.)

Below-Market Contracts

Due to business acquisitions and asset acquisitions, the Company previously acquired certain below-market contracts, which are classified as noncurrent liabilities on the Company’s consolidated balance sheets. These include:

	December 31, 2020			December 31, 2019
	Gross liability	Accumulated amortization	Net	Gross liability	Accumulated amortization	Net
Power purchase agreements	$—	—	—	12,200	5,704	6,496
Gas purchase agreements	19,828	14,059	5,769	19,828	11,614	8,214
Total	19,828	14,059	5,769	32,028	17,318	14,710

Of these contracts, $12,200 was related to the sale of power by LESPH and was reclassified to held for sale in 2020. Amortization was $436 and $476 for the years ended December 31, 2020 and 2019 respectively, which is recorded as amortization of intangibles and below-market contracts. The remaining $19,828 relates to the purchase of gas, and they are amortized to cost of energy. Amortization was $2,445 for the three years ended December 31, 2020, 2019 and 2018, which was recorded as a decrease to cost of energy.

Estimated amortization for the years ending December 31 are as follows:

2021	$2,433
2022	2,409
2023	927
Thereafter	—
Total	$5,769

Note 6 — Investment in Joint Ventures

The Company holds 50% interests in six joint ventures accounted for using the equity method — Mavrix, LLC, Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC, Salt Lake Energy Systems LLC, and Sunshine Gas Producers, LLC.

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, the Company is required to make an Earn-Out Payment to its JV partner holding the other 50% membership (in Mavrix LLC) of an amount up to $9.5 million. As defined in the Contribution Agreement, the payment represents additional consideration for the Company’s equity interest in Mavrix, the Earn-Out Payment will be based on the performance of certain projects owned by Mavrix, through the Earn-Out Period which ends September 30, 2022. No Earn-Out Payment is made until after the Earn-Out Period. The Company has estimated the Earn-Out Payment to be $1,400, and has recorded that amount in other long-term liabilities.

Summary information on the joint ventures is as follows:

	December 31
	2020	2019
Assets	$171,288	150,390
Liabilities	13,570	9,745
Net assets	$157,718	140,645
Company’s share of equity in net assets	$77,993	70,108

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 6 — Investment in Joint Ventures (cont.)

	December 31
	2020	2019
Revenue	$60,459	45,298
Net income	18,801	9,358
Company’s share of net income	9,298	4,378

Note 7 — Long-Term Debt

	December 31
	2020	2019
Notes payable – due October 7, 2020	$102,831	102,831
Term Loan B – due May 2022	137,978	142,385
Revolving Credit Facility	—	4,000
Debt origination costs – net of accumulated amortization of $6,208 and $14,971 at December 31, 2020 and 2019, respectively	(1,385)	(2,766)
Total	239,424	246,450
Less:
Current portion of debt	102,831	106,738
Current portion of debt origination costs	—	(366)
Long-term portion	$136,593	140,078

Notes Payable

In October 2010, LESPH, a subsidiary of Aria Energy LLC entered into a credit agreement with a syndicate of bank lenders (the Banks) that provided for a term note and a working capital commitment (Line of Credit) which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. The working capital commitment expired in October 2015. The note is due in quarterly installments at prime rate plus 2.0% in 2020 and 2019 (6.0% and 7.5% as of December 31, 2020 and 2019, respectively). In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, however, balances were not paid as of December 31, 2020.

Under its credit agreement, LESPH is subject to various financial covenants, including maintaining a minimum debt service coverage ratio of 1.10 to 1.00. LESPH was not in compliance with these financial covenants at December 31, 2020 and 2019, having declared a default in November 2015. Subsequently, it was further determined that there were additional defaults around compliance reporting, and lack of proper notifications.

As discussed in note 2, the debt was due in full on October 7, 2020, and the amount outstanding under the term note has been classified as a current liability. On June 1, 2020 the Company signed a Sale Support and Cooperation Agreement with the lenders. As discussed in note 16, the Company has signed an agreement to sell LESPH, with closing expected for the week of May 17, 2021.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (Borrowers) entered into a senior secured credit facility that provides for a $200,000 secured term loan, and a $40,214 secured revolving credit facility, of which $40,000 can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan are due in quarterly installments of $500 that began on September 30, 2015 and will continue through March 31, 2022, with remaining amounts outstanding due and payable on May 27, 2022. Mandatory Prepayments are to be made from Excess Cash Flows as defined in the credit agreement, following each fiscal year. There was a $0 mandatory prepayment made in 2020 and $3,632 mandatory prepayment made in 2019. Voluntary prepayments are permitted

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 7 — Long-Term Debt (cont.)

from time-to-time and at the Company’s option may be applied to remaining scheduled amortization payments or to the final payment at maturity. The Company made a $2,000 voluntary prepayment in 2020 executing the option to apply the payment to future principal installments, which fulfills the current obligation through 2021. Under the credit agreement, the Company is subject to a financial covenant that requires maintaining a maximum total debt to EBITDA (Total Secured Leverage) ratio of 6.0 to 1.0. The Company was in compliance with this covenant at December 31, 2020.

Interest on the term loan is paid quarterly at a rate of LIBOR minimum of 1.00% plus a spread of 4.00% (5.50% and 6.20% for 2020 and 2019, respectively). Interest on the revolver is paid at a variable rate; the Company has the option of a rate based on Eurodollar plus 3.75% to 4.00 depending on the Total Secured Leverage ratio, or a rate based on the Banks’ Prime Rate plus a margin of 2.75% to 3.00% depending on the Total Secured Leverage ratio., All spreads based on Eurodollar and the Banks’ Prime rate shall be increased by 0.50% (50 basis points) until such time that the Borrowers obtain both (1) a public corporate credit rating of B or higher with stable outlook from S&P and (2) a public corporate family rating of Ba3 or higher with stable outlook from Moody’s.

As of December 31, 2020, $137,978 was outstanding on the term loan at a 5.50% interest rate; and as of the same date, $0 was drawn on the revolver. As of December 31, 2020, the Company had $19,407 in letters of credit outstanding which reduces the amount available under the revolving credit facility.

As of December 31, 2019, $142,385 was outstanding on the term loan at a 6.20% interest rate; and as of the same date, $4,000 was drawn on the revolver. As of December 31, 2019, the Company had $21,260 in letters of credit outstanding, which reduces the amount available under the revolving credit facility.

Note 8 — Derivative Instruments

The Company is exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

The Company has a natural gas variable to fixed priced swap agreement with an original notional quantity of 4,007 MMBtu. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on swaps and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate which are considered level 2 inputs in the fair value hierarchy (see note 3(t)).

On April 6, 2020 the Company entered into an interest rate cap with a total notional amount of $110,000 and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and with a termination date of May 31, 2022. The market value at 12/31/2020 was valued at zero and all associated fees with this transaction were recorded. The Company made cash payments for the natural gas swap of $1,286, $745 and $494 for the years ended December 31, 2020, December 31, 2019, and December 31, 2018 respectively. In 2018 the Company received $539 in settlement of the interest rate swap.

	December 31
	2020	2019	2018
Natural gas swap liability	$1,268	2,514	2,640

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 8 — Derivative Instruments (cont.)

	December 31
	2020	2019	2018
Natural gas swap – unrealized loss	$(40)	(619)	875
Interest rate CAP – unrealized loss	(95)	—
Interest rate swaps – unrealized gain	—	—	852
Interest rate swaps – realized gain	—	—	539

Note 9 — Asset Retirement Obligations

The following table presents the activity for the AROs for the years ended December 31, 2020 and 2019:

	December 31
	2020	2019
Balance at beginning of year	$6,536	6,022
Accretion expense	456	361
Revision to estimated cash flows	—	253
Transfer to liabilities classified as held for sale	(3,584)	—
Settlement of asset retirement obligation	—	(100)
Balance at end of year	$3,408	6,536

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

Note 10 — Benefit Plans

401(k) Plan

The Company maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. The Company matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and the Company’s contribution. The Company’s contributions in 2020 and 2019 were $590 and $544, respectively.

Postretirement Obligations

The Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to full-time employees who meet minimum age and service requirements.

The following table sets forth changes in the plan’s benefit obligations:

	2020	2019
Benefit obligation at beginning of year	$3,599	2,796
Service cost	49	41
Interest cost	103	109
Plan amendments	—	186
Net actuarial loss (gain) for the prior year	144	566
Net benefits paid	(145)	(99)
Benefit obligation at end of year	$3,750	3,599

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 10 — Benefit Plans (cont.)

Amounts recognized in the consolidated balance sheets consist of:

	December 31
	2020	2019
Accrued benefit liability	$(3,750)	(3,599)
Unrecognized net actuarial loss	1,205	1,148
Unrecognized prior service benefit (cost)	144	156
Net amount recognized	$(2,401)	(2,295)

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was:

	December 31
	2020	2019	2018
Service cost	$49	41	45
Interest cost	103	109	98
Amortization of prior service cost	12	(9)	(9)
Recognition of net actuarial loss	87	38	65
Net periodic benefit cost	$251	179	199

Amounts recognized in other comprehensive loss consist of:

	December 31
	2020	2019	2018
Net actuarial (loss) gain	$(45)	(723)	290

Weighted average assumptions used to determine net benefit cost for 2020 and 2019 were as follows:

	2020	2019	2018
Discount rate:
a. Net periodic expense	3.03%	4.09%	3.46%
b. End of year disclosure	2.22	3.03	4.09
Healthcare cost trend rate:
a. Assumed for next year	N/A	N/A	N/A
b. Ultimate rate	N/A	N/A	N/A
c. Year of ultimate rate	N/A	N/A	N/A

One of the requirements of U.S. GAAP is to report the effect of increasing (decreasing) by one percentage point the assumed health care cost trend rate for future years on (1) the aggregate of the service and interest components of net periodic benefit cost, and (2) the accumulated postretirement benefit obligation. Due to the fact that HRA contribution caps are not anticipated to increase with medical trend, there is no impact to liabilities or plan expenses related to changes in the health care trend.

As this plan is not pre-funded, no contributions other than those necessary to cover benefit payments are anticipated. Estimated future benefit payments are as follows:

Year	Payments
2021	$193
2022	209
2023	165
2024	176
2025	168
2026 – 2030	946

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 10 — Benefit Plans (cont.)

Because benefits were assumed to be capped, the increase (decrease) of the assumed health care cost trend rate was not calculated. A change in the discount rate used to value plan liabilities by 1% would have the following effect:

	1% increase	1% decrease
Service cost	$42	57
Interest cost	121	79
Net period benefit cost	$163	136
Benefit obligation	$3,325	4,271
Discount rate	3.22%	1.22%

Note 11 — Capital

The Company is authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. The Company is authorized to issue an unlimited number of Class A units and Class B units and have the following units outstanding (in thousands):

	2020
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9
	2019
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
0.10	—	—	9
0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9

Note 12 — Earnings per Unit

Basic earnings per unit is computed using the “two-class” method which includes the weighted average number of units outstanding during the period and other securities that participate in dividends (a participating security) (if any). During the periods where the Company incurs net losses, the Company allocates no loss to participating securities because these securities have no contractual obligation to share in the losses of the Company. Under the two-class method, basic net loss per unit applicable to unitholders is computed by dividing the net loss applicable to common unitholders by the weighted average number of common units outstanding for the period. Diluted net loss per unit is computed similar to basic net loss per unit except that the denominator is increased to include the number of additional units for the potential dilutive effects of a warrant, convertible preferred stock and stock options outstanding during the period calculated in accordance with the treasury stock method, or the two-class method, whichever is more dilutive. For all periods presented, basic and diluted net loss per unit are the same, as any additional unit equivalents would be anti-dilutive.

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 12 — Earnings per Unit (cont.)

Earnings per common unit	December 31, 2020	December 31, 2019	December 31, 2018
Net loss attributable to the Company (thousands of $)	(30,001)	(27,031)	(24,758)
Weighted average number of common units outstanding (thousands of shares)	479,966	479,966	479,966
Earnings (loss) per common unit ($)	(0.06)	(0.06)	(0.05)

Note 13 — Related Party Transactions

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. The Company provides operations and maintenance services, and administration and accounting services to their 50% owned joint ventures. The following is a summary of transactions and balances with these related parties:

	December 31
	2020	2019
Sales of construction services	$9,983	12,497
Sales of operations and maintenance services	1,701	1,635
Sales of administrative and other services	409	382
Accounts receivable	332	299

Note 14 — Segment Reporting

The Company has two reportable segments for the years ending December 31, 2020, 2019, and 2018, Renewable Natural Gas (RNG) and Renewable Baseload Electricity. Renewable Baseload Electricity is the generation of power and Landfill Gas to Electricity (LFGTE) plant. The corporate entity is not determined to be an operating segment but is discretely disclosed for purposes of reconciliation of the Company’s consolidated financial statements. The following tables are consistent with the manner in which the Chief Operating Decision Maker (CODM) evaluates the performance of each segment and allocates the Company’s resources.

2020 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$81,559	57,322	—	138,881
Net income (loss)	30,459	(26,126)	(34,334)	(30,001)
EBITDA	40,592	(4,531)	(14,941)	21,120
Adjusted EBITDA	38,784	25,137	(12,686)	51,235
Total assets	158,790	213,533	20,596	392,919
Capital expenditures and investment in joint ventures	14,364	980	—	15,344

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 14 — Segment Reporting (cont.)

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2020:

	RNG	LFGTE	Corporate	Total
Net income (loss)	$30,459	(26,126)	(34,334)	(30,001)
Depreciation, amortization and accretion	10,133	21,595	74	31,802
Interest expense	—	—	19,319	19,319
EBITDA	$40,592	(4,531)	(14,941)	21,120
Impairment of assets	—	25,293	—	25,293
Net derivative activity	(1,151)	—	—	(1,151)
Equity in income of joint ventures	(6,107)	(3,191)	—	(9,298)
Return on investment in joint ventures	5,450	7,566	—	13,016
Debt forbearance costs	—	—	1,815	1,815
Costs related to sale of equity	—	—	440	440
Adjusted EBITDA	$38,784	25,137	(12,686)	51,235

2019 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$73,273	56,044	—	129,317
Net income (loss)	14,314	(5,966)	(35,379)	(27,031)
EBITDA	21,503	20,033	(13,121)	28,415
Adjusted EBITDA	25,093	24,596	(12,381)	37,308
Total assets	150,667	259,911	15,564	426,142
Capital expenditures and investment in joint ventures	14,579	1,449	—	16,028

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2019:

	RNG	LFGTE	Corporate	Total
Net income (loss)	$14,314	(5,966)	(35,379)	(27,031)
Depreciation, amortization and accretion	7,189	25,999	129	33,317
Interest expense	—	—	22,129	22,129
EBITDA	$21,503	20,033	(13,121)	28,415
Impairment of assets	—	1,634	—	1,634
Net derivative activity	(126)	—	—	(126)
Equity in income of joint ventures	(664)	(3,714)	—	(4,378)
Return on investment in joint ventures	4,380	6,643	—	11,023
Debt forbearance costs	—	—	623	623
Costs related to sale of equity	—	—	117	117
Adjusted EBITDA	$25,093	24,596	(12,381)	37,308

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 14 — Segment Reporting (cont.)

2018 Segment Information

	RNG	LFGTE	Corporate	Total
Total revenue	$102,844	62,321	—	165,165
Net income (loss)	41,304	(30,975)	(35,087)	(24,758)
EBITDA	48,085	(2,980)	(14,401)	30,704
Adjusted EBITDA	47,139	25,586	(12,422)	60,303
Total assets	157,825	282,906	24,973	465,704
Capital expenditures and investment in joint ventures	26,325	949	—	27,274

The following table is a reconciliation of the Company’s reportable segments’ net income from continuing operations to Adjusted EBITDA for the year ended December 31, 2018:

	RNG	Power	Corporate	Total
Net income (loss)	$41,304	(30,975)	(35,087)	(24,758)
Depreciation, amortization and accretion	6,781	27,995	52	34,828
Interest expense	—	—	20,634	20,634
EBITDA	$48,085	(2,980)	(14,401)	30,704
Impairment of assets	—	26,167	—	26,167
Net derivative activity	(875)	—	(852)	(1,727)
Equity in income of joint ventures	(2,427)	(833)	—	(3,260)
Return on investment in joint ventures	1,800	3,232	—	5,032
Loss on disposal of assets	556	—	—	556
Debt forbearance costs	—	—	1,792	1,792
Costs related to sale of equity	—	—	1,039	1,039
Adjusted EBITDA	$47,139	25,586	(12,422)	60,303

Note 15 — Commitments and Contingencies

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(a)    Gas Rights Agreements

The Company has various gas rights agreements with Landfill owners that terminate from 2024 to 2036. In some cases these agreements are evergreen. The terms of the gas rights agreements generally require the payment of a royalty based on revenue generated from production.

(b)    Capital Commitments

The Company has $559 and $7,584 related to its construction projects at December 31, 2020 and 2019, respectively.

(c)     Leases

The Company leases office space in Novi, Michigan under a ten year term with monthly lease payments starting at $4. After the first year the monthly lease payment is increased by 2% annually. Monthly rent is now $5. On October 20, 2020 the Company signed a lease extension agreement for two

ARIA ENERGY LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands)

Note 15 — Commitments and Contingencies (cont.)

additional years. The lease will expire on June 30, 2023. The total lease expense was $63 and $62 for the years ended December 31, 2020 and 2019, respectively. Future minimum lease payments will be $64, $64 and $32 per year for 2021 - 2023, respectively.

(d)    Litigation

From time to time, the Company has become involved in claims and legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

(e)     Concentrations

A substantial portion of the Company’s energy revenues are generated from one customer who comprises 32% and 28% of total revenue for the years ended December 31, 2020 and 2019, respectively.

(f)     Environmental

The Company is subject to a range of federal, state and local regulations governing the wellfields (on the associated landfill) and pipelines. The Company believes its operations currently comply in all material respects all environmental laws and regulations applicable to its business. However, there can be no assurance that environmental requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

Note 16 — Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through May 13, 2021, the date at which the consolidated financial statements were issued and determined that except for the transactions described below, there are no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements.

Sale of LESPH

As noted in notes 2(j), 2(k), and 7, the Company enacted a plan to sell LESPH in 2020. On March 1, 2021, the Company entered into a Membership Interest Purchase Agreement (MIPA) for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

Final regulatory approval of the sale was received on May 5, 2021; the transaction is expected to close the week of May 17, 2021.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with the Company and Archaea Energy LLC. The combined company will be named Archaea Energy, with an executive team comprised of leaders from the Company and Archaea Energy LLC.

The transaction is expected to close in the third quarter of 2021 and plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for approximately $680 million. Archaea Energy LLC is being acquired for $347 million.

ARCHAEA ENERGY LLC
AND SUBSIDIARIES

CONSOLIDATED
FINANCIAL STATEMENTS

JUNE 30, 2021

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
June 30, 2021 (unaudited) and December 31, 2020
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$573,667	$1,495,844
Restricted cash	35,729,235	—
Accounts receivable – net	1,780,813	1,780,110
Contract assets	223,386	48,234
Prepaid expenses and other current assets	12,961,258	4,682,125
Total current assets	51,268,359	8,006,313

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $918,235 and $37,183 at June 30, 2021 and December 31, 2020, respectively	55,961,757	441,024
Construction in progress	73,793,522	51,927,377
Intangible assets – net of accumulated amortization of $150,000 and $100,000 at June 30, 2021 and December 31, 2020, respectively	8,592,745	8,692,745
Goodwill	2,754,438	2,754,438
Other noncurrent assets	2,870	2,458,870
Total noncurrent assets	141,105,332	66,274,454
Total assets	$192,373,691	$74,280,767

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS — (Continued)
June 30, 2021 (unaudited) and December 31, 2020
	2021	2020
Liabilities and Members’ Equity
Current liabilities:
Line of credit	$7,056,583	$—
Trade accounts payable	11,787,543	14,845,004
Current portion of long-term debt, net of unamortized debt origination costs	5,036,824	1,302,384
Contract liabilities	571,950	1,422,685
Deferred salaries	492,008	—
Deferred acquisition costs	300,000	300,000
Accrued and other current liabilities	4,565,813	6,547,038
Total current liabilities	29,810,721	24,417,111

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs	134,514,571	14,773,024
Deferred salaries	—	393,606
Deferred acquisition costs	2,700,000	2,700,000
Asset retirement obligations	309,413	305,865
Other long-term liabilities	3,728,842	200,500
Total noncurrent liabilities	141,252,826	18,372,995

Total liabilities	171,063,547	42,790,106
Members’ equity
Controlling interest:
Members’ equity	35,178,979	34,930,001
Accumulated deficit	(14,331,403)	(4,155,904)
Total controlling interest	20,847,576	30,774,097
Noncontrolling interest	462,568	716,564
Total members’ equity	21,310,144	31,490,661
Total liabilities and members’ equity	$192,373,691	$74,280,767

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2021 (unaudited) and 2020 (unaudited)
	2021	2020
Revenue
Energy revenue	$3,058,704	$—
Equipment sales	3,632,026	2,509,799
Services	90,739	82,962
Total revenue	6,781,469	2,592,761

Cost of operations:
Cost of operations	5,508,041	1,321,150
Depreciation and amortization	934,599	67,066

Total cost of operations	6,442,640	1,388,216

General and administrative expenses	11,042,836	2,449,220

Operating loss	(10,704,007)	(1,244,675)

Other income (expense):
Other income	294,127	27,877
Interest expense	(19,615)	—
Total other income (expense)	274,512	27,877

Net loss	(10,429,495)	(1,216,798)

Net income (loss) attributable to noncontrolling interest	(253,996)	128,286

Net loss attributable to controlling interest	$(10,175,499)	$(1,345,084)

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
Six Months Ended June 30, 2021 (unaudited) and 2020 (unaudited)
	Members’ Equity	Accumulated Deficit	Total Controlling Interest	Noncontrolling Interest	Total Equity
Balance – December 31, 2019	$2,470,002	$(1,683,332)	$786,670	$—	$786,670
Net income (loss)	—	(1,345,084)	(1,345,084)	128,286	(1,216,798)
Common stock	—	—	—	480,392	480,392
Contributions	15,750,000	—	15,750,000	—	15,750,000
Balance – June 30, 2020	$18,220,002	$(3,028,416)	$15,191,586	$608,678	$15,800,264

Balance – December 31, 2020	$34,930,001	$(4,155,904)	$30,774,097	$716,564	$31,490,661
Net loss	—	(10,175,499)	(10,175,499)	(253,996)	(10,429,495)
Share-based awards	178,979	—	178,979	—	178,979
Contributions	69,999	—	69,999	—	69,999
Balance – June 30, 2021	$35,178,979	$(14,331,403)	$20,847,576	$462,568	$21,310,144

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
Six Months Ended June 30, 2021 (unaudited) and 2020 (unaudited)
	2021	2020
Cash flows from operating activities:
Net loss	$(10,175,499)	$(1,345,084)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	931,051	67,066
Amortization of debt issuance costs	13,951	—
Bad debt expense	9,161	3,058
Noncontrolling interest	(253,996)	128,286
Accretion expense	3,548	—
Forgiveness of Paycheck Protection Loan	(200,499)	—
Compensation – Series A incentive units	178,979	—
Changes in operating assets and liabilities:
Accounts receivable	440,797	(453,717)
Contract assets	(175,152)	(482,657)
Prepaid expenses and other current assets	(443,681)	(45,466)
Trade accounts payable	1,960,934	(493,764)
Deferred salaries	98,402	98,404
Contract liabilities	(850,735)	391,316
Other liabilities	19,101	(11,699)
Accrued and other expenses	932,941	(99,247)
Net cash used in operating activities	(7,510,697)	(2,243,504)

Cash flows from investing activities:
Cash paid for acquisition of Gulf Coast Environmental Services, LLC	—	(500,000)
Cash paid for note receivable from Gulf Coast Environmental Services, LLC	—	(656,014)
Cash paid for acquisition of PEI Power, LLC, net of cash acquired	(31,526,978)	—
Cash paid for purchase of property and equipment	(3,276,742)	(67,135)
Cash paid for biogas rights	—	(7,851,494)
Cash paid for construction in progress	(53,331,904)	(1,313,036)
Net cash used in investing activities	(88,135,624)	(10,387,679)

Cash flows from financing activities:
Borrowings on line of credit agreement	8,578,204	—
Repayments on line of credit agreement	(1,521,621)	—
Borrowings on Paycheck Protection Program loans	—	691,000
Borrowings on long-term debt	128,140,500	—
Cash paid for deferred financing costs	(4,500,200)	—
Repayment on long-term debt	(313,503)	—
Capital contributions	69,999	15,750,000
Net cash provided by financing activities	130,453,379	16,441,000
Net increase in cash, cash equivalents and restricted cash	34,807,058	3,809,817
Cash, cash equivalents and restricted cash – beginning	1,495,844	422,958
Cash, cash equivalents and restricted cash – ending	$36,302,902	$4,232,775

Supplemental cash flow information:
Cash paid for interest	$2,332,680	$—
Noncash investing activities – CAPEX incurred but not paid	$10,965,295	$80,984

See accompanying notes to the consolidated financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Archaea Energy LLC and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements. The financial statements and notes are prepared by the management of the Company, who are responsible for their integrity and objectivity. These unaudited interim financial statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the results for the interim periods presented. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the financial statements.

Description of Business and Principles of Consolidation

Archaea Energy LLC was founded in November 2018. The Company aims to partner with landfill owners to harness the power of their biogas. The Company looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through June 30, 2021, the Company has been primarily engaged in the development of high BTU biogas facilities aimed at providing a renewable fuel source expected to power truck and bus fleets across the United States. The Company has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of biogas facilities. By partnering with landfill owners, the Company expects to capture and convert landfill gases to generate renewable natural gas.

The Company commenced principal operations at its Big Run site in April 2021. The Company continues to incur significant expenditures for the design and development of several biogas facilities, most notable its Assai project located in the Scranton, PA metro area. The Company’s activities are subject to certain risks and uncertainties, including the ability to raise additional capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

During the year ended December 31, 2020, the Company purchased 100% of Big Run Power Producers, LLC, a biogas facility located in Ashland, Kentucky. This facility started the pilot stage of RNG production during April 2021, and the Company continues to bring additional wells on-line.

During the year ended December 31, 2020, the Company purchased 72.2% of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”) and acquired 100% of the outstanding membership interests of PEI for cash consideration. PEI is a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, PA.

The consolidated financial statements of the Company include all wholly owned subsidiaries, as well as all variable interest entities that the Company determined it is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).

Segment Reporting

The Company reports segment information in three segments: renewable natural gas (“RNG”), renewable electricity generation (“REG”) and GCES. The Company currently manages RNG as its primary business operations, which is to construct and develop biogas facilities on landfill sites of for conversion to RNG.

The Company’s REG started during 2021 with the acquisition of PEI Power, LLC and is typically sold under a market-based contract with a regional transmission organization.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

GCES was acquired by the Company in 2020 as a complementary operation to provide cost savings in association with the construction of its plants due to their specialization in manufacturing customized pollution control systems. While RNG is a customer of GCES, GCES also has external third-party customers. See Note 19.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the members’ equity holders of the Company. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value, and the amount is subsequently adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests.

Fair Value Measurements

Fair value is the price at which an asset could be exchanged, or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy discussed above requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value, as discussed below.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the six months ended June 30, 2021 or the year ended December 31, 2020.

As of the six months ended June 30, 2021 and year ended December 31, 2020, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued and deferred expenses approximate the carrying values because of the short-term maturity of those items. The fair value of long-term debt approximates the carrying value due to the proximity of when it was entered into and June 30, 2021. There were no changes in the methods or assumptions used in the valuation techniques by the Company during the six months ended June 30, 2021 and year ended December 31, 2020.

Fair Value on a Nonrecurring Basis

Business Acquisitions

For acquisitions that are determined to be the acquisition of a business, the Company records the identifiable assets acquired, liabilities assumed and noncontrolling interest, if applicable, at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. The Company’s acquisitions are discussed in Note 4.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has asset retirement obligations (AROs) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows.

The fair value of asset retirement obligations (ARO) are measured using expected cash outflows associated with the ARO. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include estimates of assets removal, site clean-up, transportation and remediation costs, inflation and credit-adjusted 20-year risk-free rate. See Note 12 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations recorded in the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See Note 3.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Business Acquisitions

The Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired, the liabilities assumed and noncontrolling interest, if applicable, as of the date of acquisition. Results of operations and cash flows of the acquired companies are included in the Company’s operating results from the date of acquisition.

The purchase price allocation process requires the Company to use significant estimates and assumptions which may include estimated fair values of intangible assets, assumed from the acquiree under existing contractual obligations, estimated income taxes assumed from the acquiree and estimated fair value of any contingent consideration.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, and these estimates and assumptions are inherently uncertain and subject to refinement during the measurement period not to exceed one year from the acquisition date. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents at financial institutions, which may periodically exceed federally insured amounts. The Company has not experienced any losses on such accounts.

Restricted Cash

The Company maintains escrow accounts under the terms of the Assai Energy 3.75% Senior Secured Notes and the Assai Energy 4.47% Senior Secured Notes — See Note 10. The escrow accounts are legally restricted disbursement accounts for payment of construction-related costs for the Assai biogas project, as well as for future interest and principal payments to the secured investors and future royalty payments. Due to these arrangements the Company has classified the amounts in escrow as restricted cash.

Accounts Receivable and Allowance for Doubtful Accounts

The Company recognizes accounts receivable at invoiced amounts and maintains a valuation allowance for accounts in which collectability is in question. The carrying amount of accounts receivable represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required.

The carrying amount of accounts receivable is reduced by amounts that best reflect management’s estimate of the amounts that will not be collected. Management takes into consideration various credit factors including credit worthiness of the customers, the historical experience with the customer, the timeliness of payments on outstanding invoices and the existence of disputed charges. Receivables are written off against the allowance in the period they are determined to be uncollectible. The allowance for doubtful accounts was $132,920 at June 30, 2021 and December 31, 2020.

Prepaid Expenses

As of June 30, 2021 and December 31, 2020, prepaid expenses consisted primarily of prepaid property insurance premiums, prepaid engineering, procurement and construction deposits, and prepaid royalty expenses related to biogas plants. The Company recognizes those costs over the term of the related agreement.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is recognized using the straight-line method at rates based on the estimated useful lives of the various classes of property and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense for the six months ended June 30, 2021 and 2020 was approximately $881,000 and $17,100, respectively.

The cost of assets sold or otherwise disposed of and the accumulated depreciation thereon are removed from the accounts and the resulting gain or loss is reflected in the statement of operations.

Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

Impairment of Long-lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), long-lived assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business acquisition. The Company accounts for its goodwill pursuant to the provisions of ASC 350 Intangibles — Goodwill and Other (“ASC 350”). In accordance with ASC 350, goodwill is not amortized, but rather tested for impairment annually, or earlier if an event occurs, or circumstances change, that indicate the fair value of a reporting unit may be below its carrying amount. The Company adopted ASU 2017-04, which eliminated Step 2 from the goodwill impairment test, and as such, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company tests goodwill for impairment at each fiscal year end.

Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

In connection with the acquisition of GCES in January 2020, the Company recognized $2,754,438 of goodwill during the year ended December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Leases

The Company accounts for its operating leases in accordance with ASC 840, Leases (“ASC 840”). The Company is expected to adopt the new lease standard, ASU 2016-02, also known as ASC 842 — Leases, in the fiscal year beginning January 1, 2022. The new standard is not expected to have a material impact on the Company.

Income Taxes

Archaea Energy LLC is organized as a limited liability company. Therefore, the Company’s net taxable income or expense is reported on the members’ income tax returns for the year.

Archaea Holding, LLC is the majority shareholder of GCES. GCES is consolidated for financial reporting purposes, but files its own income tax returns as a C-Corporation. Any income tax liabilities, benefits or deferred taxes included in these statements are related to GCES.

The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Judgement is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the Company believes that is estimates are reasonable, actual results could differ from these estimates.

Debt Issuance Costs

Debt issuance costs include loan acquisition fees which are recorded at cost and are being amortized both on a straight-line basis over the term of the underlying loan as well as the effective yield method. The straight-line basis is not materially different from the effective yield method required by GAAP. The cost of the loan acquisition fees was $4,711,270 and $290,570 at June 30, 2021 and December 31, 2020, respectively. Amortization of the debt issuance costs for the six months ended June 30, 2021 was $149,190, of which, $135,239 was capitalized as additional construction in progress and $13,951 was expensed.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings. The Company’s offtake agreements were determined to meet the normal purchase/normal sale criteria and were designated and documented as such. As the biogas facilities achieve COD and the offtake agreements take effect, the revenues associated with these offtake agreements will be recognized in accordance with ASC 606. These offtake agreements range from 20 to 25 years and commit the majority of the facility’s natural gas production to the offtaker.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605) and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 as of January 1, 2019. The adoption of ASC 606 did not have any effects on the financial statements, as the Company had not yet commenced principal operations and has not generated revenue. See Note 3.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company will adopt Topic 842 as of January 1, 2022, and management is currently evaluating impact, if any, the adoption of this guidance will have on the financial condition, results of operations, cash flows or financial disclosures.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019; early adoption is permitted. The Company adopted ASU 2017-04 as of January 1, 2020, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted the guidance as of January 1, 2019. The Series A incentive membership units issued have a weighted average grant date fair value of $1,566 and $0, per unit, for the six months ended June 30, 2021 and year ended December 31, 2020, respectively.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company adopted ASU No. 2019-12 as of January 1, 2021, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS (cont.)

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (ASC 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional guidance for a limited period of time to ease the transition from LIBOR to an alternative reference rate. The guidance intends to address certain concerns relating to accounting for contract modifications and hedge accounting. These optional expedients and exceptions to applying GAAP, assuming certain criteria are met, are allowed through December 31, 2022. The Company is currently evaluating the provisions of this update and has not yet determined whether it will elect the optional expedients. The Company does not expect the transition to an alternative rate to have a material impact on its business, operations or liquidity

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of sales of customized pollution control equipment (Equipment) and maintenance agreement services (Services), renewable electricity generation (REG), renewable natural gas (RNG) and renewable energy attributes. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract by transferring the promised product or service either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services.

RNG

The Company’s RNG production started during 2021 with the commencement of Big Run and is currently sold under short-term market-based contracts. When the performance obligation is satisfied through delivery of RNG to the customer, revenue is recognized. The Company receives payments from the sale of RNG production within one month after delivery.

The Company also earns revenue through the sale of environmental attributes known as renewable identification numbers (RINs), which are generated when selling RNG. All 2021 RIN sales were under short-term contracts, and RIN revenue is recognized when the RIN is transferred to a third party.

REG

The Company’s REG production started during 2021 with the acquisition of PEI Power LLC (See Note 4) and is typically sold under a market-based contract with a regional transmission organization. When the performance obligation is satisfied through delivery of REG to the customer, revenue is recognized. The Company receives payments from the sale of REG production within one month after delivery.

The Company also earns revenue through the sale of environmental attributes known as renewable energy credits (RECs), which are generated when selling REG. All 2021 REC sales were under contracts independent from REG sales, and REC revenue is recognized when the REC is transferred to a third party.

GCES Equipment and Services

The Company’s performance obligations related to the sales of Equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the Company’s performance as it performs. The Company elected to recognize the sales of Services using the “right-to-invoice” practical expedient.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract.

Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon when such revenue is expected to be recognized.

Contract assets and liabilities consisted of the following at June 30, 2021 and December 31, 2020:

	2021	2020
Contract assets, current	$223,386	$48,234
Contract liabilities, current	(571,950)	(1,422,685)

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining performance obligations at June 30, 2021 were $2,785,920.

Projects are included within remaining performance obligations at such time the project is awarded and agreement on contract terms has been reached. Remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned only when a reasonable estimate of total transaction price can be made. Remaining performance obligations include unrecognized revenues to be realized from uncompleted contracts.

Although many of the Company’s contracts are subject to cancellation at the election of the customers, in accordance with industry practice, the Company does not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by customers upon cancellation.

The Company believes the reported remaining performance obligations for construction contracts are firm and contract cancellations have not had a material adverse effect on operations of the Company.

Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which written confirmations from the customers have been received, (c) pending change orders for which confirmations, in the ordinary course of business, are expected to be received, (d) claim amounts made against customers for which the Company has determined to have a legal basis under existing contractual arrangements and as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of the contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

The following table disaggregates revenue by significant product type for the six months ended June 30, 2021 and 2020:

	2021	2020
Equipment	$3,632,026	$2,509,799
REG and RECs	2,237,480	—
RNG and RINs	821,224	—
Services	90,739	82,962
Total	$6,781,469	$2,592,761

NOTE 4 — BUSINESS ACQUISITIONS

Gulf Coast Environmental Systems, LLC

On January 14, 2020, the Company entered into a Membership Interest and Loan Purchase Agreement (“Agreement”) with Noble Environmental, Inc. (“Noble”) an environmental services company headquartered in Canonsburg, PA, providing innovative technologies and practices to solid waste management transforming waste to renewable natural gas. Per the Agreement, the Company purchased 51% of the Class A membership interests (5,100 of the 10,000 issued and outstanding Class A interests) of GCES for consideration of $500,000. The purchase of 51% of the Class A interest transferred control of GCES to the Company. Additionally, as part of Agreement, the Company purchased a loan receivable from GCES (the Loan) that was held by Noble for consideration of $656,014. In February 2020, the Company made a capital contribution in exchange for additional Class A interest increasing its GCES ownership to 72.2%

The acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired, and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash consideration	$500,000
Gross-up for non-controlling interests	480,392
Total Purchase Price	$980,392

Accounts receivable	$471,283
Contract assets	60,226
PPE	103,410
Intangibles	500,000
Goodwill	2,754,438
Other assets	12,000
Assets Acquired	$3,901,357

Accounts payable	$1,640,994
Other current liabilities	99,247
Contract liabilities	509,757
Loan payable to Archaea	656,014
Other long-term liabilities	14,953
Liabilities Assumed	$2,920,965
Net Assets Acquired	$980,392

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 4 — BUSINESS ACQUISITIONS (cont.)

After allocating the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, the Company recorded goodwill of approximately $2,700,000.

Goodwill is attributed to the cost savings associated with acquiring one of the Company’s suppliers and its assembled workforce.

The fair values of intangible assets were based on valuations using the income approach. The preliminary fair value of intangible assets and their estimated useful lives are as follows:

Identified Intangible Assets	Fair Value	Estimated Useful Life
Customer relationships	$350,000	5 years
Trade names	150,000	5 years
Total	$500,000

Big Run Power Producers, LLC

On November 10, 2020, the Company acquired all of the outstanding membership interests of Big Run Power Producers LLC, a non-functioning, partially constructed landfill gas processing facility in Ashland, Kentucky, for a total base purchase consideration of approximately $10,600,000, plus $3,000,000 contingent consideration in the form of a 10-year, $300,000 per year earnout provision based on the amount of production of renewable natural gas once the facility becomes commercially operational. Additionally, $1,255,000 in prepaid royalty fees were conveyed at purchase. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. There were additional liabilities assumed in the amount of approximately $2,100,000 as part of the acquisition such that the total cost allocated to the assets acquired was approximately $15,800,000, of which substantially all the value was attributable to the plant asset. The full amount of the $3,000,000 contingent consideration was recorded on the acquisition date as it was determined probable and reasonably estimable based on internal models. This amount is recorded on the balance sheet as deferred acquisition costs.

PEI Power LLC

On April 7, 2021, the Company completed the acquisition of PEI Power LLC (“PEI”) for cash consideration. PEI is a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, PA.

This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. The purchase consideration consisted of total cash consideration of $35,027,978 plus transaction costs of $3,808,803. There were additional liabilities assumed in the amount of approximately $1,544,600 as part of the acquisition such that the total cost allocated to the assets acquired was approximately $40,381,318 of which substantially all of the value was attributable to the Pipeline assets.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at June 30, 2021 and December 31, 2020:

	2021	2020
PROPERTY AND EQUIPMENT
Machinery & Equipment	$56,715,090	$337,583
Furniture & Fixtures	37,313	13,035
Leasehold Improvements	87,500	87,500
Vehicles	38,864	38,864
Land	1,225	1,225

	56,879,992	478,207
Less Accumulated Depreciation	(918,235)	(37,183)

PROPERTY AND EQUIPMENT – NET	$55,961,757	$441,024

NOTE 6 — CONSTRUCTION IN PROGRESS

Costs associated with the construction of biogas facilities are capitalized as construction in progress during the construction period. Costs included in construction in progress consist of direct costs including, engineering, pipeline and plant construction, wages and fringe benefits, consulting, equipment, and other overhead costs.

When biogas plants are placed in service, the costs associated with each biogas plant will be transferred to property and equipment and depreciated over its expected useful life. As of June 30, 2021 and December 31, 2020, the consolidated balance of construction in progress totaled $73,793,522 and $51,927,377, respectively.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were recognized as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company, and such intangible assets will be amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangibles:

	June 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Biogas rights agreements	$8,242,745	$—	$8,242,745	20 years
Customer relationships	350,000	105,000	245,000	5 years
Trade names	150,000	45,000	105,000	5 years

Total	$8,742,745	$150,000	$8,592,745

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 7 — INTANGIBLE ASSETS (cont.)
	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	70,000	280,000	5 years
Trade names	150,000	30,000	120,000	5 years

Total	$8,792,745	$100,000	$8,692,745

The only amortizing intangible assets during the six months ended June 30, 2021 and the year ended December 31, 2020 were associated with the GCES trade names and customer relationships. These intangible assets have a remaining useful life of three years and will amortize at a rate of $100,000 per year through 2024. The biogas rights agreements have useful lives of 20 years, which will start amortizing once their associated facilities reach COD.

NOTE 8 — OPERATING LEASES

The Company evaluates each arrangement involving the use of property plant or equipment at inception to determine if it contains a lease under ASC 840.

Office Leases

GCES entered into a facility lease for its headquarters with two of its minority owners in 2013, prior to the Company’s acquisition of GCES in 2020. The GCES facilities are now owned by two noncontrolling interest owners of GCES, thereby causing this lease to be a related party agreement. During the six months ended June 30, 2021, the Company paid $105,000 under this lease which expires in May 2022. The Company has also entered into warehouse and office leases with third parties ranging from one to three years.

For the six months ended June 30, 2021 and 2020, the Company recognized rent expense of $406,241 and $173,376, respectively.

Future minimum lease payments under the above non-cancellable leases are as follows:

Year Ending June 30,
2022	$859,596
2023	311,446
2024	20,713
2025	—
2026	—
Thereafter	—

Total	$1,191,755

NOTE 9 — LINE OF CREDIT

The Company has in place a revolving line of credit agreement with Comerica Bank (“Comerica”) that provides for maximum borrowings of $8,000,000. The outstanding principal balance of each advance is subject to interest at a rate based on the one-month LIBOR rate plus 4.5%. At June 30, 2021 and December 31, 2020, the outstanding balance on the line of credit was $7,056,583 and $0, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — LONG-TERM DEBT

Assai Energy 4.47% and 3.75% Senior Secured Notes

On April 5, 2021, Assai Energy, LLC (“Assai”), a wholly owned subsidiary of Archaea Energy LLC, entered into a note agreement with certain investors for the purchase of $60,828,000 of notes with an annual rate of 4.47% (“4.47% Note”). The interest is payable quarterly in arrears on each payment date commencing on June 30, 2021. The Note is due on September 30, 2041. Wilmington Trust, National Association is the collateral agent for the secured parties.

The Company has received total proceeds of $60,828,000 of which approximately $30,000,000 was used to complete the acquisition of PEI (See Note 4). The remaining proceeds are being used to fund the Assai project. The total interest expense incurred under this Note for the six months ended June 30, 2021 was $635,889. The interest related to the biogas facilities has been capitalized during the during the construction period.

On January 15, 2021, Assai entered into a note agreement with certain investors for $72,542,000 in principal amount at an annual rate of 3.75% (“3.75% Note”). The interest is payable quarterly in arrears on each payment date commencing on March 31, 2021. The Note is due September 30, 2031.

As of June 30, 2021, the Company received total proceeds of $66,558,000. The total interest expense incurred under this Note for the six months ended June 30, 2021 was $873,977. The interest related to this security agreement has been capitalized during the during the construction of the biogas facilities.

Wilmington Trust, National Association is the collateral agent for the secured parties for the 4.47% Note and 3.75% Note. The notes are secured by all plant assets and plant revenues. Cash received from the agreement is restricted for use on Assai related costs and cannot be used for general corporate purposes.

Comerica Bank Promissory Note

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”), both wholly owned subsidiaries of the Company, entered into a Promissory Note with Comerica and with Noble Environmental, Inc. (“Noble”) as the Guarantor. Noble is a related party to the Company.

Pursuant to the credit agreement, Comerica has made available to the borrowers $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%. In addition to the Term Loan and the SAF Loan, the Bank has also made available to the borrowers a corporate credit card program with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement is November 10, 2024.

As a condition precedent to and in consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and BRPP pay Noble the guaranty fee. The guaranty fee is accrued on the face value of the guaranteed obligation of $17,500,000 at the effective date of the Noble Guaranty, subject to adjustment as follows:

a)      Shall accrue from the effective date through the maturity date at the rate of 20% per annum, compounding monthly (the “PIK Interest Rate”).

b)      At such time that any portion of the guaranteed obligation has been reduced, decreased, or released by the Bank and Noble has received written verification thereof satisfactory to Noble and its legal counsel, then:

•        interest on the guaranteed obligation which remains in place and outstanding will continue to accrue interest at the PIK interest rate, and

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 10 — LONG-TERM DEBT (cont.)

•        interest accrued at the PIK interest rate through the date of any such reduction, decrease or release for that portion of the guaranteed obligation which has been reduced, decreased, or released shall thereafter accrue interest at the rate of 12% per annum, compounding monthly.

Through June 30, 2021, the Company received total proceeds of approximately $16,995,000. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $3,202,476. The total interest incurred as a result of the Noble Guaranty, a related party transaction due to the minority ownership interest Noble holds in Archaea, was $2,375,844 through June 30, 2021. The interest has been capitalized during construction period of the Big Run facility. As of June 30, 2021, there was a minimal amount available for future withdrawal per the Note Agreement.

As of December 31, 2020, the Company had received total proceeds of approximately $16,319,000. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $633,322. The interest incurred as a result of the Noble Guaranty is indicative of a related party transaction, due to the minority ownership stake Noble holds in Archaea. The interest has been capitalized during the construction period of the Big Run facility.

Included in long-term debt are vehicle loans of $40,676 and $46,486 at June 30, 2021 and December 31, 2020, respectively.

Long-term debt is summarized as follows at June 30, 2021 and December 31, 2020:

	2021	2020
Comerica Bank – Specific Advance Facility Note	$4,994,491	$4,319,492
Comerica Bank – Term Note	11,692,308	12,000,000
Wilmington Trust – Term Note	60,828,000	—
Wilmington Trust – Term Note	66,558,000	—
Kubota Corporation – Term Notes	40,676	46,486
	144,113,475	16,365,978
Less unamortized debt issuance costs	4,562,080	290,570
Long-term debt less debt issuance costs	139,551,395	16,075,408
Less current maturities	5,036,824	1,302,384
Long-term debt	$134,514,571	$14,773,024

Future maturities of long-term debt (exclusive of debt issuance costs) are as follows:

Year Ending June 30,	Amount
2022	$5,565,191
2023	8,624,191
2024	8,881,191
2025	15,065,903
2026	6,662,000
Thereafter	99,314,999

Total	$144,113,475

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — PAYCHECK PROTECTION PROGRAM LOAN

During 2020, the Company received a $200,500 loan and GCES received a $490,500 loan from the Small Business Administration (SBA) as provided for under the Paycheck Protection Program (Program) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In March 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven, and the proceeds are recorded in other income in the June 30, 2021 income statement. The amount of the proceeds received under this loan at December 31, 2020 was reflected in the accompanying balance sheets as other long-term liability.

In December 2020, GCES had received notification from the lending institution that the full amount of the loan had been forgiven, and the proceeds were recorded in other income in the year ended December 31, 2020 income statement.

NOTE 12 — ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. Pursuant to GAAP, an asset retirement obligation associated with the retirement of a tangible long-lived asset is required to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The fair value of the ARO is measured using expected cash outflows associated with the ARO, adjusted for inflation and discounted at our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The revisions to the liability typically occur due to changes in the estimated retirement costs, biogas plant lives, and the changes in inflation and discount rate.

The following is a reconciliation of the ARO liability as of June 30, 2021 and December 31, 2020:

	2021	2020
Asset retirement obligation liabilities – beginning	$305,865	$—

Liabilities incurred	—	305,865

Accretion expense	3,548	—

Asset retirement obligation liabilities – ending	$309,413	$305,865

NOTE 13 — EQUITY

Series B membership interests

Series B membership units represent “common interests” with preferential rights over Series A membership units “profits interest”. The Company’s operating agreement provides specified thresholds which outline the way Series B membership interest shall recover their initial investment. Series A membership interest shall only participate in profit distributions of the Company once the Series B membership interest have recovered their initial investment plus a predetermined rate of return as defined in the operating agreement. A total of 35,000,000 Series B membership units have been issued and are outstanding as of June 30, 2021.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13 — EQUITY (cont.)

As of June 30, 2021 and December 31, 2020, no distributions have been made representing return of investments or profits.

Series A incentive plan

On November 13, 2018, The Company adopted a “Series A Incentive Plan” to provide economic incentives to selected employees and other service providers of the Company in order to align their interests with equity holders of the Company. As of June 30, 2021 and December 31, 2020, the Company’ common interest holders have authorized a total of 10,000 Series A units for awards.

As of June 30, 2021 and December 31, 2020, the Company has awarded 9,750 and 8,500, respectively, of Series A units to management. The units awarded vest over a four-year period. The holders of Series A units are eligible to receive distributions of the Company’s profits as outlined in the plan subject to preference rights of Series B membership units. For the six months ended June 30, 2021 and year ended December 31, 2020, the Company did not distribute any profits to the issued Series A units.

Series A plan activities during the six months ended June 30, 2021 was as follows:

	Series A Incentive Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2020	8,500	$—

Granted	1,500	$1,566
Exercised	—	$—
Forfeited	(250)	$—
Expired	—	$—
Outstanding at June 30, 2021	9,750	$241

Nonvested at December 31, 2020	4,500	$—

Granted	1,500	$1,566
Forfeited	(250)	$—
Vested	—	$—
Nonvested at June 30, 2021	5,750	$409

The Series A units awards were determined to be equity classified. For the six months ended June 30, 2021 and 2020, the Company recognized $178,979 and $0, respectively, of compensation costs related to Series A units awards.

NOTE 14 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan in compliance with Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which covers all employees who meet the 401(k) Plan’s eligibility requirements. During the six months June 30, 2021 and 2020, the Company’s matching contribution was 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation, subject to limitations imposed by the IRC.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — RISKS AND UNCERTAINTIES

The Company maintains at a financial institution cash and cash equivalents which may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

The coronavirus pandemic could materially and adversely impact the Company’s future revenues, along with impacting the Company’s customers and suppliers in the future. At this time, the impact on future operations of the Company cannot be predicted due to the uncertainty in any future operational disruptions due to the coronavirus pandemic and potential related restrictions.

NOTE 16 — PROVISION FOR INCOME TAX

The Components of the provision for income taxes are as follows:

	June 30, 2021	June 30, 2020
Current:
Federal	$—	$—
State and local	—	—
Total current tax provision	—	—

Deferred:
Federal	—	—
State and local	—	—
Total deferred tax provision	—	—
Total	$—	$—

At June 30, 2021, included in other assets are net deferred income tax liabilities of $0. These amounts represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consist of the following:

	June 30, 2021	December 31, 2020
Deferred tax assets
Bad debts	$27,960	$27,960
Accrued expenses	13,970	13,970
Section 163(j) carryforward	4,210	4,210
Federal net operating losses	386,160	194,000
Valuation allowance	(300,750)	(108,590)
Deferred tax liabilities
Intangibles	(84,130)	(84,130)
Depreciation	(47,420)	(47,420)
Total	$—	$—

The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets in each taxpaying jurisdiction. On the basis of this evaluation, as of June 30, 2021, it was determined that a full valuation allowance does need to be recorded as the Company does not believe the deferred tax assets in that jurisdiction are more likely than not to be realized; however, the amount of the deferred tax assets considered realizable could be adjusted if estimates of future taxable income during the carryforward period change or if objective negative evidence is no longer present.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 16 — PROVISION FOR INCOME TAX (cont.)

The following table summarizes the reconciliation between effective income tax rate and the federal statutory rate:

	June 30, 2021	June 30, 2020
Federal statutory rate	21.00%	21.00%
State income tax rate, net of federal impact	0.00%	0.00%
Miscellaneous permanent items	0.00%	0.00%
Nontaxable Income from Flow-through entities	-19.16%	-37.08%
Valuation Allowance	-1.84%	16.08%
	0.00%	0.00%

The June 30, 2021 effective tax rate is less than the statutory rate primarily due to the removal of non-taxable income from flow-through entities.

No uncertain tax benefits have been recorded in 2021.

On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the CARES Act and determined there was no significant impact to its income tax for the six months ended June 30, 2021.

Additionally, the CARES Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the CARES Act, specifically securing loans under the Paycheck Protection Program. Under the CARES Act all provisions of the loans have been forgiven as of June 30, 2021.

NOTE 17 — NET EARNINGS PER SHARE

Net earnings per share of common interest Series B membership units is computed using the weighted average number of shares of Series B membership units outstanding. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of units of Series B units outstanding for the period. Unvested Series A membership units are the only potential dilutive share equivalents the Company had outstanding for the periods presented.

Weighted-average membership units outstanding

Series B (Preferential rights) – Earnings per unit	June 30, 2021	June 30, 2020
Net loss attributable to the Company	$(10,429,495)	$(1,216,798)
Common interests (number of units)	34,965,001	10,345,002

Earning per unit	$(0.30)	$(0.12)

The dilution from unvested Series A membership unit is also based on the treasury stock method. Proceeds equal to the unearned compensation related to the units are assumed to be used to repurchase shares on the open market at the average market price for the period. Since the Company is not a public traded company on the market yet, the 5,750 nonvested Series A units outstanding as of June 30, 2021 were excluded from potential dilutive shares by the application of the treasury stock method.

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — CONTINGENCIES

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. The Company does not believe the ultimate outcome of any currently pending lawsuit will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote. In July 2021, the Company settled certain lawsuits on confidential terms with the lawsuits being dismissed with prejudice.

NOTE 19 — REPORTABLE SEGMENTS

The Company’s chief operating decision maker, evaluates the performance of its segments based on operational measures, including revenues, net income and capital expenditures.

	GCES	RNG	REG	Corporate/ Elimination	Total
For the six months ended June 30, 2021
Revenue, third party	$3,722,765	$821,224	$2,237,480	$—	$6,781,469
Intersegment revenue	359,220	76,378	—	(435,598)	—
Total revenue	$4,081,985	$897,602	$2,237,480	$(435,598)	$6,781,469

Net income (loss)	$(913,655)	$(8,353,578)	$(1,157,406)	$(4,857)	$(10,429,496)

Additions to property and equipment and construction in progress	—	$88,135,624	—	—	$88,135,624

June 30, 2021
Goodwill	$2,754,438	$—	$—	$—	$2,754,438
Total Assets	$4,367,036	$186,268,119	$1,738,536	$—	$192,373,691

For the six months ended June 30, 2020
Revenue, third party	$2,592,761	$—	$—	$—	$2,592,761
Intersegment revenue	535,742	—	—	(535,742)	—
Total revenue	$3,128,503	$—	$—	$(535,742)	$2,592,761

Net income (loss)	$461,460	$(1,486,367)		$(191,891)	$(1,216,798)

Additions to property and equipment and construction in progress	$—	$9,231,665	$—	$—	$9,231,665

December 31, 2020
Goodwill	$2,754,438	$—	$—	$—	$2,754,438
Total Assets	$6,026,243	$68,254,524	$—	$—	$74,280,767

ARCHAEA ENERGY LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — RELATED PARTY TRANSACTIONS

Engineering, Procurement and Construction Contract

Assai Energy, LLC (a wholly owned subsidiary of the Company) entered into a construction services and project guarantee agreement with Noble Environmental Specialty Services, LLC (“NESS”) (a wholly owned subsidiary of NEI). NESS is responsible for the construction of an RNG plant, with capacity of 15,000-standard cubic feet per minute (scfm) of landfill gas, located at the Keystone Landfill, near Scranton, PA. The total contract price for the engineering, procurement and construction (“EPC”) contract is $19,912,000. As of June 30, 2021, there has been approximately $15,542,000 advanced to NESS for this project, of which approximately $10,559,000 has been included in prepaid expenses on the consolidated balance sheet. The Company has the right of first refusal to any additional landfill development projects or additional EPC contracts with NEI or NESS. This agreement is considered to be a related party transaction due to the owners of NESS also being certain employees of the Company.

NOTE 21 — SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through September 3, 2021, and has determined that except for the transactions described below, there are no events that have occurred that require adjustments to the disclosures in these unaudited consolidated financial statements.

Business Combination Agreement

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with Aria Energy LLC (“Aria”) and Archaea Energy LLC (“Archaea LLC”), which will create the industry-leading renewable natural gas (“RNG”) platform. The combined Company will be named Archaea Energy Inc. (the “combined Company”), with an experienced executive team comprised of leaders from Archaea LLC and Aria. The transaction is expected to close in the third quarter of 2021 and the combined Company plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for $347,000,000. Aria is being acquired for $680,000,000. More information can be found at sec.gov under the ticker symbol “RICE”.

Secured Promissory Notes

On July 15 and July 26, 2021, Archaea Holdings LLC entered into several secured Promissory Notes with certain lenders, including related parties to the Company, in the aggregate principal amount of approximately $30,000,000. Promissory Notes totaling approximately $16,500,000 bear interest at 20% per annum, and Promissory Notes totaling approximately $13,500,000 bear interest at 7.5% per annum.

All unpaid principal and unpaid accrued interest of the foregoing Promissory Notes are due the earlier of (a) the one-year anniversary of the respective issuance date (July 15, 2022 or July 26, 2022), (b) closing date of the Business Combination Agreement discussed above, or (c) the date on which all amounts under Promissory Notes shall become due and payable in the event of the Company’s default. The Promissory Notes bearing interest at 20% per annum include a guaranteed minimum interest payment of approximately $1,000,000 in aggregate. Based on the expected business combination transaction close date in the third quarter of 2021, the Company anticipates repayment to occur in the third quarter of 2021.

These Promissory Notes are secured by the amounts due under the respective Security and Pledge Agreement between Archaea Holdings LLC and the lenders.

ARCHAEA ENERGY LLC AND SUBSIDIARIES INDEPENDENT AUDITORS’ REPORT

December 31, 2020 and 2019

The Board of Directors
Archaea Energy, LLC.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Archaea Energy, LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Archaea Energy, LLC and its subsidiaries as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Philadelphia, PA
May 12, 2021

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
Assets
Current assets:
Cash and cash equivalents	$1,495,844	$422,958
Accounts receivable – net	1,780,110	—
Contract assets	48,234	—
Prepaid expenses and other current assets	4,682,125	27,462
Total current assets	8,006,313	450,420

Noncurrent assets:
Property and equipment – net of accumulated depreciation of $37,183 and $389 at December 31, 2020 and 2019 respectively	441,024	13,611
Intangible assets – net of accumulated amortization of $100,000 and $0 at December 31, 2020 and 2019, respectively	8,692,745	391,250
Goodwill	2,754,438	—
Construction in progress	51,927,377	187,235
Other noncurrent assets	2,458,870	—
Total noncurrent assets	66,274,454	592,096
Total assets	$74,280,767	$1,042,516

Liabilities and Members’ Equity
Current liabilities:
Trade accounts payable	$14,845,004	$24,203
Current portion of long-term debt, net of unamortized debt origination costs	1,302,384	30,000
Contract liabilities	1,422,685	—
Deferred acquisition costs	300,000	—
Accrued and other current liabilities	6,547,038	4,840
Total current liabilities	24,417,111	59,043

Noncurrent liabilities:
Long-term debt, net of unamortized debt origination costs	14,773,024	—
Deferred salaries	393,606	196,803
Deferred acquisition costs	2,700,000	—
Asset retirement obligations	305,865	—
Other long-term liabilities	200,500	—
Total noncurrent liabilities	18,372,995	196,803
Total liabilities	42,790,106	255,846

Members’ equity
Controlling interest:
Members’ equity	34,930,001	2,470,002
Accumulated deficit	(4,155,904)	(1,683,332)
Total controlling interest	30,774,097	786,670
Noncontrolling interest	716,564	—
Total members’ equity	31,490,661	786,670
Total liabilities and members’ equity	$74,280,767	$1,042,516

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2020, 2019, and 2018

	2020	2019		2018
Revenue
Equipment sales	$6,133,853	$		$
Services	389,393
Total revenue	6,523,246		—		—

Cost of operations:
Cost of operations	4,751,766		—		—
Depreciation and amortization	137,183		389		—
Total cost of operations	4,888,949		389		—
Gross profit (loss)	1,634,297		(389)		—
General and administrative expenses	4,372,003		1,562,941		120,002
Operating loss	(2,737,706)		(1,563,330)		(120,002)

Other income (expense):
Other income	521,071		—		—
Interest expense	(20,001)		—		—
Interest income	236		—		—
Total other income (expense)	501,306		—		—
Net loss	(2,236,400)		(1,563,330)		(120,002)
Net income attributable to noncontrolling interest	236,172		—		—
Net loss attributable to controlling interest	$(2,472,572)		$(1,563,330)		$(120,002)

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Years Ended December 31, 2020, 2019 and 2018

	Members’ Equity	Accumulated Deficit	Total controlling Interest	Noncontrolling Interest	Total Equity
Balance – January 1, 2018	$—	$—	$—	$—	$—
Net loss		(120,002)			(120,002)
Contributions	120,002				120,002
Balance – December 31, 2018	$120,002	$(120,002)	$—	$—	$—
Net loss	—	(1,563,330)	(1,563,330)	—	(1,563,330)
Contributions	2,350,000	—	2,350,000	—	2,350,000
Balance – December 31, 2019	2,470,002	(1,683,332)	786,670	—	786,670
Net (loss) income	—	(2,472,572)	(2,472,572)	236,172	(2,236,400)
Common stock	—	—	—	480,392	480,392
Contributions	32,459,999	—	32,459,999	—	32,459,999
Balance – December 31, 2020	$34,930,001	$(4,155,904)	$(1,685,902)	$716,564	$31,490,661

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

Years Ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities:
Net loss	$(2,472,572)	$(1,563,330)	(120,002)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Depreciation and amortization	137,183	389	—
Bad debt expense	75,940	—	—
Non-controlling interest	236,172	—	—
Forgiveness of Paycheck Protection Loan	(490,500)	—	—
Changes in operating assets and liabilities:
Accounts receivable	(1,384,767)	—	—
Contract assets	11,992	—	—
Prepaid expenses and other current assets	(3,262,747)	(27,462)	—
Trade accounts payable	(246,830)	24,203	—
Deferred salaries	196,803	196,803	—
Contract liabilities	912,928	—	—
Other liabilities	(27,494)	4,840	—
Accrued and other expenses	479,950	30,000	—
Net cash used in operating activities	(5,833,942)	(1,334,557)	(120,002)

Cash flows from investing activities:
Deposit for pending acquisition of PEI Power LLC	(2,456,000)	—	—
Cash paid for acquisition of Gulf Coast Environmental Services, LLC	(500,000)	—	—
Cash paid for note receivable from Gulf Coast Environmental Services, LLC	(656,014)	—	—
Cash paid for purchase of property and equipment	(364,056)	(14,000)	—
Cash paid for acquisition of Big Run Power Producers, LLC	(10,636,787)	—	—
Cash paid for biogas rights	(7,901,495)	(391,250)	—
Cash paid for construction in progress	(19,805,227)	(187,235)	—
Net cash used in investing activities	(42,319,579)	(592,485)	—

Cash flows from financing activities:
Borrowing on long-term debt	16,365,978	—	—
Cash paid for deferred financing costs	(290,570)	—	—
Borrowings on Paycheck Protection Program loans	691,000	—	—
Capital contributions	32,459,999	2,350,000	120,002
Net cash provided by financing activities	49,226,407	2,350,000	120,002
Net increase in cash and cash equivalents	1,072,886	422,958	—
Cash and cash equivalents – beginning of year	422,958	—	—
Cash and cash equivalents – end of year	$1,495,844	$422,958	—
Supplemental cash flow information:
Cash paid for interest	$43,535	$—
Noncash investing transactions – purchase of construction in progress	$17,541,688	$—

The accompanying notes are an integral part of these financial statements

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Archaea Energy LLC and Subsidiaries (the Company) is presented to assist in understanding the Company’s consolidated financial statements (financial statements). The consolidated financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the presentation of the consolidated financial statements.

Description of Business and Principles of Consolidation

Archaea Energy, LLC (the Company) was founded in November 2018. The Company aims to partner with landfill owners to harness the power of their biogas. The Company looks to source, build and manage projects for the entirety of an energy project’s lifecycle. Through December 31, 2020, the Company has been primarily engaged in the development of high Btu biogas facilities aimed at providing a renewable fuel source expected to power truck and bus fleets across the United States. The Company has entered into various landfill biogas right agreements with certain landfill owners for the construction and operation of biogas facilities. By partnering with landfill owners, the Company expects to capture and convert landfill gases to generate renewable natural gas solutions.

The Company has not commenced principal operations within the biogas industry and has incurred significant expenditures for the design and development of several biogas facilities. The Company’s activities are subject to certain risks and uncertainties, including the ability to raise additional working capital to complete the biogas facilities and to successfully market its renewable fuel solutions to transportation and other markets.

During the year ended December 31, 2020, the Company purchased 100% of Big Run Power Producers, LLC, a biogas facility located in Ashland, Kentucky. As of December 31, 2020, this facility was not operational.

During the year ended December 31, 2020, the Company purchased 72.2% of Gulf Coast Environmental Systems, LLC (“GCES”). Located in Conroe, Texas, Gulf Coast is an original equipment manufacturer of air, water, and soil remediation pollution control systems.

The consolidated financial statements of the Company include all wholly owned subsidiaries, as well as all variable interest entities that the Company is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Basis of Presentation

The audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

Segment Reporting

The Company reports segment information in two segments: renewable natural gas (RNG) and GCES. The company currently manages RNG as its primary business operations, which is to construct and develop biogas facilities on the sites of landfills for conversion to RNG. RNG has several projects under construction and had not yet generated revenue as of December 31, 2020. GCES was acquired by the Company in 2020 as a complimentary operation to provide cost savings in association with the construction of its plants due to their specialization in manufacturing customized pollution control systems. While RNG is a customer of GCES, GCES also has external third-party customers. See note 19.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of the parent company. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests

Fair Value Measurements

Fair value is the price at which an asset could be exchanged, or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value, as discussed below.

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2020 and 2019.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level. There were no transfers between fair value hierarchy levels for the year ended December 31, 2020 and 2019.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of the year ended December 31, 2020 and 2019, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, accrued and deferred expenses approximate the carrying values because of the short term maturity of those items. The fair value of long term debt approximates the carrying value due to the proximity of when it was entered into and December 31, 2020. There were no changes in the methods or assumptions used in the valuation techniques by the Company during the years ended December 31, 2020 or December 31, 2019.

Fair Value on a Nonrecurring Basis

Business Acquisitions

The Company records the identifiable assets acquired and liabilities assumed at fair value at the date of acquisition on a nonrecurring basis. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. The Company’s acquisitions are discussed in Note 4.

Asset Retirement Obligations

The Company accounts for asset retirement obligations as required under ASC 410, Asset Retirement and Environmental Obligations, (“ASC 410”). ASC 410 requires the fair value of a liability for an asset retirement obligation be recognized in the period in which the legal obligation arises, with the associated discounted asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset and the annual accretion expense recorded in operations. The Company has recorded in the consolidated financial statements estimates for asset retirement The Company has asset retirement obligations (AROs) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate. The liability was initially measured at fair value and subsequently is adjusted for accretion expense and changes in the amount or timing of the estimated cash flows.

The fair value of asset retirement obligations (ARO) is measured using expected cash outflows associated with the ARO. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include estimates of assets removal, site clean-up, transportation and remediation costs, inflation and credit-adjusted 20-years risk free rate. See Note 12 for a reconciliation of the beginning and ending balances of the liability for the Company’s asset retirement obligations.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). In accordance with ASC 606, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. See Note 3.

Business Acquisitions

The Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired and the liabilities assumed as of the date of acquisition. Results of operations and cash flows of the acquired companies are included in the Company’s operating results from the date of acquisition.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The purchase price allocation process requires the Company to use significant estimates and assumptions which may include estimated fair values of intangible assets, assumed from the acquiree under existing contractual obligations, estimated income taxes assumed from the acquiree and estimated fair value of any contingent consideration.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, these estimates and assumptions are inherently uncertain and subject to refinement. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents at financial institutions, which may periodically exceed federally insured amounts. The Company has not experienced any losses on such accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are valued at the net present value of the consideration given and represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required.

The carrying amount of accounts receivable is reduced by amounts that best reflect management’s estimate of the amounts that will not be collected. Management takes into consideration various credit factors including credit worthiness of the customers, the historical experience with the customer, the timeliness of payments on outstanding invoices and the existence of disputed charges. Receivables are written off against the allowance in the period they are determined to be uncollectible. The allowance for doubtful accounts was $132,920 and $0 at December 31, 2020 and 2019, respectively.

Prepaid Expenses

As of December 31, 2020, and 2019, prepaid expenses consisted primarily of prepaid property insurance premiums and prepaid royalty expenses related to biogas plants. The Company recognizes those costs over the term of the agreement.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed by using the straight-line method at rates based on the estimated useful lives of the various classes of property and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the rate of technological change and the Company’s business plans for the asset. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense for the year ended December 31, 2020 and 2019 was approximately $37,000 and $400, respectively.

The cost of assets sold or otherwise disposed of and the accumulated depreciation thereon are eliminated from the accounts and the resulting gain or loss is reflected in income. Expenditures for maintenance and repairs are expensed as incurred and significant major improvements are capitalized and depreciated over the estimated useful life of the asset.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Impairment of long-lived assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”) and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

The Company evaluates long-lived assets, such as property and equipment, and construction-in-progress, when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. When the Company believes an impairment condition may have occurred, it is required to estimate the undiscounted future cash flows associated with the long-lived asset or group of long-lived assets at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities for long-lived assets that are expected to be held and used. If the Company determines that the undiscounted cash flows from an asset to be held and used are less than the carrying amount of the asset, or if the Company has classified an asset as held for sale, the Company would evaluate fair value to determine the amount of any impairment charge.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business acquisition. The Company accounts for its goodwill pursuant to the provisions of FASB ASC Topic 350. In accordance with Topic 350, goodwill is not amortized, but rather tested for impairment annually, or earlier if an event occurs, or circumstances change, that indicate the fair value of a reporting unit may be below its carrying amount. The Company adopted ASU 2017-04, which eliminated Step 2 from the goodwill impairment test, and as such, an impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. The Company tests goodwill for impairment at each fiscal year end.

Goodwill will be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.

In connection with the acquisition of Gulf Coast Environmental Systems, LLC in January 2020, the Company recognized $2,754,438 of goodwill for the year ended December 31, 2020. The Company will perform an annual impairment assessment by applying the methodology of ASU 2017-04, for the year ending December 31, 2021.

Leases

The Company accounts for its operating leases in accordance with ASC 840. The Company is expected to adopt new leases standard, ASU 2016-02, also known as ASC 842 — Leases, in the fiscal year beginning January 1, 2021.

Income Taxes

Archaea Energy LLC is organized as a limited liability company. Therefore, the Company’s net taxable income or expense is reported on the members’ income tax returns for the year.

Archaea Energy LLC is the sole member of Archaea Holding LLC and Archaea Operating LLC. These entities are disregarded entities for federal income tax purposes, therefore the taxable income of these entities for federal income tax purposes is reported in the federal income tax returns of the members of Archaea Energy LLC.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Archaea Holding LLC is the sole member of Assai Energy, LLC, AHMFLG, LLC, AH Medora LFG, LLC, AHJRLLFG, LLC, Biofuels San Bernardino Biogas, LLC, Archaea EPC, LLC, REA PEI, LLC, Archaea AD, LLC and Big Run Power Producers, LLC. These entities are disregarded for federal income tax purposes, therefore the taxable income from these entities is reported in the federal income tax returns of the members of Archaea Energy LLC.

Archaea Holding, LLC is the majority shareholder of GCES. GCES is consolidated for financial reporting purposes, but files its own income tax returns as a C-Corporation. Any income tax liabilities, benefits or deferred taxes included in these statements are related to Gulf Coast.

The Company accounts for its income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement caring amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date.

Judgement is required in determining the provisions for income and other taxes and related accruals, and deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. Additionally, the Company’s various tax returns are subject to audit by various tax authorities. Although the company believes that is estimates are reasonable, actual results could differ from these estimates.

Debt Issuance Costs

Debt issuance costs include loan acquisition fees which are recorded at cost and will be amortized on a straight-line basis over the term of the underlying loans, which is not materially different from the effective yield method required by GAAP. The cost of the loan acquisition fees was $290,570 and $0 at December 31, 2020 and 2019, respectively. There was no amortization for the year ended December 31, 2020. Amortization of the debt issuance costs will begin January 1, 2021. Future amortization is expected to be $72,642 for the years ending December 31, 2021 through December 31, 2023 and $72,644 for the year ended December 31, 2024.

Derivative Instruments

The Company applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments are recognized in earnings. The Company’s offtake agreements were determined to meet the normal purchase/normal sale criteria and were designated and documented as such. The offtake agreements pertain to the sale of natural gas generated from the Company’s biogas facilities that had not achieved COD as of December 31, 2020 and, therefore, did not generate any revenue during the year ended December 31, 2020. Once the biogas facilities achieve COD and the offtake agreements take effect, the revenues associated with the offtake agreements will be recognized in accordance with ASC 606. These offtake agreements range from 20 to 25 years and commit the majority of the facilities natural gas production to the offtaker.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 2 — RECENTLY ISSUED AND ADOPTED ACCOUNTING STANDARDS

In May 2014, the FASB issued Accounting Standards Update No. 2014-09 (Topic 606) “Revenue from Contracts with Customers.” Topic 606 supersedes the revenue recognition requirements in Topic 605 “Revenue Recognition” (Topic 605) and requires entities to recognize revenue when control of the promised goods or services is transferred to customers at an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The Company adopted Topic 606 as of January 1, 2019. The adoption of ASC 606 did not have any effects on the financial statements, as the Company had not yet commenced principal operations and has not generated revenue. ASC 606 has been implemented on the revenues associated with Gulf Coast. See Note 3.

In February 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-02 Leases (Topic 842) to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous generally accepted accounting principles. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted. The Company will adopt Topic 842 as of January 1, 2021, and the management is currently evaluating impact, if any, the adoption of this guidance will have on the financial condition, results of operations, cash flows or financial disclosures. The Company is still assessing the impact of adopting ASC 842 as of December 31, 2020.

In January 2017, the FASB issued Accounting Standards Update No. 2017-04 (ASU 2017-04) “Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.”

ASU 2017-04 eliminates step two of the goodwill impairment test and specifies that goodwill impairment should be measured by comparing the fair value of a reporting unit with its carrying amount. Additionally, the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets should be disclosed. ASU 2017-04 is effective for annual or interim goodwill impairment tests performed in fiscal years beginning after December 15, 2019; early adoption is permitted. The Company adopted ASU 2017-04 as of January 1, 2020, and the adoption of the guidance did not have a material impact on the consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, which expands the scope of Topic 718, “Compensation — Stock Compensation”, to include share-based payment transactions for acquiring goods and services from non-employees. An entity should apply the requirements of Topic 718 to non-employee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. This amendment specifies that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. This amendment also clarifies that Topic 718 does not apply to share-based payments used to effectively provide (1) financing to the issuer or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The Company adopted the guidance as of January 1, 2019, and there was no effect on the financial statements or financial statement disclosures as Series A incentive membership units issued have zero fair value for the year ended December 31, 2020 and 2019.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company has not adopted this standard; upon adoption, the Company does not believe this guidance will have a material impact on it consolidated financial statements.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are comprised of sales of customized pollution control equipment (Equipment) and maintenance agreement services (Services) provided solely by the GCES operating segment. All revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract (either implicit or explicit) by transferring the promised product or service either when (or as) its customer obtains control of the product or service. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services.

The Company’s performance obligations related to the sales of Equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of Services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the Company performs. The Company elected to recognize the sales of Services using the as-invoiced practical expedient. As of and for the year ended December 31, 2020, 100% of the company’s revenues were recognized over time.

Contract Assets and Contract Liabilities

Accounts receivable are recognized in the period when the right to consideration is unconditional. Accounts receivable are recognized net of an allowance for doubtful accounts. A considerable amount of judgment is required in assessing the likelihood of realization of receivables.

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers based upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of a contract.

In addition, many time and material arrangements, are billed in arrears pursuant to contract terms that are standard within the industry, resulting in contract assets and/or unbilled receivables being recorded, as revenue is recognized in advance of billings.

Also included in contract assets are amounts the Company seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders or modifications in dispute or unapproved as to both scope and/or price, or other customer-related causes of unanticipated additional contract costs (claims and unapproved change orders). Contract assets do not include capitalized costs to obtain and fulfill a contract. Contract assets are generally classified as current within the combined balance sheets. The Company has evaluated all unapproved change orders and has updated the related contract amount as necessary to properly reflect the estimated transaction price. As of December 31, 2020 and 2019, there were no claim amounts included within contract assets or accounts receivable. For contracts in claim status, contractually billed amounts will generally not be paid by the customer to the Company until final resolution of related claims.

Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon such revenue is expected to be recognized.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 3 — REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

Contract assets from contracts arise when revenues received exceed amounts invoiced to customers under the cost-to-cost measure of progress.

Net contract liabilities consisted of the following at December 31:

	2020	2019
Contract assets, current	$48,234	$—
Contract liabilities, current	(1,422,685)	—
Net contract liabilities	$(1,374,451)	$—

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining performance obligations at December 31, 2020 were $3,434,900.

Projects are included within remaining performance obligations at such time the project is awarded and agreement on contract terms has been reached. Remaining performance obligations include amounts related to contracts for which a fixed price contract value is not assigned only when a reasonable estimate of total transaction price can be made. Remaining performance obligations include unrecognized revenues to be realized from uncompleted contracts.

Although many of the Company’s contracts are subject to cancellation at the election of the customers, in accordance with industry practice, the Company does not limit the amount of unrecognized revenue included within remaining performance obligations due to the inherent substantial economic penalty that would be incurred by customers upon cancellation.

The Company believes the reported remaining performance obligations for construction contracts are firm and contract cancellations have not had a material adverse effect on operations of the Company. Remaining performance obligations also include unrecognized revenues expected to be realized over the remaining term of service contracts. However, to the extent a service contract includes a cancellation clause which allows for the termination of such contract by either party without a substantive penalty, the remaining contract term, and therefore, the amount of unrecognized revenues included within remaining performance obligations, is limited to the notice period required for the termination.

Remaining performance obligations are comprised of: (a) original contract amounts, (b) change orders for which written confirmations from the customers have been received, (c) pending change orders for which confirmations, in the ordinary course of business, are expected to be received, (d) claim amounts made against customers for which the Company has determined to have a legal basis under existing contractual arrangements and as to which the variable consideration constraint does not apply, and (e) other forms of variable consideration to the extent that such variable consideration has been included within the transaction price of the contracts. Such claim and other variable consideration amounts were immaterial for all periods presented.

Disaggregation of Revenues

Revenues are principally derived from the provision of engineering consulting and construction management services to a variety of industrial, commercial, and institutional customers and Original Equipment Manufacturing (OEM) of certain specialty process equipment to the biogas and natural gas industries. Such revenues are performance obligations satisfied exclusively over time and therefore a disaggregation between over time and at a point in time for revenue realization is not applicable.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 4 — BUSINESS ACQUISITIONS

Gulf Coast Environmental Systems, LLC

On January 14, 2020, the Company entered into a Membership Interest and Loan Purchase Agreement (“Agreement”) with NEI, an environmental services company headquartered in Pittsburgh, PA, providing innovative technologies and practices to solid waste management transforming waste to renewable natural gas. Per the Agreement, the Company purchased 51% of the Class A membership interests (5,100 of the 10,000 issued and outstanding Class A interests) of GCES for consideration of $500,000. The purchase of 51% of the Class A interest transferred control of GCES to Archaea. Additionally, as part of Agreement, the Company purchased a loan receivable from GCES (the Loan) that was held by NEI for consideration of $656,014.

The acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of acquisition:

Cash consideration	$500,000
Gross-up for non-controlling interests	480,392
Total Purchase Price	$980,392
Accounts receivable	$471,283
Contract assets	60,226
PPE	103,410
Intangibles	500,000
Goodwill	2,754,438
Other assets	12,000
Assets Acquired	$3,901,357
Accounts payable	$1,640,994
Other current liabilities	99,247
Contract liabilities	509,757
Loan payable to Archaea	656,014
Other long-term liabilities	14,953
Liabilities Assumed	$2,920,965
Net Assets Acquired	$980,392

After allocating the purchase price to the assets acquired and liabilities assumed based on their fair values at the date of acquisition, the Company recorded goodwill of approximately $2.7 million. Goodwill is attributed to the cost savings associated with acquiring one of the Company’s suppliers and its assembled workforce.

The fair values of intangible assets were based on valuations using the income approach. The preliminary fair value of intangible assets and their estimated useful lives are as follows:

Identified Intangible Assets	Fair Value	Remaining Useful Life
Customer relationships	$350,000	5 years
Trade names	150,000	5 years
Total	$500,000

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 4 — BUSINESS ACQUISITIONS (cont.)

Big Run Power Producers, LLC

On November 10, 2020, the Company acquired all of the outstanding membership interests of Big Run Power Producers LLC, a non-functioning, partially constructed landfill gas processing facility in Ashland, Kentucky, for a total base purchase consideration of $10,636,787, plus $3,000,000 contingent consideration in the form of a 10-year, $300,000 per year earnout provision based on the amount of production of renewable natural gas once the facility becomes commercially operational. Additionally, $1,255,000 in prepaid royalty fees were conveyed at purchase. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50. There were additional liabilities assumed in the amount of $2,140,228 as part of the acquisition such that the total cost allocated to the assets acquired was $15,777,014, of which substantially all the value was attributable to the CIP Plant asset. The full amount of the $3,000,000 contingent consideration was recorded on the acquisition date as it was determined probable and reasonably estimable. This amount is recorded on the balance sheet as deferred acquisition costs.

Biofuels San Bernardino Biogas LLC

On September 14, 2019, Archaea Holding, LLC completed the purchase of substantially all the assets of BioFuels San Bernardino Biogas, LLC (“Bernie”) for cash consideration of $390,000. This acquisition did not meet the definition of a business and was recorded as an asset acquisition in accordance with ASC 805-50.

Bernie holds landfill gas rights agreements with two landfills located in San Bernardino County, California. In connection with these agreements, Bernie has also entered two leases for land use with San Bernardino County whereby it expects to construct and develop two biogas facilities as part of the Company’s strategic plan to convert landfill gases into renewable energy sources. See Note 17.

PEI Power LLC

On December 21, 2020, Archaea Holdings, LLC (“Buyer”) entered into The Membership Interest Purchase and Sale Agreement (“Agreement”) with Energy Transfer Operating, L.P. (“Parent”), SemGroup LLC (“Seller”), and PEI Power LLC (“PEI”). Upon the terms and subject to the conditions contained in the Agreement, the Company will purchase and acquire all the membership interests of PEI at the closing. The aggregate consideration is $29,768,000 plus any repairs paid by PEI up to the closing date. Contemporaneously with the execution of this Agreement, the Company had delivered $2,456,000 deposit to the escrow account in December 2020. Additionally, in association with this transaction the Company prepaid $2,830,000 in acquisition costs during 2020 that were contingent upon the successful closing of this transaction which did not occur until quarter two 2021. Since these funds were due back to the Company if the transaction did not successfully close, this amount was recorded in other current assets at December 31, 2020.

As of December 31, 2020, the Company did not close this acquisition transaction and control of PEI Power LLC had not yet been transferred to the Company. The $2,456,000 deposit the Company delivered to the escrow account was included in other non-current assets in the Company’s consolidated balance sheet as of December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 5 — PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at December 31:

	2020	2019
PROPERTY AND EQUIPMENT
Machinery & Equipment	$337,584	$—
Furniture & Fixtures	13,035	14,000
Leasehold Improvements	87,500	—
Vehicles	38,864	—
Land	1,225	—
	478,208	14,000
Less Accumulated Depreciation	(37,183)	(389)
PROPERTY AND EQUIPMENT – NET	$441,025	$13,611

NOTE 6 — CONSTRUCTION IN PROGRESS

Costs associated with the construction of biogas facilities are capitalized as Construction in Progress during the construction period. Costs included in construction in progress consist of direct costs including, engineering, pipeline and plant construction, wages and fringe benefits consulting, equipment, and other overhead costs.

When biogas plants are placed in service, the costs associated with each biogas plant will be transferred to property and equipment and depreciated over its expected useful life. As of December 31, 2020, and 2019, the consolidated balance of construction in progress totaled $51,927,377 and $187,235, respectively. No biogas plants have been put in service as of December 31, 2020.

NOTE 7 — INTANGIBLE ASSETS

Intangible assets consist of gas rights agreements, operations and maintenance contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Amortizable Intangibles:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$8,292,745	$—	$8,292,745	20 years
Customer relationships	350,000	70,000	280,000	4 years
Trade names	150,000	30,000	120,000	4 years
Total	$8,792,745	$100,000	$8,692,745
	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average
Biogas rights agreements	$391,250	$—	$391,250	20 years
Customer relationships	—	—	—
Trade names	—	—	—
Total	$391,250	$—	$391,250

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 7 — INTANGIBLE ASSETS (cont.)

The only amortizing intangible assets during the year ended December 31, 2020 were associated with the GCES Trade names and Customer Relationships. These intangible assets have a remaining useful life of four years and will amortize at a rate of $100,000 per year through 2024. The biogas rights agreements have useful lives of 20 years, which will start amortizing once their associated facilities reach COD.

NOTE 8 — DETAIL OF SELECTED BALANCE SHEET ACCOUNTS

	2020	2019
PREPAID EXPENSES
Prepaid Royalties	$1,255,081	$—
Prepaid Insurance	112,397	690
Other Prepaid Expenses	19,647	26,772
Other Current Assets	3,295,000	—
TOTAL PREPAID EXPENSES	$4,682,125	$27,462

ACCRUED EXPENSES
Accrued Expenses and Construction Costs	$5,957,250	$34,840
Accrued Interest	589,788	—
TOTAL ACCRUED EXPENSES	$6,547,038	$34,840

NOTE 9 — OPERATING LEASES

The Company evaluates each arrangement involving the use of property plant or equipment at inception to determine if it contains a lease under ASC 840.

Office Leases

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During 2020, the Company paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month. Lease expense under this arrangement was $210,000 during 2020. The GCES facilities are also owned by two minority owners of GCES, thereby causing this lease to be a related party transaction.

The Company entered into a warehouse lease in Dunmore, PA during 2020 for a 1-year term for $8,500 per month. During 2020, the Company paid $34,000 under this lease. The lease expires in September 2021 and requires a monthly payment of $8,500.

The Company also entered into an office in Philadelphia, PA during 2021 for a 3-year term for approximately $6,600 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

In March 2021, the Company has entered an office lease in Canonsburg, PA for a 1-year term for $8,100 per month. Although no amounts were included in the current year lease expense, these amounts have been reflected in the minimum lease commitments schedule below.

Lease expense under these two arrangements was $378,974, $30,000 and $0 during the years ended December 31, 2020, 2019, and 2018, respectively.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 9 — OPERATING LEASES (cont.)

Future minimum lease payments under the above two non-cancellable capital leases as of December 31, 2020 are as follows:

Year Ending December 31,
2021	$434,584
2022	193,027
2023	82,851
2024	—
2025	—
Thereafter	—
Total	$710,462

NOTE 10 — LONG TERM DEBT

Promissory Note

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”) entered into a Promissory Note with Comerica Bank (the “Bank”) and with Noble Environmental, Inc. (“Noble”) as the Guarantor, pursuant to that certain credit agreement by and between the Bank, as the lender, and Archaea Holdings and BRRP, as the borrowers. Due to Noble being a minority interest owner of the Company, this guarantee is a related party transaction.

Pursuant to the credit agreement, the Bank has made available to the borrowers $5,000,000 secured specific advance facility loan (the “SAF Loan”) and $12,000,000 secured term loan (the “Term Loan”). The SAF Loan and the Term loan bear interest at LIBOR plus 4.5%, which was 5.5% as of December 31, 2020. In addition to the Term Loan and the SAF Loan, the Bank has also made available to the borrowers a corporate credit card account with a credit limit of $500,000 for use by the borrowers in connection with the operation of the business (the “Corporate Credit Account”). The maturity date of the financing arrangement is November 10, 2024.

As a condition precedent to and in consideration of Noble furnishing the Noble Guaranty, Noble has required that Archaea Holdings and BRPP pay Noble the guaranty fee, an amount equal to 20% of the face value of the guaranteed obligation, which shall accrue interest at the interest rate subject to adjustment as follows:

a)      Shall accrue from the effective date through the maturity date at the rate of 20% per annum, compounding monthly (the “PIK Interest Rate”).

b)      At such time that any portion of the guaranteed obligation has been reduced, decreased, or released by the Bank and Noble has received written verification thereof satisfactory to Noble and its legal counsel, then:

•        interest on the guaranteed obligation which remains in place and outstanding will continue to accrue interest at the PIK interest rate, and

•        interest accrued at the PIK interest rate through the date of any such reduction, decrease or release for that portion of the guaranteed obligation which has been reduced, decreased, or released shall thereafter accrue interest at the rate of 9% per annum, compounding monthly.

As of December 31, 2020, the Company received total proceeds of $16,365,978. As of December 31, 2020, the Company received total proceeds of approximately $16,365,978. Total interest expense incurred under the SAF Loan, the Term Loan, and the Noble Guaranty was $633,322.  This interest has been capitalized during the construction period of the Big Run facility.  The interest incurred as a result of the Noble Guaranty is indicative of a related party transaction, due to the minority ownership stake Noble holds in Archaea.  As of December 31, 2020, there was approximately $700,000 available for future withdraw according to the Note Agreement.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 10 — LONG TERM DEBT (cont.)

Other long-term debt

The Company has two utility vehicle loans, totaling approximately $46,000, within Assai Energy, LLC. These notes bear interest at 0%, the maturity date is December 16, 2024.

Long-term debt is summarized as follows at December 31:

	2020	2019
Comerica Bank – Specific Advance Facility Note	$4,259,499	$—
Comerica Bank – Term Note	12,059,993	—
Kubota Corporation – Term Notes	46,486	—
	16,365,978	—
Less unamortized debt issuance costs	290,570	—
Long-term debt less debt issuance costs	16,075,408	—
Less current maturities	1,302,384	—
Long-term debt	$14,773,024	$—

Future maturities of long-term debt (exclusive of debt issuance costs) are as follows:

Year Ending December 31,	Amount
2021	$1,302,383
2022	2,577,691
2023	2,577,691
2024	9,908,213
Total	$16,365,978

NOTE 11 — PAYCHECK PROTECTION PROGRAM LOAN

During 2020, the Company received a $200,500 loan from the Small Business Administration (SBA) as provided for under the Paycheck Protection Program (Program) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (CARES ACT) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In April 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven. The amount of the proceeds received under this loan at December 31, 2020 is reflected in the accompanying balance sheets as other long-term liability.

Additionally, the Company received a separate loan for the benefit of GCES in the amount of $490,500 loan from the SBA under the Program. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan in December 2020. This loan was forgiven during the year ended December 31, 2020. The forgiveness of the loan was recorded through other income during the year ended December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 12 — ASSET RETIREMENT OBLIGATION

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. Pursuant to GAAP, an asset retirement obligation associated with the retirement of a tangible long-lived asset is required to be recognized as a liability in the period in which a legal obligation is incurred and becomes determinable, with an offsetting increase in the carrying amount of the associated asset. The cost of the tangible asset, including the initially recognized ARO, is depleted such that the cost of the ARO is recognized over the useful life of the asset. The fair value of the ARO is measured using expected cash outflows associated with the ARO, discounted at the inflation and our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. The revisions to the liability typically occur due to changes in the estimated retirement costs, biogas plant lives, and the changes in inflation and discount rate.

The following is a reconciliation of our ARO liability as of December 31, 2020 and 2019:

	2020	2019
Asset retirement obligation liabilities – beginning	$—	$—
Liabilities incurred	305,865	—
Accretion expense	—	—
Asset retirement obligation liabilities – ending	$305,865	$—

NOTE 13 — EQUITY

Series B membership interests

Series B membership units represent “common interests” with preferential rights over Series A membership units “profits interest”. The Company’s operating agreement provides specified thresholds which outline the way Series B membership interest shall recover their initial investment. Series A membership interest shall only participate in profit distributions of the Company once the Series B membership interest have recovered their initial investment plus a predetermined rate of return as defined in the operating agreement.

During the years ended December 31, 2020, 2019 and 2018, the Company issued a total of 32,529,998, 2,350,000 and $120,002 of Series B membership units, respectively. A total of 35,000,000 Series B membership units have been issued and are outstanding as of December 31, 2020.

As of December 31, 2020, 2019 and 2018, no distributions have been made representing return of investments or profits.

Series A incentive plan

On November 13, 2018, The Company adopted a “Series A Incentive Plan” to provide economic incentives to selected employees and other service providers of the Company in order to align their interests with equity holders of the Company. As of December 31, 2020, the Company’ common interest holders have authorized a total of 10,000 Series A units for awards.

As of December 31, 2020, the Company has awarded a total of 8,500 Series A units to management. The units awarded vest over a four-year period. The holders of Series A units are eligible to receive distributions of the Company’s profits as outlined in the plan subject to secondary preference rights of Series B membership units. For the three years ended December 31, 2020, 2019 and 2018, the Company did not distribute any profits to those issued units.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 13 — EQUITY (cont.)

Series A plan activities during the year ended December 31, 2020 was as follows:

	Series A Incentive Units Outstanding	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2019	9,000	$—
Granted	1,000	$—
Exercised	—	$—
Forfeited	(1,500)	$—
Expired	—	$—
Outstanding at December 31, 2020	8,500	$—
Nonvested at December 31, 2019	7,000	$—
Granted	1,000	$—
Vested	(2,000)	$—
Forfeited	(1,500)	$—
Nonvested at December 31, 2020	4,500	$—

The Series A units awards were determined to be equity classified. For the year ended December 31, 2020 and 2019, the Company did not recognize any compensation costs related to vested Series A units awards as the fair value of the units was zero on the grant date.

NOTE 14 — EMPLOYEE BENEFIT PLAN

The Company maintains a defined contribution benefit plan in compliance with Section 401(k) (the “401(k) Plan”) of the Internal Revenue Code (“IRC”), which covers all employees who meet the 401(k) Plan’s eligibility requirements. During the year ended December 31, 2020 and 2019, the Company’s matching contribution was 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation, subject to limitations imposed by the IRC. The expenses relating to the 401(k) Plan were approximately $49,000 for 2020, $15,000 for 2019, and $0 for 2018.

NOTE 15 — RISKS AND UNCERTAINTIES

The Company maintains at a financial institution cash and cash equivalents which may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

The coronavirus pandemic could materially and adversely impact the Company’s future revenues, along with impacting the Company’s customers and suppliers in the future. At this time, the impact on future operations of the Company cannot be predicted due to the uncertainty in any future operational disruptions due to the coronavirus pandemic and potential related restrictions.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 16 — PROVISION FOR INCOME TAX

The Components of the provision for income taxes are as follows for December 31:

2020
Current:
Federal	$—
State and local	—
Total current tax provision	—

Deferred:
Federal	—
State and local	—
Total deferred tax provision	—
Total	$—

At December 31, 2020, included in other assets are net deferred income tax liabilities of $0. These amounts represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company’s deferred tax assets and liabilities consist of the following as of December 31:

2020
Deferred tax assets
Bad debts	$27,960
Accrued expenses	13,970
Section 163(j) carryforward	4,210
Federal net operating losses	194,000
Valuation allowance	(108,590)

Deferred tax liabilities
Intangibles	(84,130)
Depreciation	(47,420)
Total	$—

The Company assessed the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of existing deferred tax assets in each taxpaying jurisdiction. On the basis of this evaluation, as of December 31, 2020, it was determined that a full valuation allowance does need to be recorded as the Company does not believe the deferred tax assets in that jurisdiction are more likely than not to be realized.

The following table summarizes the reconciliation between effective income tax rate and the federal statutory rate at December 31:

2020
Federal statutory rate	21.00%
State income tax rate, net of federal impact	-0.01%
Miscellaneous permanent items	-0.20%
PPP Loan Forgiveness – Non-Taxable	4.57%
Nontaxable Income from Flow-through entities	-28.98%
Valuation Allowance	3.61%
-0.01%

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 16 — PROVISION FOR INCOME TAX (cont.)

The 2020 effective tax rate is less than the statutory rate primarily due to the removal of non-taxable income from flow-through entities.

On March 27, 2020 the “Coronavirus Aid, Relief and Economic Security (CARES) Act was signed into law. The Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the Act and determined there was no significant impact to its income tax for the year-ended December 31, 2020.

Additionally, the Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the Act, specifically securing loans under the Paycheck Protection Program. The Company believes all the loans will be forgiven under the Act’s provisions.

NOTE 17 — NET EARNINGS PER SHARE DATA

Net earnings per share of common interest Series B membership unit is computed using the weighted average number of shares of Series B membership units outstanding. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of units of Series B units outstanding for the period. Unvested Series A membership units are the only potential dilutive share equivalents the Company had outstanding for the periods presented

Weighted-average membership units outstanding

Series B (Preferential rights) – Earnings per unit	December 31, 2020	December 31, 2019	December 31, 2018
Net income (loss) attributable to the Company	$(2,472,572)	$(1,563,330)	$(120,002)
Common interests (number of units)	18,735,000	1,295,000	120,002
Earning per unit	$(0.13)	$(1.21)	$(1.00)

The dilution from unvested Series A membership unit is also based on the treasury stock method. Proceeds equal to the unearned compensation and windfall tax benefits recognized, minus tax shortfalls recognized, related to the units are assumed to be used to repurchase shares on the open market at the average market price for the period. Since the Company is not a public traded company on the market yet, the unearned compensation for the unvested Series A units was zero, therefore the 4,500 unvested Series A units outstanding as of December 31, 2020 were excluded from potential dilutive shares by the application of unearned compensation in the treasury stock method.

NOTE 18 — CONTINGENCIES

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of these contingencies. The Company accrues an undiscounted liability for those contingencies where the incurrence of a loss is probable, and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. As of December 31, 2020, based on the considerations of all relevant facts and circumstances, the Company does not believe the ultimate outcome of any currently pending lawsuit against Gulf Coast will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote, therefore, no liability has been accrued on the Company’s consolidated financial statements as of December 31, 2020.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 19 — REPORTABLE SEGMENTS

Prior to the acquisition of GCES in 2020, the Company managed its business with one reportable segment RNG. As a result, the reportable segment information below is only attributable to the year ended December 31, 2020. All information presented in the consolidated financial statements for the previous years is attributable to the RNG segment.

The Company’s chief operating decision maker, evaluates the performance of its segments based on operational measures, including earnings before interest, taxes, depreciation and amortization, or EBITDA, as well as net income/(loss) and net income/(loss) attributable to the controlling interest.

The Company had two customers in the GCES segment during 2020 that comprised of 27% and 20% of the Company’s consolidated revenues during the year ended December 31, 2020. This does not represent a concentration of credit risk because the equipment sold to these customers is generally billed in advance. There were no such customers during the years ended December 31, 2019 and 2018.

	For the year ended December 31, 2020
	GCES	RNG	Eliminations	Total
Revenue
Equipment sales	$8,618,368	$—	(2,484,515)	6,133,853
Services	389,393	—	—	389,393
Amortization of intangibles and below-market contracts
Total revenue	9,007,761	—	(2,484,515)	6,523,246
Cost of operations:
Cost of operations	6,020,396	199,413	(1,468,044)	4,751,766
Depreciation and amortization	134,132	3,052	—	137,183
Total cost of revenue	6,154,528	202,465	(1,468,044)	4,888,950
Gross profit (loss)	2,853,233	(202,465)	(1,016,471)	1,634,296
General and administrative expenses	2,465,965	1,906,038	—	4,372,003
Operating income (loss)	387,269	(2,108,504)	(1,016,471)	(2,737,707)
Other income (expense):
Other income	521,307	—	—	521,307
Interest expense	(20,001)	—	—	(20,001)
Total other income (expense)	501,306	—	—	501,306
Net loss	888,575	(2,108,504)	(1,016,471)	(2,236,401)
Net income attributable to noncontrolling interest	236,172	—	—	236,172
Net loss attributable to controlling interest	$652,403	$(2,108,504)	(1,016,471)	$(2,472,573)

Balance Sheet
Total Cash Used in Investing Activities	$156,185	42,163,394	—	42,319,579
Goodwill	2,754,438	—	—	2,754,438
Intangible Assets	400,000	8,292,745	—	8,692,745
Total Assets	$6,026,243	69,270,996	(1,016,471)	74,280,767

NOTE 20 — RELATED PARTY TRANSACTIONS

GCES Facility Lease

During 2013, GCES entered into a facility lease for their company headquarters with two of their minority owners. During 2020, the Company paid $210,000 to the minority owners under this lease. The lease expires in May 2022 and requires payments of $17,500 per month.

ARCHAEA ENERGY LLC AND SUBSIDIARIES NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020, 2019 and 2018

NOTE 21 — SUBSEQUENT EVENTS

Assai Energy Senior Secured Note

On January 15, 2021, Assai Energy, LLC (“Assai”), a wholly owned subsidiary of Archaea Energy LLC, entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $72,542,000 in principal amount of its 3.75% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2031.

On April 5, 2021, Assai Energy, LLC entered into a Senior Secured Note Purchase Agreement (the “Note”) with certain investors for the purchase of $60,828,000 in principal amount of its 4.47% Senior Secured Notes. The interests are payable quarterly in arrears on each payment date and the Note is due on September 30, 2041.

The proceeds from the notes will be used to complete the acquisition of PEI Power LLC (see disclosure below) and to continue to fund the development of the Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, PA. This facility is expected to produce over 12,000 MMBtu/day of RNG, making it the largest RNG project in the world.

PEI Power, LLC

On April 6, 2021, the Company completed the acquisition of PEI Power LLC (PEI), and upon the final closing, the Company paid an aggregate of approximately $29,768,000 (including $2,456,000 deposited to the escrow account), and assumed liabilities totaling approximately $460,000 for all of PEI’s assets. PEI is a biogas fuel combustion power generating facility with a combined of capacity approximately 85 MW located in Archbald, PA.

Merger Agreements

On April 7, 2021, Rice Acquisition Corp., a special purpose acquisition company, announced an agreement to enter into a business combination with Aria Energy LLC (“Aria”) and Archaea Energy LLC (“Archaea LLC”), which will create the industry-leading renewable natural gas (“RNG”) platform. The combined Company will be named Archaea Energy (the “combined Company”), with an experienced executive team comprised of leaders from Archaea LLC and Aria. The transaction is expected to close in the third quarter of 2021 and the combined Company plans to be listed on the NYSE under the ticker symbol “LFG”. The Company is being acquired for $347 million. Aria is being acquired for $680 million. This transaction is expected to close in the third quarter of 2021.

PROSPECTUS SUPPLEMENT NO. 1

(To prospectus dated October 21, 2021)

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF
CLASS A COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 21, 2021 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “LFG” and “LFG WS,” respectively. On November 3, 2021, the last sale price of the Class A Common Stock and the Public Warrants as reported on the NYSE were $18.87 per share and $7.37 per warrant, respectively.

_______________________

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is November 4, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

______________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2021

______________________________

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

______________________________

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4444 Westheimer Road, Suite G450 Houston, Texas 77027	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

500 Technology Drive, Second Floor
Canonsburg, Pennsylvania
(Former name or former address, if changed since last report)

______________________________

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LFG	The New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	LFG WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2021, Archaea Energy Inc. (the “Company”) and LFG Acquisition Holdings LLC, a subsidiary of the Company (“Opco”), entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with Aria Renewable Energy Systems LLC, a Delaware limited liability company (“Aria RES”). Pursuant to the Repurchase Agreement, on a weekly basis during the period beginning on November 3, 2021 and ending on the date that is one week after the date on which the Company has received all cash payments from exercises of the Redeemable Warrants (as defined below), the Company will repurchase from Aria RES the number of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), equal to all cash received by the Company from exercises of the Redeemable Warrants during the preceding calendar week divided by $17.65 (rounded down to the nearest whole number). Assuming all of the holders of the Redeemable Warrants exercise their warrants for cash prior to the Redemption Date (as defined below), the Company would receive approximately $139.3 million in cash and would repurchase 7,891,991 shares of Class A Common Stock from Aria RES. The holders of the Redeemable Warrants may elect to exercise their Redeemable Warrants by paying the exercise price with cash or may elect to exercise on a “cashless basis,” which would reduce the cash proceeds received by the Company and, correspondingly, the number of shares repurchased from Aria RES. The foregoing description of the Repurchase Agreement is not complete and is qualified in its entirety by reference to the copy of the Repurchase Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

As of November 3, 2021, Aria RES beneficially owns 21,700,232 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 21,700,232 Class A units of Opco (“Opco Class A units”), which it received as partial consideration in the Aria Merger (as defined and further described in the Company’s Current Report on Form 8-K filed on September 21, 2021). Pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

In connection with the Aria Merger, upon consummation thereof on September 15, 2021, Aria RES, along with certain other stockholders of the Company, entered into a Stockholders’ Agreement with the Company (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, among other things, (i) Aria RES and certain other parties thereto were granted certain customary registration rights, (ii) Aria RES, its affiliates and their permitted transferees (the “Ares Investor”) have the right to designate one director (the “Aria Director”) for appointment or election to the board of directors of the Company (the “Board”) for so long as the Ares Investor holds at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by it upon consummation of the Aria Merger (the first date on which the Ares Investors no longer holds such amount, the “Aria Fall-Away Date”), and (iii) until the Aria Fall-Away Date, the Board shall consult with Aria RES (and the other “Aria Holders” as defined in the Stockholders Agreement) regarding the persons to be designated as independent directors. On the Aria Fall-Away Date, the right of the Ares Investor to designate a director shall cease and the term of the then-current Aria Director shall thereupon automatically end. Additionally, pursuant to the Stockholders Agreement, Aria RES and the other Aria Holders are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, subject to early expiration based on the per share trading price of the Class A Common Stock, as set forth in the Stockholders Agreement. The Stockholders Agreement generally provides that if, following the consummation of the Aria Merger on September 15, 2021, the last sale price of the Class A Common Stock on the New York Stock Exchange for any 10 trading days within any 15 trading-day period commencing 15 days after the consummation of the Aria Merger exceeds (i) $13.50 per share, then the Aria Holders, together with their permitted transferees, may transfer the equity interests in the Company that they received in the Aria Merger (the “Aria Closing Shares”) during the 180-day lock-up period without restriction in an amount up to one-third of the Aria Closing Shares, (ii) $16.00 per share, then the Aria Holders, together with their permitted transferees, may transfer up to an additional one-third of the Aria Closing Shares in excess of the Aria Closing Shares described in the foregoing clause (i) (i.e., up to two-thirds of the Aria Closing Shares in the aggregate) without restriction, and (iii) $19.00 per share, then the Aria Holders, together with their permitted transferees, may transfer any of the Aria Closing Shares without restriction. The Stockholders Agreement is further described in the Company’s Current Report on Form 8-K filed on September 21, 2021 and a copy thereof is filed therewith as Exhibit 10.13.

Item 8.01 Other Events.

On November 4, 2021, the Company delivered a Notice of Redemption (the “Notice of Redemption”) calling for the redemption (the “Redemption”) of (i) all of its publicly held warrants to purchase shares of Class A Common Stock (the “Public Warrants”), which were issued under the Warrant Agreement, dated October 21, 2020 (the “Warrant Agreement”), by and among the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering (the “IPO”), that remain outstanding at 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”) and (ii) all of its warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021 (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Redeemable Warrants”) that remain outstanding at 5:00 p.m., New York City time, on the Redemption Date, in each case for a redemption price of $0.10 per warrant. A copy of the Notice of Redemption is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the closing of the IPO are still held by the initial holders thereof or their permitted transferees and thus are not subject to the Redemption.

On November 4, 2021, the Company issued a press release announcing the Redemption. A copy of the press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

None of this Current Report on Form 8-K, the Notice of Redemption attached hereto as Exhibit 99.1 or the press release attached hereto as Exhibit 99.2 constitutes an offer to sell or the solicitation of an offer to buy any of the Company’s securities, and none shall constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Share Repurchase Agreement, dated November 3, 2021, by and between Archaea Energy Inc., LFG Acquisition Holdings LLC and Aria Renewable Energy Systems LLC.
99.1	Notice of Redemption dated November 4, 2021.
99.2	Press release dated November 4, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2021

ARCHAEA ENERGY INC.
By:	/s/ Lindsay Ellis
Name:	Lindsay Ellis
Title:	General Counsel and Secretary

Exhibit 10.1

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is made as of November 3, 2021, by and between Archaea Energy Inc., a Delaware corporation (the “Company”), LFG Acquisition Holdings LLC, a Delaware limited liability company and subsidiary of the Company (“Opco”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company (“Seller”). Seller, Opco and the Company are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

WHEREAS, as of the date hereof, Seller is the record owner of 21,700,232 shares of the Company’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), and 21,700,232 Class A units of Opco (“Opco Class A units”), and pursuant to the Second Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLCA”), at the request of the holder (such request, an “Opco Redemption Request”), each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), or a cash payment as set forth therein, and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company;

WHEREAS, Seller desires to sell to the Company, and the Company desires to repurchase from Seller, such shares of Class A Common Stock issued upon the redemption of the Opco Class A units pursuant to such OpCo Redemption Request or Opco Class A Units, as the case may be, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Article I.
Purchase and Sale

1.1 Purchase and Sale.

(a) The Company shall notify Seller in writing by 5:00 p.m., Eastern Time, each Monday (or if Monday is not a Business Day (as defined below), on the next Business Day), beginning on Monday, November 8, 2021, the amount of cash received by the Company from exercises of its Redeemable Warrants (as defined below) for cash during the immediately preceding calendar week (a “Notice”), provided that the first such Notice shall also include cash received by the Company from exercises of its Redeemable Warrants for cash at any time prior to the immediately preceding calendar week.

(b) Seller shall, promptly after receipt of a Notice, deliver to the Company an Opco Redemption Request for the number of Opco Class A units equal to the amount of cash received by the Company from exercises of its Redeemable Warrants for cash during the immediately preceding calendar week, as indicated in the Notice, divided by $17.65 (rounded down to the nearest whole number), provided that the first such Opco Redemption Request shall be based on all cash received by the Company from exercises of its Redeemable Warrants for cash at any time prior to the immediately preceding calendar week in addition to cash received by the Company from such exercises during the immediately preceding calendar week. Upon receipt of such Opco Redemption Request, Opco shall, promptly and no later than by the end of the Business Day on which such Opco Redemption Request is received by the Company, inform Seller of Opco’s elected settlement method for such redemption. If Opco does not timely inform Seller of such election, Opco shall be deemed to have elected to settle the redemption in shares of Class A Common Stock.

(c) In the event Opco elects to redeem the Opco Class A units specified in such Opco Redemption Request for newly-issued shares of Class A Common Stock (such newly-issued shares, the “Subject Shares”), on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, accept and assume from Seller (each such transaction, a “Repurchase”), at or before 11:00 a.m., Eastern Time, on the Business Day following receipt of the relevant

Opco Redemption Request or such other time as may be agreed to by the Parties pursuant to Section 2.1 hereof (a “Closing Date”), all of Seller’s right, title and interest to the Subject Shares for a purchase price of $17.65 per share (the “Class A Purchase Price”) delivered to the account designated by Seller in Section 2.2 hereof.

(d) In the event Opco elects to redeem the Opco Class A units specified in such Opco Redemption Request for cash in lieu of the applicable number of shares of Class A Common Stock pursuant to Section 3.6(e)(ii) of the Opco LLCA, Seller shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase, accept and assume from Seller, such Opco Class A units specified in the Opco Redemption Request, and the Company shall pay on the Closing Date to the account designated by the Seller in Section 2.2 hereof, an amount of cash equal to the Cash Election Amount (as defined in the Opco LLCA) (provided that in no event shall such Cash Election Amount be less than $17.65 per Opco Class A unit) (the “Cash Purchase Price”).

(e) Upon the redemption of any Opco Class A units pursuant to clause (c) or (d) of this Section 1.1, an equal number of shares of Class B Common Stock held by Seller shall be cancelled pursuant to Section 3.6(a) of the Opco LLCA.

1.2 Term. The term of this Agreement (the “Term”) shall commence on November 3, 2021 and end on the date that is one week after the date on which the Company has received all payments from exercises of the Redeemable Warrants for cash (provided that such date is no later than December 14, 2021 unless otherwise agreed to by the Parties).

Article II.
Closing

2.1 Closing. Each closing (a “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, at 11:00 a.m., Eastern time, on the Business Day following receipt of the relevant Opco Redemption Request, or such other time and place as the Parties may agree in writing, provided that a Closing shall not occur prior to the fulfillment or waiver (in accordance with the provisions hereof) of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be fulfilled at or upon the Closing, but subject to the fulfillment or waiver of such conditions).

2.2 Deliveries at Closing. At each Closing, (a) Seller shall deliver to the Company’s transfer agent any instructions, stock powers or other documents, reasonably requested at least three Business Days prior to the Closing (or in the case of the first Closing, at least two Business Days prior to the Closing), to effectuate the relevant Repurchase, and (b) the Company will deliver to Seller the Class A Purchase Price or Cash Purchase Price, as applicable, by wire transfer of immediately available funds to the account designated in writing by Seller at least one Business Day prior to the applicable Closing Date.

Article III.
Representations and Warranties of SelleR

Seller hereby represents and warrants to the Company, as of the date hereof and as of each Closing Date, as follows:

3.1 Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its assets and to carry on its business as now conducted.

3.2 Authority and Approval. Seller has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws (as defined below) affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

3.3 No Conflicts. The execution, delivery and performance of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of Seller; (b) conflict with or violate any Law applicable to Seller; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance (as defined below) on any of Seller’s assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Seller is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

3.4 Ownership of the Subject Shares. As of the date hereof, Seller is the record owner of 21,700,232 shares of Class B Common Stock and 21,700,232 Opco Class A units and will be the record owner of any shares of Class A Common Stock issued by the Company upon redemption of such Opco Class A units and the simultaneous cancellation of the corresponding number of shares of Class B Common Stock pursuant to the terms of the Opco LLCA. Seller has good and marketable title to all such shares of Class B Common Stock and such Opco Class A Units, free and clear of any encumbrances, liens, charges, levies, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of the Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (x) this Agreement, (y) the Stockholders’ Agreement, dated as of September 15, 2021, by and among Seller, the Company and the other parties thereto or (z) any applicable restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Law. Upon a Closing, the Company (or its designee) will own the applicable Subject Shares, free and clear of all Encumbrances.

3.5 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority (as defined below) or any third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.

3.6 No Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

3.7 Informed Seller.

(a) Seller has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax (as defined below), accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, the Company. Upon each Closing, Seller will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b) Seller has received and carefully reviewed filings of the Company with the U.S. Securities and Exchange Commission (the “SEC”), other publicly available information regarding the Company, and such other information that it and its financial, legal and other advisors deem necessary in connection with Seller’s decision to enter into this Agreement and, upon each Closing, consummate the transactions contemplated by this Agreement. Seller has not requested any advice or other information with respect to the Subject Shares from the Company, its Affiliates (as defined below), or any of its or their respective Representatives (as defined below), and no such information or advice is necessary or desired.

3.8 Broker’s Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Company or Opco could become liable or otherwise obligated.

Article IV.
Representations and Warranties of the COMPANY and opco

Each of the Company and Opco hereby represent and warrant to Seller, as of the date hereof and as of each Closing Date, as follows:

4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b) Opco is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own its assets and to carry on its business as now conducted.

4.2 Authority and Approval. Each of the Company and Opco has full corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by the Company and Opco and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes the valid and legally binding obligation of the Company and Opco, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at Law or in equity).

4.3 No Conflicts. The execution, delivery and performance of this Agreement by the Company and Opco do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person (as defined below) under, any of the terms, conditions or provisions of the governing documents of the Company or Opco; (b) conflict with or violate any Law applicable to the Company or Opco; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance on any of the Company’s or its subsidiaries’ assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which the Company or any of its subsidiaries is a party or by which it is bound; except in the case of clauses (b) and (c) for those items that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company’s or Opco’s ability to perform its obligations under this Agreement.

4.4 No Consents. No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority or any third party is required to be made or obtained by the Company or Opco in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained on or prior to the date hereof.

4.5 No Litigation. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of the Company, threatened against or by the Company or its subsidiaries that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

4.6 Informed Purchaser.

(a) The Company has (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement and (ii) evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, Tax, accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Seller. Upon each Closing, the Company will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b) The Company has not requested any advice or other information with respect to the Subject Shares from Seller, its Affiliates, or any of its or their respective Representatives, and no such information or advice is necessary or desired.

4.7 Solvency. Both immediately prior to and after giving effect to all Repurchases contemplated by this Agreement, (a) the Company and its subsidiaries shall be Solvent (as defined below) and (b) the fair value and present fair saleable value of the Company’s assets exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) by an amount that exceeds the Company’s statutory capital. For purposes of this Agreement, the term “Solvent” means that, as of the applicable time of determination, the Company and its subsidiaries, taken as a whole, (i) are able to pay their respective debts as they become due; (ii) own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its subsidiaries.

4.8 Broker’s Fees. Neither the Company nor Opco has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or otherwise obligated.

4.9 SEC Filings. All statements, reports, schedules, forms and other documents (including exhibits and all information incorporated by reference) (“SEC Reports”) filed by the Company with the SEC complied in all material respects with the requirements of the Exchange Act, the Securities Act or the Sarbanes-Oxley Act of 2002, as applicable, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports filed or furnished by the Company with the SEC contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, the Company has timely filed each report, statement, schedule, prospectus and registration statement, as applicable, that the Company was required to file with the SEC.

Article V.
Covenants

5.1 No Inconsistent Arrangements. Except as provided hereunder, neither Party shall, directly or indirectly, take or permit any other action that would in any way restrict, limit or interfere with the performance of such Party’s obligations hereunder or otherwise make any representation or warranty of such Party herein untrue or incorrect (including, for the avoidance of doubt, any transfer, sale, assignment, gift, hedge, or other disposition, directly or indirectly, of the Subject Shares). Any action taken in violation of the foregoing sentence shall be null and void ab initio.

5.2 Litigation. Each Party shall provide such other Party with prompt notice of any claim, action, suit, litigation or proceeding (including any class action or derivative litigation) brought, asserted or commenced by, on behalf of or in the name of, against or otherwise involving either Party relating to this Agreement or any of the transactions contemplated hereby, and shall keep such other Party informed on a reasonably prompt basis with respect to the status thereof. Each Party shall give such other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without such other Party’s prior written consent.

Article VI.
Conditions to Closing

6.1 Mutual Conditions. The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in a writing signed by both Seller and the Company, each at its sole discretion:

(a) No Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by the Company in its sole discretion:

(a) Closing Deliverables. Seller shall deliver to the Company’s transfer agent the closing deliverable(s) set forth in Section 2.2(a) hereof.

(b) Representations and Warranties. The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

6.3 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to each Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by Seller in its sole discretion:

(a) Closing Deliverables. The Company shall deliver to Seller the closing deliverable set forth in Section 2.2(b) hereof.

(b) Representations and Warranties. The representations and warranties of the Company contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the applicable Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the applicable Closing.

(c) Exemption from Liability Under Section 16(b). The Company shall deliver to Seller a copy of the resolutions of the Board of Directors of the Company, authorizing this Agreement, the Repurchases and the transactions contemplated hereunder prior to the execution and delivery of this Agreement, in accordance with Rule 16b-3(e) under the Exchange Act, for the purpose of exempting such transactions from Section 16(b) of the Exchange Act, including with respect to Seller’s and its Affiliates’ status as a “director by deputization,” for purposes of Section 16 of the Exchange Act.

Article VII.
Miscellaneous

7.1 Defined Terms. As used herein, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b) “Business Day” means any day other than Saturday, Sunday, or any day on which banks located in New York are authorized or required by Law to be closed.

(c) “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

(d) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

(e) “Law” means any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree.

(f) “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or other entity.

(g) “Redeemable Warrants” means (x) all of the Company’s publicly held warrants to purchase shares of Class A Common Stock, which were issued under the Warrant Agreement, dated October 21, 2020, by and among the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the Company’s initial public offering and (y) all of the Company’s warrants to purchase shares of Class A Common Stock that were issued under the Warrant Agreement to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021.

(h) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, partners, members, shareholders, agents or representatives.

(i) “Tax” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by Law, by contract or otherwise.

7.2 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

if to the Company:	Archaea Energy Inc.
4444 Westheimer Road, Suite G450
Houston, Texas 77027
Attn: Lindsay Ellis (lellis@archaeaenergy)

with a copy to:	Kirkland & Ellis LLP
609 Main Street, 45th Floor
Houston, Texas 77002
Attn: Matthew R. Pacey (matt.pacey@kirkland.com)

if to Seller:	Aria Renewable Energy Systems LLC
c/o Ares Management LLC
Three Charles River Place, Suite 101
63 Kendrick Street
Needham, MA 02494
Attn: Noah Ehrenpreis (nehrenpreis@aresmgmt.com)

with a copy to:	Orrick Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
Attn: Matthew Gemello (mgemello@orick.com);
Marsha Mogilevich (mmogilevich@orrick.com)

Notices will be deemed to have been received on the date of receipt (a) if delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email.

7.3 Termination. This Agreement may only be terminated by (i) mutual written consent of the Parties to terminate this Agreement prior to the end of the Term or (ii) by either Party if such other Party is in breach of the terms of this Agreement if such breach continues unremedied for a period of five calendar days after notice to the breaching Party. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing in this Section 7.3 shall relieve either Party from liability for fraud or any willful breach of this Agreement prior to the termination hereof and (ii) the provisions of this Article VII shall survive any termination of this Agreement.

7.4 Acknowledgements.

(a) Each Party acknowledges and understands (i) that the other Party and its Affiliates may possess material nonpublic information regarding the Company, its Affiliates and the Subject Shares not known to the other Party that may impact the value of the Subject Shares, including, without limitation, (A) information received by Representatives of the Parties and their respective Affiliates, and (B) information received on a privileged basis from the attorneys and financial advisors representing the Parties and/or their respective Affiliates (collectively, the “Information”); and (ii) the Information, if disclosed to the other Party, could affect such Party’s decision to enter into this Agreement. Seller acknowledges and understands the risks to and disadvantage of Seller due to the disparity of information between Seller, on the one hand, and the Company and Opco, on the other hand.

(b) Notwithstanding the limitations set forth in Section 7.4(a), each Party has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby and each Party has had an opportunity to request information from the other Parties as it deems appropriate.

(c) Each Party agrees that no other Party, such Party’s Affiliates or any of its or their respective Representatives shall have any liability to the Party, its Affiliates or any of its or their respective Representatives whatsoever due to or in connection with the other Party’s and its Affiliates’ use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and each Party hereby irrevocably waives any claim that it might have based on the failure of the other Parties and their respective Affiliates to disclose the Information.

(d) Each Party acknowledges that (i) the other Parties are relying on its representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby and (ii) without such representations, warranties, acknowledgements and agreements, the other Parties would not enter into this Agreement or engage in the transactions contemplated hereby.

7.5 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Any agreement on the part of either Party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.6 Expenses. The Company shall bear all costs and expenses incurred in connection with the transactions contemplated by this Agreement, provided that the Company shall not be responsible for more than $75,000 in costs and expenses of Seller (including only up to $50,000 in fees and expenses of outside legal counsel selected by Seller and excluding any internal expenses of Seller (including all salaries and expenses of its employees)) unless otherwise agreed to by the Parties.

7.7 Entire Agreement. This Agreement, together with the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.9 Specific Enforcement; Jurisdiction.

(a) The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.9(b) hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, neither of the Parties would have entered into this Agreement.

(b) Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such legal action, suit or proceeding may be heard and determined exclusively in such court. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in the event any legal action, suit or proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.2 hereof (provided that nothing in this Section 7.9(b) shall affect the right of either Party to serve legal process in any other manner permitted by applicable Law) and (iv) agrees that it will not bring any legal action, suit or proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts of the State of Delaware. The Parties agree that a final trial court judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

7.10 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no Representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any legal action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 7.10.

7.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

7.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either Party.

7.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

7.14 Further Assurances. Each Party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to perform its obligations under this Agreement. Each Party shall use its reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist such other Party in doing, any and all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE COMPANY:
ARCHAEA ENERGY, INC.
By:	/s/ Eric Javidi
Name:	Eric Javidi
Title:	Chief Financial Officer
OPCO:
LFG ACQUISITION HOLDINGS LLC
By:	/s/ Eric Javidi
Name:	Eric Javidi
Title:	Chief Financial Officer
SELLER:
Aria Renewable Energy Systems LLC
By:	/s/ Noah Ehrenpreis
Name:	Noah Ehrenpreis
Title:	Vice President & Secretary

Signature Page to Share Repurchase Agreement

Exhibit 99.1

November 4, 2021

NOTICE OF REDEMPTION OF CERTAIN WARRANTS
(CUSIP 03940F 111)

Dear Warrant Holder,

Archaea Energy Inc. (the “Company”) hereby gives notice that it is redeeming (the “Redemption”), at 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”), (i) all of the Company’s outstanding publicly held warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that were issued under the Warrant Agreement, dated October 21, 2020 (the “Warrant Agreement”), by and among the Company, LFG Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), as part of the units sold in the Company’s initial public offering (the “IPO”) and (ii) all of the Company’s outstanding warrants to purchase shares of Class A Common Stock that were issued to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021 (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Redeemable Warrants”), in each case for a redemption price of $0.10 per warrant (the “Redemption Price”). Warrants to purchase Class A Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with the consummation of the IPO (the “Private Warrants”) are still held by the initial holders thereof or their permitted transferees and thus are not subject to the Redemption.

Under the terms of the Warrant Agreement, the Company is entitled to redeem all of the outstanding Redeemable Warrants at a redemption price of $0.10 per Redeemable Warrant if the last reported sales price of the Class A Common Stock has been at least $10.00 per share on the trading day prior to the date on which this Notice of Redemption is given and provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto available throughout the 30-day redemption period. Because the Private Warrants as of the Redemption Date are held by Rice Acquisition Sponsor LLC, Atlas Point or their respective Permitted Transferees (as defined in the Warrant Agreement), the Private Warrants are not currently callable for redemption. At the direction of the Company, the Warrant Agent is delivering this notice of redemption to each of the registered holders of the outstanding Redeemable Warrants.

The Redeemable Warrants may be exercised by the holders thereof until 5:00 p.m., New York City time, on the Redemption Date to purchase shares of Class A Common Stock underlying such warrants. Holders may continue to exercise Redeemable Warrants and receive Class A Common Stock in exchange for payment in cash of the $11.50 per warrant exercise price. Alternatively, a holder may elect to exercise their Redeemable Warrants on a “cashless basis” and surrender Redeemable Warrants for a certain number of shares of Class A Common Stock that is determined by reference to the table set forth in Section 6.2 of the Warrant Agreement based on the fair market value of the shares of Class A Common Stock and length of time to the expiration of the Redeemable Warrants. Holders of Redeemable Warrants that elect to exercise on such a cashless basis (instead of paying the $11.50 per warrant cash exercise price) will receive 0.361 of a share of Class A Common Stock for each Redeemable Warrant surrendered for exercise. If any holder of Redeemable Warrants would, after taking into account all of such holder’s Redeemable Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

The Public Warrants and the Class A Common Stock are listed on the New York Stock Exchange (the “NYSE”) under the symbols “LFG WS” and “LFG,” respectively. On November 3, 2021, the last reported sale price of the Public Warrants was $7.37 per warrant and the last reported sale price of the Class A Common Stock was $18.87 per share.

The Company understands from the NYSE that December 3, 2021, the trading day prior to the Redemption Date, will be the last day on which the Public Warrants will be traded on the NYSE.

TERMS OF REDEMPTION; CESSATION OF RIGHTS

The rights of the Redeemable Warrant holders to exercise their Redeemable Warrants will terminate immediately prior to 5:00 p.m., New York City time, on the Redemption Date. At 5:00 p.m., New York City time, on the Redemption Date and thereafter, holders of unexercised Redeemable Warrants will have no rights with respect to those warrants, except to receive the Redemption Price or as otherwise described in this notice for holders who hold their Redeemable Warrants in “street name.” We encourage you to consult with your broker, financial advisor and/or tax advisor to consider whether or not to exercise your Redeemable Warrants.

The Company is exercising this right to redeem the Redeemable Warrants pursuant to Section 6.2 of the Warrant Agreement. Pursuant to Section 6.2 of the Warrant Agreement, the Company has the right to redeem all of the outstanding Redeemable Warrants at a redemption price of $0.10 per Redeemable Warrant if the last reported sales price of the Class A Common Stock has been at least $10.00 per share on the trading day prior to the date on which this notice of redemption is given and provided that there is an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Redeemable Warrants and a current prospectus relating thereto available throughout the 30-day redemption period. The last reported sale price of the Class A Common Stock on November 3, 2021, the trading day prior to the date on which this notice of redemption is being given, was at least $10.00 per share.

EXERCISE PROCEDURE

Redeemable Warrant holders have until immediately prior to 5:00 p.m., New York City time, on the Redemption Date to exercise their Redeemable Warrants to purchase Class A Common Stock. Warrants may be exercised for cash at the Cash Exercise Price (as defined below) or on a cashless basis:

•        Cash Exercise: Each Redeemable Warrant entitles the holder thereof to purchase one share of Class A Common Stock at a cash price of $11.50 per warrant exercised (the “Cash Exercise Price”). Payment of the Cash Exercise Price must be made by wire transfer of immediately available funds. Wire instructions will be provided to The Depository Trust Company and will otherwise be provided upon request.

•        Cashless Exercise: If exercising on a cashless basis, a holder exercising a Redeemable Warrant will surrender Redeemable Warrants for a certain number of Class A Common Stock that is determined by reference to the table set forth in Section 6.2 of the Warrant Agreement based on the fair market value of the shares of Class A Common Stock and length of time to the expiration of the Redeemable Warrants. Holders of Redeemable Warrants that elect to exercise on a cashless basis (instead of paying the $11.50 per warrant cash exercise price) will receive 0.361 of a share of Class A Common Stock for each Redeemable Warrant surrendered for exercise. If any holder of Redeemable Warrants would, after taking into account all of such holder’s Redeemable Warrants exercised at one time, be entitled to receive a fractional interest in a share of Class A Common Stock, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Those who hold Redeemable Warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their Redeemable Warrants. The act of exercising is VOLUNTARY, meaning holders must instruct their broker to submit the warrants for exercise.

Persons who are holders of record of their Redeemable Warrants may exercise their Redeemable Warrants by sending a fully and properly completed “Election to Purchase” (a form of which is attached hereto as Annex A), duly executed and indicating, among of things, the number of Redeemable Warrants being exercised and whether such Redeemable Warrants are being exercised on a cash or cashless basis:

Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, NY 10004
Attention: Compliance Department
Telephone Number: (212) 509-4000

The method of delivery of the Redeemable Warrants is at the option and risk of the holder, but if mail is used, registered mail properly insured is suggested.

The fully and properly completed Election to Purchase and, if the Redeemable Warrants are exercised for cash, payment in full of the Cash Exercise Price, must be received by Continental Stock Transfer & Trust Company prior to 5:00 p.m., New York City time, on the Redemption Date. Subject to the following paragraph, any failure to deliver the Warrant Certificate, a fully and properly completed Election to Purchase or, if the applicable Redeemable Warrants are exercised for cash, the payment in full of the Redemption Price before such time will result in such holder’s Redeemable Warrants being redeemed and not exercised.

WARRANTS HELD IN STREET NAME

For holders of Redeemable Warrants who hold their Redeemable Warrants in “street name,” broker-dealers shall have two business days from the Redemption Date, or 5:00 p.m., New York City time, on December 8, 2021, to deliver the Redeemable Warrants to the Warrant Agent, provided that a Notice of Guaranteed Delivery and, in the case of a cash exercise, payment in full of the Cash Exercise Price, is received by the Warrant Agent prior to 5:00 p.m., New York City time, on the Redemption Date. Any such Redeemable Warrant received without the Election to Purchase or the Notice of Guaranteed Delivery having been duly executed and fully and properly completed or, in the case of a cash exercise, without the payment in full of the Cash Exercise Price will be deemed to have been delivered for redemption (at $0.10 per Redeemable Warrant), and not for exercise.

PROSPECTUS

A prospectus covering the Class A Common Stock issuable upon the exercise of the Redeemable Warrants is included in a registration statement (Registration No. 333-260094) initially filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2021 and declared effective by the SEC on October 21, 2021. The SEC maintains an Internet website that contains a copy of this prospectus (and any supplements thereto). The address of that site is www.sec.gov. Alternatively, you can obtain a copy of the prospectus (and any supplements thereto) from our investor relations website at https://ir.archaeaenergy.com/.

REDEMPTION PROCEDURE

Payment of the Redemption Price will be made by the Company upon presentation and surrender of a Redeemable Warrant for payment after 5:00 p.m., New York City time, on the Redemption Date. Those who hold their shares in “street name” should contact their broker to determine their broker’s procedure for redeeming their Redeemable Warrants.

ADDITIONAL INFORMATION

Any questions you may have about redemption or exercise of your Redeemable Warrants may be directed to the Company’s information agent for the Redemption, D.F. King & Co., Inc., Attention: Michael Horthman, by calling (800) 848-3410 (or (212) 269-5550 for banks and brokers), or by emailing LFG@dfking.com. Questions may also be directed to the Warrant Agent at its address and telephone number set forth above.

Sincerely,
ARCHAEA ENERGY INC.
/s/ Eric Javidi
Eric Javidi
Chief Financial Officer

Annex A

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive              shares of Class A Common Stock and herewith tenders payment for such shares of Class A Common Stock to the order of the Company in the amount of $             in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Class A Common Stock be registered in the name of             , whose address is              and that such shares of Class A Common Stock be delivered to              whose address is             . If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of             , whose address is              and that such Warrant Certificate be delivered to             , whose address is             .

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) and Section 6.4 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant (as such term is defined in the Warrant Agreement) may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Class A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall mark the box below and complete the following:

☐ The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of             , whose address is              and that such Warrant Certificate be delivered to             , whose address is             .

[Signature Page Follows]

Date:             , 2021

(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

PROSPECTUS SUPPLEMENT NO. 4

(To prospectus dated October 21, 2021)

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 21, 2021 (the “Prospectus”), with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LFG.” On December 16, 2021, the last sale price of the Class A Common Stock as reported on the NYSE was $18.03 per share.

_______________________

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is December 17, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

______________________________

Current Report

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: December 17, 2021

______________________________

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

______________________________

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On December 17, 2021, Archaea Energy Inc. (the “Company”) issued a press release (the “Press Release”) announcing the results of the redemption (the “Redemption”) of its publicly held warrants (the “Public Warrants”) to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that were originally sold as part of the units in the Company’s initial public offering and its warrants to purchase shares of Class A Common Stock that were issued in a private placement simultaneously with the consummation of the Company’s business combination on September 15, 2021 (the “Forward Purchase Warrants” and, together with the Public Warrants, the “Redeemable Warrants”). A copy of the Press Release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

As disclosed in the Press Release, prior to 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”), 9,114,403 Public Warrants and all 250,000 Forward Purchase Warrants were exercised for cash at an exercise price of $11.50 per share of Class A Common Stock, generating $108 million of proceeds to the Company. These cash proceeds were used to repurchase 6,101,449 shares of Class A Common Stock from Aria Renewable Energy Systems LLC at a pre-negotiated price of $17.65 per share. Additionally, 2,724,515 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 983,520 shares of Class A Common Stock. The remaining 23,574 unexercised and outstanding Public Warrants were redeemed for $0.10 per Public Warrant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated December 17, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2021

ARCHAEA ENERGY INC.
By:	/s/ Lindsay Ellis
Name:	Lindsay Ellis
Title:	General Counsel and Secretary

Exhibit 99.1

December 17, 2021

Archaea Energy Inc. Announces Results of the
Completed Redemption of All Outstanding Public Warrants

•        All 12.1 million outstanding redeemable LFG warrants eliminated from capital structure; only the 6.8 million Private Warrants remain outstanding

•        Cash proceeds from warrant exercises used to repurchase more than 25% of Ares’ LFG equity position

•        Net effect of warrant exercises and share repurchase from Ares is the issuance of 4.2 million shares of LFG along with the elimination of all 12.1 million redeemable warrants (0.351 shares per warrant)

•        Transaction design creates step-up in basis at the Up-C OpCo, which is expected to be utilized to reduce cash taxes in the future

HOUSTON — (Business Wire) — Archaea Energy Inc. (“Archaea” or the “Company”) (NYSE: LFG) today announced the results of the previously announced redemption (the “Redemption”) of its 12.1 million redeemable warrants (the “Redeemable Warrants”), each of which entitled the holder, upon exercise, to purchase a share of the Company’s Class A Common Stock for $11.50. The 6.8 million outstanding warrants that were privately issued to the Company’s sponsor and Atlas Point Energy Infrastructure Fund, LLC were not subject to the Redemption (the “Private Warrants”).

Prior to 5:00 p.m., New York City time, on December 6, 2021 (the “Redemption Date”), 9.4 million Redeemable Warrants were exercised for cash at an exercise price of $11.50 per share of Class A Common Stock, generating $108 million of proceeds to the Company. These cash proceeds were used to repurchase 6.1 million shares of Class A Common Stock of LFG from Aria Renewable Energy Systems LLC (“Ares”) at a pre-negotiated price of $17.65 per share. Additionally, 2.7 million public warrants were exercised on a cashless basis in exchange for an aggregate of 1.0 million shares of Class A Common Stock. The remaining 23,574 public warrants were unexercised and were each redeemed at a price of $0.10.

The net result of the Redemption and related exercises of Redeemable Warrants, combined with the repurchase of shares, is a net share count increase of 4.2 million and elimination of the 12.1 million Redeemable Warrants. This results in 120.1 million LFG shares of Class A and Class B Common Stock outstanding, in addition to the 6.8 million Private Warrants. Ares’ ownership position has been reduced to 14.9 million shares out of the 120.1 million shares outstanding.

In connection with the Redemption, the public warrants stopped trading on the New York Stock Exchange and were delisted. The Redemption had no effect on the trading of the Class A Common Stock, which continues to trade on the New York Stock Exchange under the ticker symbol “LFG”.

As a result of the Company’s up-C structure, prior to selling shares of the Company’s Class A Common Stock, Aria Renewable Energy Systems LLC converted shares of the Company’s Class B Common Stock and Class A Units of LFG Acquisition Holdings LLC (“OpCo”) into shares of the Company’s Class A Common Stock, which resulted in an increase in the Company’s ownership interest in OpCo. The Company will receive a stepped-up tax basis in the underlying assets of OpCo for this additional ownership interest, which is expected to provide future cash tax savings for the Company totaling approximately $20 million at current tax rates through an expected increase in future depreciation and amortization deductions.

About Archaea

Archaea Energy Inc. is one of the largest RNG producers in the U.S., with an industry-leading platform and expertise in developing, constructing, and operating RNG facilities to capture waste emissions and convert them into low carbon fuel. Archaea’s innovative, technology-driven approach is backed by significant gas processing expertise, enabling Archaea to deliver RNG projects that are expected to have higher uptime and efficiency, faster project timelines, and lower development costs. Archaea partners with landfill and farm owners to help them transform potential sources of emissions into RNG, transforming their facilities into renewable energy centers. Archaea’s differentiated commercial strategy is focused on long-term contracts that provide commercial partners a reliable, non-intermittent, sustainable decarbonizing solution to displace fossil fuels.

Archaea Contacts

Investors and Media

Megan Light
mlight@archaea.energy
346-439-7589

PROSPECTUS SUPPLEMENT NO. 5
(To prospectus dated October 21, 2021)

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK
7,021,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 21, 2021 (the “Prospectus”), with the information contained in our (i) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2021 (the “Current Report”), (ii) Amendment No. 2 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020 filed with the SEC on December 28, 2021 (the “Amended 10-K”), (iii) Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2021 filed with the SEC on December 28, 2021 (the “Amended 1Q21 10-Q”), and (iv) Amendment No. 1 to the Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2021 filed with the SEC on December 28, 2021 (the “Amended 2Q21 10-Q” and, together with the Amended 1Q21 10-Q, the “Amended 10-Qs”). Accordingly, we have attached the Current Report, the Amended 10-K and the Amended 10-Qs to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LFG.” On December 27, 2021, the last sale price of the Class A Common Stock as reported on the NYSE was $17.96 per share.

________________________________

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________

The date of this prospectus supplement is December 28, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

FORM 8-K

________________________________

Current Report
Pursuant to Section 13 or 15(d) of the securities exchange act of 1934
Date of Report (Date of earliest event reported): December 28, 2021

________________________________

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

________________________________

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

The information set forth below in Item 4.02 and Item 7.01 is incorporated by reference into this Item 2.02.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In light of recent comment letters issued by the Securities and Exchange Commission (the “SEC”) to several other special purpose acquisition companies, the management of Archaea Energy Inc. (the “Company,” “Archaea” or “we”) has re-evaluated the Company’s application of Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” to its accounting classification of the redeemable shares of Class A common stock of the Company (the “Public Shares”) issued as part of the units sold in the Company’s initial public offering. The Company had previously classified a portion of the Public Shares as permanent equity because the Company’s amended and restated certificate of incorporation prior to the consummation of its initial business combination (the “charter”) provided that the Company shall not redeem the Public Shares to the extent that such redemption would result in the Company’s failure to have net tangible assets in excess of $5 million or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Company’s initial business combination. Based on such re-evaluation, the Company’s management determined that the Public Shares include certain redemption features not solely within the Company’s control that, under ASC 480-10-S99, require such shares to be classified as temporary equity in their entirety.

Therefore, on December 28, 2021, the Audit Committee of the Company’s Board of Directors (the “Audit Committee”), after discussion with the Company’s management, concluded that the Company’s previously issued (i) audited balance sheet as of October 26, 2020 included in the Company’s Annual Report on Form 10-K/A filed with the SEC on May 13, 2021, (ii) audited financial statements as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 included in the Company’s Annual Report on Form 10-K/A filed with the SEC on May 13, 2021, (iii) unaudited interim financial statements as of and for the three months ended March 31, 2021 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 26, 2021 and (iv) unaudited interim financial statements as of and for the three and six months ended June 30, 2021 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2021 should be restated to report all of the Public Shares as temporary equity, and as a result, such financial statements, as well as portions of any communication that describe or are based on such financial statements, should no longer be relied upon.

Additionally, on December 28, 2021, the Audit Committee, after discussion with the Company’s management, concluded that the Company’s previously issued unaudited interim financial statements as of and for the three and nine months ended September 30, 2021 (together with the financial statements referred to in the immediately preceding paragraph, the “Affected Financial Statements”) included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 15, 2021 should no longer be relied upon due to an error related to the transactions recorded as part of the reverse recapitalization, which understated general and administrative expenses and accounts payable reported in such financial statements by $2.8 million. The error related to a duplicate entry recorded as part of the reverse recapitalization. Portions of any communication that describe or are based on such financial statements also should no longer be relied upon.

The Company plans to file an amendment to each of the reports referred above to restate the Affected Financial Statements.

The Audit Committee has discussed the matters disclosed in the first, second and fourth paragraphs in this Item 4.02 with WithumSmith+Brown, PC (the Company’s independent registered public accounting firm from September 1, 2020 (inception) through September 20, 2021) and the matters disclosed in the above four paragraphs with KPMG LLP (the Company’s current independent registered public accounting firm).

Item 7.01 Regulation FD Disclosure.

Due to the restatements referred in Item 4.02, portions of any communication that describe or are based on any of the Affected Financial Statements should no longer be relied upon. In addition to other changes not described herein, the Company’s net income and Adjusted EBITDA, on a combined basis, for the three and nine months ended September 30, 2021 would differ from the amounts previously reported in the Company’s press release regarding its third quarter of 2021 results, which was issued on November 15, 2021 (the “Third Quarter 2021 Earnings

Release”), as set forth in the table below. The full year 2021 combined Adjusted EBITDA guidance range of $72.5 - $77.5 million disclosed in the Third Quarter 2021 Earnings Release remains unchanged. As described in the Third Quarter 2021 Earnings Release, financial information presented on a “combined basis” is the sum of the historical financial results of the Company for the full period shown and Aria Energy LLC for periods prior to the business combinations closing date, but only includes the impact of purchase accounting as of September 15, 2021.

(in thousands)	As Previously Reported	Adjustment	As Restated
Three Months Ended September 30, 2021
Combined basis – Net income (loss)	$(21,875)	$(2,836)	$(24,711)
Combined basis – Adjusted EBITDA(1)	$22,291	$(2,836)	$19,455

Nine Months Ended September 30, 2021
Combined basis – Net income (loss)	$52,750	$(2,836)	$49,914
Combined basis – Adjusted EBITDA(1)	$59,804	$(2,836)	$56,968

____________

(1)      Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our consolidated financial statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors, and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

Adjusted EBITDA is calculated by taking net income (loss), before taxes, interest expense, and depreciation, amortization and accretion, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including gains and losses on disposal of assets, impairment charges, debt forbearance costs, changes in the fair value of derivatives, non-cash compensation expense, and non-recurring costs related to our business combinations. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

The table below reconciles Adjusted EBITDA to net income (loss). A reconciliation of expected full year 2021 combined Adjusted EBITDA to net income (loss) cannot be provided without unreasonable efforts due to the inherent difficulty in quantifying certain amounts, including changes in fair value of warrant derivatives, due to a variety of factors including the unpredictability of underlying price movements, which may be significant.

(in thousands)	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Net income (loss)	$(24,711)	$49,914
Adjustments:
Interest expense	$3,639	$12,335
Depreciation, amortization and accretion	$7,776	$20,025
EBITDA	$(13,296)	$82,274
Amortization of intangibles and below-market contracts	$580	$2,488
Amortization of equity method investments basis difference	$428	$428
Net (gains) losses from changes in fair value of derivatives	$9,839	$9,284
Share-based compensation	$2,708	$2,886
Gain on disposal of assets	$—	$(1,347)
Gain on extinguishment of debt	$—	$(61,411)
Acquisition transaction costs	$19,197	$22,367
Adjusted EBITDA	$19,455	$56,968

____________

Note: Totals may not sum due to rounding.

Item 8.01 Other Events.

The Company’s Board of Directors expects to hold the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) on May 18, 2022. The time and location of the Annual Meeting will be set forth in the Company’s definitive proxy statement for the Annual Meeting to be filed with the SEC. The Company has set January 18, 2022 as the deadline for the receipt of proposals to be considered for inclusion in the Company’s proxy statement for the Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All stockholder proposals submitted in accordance with Rule 14a-8 under the Exchange Act must be directed to the attention of the Corporate Secretary, at 4444 Westheimer Road, Suite G450, Houston, Texas, 77027. Pursuant to the Company’s Bylaws, stockholders seeking to bring business before the Annual Meeting or nominate candidates for election as directors at the Annual Meeting must deliver such proposals or nomination in accordance with the notice requirements contained in the Company’s Bylaws to the principal executive offices of the Company at 4444 Westheimer Road, Suite G450, Houston, Texas, 77027, Attention: Corporate Secretary, no earlier than the close of business on January 18, 2022 and no later than the close of business on February 17, 2022. Any stockholder proposal or director nomination must also comply with the requirements of Delaware law, the rules and regulations promulgated by the SEC and the Bylaws, as applicable.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains certain statements that may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other similar words. Forward-looking statements may relate to expectations for future financial performance, business strategies or expectations for Archaea’s business. Specifically, forward-looking statements may include statements concerning market conditions and trends, earnings, performance, strategies, prospects and other aspects of Archaea’s business. Forward looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of Archaea, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to: (a) the ability to recognize the anticipated benefits of the business combinations and any transactions contemplated thereby, which may be affected by, among other things, competition, the ability of Archaea to grow and manage growth profitably and retain its management and key employees; (b) the possibility that Archaea may be adversely affected by other economic, business and/or competitive factors; (c) Archaea’s ability to develop and operate new projects; (d) the reduction or elimination of government economic incentives to the renewable energy market; (e) delays in acquisition, financing, construction and development of new projects; (f) the length of development cycles for new projects, including the design and construction processes for Archaea’s projects; (g) Archaea’s ability to identify suitable locations for new projects; (h) Archaea’s dependence on landfill operators; (i) existing regulations and changes to regulations and policies that affect Archaea’s operations; (j) decline in public acceptance and support of renewable energy development and projects; (k) demand for renewable energy not being sustained; (l) impacts of climate change, changing weather patterns and conditions, and natural disasters; (m) the ability to secure necessary governmental and regulatory approvals; (n) the Company’s expansion into new business lines; and (o) other risks and uncertainties indicated in the Registration Statement on Form S-1 (File No. 333-260094), originally filed by Archaea with the SEC on October 6, 2021, as subsequently amended on October 18, 2021 and declared effective by the SEC on October 21, 2021, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Archaea.

Accordingly, forward-looking statements should not be relied upon as representing Archaea’s views as of any subsequent date. Archaea does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 28, 2021	ARCHAEA ENERGY INC.
	By:	/s/ Chad Bellah
	Name:	Chad Bellah
	Title:	Chief Accounting Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

FORM 10-K/A
(Amendment No. 2)

________________________________

(Mark One)
☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2020

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

________________________________

ARCHAEA ENERGY INC. (formerly known as Rice Acquisition Corp.)
(Exact name of registrant as specified in its charter)

________________________________

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (346) 708-8272

________________________________

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol:	Name of Each Exchange on Which Registered:
Shares of Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None

________________________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐    No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act. Yes ☐    No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒    No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☒    No ☐

As of June 30, 2020, the last business day of the registrant’s most recently completed second fiscal quarter, the registrant’s securities were not publicly traded. The registrant’s units began trading on The New York Stock Exchange (“NYSE”) on October 22, 2020 and the registrant’s shares of Class A common stock, par value $0.0001 (the “Class A common stock”) and warrants began trading on the NYSE on December 14, 2020. The aggregate market value of the common stock outstanding, other than shares held by persons who may be deemed affiliates of the registrant, computed by reference to the closing sales price for the shares of common stock on March 19, 2021, as reported on the NYSE, was $127,909,348 (based on the closing sales price of the Class A common stock on March 19, 2021 of $10.27).

As of March 19, 2021, 23,727,500 shares of Class A common stock, par value $0.0001, and 5,931,350 shares of Class B common stock, par value $0.0001, were issued and outstanding.

Documents Incorporated by Reference: None.

EXPLANATORY NOTE

Archaea Energy Inc., formerly known as Rice Acquisition Corp. (the “Company”), is filing this Amendment No. 2 on Form 10-K/A (this “Amendment No. 2”) to amend and restate certain items in its Annual Report on Form 10-K as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020, as originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 30, 2021 (the “Original Filing”) and subsequently amended on May 13, 2021 (“Amendment No. 1”).

On September 15, 2021, the Company consummated the previously announced business combinations pursuant to (i) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Aria Merger Agreement”), by and among Rice Acquisition Corp., a Delaware corporation (“RAC”), Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company, pursuant to which, among other things, Aria Merger Sub was merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company, and Archaea Energy II LLC, a Delaware limited liability company (“Legacy Archaea”), pursuant to which, among other things, Archaea Merger Sub was merged with and into Legacy Archaea, with Legacy Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). As further discussed in Note 4 - Business Combinations and Reverse Recapitalization, Legacy Archaea was determined to be the accounting acquirer of the Business Combinations, and Aria was the predecessor to the Company.

Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement, on September 15, 2021 (the “Closing Date”), the Business Combination was consummated (the “Closing”).

As a result of the Business Combination, among other things, Nicholas Stork was appointed as Chief Executive Officer of the Company and Eric Javidi was appointed as Chief Financial Officer of the Company, effective as of the Closing.

Unless stated otherwise, this report contains information about RAC before the consummation of the Business Combination. References to the “Company” in this report refer to RAC before the consummation of the Business Combination or Archaea Energy Inc. after the Business Combination, as the context suggests.

Second Restatement Background

In the Company’s previously issued financial statements, a portion of the redeemable shares of Class A common stock of the Company (the “public shares”) issued as part of the units sold in the Company’s initial public offering were classified as permanent equity to maintain stockholders’ equity greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Thus, the Company can only complete a merger and continue to exist as a public company if there are sufficient public shares that do not redeem at the merger and so it is appropriate to classify the portion of its public shares required to keep its stockholders’ equity above the $5,000,000 threshold as “shares not subject to redemption.”

Following the preparation of the Company’s unaudited condensed financial statements as of and for quarterly period ended September 30, 2021, the Company further evaluated the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. As a result, the Company determined that the public shares include certain redemption provisions not solely within the control of the Company that, under

ASC 480-10-S99, require such shares to be classified outside of permanent equity. In addition, in connection with the change in presentation of Class A common stock, the Company determined it should restate its earnings per share calculation to allocate income and losses shares pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company.

Therefore, on December 28, 2021, the audit committee of the Company’s board of directors (the “Audit Committee”), after discussion with the Company’s management, concluded that the Company’s previously issued (i) audited balance sheet as of October 26, 2020 included in Amendment No. 1, (ii) audited financial statements as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 included in Amendment No. 1, (iii) unaudited interim financial statements as of and for the three months ended March 31, 2021 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 26, 2021 and (iv) unaudited interim financial statements as of and for the three and six months ended June 30, 2021 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 13, 2021 should be restated to report all public shares as temporary equity and should no longer be relied upon.

Items Amended in this Amendment No. 2

For the convenience of the reader, this Amendment No. 2 amends and restates Amendment No. 1 in its entirety (which had amended and restated the Original Filing in its entirety). As a result, this Amendment No. 2 includes both items that have been changed as a result of the restatement described above and the restatement described in Amendment No. 1 as well as items that are unchanged from the Original Filing. The following items have been amended in this Amendment No. 2 to reflect the restatement described above:

•        Part I, Item 1A. Risk Factors

•        Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•        Part II, Item 8. Financial Statements and Supplementary Data

•        Part II, Item 9A. Controls and Procedures

•        Part IV, Item 15. Exhibits, Financial Statement Schedules

In addition, in accordance with applicable SEC rules, this Amendment No. 2 includes new certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act from our Chief Executive Officer (as principal executive officer) and our Chief Financial Officer (as principal financial officer) dated as of the filing date of this Amendment No. 2.

Amendment No. 1 had amended and restated the Original Filing in its entirety, and the only items that were amended in Amendment No. 1 were those listed below. Amendment No. 1 also included certifications from the Company’s principal executive officer and principal financial officer, which were dated as of the filing date of Amendment No. 1.

•        Part I, Item 1A. Risk Factors

•        Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•        Part II, Item 8. Consolidated Financial Statements and Supplementary Data

•        Part II, Item 9A. Controls and Procedures

•        Part IV, Item 15. Exhibits, Financial Statement Schedules

Except as described above, this Amendment No. 2 does not amend, update or change any other items or disclosures in Amendment No. 1. This Amendment No. 2 does not purport to reflect any information or events subsequent to the filing date of the Original Filing (except as noted in Amendment No. 1 with respect to the restatement described therein). As such, this Amendment No. 2 speaks only as of the date the Original Filing was filed, and we have not undertaken herein to amend, supplement or update any information contained in the Original Filing to give effect to any subsequent events. Accordingly, this Amendment No. 2 should be read in conjunction with our filings made with the SEC subsequent to the filing of the Original Filing.

CERTAIN TERMS

Unless otherwise stated in this Annual Report on Form 10-K (this “Report”), or the context otherwise requires, references to:

•        “Affiliated Joint Acquisition” are to an acquisition opportunity jointly with our sponsor, or one or more affiliates, including Rice Investment Group and/or one or more of its portfolio companies;

•        “Atlas Point Fund” are to Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company;

•        “Common stock” are to our Class A common stock and our Class B common stock, collectively;

•        “equity-linked securities” are to any securities of our company or any of our subsidiaries which are convertible into, or exchangeable or exercisable for, equity securities of our company or such subsidiary, including any securities issued by our company or any of our subsidiaries which are pledged to secure any obligation of any holder to purchase equity securities of our company or any of our subsidiaries, and including Opco Units;

•        “forward purchase agreement” are to the agreement that provides for the sale of the forward purchase securities to Atlas Point Fund in a private placement that will close simultaneously with the closing of our initial business combination;

•        “forward purchase securities” are to either the forward purchase units valued at $10.00 per unit or the forward purchase shares valued at $9.67 per share, which may be issued at our discretion pursuant to the forward purchase agreement;

•        “forward purchase shares” are to our Class A common stock that may be issued pursuant to the forward purchase agreement;

•        “forward purchase units” are to the units, consisting of one share of our Class A common stock and one-third of one warrant that may be issued pursuant to the forward purchase agreement;

•        “forward purchase warrants” are to the warrants that may be sold as part of the forward purchase units pursuant to the forward purchase agreement;

•        “founder shares” are to the Class B Units of Opco initially issued in a private placement to our sponsor prior to our initial public offering (or the Class A Units of Opco into which such Class B Units will convert) and a corresponding number of shares of our non-economic Class B common stock;

•        “initial stockholders” are to holders of our founder shares and sponsor shares prior to our initial public offering, including Atlas Point Energy Infrastructure Fund, LLC;

•        “management” or our “management team” are to our officers and directors;

•        “Opco” is to Rice Acquisition Holdings LLC;

•        “Opco Units” are to the Class A Units and Class B Units of Opco;

•        “private placement warrants” are to the warrants issued to our sponsor and Atlas Point Fund in private placements simultaneously with the closing of our initial public offering;

•        “public shares” are to shares of our Class A common stock sold as part of the units in our initial public offering and, unless otherwise stated herein, the 2,500 shares of our Class A common stock forming part of the sponsor shares, which collectively represent 100% of the economic interests in Rice Acquisition Corp.;

•        “public stockholders” are to the holders of our public shares, including our initial stockholders and management team to the extent our initial stockholders and/or members of our management team purchase public shares, provided that each initial stockholder’s and member of our management team’s status as a “public stockholder” shall only exist with respect to such public shares;

•        “public warrants” are to the warrants sold as part of the units in our initial public offering;

•        “Rice Investment Group” is a multi-strategy fund controlled by the Rice family and other members of our management focused on a diverse array of energy related investments, including energy transition investments;

•        “sponsor” are to Rice Acquisition Sponsor LLC, a Delaware limited liability company. Our sponsor is controlled by its managing members, Daniel Joseph Rice, IV and J. Kyle Derham, and owned by members of our management and other individuals, and is an affiliate of Rice Investment Group;

•        “sponsor shares” are to the 100 Class A Units of Opco and corresponding number of shares of our non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after our initial business combination on a one-for-one basis) and the 2,500 shares of our Class A common stock purchased by our sponsor in a private placement prior to our initial public offering; and

•        “we,” “us,” “company” or “our company” are to Rice Acquisition Corp. and Opco.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report, including, without limitation, statements under the heading “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•        our ability to select an appropriate target business or businesses;

•        our ability to complete an initial business combination;

•        our expectations around the performance of the prospective target business or businesses;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving our initial business combination;

•        our potential ability to obtain additional financing to complete our initial business combination;

•        our pool of prospective target businesses;

•        our ability to consummate an initial business combination due to the uncertainty resulting from the recent COVID-19 pandemic and other events (such as terrorist attacks, natural disasters or other significant outbreaks of infectious diseases);

•        the ability of our officers and directors to generate a number of potential investment opportunities;

•        our public securities’ potential liquidity and trading;

•        the lack of a market for our securities;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        the trust account not being subject to claims of third parties; or

•        our financial performance following our initial public offering.

The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Report. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this Report, those results or developments may not be indicative of results or developments in subsequent periods.

SUMMARY OF RISK FACTORS

The following is a summary of the principal risks described below in Part I, Item 1A “Risk Factors” in this Annual Report on Form 10-K. We believe that the risks described in the “Risk Factors” section are material to investors, but other factors not presently known to us or that we currently believe are immaterial may also adversely affect us. The following summary should not be considered an exhaustive summary of the material risks facing us, and it should be read in conjunction with the “Risk Factors” section and the other information contained in this Annual Report on Form 10-K.

•        We are a recently formed blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

•        Past performance by the Rice family, Rice Investment Group and its portfolio companies and our management team may not be indicative of future performance of an investment in the Company. In addition, none of our officers or directors have served as a sponsor, director or officer of any blank check companies or special purpose acquisition companies in the past.

•        Our public stockholders may not be afforded an opportunity to vote on our proposed business combination, which means we may complete our initial business combination even though a majority of our public stockholders do not support such a combination.

•        In evaluating a prospective target business for our initial business combination, our management may consider the availability of funds from the sale of the forward purchase securities, which may be used as part of the consideration to the sellers in the initial business combination. If Atlas Point Fund decides not to accept our offer to purchase the forward purchase securities, we may decide not to consummate our initial business combination, or if we decide to, we may lack sufficient funds to consummate our initial business combination.

•        Your only opportunity to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash.

•        If we seek stockholder approval of our initial business combination, our initial stockholders and management team have agreed to vote in favor of such initial business combination, regardless of how our public stockholders vote.

•        The ability of our public stockholders to redeem their shares for cash may make our financial condition unattractive to potential business combination targets, which may make it difficult for us to enter into a business combination with a target.

•        The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

•        The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

•        Our search for a business combination, and any target business with which we ultimately consummate a business combination, may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets.

•        We may not be able to complete our initial business combination within the 24 months after the closing of our initial public offering, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may receive only their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

•        If we seek stockholder approval of our initial business combination, our sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders or public warrantholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A common stock.

•        If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

•        You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

•        The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

•        If we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold in excess of 20% of our Class A common stock, you will lose the ability to redeem all such shares in excess of 20% of our Class A common stock.

•        Because of our limited resources and the significant competition for business combination opportunities, it may be more difficult for us to complete our initial business combination. If we do not complete our initial business combination, our public stockholders may receive only their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

•        If the net proceeds of our initial public offering and the sale of the private placement warrants not being held in the trust account are insufficient to allow us to operate for at least the next 24 months, we may be unable to complete our initial business combination, in which case our public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

•        If the net proceeds of our initial public offering and the sale of the private placement warrants not being held in the trust account are insufficient to allow us to operate for at least the next 24 months, it could limit the amount available to fund our search for a target business or businesses and complete our initial business combination and we will depend on loans from our sponsor or management team to fund our search for a business combination, to pay franchise and income taxes of the Company or Opco and to complete our initial business combination. If we are unable to obtain these loans, we may be unable to complete our initial business combination.

•        Subsequent to our completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

•        If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

PART I

Item 1.    Business

Overview

We are a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this Report as our initial business combination. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

In September 2020, our Sponsor paid $25,000 to cover certain of our expenses in exchange for (i) 5,750,100 shares of our Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of our Class A common stock, par value $0.0001 per share. Also in September 2020, the Sponsor received 5,750,000 Class B Units of Opco (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the independent directors. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent directors. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of our Class B common stock, and (ii) 2,500 shares of our Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial business combination, such Class B Units will not be entitled to participate in a liquidating distribution.

On October 26, 2020, the Company consummated its initial public offering of 23,725,000 units, including 2,225,000 units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 units sold, affiliates of our Sponsor and Atlas Point Fund had purchased 1,980,000 units (the “Affiliated Units”) and 2,128,500 units (the “Atlas Units”), respectively, at the initial public offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of our initial public offering, we consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Each Private Placement Warrant is exercisable to purchase one share of our Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of our non-economic Class B common stock, subject to certain adjustments.

Market Opportunity

We intend to focus our search for a target business in the broadly defined energy transition or sustainability arena. Specifically, we plan to concentrate our search on supply-side solutions and innovations that enable the economy to decarbonize in sectors that include renewable fuels, sustainable chemical production and feedstocks, carbon capture, utilization and storage technology and equipment, applications, infrastructure and technology focused on reducing the carbon intensity of fuels, energy production methods, and industrial processes. We believe the recent capital market and investment activity directed at energy transition has focused on end-market applications such as vehicle electrification, energy efficiency for consumers and sustainable and eco-conscious products. These trends are important to the overall success of the energy transition; however, their adoption and commercial development require more focus on the production and supply of clean fuels, sustainable energy and industrial applications and infrastructure. We believe traditional renewable electricity generation from wind and solar will continue growing market share. These sources are ultimately limited by geography and intermittency, and will not solve the renewable energy needs of several sub-sectors of the economy less likely to electrify. Our focus on renewable fuels and sustainable chemical production will serve to bolster and complement the rapid development of wind and solar. Our management’s history and track-record of owning and building successful energy production companies provides us with unique and differentiated insights into how the traditional fossil fuel-based energy value chain is changing to accommodate for a lower carbon footprint and a more sustainable future.

The potential growth in the production and consumption of sustainable fuels, including renewable natural gas (“RNG”), blue and green hydrogen, renewable diesel, renewable jet fuel, low or zero-carbon synthetic fuels and fuels that incorporate carbon capture, utilization and storage represents a significant market opportunity. We believe the widespread adoption of renewable fuels by major sectors of the economy such as freight, air and marine transportation, residential and industrial heating and power generation and energy storage will create a profound disruption resulting in a very large addressable market. The carbon intensity of energy and industrial production methods is one of the main drivers for the adoption of renewable and low-carbon fuels. For example, traditional cement and steel production is very energy intensive and pollutant and can be decarbonized using clean fuels in heat generation and carbon capture, utilization and storage to reduce process-related emissions.

In addition, the infrastructure, industrial and technological requirements to increase the market penetration of sustainable fuels also present tremendous opportunity. Equipment, applications and installations such as anaerobic digesters that produce RNG, biodiesel plants that manufacture renewable diesel and electrolyzers that generate clean hydrogen need to be scaled up to handle increased demand and compete in markets including and beyond the transportation sector.

Large publicly traded companies in the energy, utility and waste management sectors have made significant investments in renewable energy production and infrastructure projects to meet their own emission reduction targets and adapt to changing regulatory frameworks and customer preferences. The advent of RNG, renewable diesel and blue and green hydrogen and technologies on carbon capture, utilization and storage will further increase the range of applications and use cases for renewable and zero-emission fuels over the longer term.

Furthermore, sustainable chemicals and materials also represent large addressable markets that displace carbon intensive fossil fuel-based products with lower emission sustainable alternatives. Petrochemicals can be replaced using biomass and recycled waste products as feedstock. The production of building materials can be decarbonized using recycling technologies and novel circular production methods that convert traditional waste products into valuable energy and/or feedstock sources.

Business Strategy

Our acquisition and value creation strategy is to identify, acquire and, after our initial business combination, build a company whose principal effort is developing and advancing the objectives of global decarbonization while generating attractive risk adjusted returns for our shareholders. Our acquisition strategy leverages our management team’s and Rice Investment Group’s network of potential proprietary and public transaction sources where we believe a combination of our relationships, knowledge and experience in the renewable and energy industries could effect a positive transformation or augmentation of existing businesses or properties. Our goal is to build a focused business with multiple competitive advantages that have the potential to improve the target business’s overall value proposition. We plan to utilize the network and industry experience of our management team and Rice Investment Group in seeking an initial business combination and employing our acquisition strategy. Over the course of their careers, the members of our management team and their affiliates, including Rice Investment Group, have developed a broad network of contacts and corporate relationships that we believe will serve as a useful source of acquisition opportunities. In addition to industry and lending community relationships, we plan to leverage relationships with management teams of public and private companies, investment bankers, restructuring advisers, attorneys and accountants, which we believe should provide us with a number of business combination opportunities.

Our management team and board of directors have an extensive network of contacts that they will leverage in their efforts in identifying an attractive target with operations in a Sustainability related sector. We believe this existing network and long history of working together are advantages in sourcing potential business combination targets. We also believe that our management team’s reputation, experience and track record will make us a preferred counterparty for public and private companies with operations in a Sustainability related sector. We also believe many privately held and publicly traded companies consider the Rice Investment Group to be a trustworthy partner and recognize the firm’s ability to support value and enhance returns.

Acquisition Criteria

Consistent with our business strategy, we have identified the following general criteria and guidelines that we believe are important in evaluating prospective targets for our initial business combination. We use these criteria and guidelines in evaluating acquisition opportunities, but we may decide to enter into our initial business combination with a target that does not meet these criteria and guidelines. We intend to acquire target businesses that we believe:

•        operate in high growth, large addressable markets with favorable long-term market dynamics;

•        display differentiated business attributes and/or product offerings that provide us confidence on the long-term prospects and profitability of the company;

•        are fundamentally sound and can benefit from a partnership with us by leveraging the operational, transactional, financial, managerial and investment experience of our management team and Rice Investment Group;

•        can utilize the extensive networks and insights that our management team and Rice Investment Group have built in the renewable and energy industry;

•        are at an inflection point, such as requiring additional management expertise, are able to innovate through new operational techniques, or where we believe we can drive improved financial performance;

•        exhibit unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe have been misevaluated by the marketplace based on our analysis and due diligence review; and

•        will offer an attractive risk-adjusted return for our stockholders.

Potential upside from growth in the target business and an improved capital structure will be weighed against any identified downside risks.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decide to enter into our initial business combination with a target business that does not meet the above criteria and guidelines, we will disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination, which, as discussed in this Report, would be in the form of proxy solicitation or tender offer materials that we would file with the U.S. Securities and Exchange Commission (the “SEC”).

Initial Business Combination

The NYSE rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial business combination. Our board will make the determination as to the fair market value of a target business or businesses. If our board is not able to independently determine the fair market value of a target business or businesses, we will obtain an opinion from an independent investment banking firm which is a member of the Financial Industry Regulatory Authority Inc., or FINRA, or an independent accounting firm with respect to the satisfaction of such criteria. While we consider it unlikely that our board will not be able to make an independent determination of the fair market value of a target business or businesses, it may be unable to do so if the board is less familiar or experienced with the target company’s business or there is a significant amount of uncertainty as to the value of the company’s assets or prospects.

We may pursue an acquisition opportunity jointly with our sponsor, or one or more affiliates, including Rice Investment Group and/or one or more of its portfolio companies, which we refer to as an “Affiliated Joint Acquisition.” Any such parties may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such parties a class of equity or equity-linked securities. Our sponsor and its affiliates have no obligation to make any such investment, and may compete with us for potential business combinations. Any such issuance of equity or equity-linked securities would, on a fully diluted basis, reduce the percentage ownership of our then-existing stockholders. Notwithstanding the foregoing, pursuant to the anti-dilution provisions of our founder shares, issuances or deemed issuances of our Class A common stock or equity-linked securities would result in an adjustment to the number of Class A Units of Opco into which the Class B Units of Opco will convert (unless the holders of a majority of the outstanding founder shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that, after all founder shares have been exchanged for shares of our Class A common stock, the aggregate number of shares of our Class A common stock received by holders in exchange for founder shares would equal 20% of the sum of the total outstanding shares of common stock following the completion of our initial public offering plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the business combination and excluding the sponsor shares).

We anticipate structuring our initial business combination either (i) in such a way so that we will control 100% of the equity interests or assets of the target business or businesses or (ii) in such a way so that we control less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, including an Affiliated Joint Acquisition as described above. However, we will only complete a business combination if we control 50% or more of the outstanding voting securities of the target or otherwise are not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Even if we control 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If we control less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that is controlled is what will be valued for purposes of the 80% of net assets test. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the transactions and we will treat the target businesses together as the initial business combination for seeking stockholder approval or for purposes of a tender offer, as applicable.

Our Acquisition Process

In evaluating a prospective target business, we expect to conduct a thorough due diligence review that will encompass, among other things, meetings with incumbent management and employees, document reviews, inspection of facilities, as well as a review of financial and other information that will be made available to us. We will also utilize our transactional, financial, managerial and investment experience.

We are not prohibited from pursuing an initial business combination with or from a company that is affiliated with our sponsor, officers or directors, including a portfolio company of Rice Investment Group, or from entering into an agreement with our sponsor, officers or directors or their affiliates with respect to the operation of any business we acquire in connection with the initial business combination. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such initial business combination is fair to our company from a financial point of view.

Members of our management team and our independent directors directly or indirectly own founder shares, sponsor shares and/or private placement warrants and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

In addition, members of our sponsor, as well as Rice Investment Group and its portfolio companies may sponsor other blank check companies similar to ours during the period in which we are seeking an initial business combination, and members of our management team may participate in such blank check companies. In particular, an affiliate of Rice Investment Group has formed Rice Acquisition Corp. II (“Rice II”), a blank check company like our company that was formed to consummate an initial business combination. Like us, Rice II intends to focus its search for a target business in the energy transition or sustainability arena. As of the date of this filing, Rice II has not completed its initial public offering and does not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any such companies, including Rice II, may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams. Mr. Rice also serves as a director and officer of Rice II, and Mr. Derham also serves as an officer and is a director nominee of Rice II. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination. Each of Mr. Rice and Mr. Derham has agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 24 months after the closing of our initial public offering. Neither Mr. Rice nor Mr. Derham has been involved with any blank check companies prior to our company.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

Our Management Team

Members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that any members of our management team will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

We believe our management team’s operating and transaction experience and relationships with companies will provide us with a substantial number of potential business combination targets. Over the course of their careers, the members of our management team have developed a broad network of contacts and corporate relationships around the world. This network has grown through the activities of our management team sourcing, acquiring and financing businesses, our management team’s relationships with sellers, financing sources and target management teams and the experience of our management team in executing transactions under varying economic and financial market conditions. See the section of this Report entitled “Directors, Executive Officers and Corporate Governance” for a more complete description of our management team’s experience.

Status as a Public Company

We believe our structure will make us an attractive business combination partner to target businesses. As an existing public company, we offer a target business an alternative to the traditional initial public offering through a merger or other business combination with us. In a business combination transaction with us, the owners of the target business may, for example, exchange their shares of stock, shares or other equity interests in the target business for shares of our Class A common stock (or shares of a new holding company), Opco Units (and corresponding shares of our Class B common stock) or for a combination of shares of our Class A common stock, Opco Units (and corresponding shares of our Class B common stock) and cash, allowing us to tailor the consideration to the specific needs of the sellers. Although there are various costs and obligations associated with being a public company, we believe target businesses will find this method a more certain and cost effective method to becoming a public company than the typical initial public offering. The typical initial public offering process takes a significantly longer period of time than the typical business combination transaction process, and there are significant expenses in the initial public offering process, including underwriting discounts and commissions, that may not be present to the same extent in connection with a business combination with us.

Furthermore, once a proposed business combination is completed, the target business will have effectively become public, whereas an initial public offering is always subject to the underwriters’ ability to complete the offering, as well as general market conditions, which could delay or prevent the offering from occurring or could have negative valuation consequences. Once public, we believe the target business would then have greater access to capital, an additional means of providing management incentives consistent with stockholders’ interests and the ability to use its equity as currency for acquisitions. Being a public company can offer further benefits by augmenting a company’s profile among potential new customers and vendors and aid in attracting talented employees.

While we believe that our structure and our management team’s backgrounds make us an attractive business partner, some potential target businesses may view our status as a blank check company, such as our lack of an operating history and our ability to seek stockholder approval of any proposed initial business combination, negatively.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(0(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter.

Financial Position

Upon the closing of our initial public offering, approximately $237.3 million of the net proceeds were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Because we are able to complete our business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires. However, we have not taken any steps to secure third party financing and there can be no assurance it will be available to us.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time following our initial public offering. We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering and the private placement warrants and forward purchase securities, our capital stock, debt or a combination of the foregoing. We may seek to complete our initial business combination with a company or business that may be financially unstable or in its early stages of development or growth, which would subject us to the numerous risks inherent in such companies and businesses. Although our management will assess the risks inherent in a particular target business with which we may combine, we cannot assure you that this assessment will result in our identifying all risks that a target business may encounter. Furthermore, some of those risks may be outside of our control, meaning that we can do nothing to control or reduce the chances that those risks will adversely affect a target business.

If our initial business combination is paid for using equity or debt securities, or not all of the funds released from the trust account are used for payment of the consideration in connection with our business combination or used for redemptions of purchases of our Class A common stock, we may apply the balance of the cash released to us from the trust account for general corporate purposes, including for maintenance or expansion of operations of the post-transaction company, the payment of principal or interest due on indebtedness incurred in completing our initial business combination, to fund the purchase of other companies or for working capital.

We may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in our trust account or because we become obligated to redeem a significant number of our public shares upon completion of the business combination, or if Atlas Point Fund decides not to exercise its right to purchase all of the forward purchase securities, in which case we may issue additional securities or incur debt in connection with such business combination. In the case of an initial business combination funded with assets other than the trust account assets, our tender offer documents or proxy materials disclosing the business combination would disclose the terms of the financing and, only if required by applicable law, we would seek stockholder approval of such financing. There are no prohibitions on our ability to issue securities or incur debt in connection with our initial business combination. We are not currently a party to any arrangement or understanding with any third party with respect to raising any additional funds through the sale of securities, the incurrence of debt or otherwise.

Sources of Target Businesses

Target businesses may be brought to our attention by such unaffiliated sources as a result of being solicited by us through calls or mailings. These sources may also introduce us to target businesses in which they think we may be interested on an unsolicited basis, since many of these sources will have read this Report and know what types of businesses we are targeting. Our officers and directors, as well as their affiliates, may also bring to our attention target business candidates that they become aware of through their business contacts as a result of formal or informal inquiries or discussions they may have, as well as attending trade shows or conventions. In addition, we expect to receive a number of proprietary deal flow opportunities that would not otherwise necessarily be available to us as a result of the track record and business relationships of our officers and directors. While we do not presently anticipate engaging the services of professional firms or other individuals that specialize in business acquisitions on any formal basis, we may engage these firms or other individuals in the future, in which event we may pay a finder’s fee, consulting fee or other compensation to be determined in an arm’s length negotiation based on the terms of the transaction. We will engage a finder only to the extent our management determines that the use of a finder may bring opportunities to us that may not otherwise be available to us or if finders approach us on an unsolicited basis with a potential transaction that our management determines is in our best interest to pursue. Payment of a finder’s fee is customarily tied to completion of a transaction, in which case any such fee will be paid out of the funds held in the trust account. We have agreed to pay our sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services and to reimburse our sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. Some of our officers and directors may enter into employment or consulting agreements with the post-transaction company following our initial business combination. The presence or absence of any such fees or arrangements will not be used as a criterion in our selection process of an acquisition candidate.

We are not prohibited from pursuing an initial business combination with or from a company that is affiliated with our sponsor, officers or directors, including a portfolio company of Rice Investment Group, or making the acquisition through a joint venture or other form of shared ownership with our sponsor, officers or directors or their affiliates, including Rice Investment Group and/or one or more of its portfolio companies. We are also not prohibited from entering into an agreement with our sponsor, officers or directors or their affiliates with respect to the operation of any business we acquire in connection with the initial business combination. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

As more fully discussed in the section of this Report entitled “Certain Relationships and Related Transactions, and Director Independence,” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has pre-existing fiduciary or contractual obligations, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.

Selection of a Target Business and Structuring of our Initial Business Combination

The NYSE rules require that our initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial business combination. The fair market value of the target or targets will be determined by our board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If our board is not able to independently determine the fair market value of the target business or businesses, we will obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm with respect to the satisfaction of such criteria. We do not intend to purchase multiple businesses in unrelated industries in conjunction with our initial business combination. Subject to this requirement, our management will have virtually unrestricted flexibility in identifying and selecting one or more prospective target businesses, although we will not be permitted to effectuate our initial business combination with another blank check company or a similar company with nominal operations.

In any case, we will only complete an initial business combination in which we control 50% or more of the outstanding voting securities of the target or otherwise are not required to register as an investment company under the Investment Company Act. If we control less than 100% of the equity interests or assets of a target business or businesses, the portion of such business or businesses that are controlled is what will be valued for purposes of the NYSE’s 80% of net assets test. There is no basis for investors to evaluate the possible merits or risks of any target business with which we may ultimately complete our business combination.

To the extent we effect our business combination with a company or business that may be financially unstable or in its early stages of development or growth, we may be affected by numerous risks inherent in such company or business. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

In evaluating a prospective target business, we expect to conduct a thorough due diligence review, which may encompass, among other things, meetings with incumbent management and employees, document reviews, interviews of customers and suppliers, inspection of facilities, as applicable, as well as a review of financial, operational, legal and other information which will be made available to us. If we determine to move forward with a particular target, we will proceed to structure and negotiate the terms of the business combination transaction.

Any costs incurred with respect to the identification and evaluation of, and negotiation with, a prospective target business with which our business combination is not ultimately completed will result in our incurring losses and will reduce the funds we can use to complete another business combination. The Company will not pay any consulting fees to members of our management team, or any of their respective affiliates, for services rendered to or in connection with our initial business combination.

Redemption Rights for Public Stockholders upon Completion of our Initial Business Combination

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of our Class A common stock upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to pay franchise and income taxes of the Company or Opco, divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice Acquisition Corp.), subject to the limitations described herein. The amount in the trust account is initially anticipated to be approximately $10.00 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting discounts and commissions we will pay to the underwriters. Pursuant to the Opco LLC Agreement and a letter agreement that our sponsor, Atlas Point Fund, officers and directors have entered into with us, they have agreed that any founder shares and sponsor shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any public shares held by them, in connection with the completion of our business combination. In connection with the redemption of any public shares, a corresponding number of Class A Units of Opco held by us will also be redeemed.

Limitations on Redemptions

Our amended and restated certificate of incorporation provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). However, the proposed business combination may require (i) cash consideration to be paid to the target or its owners, (ii) cash to be transferred to the target for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions in accordance with the terms of the proposed business combination. In the event the aggregate cash consideration we would be required to pay for all shares of our Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, and all shares of our Class A common stock submitted for redemption will be returned to the holders thereof.

Manner of Conducting Redemptions

We will provide our public stockholders with the opportunity to redeem all or a portion of their shares of our Class A common stock upon the completion of our initial business combination either (i) in connection with a stockholder meeting called to approve the business combination or (ii) by means of a tender offer. The decision as to whether we will seek stockholder approval of a proposed business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek stockholder approval under applicable law or stock exchange listing requirement. Asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with our company where we do not survive and any transactions where we issue more than 20% of our outstanding common stock or seek to amend our amended and restated certificate of incorporation would require stockholder approval. If we structure a business combination transaction with a target business in a manner that requires stockholder approval, we will not have discretion as to whether to seek a stockholder vote to approve the proposed business combination. We currently intend to conduct redemptions in connection with a stockholder vote unless stockholder approval is not required by applicable law or stock exchange listing requirement and we choose to conduct redemptions pursuant to the tender offer rules of the SEC for business or other legal reasons.

If we hold a stockholder vote to approve our initial business combination, we will, pursuant to our amended and restated certificate of incorporation:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•        file proxy materials with the SEC.

In the event that we seek stockholder approval of our initial business combination, we will distribute proxy materials and, in connection therewith, provide our public stockholders with the redemption rights described above upon completion of the initial business combination.

If we seek stockholder approval, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the business combination. A quorum for such meeting will consist of the holders present in person or by proxy of shares of outstanding capital stock of the company representing a majority of the voting power of all outstanding shares of capital stock of the company entitled to vote at such meeting. Our initial stockholders will count toward this quorum and have agreed to vote their founder shares and any public shares in favor of our initial business combination. For purposes of seeking approval of the majority of our outstanding shares of common stock voted, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. As a result, in addition to our initial stockholders’ founder shares and sponsor shares, we would need 8,896,875, or 37.5%, of the 23,725,000 public shares sold in our initial public offering to be voted in favor of a transaction (assuming all outstanding shares are voted) in order to have our initial business combination approved. We intend to give approximately 30 days (but not less than 10 days nor more than 60 days) prior written notice of any such meeting, if required, at which a vote shall be taken to approve our initial business combination. These quorum and voting thresholds, and the voting agreements of our initial stockholders, may make it more likely that we will consummate our initial business combination. Each public stockholder may elect to redeem its public shares irrespective of whether it votes for or against the proposed transaction. In addition, pursuant to the Opco LLC Agreement and a letter agreement that our sponsor, Atlas Point Fund, officers and directors have entered into with us, they have agreed that any founder shares and sponsor shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any public shares held by them, in connection with the completion of a business combination.

If we conduct redemptions pursuant to the tender offer rules of the SEC, we will, pursuant to our amended and restated certificate of incorporation:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•        file tender offer documents with the SEC prior to completing our initial business combination which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies. Although we are not required to do so, we currently intend to comply with the substantive and procedural requirements of Regulation 14A in connection with any stockholder vote even if we are not able to maintain our NYSE listing or Exchange Act registration.

Upon the public announcement of our business combination, we or our sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase shares of our Class A common stock in the open market if we elect to redeem our public shares through a tender offer, to comply with Rule 14e-5 under the Exchange Act.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on public stockholders not tendering more than the number of public shares we are permitted to redeem. If public stockholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination.

Limitation on Redemption upon Completion of our Initial Business Combination if we Seek Stockholder Approval

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 20% of the shares sold in our initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, our sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 20% of the shares sold in our initial public offering without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination.

Tendering Stock Certificates in Connection with a Tender Offer or Redemption Rights

Public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” are required to either tender their certificates to our transfer agent prior to the date set forth in the proxy solicitation or tender offer materials (as applicable) mailed to such holders, or up to two business days prior to the initially scheduled vote on the proposal to approve the business combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option. The proxy solicitation or tender offer materials (as applicable) that we will furnish to holders of our public shares in connection with our initial business combination will indicate the applicable delivery requirements. Accordingly, a public stockholder would have from the time we send out our tender offer materials until the close of the tender offer period, or up to two days prior to the vote on the business combination if we distribute proxy materials, as applicable, to tender its shares if it wishes to seek to exercise its redemption rights. Given the relatively short period in which to exercise redemption rights, it is advisable for stockholders to use electronic delivery of their public shares.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a fee of approximately $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

The foregoing is different from the procedures used by many blank check companies. In order to perfect redemption rights in connection with their business combinations, many blank check companies would distribute proxy materials for the stockholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise his or her redemption rights. After the business combination was approved, the company would contact such stockholder to arrange for him or her to deliver his or her certificate to verify ownership. As a result, the stockholder then had an “option window” after the completion of the business combination during which he or she could monitor the price of the company’s stock in the market. If the price rose above the redemption price, he or she could sell his or her shares in the open market before actually delivering his or her shares to the company for cancellation. As a result, the redemption rights, to which stockholders were aware they needed to commit before the stockholder meeting, would become “option” rights surviving past the completion of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the meeting ensures that a redeeming holder’s election to redeem is irrevocable once the business combination is approved.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the tender offer materials or the date of the stockholder meeting set forth in our proxy materials, as applicable. Furthermore, if a holder of a public share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our public shares electing to redeem their shares will be distributed promptly after the completion of our business combination.

If our initial business combination is not approved or completed for any reason, then our public stockholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the trust account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed business combination is not completed, we may continue to try to complete a business combination with a different target until 24 months from the closing of our initial public offering.

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have only 24 months from the closing of our initial public offering to complete our initial business combination. If we do not complete our business combination within such 24-month period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to pay franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice Acquisition Corp.), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination within the 24-month time period.

Pursuant to the Opco LLC Agreement and a letter agreement that our sponsor, Atlas Point Fund, officers and directors have entered into with us, they have agreed that any founder shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the trust account, and they will waive any such rights to liquidating distributions for any founder shares if we fail to complete our initial business combination within 24 months from the closing of our initial public offering. However, if our sponsor, officers or directors acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the trust account with respect to such public shares and the sponsor shares, if we fail to complete our initial business combination within the allotted 24-month time period.

Our sponsor, Atlas Point Fund, officers, and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering, unless we provide our public stockholders with the opportunity to redeem their shares of our Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay franchise and income taxes of the Company or Opco, divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice Acquisition Corp.). However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time. Pursuant to our amended and restated certificate of incorporation, such an amendment would need to be approved by the affirmative vote of the holders of at least 65% of all then outstanding shares of our common stock.

All costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining as part of the estimated $1,000,000 of cash held outside of the trust account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay franchise and income taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering and the sale of the private placement warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors (other than our independent registered public accounting firm), service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account

(whether or not such waiver is enforceable) and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations, and we believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked our sponsor to reserve for such indemnification obligations and we cannot assure you that our sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We will seek to reduce the possibility that our sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our sponsor will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,000,000 from the proceeds of our initial public offering with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the trust account. In such case, the amount of funds we intend to be held outside the trust account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,000,000, the amount of funds we intend to be held outside the trust account would increase by a corresponding amount.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination within 24 months from the closing of our initial public offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our business combination within 24 months from the closing of our initial public offering is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we do not complete our business combination within 24 months from the closing of our initial public offering, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to pay franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice Acquisition Corp.), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 24” month, and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares and any Class A Units of Opco (other than those held by Rice Acquisition Corp.) if we do not complete our business combination within 24 months from the closing of our initial public offering, subject to applicable law, (ii) in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

Competition

In identifying, evaluating and selecting a target business for our business combination, we may encounter intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than we do. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Facilities

Our executive offices are located at 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106, and our telephone number is (713) 446-6259. The cost for our use of this space is included in the $10,000 per month fee we pay to our sponsor for office space, utilities, secretarial support and administrative services. We consider our current office space adequate for our current operations.

Employees and Human Capital Resources

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in.

Periodic Reporting and Financial Information

We have registered our units, Class A common stock and warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants.

We will provide stockholders with audited financial statements of the prospective target business as part of the proxy solicitation or tender offer materials (as applicable) sent to stockholders. These financial statements may be required to be prepared in accordance with GAAP, or reconciled to, GAAP, or IFRS, depending on the circumstances, and the historical financial statements may be required to be audited in accordance with the standards of the PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such statements in time for us to disclose such statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame. We cannot assure you that any particular target business identified by us as a potential acquisition candidate will have financial statements prepared in accordance with the requirements outlined above, or that the potential target business will be able to prepare its financial statements in accordance with the requirements outlined above. To the extent that any applicable requirements cannot be met, we may not be able to acquire the proposed target business. While this may limit the pool of potential acquisition candidates, we do not believe that this limitation is material.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We have filed a Registration Statement on Form 8-A with the SEC to voluntarily register our securities under Section 12 of the Exchange Act. As a result, we are subject to the rules and regulations promulgated under the Exchange Act. We have no current intention of filing a Form 15 to suspend our reporting or other obligations under the Exchange Act prior or subsequent to the consummation of our initial business combination.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(t)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter.

Item 1A.      Risk Factors

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this Report and the final prospectus associated with our initial public offering, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

We are a recently formed blank check company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

We are a recently formed company with no operating results. Because we lack an operating history, you have no basis upon which to evaluate our ability to achieve our business objective of completing our initial business combination with one or more target businesses. We may be unable to complete our business combination. If we fail to complete our business combination, we will never generate any operating revenues.

Past performance by the Rice family, Rice Investment Group and its portfolio companies and our management team may not be indicative of future performance of an investment in the Company. In addition, none of our officers or directors have served as a sponsor, director or officer of any blank check companies or special purpose acquisition companies in the past.

Information regarding performance by, or businesses associated with, the Rice family, Rice Investment Group and its portfolio companies and our management team is presented for informational purposes only. Past performance by the Rice family, Rice Investment Group and its portfolio companies or our management team is not a guarantee either (i) of success with respect to any business combination we may consummate or (ii) that we will be able to locate a suitable candidate for our initial business combination. You should not rely on the historical record of the Rice family, Rice Investment Group and its portfolio companies or our management team as indicative of our future performance or of an investment in the company or the returns the company will, or is likely to, generate going forward. In addition, none of our officers or directors have served as a sponsor, director or officer of any blank check companies or special purpose acquisition companies in the past.

Our public stockholders may not be afforded an opportunity to vote on our proposed business combination, which means we may complete our initial business combination even though a majority of our public stockholders do not support such a combination.

We may choose not to hold a stockholder vote to approve our initial business combination if the business combination would not require stockholder approval under applicable law or stock exchange listing requirements. Except as required by applicable law or stock exchange requirement, the decision as to whether we will seek stockholder approval of a proposed business combination or will allow stockholders to sell their shares to us in a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors, such as the timing of the transaction and whether the terms of the transaction would otherwise require us to seek stockholder approval. Accordingly, we may complete our initial business combination even if holders of a majority of our public shares do not approve of the business combination we complete.

In evaluating a prospective target business for our initial business combination, our management may consider the availability of funds from the sale of the forward purchase securities, which may be used as part of the consideration to the sellers in the initial business combination. If Atlas Point Fund decides not to accept our offer to purchase the forward purchase securities, we may decide not to consummate our initial business combination, or if we decide to, we may lack sufficient funds to consummate our initial business combination.

We have entered into a forward purchase agreement pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with us or our sponsor, agreed to purchase up to $75,000,000 of either (i) a number of forward purchase units for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share, in a private placement that closed simultaneously with the closing of our initial business combination. Whether we will issue Atlas Point Fund forward purchase units valued at $10.00 per unit or forward purchase shares valued at $9.67 per share will be determined at our election, and in our sole discretion, at least 10 business days prior to the closing of our initial business combination. The funds from the sale of the forward purchase securities are expected to be used as part of the consideration to the sellers in our initial business combination, and to pay expenses in connection with our initial business combination and may be used for working capital in the post-transaction company.

The obligations under the forward purchase agreement will not depend on whether any public stockholders elect to redeem their shares in connection with our initial business combination. However, if the sale of the forward purchase securities does not close, for example, by reason of the failure of Atlas Point Fund to fund the purchase price for its forward purchase securities, we may lack sufficient funds to consummate our initial business combination. Atlas Point Fund’s obligation to purchase the forward purchase securities will, among other things, be conditioned on Atlas Point Fund giving us its irrevocable written consent to purchase the forward purchase securities no later than five days after we notify it of our intention to meet to consider entering into a definitive agreement for a proposed business combination and on a requirement that such initial business combination is approved by a majority of our board and a majority of the independent directors of our board. Accordingly, if Atlas Point Fund does not consent to the purchase, or if the initial business combination is not approved by a majority of our board and a majority of the independent directors of our board, Atlas Point Fund would not be obligated to purchase any forward purchase securities.

Additionally, Atlas Point Fund’s obligations to purchase the forward purchase securities will be subject to termination prior to the closing of the sale of such securities by mutual written consent of us and Atlas Point Fund, or automatically: (i) if our initial business combination is not consummated within 24 months from the closing of our initial public offering or (ii) if we become subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within 60 days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of us or Atlas Point Fund, in each case which is not removed, withdrawn or terminated within 60 days after such appointment. In addition, Atlas Point Fund’s obligations to purchase the forward purchase securities will be subject to fulfillment of customary closing conditions, including that our initial business combination must be consummated substantially concurrently with the purchase of the forward purchase securities. If Atlas Point Fund decides not to accept our offer to purchase the forward purchase securities, we may decide not to consummate our initial business combination, or if we decide to, we may lack sufficient funds to consummate our initial business combination.

Your only opportunity to affect the investment decision regarding a potential business combination may be limited to the exercise of your right to redeem your shares from us for cash.

At the time of your investment in us, you will not be provided with an opportunity to evaluate the specific merits or risks of our initial business combination. Since our board of directors may complete a business combination without seeking stockholder approval, public stockholders may not have the right or opportunity to vote on the business combination, unless we seek such stockholder vote. Accordingly, if we do not seek stockholder approval, your only opportunity to affect the investment decision regarding a potential business combination may be limited to exercising your redemption rights within the period of time (which will be at least 20 business days) set forth in our tender offer documents mailed to our public stockholders in which we describe our initial business combination.

If we seek stockholder approval of our initial business combination, our initial stockholders and management team have agreed to vote in favor of such initial business combination, regardless of how our public stockholders vote.

Our initial stockholders own 20% of our shares of common stock following the completion of our initial public offering. Our initial stockholders and management team also may from time to time purchase shares of our Class A common stock prior to our initial business combination. Our amended and restated certificate of incorporation provide that, if we seek stockholder approval of an initial business combination, such initial business combination will be approved if we receive the affirmative vote of a majority of the shares voted at such meeting, including the founder shares and sponsor shares. As a result, in addition to our initial stockholders’ founder shares and sponsor shares, we would need 8,896,875, or 37.5%, of the 23,725,000 public shares sold in our initial public offering to be voted in favor of an initial business combination in order to have our initial business combination approved. Accordingly, if we seek stockholder approval of our initial business combination, the agreement by our initial stockholders and management team to vote in favor of our initial business combination will increase the likelihood that we will receive the requisite stockholder approval for such initial business combination.

The ability of our public stockholders to redeem their shares for cash may make our financial condition unattractive to potential business combination targets, which may make it difficult for us to enter into a business combination with a target.

We may seek to enter into a business combination transaction agreement with a prospective target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. If too many public stockholders exercise their redemption rights, we would not be able to meet such closing condition and, as a result, would not be able to proceed with the business combination. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. Consequently, if accepting all properly submitted redemption requests would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination or such greater amount necessary to satisfy a closing condition as described above, we would not proceed with such redemption and the related business combination and may instead search for an alternate business combination. Prospective targets will be aware of these risks and, thus, may be reluctant to enter into a business combination transaction with us.

The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

At the time we enter into an agreement for our initial business combination, we will not know how many stockholders may exercise their redemption rights, and therefore will need to structure the transaction based on our expectations as to the number of shares that will be submitted for redemption. If our business combination agreement requires us to use a portion of the cash in the trust account to pay the purchase price, or requires us to have a minimum amount of cash at closing, we will need to reserve a portion of the cash in the trust account to meet such requirements, or arrange for third party financing. In addition, if a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the trust account or arrange for third party financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. The above considerations may limit our ability to complete the most desirable business combination available to us or optimize our capital structure.

The ability of our public stockholders to exercise redemption rights with respect to a large number of our shares could increase the probability that our initial business combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

If our business combination agreement requires us to use a portion of the cash in the trust account to pay the purchase price, or requires us to have a minimum amount of cash at closing, the probability that our initial business combination would be unsuccessful is increased. If our initial business combination is unsuccessful, you would not receive your pro rata portion of the trust account until we liquidate the trust account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time our stock may trade at a discount to the pro rata amount per share in the trust account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with our redemption until we liquidate or you are able to sell your stock in the open market.

The requirement that we complete our initial business combination within 24 months after the closing of our initial public offering may give potential target businesses leverage over us in negotiating a business combination and may limit the time we have to conduct due diligence on potential business combination targets as we approach our dissolution deadline, which could undermine our ability to complete our business combination on terms that would produce value for our stockholders.

Any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination within 24 months from the closing of our initial public offering. Consequently, such target business may obtain leverage over us in negotiating a business combination, knowing that if we do not complete our initial business combination with that particular target business, we may be unable to complete our initial business combination with any target business. This risk will increase as we get closer to the timeframe described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.

Our search for a business combination, and any target business with which we ultimately consummate a business combination, may be materially adversely affected by the recent coronavirus (COVID-19) outbreak and the status of debt and equity markets.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020 the World Health Organization characterized the outbreak as a “pandemic”. The COVID-19 outbreak has resulted, and a significant outbreak of other infectious diseases could result, in a widespread health crisis that has adversely affected, in the case of COVID-19, and could adversely affect, in the case of future outbreaks of infectious diseases, the economies and financial markets worldwide, and the business of any potential target business with which we consummate a business combination could be materially and adversely affected. Furthermore, we may be unable to complete a business combination if continued concerns relating to COVID-19 continues to restrict travel, limit the ability to have meetings with potential investors or the target company’s personnel, vendors and services providers are unavailable to negotiate and consummate a transaction in a timely manner. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our ability to consummate a business combination, or the operations of a target business with which we ultimately consummate a business combination, may be materially adversely affected.

In addition, our ability to consummate a transaction may be dependent on the ability to raise equity and debt financing which may be impacted by COVID-19 and other events, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Furthermore, the impact of COVID-19 may increase the other risks identified herein.

We may not be able to complete our initial business combination within the 24 months after the closing of our initial public offering, in which case we would cease all operations except for the purpose of winding up and we would redeem our public shares and liquidate, in which case our public stockholders may receive only their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

We may not be able to find a suitable target business and complete our initial business combination within 24 months after the closing of our initial public offering. Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein including the impact of COVID-19. If we have not completed our initial business combination within such time period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice Acquisition Corp.), which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $10.00 per share, and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share on the redemption of their shares.

If we seek stockholder approval of our initial business combination, our sponsor, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders or public warrantholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A common stock.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, our sponsor, Atlas Point Fund, directors, officers, advisors or their affiliates may purchase shares or public warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. There is no limit on the number of shares our sponsor, Atlas Point Fund, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that our sponsor, Atlas Point Fund, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the business combination and thereby increase the likelihood of obtaining stockholder approval of the business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of our Class A common stock or public warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

If a stockholder fails to receive notice of our offer to redeem our public shares in connection with our business combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

We will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with our business combination. Despite our compliance with these rules, if a stockholder fails to receive our proxy solicitation or tender offer materials, as applicable, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation or tender offer materials, as applicable, that we will furnish to holders of our public shares in connection with our initial business combination will describe the various procedures that must be complied with in order to validly redeem or tender public shares. For example, we may require our public stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the date set forth in the proxy solicitation or tender offer materials mailed to such holders, or up to two business days prior to the vote on the proposal to approve the business combination in the event we distribute proxy materials, or to deliver their shares to the transfer agent electronically. In the event that a stockholder fails to comply with these or any other procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

Our public stockholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) the redemption of any public shares properly submitted in connection with our completion of an initial business combination (including the release of funds to pay any amounts due to any public stockholders who properly exercise their redemption rights in connection therewith), (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation that would modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering, or (iii) the redemption of our public shares and any Class A Units of Opco (other than those held by Rice Acquisition Corp.) if we do not complete an initial business combination within 24 months from the closing of our initial public offering, subject to applicable law and as further described herein. In addition, if we do not complete an initial business combination within 24 months from the closing of our initial public offering for any reason, compliance with Delaware law may require that we submit a plan of dissolution to our then-existing stockholders for approval prior to the distribution of the proceeds held in our trust account. In that case, public stockholders may be forced to wait beyond 24 months from the closing of our initial public offering before they receive funds from our trust account. In no other circumstances will a public stockholder have any right or interest of any kind in the trust account. Holders of warrants will not have any right to the proceeds held in the trust account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on the NYSE. However, we cannot assure you that our securities will be, or will continue to be, listed on the NYSE in the future or prior to our initial business combination. In order to continue listing our securities on the NYSE prior to our initial business combination, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum number of holders of our securities (generally 300 round lot holders). Additionally, in connection with our initial business combination, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of our securities on the NYSE. For instance, our stock price would generally be required to be at least $4.00 per share, our aggregate market value would be required to be at least $100,000,000, and the market value of our publicly-held shares would be required to be at least $80,000,000. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If the NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Class A common stock and warrants are listed on the NYSE, our units, Class A common stock and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions pursuant to the tender offer rules, and if you or a “group” of stockholders are deemed to hold in excess of 20% of our Class A common stock, you will lose the ability to redeem all such shares in excess of 20% of our Class A common stock.

If we seek stockholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated certificate of incorporation provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 20% of the shares sold in our initial public offering without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against our business combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our business combination. And as a result, you will continue to hold that number of shares exceeding 20% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

As the number of special purpose acquisition companies evaluating targets increases, attractive targets may become scarcer and there may be more competition for attractive targets. This could increase the cost of our initial business combination and could even result in our inability to find a target or to consummate an initial business combination.

In recent years, the number of special purpose acquisition companies that have been formed has increased substantially. Many potential targets for special purpose acquisition companies have already entered into an initial business combination, and there are still many special purpose acquisition companies seeking targets for their initial business combination, as well as many such companies currently in registration. As a result, at times, fewer attractive targets may be available, and it may require more time, more effort and more resources to identify a suitable target and to consummate an initial business combination. In addition, because there are more special purpose acquisition companies seeking to enter into an initial business combination with available targets, the competition for available targets with attractive fundamentals or business models may increase, which could cause target companies to demand improved financial terms. Attractive deals could also become scarcer for other reasons, such as economic or industry sector downturns, geopolitical tensions or increases in the cost of additional capital needed to close business combinations or operate targets post-business combination. This could increase the cost of, delay or otherwise complicate or frustrate our ability to find and consummate an initial business combination, and may result in our inability to consummate an initial business combination on terms favorable to our investors altogether.

Because of our limited resources and the significant competition for business combination opportunities, it may be more difficult for us to complete our initial business combination. If we do not complete our initial business combination, our public stockholders may receive only their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

We expect to encounter intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous target businesses we could potentially acquire with the net proceeds of our initial public offering and the sale of the private placement warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, we are obligated to offer holders of our public shares the right to redeem their shares for cash at the time of our initial business combination, in conjunction with a stockholder vote or via a tender offer. Target businesses will be aware that this may reduce the resources available to us for our initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. If we do not complete our initial business combination, our public stockholders may receive only their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share upon our liquidation. See “— If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share” and other risk factors below.

If the net proceeds of our initial public offering and the sale of the private placement warrants not being held in the trust account are insufficient to allow us to operate for at least the next 24 months, we may be unable to complete our initial business combination, in which case our public stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and our warrants will expire worthless.

The funds available to us outside of the trust account may not be sufficient to allow us to operate for at least the next 24 months, assuming that our initial business combination is not completed during that time. We believe that, upon the closing of our initial public offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months; however, we cannot assure you that our estimate is accurate. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent or merger agreements designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent or merger agreement where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business. If we do not complete our initial business combination, our public stockholders may receive only approximately $10.00 per share on the liquidation of our trust account and our warrants will expire worthless. In certain circumstances, our public stockholders may receive less than $10.00 per share upon our liquidation. See “— If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share” and other risk factors below.

If the net proceeds of our initial public offering and the sale of the private placement warrants not being held in the trust account are insufficient to allow us to operate for at least the next 24 months, it could limit the amount available to fund our search for a target business or businesses and complete our initial business combination and we will depend on loans from our sponsor or management team to fund our search for a business combination, to pay franchise and income taxes of the Company or Opco and to complete our initial business combination. If we are unable to obtain these loans, we may be unable to complete our initial business combination.

Of the net proceeds of our initial public offering and the sale of the private placement warrants, only approximately $1,000,000 is available to us outside the trust account to fund our working capital requirements. If we are required to seek additional capital, we would need to borrow funds from our sponsor, management team or other third parties to operate or we may be forced to liquidate. None of our sponsor, members of our management team nor any of their affiliates is under any obligation to advance funds to us in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account. If we do not complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public stockholders may only receive an estimated $10.00 per share, or possibly less, on our redemption of our public shares, and our warrants will expire worthless. See “— If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share” and other risk factors below.

Subsequent to our completion of our initial business combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we combine, we cannot assure you that this diligence will surface all material issues in relation to a particular target business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the business combination contained an actionable material misstatement or material omission.

The securities in which we invest the funds held in the trust account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

The proceeds held in the trust account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event that we do not complete our initial business combination or make certain amendments to our amended and restated certificate of incorporation, our public stockholders are entitled to receive their pro rata share of the proceeds held in the trust account, plus any interest income, net of taxes paid or payable (less, in the case we do not complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by public stockholders may be less than $10.00 per share.

If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Making such a request of potential target businesses may make our acquisition proposal less attractive to them and, to the extent prospective target businesses refuse to execute such a waiver, it may limit the field of potential target businesses that we might pursue.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we do not complete our business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors. Pursuant to the letter agreement the form of which is filed as an exhibit to the registration statement on Form S-1 that was filed in connection with our initial public offering, our sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to our public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and our sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations.

While we currently expect that our independent directors would take legal action on our behalf against our sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to our public stockholders may be reduced below $10.00 per share.

If after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our business combination.

If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:

•        restrictions on the nature of our investments; and

•        restrictions on the issuance of securities, each of which may make it difficult for us to complete our business combination.

In addition, we may have imposed upon us burdensome requirements, including:

•        registration as an investment company;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete a business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.

We do not believe that our anticipated principal activities will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our initial public offering is not intended for persons who are seeking a return on investments in government securities or investment securities. The trust account is intended as a holding place for funds pending the earliest to occur of: (i) the completion of our initial business combination; (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to approve an amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering; or (iii) the redemption of our public shares and any Class A Units of Opco (other than those held by Rice Acquisition Corp.) if we do not complete our business combination within 24 months from the closing of our initial public offering, subject to applicable law. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination, or may result in our liquidation. If we do not complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements and numerous complex tax laws. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly.

Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial business combination, and results of operations.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of our initial public offering may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our public shares as soon as reasonably possible following the 24th month from the closing of our initial public offering in the event we do not complete our business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not comply with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the 10 years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations will are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination within 24 months from the closing of our initial public offering is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

We may not hold an annual meeting of stockholders until after the consummation of our initial business combination, which could delay the opportunity for our stockholders to elect directors.

In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on the NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial business combination, and thus, we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial business combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.

We have not registered the shares of Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement, we have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A common stock issuable upon exercise of the warrants, until the expiration of the warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the number of shares of Class A common stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 shares of Class A common stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under the Securities Act or applicable state securities laws, and there is no exemption available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of our Class A common stock included in the units. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of our Class A common stock for sale under all applicable state securities laws.

The grant of registration rights to our initial stockholders may make it more difficult to complete our initial business combination, and the future exercise of such rights may adversely affect the market price of our Class A common stock.

Pursuant to the agreement entered into concurrently with the issuance and sale of the securities in our initial public offering, our initial stockholders and their permitted transferees can demand that we register the shares of our Class A common stock into which founder shares and sponsor shares are exchangeable, holders of our private placement warrants and their permitted transferees can demand that we register the private placement warrants and the shares of our Class A common stock issuable upon exercise of the private placement warrants or upon exchange of any Class A Units of Opco issued upon exercise of the private placement warrants and holders of warrants that may be issued upon conversion of working capital loans may demand that we register such warrants or the Class A common stock issuable upon exercise of such warrants or upon exchange of any Class A Units of Opco issued upon exercise of such warrants. Assuming the founder shares and sponsor shares are exchanged on a one for one basis and no warrants are issued upon conversion of working capital loans, an aggregate of up to 5,940,096 shares of our Class A common stock and up to 6,771,000 warrants are subject to registration under these agreements. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our Class A common stock. In addition, the existence of the registration rights may make our initial business combination more costly or difficult to conclude. This is because the stockholders of the target business may increase the equity stake they seek in the combined entity or ask for more cash consideration to offset the negative impact on the market price of our Class A common stock that is expected when the securities owned by our initial stockholders, holders of our private placement warrants, holders of working capital loans or their respective permitted transferees are registered.

Because we are not limited to a particular industry, sector or any specific target businesses with which to pursue our initial business combination, you will be unable to ascertain the merits or risks of any particular target business’s operations.

Although we expect to focus our search for a target business in the broadly defined energy transition or sustainability arena, we may complete a business combination with an operating company in any industry or sector. However, we are not, under our amended and restated certificate of incorporation, be permitted to effectuate our business combination solely with another blank check company or similar company with nominal operations. Because we have not yet selected or approached any specific target business with respect to a business combination, there is no basis to evaluate the possible merits or risks of any particular target business’s operations, results of operations, cash flows, liquidity, financial condition or prospects. To the extent we complete our business combination, we may be affected by numerous risks inherent in the business operations with which we combine. For example, if we combine with a financially unstable business or an entity lacking an established record of revenues or earnings, we may be affected by the risks inherent in the business and operations of a financially unstable or a development stage entity. Although our officers and directors will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors or that we will have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business. We also cannot assure you that an investment in our units will ultimately prove to be more favorable to investors than a direct investment, if such opportunity were available, in a business combination target. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials (as applicable) relating to the business combination contained an actionable material misstatement or material omission.

We may seek acquisition opportunities outside of our target industries or sectors (which industries or sectors may or may not be outside of our management’s areas of expertise).

Although we intend to focus on identifying business combination candidates in the broad energy transition or sustainability arena that may advance the objectives of global decarbonization, we will consider a business combination outside of our target industries or sectors if a business combination candidate is presented to us and we determine that such candidate offers an attractive acquisition opportunity for our company or we are unable to identify a suitable candidate in our target industries or sectors after having expended a reasonable amount of time and effort in an attempt to do so. Although our management will endeavor to evaluate the risks inherent in any particular business combination candidate, we cannot assure you that we will adequately ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in our initial public offering than a direct investment, if an opportunity were available, in a business combination candidate. In the event we elect to pursue an acquisition outside of our target industries or sectors, our management’s expertise may not be directly applicable to its evaluation or operation, and the information contained in this Report regarding our target industries or sectors would not be relevant to an understanding of the business that we elect to acquire. As a result, our management may not be able to adequately ascertain or assess all of the significant risk factors. Accordingly, any stockholders who choose to remain stockholders following our business combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

Although we have identified general criteria and guidelines that we believe are important in evaluating prospective target businesses, we may enter into our initial business combination with a target that does not meet such criteria and guidelines, and as a result, the target business with which we enter into our initial business combination may not have attributes entirely consistent with our general criteria and guidelines.

Although we have identified general criteria and guidelines for evaluating prospective target businesses, it is possible that a target business with which we enter into our initial business combination will not have all of these positive attributes. If we complete our initial business combination with a target that does not meet some or all of these guidelines, such combination may not be as successful as a combination with a business that does meet all of our general criteria and guidelines. In addition, if we announce a prospective business combination with a target that does not meet our general criteria and guidelines, a greater number of stockholders may exercise their redemption rights, which may make it difficult for us to meet any closing condition with a target business that requires us to have a minimum net worth or a certain amount of cash. In addition, if stockholder approval of the transaction is required by law, or we decide to obtain stockholder approval for business or other legal reasons, it may be more difficult for us to attain stockholder approval of our initial business combination if the target business does not meet our general criteria and guidelines. If we do not complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

We may seek business combination opportunities with a financially unstable business or an entity lacking an established record of revenue or earnings, which could subject us to volatile revenues, cash flows or earnings or difficulty in retaining key personnel.

To the extent we complete our initial business combination with a financially unstable business or an entity lacking an established record of revenues, cash flows or earnings, we may be affected by numerous risks inherent in the operations of the business with which we combine. These risks include volatile revenues, cash flows or earnings and difficulties in obtaining and retaining key personnel. Although our officers and directors will endeavor to evaluate the risks inherent in a particular target business, we may not be able to properly ascertain or assess all of the significant risk factors and we may not have adequate time to complete due diligence. Furthermore, some of these risks may be outside of our control and leave us with no ability to control or reduce the chances that those risks will adversely impact a target business.

We are not required to obtain an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the price we are paying for the business is fair to our company from a financial point of view.

Unless we complete our business combination with an affiliated entity, we are not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price we are paying is fair to our company from a financial point of view. If no opinion is obtained, our stockholders will be relying on the judgment of our board of directors, who will determine fair market value based on standards generally accepted by the financial community. Such standards used will be disclosed in our proxy solicitation or tender offer materials, as applicable, related to our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm. However, our stockholders may not be provided with a copy of such opinion, nor will they be able to rely on such opinion.

We may issue additional shares of our Class A common stock, preferred stock or Opco Units (and a corresponding number of shares of our Class B common stock) to complete our initial business combination or under an employee incentive plan after completion of our initial business combination. The number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted after the time of our initial business combination as a result of the anti-dilution provisions contained in our amended and restated certificate of incorporation. Any such issuances would dilute the interest of our stockholders and likely present other risks.

Our amended and restated certificate of incorporation authorizes the issuance of up to 250,000,000 shares of our Class A common stock, par value $0.0001 per share, 20,000,000 shares of our Class B common stock, par value $0.0001 per share, and 1,000,000 undesignated shares of preferred stock, par value $0.0001 per share. There are 226,272,500 and 14,068,650 authorized but unissued shares of our Class A common stock and Class B common stock, respectively, available for issuance, which amount does not take into account shares of our Class A common stock reserved for issuance upon exercise of outstanding warrants, or shares issuable upon exchange of founder shares or other Class A Units of Opco (and corresponding shares of our Class B common stock). There are no shares of preferred stock issued and outstanding. The Class A Units of Opco (and corresponding shares of our Class B common stock) are exchangeable for shares of our Class A common stock at a one-for-one ratio but subject to adjustment as set forth herein.

We may issue a substantial number of additional Opco Units (and corresponding shares of our Class B common stock), shares of our Class A common stock or preferred stock to complete our initial business combination or under an employee incentive plan after completion of our initial business combination. We may also issue additional shares of our Class A common stock upon exchange of the founder shares, as a result of adjustments to the number of Class A Units of Opco into which the Class B Units of Opco will convert after the time of our initial business combination as a result of the anti-dilution provisions contained in our amended and restated certificate of incorporation. However, our amended and restated certificate of incorporation provide, among other things, that prior to our initial business combination, we may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the trust account or (ii) vote on any initial business combination. These provisions of our amended and restated certificate of incorporation, like all provisions of our amended and restated certificate of incorporation, may be amended with a stockholder vote.

The issuance of additional Opco Units (and corresponding shares of our Class B common stock), shares of Class A common stock or preferred stock:

•        may significantly dilute the equity interest of investors in our initial public offering;

•        may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;

•        could cause a change in control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for our units, Class A common stock and/or warrants.

Unlike some other similarly structured blank check companies, our initial stockholders will receive additional Class A Units of Opco if we issue shares to consummate an initial business combination.

The founder shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of our Class B common stock, which together will be exchangeable for shares of our Class A common stock after the time of our initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. In the case that additional shares of our Class A common stock or equity-linked securities convertible or exercisable for shares of our Class A common stock are issued or deemed issued in excess of the amounts sold in our initial public offering and related to the closing of our initial business combination (other than the forward purchase securities), the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted so that, after all founder shares have been exchanged for shares of our Class A common stock, the aggregate number of shares of our Class A common stock received by holders in exchange for founder shares would equal 20% of our total outstanding common stock upon completion of our initial public offering plus the number of shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with our initial business combination, excluding any shares of our Class A common stock or equity-linked securities issued, or to be issued, to any seller in our initial business combination, and excluding the sponsor shares. In addition, the number of outstanding shares of our Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of our Class B common stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by Rice Acquisition Corp.) plus the total number of Class A Units of Opco into which the Class B Units of Opco are entitled to convert.

Resources could be wasted in researching business combinations that are not completed, which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we do not complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

We anticipate that the investigation of each specific target business and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial costs for accountants, attorneys, consultants and others. If we decide not to complete a specific initial business combination, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, if we reach an agreement relating to a specific target business, we may fail to complete our initial business combination for any number of reasons including those beyond our control. Any such event will result in a loss to us of the related costs incurred which could materially adversely affect subsequent attempts to locate and acquire or merge with another business. If we do not complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

We are dependent upon our officers and directors, and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our officers and directors. We believe that our success depends on the continued service of our officers and directors, at least until we have completed our initial business combination. In addition, our officers and directors are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating their time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We do not have an employment agreement with, or key-man insurance on the life of, any of our directors or officers. The unexpected loss of the services of one or more of our directors or officers could have a detrimental effect on us.

Our ability to successfully effect our initial business combination and to be successful thereafter will be totally dependent upon the efforts of our key personnel, some of whom may join us following our initial business combination. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Our ability to successfully effect our business combination is dependent upon the efforts of our key personnel. The role of our key personnel in the target business, however, cannot presently be ascertained. Although some of our key personnel may remain with the target business in senior management or advisory positions following our business combination, it is likely that some or all of the management of the target business will remain in place. While we intend to closely scrutinize any individuals we engage after our initial business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

In addition, the officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The departure of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business. The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following our initial business combination, it is possible that members of the management of an acquisition candidate will not wish to remain in place. The loss of key personnel could negatively impact the operations and profitability of our post-combination business.

Our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination, and a particular business combination may be conditioned on the retention or resignation of such key personnel. These agreements may provide for them to receive compensation following our business combination and as a result, may cause them to have conflicts of interest in determining whether a particular business combination is the most advantageous.

Our key personnel may be able to remain with our company after the completion of our business combination only if they are able to negotiate employment or consulting agreements in connection with the business combination. Such negotiations would take place simultaneously with the negotiation of the business combination and could provide for such individuals to receive compensation in the form of cash payments and/or our securities for services they would render to us after the completion of the business combination. Such negotiations also could make such key personnel’s retention or resignation a condition to any such agreement. The personal and financial interests of such individuals may influence their motivation in identifying and selecting a target business.

Our current officers may not remain in their positions following our business combination. We may have a limited ability to assess the management of a prospective target business and, as a result, may effect our initial business combination with a target business whose management may not have the skills, qualifications or abilities to manage a public company, which could, in turn, negatively impact the value of our stockholders’ investment in us.

When evaluating the desirability of effecting our initial business combination with a prospective target business, our ability to assess the target business’s management may be limited due to a lack of time, resources or information. Our assessment of the capabilities of the target business’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities we suspected. Should the target business’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of the post-combination business may be negatively impacted. Accordingly, any stockholders who choose to remain stockholders following the business combination could suffer a reduction in the value of their securities. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials (as applicable) relating to the business combination contained an actionable material misstatement or material omission.

The officers and directors of an acquisition candidate may resign upon completion of our initial business combination. The loss of a business combination target’s key personnel could negatively impact the operations and profitability of our post-combination business.

The role of an acquisition candidate’s key personnel upon the completion of our initial business combination cannot be ascertained at this time. Although we contemplate that certain members of an acquisition candidate’s management team will remain associated with the acquisition candidate following our initial business combination, it is possible that members of the management of an acquisition candidate will not wish to remain in place.

Our officers and directors will allocate their time to other businesses thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This conflict of interest could have a negative impact on our ability to complete our initial business combination.

Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our officers are not obligated to contribute any specific number of hours per week to our affairs. Our independent directors may also serve as officers or board members for other entities. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs which may have a negative impact on our ability to complete our initial business combination.

Certain of our officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until we consummate our initial business combination, we are in the process of identifying and combining with one or more businesses. Our sponsor and officers and directors are, and may in the future become, affiliated with entities that are engaged in a similar business, including Rice Investment Group and its portfolio companies and Rice II. Our officers and directors also may become aware of business opportunities which may be appropriate for presentation to us and the other entities to which they owe certain fiduciary or contractual duties.

Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity prior to its presentation to us. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue, and to the extent the director or officer is permitted to refer that opportunity to us without violating another legal obligation.

Our officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary or financial interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. In fact, we may enter into a business combination with a target business that is affiliated with our sponsor, our directors or officers, although we do not intend to do so, or we may acquire a target business through an Affiliated Joint Acquisition with one or more affiliates of our sponsor, including Rice Investment Group and/or one or more of its portfolio companies. We do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours.

In particular, members of our sponsor and its affiliates, including Rice Investment Group and its portfolio companies and Rice II, are focused on investments in the energy industry. As a result, there may be substantial overlap between companies that would be a suitable business combination for us and companies that would make an attractive target for such affiliates.

We may engage in a business combination with one or more target businesses that have relationships with entities that may be affiliated with our sponsor, officers, directors or existing holders which may raise potential conflicts of interest.

In light of the involvement of our sponsor, officers and directors with other entities, we may decide to acquire one or more businesses affiliated with our sponsor, officers, directors or existing holders, including one or more portfolio companies of Rice Investment Group. Our officers and directors also serve as officers and board members for other entities. They may also have investments in target businesses. Such entities may compete with us for business combination opportunities. Although we will not be specifically focusing on, or targeting, any transaction with any affiliated entities, we would pursue such a transaction if we determined that such affiliated entity met our criteria for a business combination and such transaction was approved by a majority of our independent and disinterested directors. Despite our obligation to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm regarding the fairness to our company from a financial point of view of a business combination with one or more domestic or international businesses affiliated with our sponsor, officers or directors, potential conflicts of interest still may exist and, as a result, the terms of the business combination may not be as advantageous to our public stockholders as they would be absent any conflicts of interest.

Moreover, we may pursue an Affiliated Joint Acquisition opportunity with one or more affiliates of our sponsor, including Rice Investment Group and/or one or more of its portfolio companies. Any such parties may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the business combination by issuing to such parties a class of equity or equity-linked securities. Accordingly, such persons or entities may have a conflict between their interests and ours.

Since our sponsor, officers and directors will lose their entire investment in us if our business combination is not completed (other than with respect to sponsor shares and public shares they have acquired during or may acquire after our initial public offering), a conflict of interest may arise in determining whether a particular business combination target is appropriate for our initial business combination.

In September 2020, our Sponsor paid $25,000 to cover certain of our expenses in exchange for (i) 5,750,100 shares of our Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of our Class A common stock, par value $0.0001 per share. Also in September 2020, the Sponsor received 5,750,000 Class B Units of Opco (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the independent directors. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent directors. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of our Class B common stock, and (ii) 2,500 shares of our Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial business combination, such Class B Units will not be entitled to participate in a liquidating distribution. On October 26, 2020, the Company consummated its initial public offering of 23,725,000 units, including 2,225,000 units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 units sold, affiliates of our Sponsor and Atlas Point Fund had purchased 1,980,000 units and 2,128,500 units at the initial public offering price. The founder shares will be worthless if we do not complete an initial business combination. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole Public Warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment. The personal and financial interests of our officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following our initial business combination. This risk may become more acute as the 24-month anniversary of the closing of our initial public offering nears, which is the deadline for our completion of an initial business combination.

We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition and thus negatively impact the value of our stockholders’ investment in us.

We may choose to incur substantial debt to complete our business combination. We and our officers have agreed that we will not incur any indebtedness unless we have obtained from the lender a waiver of any right, title, interest or claim of any kind in or to the monies held in the trust account. As such, no issuance of debt will affect the per share amount available for redemption from the trust account. Nevertheless, the incurrence of debt could have a variety of negative effects, including:

•        default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•        acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•        our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•        our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•        our inability to pay dividends on our common stock;

•        using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, to pay expenses, make capital expenditures and acquisitions and fund other general corporate purposes;

•        limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•        increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

•        limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, and execution of our strategy; and

•        other disadvantages compared to our competitors who have less debt.

We may only be able to complete one business combination with the proceeds of our initial public offering and the sale of the private placement warrants, which will cause us to be solely dependent on a single business which may have a limited number of products or services. This lack of diversification may negatively impact our operations and profitability.

Of the net proceeds from our initial public offering and the sale of the private placement warrants, up to approximately $237.3 million is available to complete our business combination and pay related fees and expenses. Of the up to approximately $237.3 million, approximately $1.0 million will be held outside the trust account for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

We may effectuate our business combination with a single target business or multiple target businesses simultaneously or within a short period of time. However, we may not be able to effectuate our business combination with more than one target business because of various factors, including the existence of complex accounting issues and the requirement that we prepare and file pro forma financial statements with the SEC that present operating results and the financial condition of several target businesses as if they had been operated on a combined basis.

By completing our initial business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. In addition, we are focusing our search for an initial business combination in a single industry. Accordingly, the prospects for our success may be:

•        solely dependent upon the performance of a single business, property or asset, or

•        dependent upon the development or market acceptance of a single or limited number of products, processes or services.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to our business combination.

We may attempt to simultaneously complete business combinations with multiple prospective targets, which may hinder our ability to complete our business combination and give rise to increased costs and risks that could negatively impact our operations and profitability.

If we determine to simultaneously acquire several businesses that are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other business combinations, which may make it more difficult for us, and delay our ability, to complete our initial business combination. With multiple business combinations, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

We may attempt to complete our initial business combination with a private company about which little information is available, which may result in a business combination with a company that is not as profitable as we suspected, if at all.

In pursuing our business combination strategy, we may seek to effectuate our initial business combination with a privately held company. Very little public information generally exists about private companies, and we could be required to make our decision on whether to pursue a potential initial business combination on the basis of limited information, which may result in a business combination with a company that is not as profitable as we suspected, if at all.

Our management may not be able to maintain control of a target business after our initial business combination. We cannot provide assurance that, upon loss of control of a target business, new management will possess the skills, qualifications or abilities necessary to profitably operate such business.

We may structure a business combination so that we will control less than 100% of the equity interests or assets of a target business, but we will only complete such business combination if we control 50% or more of the outstanding voting securities of the target or otherwise are not required to register as an investment company under the Investment Company Act. We will not consider any transaction that does not meet such criteria. Even if we control 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post business combination company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock, shares or other equity interests of a target. In this case, we would acquire a 100% interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to such transaction could own less than a majority of our outstanding shares of common stock subsequent to such transaction. In addition, other minority stockholders may subsequently combine their holdings resulting in a single person or group obtaining a larger share of the company’s stock than we initially acquired. Accordingly, this may make it more likely that our management will not be able to maintain control of the target business.

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a business combination with which a substantial majority of our stockholders do not agree.

Our amended and restated certificate of incorporation will not provide a specified maximum redemption threshold, except that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (such that we are not subject to the SEC’s “penny stock” rules). As a result, we may be able to complete our business combination even though a substantial majority of our public stockholders do not agree with the transaction and have redeemed their shares or, if we seek stockholder approval of our initial business combination and do not conduct redemptions in connection with our business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to our sponsor, Atlas Point Fund, officers, directors, advisors or any of their affiliates. In the event the aggregate cash consideration we would be required to pay for all shares of our Class A common stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to us, we will not complete the business combination or redeem any shares, all shares of our Class A common stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

The exercise price for the public warrants is higher than in some other blank check company offerings, and accordingly, the warrants are more likely to expire worthless.

The exercise price of the public warrants is higher than in some other blank check companies. For example, historically, the exercise price of a warrant was often a fraction of the purchase price of the units in the initial public offering. The exercise price for our public warrants is $11.50 per share, subject to adjustments as provided herein. As a result, the warrants are less likely to ever be in the money and more likely to expire worthless.

In order to effectuate our initial business combination, we may seek to amend our amended and restated certificate of incorporation or other governing instruments in a manner that will make it easier for us to complete our initial business combination but that our stockholders or warrantholders may not support.

In order to effectuate a business combination, we may amend various provisions of our charter and governing instruments, including the warrant agreement, the underwriting agreement relating to our initial public offering, the letter agreement among us and our sponsor, Atlas Point Fund, officers and directors, and the registration rights agreement among us and our initial stockholders. These agreements contain various provisions that our public stockholders might deem to be material. While we do not expect our board to approve any amendment to any of these agreements prior to our initial business combination, it may be possible that our board, in exercising its business judgment and subject to its fiduciary duties, chooses to approve one or more amendments to any such agreement in connection with the consummation of our initial business combination. Except in relation to the charter, any such amendments would not require approval from our stockholders and may have an adverse effect on the value of an investment in our securities. We cannot assure you that we will not seek to amend our charter or other governing instruments or change our industry focus in order to effectuate our initial business combination.

The provisions of our amended and restated certificate of incorporation that relate to our pre-business combination activity (and corresponding provisions of the agreement governing the release of funds from our trust account) may be amended with the approval of holders of 65% of our common stock, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend our amended and restated certificate of incorporation and the trust agreement to facilitate the completion of an initial business combination that some of our stockholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to a company’s pre-business combination activity, without approval by a certain percentage of the company’s stockholders. In those companies, amendment of these provisions requires approval by between 90% and 100% of the company’s public stockholders. Our amended and restated certificate of incorporation provides that any of its provisions (other than amendments relating to the election of directors, which require the approval of a majority of at least 90% of our common stock voting at a stockholder meeting) related to pre-business combination activity (including the requirement to deposit proceeds of our initial public offering and the private placement warrants into the trust account and not release such amounts except in specified circumstances, and to provide redemption rights to public stockholders as described herein) may be amended if approved by holders of 65% of our common stock entitled to vote thereon, and corresponding provisions of the trust agreement governing the release of funds from our trust account may be amended if approved by holders of 65% of our common stock entitled to vote thereon. In all other instances, our amended and restated certificate of incorporation may be amended by holders of a majority of our outstanding common stock entitled to vote thereon, subject to applicable provisions of the DGCL or applicable stock exchange rules. Our initial stockholders, who will collectively beneficially own 20% of the total outstanding common stock, will participate in any vote to amend our amended and restated certificate of incorporation and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of our amended and restated certificate of incorporation which govern our pre-business combination behavior more easily than some other blank check companies, and this may increase our ability to complete a business combination with which you do not agree. Our stockholders may pursue remedies against us for any breach of our amended and restated certificate of incorporation.

Our sponsor, Atlas Point Fund, officers, and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination within 24 months from the closing of our initial public offering, unless we provide our public stockholders with the opportunity to redeem their shares of our Class A common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to pay franchise and income taxes of the Company or Opco, divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice Acquisition Corp.). These agreements are contained in a letter agreement that we have entered into with our sponsor, Atlas Point Fund, officers, and directors. Our stockholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against our sponsor, Atlas Point Fund, officers, and directors for any breach of these agreements. As a result, in the event of a breach, our stockholders would need to pursue a stockholder derivative action, subject to applicable law.

We may be unable to obtain additional financing to complete our initial business combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon a particular business combination. If we do not complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless.

Although we believe that the net proceeds of our initial public offering and the sale of the private placement warrants and the forward purchase securities are sufficient to allow us to complete our initial business combination, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of our initial public offering and the sale of the private placement warrants and the forward purchase securities prove to be insufficient, either because of the size of our initial business combination, the depletion of the available net proceeds in search of a target business, the obligation to redeem for cash a significant number of shares from stockholders who elect redemption in connection with our initial business combination or the terms of negotiated transactions to purchase shares in connection with our initial business combination, or if Atlas Point Fund decides not to exercise its right to purchase all of the forward purchase securities, we may be required to seek additional financing or to abandon the proposed business combination. We cannot assure you that such financing will be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to complete our initial business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. If we do not complete our initial business combination, our public stockholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public stockholders, and our warrants will expire worthless. In addition, even if we do not need additional financing to complete our business combination, we may require such financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after our business combination.

Our initial stockholders control the election of our board of directors until consummation of our initial business combination and hold a substantial interest in us. As a result, they elect all of our directors prior to our initial business combination and may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support.

After the closing of our initial public offering, our initial stockholders own shares representing 20% of our shares of common stock. In addition, the founder shares, all of which are held by our initial stockholders, will entitle the holders to elect all of our directors prior to our initial business combination. Holders of our public shares will have no right to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended by a special resolution passed by a majority of at least 90% of our common stock voting at a stockholder meeting. As a result, you will not have any influence over the election of directors prior to our initial business combination. Accordingly, our initial stockholders may exert a substantial influence on actions requiring a stockholder vote, potentially in a manner that you do not support, including amendments to our amended and restated certificate of incorporation and approval of major corporate transactions. If our initial stockholders purchase any units in our initial public offering or if our initial stockholders purchase any additional shares of common stock in the aftermarket or in privately negotiated transactions, this would increase their control. Neither our initial stockholders nor, to our knowledge, any of our officers or directors have any current intention to purchase additional securities, other than as disclosed in our initial public offering. Factors that would be considered in making such additional purchases would include consideration of the current trading price of our Class A common stock. In addition, our board of directors, whose members were elected by our initial stockholders, is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. We may not hold an annual meeting to elect new directors prior to the completion of our business combination, in which case all of the current directors will continue in office until at least the completion of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our initial stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our initial stockholders will continue to exert control at least until the completion of our business combination. The forward purchase securities will not be issued until completion of our initial business combination, and, accordingly, will not be included in any stockholder vote until such time.

We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of at least 50% of the then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the warrant could be converted into cash or stock (at a ratio different than initially provided), the exercise period could be shortened and the number of shares of our Class A common stock purchasable upon exercise of a warrant could be decreased, all without your approval.

Our warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake (including to conform the terms of the warrants to those described herein), but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants and 50% of the registered holders of the private warrants to make any change to the terms of the private warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of our Class A common stock purchasable upon exercise of a warrant.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the sponsor, Atlas Point Fund or their permitted transferees.

In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of our Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying stock price is higher and (2) may not compensate the holders for the value of the warrants because the number of shares of Class A common stock received is capped at 0.361 shares of Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Our ability to require holders of our warrants to exercise such warrants on a cashless basis after we call the warrants for redemption or if there is no effective registration statement covering the Class A common stock issuable upon exercise of these warrants will cause holders to receive fewer shares of our Class A common stock upon their exercise of the warrants than they would have received had they been able to pay the exercise price of their warrants in cash.

If the shares of our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that the shares of our Class A common stock satisfy the definition of a “covered security” under Section 18(b)(I) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. “Cashless exercise” means the warrant holder pays the exercise price by giving up some of the shares for which the warrant is being exercised, with those shares valued at the then current market price. Accordingly, each holder would pay the exercise price by surrendering the warrants for that number of shares of our Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” shall mean volume weighted average price of our Class A common stock as reported during 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In addition, if a registration statement covering the shares of our Class A common stock issuable upon exercise of the warrants is not effective within a specified period following the consummation of our initial business combination, warrantholders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis, For purposes of calculating the number of shares issuable upon such cashless exercise, the “fair market value” of warrants shall be calculated using the volume weighted average sale price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which notice of exercise is received by the warrant agent.

If we choose to require holders to exercise their warrants on a cashless basis, which we may do at our sole discretion, or if holders elect to do so when there is no effective registration statement, the number of shares of our Class A common stock received by a holder upon exercise will be fewer than it would have been had such holder exercised his or her warrant for cash. For example, if the holder is exercising 875 public warrants at $11.50 per share through a cashless exercise when the shares of our Class A common stock have a fair market value per share of $17.50 per share, then upon the cashless exercise, the holder will receive 300 shares of our Class A common stock. The holder would have received 875 shares of our Class A common stock if the exercise price was paid in cash. This will have the effect of reducing the potential “upside” of the holder’s investment in our company because the warrant holder will hold a smaller number of shares of our Class A common stock upon a cashless exercise of the warrants they hold.

Our warrants and founder shares may have an adverse effect on the market price of our Class A common stock and make it more difficult to effectuate our business combination.

We issued warrants to purchase 11,862,500 shares of our Class A common stock as part of the units offered by our initial public offering and, simultaneously with the closing of our initial public offering, we issued in private placements an aggregate of 6,771,000 private placement warrants, each exercisable to purchase for $11.50 either one share of our Class A common stock or, in certain circumstances, one Class A Unit of Opco (and corresponding share of our Class B common stock). In addition, we may issue up to approximately 7.8 million shares of Class A common stock to Atlas Point Fund in connection with our initial business combination pursuant to the forward purchase agreement. The founder shares are exchangeable for shares of our Class A common stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as set forth herein. In addition, if our sponsor makes any working capital loans, it may convert those loans into up to an additional 1,000,000 private placement warrants, at the price of $1.00 per warrant. To the extent we issue shares of our Class A common stock to effectuate a business combination, the potential for the issuance of a substantial number of additional shares of our Class A common stock upon exercise of these warrants and exchange rights could make us a less attractive acquisition vehicle to a target business. Any such issuance will increase the number of issued and outstanding shares of our Class A common stock and reduce the value of the shares of our Class A common stock issued to complete the business combination. Therefore, our warrants and founder shares may make it more difficult to effectuate a business combination or increase the cost of acquiring the target business.

A provision of our warrant agreement may make it more difficult for us to consummate an initial business combination.

If we issue additional shares of common stock or equity-linked securities or capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of common stock, then the exercise price of the warrants will be adjusted to equal 115% of the newly issued price. This may make it more difficult for us to consummate an initial business combination with a target business.

The market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may vary significantly due to one or more potential business combinations and general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Because we must furnish our stockholders with target business financial statements, we may lose the ability to complete an otherwise advantageous initial business combination with some prospective target businesses.

The federal proxy rules require that a proxy statement with respect to a vote on a business combination meeting certain financial significance tests include target historical and/or pro forma financial statement disclosure. We will include the same financial statement disclosure in connection with our tender offer documents, whether or not they are required under the tender offer rules. These financial statements may be required to be prepared in accordance with, or be reconciled to, accounting principles generally accepted in the United States of America, or GAAP, or international financial reporting standards as issued by the International Accounting Standards Board, or IFRS, depending on the circumstances and the historical financial statements may be required to be audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB. These financial statement requirements may limit the pool of potential target businesses we may acquire because some targets may be unable to provide such financial statements in time for us to disclose such financial statements in accordance with federal proxy rules and complete our initial business combination within the prescribed time frame.

We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We have identified material weaknesses in our internal control over financial reporting. We may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations.

Following the issuance of the SEC Staff Statement on April 12, 2021, after consultation with our management, our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued (i) audited balance sheet dated as of October 26, 2020 which was related to its initial public offering and (ii) audited financial statements as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 as reported in the Company’s Annual Report on Form 10-K filed with the SEC on May 13, 2021 (collectively, the “Affected Periods Amendment No. 1”).

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in Amendment No. 1, we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in October 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our derivative warrant liabilities, change in fair value of derivative warrant liabilities, Class A common stock subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods Amendment No. 1. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering, see “Note 2 — Restatement of Previously Issued Financial Statements” to the financial statements in Amendment No. 1, as well as Part II, Item 9A. “Controls and Procedures” included in this Annual Report.

As described elsewhere in this Amendment No. 2, we have identified a material weakness in our internal control over financial reporting related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of the public shares. As a result of this material weakness, our management has concluded that our internal control over financial reporting was not effective as of December 31, 2020. Historically, a portion of the public shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Charter. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. For a discussion of management’s consideration of the material weakness identified related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of the Public Share, see Note 2 to the accompanying financial statements, as well as Part II, Item 9A. “Controls and Procedures” included in this Amendment No. 2.

As described in Part II, Item 9A. “Controls and Procedures,” we have concluded that our internal control over financial reporting was ineffective as of December 31, 2020 because material weaknesses existed in our internal control over financial reporting. We have taken a number of measures to remediate the material weaknesses described therein; however, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A common stock are listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting, as described in Part II, Item 9A. “Controls and Procedures.”

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

The warrants are accounted for as a liability and the changes in fair value of the warrants may have an adverse effect on our financial results and the market price of our common stock.

On April 12, 2021, the Staff of the SEC released a statement informing market participants that warrants issued by special purpose acquisition companies may require classification as a liability of the entity measured at fair value, with changes in fair value each period reported in earnings. As a result such statement, we reevaluated the accounting treatment of our warrants, which were classified as equity, and determined to classify the warrants as a liability measured at fair value, with changes in fair value each period reported in earnings. Due to the recurring fair value measurement, we expect to recognize non-cash gains or losses on the warrants each reporting period, and the amount of such gains or losses could be material, which may cause our consolidated financial statements and results of operations to fluctuate quarterly and may have an adverse impact on the market price of our common stock.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate our business combination, require substantial financial and management resources, and increase the time and costs of completing our initial business combination.

Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2021. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome for us as compared to other public companies because a target business with which we seek to complete our business combination may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The development of the internal control of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

Provisions in our amended and restated certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our Class A common stock and could entrench management.

Our amended and restated certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred stock, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Provisions in our amended and restated certificate of incorporation and Delaware law may have the effect of discouraging lawsuits against our directors and officers.

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions (other than actions arising under the Securities Act or the Exchange Act) may be brought only in the Court of Chancery in the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) and, if brought outside of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors and officers.

Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.

We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.

If we pursue a target business with operations or opportunities outside of the United States for our initial business combination, we may face additional burdens in connection with investigating, agreeing to and completing such initial business combination, and if we effect such initial business combination, we would be subject to a variety of additional risks that may negatively impact our operations.

If we pursue a target a company with operations or opportunities outside of the United States for our initial business combination, we would be subject to risks associated with cross-border business combinations, including in connection with investigating, agreeing to and completing our initial business combination, conducting due diligence in a foreign jurisdiction, having such transaction approved by any local governments, regulators or agencies and changes in the purchase price based on fluctuations in foreign exchange rates.

If we effect our initial business combination with such a company, we would be subject to any special considerations or risks associated with companies operating in an international setting, including any of the following:

•        higher costs, complexity and difficulties inherent in executing cross-border transactions, managing cross-border business operations, and complying with different commercial and legal requirements of overseas markets;

•        rules and regulations regarding currency redemption;

•        laws governing the manner in which future business combinations may be effected;

•        exchange listing and/or delisting requirements;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        local or regional economic policies and market conditions;

•        unexpected changes in regulatory requirements;

•        longer payment cycles;

•        tax issues, including limits on our ability to change our tax residence from the United States, complex withholding or other tax regimes which may apply in connection with our business combination or to our structure following our business combination, variations in tax laws as compared to the United States, and potential changes in the applicable tax laws in the United States and/or relevant non-U.S. jurisdictions;

•        currency fluctuations and exchange controls;

•        rates of inflation;

•        challenges in collecting accounts receivable;

•        cultural and language differences;

•        employment regulations;

•        underdeveloped or unpredictable legal or regulatory systems;

•        corruption;

•        protection of intellectual property;

•        social unrest, crime, strikes, riots and civil disturbances;

•        regime changes and political upheaval;

•        terrorist attacks and wars; and

•        deterioration of political relations with the United States.

We may not be able to adequately address these additional risks. If we were unable to do so, we may be unable to complete such initial business combination, or, if we complete such combination, our operations might suffer, either of which may adversely impact our business, financial condition and results of operations.

Our initial business combination and our structure thereafter may not be tax-efficient to our stockholders and warrantholders. As a result of our business combination, our tax obligations may be more complex, burdensome and uncertain.

Although we will attempt to structure our initial business combination in a tax-efficient manner, tax structuring considerations are complex, the relevant facts and law are uncertain and may change, and we may prioritize commercial and other considerations over tax considerations. For example, in connection with our initial business combination and subject to requisite stockholder approval, we may structure our business combination in a manner that requires stockholders and/or warrantholders to recognize gain or income for tax purposes. We do not intend to make any cash distributions to stockholders or warrantholders to pay taxes in connection with our business combination or thereafter. Accordingly, a stockholder or a warrant holder may need to satisfy any liability resulting from our initial business combination with cash from its own funds or by selling all or a portion of such holder’s shares or warrants. In addition, we may effect a business combination with a target company in another jurisdiction or reincorporate in a different jurisdiction (including, but not limited to, the jurisdiction in which the target company or business is located). As a result, stockholders and warrantholders may be subject to additional income, withholding or other taxes with respect to their ownership of us after our initial business combination.

In addition, we may effect a business combination with a target company that has business operations outside of the United States, and possibly, business operations in multiple jurisdictions. If we effect such a business combination, we could be subject to significant income, withholding and other tax obligations in a number of jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Due to the complexity of tax obligations and filings in other jurisdictions, we may have a heightened risk related to audits or examinations by taxing authorities. This additional complexity and risk could have an adverse effect on our after-tax profitability and financial condition.

Our organizational structure confers certain benefits upon our initial stockholders that will not benefit the holders of our Class A common stock to the same extent as it will benefit our initial stockholders.

We are a holding company and will not have material assets other than our ownership of Opco Units. Subject to the obligation of Opco to make tax distributions and to reimburse us for our corporate and other overhead expenses, we will have the right to determine whether to cause Opco to make non-liquidating distributions, and the amount of any such distributions. We do not anticipate causing Opco to make any such distributions (other than tax distributions) to holders of Opco Units (including Rice Acquisition Corp.) prior to our initial business combination, other than required redemptions of Class A Units of Opco held by us in connection with a redemption of public shares. If Opco makes distributions after our initial business combination, the initial stockholders will be entitled to receive equivalent distributions from Opco on a pro rata basis. However, because we must pay taxes, amounts we may distribute as dividends to holders of our Class A common stock are expected to be less on a per share basis than the amounts distributed by Opco to the initial stockholders on a per unit basis.

If our management following our initial business combination is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws, which could lead to various regulatory issues.

Following our initial business combination, our management may resign from their positions as officers or directors of the company and the management of the target business at the time of the business combination will remain in place. Management of the target business may not be familiar with United States securities laws. If new management is unfamiliar with United States securities laws, they may have to expend time and resources becoming familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

After our initial business combination, substantially all of our assets may be located in a foreign country and substantially all of our revenue will be derived from our operations in such country. Accordingly, our results of operations and prospects will be subject, to a significant extent, to the economic, political and legal policies, developments and conditions in the country in which we operate.

The economic, political and social conditions, as well as government policies, of the country in which our operations are located could affect our business. Economic growth could be uneven, both geographically and among various sectors of the economy and such growth may not be sustained in the future. If in the future such country’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could materially and adversely affect our ability to find an attractive target business with which to consummate our initial business combination and if we effect our initial business combination, the ability of that target business to become profitable.

Exchange rate fluctuations and currency policies may cause a target business’ ability to succeed in the international markets to be diminished

In the event we acquire a non-U.S. target, all revenues and income would likely be received in a foreign currency, and the dollar equivalent of our net assets and distributions, if any, could be adversely affected by reductions in the value of the local currency. The value of the currencies in non-U.S. regions fluctuates and is affected by, among other things, changes in political and economic conditions. Any change in the relative value of such currency against our reporting currency may affect the attractiveness of any target business or, following consummation of our initial business combination, our financial condition and results of operations. Additionally, if a currency appreciates in value against the dollar prior to the consummation of our initial business combination, the cost of a target business as measured in dollars will increase, which may make it less likely that we are able to consummate such transaction.

Item 1B.      Unresolved Staff Comments

None.

Item 2.    Properties

Our executive offices are located at 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106, and our telephone number is (713) 446-6259. The cost for our use of this space is included in the $10,000 per month fee we will pay to our sponsor for office space, utilities, secretarial support and administrative services. We consider our current office space adequate for our current operations.

Item 3.    Legal Proceedings

To the knowledge of our management, there is no material litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

Item 4.    Mine Safety Disclosures

Not applicable.

PART II

Item 5.    Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

(a)    Market Information

Our units, shares of Class A common stock and warrants are each traded on the NYSE under the symbol “RICE.U”, “RICE” and “RICE WS” respectively. Our units commenced public trading on October 22, 2020. Our shares of Class A common stock and warrants began separate trading on December 14, 2020.

(b)    Holders

On March 19, 2021, there was 1 holder of record of our units, 2 holders of record of our shares of Class A common stock, 5 holders of record of our shares of Class B common stock and 3 holders of record of our warrants.

(c)     Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of an initial business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions subsequent to completion of an initial business combination. The payment of any cash dividends subsequent to an initial business combination will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

(d)    Securities Authorized for Issuance Under Equity Compensation Plans

None.

(e)     Performance Graph

Not applicable.

(f)     Recent Sales of Unregistered Securities; Use of Proceeds from Registered Offerings

On September 2, 2020, Rice Acquisition Sponsor LLC, our sponsor, received 5,750,000 Class B Units of Opco for no consideration and purchased 5,750,000 corresponding shares of our Class B common stock, 2,500 shares of our Class A common stock and 100 Class A Units of Opco and 100 corresponding shares of our Class B common stock for an aggregate of $26,000. The number of founder shares was determined based on the expectation that the founder shares would represent 20% of the total outstanding equity after our initial public offering (excluding the sponsor shares). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D under the Securities Act. The sole business of our sponsor was to act as our sponsor in connection with our initial public offering.

In addition, our sponsor purchased from us an aggregate of 6,093,900 private placement warrants at a purchase price of $1.00 per warrant (for an aggregate purchase price of $6,093,900). Atlas Point Fund also purchased 677,100 private placement warrants at a purchase price of $1.00 per warrant (for an aggregate purchase price of $677,100). These purchases took place on a private placement basis simultaneously with the completion of our initial public offering. These issuances were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales. Each private placement warrant entitles the holder to purchase for $11.50 either one share of our Class A common stock or, so long as they are held by our initial stockholders or their permitted transferees, one Class A Unit of Opco (and corresponding share of our Class B common stock). The private placement warrants (including the Class A common stock or Class A Units of Opco (and corresponding shares of our Class B common stock) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

On October 26, 2020, the Company consummated its initial public offering of 23,725,000 units, including 2,225,000 units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 units sold, affiliates of our Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”) had purchased 1,980,000 units (the “Affiliated Units”) and 2,128,500 units (the “Atlas Units”), respectively, at the initial public offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment.

Simultaneously with the closing of our initial public offering, we consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Each Private Placement Warrant is exercisable to purchase one share of our Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of our non-economic Class B common stock, subject to certain adjustments.

(g)    Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 6.    Selected Financial Data

Not applicable.

Item 7.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

References to the “Company,” “our,” “us” or “we” refer to Rice Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

We have re-evaluated our application of ASC 480-10-S99-3A to our accounting and classification of the public shares issued as part of the units sold in the Initial Public Offering on October 26, 2020. Historically, a portion of the public shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that we will not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001, as described in our charter. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Pursuant to such re-evaluation, our management has determined that the public shares include certain provisions that require classification of all of the public shares as temporary equity. In addition, in connection with the change in presentation for the public shares, management determined it should restate earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in our income and losses.

Therefore, on December 28, 2021, our management and the Audit Committee concluded that our previously issued (i) audited balance sheet as of October 26, 2020, as previously restated in Amendment No. 1, (ii) audited financial statements as previously restated in Amendment No. 1, (iii) unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 26, 2021 and (iv) unaudited interim financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021, should be restated to report all public shares as temporary equity and should no longer be relied upon. As such, the Company is restating the 2020 periods herein and intends to restate its 2021 interim financial statements for the Affected Periods in its quarterly reports on Form 10-Qs for the periods ended March 31, 2021 and June 30, 2021.

The restatement does not have an impact on our cash position or the cash held in the Trust Account.

Our management has concluded that a material weakness remains in our internal control over financial reporting and that our disclosure controls and procedures were not effective. As a result of that reassessment, we determined that our disclosure controls and procedures for such periods were not effective with respect to the proper accounting and classification of complex financial instruments. For more information, see Part II, Item 9A. “Controls and Procedures” included in this Annual Report on Form 10-K.

The financial information that has been previously filed or otherwise reported for these periods is superseded by the information in this Amendment No. 2, and the financial statements and related financial information contained in such previously filed reports should no longer be relied upon.

The restatement is more fully described in Note 2 of the notes to the financial statements included herein.

Overview

We are a blank check company incorporated in Delaware on September 1, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Our sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”).

The registration statement for our initial public offering (“Initial Public Offering”) was declared effective on October 21, 2020. On October 26, 2020, we consummated the Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to our Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, our public stockholders hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in Opco through Rice’s ownership of Class A Units of Opco. By contrast, the Initial Stockholders (our Sponsor, Atlas Point Fund and our officers and directors) hold direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined below). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the public shares. However, given the relatively de minimis number of Sponsor Shares relative to public shares, in many cases the economic, governance or other effects of the sponsor shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares and Class A Units of Opco (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Liquidity and Capital Resources

As of December 31, 2020, we had approximately $1.3 million in our operating bank account and working capital of approximately $1.6 million.

Our liquidity needs to date had been satisfied through the payment of $26,000 from our Sponsor to purchase the Founder Shares and Sponsor Shares, a loan under a note agreement with our Sponsor of approximately $44,000 as of December 31, 2020 (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was paid in full as of November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, our officers, directors and Sponsor may, but are not obligated to, provide us working capital loans. As of December 31, 2020, there were no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Results of Operations

Our entire activity since inception through December 31, 2020 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

The Company’s statement of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the net gain from investments held in the Trust Account of approximately $32,000, net of applicable franchise taxes of approximately $32,000 for the period from September 1, 2020 (inception) through December 31, 2020, by the weighted average number of shares of Class A common stock outstanding for the period. Net loss per share, basic and diluted for Class B common stock for the period from September 1, 2020 (inception) through December 31, 2020 is calculated by dividing the change in fair value of warrant liability of approximately $19.7 million, compensation expense of approximately $1.7 million, approximately $787,000 related to warrant financing costs, general and administration expenses of approximately $291,000 and franchise taxes of approximately $33,000, net of noncontrolling interest of approximately $865,000, resulting in a net loss of approximately $21.6 million, by the weighted average number of Class B common stock outstanding for the period.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

On October 21, 2020, we entered into an Administrative Services Agreement pursuant to which we have agreed to cause Opco to pay the Sponsor a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate.

The underwriters of the Initial Public Offering were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $4.3 million) was paid at the closing of the Initial Public Offering and 3.5% (approximately $7.6 million) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Initial Business Combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company has identified the following as its critical accounting policies:

Class A Common Stock Subject to Possible Redemption

We account for our Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. We issued 2,500 shares of Class A common stock to the Sponsor. These Sponsor Shares will not be transferable and will only be exchangeable into Class A common stock after the initial business combination, and as such are considered non-redeemable and presented as permanent equity in our balance sheet. Excluding the Sponsor Shares, our Class A common stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of the Initial Public Offering, 23,725,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheets.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Common Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 18,633,500 shares of Class A common stock, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from September 1, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of December 31, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Inflation

We do not believe that inflation had a material impact on our business, revenues or operating results during the period presented.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 8.    Consolidated Financial Statements And Supplementary Data

This information appears following Item 15 of this Annual Report on Form 10-K and is incorporated herein by reference.

Item 9.    Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in our reports filed under the Exchange Act, such as this Report, is recorded, processed, summarized, and reported within the time period specified in the SEC’s rules and forms. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, including the chief executive officer and chief financial officer, as appropriate to allow timely decisions regarding required disclosure.

On March 30, 2021, we filed our original Annual Report on Form 10-K for the period ended December 31, 2020 (the “Original Filing”). Our management evaluated, with the participation of our principal executive officer and principal financial officer (our “Certifying Officers”), the effectiveness of our disclosure controls and procedures as of December 31, 2020, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation at that earlier time, our Certifying Officers had concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective as of December 31, 2020. Subsequently, and solely due to the restatement of our financial statements to reclassify our warrants as described Amendment No. 1 and the restatement of our financial statements to reclassify the public shares as described herein in Amendment No. 2 and the restatement of our financial statements to reclassify the public shares as described herein, our Certifying Officers have concluded that our disclosure controls and procedures were not effective as of December 31, 2020.

Management’s Report on Internal Controls Over Financial Reporting

This Report does not include a report of management’s assessment regarding internal control over financial reporting or an attestation report of our independent registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting, as the circumstances that led to the restatement of our financial statements described in this Report had not yet been identified.

PART III

Item 10.  Directors, Executive Officers and Corporate Governance

Our officers and directors are as follows:

Name	Age	Position
Daniel Joseph Rice, IV*	40	Chief Executive Officer and Director
J. Kyle Derham*	33	Chief Financial Officer and Director
James Wilmot Rogers*	40	Chief Accounting Officer
Kathryn Jackson	63	Independent Director
Joseph Malchow	35	Independent Director
James Torgerson	68	Independent Director

____________

*        Denotes an executive officer.

Daniel Joseph Rice, IV — Chief Executive Officer and director. Mr. Rice has over 15 years of experience in the energy industry. Mr. Rice is also the Chief Executive Officer and a director of Rice II. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy Inc. (“Rice Energy”) from October 2013 through the completion of its acquisition by EQT Corporation (“EQT”) in November 2017. Prior to his role as Chief Executive Officer, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners LP (“Rice Midstream”), which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Mr. Rice currently serves on the board of directors of EQT, and he recently joined the board of Whiting Petroleum in August 2020. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc.

J.    Kyle Derham — Chief Financial Officer and director. Mr. Derham is a Partner of Rice Investment Group. Mr. Derham is also the President, Chief Financial Officer and a director nominee of Rice II. Mr. Derham, as part of the Rice Team, led the shareholder campaign in 2019 to revamp the strategic direction of EQT and elect a majority slate of director candidates to the board of EQT, the largest operator of natural gas production in the United States. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and currently serves as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy and Rice Midstream from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank.

James Wilmot Rogers — Chief Accounting Officer. Mr. Rogers is also the Chief Accounting Officer of Rice II. Mr. Rogers served as Senior Vice President and Chief Accounting Officer & Administrative Officer, Treasurer of Rice Energy from April 2011 through November 2017. Mr. Rogers led accounting, tax and human resources functions for Rice Energy, Rice Midstream and its numerous joint ventures and joint venture companies. Mr. Rogers oversaw such functions through two initial public offerings in a single calendar year (Rice Energy in January 2014 and Rice Midstream in December 2014) and through numerous asset and corporate level acquisitions totaling more than $10 billion in asset value. He also has numerous years in public accounting experience, having worked at both Ernst & Young and PricewaterhouseCoopers.

Dr.    Kathryn Jackson — Independent director. Dr. Kathryn Jackson, one of our independent directors, is an accomplished executive leader with a highly successful career in electricity generation, energy system operations and technology management. Dr. Jackson serves as Director of Energy and Technology Consulting for KeySource, Inc. Prior to this role, Dr. Jackson has served as President and Chief Technology Officer for RTI International

Metals, Chief Technology Officer and Senior Vice President for Research and Technology for Westinghouse Electric Company, LLC, and Executive Vice President of River System Operations and Environment for the Tennessee Valley Authority. Dr. Jackson serves on the board of directors of Portland General Electric, Cameco Corporation, Duquesne Light Holdings and EQT. Dr. Jackson previously served on the board of directors of Rice Energy from April 2017 until its acquisition by EQT. Dr. Jackson holds advanced degrees in engineering, industrial engineering, and public policy from Carnegie Mellon University and the University of Pittsburgh.

Joseph Malchow — Independent director. Mr. Malchow, one of our independent directors, is the Founding General Partner at HNVR Technology Investment Management in Menlo Park, California, a Seed and Series A venture capital firm. The firm supports software entrepreneurs in fields including artificial intelligence, developer tooling, low code business logic, data and computing infrastructure, cybersecurity for enterprise, government, and people, and SaaS in a number of specific verticals including finance and credit, freight and logistics, national security and defense technology, and construction. Mr. Malchow also sits on the Board of Enphase Energy, Inc. (Nasdaq: ENPH), a global energy technology company. Mr. Malchow earned an A.B. from Dartmouth College in 2008. He later studied at the law and business schools of Stanford University, receiving a J.D. in 2013.

James Torgerson — Independent director Mr. Torgerson, one of our independent directors, was the Chief Executive Officer of Avangrid, Inc., a public utility company with $35 billion of assets, from December 2015 until June 2020. Prior to that role, Mr. Torgerson served as President and Chief Executive Officer of UIL Holdings Corporation beginning in 2006. Prior to 2006, Mr. Torgerson was President and Chief Executive Officer of Midcontinent Independent System Operator, Inc. Mr. Torgerson served as the chair of the board of directors of the American Gas Association and serves as a trustee of the Yale-New Haven Hospital and as a trustee of Yale New Haven Health System. Until his retirement in June 2020, he served on the board and as an executive committee member of the Edison Electric Institute (“EEI”). Mr. Torgerson also co-chaired EEI’s Board Committee for Reliability, Security and Business Continuity, which included responsibility related to cyber security for the EEI member utilities. Mr. Torgerson, prior to his retirement, was also a member of the Electricity Sub-sector Coordinating Council (“ESCC”), that coordinates with the federal government on physical and cyber security and natural disasters impacting the electric grid.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors elected prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Kathryn Jackson and J. Kyle Derham, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Joseph Malchow and Daniel Joseph Rice, IV, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of James Torgerson, will expire at the third annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination.

Holders of our founder shares have the right to elect all of our directors prior to consummation of our initial business combination and holders of our public shares do not have the right to vote on the election of directors during such time. These provisions of our amended and restated certificate of incorporation may only be amended if approved by a majority of at least 90% of our common stock voting at a stockholder meeting.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the board of directors.

Director Independence

The NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Our board of directors has determined that Kathryn Jackson, Joseph Malchow, and James Torgerson are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that of our initial public offering through the earlier of consummation of our initial business combination and our liquidation, we have pay our sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. In addition, our sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation or tender offer materials (as applicable) furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of our management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation and nominating and corporate governance committees of a listed company be comprised solely of independent directors. The charter of each committee is available on our website.

Audit Committee

We have established an audit committee of the board of directors. Kathryn Jackson, Joseph Malchow and James Torgerson serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to the exception described below. Kathryn Jackson, Joseph Malchow, and James Torgerson are independent.

James Torgerson serves as chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that James Torgerson qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Kathryn Jackson, Joseph Malchow, and James Torgerson serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Kathryn Jackson, Joseph Malchow, and James Torgerson are independent. Joseph Malchow serves as chair of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance are Kathryn Jackson, Joseph Malchow, and James Torgerson. Kathryn Jackson serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee is to assist the board in:

•        identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing, recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

Our nominating and corporate governance committee recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders. The board of directors also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of our public shares do not have the right to recommend director candidates for nomination to our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is posted on our website.

Conflicts of Interest

Members of our sponsor, as well as Rice Investment Group and its portfolio companies may compete with us for acquisition opportunities. If they decide to pursue any such opportunity, we may be precluded from procuring such opportunities. Neither members of our sponsor nor members of our management team who are members of our sponsor have any obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Members of our sponsor and our management, in their other endeavors, may be required to present potential business combinations to other entities, before they present such opportunities to us.

In addition, members of our sponsor, as well as Rice Investment Group and its portfolio companies, may sponsor other blank check companies similar to ours during the period in which we are seeking an initial business combination, and members of our management team may participate in such blank check companies. In particular, an affiliate of Rice Investment Group has formed Rice II, a blank check company like our company that was formed to consummate an initial business combination. Like us, Rice II intends to focus its search for a target business in the energy transition or sustainability arena. As of the date of this filing, Rice II has not completed its initial public offering and does not have a class of securities registered under the Exchange Act. Any such companies, including Rice II, may present additional conflicts of interest in pursuing an acquisition target, particularly in the event there is overlap among the management teams. Mr. Rice also serves as a director and officer of Rice II, and Mr. Derham also serves as an officer and is a director nominee of Rice II. However, we do not believe that any such potential conflicts would materially affect our ability to complete our initial business combination. Each of Mr. Rice and Mr. Derham has agreed not to become an officer or director of any other special purpose acquisition company with a class of securities registered under the Exchange Act, until we have entered into a definitive agreement regarding our initial business combination or we have failed to complete our initial business combination within 24 months after the closing of our initial public offering. Neither Mr. Rice nor Mr. Derham has been involved with any blank check companies prior to our company.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities, including Rice II, pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such other entity. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our business combination. In addition, we may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities. Our amended and restated certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

Potential investors should also be aware of the following other potential conflicts of interest:

•        None of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

•        In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Our management may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

•        Our initial stockholders have agreed that any founder shares and sponsor shares will not be entitled to redemption rights, and they will waive any such redemption rights for any public shares held by them, in connection with the consummation of our initial business combination. Additionally, our initial stockholders have agreed that any founder shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any public shares held by them, if we fail to consummate our initial business combination within 24 months after the closing of our initial public offering. If we do not complete our initial business combination within such applicable time period, the portion of the proceeds of the sale of the private placement warrants held in the trust account will be used to fund the redemption of our public shares and any Class A Units of Opco (other than those held by Rice Acquisition Corp.), and the private placement warrants will expire worthless. Furthermore, our initial stockholders have agreed not to transfer, assign or sell any founder shares held by them, and any shares of our Class A common stock acquired upon exchange of founder shares, until one year after the date of the consummation of our initial business combination or earlier if, subsequent to our initial business combination, (i) the last sale price of our Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (ii) we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. With certain limited exceptions, the private placement warrants and the Class A common stock underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of our initial business combination. Since our sponsor and officers and directors may directly or indirectly own common stock and warrants following our initial public offering, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

•        Our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination.

•        Our sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from our sponsor or an affiliate of our sponsor or any of our officers or directors to finance transaction costs in connection with an intended initial business combination. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

The conflicts described above may not be resolved in our favor.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to our company and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated certificate of incorporation provide that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have.

We are not prohibited from pursuing an initial business combination with or from a company that is affiliated with our sponsor, officers or directors, including a portfolio company of Rice Investment Group, or making the acquisition through a joint venture or other form of shared ownership with our sponsor, officers or directors or their affiliates, including Rice Investment Group and/or one or more of its portfolio companies and Rice II. We are also not prohibited from entering into an agreement with our sponsor, officers or directors or their affiliates with respect to the operation of any business we acquire in connection with the initial business combination. In the event we seek to complete our initial business combination with a business combination target that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA or from an independent accounting firm that such initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context. Further, commencing on the date our securities are first listed on the NYSE, we began paying an amount equal to $10,000 per month to our sponsor for office space, utilities, secretarial support and administrative services provided to us.

We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In the event that we submit our initial business combination to our public stockholders for a vote, we will complete our initial business combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial business combination. Our initial stockholders have agreed to vote any founder shares held by them and any public shares purchased during or after the offering in favor of our initial business combination and our officers and directors have also agreed to vote any public shares purchased during or after the offering in favor of our initial business combination.

Limitation on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our amended and restated certificate of incorporation provide that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated certificate of incorporation. Our bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed, and any persons who may become officers or directors prior to the initial business combination will agree, to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage stockholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 11.  Executive Compensation

Officer and Director Compensation

None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we have agreed to pay our sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. In addition, our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation or tender offer materials (as applicable) furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of our management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth information regarding the beneficial ownership of our shares of common stock as of March 19, 2021 based on information obtained from the persons named below, with respect to the beneficial ownership of our shares of common stock, by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•        each of our executive officers and directors that beneficially owns our shares of common stock; and

•        all our executive officers and directors as a group.

In the table below, percentage ownership is based on 23,727,500 shares of Class A common stock (which includes shares of Class A common stock that are underlying the units) and 5,931,350 shares of Class B common stock outstanding as of March 19, 2021. The table below does not include the shares of Class A common stock underlying the private placement warrants held by our sponsor because these securities are not exercisable within 60 days of this Report.

	Class B common stock		Class A common stock
Name of Beneficial Owners(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Rice Acquisition Sponsor LLC (our sponsor)(3)	5,532,287	93.3%	2,500	*
Atlas Point Energy Infrastructure, LLC(4)	309,063	5.2%	—	—
Daniel Joseph Rice, IV(3)	5,532,287	93.3%	—	—
J. Kyle Derham(3)	5,532,287	93.3%	—	—
James Wilmot Rogers	—	—	—	—
Kathryn Jackson	30,000	*	—	—
Joseph Malchow	30,000	*	—	—
James Torgerson	30,000	*	—	—
All officers and directors as a group (six individuals)	5,622,287	94.8%	—	—
Adage Capital Partners, LP(5)	—	—	1,935,000	8.16%
CIBC Private Wealth Group, LLC(6)	—	—	2,128,500	8.97%
Goldman Sachs Asset Management(7)	—	—	2,550,000	10.4%
Hartree Partners, LP(8)			1,359,341	5.7%
HITE Hedge Asset Management LLC(9)	—	—	1,300,000	5.5%
Kensico Capital Management Corp(10)	—	—	2,000,000	8.4%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 102 East Main Street, Second Story, Carnegie, Pennsylvania 15106.

(2)      The interests shown consist of founder shares and sponsor shares. The Class A Units of Opco (and corresponding shares of our Class B common stock) comprising such shares will be exchangeable for shares of our Class A common stock after the time of our initial business combination on a one-for-one basis, subject to adjustment, as described in the section entitled “Description of Securities.” Excludes forward purchase securities that will only be issued, if at all, at the time of our initial business combination.

(3)      Rice Acquisition Sponsor LLC is the record holder of the shares reported herein. Daniel Joseph Rice, IV and J. Kyle Derham are the managing members of Rice Acquisition Sponsor LLC.

(4)      Upon the closing of our initial public offering, our sponsor transferred 309,063 founder shares to Atlas Point Fund pursuant to the forward purchase agreement. Atlas Point Fund is the record holder of the shares reported herein. CIBC National Trust Company, a limited-purpose national trust bank, is the manager of Atlas Point Fund. The parent company of CIBC National Trust is CIBC Private Wealth Group, LLC, which in turn is an indirect, wholly owned subsidiary of Canadian

Imperial Bank of Commerce (“CIBC”). Accordingly, CIBC may be deemed to have or share beneficial ownership of the common stock held directly by Atlas Point Fund. The business address for Atlas Point Energy Infrastructure Fund, LLC is: 3920 Northside Parkway, 7th Floor, Atlanta, Georgia 30327.

(5)      The address of Adage Capital Partners, L.P. is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. Based on a Schedule 13G/A filed on November 5, 2020 (the “Adage 13G”). According to the Adage 13G, Adage Capital Partners, L.P., a Delaware limited partnership (“ACP” is the direct owner of such Class A Common Stock. Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”), is the general partner of ACP and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), is the managing member of ACPGP, the general partner of ACP, and therefore has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Robert Atchinson (“Mr. Atchinson”) is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Atchinson has beneficial ownership of the shares of Class A Common Stock directly owned by ACP. Phillip Gross (“Mr. Gross”) is the managing member of ACA, which is the managing member of ACPGP, which is the general partner of ACP and therefore Mr. Gross has beneficial ownership of the shares of Class A Common Stock directly owned by ACP.

(6)      The address of CIBC Private Wealth Group, LLC is 3290 Northside Parkway NW, 7th Flr, Atlanta, GA 30327. Based on a Schedule 13G/A filed on February 14, 2021.

(7)      The address of Goldman Sachs Asset Management is 200 West Street New York, NY 10282. Based on a Schedule 13G/A filed on December 16, 2020.

(8)      The address of Hartree Partners, LP is 1185 Avenue of the Americas New York, NY 10036. Based on a Schedule 13G/A filed on February 8, 2021.

(9)      The address of HITE Hedge Asset Management LLC is 300 Crown Colony Drive Suite 108 Quincy, MA 02169. Based on a Schedule 13G/A filed on February 17, 2021.

(10)    The address of Kensico Capital Management Corp. is 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830. Based on a Schedule 13G/A filed on February 12, 2021.

Our sponsor, officers and directors are deemed to be our “promoter” as such term is defined under the federal securities laws.

Changes in Control

None.

Item 13.  Certain Relationships and Related Transactions, and Director Independence

Founder Shares

In September 2020, our sponsor received 5,750,000 Class B Units of Opco for no consideration and purchased 5,750,000 corresponding shares of our Class B common stock, 2,500 shares of our Class A common stock and 100 Class A Units of Opco and 100 corresponding shares of our Class B common stock for an aggregate of $26,000. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the total outstanding equity upon completion of our initial public offering (excluding the sponsor shares). In October, 2020 our sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class Units of Opco were issued to each of our independent directors. In October 2020, we effected a dividend, and Opco effected a distribution, resulting in our Sponsor owning 6,091,250 Class B Units and 6,091,250 shares of our Class B common stock that comprise the founder shares. Our sponsor transferred a corresponding number of shares of our Class B common stock to our independent directors. Following the closing of our initial public offering, our sponsor forfeited 309,063 Class B Units of Opco, and 309,063 Class B Units of Opco was issued to Atlas Point Fund. Our sponsor transferred a corresponding number of shares of our Class B common stock to Atlas Point Fund. Up to 806,250 founder shares were subject to forfeiture by our sponsor depending on the extent to which the underwriters’ over-allotment option was exercised. The founder shares (including the Class A common stock issuable upon exchange thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 founder shares remained subject to forfeiture to the extent the over-allotment option was exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 founder shares held by our sponsor were forfeited for no consideration. As of December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Private Placement Warrants

Our sponsor purchased from us an aggregate of 6,093,900 private placement warrants at a purchase price of $1.00 per warrant ($6,093,900 in the aggregate) in a private placement that occurred simultaneously with the closing of our initial public offering. Atlas Point Fund also purchased 677,100 private placement warrants at a purchase price of $1.00 per warrant ($677,100 in the aggregate). Each private placement warrant entitles the holder to purchase for $11.50 either one share of our Class A common stock or, so long as they are held by our initial stockholders or their permitted transferees, one Class A Unit of Opco (and corresponding share of our Class B common stock). The private placement warrants (including the Class A common stock or Class A Units of Opco (and corresponding shares of our Class B common stock) issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of our initial business combination.

We have entered into a forward purchase agreement pursuant to which we may elect, in our sole and absolute discretion, to offer Atlas Point Fund, which is a fund managed by CIBC National Trust Company the opportunity to purchase up to $75,000,000 of either (i) a number of forward purchase units for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share in a private placement that will close simultaneously with the closing of our initial business combination. Whether we will issue Atlas Point Fund forward purchase units valued at $10.00 per unit or forward purchase shares valued at $9.67 per share will be determined at our election, and in our sole discretion, at least 10 business days prior to the closing of our initial business combination. Each whole forward purchase warrant is exercisable to purchase one share of our Class A common stock at $11.50 per share. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in our initial public offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the initial business combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide us with an increased minimum funding level for the initial business combination. The forward purchase agreement is subject to conditions, including Atlas Point Fund giving us its written consent to purchase the forward purchase securities no later than five days after we notify it of our intention to meet to consider entering into a definitive agreement for a proposed business combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities. Additionally, pursuant to the terms of the forward purchase agreement, we have granted Atlas Point Fund the right to appoint a single observer to our board of directors until the consummation of our initial business combination. Such observer will not have voting rights or otherwise have any of the powers of a member of our board of directors and Atlas Point Fund will not have the right to appoint such observer at any time that Atlas Point Fund or any of Atlas Point Fund’s affiliates has the right to designate a director or observer to the board of directors of a special purchase acquisition company that is focused on an industry similar to that which we are focused.

Opco LLC Agreement

In connection with our initial public offering, we entered into the Amended and Restated Limited Liability Company Agreement of Opco (the “Opco LLC Agreement”). A form of the Opco LLC Agreement was filed as an exhibit to our Registration Statement on Form S-1 filed in connection with our initial public offering, and the following description of the Opco LLC Agreement is qualified in its entirety by reference thereto.

Conversion of Class B Units of Opco and Exchange Right

Our initial stockholders own all of the outstanding Class B Units of Opco. The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as described below under “— Founder Shares Anti-Dilution.”

In addition, following our initial business combination, holders of Class A Units of Opco (other than Rice Acquisition Corp.) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of Opco (and a corresponding number of shares of our Class B common stock) for, at our option, (i) shares of our Class A common stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. Our decision to make a cash payment upon an exercise of an exchange right will be made by our independent directors. We will determine whether to issue shares of our Class A common stock or pay cash based on facts in existence at the time of the decision, which we expect would include the relative value of the Class A common stock (including trading prices for the Class A common stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of Opco and alternative uses for such cash.

Holders of Class A Units of Opco (other than Rice Acquisition Corp.) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving 500,000 or more Class A Units of Opco (subject to our discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon us and ensure that Opco will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of Opco (and a corresponding number of shares of our Class B common stock), Rice Acquisition Corp. will retain the Class A Units of Opco and cancel the shares of our Class B common stock. As the holders of Class A Units of Opco (other than Rice Acquisition Corp.) exchange their Class A Units of Opco, our membership interest in Opco will be correspondingly increased, the number of shares of our Class A common stock outstanding will be increased, and the number of shares of our Class B common stock outstanding will be reduced.

In connection with our initial business combination, we might choose to issue additional Class A Units of Opco (and corresponding shares of our Class B common stock) to participants in the business combination, such as sellers of assets or entities or financing sources. We expect that any participants receiving Class A Units of Opco in the business combination will have an exchange right on substantially the same terms as described above.

Founder Shares Anti-Dilution

In the case that additional shares of our Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the offering in connection with the initial business combination (other than the forward purchase securities), the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding founder shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that, after all founders shares have been exchanged for shares of our Class A common stock, the aggregate number of shares of our Class A common stock received by holders in exchange for founders shares would equal 20% of the sum of the total outstanding shares of common stock upon the completion of our initial public offering plus all shares of our Class A common stock and equity-linked securities issued or deemed issued in connection with the business combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the business combination and excluding the sponsor shares). In addition, the number of outstanding shares of our Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of our Class B common stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by Rice Acquisition Corp.) plus the total number of Class A Units of Opco into which the Class B Units of Opco are entitled to convert.

Non-Liquidating Distributions and Allocations of Income and Loss

Subject to the obligation of Opco to make tax distributions and to reimburse Rice Acquisition Corp. for its corporate and other overhead expenses, Rice Acquisition Corp. will have the right to determine when non-liquidating distributions will be made to the holders of Opco Units and the amount of any such distributions. We do not anticipate making any such distributions (other than tax distributions and reimbursements of expenses)

to holders of Opco Units (including Rice Acquisition Corp.) prior to our initial business combination, other than redemptions of Class A Units of Opco held by Rice Acquisition Corp. in connection with a redemption of public shares. If we authorize a non-liquidating distribution, whether before or following our initial business combination, the distribution will be made to holders of Opco Units on a pro rata basis in accordance with their respective percentage ownership of Opco Units.

Opco will allocate its net income or net loss for each year to the holders of its Class A and Class B Units pursuant to the terms of the Opco LLC Agreement, and holders of its Class A and Class B Units, including Rice Acquisition Corp., will generally incur U.S. federal, state and local income taxes on their share of any taxable income of Opco. Prior to the initial business combination, net profits and net losses of Opco generally will be allocated to holders of Class A Units of Opco on a pro rata basis in accordance with their respective percentage ownership of Class A Units (except for certain allocations of items of book income and loss and book-tax differences that may be specially allocated). Prior to our initial business combination, to the extent cash is available, pro rata tax distributions will be made to the holders of Class A Units of Opco in an amount sufficient to allow Rice Acquisition Corp. to satisfy its actual income tax liabilities. We will own substantially all of the Class A Units of Opco prior to our initial business combination, and accordingly, we will be allocated substantially all of the taxable income of Opco and will receive substantially all of the tax distributions made by Opco.

After our initial business combination, net profits and net losses of Opco generally will be allocated to holders of Opco Units on a pro rata basis in accordance with their respective percentage ownership of Opco Units (except for certain allocations of book income and loss items and book-tax differences that may be specially allocated). After our initial business combination, to the extent cash is available, tax distributions will be made to the holders of Opco Units, on a pro rata basis in accordance with their respective percentage ownership of Opco Units, in an amount sufficient to allow Rice Acquisition Corp. to satisfy its actual tax liabilities.

Issuance of Equity

Except as otherwise determined by us, at any time Rice Acquisition Corp. issues a share of its Class A common stock or any other equity security, the net proceeds received by Rice Acquisition Corp. with respect to such issuance, if any, shall be concurrently invested in Opco, and Opco shall issue to Rice Acquisition Corp. one Class A Unit or other economically equivalent equity interest. Conversely, if at any time any shares of Rice Acquisition Corp.’s Class A common stock are redeemed, repurchased, or otherwise acquired by Rice Acquisition Corp., including in connection with the exercise of redemption rights by holders of our public shares, Opco shall redeem, repurchase or otherwise acquire an equal number of Opco Units held by Rice Acquisition Corp., upon the same terms and for the same price, as the shares of our Class A common stock are redeemed, repurchased or otherwise acquired.

Other Transactions With Our Sponsor and Atlas Point Fund

As more fully discussed in the section of this Report titled “Certain Relationships and Related Transactions, and Director Independence” if any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us. We may pursue an Affiliated Joint Acquisition opportunity with an entity to which an officer or director has a fiduciary or contractual obligation. Any such entity may co-invest with us in the target business at the time of our initial business combination, or we could raise additional proceeds to complete the acquisition by issuing to such entity a class of equity or equity-linked securities.

Commencing on the date that our securities were first listed on the NYSE, we began to pay our sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

Other than these monthly fees, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to our sponsor, officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except as set forth above, the terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. Prior to the completion of our initial business combination, we do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our stockholders, to the extent then known, in the tender offer or proxy solicitation materials (as applicable) furnished to our stockholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a stockholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

We will enter into a registration rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of our Class A common stock issuable upon exercise of the foregoing and upon exchange of the founder shares, which is described under the heading “Description of Securities — Registration Rights.”

Related Party Policy

Following the consummation of our initial public offering, we adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

In addition, our audit committee, pursuant to a written charter that was adopted prior to the consummation of our initial public offering, is responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present is required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee is required to approve a related party transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we will not consummate an initial business combination with an entity that is affiliated with any of our sponsor, officers or directors unless we, or a committee of independent directors, have obtained an opinion from an independent investment banking firm which is a member of FINRA or an independent accounting firm that our initial business combination is fair to our company from a financial point of view. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates.

Item 14.  Principal Accountant Fees and Services

The following is a summary of fees paid to WithumSmith+Brown, PC (“Withum”) for services rendered.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements, reviews of our quarterly financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. The aggregate fees billed by Withum for audit fees, inclusive of required filings with the SEC for the period from September 1, 2020 (inception) through December 31, 2020, and of services rendered in connection with our initial public offering, totaled $66,435.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. We did not pay Withum any audit-related fees during the period from September 1, 2020 (inception) through December 31, 2020.

Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice. We did not pay Withum any tax fees during the period from September 1, 2020 (inception) through December 31, 2020.

All Other Fees. All other fees consist of fees billed for all other services. We did not pay Withum any other fees during the period from September 1, 2020 (inception) through December 31, 2020.

Pre-Approval Policy

Our audit committee was formed upon the consummation of our initial public offering. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our audit committee were approved by our board of directors. Since the formation of our audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

PART IV

Item 15.      Exhibits, Financial Statements Schedules

(a)     The following documents are filed as part of this Form 10-K:

(1)    Financial Statements: Our consolidated financial statements are listed in the “Index to Consolidated Financial Statements” on page F-1.

(2)    Financial Statement Schedules: None.

(3)    Exhibits

We hereby file as part of this Report the exhibits listed in the attached Exhibit Index. Copies of such material can also be obtained on the SEC website at www.sec.gov.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation.(1)
3.2	Bylaws.(2)
4.1	Warrant Agreement, dated October 21, 2020, between the Company, Opco and Continental Stock Transfer & Trust Company, as warrant agent.(1)
4.2	Specimen Unit Certificate.(2)
4.3	Specimen Class A Common Stock Certificate.(2)
4.4	Specimen Warrant Certificate.(2)
4.5	Description of Registrant’s Securities.(3)
10.1	Investment Management Trust Agreement, dated October 21, 2020, between the Company, Opco and Continental Stock Transfer & Trust Company, as trustee.(1)
10.2	Registration Rights Agreement, dated October 21, 2020, among the Company, the Sponsor, Atlas Point and certain other security holders named therein.(1)
10.3	Private Placement Warrants and Warrants Rights Purchase Agreement, dated October 21, 2020, between the Company, Opco and the Sponsor.(1)
10.4	Private Placement Warrants and Warrants Rights Purchase Agreement, dated October 21, 2020, between the Company, Opco and Atlas Point.(1)
10.5	Letter Agreement, dated October 21, 2020, among the Company, its officers and directors, Atlas Point and the Sponsor.(1)
10.6	Administrative Services Agreement, dated October 21, 2020, between the Company, Opco and the Sponsor.(1)
10.7	Promissory Note, dated September 1, 2020, issued to sponsor by Opco.(2)
10.8	Forward Purchase Agreement, dated September 30, 2020, between the Registrant and Atlas Point Energy Infrastructure Fund, LLC.(2)
21.1	Subsidiary of Rice Acquisition Corp.(4)
31.1	Certification of the Principal Executive Officer required by Rule 13a-14(a) or Rule 15d-14(a).*
31.2	Certification of the Principal Financial Officer required by Rule 13a-14(a) or Rule 15d-14(a).*
32.1	Certification of the Principal Executive Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350.**
32.2	Certification of the Principal Financial Officer required by Rule 13a-14(b) or Rule 15d-14(b) and 18 U.S.C. 1350.**
101.INS	XBRL Instance Document.*
101.SCH	XBRL Taxonomy Extension Schema.*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase.*
101.DEF	XBRL Taxonomy Extension Definition Linkbase.*
101.LAB	XBRL Taxonomy Extension Label Linkbase.*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.*

____________

*        Filed herewith

**      Furnished herewith

(1)      Incorporated by reference to the registrant’s Current Report on Form 8-K, filed with the SEC on October 21, 2020.

(2)      Incorporated by reference to the registrant’s Registration Statement on Form S-1, filed with the SEC on October 15, 2020.

(3)      Incorporated by reference to the Original Filing (the registrant’s Annual Report on Form 10-K, filed with the SEC on March 30, 2021).

(4)      Incorporated by reference to Amendment No. 1 (the registrant’s Annual Report on Form 10-K/A, filed with the SEC on May 13, 2021).

Item 16.      Form 10-K Summary

Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Act of 1934, the registrant has duly caused this Annual Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

December 28, 2021

Archaea Energy Inc.
/s/ Nicholas Stork
Name:	Nicholas Stork
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this Annual Report on Form 10-K has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Nicholas Stork	Chief Executive Officer and Director	December 28, 2021
Nicholas Stork	(Principal Executive Officer)
/s/ Eric Javidi	Chief Financial Officer	December 28, 2021
Eric Javidi	(Principal Financial Officer)
/s/ Chad Bellah	Chief Accounting Officer	December 28, 2021
Chad Bellah	(Principal Accounting Officer)
/s/ Daniel J. Rice, IV	Chairman of the Board of Directors	December 28, 2021
Daniel J. Rice, IV
/s/ J. Kyle Derham	Director	December 28, 2021
J. Kyle Derham
/s/ Kathryn Jackson	Director	December 28, 2021
Kathryn Jackson
/s/ Joseph Malchow	Director	December 28, 2021
Joseph Malchow
/s/ Scott Parkes	Director	December 28, 2021
Scott Parkes
/s/ James Torgerson	Director	December 28, 2021
James Torgerson

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Rice Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Rice Acquisition Corp. (the “Company”), as of December 31, 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from September 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from September 1, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 13, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 28, 2021

RICE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2020
(as restated)

Assets:
Current assets:
Cash	$1,335,167
Prepaid expenses	662,865
Total current assets	1,998,032
Investments held in Trust Account	237,308,171
Total Assets	$239,306,203

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accrued expenses	$118,446
Accounts payable	217,918
Franchise tax payable	65,481
Total current liabilities	401,845
Warrant Liabilities	42,588,487
Deferred legal fees	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750
Total liabilities	50,788,582

Commitments and Contingencies

Class A common stock; 23,725,000 shares subject to possible redemption at $10.00 per share	237,250,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 2,500 shares issued (all shares subject to possible redemption)	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding	593
Additional paid-in capital	—
Accumulated deficit	(47,868,812)
Total Rice Acquisition Corp deficit	(47,868,219)

Non-controlling interest in subsidiary	(864,160)

Total stockholders’ deficit	(48,732,379)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$239,306,203

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

General and administrative expenses	$291,301
Franchise tax expense	65,481
Total operating expenses	(356,782)
Loss on initial issuance of warrants	(1,654,000)
Transaction costs allocated to warrant liabilities	(787,138)
Interest Income	32,171
Change in fair value of warrant liabilities	(19,728,480)
Net loss	(22,494,229)
Net loss attributable to non-controlling interest in subsidiary	(865,160)
Net loss attributable to Rice Acquisition Corp.	$(21,629,069)

Weighted average shares outstanding of redeemable Class A common stock	13,139,483
Basic and diluted net income per share, redeemable Class A	$(1.20)
Weighted average shares outstanding of nonredeemable Class A and Class B common stock(1)	5,683,106
Basic and diluted net loss per share, nonredeemable Class A and Class B	$(1.20)

____________

(1)      This number excludes an aggregate of up to 250,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non- controlling Interest in subsidiary	Total Stockholders’ (Deficit)
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance – September 1, 2020 (inception)	—	$—	—	$—	$—	$—	$—	$—
Issuance of Class A and Class B common stock to Sponsor	2,500	—	6,181,350	618	24,382	—	—	25,000
Issuance of Units in subsidiary to Sponsor	—	—	—	—	—	—	1,000	1,000
Forfeited Shares	—	—	(250,000)	(25)	25	—	—	—
Accretion of Class A common stock subject to redemption amount	—	—	—	—	(24,407)	(26,239,743)	—	(26,264,150)
Net loss	—	—	—	—	—	(21,629,069)	(865,160)	(22,494,229)
Balance – December 31, 2020	2,500	$—	5,931,350	$593	$—	$(47,868,812)	$(864,160)	$(48,732,379)

____________

(1)      In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend (see Note 5).

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM SEPTEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(as restated)

Cash Flows from Operating Activities:
Net loss	$(22,494,229)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	19,728,480
General and administrative expenses paid through Note from Sponsor	130,377
Loss on initial issuance of warrants	1,654,000
Transaction costs allocated to warrant liability	787,138
Interest earned on securities held in Trust Account	(32,171)
Changes in operating assets and liabilities:
Prepaid expenses	(662,865)
Accounts payable	44,898
Accrued expenses	33,446
Franchise tax payable	65,481
Net cash used in operating activities	(745,445)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(237,276,000)
Net cash used in investing activities	(237,276,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	44,500
Repayment of note payable to related party	(289,713)
Proceeds received from initial public offering, gross	237,250,000
Proceeds received from private placement	6,771,000
Offering costs paid	(4,419,175)
Net cash provided by financing activities	239,356,612

Net change in cash	1,335,167
Cash – beginning of the period	—
Cash – end of the period	$1,335,167

Supplemental disclosure of noncash financing activities:
Offering costs paid by Sponsor in exchange for issuance of Class A and Class B common stock	$25,000
Non-controlling interest in subsidiary	$1,000
Offering costs included in accounts payable	$173,020
Offering costs included in accrued expenses	$85,000
Offering costs funded with note payable – related party	$114,836
Deferred legal fees	$187,500
Deferred underwriting commissions	$7,610,750
Initial classification of warrant liability	$21,206,020

The accompanying notes are an integral part of these Consolidated Financial Statements.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Rice Acquisition Corp. (the “Company”) was incorporated in Delaware on September 1, 2020. As used herein, “the Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (the “Opco”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from September 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the preparation of its initial public offering (the “Initial Public Offering”) and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 5). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) will hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in Opco through Rice’s ownership of Class A Units of Opco. By contrast, the Initial Stockholders (as defined below) will own direct economic interests in Opco in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 5). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of the Company or Opco (less up to $100,000 of interest to pay dissolution expenses),

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

divided by the number of then outstanding Public Shares and Class A Units of Opco (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of Opco will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of Opco not held by Rice and (ii) the actual amount per Public Share or Class A Unit of Opco not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of Opco not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in Opco” on the accompanying consolidated statement of operations.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.3 million in its operating bank account and working capital of approximately $1.6 million (including tax obligations of approximately $32,000 that may be paid using the withdrawal of interest earned from Trust Account).

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 5), the loan under the Note of approximately $290,000 (see Note 5), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an Initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an Initial Business Combination in a timely manner. The Company’s ability to consummate an Initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn. The consolidated financial statements does not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Restatement of Previously Issued Financial Statements

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on May 13, 2021, to classify all Class A common stock subject to possible redemption in temporary equity. In accordance with accounting guidance on redeemable equity instruments, ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. Also, in connection with the change in presentation for the Class A common stock subject to possible redemption, the Company also restated its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the income and losses of the Company. As a result, the Company restated its previously filed financial statements to present all redeemable Class A common stock as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480. The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on October 30, 2020 (the “Post-IPO Balance Sheet”), and the Company’s Annual Report on 10-K for the annual period ended December 31, 2020, which were all previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on May 13, 2021 (“the 2020 Affected Periods”), as well as the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (collectively, the “Affected Periods”). These financial statements restate the Company’s previously issued audited financial statements covering the periods through December 31, 2020. The quarterly periods ended March 31, 2021, and June 30, 2021, will be restated with amendments to the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

Impact of the Restatements

The impact of the restatement on the balance sheet, statement of operations and statement of cash flows for the 2020 Affected Periods is presented below.

The impact on the Post-IPO Balance Sheet is presented below:

IPO Balance Sheet — As Restated

As of October 26, 2020	As Previously Reported in Amendment No. 1 to Form 10-K	Adjustment	As Restated
Total assets	$240,445,800		$240,445,800
Total liabilities	$31,915,097		$31,915,097
Class A common stock subject to possible redemption	203,530,696	33,719,304	237,250,000
Preferred stock	—	—	—
Class A common stock	337	(337)	—
Class B common stock	618	—	618
Additional paid-in capital	7,669,592	(7,669,592)	—
Accumulated deficit	(2,572,403)	(26,049,375)	(28,621,778)
Total Rice Acquisition Corp equity (deficit)	5,098,144	(33,719,304)	(28,621,160)
Non-controlling interest in subsidiary	(98,137)		(98,137)
Total stockholders’ equity (deficit)	$5,000,007	$(33,719,304)	$(28,719,297)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$240,445,800	$—	$240,445,800

The change in the carrying value of the redeemable shares of Class A common stock in the consolidated financial statements for the period ended December 31, 2020 resulted in a decrease of approximately $27.5 million in additional paid-in capital and an increase of approximately $26.2 million to accumulated deficit, as well as a reclassification of 5,373,238 shares of Class A common stock from permanent equity to temporary equity as presented below:

December 31, 2020

As of December 31, 2020	As Previously Reported in Amendment No. 1 to Form 10-K	Adjustment	As Restated
Total assets	$239,306,203		$239,306,203
Total liabilities	$50,788,582		$50,788,582
Class A common stock subject to possible redemption	183,517,620	53,732,380	237,250,000
Preferred stock	—	—	—
Class A common stock	538	(538)	—
Class B common stock	593	—	593
Additional paid-in capital	27,492,099	(27,492,099)	—
Accumulated deficit	(21,629,069)	(26,239,743)	(47,868,812)
Total Rice Acquisition Corp equity (deficit)	5,864,161	(53,732,380)	(47,868,219)
Non-controlling interest in subsidiary	(864,160)		(864,160)
Total stockholders’ equity (deficit)	$5,000,001	$(53,732,380)	$(48,732,379)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$239,306,203	$—	$239,306,203

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Restatement of Previously Issued Financial Statements (cont.)

The impact of the restatement to the previously reported as restated statement of cash flows for the period ended December 31, 2020 is presented below:

	As Previously Reported	Adjustment	As Restated
For the period from September 1, 2020 (inception) through December 31, 2020
Supplemental Disclosure of Noncash Financing Activities:
Initial value of Class A common stock subject to possible redemption	$193,104,980	$(193,104,980)	$—
Change in value of Class A common stock subject to possible redemption	$(9,587,360)	$9,587,360	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share for the period ended December 31, 2020 is presented below:

	Earnings Per Share for Class A common stock
	As Previously Reported	Adjustment	As Restated
For the period from September 1, 2020 (inception) through December 31, 2020
Net loss	$(22,494,229)	$—	$(22,494,229)
Weighted average shares outstanding	23,725,000	(10,585,517)	13,139,483
Basic and diluted earnings per share	$—	$(1.20)	$(1.20)
	Earnings Per Share for Class B common stock
	As Previously Reported	Adjustment	As Restated
For the period from September 1, 2020 (inception) through December 31, 2020
Net loss	$(22,494,229)	$—	$(22,494,229)
Weighted average shares outstanding	5,685,606	(2,500)	5,683,106
Basic and diluted earnings per share	$(3.80)	$2.60	$(1.20)

Note 3 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of December 31, 2020.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. As of December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value Measurement

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value of Financial Instruments

As of December 31, 2020, the carrying values of cash, accounts payable, accrued expenses, and franchise tax payable approximate their fair values due to the short-term nature of the instruments. As of December 31, 2020, the Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less, which are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

Offering Costs Associated with the Initial Public Offering

Offering costs consist of underwriting, legal, accounting, underwriting commissions and other costs incurred that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in FASB ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2020, 23,725,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheet.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Accordingly, effective with the closing of the Initial Public Offering, the Company recognized the accretion from the initial book value to redemption amount, which resulted in charges against paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 18,633,500 shares of Class A common stock, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the year ended December 31, 2020. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Summary of Significant Accounting Policies (cont.)

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Year Ended December 31, 2020
	Class A	Class B
Basic and diluted net loss per common share:
Numerator:
Allocation of net loss	$(15,702,544)	$(6,791,685)

Denominator:
Basic and diluted weighted average common shares outstanding	13,139,483	5,683,106

Basic and diluted net loss per common share	$(1.20)	$(1.20)

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 18,633,500 common stock warrants issued in connection with its Initial Public Offering (11,862,500) and Private Placement (6,771,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 5 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of Opco (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of Opco, and 30,000 Class B Units of Opco were issued to each of the independent directors. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent directors. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of Opco, distributions generally will be made to the holders of Opco Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of Opco, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to Opco in exchange for issuance of 2,500 Class A Units of Opco. In September 2020, the Sponsor received 100 Class A Units of Opco in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of Opco (or the Class A Units of Opco into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of Opco and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of Opco, and 309,063 Class B Units of Opco were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remain subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

The Class B Units of Opco will convert into Class A Units of Opco in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of Opco (and any Class A Units of Opco into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of Opco into which the Class B Units of Opco will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of Opco outstanding (other than those held by Rice) plus the total number of Class A Units Opco into which the Class B Units of Opco are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of Opco together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 6 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Commitments and Contingencies (cont.)

to conditions, including the Company extending an offer to Atlas Point Fund to purchase the forward purchase securities, Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of December 31, 2020, there were 23,727,500 shares of Class A common stock outstanding, of which 23,725,000 were subject to possible redemption and are classified outside of permanent equity in the balance sheet.

The Class A common stock issued in the Initial Public Offering and issued as part of the Over-Allotment Units were recognized in Class A common stock subject to possible redemption as follows:

Gross proceeds from initial public offering	$237,250,000
Less:
Fair value of Public Warrants at issuance	(14,435,020)
Offering costs allocated to Class A common stock subject to possible redemption	(11,829,130)
Plus:
Accretion on Class A common stock subject to possible redemption amount	26,264,150
Class A common stock subject to possible redemption	$237,250,000

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — As of December 31, 2020, the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 23,737,500 shares of Class A common stock issued and outstanding, of which 23,725,000 shares are subject to possible redemption and therefore classified outside of permanent equity in the accompanying consolidated balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 2, 2020, the Company issued 5,750,100 shares of Class B common stock. In October 2020, the Company effected a dividend of Class B common stock, resulting in an aggregate of 6,181,350 shares of Rice’s Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Of the 6,181,350 shares of Rice’s Class B common stock outstanding, up to 806,250 shares of Class B common stock were subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option is fully exercised. On December 5, 2020, the remaining underwriters’ over-allotment option expired unexercised; thus, 250,000 Founder shares held by the Sponsor were forfeited for no consideration. As of December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Note 9 — Warrant Liability

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Warrant Liability (cont.)

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Warrant Liability (cont.)

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

See Note 9 for additional disclosures regarding the valuation of the warrant liabilities.

Note 10 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

As of December 31, 2020, assets held in the Trust Account were comprised of $237,307,717 in U.S. Treasury securities. During the period from October 26, 2020 (inception) to December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements (cont.)

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities as of December 31, 2020, are as follows:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$237,307,717	$—	$—	$237,307,717
Liabilities:
Warrant Liability – Public Warrants			27,046,487	27,046,487
Warrant Liability – Private Warrants	—	—	15,542,000	15,542,000
Total fair value	$237,307,717	$—	$42,588,487	$279,896,204

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 26, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and the Black-Scholes model for the Private Placement Warrants were as follows at initial measurement:

As of October 26, 2020
Exercise price	$11.50
Stock price	$9.39
Term (in years)	6
Volatility	20%
Risk-free interest rate	0.46%
Dividend yield	—

On October 26, 2020, the fair value of the Public Warrants was determined to be $1.22 per warrant for an aggregate value of $14.4 million. The fair value of the Private Placement Warrants was determined to be $1.24 per warrant for an aggregate value of $8.4 million.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Fair Value Measurements (cont.)

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:

As of December 31, 2020
Exercise price	$11.50
Stock price	$10.83
Term (in years)	5.82
Volatility	22.68
Risk-free interest rate	0.48
Dividend yield	—

As of December 31, 2020, the derived fair value of the Private Placement Warrants was determined to be $2.30 per warrant for an aggregate value of $15.5 million. The observable fair value of the Public Warrants was $2.20 per warrant for an aggregate value of $27.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair Value as of September 3, 2020	$—		$—		$—
Initial measurement on October 26, 2020	$8,425,987	3	$14,435,020	3	$22,860,007
Change in fair value	$7,117,000		$12,611,480		$19,728,480
Fair Value as of December 31, 2020	$15,541,987	3	$27,046,500	1	$42,588,487

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $14.4 million during the period from October 26, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

As of October 26, 2020, at initial measurement, the private warrants value exceeded their cost by approximately $1,654,000. This amount is recognized as loss on issuance of private placement warrants for the period ending December 31, 2020.

Note 11 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the period from September 1, 2020 (inception) through December 31, 2020.

RICE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Income Taxes (cont.)

The income tax provision (benefit) consists of the following from September 1, 2020 (inception) through December 31, 2020:

Current
Federal	$—
State	—
Deferred
Federal	(68,168)
State	—
Change in valuation allowance	68,168
Income tax provision	$—

The Company’s net deferred tax assets are as follows as of December 31, 2020:

Start-up/Organization costs	$61,173
Net operating loss carryforwards	6,995
Total deferred tax assets	68,168
Valuation allowance	(68,168)
Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows from September 1, 2020 (inception) through December 31, 2020:

Statutory Federal income tax rate	21.0%
Change in Valuation Allowance	(21.0)%
Income Taxes Benefit	0.0%

Note 12 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through May 13, 2021, the date the consolidated financial statements was available for issuance, require potential adjustment to or disclosure in the consolidated financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed, except for the disclosure in Note 2.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

FORM 10-Q/A
(Amendment No. 1)

________________________________

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2021

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File Number: 001-39644

________________________________

ARCHAEA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	85-2867266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

Rice Acquisition Corp.
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
(Former name or former address, if changed since last report)

________________________________

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☒  No ☐

As of May 20, 2021, 23,727,500 shares of Class A common stock, par value $0.0001, and 5,931,350 shares of Class B common stock, par value $0.0001, were issued and outstanding.

EXPLANATORY NOTE

References throughout this Amendment No. 1 to the Quarterly Report on Form 10-Q to “we,” “us,” the “Company” or “our company” are to Archaea Energy Inc., formerly known as Rice Acquisition Corp., unless the context otherwise indicates.

This Amendment No. 1 (this “Amendment No. 1”) to the Quarterly Report on Form 10-Q/A amends and restates the Quarterly Report on Form 10-Q of Archaea Energy Inc., formerly known as Rice Acquisition Corp., for the quarterly period ended March 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on May 26, 2021.

On May 26, 2021, the Company filed its Form 10-Q for the quarterly period ended March 31, 2021 (the “Q1 Form 10-Q”). The Company classified a portion of the redeemable shares of Class A common stock of the Company (the “Public Shares”) issued as part of the units sold in the Company’s initial public offering as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. As a result, management corrected the error by restating all Public Shares as temporary equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation differs from the previously presented method of earnings per share, which was similar to the two-class method. The Company determined the change in classification of the Class A common stock and change to its presentation of earnings per share is quantitatively material and it should restate its previously issued financial statements.

Therefore, on December 28, 2021, the Company’s management and the audit committee of the Company’s board of directors (the “Audit Committee”) concluded that the Company’s previously issued (i) audited balance sheet as of October 26, 2020 (the “Post-IPO Balance Sheet”), as previously revised in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on May 13, 2021 (“2020 Form 10-K/A No. 1”), (ii) audited financial statements included in the 2020 Form 10-K/A No. 1, (iii) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 26, 2021, and (iv) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021 (collectively, the “Affected Periods”), should be restated to report all Public Shares as temporary equity and should no longer be relied upon.

As such, the Company has restated or will restate its financial statements for the Affected Periods.

The above changes did not have any impact on its cash position or the cash held in the trust account established in connection with the IPO.

After re-evaluation, the Company’s management has concluded that in light of the errors described above, a material weakness existed in the Company’s internal control over financial reporting during the Affected Periods and that the Company’s disclosure controls and procedures were not effective. The Company’s remediation plan with respect to such material weakness is described in more detail in Item 4 to Part 1 of this Amendment No. 1.

Items Amended in this Amendment No. 1

For the convenience of the reader, this Amendment No. 1 amends and restates the Q1 Form 10-Q in its entirety. As a result, this Amendment No. 1 includes both items that have been changed as a result of the restatement described above as well as items that are unchanged from the Q1 Form 10-Q. The following items have been amended in this Amendment No. 1 to reflect the restatement described above:

•        Part I, Item 1. Condensed Consolidated Financial Statements

•        Part I, Item 4. Controls and Procedures

In addition, in accordance with applicable SEC rules, this Amendment No. 1 includes new certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act from our Chief Executive Officer (as principal executive officer) and our Chief Financial Officer (as principal financial officer) dated as of the filing date of this Amendment No. 1.

Except as described above, this Amendment No. 1 does not amend, update or change any other items or disclosures in the Q1 Form 10-Q. This Amendment No. 1 does not purport to reflect any information or events subsequent to the filing date of the Q1 Form 10-Q. As such, this Amendment No. 1 speaks only as of the date the Q1 Form 10-Q was filed, and we have not undertaken herein to amend, supplement or update any information contained in the Q1 Form 10-Q to give effect to any subsequent events. Accordingly, this Amendment No. 1 should be read in conjunction with our filings made with the SEC subsequent to the filing of the Q1 Form 10-Q.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Report”), including, without limitation, statements under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•        our ability to complete an initial business combination, including our proposed business combination with Aria Energy LLC and Archaea Energy LLC;

•        our expectations around the performance of the prospective target business or businesses;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving our initial business combination;

•        our potential ability to obtain additional financing to complete our initial business combination;

•        our pool of prospective target businesses;

•        the ability of our officers and directors to generate a number of potential investment opportunities;

•        our public securities’ potential liquidity and trading;

•        the lack of a market for our securities;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        the trust account not being subject to claims of third parties; or

•        our financial performance, including following our initial business combination.

The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors listed above and others described under the heading “Risk Factors” in Item 1A of Part I in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2020. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Report. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this Report, those results or developments may not be indicative of results or developments in subsequent periods.

PART I — FINANCIAL INFORMATION

Item 1.       Condensed Consolidated Financial Statements.

RICE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2021

	March 31, 2021	December 31, 2020
	(unaudited) (as restated)
Assets:
Current assets:
Cash	$1,027,243	$1,335,167
Prepaid expenses	662,865	662,865
Total current assets	1,690,108	1,998,032
Investments held in Trust Account	237,345,682	237,308,171
Total Assets	$239,035,790	$239,306,203

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accrued expenses	$3,064,809	$118,446
Accounts payable	3,049	217,918
Franchise tax payable	65,481	65,481
Total current liabilities	3,133,339	401,845
Warrant Liabilities	30,814,486	42,588,487
Deferred legal fees	187,500	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750	7,610,750
Total liabilities	41,746,075	50,788,582

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 23,725,000 shares at $10.00 per share as of March 31, 2021 and December 31, 2020	237,250,000	237,250,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 2,500 shares issued and outstanding (excluding 23,725,000 shares subject to possible redemption)	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding	593	593
Additional paid-in capital	—	—
Accumulated deficit	(39,434,105)	(47,868,812)
Total Rice Acquisition Corp deficit	(39,433,512)	(47,868,219)

Non-controlling interest in subsidiary	(526,773)	(864,160)

Total stockholders’ deficit	(39,960,285)	(48,732,379)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$239,035,790	$239,306,203

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(AS RESTATED)

General and administrative expenses	$2,999,591
Franchise tax expense	39,827
Loss from operations	(3,039,418)
Other income/(expense)
Interest income	37,511
Change in fair value of warrant liabilities	11,774,001
Net income	8,772,094
Net income attributable to non-controlling interest in subsidiary	337,387
Net income attributable to Rice Acquisition Corp.	8,434,707

Weighted average shares outstanding of Class A common stock	23,727,500
Basic and diluted net income per share, Class A	$0.30
Weighted average shares outstanding of Class B common stock	5,931,350
Basic and diluted net income per share, Class B	$0.30

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(AS RESTATED)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interest in subsidiary	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	2,500	$—	5,931,350	$593	$—	$(47,868,812)	$(864,160)	$(48,732,379)
Net income						8,434,707	337,387	$8,772,094
Balance – March 31, 2021	2,500	$—	5,931,350	$593	$—	$(39,434,105)	$(526,773)	$(39,960,285)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(AS RESTATED)

Cash Flows from Operating Activities:
Net income	$8,772,094
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(11,774,001)
Interest earned on securities held in Trust Account	(37,511)
Changes in operating assets and liabilities:
Accounts payable	(214,869)
Accrued expenses	2,946,363
Net cash used in operating activities	(307,924)

Net change in cash	(307,924)
Cash – beginning of the period	1,335,167
Cash – end of the period	$1,027,243

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Rice Acquisition Corp. is a blank check company incorporated in Delaware on September 1, 2020. As used herein, “the Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (“RAC OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2021, the Company had not commenced any operations. All activity for the three months ended March 31, 2021 relates to the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash, cash equivalents and investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 4). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (as defined below) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 4). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of the Company or RAC OpCo (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of RAC OpCo will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice and (ii) the actual amount per Public Share or Class A Unit of RAC OpCo not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The interim operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future interim periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on December 28, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amendment No. 2 to Annual Report on Form 10-K/A for the year ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.0 million in our operating bank account and a working capital deficit of approximately $1.4 million.

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 4), the loan under the Note of approximately $290,000 (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing, and management has the intent and ability to support the Company through such time period. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of March 31, 2021. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ deficit. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in subsidiary” on the accompanying unaudited condensed consolidated statement of operations.

Restatement of Previously Issued Financial Statements

In connection with the change in presentation of Class A common stock subject to possible redemption, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. The Company revised this interpretation to include temporary equity in net tangible assets.

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation differs from the previously presented method of earnings per share, which was similar to the two-class method.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 26, 2021. Therefore, the Company, in consultation with its Audit Committee, concluded that the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 26, 2021, should be restated to present all Class A common stock subject to possible redemption as temporary equity, restate earnings per share and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. The previously presented unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 26, 2021, should no longer be relied upon. The restatement does not have an impact on the Company’s cash position and cash held in the Trust Account.

The change in the carrying value of the redeemable Class A common stock at March 31, 2021 resulted in a reclassification of approximately 4.5 million Class A common stock from permanent equity to temporary equity. The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited balance sheet as of March 31, 2021:

As of March 31, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$239,035,790	$—	$239,035,790
Total liabilities	$41,746,075	$—	$41,746,075
Class A common stock subject to possible redemption	192,289,710	44,960,290	237,250,000
Preferred stock	—	—	—
Class A common stock	450	(450)	—
Class B common stock	593	—	593
Additional paid-in capital	18,720,097	(18,720,097)	—
Accumulated deficit	(13,194,362)	(26,239,743)	(39,434,105)
Total Rice Acquisition Corp equity (deficit)	5,526,778	(44,960,290)	(39,433,512)
Non-controlling interest in subsidiary	(526,773)	—	(526,773)
Total stockholders’ equity (deficit)	$5,000,005	$(44,960,290)	$(39,960,285)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$239,035,790	$—	$239,035,790

The Company’s unaudited statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited statement of cash flows for the period from January 21, 2021 (inception) through March 31, 2021:

For the three months ended March 31, 2021

	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$8,772,090	$(8,772,090)	$—

In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the Affected Quarterly Periods:

	Earnings Per Share for Class A common stock
	As Previously Reported	Adjustment	As Restated
For the three months ended March 31, 2021
Net income	$8,772,094	$—	$8,772,094
Weighted average shares outstanding	23,725,000	2,500	23,727,500
Basic and diluted earnings per share	$—	$0.30	$0.30

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of March 31, 2021.

Investments Held in Trust Account

Upon the closing of the Initial Public Offering and the Private Placement, the Company was required to place net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement in a Trust Account, which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by management of the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account. Investments held in Trust Account are classified as trading securities, which are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in gain on marketable securities, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in Trust Account are determined using available market information, other than for investments in open-ended money market funds with published daily net asset values (“NAV”), in which case the Company uses NAV as a practical expedient to fair value. The NAV on these investments is typically held constant at $1.00 per unit.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a Monte Carlo simulation model. The fair value of the Public Warrants as of March 31, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of March 31, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company issued 2,500 shares of Class A common stock to the Sponsor. These Sponsor Shares will not be transferable and will only be exchangeable into Class A common stock after the initial business combination, as such are considered non-redeemable and presented as permanent equity in the Company’s condensed balance sheet. Excluding the Sponsor Shares, the Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of the Initial Public Offering, 23,725,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 18,633,500 shares of Class A common stock, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three months ended March 31, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended March 31, 2021
	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$7,017,799	$1,754,295

Denominator:
Basic and diluted weighted average common shares outstanding	23,727,500	5,931,350

Basic and diluted net income per common share	$0.30	$0.30

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were immaterial as of March 31, 2021.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was immaterial for the three months ended March 31, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 4 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of RAC OpCo (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of RAC OpCo, and 30,000 Class B Units of RAC OpCo were issued to each of the independent director nominees. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent director nominees. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of RAC OpCo, distributions generally will be made to the holders of RAC OpCo Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of RAC OpCo, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to RAC OpCo in exchange for issuance of 2,500 Class A Units of RAC OpCo. In September 2020, the Sponsor received 100 Class A Units of RAC OpCo in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of RAC OpCo (or the Class A Units of RAC OpCo into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of RAC OpCo and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of RAC OpCo, and 309,063 Class B Units of RAC OpCo were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

The Class B Units of RAC OpCo will convert into Class A Units of RAC OpCo in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 4 — Related Party Transactions (cont.)

Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of RAC OpCo into which the Class B Units of RAC OpCo will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of RAC OpCo outstanding (other than those held by Rice) plus the total number of Class A Units RAC OpCo into which the Class B Units of RAC OpCo are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 4 — Related Party Transactions (cont.)

Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

Note 5 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is subject to conditions, including Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 5 — Commitments and Contingencies (cont.)

conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Deficit

Class A Common Stock — As of March 31, 2021, the Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2021, there were 23,727,500 shares of Class A common stock outstanding, of which 23,725,000 shares are subject to possible redemption and therefore classified outside of permanent equity in the accompanying consolidated balance sheet.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On September 2, 2020, the Company issued 5,750,100 shares of Class B common stock. In October 2020, the Company effected a dividend, resulting in an aggregate of 6,181,350 shares of Rice’s Class B common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Of these, up to 806,250 shares of Class B common stock are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture to the extent the over-allotment option was fully exercised. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited. As of March 31, 2021, there were 5,931,350 shares of Class B common stock issued and outstanding.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 6 — Stockholders’ Deficit (cont.)

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2020, there were no shares of preferred stock issued or outstanding.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 6 — Stockholders’ Deficit (cont.)

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 7 — Fair Value Measurements (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At March 31, 2021, assets held in the Trust Account were comprised of $237,308,171 in U.S. Treasury securities. For the three months ended March 31, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s held-to-maturity assets that are measured at fair value on a recurring basis at March 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at March 31, 2021, are as follows:

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities	$237,308,171	$—	$—	$237,308,171
Liabilities:
Warrant Liability – Public Warrants	—	—	17,556,500	17,556,500
Warrant Liability – Private Warrants	—	—	13,258,000	13,258,000
Total fair value	$237,308,171	$—	$30,814,500	$268,122,671

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Company’s balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 26, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes model for the Private Placement Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B common stock, first to the Warrants based on

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 7 — Fair Value Measurements (cont.)

their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of March 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of March 31, 2021:

As of March 31, 2021
Exercise price	$11.50
Stock price	$10.11
Term (in years)	5.57
Volatility	23
Risk-free interest rate	1.05%
Dividend yield	—

The key inputs into the Black-Scholes model for the Private Placement Warrants were as follows as of December 31, 2020:

As of December 31, 2020
Exercise price	$11.50
Stock price	$10.83
Term (in years)	5.82
Volatility	22.68
Risk-free interest rate	0.48
Dividend yield	—

As of March 31, 2021, the derived fair value of the Private Placement Warrants was determined to be $2.30 per warrant for an aggregate value of $15.5 million. The observable fair value of the Public Warrants was $2.20 per warrant for an aggregate value of $27.0 million.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Level	Public	Level	Warrant Liabilities
Fair Value as of December 31, 2020	$15,541,987	3	$27,046,500	1	$42,588,487
Change in fair value	$(2,284,001)		$(9,490,000)		$(11,774,001)
Fair Value as of March 31, 2021	$13,257,986	3	$17,556,500	1	$30,814,486

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 7 — Fair Value Measurements (cont.)

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

During the three months ended March 31, 20201, there were transfers out of level 3 of $17,556,500. Transfers out of level 3 are measured at the end of the period.

Note 8 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the condensed consolidated financial statements were available for issuance, require potential adjustment to or disclosure in the condensed consolidated financial statements and has concluded that all such events, except as below and as noted in Notes 1, 2, 3, 4 and 5, that would require recognition or disclosure have been recognized or disclosed.

Business Combination Agreements

On April 7, 2021, the Company, entered into (i) the Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”), by and among the Company Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of the Company (“RAC OpCo”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC OpCo (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) the Business Combination Agreement, dated as of April 7, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among the Company, RAC OpCo, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy, LLC (“Archaea Seller”), a Delaware limited liability company, and Archaea Energy II, LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, in each case, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreements, the “Business Combinations”).

Consideration

Pursuant to the terms of the Aria Merger Agreement and at the Effective Time (as defined therein), (i) all Class A Units of Aria held by a holder of Aria’s Class A Units shall be cancelled and converted into the right to receive (a) the number of Class A Units of RAC OpCo, (b) the number of Class B common stock, par value $0.0001 (“Class B Common Stock”), of the Company and (c) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, (ii) all Class B Units of Aria held by a holder of Aria’s Class B Units shall be cancelled and converted into the right to receive (A) the number of Class A Units of RAC OpCo, (B) the number of shares of Class B Common Stock and (C) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, and (iii) all Class C Units of Aria shall be cancelled and extinguished without any conversion thereof.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 8 — Subsequent Events (cont.)

Pursuant to the terms of the Archaea Merger Agreement and at the Effective Time (as defined therein), all equity interests of Archaea will be cancelled and converted into the right to receive (x) the number of Class A Units of RAC OpCo and (y) the number of shares of Class B Common Stock as set forth in, and in accordance with, the Archaea Merger Agreement.

Following the Business Combinations, holders of Class A Units of RAC OpCo (other than the Company) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock) for, at the Company’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. the Company’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by the Company’s independent directors, and such decision will be based on facts in existence at the time of the decision, which the Company expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RAC OpCo and alternative uses for such cash.

Holders of Class A Units of RAC OpCo (other than the Company) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RAC OpCo (subject to the Company’s discretion to permit exchanges of a lower number of units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon the Company and ensure that RAC OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock), RAC will retain the Class A Units of RAC OpCo and cancel the shares of Class B Common Stock. As the holders of Class A Units of RAC OpCo (other than the Company) exchange their Class A Units of RAC OpCo, the Company’s membership interest in RAC OpCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Conditions to Consummation of the Business Combinations

Consummation of the Business Combinations is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the Company Share Redemptions (as defined in the Business Combination Agreements), (iv) receipt of requisite shareholder approval for consummation of the Business Combinations, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the Federal Energy Regulatory Commission of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act of 1935. In addition, the parties also have the right to not consummate the Business Combinations in the event that the cash on the balance sheet of the combined company following the closing of the Business Combinations (the “Combined Company”) would be less than $150,000,000, subject to the terms of the Business Combination Agreements. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 8 — Subsequent Events (cont.)

Termination

Each of the Business Combination Agreements may be terminated by the parties thereto under certain customary and limited circumstances at any time prior to the closing of the Business Combinations, including, without limitation, by mutual written consent or if the Business Combinations have not been consummated within 150 days from the date of the Business Combination Agreements (subject to certain extensions for up to 30 days for delays as set forth in the Business Combination Agreements).

Stockholders Agreement

In connection with the closing of the Business Combinations, the Company, RAC Buyer, RAC OpCo, Sponsor, and certain other individuals affiliated with the Companies (the “Company Holders”) will enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, among other things, (i) the board of directors of the Combined Company (the “Board”) will consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors (the “RAC Sponsor Directors”) for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investors (as defined in the Stockholders Agreement) will have the right to designate one director (the “Ares Director”) for appointment or election to the Board for so long as the Ares Investors hold at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by them on the date that the Business Combinations are consummated (the “Ares Fall-Away Date”), (iv) the Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company (the “CEO Director”) for appointment or election to the Board during the term of the Stockholders Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Board during the term of the Stockholders Agreement. The Ares Investors shall have the right to consult on the persons to be designated as Independent Directors prior to the Ares Fall-Away Date.

PIPE Financing

On April 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Rice has agreed to issue and sell to the PIPE Investors, an aggregate of 30,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for an aggregate purchase price of $300,000,000 on the date of Closing (as defined in each Subscription Agreement), on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combinations.

Additionally, on April 7, 2021, the Company, RAC OpCo, Sponsor and Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company (“Atlas”), entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original Agreement”), by and among such parties was amended to provide that Atlas shall purchase a total of $20,000,000 of Forward Purchase Securities (as defined in the Original Agreement) and the Forward Purchase Warrants (as defined in the Original Agreement) will consist of one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share).

Item 2.       Management’s Discussion and Analysis of Financial Condition and Results of Operations.

References to the “Company,” “our,” “us” or “we” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (the “RAC OpCo”), unless the context indicates otherwise. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in Delaware on September 1, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Our sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”).

The registration statement for our initial public offering (“Initial Public Offering”) was declared effective on October 21, 2020. On October 26, 2020, we consummated the Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to our Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, our public stockholders hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (our Sponsor, Atlas Point Fund and our officers and directors) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined below). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the sponsor shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Results of Operations

Our entire activity for the three months ended March 31, 2021, has been related to identifying a target company for our initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2021, we had income of approximately $8.7 million, which consisted of approximately $11.7 million of change in fair value of warrant liabilities offset by approximately $3.0 million of general and administrative expenses.

Liquidity and Capital Resources

As of March 31, 2021, we had approximately $1.0 million in our operating bank account and a working capital deficiency of approximately $1.4 million.

Our liquidity needs to date had been satisfied through the payment of $26,000 from our Sponsor to purchase the Founder Shares and Sponsor Shares, a loan under a note agreement with our Sponsor of approximately $290,000 (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was paid in full as of November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, our officers, directors and Sponsor may, but are not obligated to, provide us working capital loans. As of March 31, 2021, there were no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside of the Trust Account for paying existing accounts payable, and structuring, negotiating and consummating the Business Combination.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

On October 21, 2020, we entered into an Administrative Services Agreement pursuant to which we have agreed to cause RAC OpCo to pay the Sponsor a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate.

The underwriters of the Initial Public Offering were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $4.3 million) was paid at the closing of the Initial Public Offering and 3.5% (approximately $7.6 million) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Initial Business Combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as discussed in the Company’s Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on May 13, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

As of March 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures were not effective as of March 31, 2021, because of a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex equity and equity-linked instruments issued by the Company, and presentation of earnings per share was not effectively designed or maintained. This material weakness resulted in the restatement of the Company’s balance sheet as of October 26, 2020, its annual financial statements for the period ended December 31, 2020 and its interim financial statements for the quarter ended March 31, 2021. Additionally, this material weakness could result in a misstatement of the carrying value of equity, equity-linked instruments and related accounts and disclosures, and presentation of earnings per share that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis. As a result, our management performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Accordingly, management believes that the financial statements included in this Amendment No. 1 on Form 10-Q/A present fairly, in all material respects, our financial position, results of operations and cash flows for the periods presented. Management understands that the accounting standards applicable to our financial statements are complex and has since the inception of the Company benefited from the support of experienced third-party professionals with whom management has regularly consulted with respect to accounting issues. Management intends to continue to further consult with such professionals in connection with accounting matters.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter ended March 31, 2021 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting except as described below.

Our principal executive officer and principal financial officer performed additional accounting and financial analyses and other post-closing procedures including consulting with subject matter experts related to the accounting for certain complex equity and equity-linked instruments issued by the Company, and presentation of earnings per share. The Company’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have expanded and will continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 1A. Risk Factors.

As a smaller reporting company, we are not required to disclose any material changes from risk factors as previously disclosed in our Annual Report on Form 10-K. However, below is a partial list of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

•        we may not be able to complete our initial business combination in the prescribed time frame;

•        our expectations around the performance of a prospective target business or businesses may not be realized;

•        we may not be successful in retaining or recruiting required officers, key employees or directors following our initial business combination;

•        our officers and directors may have difficulties allocating their time between the Company and other businesses and may potentially have conflicts of interest with our business or in approving our initial business combination;

•        we may not be able to obtain additional financing to complete our initial business combination or reduce the number of shareholders requesting redemption;

•        trust account funds may not be protected against third party claims or bankruptcy;

•        an active market for our public securities may not develop and you will have limited liquidity and trading; and

•        the availability to us of funds from interest income on the trust account balance may be insufficient to operate our business prior to the business combination.

For more information about our risk factors, see Item 1A of Part I in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2020 and the section titled “Risk Factors” contained in our preliminary proxy statement filed with the SEC on May 14, 2021, as the same may be amended or supplemented, and in our definitive proxy statement with respect to our initial business combination, when the same becomes available.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds from Registered Securities

On October 26, 2020, we consummated the Initial Public Offering of 23,725,000 Units, including the Over-Allotment Units. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $237,250,000. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On October 23, 2020, the underwriters partially exercised the over-allotment option and, on October 26, 2020, the underwriters purchased the Over-Allotment Units.

Barclays Capital Inc., AmeriVet Securities Inc. and Academy Securities Inc. served as underwriters for the Initial Public Offering. The securities sold in the Initial Public Offering were registered under the Securities Act on a registration statement on Form S-1 (File No. 333-249340). The SEC declared the registration statement effective on October 21, 2020.

In connection with the closing of the Initial Public Offering, we paid a total of approximately $4.3 million in underwriting discounts and commissions. In addition, the underwriters agreed to defer approximately $7.6 million in underwriting discounts and commissions, which amount will be payable upon consummation of the Initial Business Combination. Prior to the closing of the Initial Public Offering, the Sponsor loaned RAC OpCo approximately $300,000 under the Note.

In connection with the Initial Public Offering, we incurred offering costs of approximately $12.5 million, inclusive of approximately $7.6 million in deferred underwriting commissions. Other incurred offering costs consisted principally of preparation fees related to the Initial Public Offering. After deducting the underwriting discounts and commissions (excluding the deferred portion, which amount will be payable upon consummation of the Initial Business Combination, if consummated) and the Initial Public Offering expenses, $237.3 million of the net proceeds from our Initial Public Offering and certain of the proceeds from the private placement of the Private Placement Warrants (or $10.00 per Unit sold in the Initial Public Offering) was placed in the Trust Account. The net proceeds of the Initial Public Offering and certain proceeds from the sale of the Private Placement Warrants are held in the Trust Account and invested as described elsewhere in this Quarterly Report on Form 10-Q.

On October 26, 2020, simultaneously with the closing of the Initial Public Offering and pursuant to separate Private Placement Warrants and Warrant Rights Agreements, dated September 21, 2020, by and among the Company and RAC OpCo, and each of the Sponsor and Atlas Point Fund, the Company completed the private sale of an aggregate of 6,771,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to the Sponsor and Atlas Point Fund, generating gross proceeds of $6,771,000.

There has been no material change in the planned use of the proceeds from the Initial Public Offering and Private Placement as is described in the Company’s final prospectus related to the Initial Public Offering.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39644) filed with the SEC on October 27, 2020).
3.2	Bylaws (incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 6, 2020).
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*        Filed herewith

**      Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARCHAEA ENERGY INC.
Date: December 28, 2021	By:	/s/ Chad Bellah
	Name:	Chad Bellah
	Title:	Chief Accounting Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________

FORM 10-Q/A

(Amendment No. 1)
________________________________

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2021

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from            to

Commission File Number: 001-39644

________________________________

ARCHAEA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	85-2867266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

Rice Acquisition Corp.
102 East Main Street, Second Story
Carnegie, Pennsylvania 15106
(Former name or former address, if changed since last report)

________________________________

Securities registered pursuant to Section 12(b) of the Act:

Title of each class registered	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☒ No ☐

As of August 13, 2021, 23,727,500 shares of Class A common stock, par value $0.0001, and 5,931,350 shares of Class B common stock, par value $0.0001, were issued and outstanding.

EXPLANATORY NOTE

References throughout this Amendment No. 1 to the Quarterly Report on Form 10-Q to “we,” “us,” the “Company” or “our company” are to Archaea Energy Inc., formerly known as Rice Acquisition Corp., unless the context otherwise indicates.

This Amendment No. 1 (this “Amendment No. 1”) to the Quarterly Report on Form 10-Q/A amends and restates the Quarterly Report on Form 10-Q of Archaea Energy Inc., formerly known as Rice Acquisition Corp., for the quarterly period ended June 30, 2021, as filed with the Securities and Exchange Commission (“SEC”) on August 13, 2021.

On August 13, 2021, the Company filed its Form 10-Q for the quarterly period ended June 30, 2021 (the “Q2 Form 10-Q”). The Company classified a portion of the redeemable shares of Class A common stock of the Company (the “Public Shares”) issued as part of the units sold in the Company’s initial public offering as permanent equity to maintain net tangible assets greater than $5,000,000 on the basis that the Company will consummate its initial business combination only if the Company has net tangible assets of at least $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. As a result, management corrected the error by restating all Public Shares as temporary equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation differs from the previously presented method of earnings per share, which was similar to the two-class method. The Company determined the change in classification of the Class A common stock and change to its presentation of earnings per share is quantitatively material and it should restate its previously issued financial statements.

Therefore, on December 28, 2021, the Company’s management and the audit committee of the Company’s board of directors (the “Audit Committee”) concluded that the Company’s previously issued (i) audited balance sheet as of October 26, 2020 (the “Post-IPO Balance Sheet”), as previously revised in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 31, 2020, filed with the SEC on May 13, 2021 (“2020 Form 10-K/A No. 1”), (ii) audited financial statements included in the 2020 Form 10-K/A No. 1, (iii) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 26, 2021, and (iv) unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021 (collectively, the “Affected Periods”), should be restated to report all Public Shares as temporary equity and should no longer be relied upon.

As such, the Company has restated or will restate in this Amendment No. 1 its financial statements for the Affected Periods.

The above changes did not have any impact on its cash position or the cash held in the trust account established in connection with the IPO.

After re-evaluation, the Company’s management has concluded that in light of the errors described above, a material weakness existed in the Company’s internal control over financial reporting during the Affected Periods and that the Company’s disclosure controls and procedures were not effective. The Company’s remediation plan with respect to such material weakness is described in more detail in Item 4 to Part 1 of this Amendment No. 1.

Items Amended in this Amendment No. 1

For the convenience of the reader, this Amendment No. 1 amends and restates the Q2 Form 10-Q in its entirety. As a result, this Amendment No. 1 includes both items that have been changed as a result of the restatement described above as well as items that are unchanged from the Q2 Form 10-Q. The following items have been amended in this Amendment No. 1 to reflect the restatement described above:

•        Part I, Item 1. Condensed Consolidated Financial Statements

•        Part I, Item 4. Controls and Procedures

•        Part II, Item 6. Exhibits

In addition, in accordance with applicable SEC rules, this Amendment No. 1 includes new certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act from our Chief Executive Officer (as principal executive officer) and our Chief Financial Officer (as principal financial officer) dated as of the filing date of this Amendment No. 1.

Except as described above, this Amendment No. 1 does not amend, update or change any other items or disclosures in the Q2 Form 10-Q. This Amendment No. 1 does not purport to reflect any information or events subsequent to the filing date of the Q2 Form 10-Q. As such, this Amendment No. 1 speaks only as of the date the Q2 Form 10-Q was filed, and we have not undertaken herein to amend, supplement or update any information contained in the Q2 Form 10-Q to give effect to any subsequent events. Accordingly, this Amendment No. 1 should be read in conjunction with our filings made with the SEC subsequent to the filing of the Q2 Form 10-Q.

RICE ACQUISITION CORP.

Form 10-Q
For the Quarter Ended June 30, 2021

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Report”), including, without limitation, statements under the heading “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our ability to consummate any acquisition or other business combination and any other statements that are not statements of current or historical facts. These statements are based on management’s current expectations, but actual results may differ materially due to various factors, including, but not limited to:

•        our ability to complete an initial business combination, including our proposed business combination with Aria Energy LLC and Archaea Energy LLC;

•        our expectations around the performance of the prospective target business or businesses;

•        our success in retaining or recruiting, or changes required in, our officers, key employees or directors following our initial business combination;

•        our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving our initial business combination;

•        our potential ability to obtain additional financing to complete our initial business combination;

•        our pool of prospective target businesses;

•        the ability of our officers and directors to generate a number of potential investment opportunities;

•        our public securities’ potential liquidity and trading;

•        the lack of a market for our securities;

•        the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•        the trust account not being subject to claims of third parties; or

•        our financial performance, including following our initial business combination.

The forward-looking statements contained in this Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors listed above and others described under the heading “Risk Factors” in Item 1A of Part I in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2020. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. These risks and others described under “Risk Factors” may not be exhaustive.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Report. In addition, even if our results or operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in this Report, those results or developments may not be indicative of results or developments in subsequent periods.

PART I — FINANCIAL INFORMATION

Item 1. Condensed Consolidated Financial Statements

RICE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited) (as restated)
Assets:
Current assets:
Cash	$5,290	$1,335,167
Prepaid expenses	469,693	662,865
Total current assets	474,983	1,998,032
Investments held in Trust Account	237,351,433	237,308,171
Total Assets	$237,826,416	$239,306,203

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accrued expenses	$7,950,051	$118,446
Accounts payable	71,571	217,918
Franchise tax payable	99,452	65,481
Total current liabilities	8,121,074	401,845
Deferred legal fees	187,500	187,500
Deferred underwriting commissions in connection with the initial public offering	7,610,750	7,610,750
Derivative warrant liabilities	138,965,647	42,588,487
Total liabilities	154,884,971	50,788,582

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 23,725,000 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	237,250,000	237,250,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 250,000,000 shares authorized; 2,500 shares issued and outstanding (excluding 23,725,000 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,931,350 shares issued and outstanding as of June 30, 2021 and December 31, 2020	593	593
Additional paid-in capital	—	—
Accumulated deficit	(149,384,365)	(47,868,812)
Total Rice Acquisition Corp. deficit	(149,383,772)	(47,868,219)

Non-controlling interest in subsidiary	(4,924,783)	(864,160)

Total stockholders’ deficit	(154,308,555)	(48,732,379)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$237,826,416	$239,306,203

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
(AS RESTATED)

	For The Three Months Ended June 30, 2021	For The Six Months Ended June 30, 2021
General and administrative expenses	$6,168,889	$9,168,480
Franchise tax expense	33,973	73,799
Total operating expenses	(6,202,862)	(9,242,279)
Other income (expense)
Change in fair value of derivative warrant liabilities	(108,151,160)	(96,377,160)
Interest earned on investments held in Trust Account	5,752	43,263
Net loss	(114,348,270)	(105,576,176)
Net loss attributable to non-controlling interest in subsidiary	(4,398,010)	(4,060,622)
Net loss attributable to Rice Acquisition Corp.	$(109,950,260)	$(101,515,554)

Weighted average shares outstanding of Class A common stock	23,727,500	23,727,500
Basic and diluted net income per share, Class A common stock	$(3.86)	$(3.56)
Weighted average shares outstanding of Class B common stock	5,931,350	5,931,350
Basic and diluted net loss per share, Class B common stock	$(3.86)	$(3.56)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
(AS RESTATED)

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Non- controlling Interest in Subsidiary	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	2,500	$—	5,931,350	$593	$—	$(47,868,812)	$(864,160)	$(48,732,379)
Net income	—	—	—	—	—	8,434,707	337,387	8,772,094
Balance – March 31, 2021	2,500	—	5,931,350	593	—	(39,434,105)	(526,773)	(39,960,285)
Net loss	—	—	—	—	—	(109,950,260)	(4,398,010)	(114,348,270)
Balance – June 30, 2021	2,500	$—	5,931,350	$593	$—	$(149,384,365)	$(4,924,783)	$(154,308,555)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(105,576,176)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	96,377,160
Interest earned on securities held in Trust Account	(43,263)
Changes in operating assets and liabilities:
Prepaid expenses	193,172
Accounts payable	(146,347)
Accrued expenses	7,831,605
Franchise tax payable	33,972
Net cash used in operating activities	(1,329,877)

Net change in cash	(1,329,877)

Cash – beginning of the period	1,335,167
Cash – end of the period	$5,290

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation

Rice Acquisition Corp. is a blank check company incorporated in Delaware on September 1, 2020. As used herein, the “Company” or “Rice” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (“RAC OpCo”), unless the context indicates otherwise. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the three and six months ended June 30, 2021 relates to the search for a prospective initial Business Combination, including activities in connection with the proposed acquisitions of Aria Energy LLC, a Delaware limited liability company, and Archaea Energy LLC, a Delaware limited liability company. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash, cash equivalents and investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 21, 2020. On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to the Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million (Note 4). Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, the Public Stockholders (as defined below) hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (as defined below) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined in Note 4). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the Sponsor Shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act (as defined below) having a maturity of 185 days

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-business combination company controls 50% or more of the voting securities of the target or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Company will provide the holders of the Company’s Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. Unless otherwise stated herein, the term “Public Shares” includes the 2,500 shares of Class A common stock, par value $0.0001 per share, of the Company held by the Sponsor and forming part of the Sponsor Shares. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), Sponsor Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes of the Company or RAC OpCo (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, Atlas Point Fund and the Company’s officers and directors (the “Initial Stockholders”) have agreed (i) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with the completion of the initial Business Combination, (ii) that any Founder Shares and Sponsor Shares held by them will not be entitled to redemption rights, and they will waive any such redemption rights for any Public Shares held by them, in connection with a stockholder vote to amend our amended and restated certificate of incorporation in a manner that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company have not consummated the initial Business Combination within the Combination Period, (iii) that any Founder Shares held by them are subject to forfeiture, and thus will not be entitled to liquidating distributions from the Trust Account, and they will waive any such rights to liquidating distributions for any Founder Shares, if the Company fails to complete the initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares and Sponsor Shares they hold if the Company fails to complete the initial Business Combination within the Combination Period), and (iv) in certain limited circumstances the Class B Units of RAC OpCo will have more limited rights to current or liquidating distributions from the Company.

The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and subsequently liquidates and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares and Sponsor Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice and (ii) the actual amount per Public Share or Class A Unit of RAC OpCo not held by Rice held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share or Class A Unit of RAC OpCo not held by Rice due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Business Combination Agreements

On April 7, 2021, the Company entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”), by and among the Company, RAC OpCo, LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC OpCo (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) the Business Combination Agreement, dated as of April 7, 2021 (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among the Company, RAC OpCo, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy, LLC (“Archaea Seller”), a Delaware limited liability company, and Archaea Energy II, LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, in each case, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreements, the “Business Combinations”).

Consideration

Pursuant to the terms of the Aria Merger Agreement and at the Effective Time (as defined therein), (i) all Class A Units of Aria held by a holder of Aria’s Class A Units shall be cancelled and converted into the right to receive (a) the number of Class A Units of RAC OpCo, (b) the number of Class B common stock, par value $0.0001 (“Class B Common Stock”), of the Company and (c) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, (ii) all Class B Units of Aria held by a holder of Aria’s Class B Units shall be cancelled and converted into the right to receive (A) the number of Class A Units of RAC OpCo, (B) the number of shares of Class B Common Stock and (C) the amount of cash as set forth in, and in accordance with, the Aria Merger Agreement, and (iii) all Class C Units of Aria shall be cancelled and extinguished without any conversion thereof.

Pursuant to the terms of the Archaea Merger Agreement and at the Effective Time (as defined therein), all equity interests of Archaea will be cancelled and converted into the right to receive (x) the number of Class A Units of RAC OpCo and (y) the number of shares of Class B Common Stock as set forth in, and in accordance with, the Archaea Merger Agreement.

Following the Business Combinations, holders of Class A Units of RAC OpCo (other than the Company) will have the right (an “exchange right”), subject to certain limitations, to exchange Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock) for, at the Company’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. the Company’s decision to make a cash payment or issue shares upon an exercise of an exchange right will be made by the Company’s independent directors, and such decision will be based on facts in existence at the time of the decision, which the Company expects would include the relative value of the Class A Common Stock (including trading prices for the Class A Common Stock at the time), the cash purchase price, the availability of other sources of liquidity (such as an issuance of preferred stock) to acquire the Class A Units of RAC OpCo and alternative uses for such cash.

Holders of Class A Units of RAC OpCo (other than the Company) will generally be permitted to exercise the exchange right on a quarterly basis, subject to certain de minimis allowances. In addition, additional exchanges may occur in connection with certain specified events, and any exchanges involving more than a specified number of Class A Units of RAC OpCo (subject to the Company’s discretion to permit exchanges of a lower number of

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

units) may occur at any time upon ten business days’ advanced notice. The exchange rights will be subject to certain limitations and restrictions intended to reduce the administrative burden of exchanges upon the Company and ensure that RAC OpCo will continue to be treated as a partnership for U.S. federal income tax purposes.

Following any exchange of Class A Units of RAC OpCo (and a corresponding number of shares of Class B Common Stock), RAC will retain the Class A Units of RAC OpCo and cancel the shares of Class B Common Stock. As the holders of Class A Units of RAC OpCo (other than the Company) exchange their Class A Units of RAC OpCo, the Company’s membership interest in RAC OpCo will be correspondingly increased, the number of shares of Class A Common Stock outstanding will be increased, and the number of shares of Class B Common Stock outstanding will be reduced.

Conditions to Consummation of the Business Combinations

Consummation of the Business Combinations is generally subject to customary conditions of the respective parties, and conditions customary to special purpose acquisition companies, including (i) expiration or termination of all applicable waiting periods under HSR, (ii) the absence of any law or governmental order, threatened or pending, preventing the consummation of the Business Combinations, (iii) completion of the Company Share Redemptions (as defined in the Business Combination Agreements), (iv) receipt of requisite stockholder approval for consummation of the Business Combinations, (v) the consummation of the LES Sale (as defined in the Aria Merger Agreement) by Aria and (vi) the issuance by the Federal Energy Regulatory Commission of an order granting authorization for the Business Combinations pursuant to Section 203 of the Federal Power Act of 1935. In addition, the parties also have the right to not consummate the Business Combinations in the event that the cash on the balance sheet of the combined company following the closing of the Business Combinations (the “Combined Company”) would be less than $150,000,000, subject to the terms of the Business Combination Agreements. Furthermore, the closing of the transactions contemplated by the Aria Merger Agreement is expressly conditioned on the closing of the transactions contemplated by the Archaea Merger Agreement and vice versa.

Termination

Each of the Business Combination Agreements may be terminated by the parties thereto under certain customary and limited circumstances at any time prior to the closing of the Business Combinations, including, without limitation, by mutual written consent or if the Business Combinations have not been consummated within 150 days from the date of the Business Combination Agreements (subject to certain extensions for up to 30 days for delays as set forth in the Business Combination Agreements).

Stockholders Agreement

In connection with the closing of the Business Combinations, the Company, RAC Buyer, RAC OpCo, Sponsor, and certain other individuals affiliated with the Companies (the “Company Holders”) will enter into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, among other things, (i) the board of directors of the Combined Company (the “Board”) will consist of seven members, (ii) the holders of a majority of the Company Interests (as defined in the Stockholders Agreement) held by the RAC Sponsor Holders (as defined in the Stockholders Agreement) will have the right to designate two directors (the “RAC Sponsor Directors”) for appointment or election to the Board during the term of the Stockholders Agreement, (iii) the Ares Investors (as defined in the Stockholders Agreement) will have the right to designate one director (the “Ares Director”) for appointment or election to the Board for so long as the Ares Investors hold at least 50% of the Registrable Securities (as defined in the Stockholders Agreement) held by them on the date that the Business Combinations are consummated (the “Ares Fall-Away Date”), (iv) the Board shall take all necessary action to designate the person then serving as the Chief Executive Officer of the Combined Company (the “CEO Director”) for appointment or election to the Board during the term of the Stockholders

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Agreement and (v) the Board shall designate three independent directors (the “Independent Directors”) to serve on the Board during the term of the Stockholders Agreement. The Ares Investors shall have the right to consult on the persons to be designated as Independent Directors prior to the Ares Fall-Away Date.

PIPE Financing

On April 7, 2021, the Company entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Rice has agreed to issue and sell to the PIPE Investors, an aggregate of 30,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for an aggregate purchase price of $300,000,000 on the date of Closing (as defined in each Subscription Agreement), on the terms and subject to the conditions set forth therein (the “PIPE Financing”). Each Subscription Agreement contains customary representations and warranties of the Company, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the Business Combinations.

Additionally, on April 7, 2021, the Company, RAC OpCo, Sponsor and Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company (“Atlas”), entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original Agreement”), by and among such parties was amended to provide that Atlas shall purchase a total of $20,000,000 of Forward Purchase Securities (as defined in the Original Agreement) and the Forward Purchase Warrants (as defined in the Original Agreement) will consist of one-eighth of one redeemable warrant (where each whole redeemable warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $11.50 per share).

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The interim operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future periods.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Amendment No. 2 to Annual Report on Form 10-K/A for the period ended December 31, 2020 as filed with the SEC on December 28, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020 is derived from the audited financial statements presented in the Company’s Amendment No. 2 to Annual Report on Form 10-K/A for the period ended December 31, 2020.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Risk and Uncertainties

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 outbreak”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The full impact of the COVID-19 outbreak continues to evolve. The impact of the COVID-19 outbreak on the Company’s results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of the COVID-19 outbreak on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results of operations, financial position and cash flows may be materially adversely affected. Additionally, the Company’s ability to complete an initial Business Combination may be materially adversely affected due to significant governmental measures being implemented to contain the COVID-19 outbreak or treat its impact, including travel restrictions, the shutdown of businesses and quarantines, among others, which may limit the Company’s ability to have meetings with potential investors or affect the ability of a potential target company’s personnel, vendors and service providers to negotiate and consummate an initial Business Combination in a timely manner. The Company’s ability to consummate an initial Business Combination may also be dependent on the ability to raise additional equity and debt financing, which may be impacted by the COVID-19 outbreak and the resulting market downturn.

Liquidity and Capital Resources

As of June 30, 2021, we had approximately $5,000 in our operating bank account and a working capital deficit of approximately $7.6 million.

The Company’s liquidity needs to date had been satisfied through the payment of $26,000 from the Sponsor to purchase the Founder Shares and Sponsor Shares (see Note 4), the loan under the Note of approximately $290,000 (see Note 4), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Company repaid the Note in full on November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and initial stockholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2021, there were no amounts outstanding under any Working Capital Loans.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Based on the foregoing, management believes that the Company will have sufficient borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing, and management has the intent and ability to support the Company through such time period. Over this time period, the Company will be using the funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation and Financial Statement Presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its majority-owned and controlled operating subsidiary after elimination of all intercompany transactions and balances as of June 30, 2021 and December 31, 2020. The ownership interest of noncontrolling participants in the operating subsidiary is included as a separate component of stockholders’ equity. The noncontrolling participants’ share of the net loss is included as “Net loss attributable to noncontrolling interest in subsidiary” on the accompanying unaudited condensed consolidated statement of operations.

Restatement of Previously Issued Financial Statements

In connection with the change in presentation of Class A common stock subject to possible redemption, the Company concluded it should restate its previously issued financial statements to classify all Class A common stock subject to redemption in temporary equity. In accordance with ASC 480-10-S99, redemption provisions not solely within the control of the Company require shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A common stock in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. The Company revised this interpretation to include temporary equity in net tangible assets.

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation differs from the previously presented method of earnings per share, which was similar to the two-class method.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021. Therefore, the Company, in consultation with its Audit Committee, concluded that the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021, should be restated to present all Class A common stock subject to possible redemption as temporary equity, restate earnings per share and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. The previously presented unaudited interim financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 13, 2021, should no longer be relied upon. The restatement does not have an impact on the Company’s cash position and cash held in the Trust Account.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

The change in the carrying value of the redeemable Class A common stock at June 30, 2021 resulted in a reclassification of approximately 15.9 million Class A common stock from permanent equity to temporary equity. The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited balance sheet as of June 30, 2021:

As of June 30, 2021	As Previously Reported	Adjustment	As Restated
Total assets	$237,826,416	$—	$237,826,416
Total liabilities	$154,884,971	$—	$154,884,971
Class A common stock subject to possible redemption	77,941,440	159,308,560	237,250,000
Preferred stock	—	—	—
Class A common stock	1,594	(1,594)	—
Class B common stock	593	—	593
Additional paid-in capital	133,067,223	(133,067,223)	—
Accumulated deficit	(123,144,622)	(26,239,743)	(149,384,365)
Total Rice Acquisition Corp equity (deficit)	9,924,788	(159,308,560)	(149,383,772)
Non-controlling interest in subsidiary	(4,924,783)	—	(4,924,783)
Total stockholders’ equity (deficit)	$5,000,005	$(159,308,560)	$(154,308,555)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Equity (Deficit)	$237,826,416	$—	$237,826,416

The Company’s unaudited statement of stockholders’ equity has been restated to reflect the changes to the impacted stockholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited statement of cash flows for the period from January 21, 2021 (inception) through June 30, 2021:

For the three months ended June 30, 2021

	As Previously Reported	Adjustment	As Restated
Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$105,576,180	$(105,576,180)	$—

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

In connection with the change in presentation for the Class A common stock subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company. The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share is presented below for the Affected Quarterly Periods:

	Earnings Per Share for Class A common stock
	As Previously Reported	Adjustment	As Restated
For the three months ended June 30, 2021
Net loss	$(114,348,270)	$—	$(114,348,270)
Weighted average shares outstanding	23,725,000	2,500	23,727,500
Basic and diluted earnings per share	$—	$(3.86)	$(3.86)
For the six months ended June 30, 2021
Net loss	$(105,576,176)	$—	$(105,576,176)
Weighted average shares outstanding	23,725,000	2,500	23,727,500
Basic and diluted earnings per share	$—	$(3.56)	$(3.56)
	Earnings Per Share for Class B common stock
	As Previously Reported	Adjustment	As Restated
For the three months ended June 30, 2021
Net loss	$(114,348,270)	$—	$(114,348,270)
Weighted average shares outstanding	5,933,850	(2,500)	5,931,350
Basic and diluted earnings per share	$(0.47)	$(3.39)	$(3.86)
For the six months ended June 30, 2021
Net loss	$(105,576,176)	$—	$(105,576,176)
Weighted average shares outstanding	5,933,850	(2,500)	5,931,350
Basic and diluted earnings per share	$(0.05)	$(3.51)	$(3.56)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There are no cash equivalents as of June 30, 2021 and December 31, 2020.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the Class A common stock subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The initial fair value of the Public Warrants issued in connection with the Initial Public Offering were estimated using a Monte Carlo simulation model. The fair value of the Public Warrants as of June 30, 2021 is based on observable listed prices for such warrants. The fair value of the Private Placement Warrants as of June 30, 2021 is determined using Black-Scholes option pricing model. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company issued 2,500 shares of Class A common stock to the Sponsor. These Sponsor Shares will not be transferable and will only be exchangeable into Class A common stock after the initial business combination, as such are considered non-redeemable and presented as permanent equity in the Company’s condensed balance sheet. Excluding the Sponsor Shares, the Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of the Initial Public Offering, 23,725,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income (loss) per share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering (including the consummation of the over-allotment) and the private placement warrants to purchase an aggregate of 18,633,500 shares of Class A common stock, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and six months ended June 30, 2021. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net loss	$(91,480,235)	$(22,868,035)	$(84,462,436)	$(21,113,740)

Denominator:
Basic and diluted weighted average common shares outstanding	23,727,500	5,931,350	23,727,500	5,931,350
Basic and diluted net income per common share	$(3.86)	$(3.86)	$(3.56)	$(3.56)

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had deferred tax assets of approximately $1,932,000 and $618,000, respectively, with a full valuation allowance against them.

FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was de minimis for the three and six months ended June 30, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s condensed consolidated financial statements.

Note 3 — Initial Public Offering

On October 26, 2020, the Company consummated its Initial Public Offering of 23,725,000 Units, including 2,225,000 Over-Allotment Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option, at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions. Of the 23,725,000 Units sold, affiliates of the Sponsor and Atlas Point Fund had purchased 1,980,000 Units (the “Affiliated Units”) and 2,128,500 Units (the “Atlas Units”), respectively, at the Initial Public Offering price. The underwriters did not receive any underwriting discounts or commissions on the 1,980,000 Affiliated Units.

Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Rice’s Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 4 — Related Party Transactions

Founder Shares and Sponsor Shares

In September 2020, the Sponsor paid $25,000 to cover for certain of expenses of the Company in exchange for issuance of (i) 5,750,100 shares of Rice’s Class B common stock, par value $0.0001 per share, and (ii) 2,500 shares of Rice’s Class A common stock, par value $0.0001 per share. In September 2020, the Sponsor received 5,750,000 Class B Units of RAC OpCo (which are profits interest units only). In October 2020, the Sponsor forfeited 90,000 Class B Units of RAC OpCo, and 30,000 Class B Units of RAC OpCo were issued to each of the independent director nominees. The Sponsor transferred a corresponding number of shares of Class B common stock to the independent director nominees. In October 2020, the Company effected a dividend, resulting in an aggregate of (i) 6,181,350 shares of Rice’s Class B common stock, and (ii) 2,500 shares of Rice’s Class A common stock outstanding. All shares and associated amounts have been retroactively restated to reflect the dividend. Upon a liquidation of RAC OpCo, distributions generally will be made to the holders of RAC OpCo Units on a pro rata basis, subject to certain limitations with respect to the Class B Units of RAC OpCo, including that, prior to the completion of the initial Business Combination, such Class B Units will not be entitled to participate in a liquidating distribution.

Also, in September 2020, Rice paid $25,000 to RAC OpCo in exchange for issuance of 2,500 Class A Units of RAC OpCo. In September 2020, the Sponsor received 100 Class A Units of RAC OpCo in exchange for $1,000.

The Company refers to the 6,181,250 shares of Class B common stock and corresponding number of Class B Units of RAC OpCo (or the Class A Units of RAC OpCo into which such Class B Units will convert) collectively as the “Founder Shares”. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Rice’s Class A common stock after the time of the initial Business Combination on a one-for-one basis, subject to adjustment as provided herein. The Company refers to the 2,500 shares of Rice’s Class A common stock and the 100 Class A Units of RAC OpCo and a corresponding number of shares of Rice’s non-economic Class B common stock (which together will be exchangeable into shares of Class A common stock after the initial Business Combination on a one-for-one basis) collectively as the “Sponsor Shares”.

Upon the closing of the Initial Public Offering, the Sponsor forfeited 309,063 Class B Units of RAC OpCo, and 309,063 Class B Units of RAC OpCo were issued to Atlas Point Fund. The Sponsor transferred a corresponding number of shares of Class B common stock to Atlas Point Fund.

The Initial Stockholders agreed to forfeit up to 806,250 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering (excluding the Sponsor Shares). On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase as additional 2,225,000 Units; thus, only 250,000 Founder Shares remained subject to forfeiture. On December 5, 2020, the remaining unexercised over-allotment expired unused and therefore the remaining 250,000 shares of Class B common stock were forfeited.

The Class B Units of RAC OpCo will convert into Class A Units of RAC OpCo in connection with the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like and subject to further adjustment as provided herein. The Founder Shares consist of Class B Units of RAC OpCo (and any Class A Units of RAC OpCo into which such Class B Units are converted) and a corresponding number of shares of Class B common stock, which together will be exchangeable for shares of Class A common stock after the time of the initial Business Combination on a one-for-one basis (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 4 — Related Party Transactions (cont.)

Offering and related to the closing of the Business Combination (other than the forward purchase securities), the number of Class A Units of RAC OpCo into which the Class B Units of RAC OpCo will convert may be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon exchange of all Founder Shares will equal, in the aggregate, on an as-exchanged basis, 20% of the sum of the total outstanding shares of Rice’s common stock upon completion of the Initial Public Offering, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding the forward purchase securities and any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination and excluding the Sponsor Shares). In addition, the number of outstanding shares of Class B common stock will be adjusted through a stock split or stock dividend so that the total number of outstanding shares of Class B common stock corresponds to the total number of Class A Units of RAC OpCo outstanding (other than those held by Rice) plus the total number of Class A Units RAC OpCo into which the Class B Units of RAC OpCo are entitled to convert.

The Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares held by them (and any shares of Class A common stock acquired upon exchange of Founder Shares) until one year after the date of the consummation of the initial Business Combination or earlier if, subsequent to the initial Business Combination, (i) the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (ii) the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 6,771,000 Private Placement Warrants to the Sponsor and Atlas Point Fund, at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of approximately $6.8 million.

Each whole Private Placement Warrant is exercisable for a price of $11.50 to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, Atlas Point Fund or their permitted transferees.

With certain limited exceptions, the Private Placement Warrants and the securities underlying such warrants will not be transferable, assignable or saleable until 30 days after the completion of the initial Business Combination.

Related Party Loans

On September 1, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed an aggregate of approximately $290,000 under the Note. The outstanding balance of the Note was paid in full as of November 10, 2020. Subsequent to the repayment, the facility was no longer available to the Company.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 4 — Related Party Transactions (cont.)

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Administrative Support Agreement

Commencing on the date the Company’s securities are first listed on NYSE, the Company agreed to pay the Sponsor a total of $10,000 per month for office space, utilities, secretarial support and administrative services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company incurred expenses of $30,000 and $60,000 under this agreement, respectively. As of June 30, 2021 and December 31, 2020, the Company had $20,000 and $30,000 outstanding for services in connection with such agreement on the accompanying condensed consolidated balance sheets, respectively.

Note 5 — Commitments and Contingencies

Forward Purchase Agreement

The Company entered into an amended and restated forward purchase agreement (the “Forward Purchase Agreement”) with Atlas Point Fund, pursuant to which Atlas Point Fund, which is a fund managed by CIBC National Trust but is not affiliated with the Company or sponsor, agreed to purchase up to $75,000,000 of either (i) a number of units (the “forward purchase units”), consisting of one share of Class A common stock (the “forward purchase shares”) and one-third of one warrant (the “forward purchase warrants”), for $10.00 per unit or (ii) a number of forward purchase shares for $9.67 per share (such forward purchase shares valued at $9.67 per share or the forward purchase units, as the case may be, the “forward purchase securities”), in a private placement that will close simultaneously with the closing of the Initial Business Combination. The forward purchase warrants will have the same terms as the public warrants and the forward purchase shares will be identical to the shares of Class A common stock included in the units being sold in this offering, except the forward purchase shares and the forward purchase warrants will be subject to transfer restrictions and certain registration rights and the forward purchase units will consist of only one-third of one forward purchase warrant. The funds from the sale of the forward purchase securities may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. This agreement is independent of the percentage of stockholders electing to redeem their public shares and may provide the Company with an increased minimum funding level for the Initial Business Combination. The forward purchase agreement is

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 5 — Commitments and Contingencies (cont.)

subject to conditions, including Atlas Point Fund giving the Company its irrevocable written consent to purchase the forward purchase securities no later than five days after the Company notifies it of the Company’s intention to meet to consider entering into a definitive agreement for a proposed Business Combination. Atlas Point Fund may grant or withhold its consent to the purchase entirely within its sole discretion. Accordingly, if Atlas Point Fund does not consent to the purchase, it will not be obligated to purchase the forward purchase securities.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to Atlas Point Fund in connection with the issuance of any forward purchase units upon the completion of the Company’s Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On October 26, 2020, the underwriters partially exercised the over-allotment option to purchase an additional 2,225,000 Units.

The underwriters were entitled to an underwriting discount of $0.20 per Unit (excluding the Affiliated Units purchased). As a result of affiliates of the Sponsor purchasing 1,980,000 Units, the Company paid an underwriting discount of approximately $4.3 million in the aggregate upon the closing of the Initial Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit (excluding the Affiliated Units), or approximately $7.6 million in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Deficit

Class A Common Stock — The Company is authorized to issue 250,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 23,727,500 shares of Class A common stock issued and outstanding, of which 23,725,000 shares of Class A common stock are subject to possible redemption and therefore classified outside of permanent equity in the accompanying condensed consolidated balance sheets.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 6 — Stockholders’ Deficit (cont.)

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 5,931,350 shares of Class B common stock issued and outstanding.

Holders of the Class A common stock and holders of the Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters. Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

As of June 30, 2021 and December 31, 2020, the Company had 11,862,500 Public Warrants and 6,771,000 Private Placement Warrants outstanding, respectively.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, it will use its best efforts to file with the SEC and have an effective registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of the Class A common stock until the warrants expire or are redeemed. If a registration statement covering the shares of the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 7 — Warrants (cont.)

Redemption of warrants when our Class A common stock equals or exceeds $18.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If the Company calls the warrants for redemption for cash as described above, the management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.”

Redemption of warrants when our Class A common stock equals or exceeds $10.00 per share:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if and only if, the last sale price of Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is an effective registration statement covering the issuance of shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30- day period after written notice of redemption is given.

The “fair market value” of the Class A common stock shall mean the volume weighted average price of the Class A common stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

None of the Private Placement Warrants will be redeemable by the Company so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 8 — Fair Value Measurements

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

June 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$237,351,433	$—	$—

Liabilities:
Derivative warrant liabilities – Public warrants	$67,616,251	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$71,349,396

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury securities	$237,308,171	$—	$—

Liabilities:
Derivative warrant liabilities – Public warrants	$27,046,500	$—	$—
Derivative warrant liabilities – Private placement warrants	$—	$—	$15,541,987

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 8 — Fair Value Measurements (cont.)

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2021.

Level 1 assets include investments in U.S. treasury securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the Company’s condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

For periods where no observable traded price is available, the fair value of the Public Warrants was estimated using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the fair value of the Public Warrants is based on the observable listed price for such warrants. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The Warrants are measured at fair value on a recurring basis. The measurement of the Public Warrants as of June 30, 2021 and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

The key Level 3 fair value measurement inputs into the Black-Scholes model for the Private Placement Warrants as of June 30, 2021 and December 31, 2020 are as follows:

	June 30, 2021	December 31, 2020
Exercise price	$11.50	$11.50
Stock price	$18.05	$10.83
Volatility	52.0%	22.7%
Term (in years)	5.25	5.82
Risk-free rate	0.91%	0.48%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and six months ended June 30, 2021 is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$15,541,987
Change in fair value of derivative warrant liabilities	(2,284,001)
Derivative warrant liabilities at March 31, 2021	13,257,986
Change in fair value of derivative warrant liabilities	58,091,410
Derivative warrant liabilities at June 30, 2021	$71,349,396

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

RICE ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(AS RESTATED)

Note 9 — Subsequent Events

Management has evaluated subsequent events to determine if events or transactions occurring through the date the condensed consolidated financial statements were issued, require potential adjustment to or disclosure in the condensed consolidated financial statements and has concluded that all such events, except as noted above and as noted in Notes 1, 2, 3, 4 and 5, that would require recognition or disclosure have been recognized or disclosed.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

References to the “Company,” “our,” “us” or “we” refer to Rice Acquisition Corp. and its majority-owned and controlled operating subsidiary, Rice Acquisition Holdings LLC (“RAC OpCo”), unless the context indicates otherwise. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed consolidated financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated in Delaware on September 1, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Our sponsor is Rice Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”).

The registration statement for our initial public offering (“Initial Public Offering”) was declared effective on October 21, 2020. On October 26, 2020, we consummated the Initial Public Offering of 23,725,000 units (each, a “Unit” and collectively, the “Units”), including 2,225,000 additional Units that were issued pursuant to the underwriters’ partial exercise of their over-allotment option (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of approximately $237.3 million, and incurring offering costs of approximately $12.5 million, inclusive of $7.6 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, we consummated the private placement (“Private Placement”) of 6,771,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) to our Sponsor and Atlas Point Energy Infrastructure Fund, LLC (“Atlas Point Fund”), at a price of $1.00 per Private Placement Warrant, generating gross proceeds of approximately $6.8 million. Each Private Placement Warrant is exercisable to purchase one share of Rice’s Class A common stock or, in certain circumstances, one Class A Unit of RAC OpCo together with a corresponding number of shares of Rice’s non-economic Class B common stock.

Following the Initial Public Offering, our public stockholders hold a direct economic equity ownership interest in Rice in the form of shares of Class A common stock, and an indirect ownership interest in RAC OpCo through Rice’s ownership of Class A Units of RAC OpCo. By contrast, the Initial Stockholders (our Sponsor, Atlas Point Fund and our officers and directors) own direct economic interests in RAC OpCo in the form of Class B Units and a corresponding non-economic voting equity interest in Rice in the form of shares of Class B common stock, as well as a small direct interest through the Sponsor Shares (as defined below). Sponsor Shares were purchased for $10.00 each and, in the absence of an initial Business Combination, will generally participate in liquidation or other payments on a pari passu basis with the Public Shares (as defined below). However, given the relatively de minimis number of Sponsor Shares relative to Public Shares, in many cases the economic, governance or other effects of the sponsor shares are not material to the holders of Class A common stock or warrants, and for simplicity, portions of this disclosure may not fully describe or reflect these immaterial effects.

Upon the closing of the Initial Public Offering and the Private Placement, approximately $237.3 million of the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants in the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account.

If we are unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or October 26, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares and

Class A Units of RAC OpCo (other than those held by Rice), which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Proposed Business Combination

On April 7, 2021, the Company entered into (i) the Business Combination Agreement (as amended, supplemented or otherwise modified from time to time, the “Aria Merger Agreement”), by and among the Company, RAC OpCo, LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC OpCo (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and a direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and a direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and the Equityholder Representative (as defined therein), pursuant to which, among other things, Aria Merger Sub will merge with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, and (ii) the Business Combination Agreement, dated as of April 7, 2021 (as amended, supplemented or otherwise modified from time to time, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among the Company, RAC OpCo, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy, LLC (“Archaea Seller”), a Delaware limited liability company, and Archaea Energy II, LLC, a Delaware limited liability company (“Archaea” and, together with Archaea Seller and Aria, the “Companies”), pursuant to which, among other things, Archaea Merger Sub will merge with and into Archaea, with Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, in each case, on the terms and subject to the conditions therein, and certain related agreements, as further described in Note 1 to the condensed consolidated financial statements included in Item 1 of this Quarterly Report on Form 10-Q.

Results of Operations

Our entire activity for the three and six months ended June 30, 2021, has been related to identifying a target company for our initial Business Combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income from the proceeds from the IPO. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2021, we had a loss of approximately $131.8 million, which consisted of approximately $125.6 million of change in fair value of warrant liabilities, approximately $6.2 million of general and administrative expenses, approximately $34,000 of franchise tax expense, partially offset by approximately $6,000 in interest earned on investments held in Trust Account.

For the six months ended June 30, 2021, we had a loss of approximately $123.0 million, which consisted of approximately $113.8 million of change in fair value of warrant liabilities, approximately $9.2 million of general and administrative expenses, approximately $74,000 of franchise tax expense, partially offset by approximately $43,000 in interest earned on investments held in Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, we had approximately $5,000 in our operating bank account and a working capital deficiency of approximately $7.6 million.

Our liquidity needs to date had been satisfied through the payment of $26,000 from our Sponsor to purchase the Founder Shares and Sponsor Shares, a loan under a note agreement with our Sponsor of approximately $290,000 (the “Note”), and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was paid in full as of November 10, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, our officers, directors and Sponsor may, but are not obligated to, provide us working capital loans. As of June 30, 2021, there were no amounts outstanding under any working capital loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds held outside of the Trust Account for paying existing accounts payable, and structuring, negotiating and consummating the Business Combination.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.

On October 21, 2020, we entered into an Administrative Services Agreement pursuant to which we have agreed to cause RAC OpCo to pay the Sponsor a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or our liquidation, the agreement will terminate.

The underwriters of the Initial Public Offering were entitled to underwriting discounts and commissions of 5.5%, of which 2.0% (approximately $4.3 million) was paid at the closing of the Initial Public Offering and 3.5% (approximately $7.6 million) was deferred. The deferred underwriting discounts and commissions will become payable to the underwriters upon the consummation of the Initial Business Combination and will be paid from the amounts held in the Trust Account. The underwriters are not entitled to any interest accrued on the deferred underwriting discounts and commissions.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with United States generally accepted accounting principles. The preparation of these condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our condensed consolidated financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. There have been no significant changes in our critical accounting policies as discussed in the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2020 as filed with the SEC on May 13, 2021.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (the “ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Off-Balance Sheet Arrangements

As of June 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended June 30, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer have concluded that our disclosure controls and procedures were not effective as of June 30, 2021, because of a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Specifically, the Company’s management has concluded that our control around the interpretation and accounting for certain complex equity and equity-linked instruments issued by the Company, and presentation of earnings per share was not effectively designed or maintained. This material weakness resulted in the restatement of the Company’s balance sheet as of October 26, 2020, its annual financial statements for the period ended December 31, 2020 and its interim financial statements for the quarters ended March 31, 2021 and June 30, 2021. Additionally, this material weakness could result in a misstatement of the carrying value of equity, equity-linked instruments and related accounts and disclosures, and presentation of earnings per share that would result in a material misstatement of the financial statements that would not be prevented or detected on a timely basis. As a result, our management performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Accordingly, management believes that the financial statements included in this Amendment No. 1 on Form 10-Q/A present fairly, in all material respects, our financial position, results of operations and cash flows for the periods presented. Management understands that the accounting standards applicable to our financial statements are complex and has since the inception of the Company benefited from the support of experienced third-party professionals with whom management has regularly consulted with respect to accounting issues. Management intends to continue to further consult with such professionals in connection with accounting matters.

Changes in Internal Control over Financial Reporting

There was no change in our internal control over financial reporting that occurred during the fiscal quarter ended June 30, 2021 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting except as described below.

Our principal executive officer and principal financial officer performed additional accounting and financial analyses and other post-closing procedures including consulting with subject matter experts related to the accounting for certain complex equity and equity-linked instruments issued by the Company, and presentation of earnings per share. The Company’s management has expended, and will continue to expend, a substantial amount of effort and resources for the remediation and improvement of our internal control over financial reporting. While we have processes to properly identify and evaluate the appropriate accounting technical pronouncements and other literature for all significant or unusual transactions, we have expanded and will continue to improve these processes to ensure that the nuances of such transactions are effectively evaluated in the context of the increasingly complex accounting standards.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

None.

Item 1A. Risk Factors.

As a smaller reporting company, we are not required to disclose any material changes from risk factors as previously disclosed in our Annual Report on Form 10-K/A. However, below is a partial list of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

•        we may not be able to complete our initial business combination in the prescribed time frame;

•        our expectations around the performance of a prospective target business or businesses may not be realized;

•        we may not be successful in retaining or recruiting required officers, key employees or directors following our initial business combination;

•        our officers and directors may have difficulties allocating their time between the Company and other businesses and may potentially have conflicts of interest with our business or in approving our initial business combination;

•        we may not be able to obtain additional financing to complete our initial business combination or reduce the number of shareholders requesting redemption;

•        trust account funds may not be protected against third party claims or bankruptcy;

•        an active market for our public securities may not develop and you will have limited liquidity and trading; and

•        the availability to us of funds from interest income on the trust account balance may be insufficient to operate our business prior to the business combination.

For more information about our risk factors, see Item 1A of Part I in Amendment No. 1 to our Annual Report on Form 10-K/A for the period ended December 31, 2020 and the section titled “Risk Factors” contained in our definitive proxy statement filed with the SEC on August 12, 2021, as the same may be amended or supplemented, with respect to our initial business combination.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds from Registered Securities

On October 26, 2020, we consummated the Initial Public Offering of 23,725,000 Units, including the Over-Allotment Units. The Units were sold at a price of $10.00 per Unit, generating gross proceeds of $237,250,000. The underwriters were granted a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,225,000 additional Units to cover over-allotments, if any, at $10.00 per Unit, less underwriting discounts and commissions. On October 23, 2020, the underwriters partially exercised the over-allotment option and, on October 26, 2020, the underwriters purchased the Over-Allotment Units.

Barclays Capital Inc., AmeriVet Securities Inc. and Academy Securities Inc. served as underwriters for the Initial Public Offering. The securities sold in the Initial Public Offering were registered under the Securities Act on a registration statement on Form S-1 (File No. 333-249340). The SEC declared the registration statement effective on October 21, 2020.

In connection with the closing of the Initial Public Offering, we paid a total of approximately $4.3 million in underwriting discounts and commissions. In addition, the underwriters agreed to defer approximately $7.6 million in underwriting discounts and commissions, which amount will be payable upon consummation of the Initial Business Combination. Prior to the closing of the Initial Public Offering, the Sponsor loaned RAC OpCo approximately $300,000 under the Note.

In connection with the Initial Public Offering, we incurred offering costs of approximately $12.5 million, inclusive of approximately $7.6 million in deferred underwriting commissions. Other incurred offering costs consisted principally of preparation fees related to the Initial Public Offering. After deducting the underwriting discounts and commissions (excluding the deferred portion, which amount will be payable upon consummation of the Initial Business Combination, if consummated) and the Initial Public Offering expenses, $237.3 million of the net proceeds from our Initial Public Offering and certain of the proceeds from the private placement of the Private Placement Warrants (or $10.00 per Unit sold in the Initial Public Offering) was placed in the Trust Account. The net proceeds of the Initial Public Offering and certain proceeds from the sale of the Private Placement Warrants are held in the Trust Account and invested as described elsewhere in this Quarterly Report on Form 10-Q.

On October 26, 2020, simultaneously with the closing of the Initial Public Offering and pursuant to separate Private Placement Warrants and Warrant Rights Agreements, dated September 21, 2020, by and among the Company and RAC OpCo, and each of the Sponsor and Atlas Point Fund, the Company completed the private sale of an aggregate of 6,771,000 Private Placement Warrants at a purchase price of $1.00 per Private Placement Warrant to the Sponsor and Atlas Point Fund, generating gross proceeds of $6,771,000.

There has been no material change in the planned use of the proceeds from the Initial Public Offering and Private Placement as is described in the Company’s final prospectus related to the Initial Public Offering.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits.

Exhibit Number	Description
2.1†	Aria Merger Agreement (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-39644) filed with the SEC on April 7, 2021).
2.2†	Archaea Merger Agreement (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K (File No. 001-39644) filed with the SEC on April 7, 2021).
2.3†

Amendment No. 1 to Business Combination Agreement, dated as of May 12, 2021, by and among the RAC Buyer, Aria and the Equityholder Representative (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39644) filed with the SEC on August 13, 2021).

2.4†

Amendment No. 2 to Business Combination Agreement, dated as of June 11, 2021, by and among the RAC Buyer, Aria and the Equityholder Representative (incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39644) filed with the SEC on August 13, 2021).

2.5†

Amendment No. 3 to Business Combination Agreement, dated as of August 3, 2021, by and among the RAC Buyer, Aria and the Equityholder Representative (incorporated by reference to Exhibit 2.5 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39644) filed with the SEC on August 13, 2021).

2.6†

Amendment No. 1 to Business Combination Agreement, dated as of May 12, 2021, by and among the RAC Buyer and Archaea Energy II, LLC (incorporated by reference to Exhibit 2.6 to the Company’s Quarterly Report on Form 10-Q (File No. 001-39644) filed with the SEC on August 13, 2021).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39644) filed with the SEC on October 27, 2020).

Exhibit Number	Description
3.2	Bylaws (incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 6, 2020).
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-39644) filed with the SEC on April 7, 2021).
10.2	FPA Amendment (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-39644) filed with the SEC on April 7, 2021).
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

†        Certain schedules and similar attachments have been omitted. The Company agrees to furnish supplementally a copy of any omitted schedule or attachment to the SEC upon its request.

*        Filed herewith.

**      Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARCHAEA ENERGY INC.
Date: December 28, 2021	By:	/s/ Chad Bellah
	Name:	Chad Bellah
	Title:	Chief Accounting Officer

PROSPECTUS SUPPLEMENT NO. 7 (To prospectus dated October 21, 2021)

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF
CLASS A COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 21, 2021 (the “Prospectus”), with the information contained in (i) our Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2022 (the “10-K”), and (ii) Item 5.02 of our Current Report on Form 8-K filed with the SEC on March 17, 2022. Accordingly, we have attached the 10-K and the 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, and supersedes the financial statements included in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement.

You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement and Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.

The Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LFG.” On March 17, 2022, the last sale price of the Class A Common Stock as reported on the NYSE was $19.95 per share.

________________________

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus dated October 21, 2021, as updated and supplemented by the section entitled “Risk Factors” included in the 10-K attached hereto.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

The date of this prospectus supplement is March 18, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________ to ________

________________________

Commission File Number:
001-39644

________________________

Archaea Energy Inc.
(Exact name of Registrant as specified in its charter)

________________________

Delaware	85-2867266
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4444 Westheimer Road, Suite G450
Houston, Texas 77027
(Address of principal executive offices and zip code)

(346) 708-8272
(Registrant’s telephone number, including area code)
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐ No ☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

The aggregate market value of the common stock held by non-affiliates of the registrant as of June 30, 2021, the last business day of the registrant’s most recently completed second fiscal quarter, was approximately $433.8 million based on the closing price on that day on the New York Stock Exchange.

As of March 4, 2022, there were 65,247,198 shares of Class A common stock and 54,224,378 shares of Class B common stock issued and outstanding.

Documents Incorporated By Reference

Portions of the registrant’s definitive proxy statement for the 2022 Annual Meeting of Stockholders, to be filed no later than 120 days after the end of the fiscal year to which this Annual Report on Form 10-K relates, are incorporated by reference into Part III of this Annual Report on Form 10-K.

Commonly Used Terms and Definitions

Unless the context otherwise requires, the terms “Archaea” and the “Company” refer to Archaea Energy Inc. and its consolidated subsidiaries. In addition, the following company or industry-specific terms and abbreviations are used throughout this report:

Archaea Borrower:    Archaea Energy Operating LLC, a Delaware limited liability company, which was formerly named LFG Buyer Co, LLC

Archaea Merger:    The transaction executed by the Archaea Merger Agreement

Archaea Merger Agreement:    The Business Combination Agreement, dated April 7, 2021, as subsequently amended, pursuant to which, among other things, the Company acquired Legacy Archaea

Aria:    Aria Energy LLC, a Delaware limited liability company, and its subsidiaries

Aria Holders:    The members of Aria immediately prior to the Closing

Aria Merger:    The transaction executed by the Aria Merger Agreement

Aria Merger Agreement:    The Business Combination Agreement, dated as of April 7, 2021, as subsequently amended, pursuant to which, among other things, the Company acquired Aria

Atlas:    Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company

Btu:    British thermal units

Business Combination Agreements:    The Aria Merger Agreement and the Archaea Merger Agreement

Business Combinations:    The transactions contemplated by the Business Combination Agreements

CARB:    California Air Resource Board

CI:    Carbon intensity

Class A Common Stock:    Class A Common Stock, par value $0.0001 per share, of the Company

Class A Opco Units:    Class A Units of Opco

Class B Common Stock:    Class B Common Stock, par value $0.0001 per share, of the Company

Class B Opco Units:    Class B Units of Opco

Closing:    The closing of the Business Combinations on September 15, 2021

CNG:    Compressed natural gas

Common Stock:    Class A Common Stock and the Class B Common Stock

Environmental Attributes:    Federal, state and local government incentives in the United States, provided in the form of RINs, RECs, RTCs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

EPA:    The U.S. Environmental Protection Agency

EV:    Equivalence Value, as assigned by the EPA based on renewable content of energy production

FERC:    The Federal Energy Regulatory Commission

Forward Purchase Warrants:    The 250,000 warrants issued in a private placement that closed simultaneously with the consummation of the Business Combinations on September 15, 2021

GAAP:    Accounting principles generally accepted in the United States of America

GCES:    Gulf Coast Environmental Services, LLC

GHG:    Greenhouse gas

GSA:    Gas Supply Agreement

Initial Public Offering:    RAC’s initial public offering, which was consummated on October 26, 2020

ISO:    Independent System Operator

Legacy Archaea:    Archaea Energy LLC, a Delaware limited liability company, and its subsidiaries

Legacy Archaea Holders:    The members of Legacy Archaea immediately prior to the Closing

LCFS:    Low Carbon Fuel Standard

LFG:    Landfill gas

LNG:    Liquified natural gas

MBR:    Market based rates

MMBtu:    One million British thermal units

MW:    Megawatt(s)

MWh:    Megawatt hour(s)

NYSE:    The New York Stock Exchange

Opco:    LFG Acquisition Holdings LLC, a Delaware limited liability company, which was formerly named Rice Acquisition Holdings LLC

PIPE Financing:    The private placement of 29,166,667 shares of Class A Common Stock for gross proceeds to the Company of $300 million in connection with the Business Combinations

PPA:    Power Purchase Agreement

Private Placement Warrants:    The 6,771,000 warrants originally issued to Sponsor and Atlas in a private placement that closed simultaneously with the consummation of the Initial Public Offering

Public Warrants:    The 11,862,492 warrants originally sold as part of the units issued in the Initial Public Offering

QF:    “Qualifying facility,” as such term is defined in the Public Utility Regulatory Policies Act of 1978

RAC:    Rice Acquisition Corp., prior to the consummation of the Business Combination

RAC Intermediate:    LFG Holdings LLC, a Delaware limited liability company, which was formerly named LFG Intermediate Co, LLC

RECs:    Renewable Energy Credits

Redeemable Warrants:    The Company’s Public Warrants and Forward Purchase Warrants

RFS:    Renewable Fuel Standard

RINs:    Renewable Identification Numbers

RNG:    Renewable natural gas

RPS:    Renewable Portfolio Standards

RTO:    Regional transmission organization

RTC:    Renewable thermal certificate

SEC:    U.S. Securities and Exchange Commission

Sponsor:    Rice Acquisition Sponsor LLC, a Delaware limited liability company

VIE:    Variable interest entity

Forward-Looking Statements

The information in this Annual Report on Form 10-K (this “Report”), including, without limitation, statements under the heading “Item 1A. Risk Factors,” includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other similar words. Forward-looking statements may relate to expectations for future financial performance, business strategies or expectations for the Company’s business. Specifically, forward-looking statements may include statements concerning market conditions and trends, earnings, performance, strategies, prospects and other aspects of the business of the Company. Forward looking statements are based on current expectations, estimates, projections, targets, opinions and/or beliefs of the Company, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to:

•        the ability to recognize the anticipated benefits of the Business Combinations and any transactions contemplated thereby, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its management and key employees;

•        the possibility that the Company may be adversely affected by other economic, business and/or competitive factors;

•        the Company’s ability to develop and operate new projects;

•        the reduction or elimination of government economic incentives to the renewable energy market;

•        delays in acquisition, financing, construction, and development of new projects;

•        the length of development cycles for new projects, including the design and construction processes for the Company’s projects;

•        the Company’s ability to identify suitable locations for new projects;

•        the Company’s dependence on landfill operators;

•        existing regulations and changes to regulations and policies that affect the Company’s operations;

•        decline in public acceptance and support of renewable energy development and projects;

•        demand for renewable energy not being sustained;

•        impacts of climate change, changing weather patterns and conditions, and natural disasters;

•        the ability to secure necessary governmental and regulatory approvals; and

•        the Company’s expansion into new business lines.

Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and the growth of our business. In particular, the following considerations, among others, may offset our competitive strengths or have a negative effect on our business strategy, which could cause a decline in the price of the Class A Common Stock and result in a loss of all or a portion of your investment:

•        Our commercial success depends on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current production facilities.

•        In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

•        Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly.

•        Although approximately 70% of our RNG volumes are expected to be contracted under long-term fixed-price off-take agreements, approximately 30% of our RNG volumes are expected to be contracted on a merchant pricing basis that exposes us to the risk of price fluctuations.

•        A prolonged environment of low prices or reduced demand for electricity or RNG could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

•        We face competition both on the prices we receive for our electricity and RNG and for rights to manage or develop LFG projects.

•        Our renewable energy production facilities may not produce expected levels of output, and the amount of LFG actually produced at each of our production facilities will vary over time and, when a landfill closes, eventually decline.

•        Certain of our facilities are newly constructed or are under construction and may not perform as we expect.

•        We currently own, and in the future may acquire, certain assets through joint ventures. As operating partner for some of our joint venture projects, we are exposed to counterparty credit risk, and as non-operating partner for other joint venture projects, we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

•        We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

•        Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

•        Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

•        Loss of our key management could adversely affect performance and the value of our common shares.

•        Existing regulations and policies, and future changes to regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.

•        Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

•        Our operations, as well as those of our feedstock suppliers, are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

•        Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

•        We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

•        Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

•        Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects. Any such expansions of non-LFG projects or transmission projects may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

•        We have a history of accounting losses and may incur additional losses in the future.

•        We have identified material weaknesses in our internal control over financial reporting. We may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations.

PART I

ITEM 1. BUSINESS

Overview

Archaea Energy Inc. (“Archaea” or the “Company”), a Delaware corporation (formerly named Rice Acquisition Corp.) initially formed in September 2020, is one of the largest RNG producers in the U.S., with an industry-leading RNG platform primarily focused on capturing and converting waste emissions from landfills and anaerobic digesters into low-carbon RNG and electricity. We own, through wholly-owned entities or joint ventures, a diversified portfolio of 29 LFG recovery and processing facilities across 18 states, including 11 operated facilities that produce pipeline-quality RNG and 18 LFG to renewable electricity production facilities, including one non-operated facility and one facility that is not operational, as of December 31, 2021.

We produce and sell RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that we are able to derive from these products. RNG has the same chemical composition as traditional natural gas from fossil sources, and the RNG we produce and sell is pipeline quality and can be used interchangeably with natural gas in any application. Additionally, RNG and renewable electricity generate valuable Environmental Attributes that can be monetized under foreign, federal, and state initiatives. The Environmental Attributes we are able to derive and sell include RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel; RTCs generated from the conversion of biogas to any thermal application (including power generation, heating or otherwise); and RECs generated from the conversion of biogas to renewable electricity.

We have entered into long-term agreements with biogas site hosts which give us the rights to utilize gas produced at their sites and to construct and operate facilities on their sites to produce RNG and renewable electricity. Payments to biogas site hosts under these agreements are typically in the form of royalties based on realized revenues, or, in some select cases, based on production volumes, and may also include upfront payments and advance royalty payments. We have long-term agreements in place which grant us gas rights for our full development backlog of 35 projects as of December 31, 2021. Our development backlog includes planned upgrades of certain operating RNG facilities over time, opportunities to convert most of our renewable electricity facilities into RNG facilities, and greenfield RNG development opportunities.

We are planning to procure additional RNG development opportunities by securing gas rights agreements for additional landfill sites, and we may explore development of other biogas sources. We are also pursuing carbon capture and sequestration opportunities, including the development of wells for carbon sequestration, and we are pursuing the use of on-site solar-generated electricity to meet energy needs for RNG production, lower the carbon intensity of future biogas projects and reduce the carbon footprint of our partners, including our biogas host and commercial customers. Lowering the carbon intensity of our RNG is a key initiative that can enhance the value of our Environmental Attributes in certain markets. In addition to our carbon capture and sequestration and solar initiatives, we are pursuing the development and production of renewable hydrogen utilizing our landfill gas sources, which we would intend to sell under long-term fixed-price agreements into the emerging hydrogen economy.

We also provide other landfill energy operations and maintenance (“O&M”) services to certain of our JV production facilities and biogas site partners and sell gas processing equipment through our GCES subsidiary.

The Business Combinations and Related Transactions

On April 7, 2021, RAC entered into the Business Combination Agreements. On September 15, 2021 (the “Closing Date”), RAC completed the Business Combinations to acquire Legacy Archaea and Aria. Following the closing of the Business Combinations, RAC changed its name from “Rice Acquisition Corp.” to “Archaea Energy Inc.,” also referred to herein as the “Company.” Rice Acquisitions Holdings LLC was renamed “LFG Acquisition Holdings LLC,” also referred to herein as “Opco.” In connection with the Business Combinations closing, the Company completed a private placement of 29,166,667 shares of Class A Common Stock and 250,000 warrants (each warrant exercisable for one share of Class A Common Stock at a price of $11.50) for gross proceeds of $300 million.

The Company and Opco issued 33.4 million Class A Opco Units and 33.4 million shares of Class B Common Stock at the Closing Date to Legacy Archaea Holders to acquire Legacy Archaea. Aria was acquired for total initial consideration of $863.1 million, subject to certain future adjustments set forth in the Aria Merger Agreement (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration consisted of cash consideration of $377.1 million paid to Aria

Holders, equity consideration in the form of 23.0 million newly issued Class A Opco Units and 23.0 million newly issued shares of the Company’s Class B Common Stock, par value $0.0001 per share, and $91.1 million for repayment of Aria debt.

Archaea has retained its “up-C” structure, whereby all of the equity interests in Aria and Legacy Archaea are indirectly held by Opco and the Company’s only assets are its equity interests in Opco.

The up-C structure allows the Legacy Archaea Holders, the Aria Holders and the Sponsor to retain their equity ownership through Opco, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Class A Opco Units, and provides potential future tax benefits for Archaea when those holders of Class A Opco Units ultimately exchange their Class A Opco Units and shares of the Company’s Class B Common Stock for shares of Class A Common Stock in the Company. Opco is considered a VIE for accounting purposes, and the Company, as the sole managing member of Opco, is considered the primary beneficiary. As such, the Company consolidates Opco, and the unitholders that hold economic interests directly in Opco are presented as redeemable noncontrolling interests in the Company’s financial statements.

Holders of Class A Opco Units, other than Archaea, have the right (a “redemption right”), subject to certain limitations, to redeem Class A Opco Units and a corresponding number of shares of Class B Common Stock for, at Opco’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. The Aria Holders were subject to a 180-day lock-up period on transferring their Class A Opco Units which expired early in November 2021 due to Class A Common Stock trading prices as set forth in the Stockholders Agreement. The Legacy Archaea Holders are subject to a lock-up period ranging from one to two years following the Closing. Additional details and discussion of the lock-up period are provided in “Note 4 — Business Combinations and Reverse Recapitalization” of this Annual Report on Form 10-K.

Principal Products and Services

RNG Production and Power Generation

We produce RNG by operating 11 RNG facilities through wholly-owned entities or operating joint ventures, and we produce Power by operating 16 LFG to renewable electricity facilities. For the year ended December 31, 2021, Legacy Archaea and Aria produced and sold, on an aggregate basis including our proportionate share from our equity method investments, 5.72 million MMBtu of RNG and 872 thousand MWh of electricity (including approximately 203 thousand MWh from LES Project Holdings LLC assets that were sold by Aria in June 2021).

Generation of Environmental Attributes

We generate Environmental Attributes including RINs, LCFS credits, and RTCs in the RNG market and RECs in the power market.

Commercial Activities — Monetizing our RNG, Power and Environmental Attributes

Our differentiated commercial strategy is focused on selling the majority of our RNG volumes under long-term, fixed-price contracts with creditworthy partners including utilities, corporations, and universities, which helps these entities reduce greenhouse gas emissions and achieve decarbonization goals while utilizing their existing gas infrastructure. Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility by selling our RNG and Environmental Attributes under long-term contracts which are designed to provide revenue certainty. As of March 15, 2022, we have $5.2 billion in cumulative fixed-price value under our existing long-term, fixed-price contracts, based on maximum annual volumes over the term of the contracts

(weighted average contract term is 18.7 years). All of these contracts are with investment grade counterparties, except for one counterparty, which does not have a credit rating, to a contract constituting less than 1% of our total cumulative fixed-price value as of March 15, 2022.

We enter into bundled contracts, where RNG and Environmental Attributes are sold together, and at times, enter into agreements to sell Environmental Attributes on their own. Many of our agreements have minimum sales volumes, and some also allow us the optionality to sell additional volumes up to a maximum amount under the contract. We also sell a portion of our volumes under short-term agreements, and many of these volumes generate Environmental Attributes that we also monetize.

In November 2021, the Company entered into a 21-year, fixed-price RNG purchase and sale agreement with Northwest Natural Gas Company, a subsidiary of NW Natural Holdings, for the sale of Environmental Attributes related to up to one million MMBtu of RNG annually, beginning in 2022 and ramping up to the full annual quantity in 2025.

In January 2022, the Company entered into a 20-year, fixed-price RNG purchase and sale agreement with FortisBC Energy Inc., a subsidiary of Fortis Inc., for the sale of up to approximately 7.6 million MMBtu of RNG and associated Environmental Attributes annually, with sales expected to begin in 2022 and ramping up to the full annual quantity in 2025.

In February 2022 and through March 15, 2022, we entered into fixed-price agreements to forward sell 15.9 million of our RINs expected to be generated in 2022 to provide price certainty over the short-term.

These recent commercial wins have moved us closer to our target of selling 70% of our expected production under long-term, fixed-price agreements with creditworthy counterparties. As of March 15, 2022, 7 MMBtu of RNG is contracted for 2022 based on maximum volumes under our existing long-term contracts. Once volumes under these contracts ramp up to full contractual levels in the mid-2020s, based on maximum volumes under our existing long-term contracts, we expect to sell up to 16 MMBtu of RNG under these existing off-take agreements on a post-development, long-term basis (i.e., once projects in our development backlog have been built out).

O&M Services

We perform operating and maintenance services for certain of our JV production facilities and biogas site partners.

Our Production Facilities and Projects

We have a base of production facilities today and a robust pipeline of RNG development opportunities. As of December 31, 2021, we own, through wholly-owned entities or joint ventures, a diversified portfolio of 29 LFG recovery and processing facilities, including 11 operated facilities that produce pipeline-quality RNG and 18 LFG to renewable electricity production facilities, including one non-operated facility and one facility that is not operational. Prior to the consummation of the Business Combinations, the RNG facilities were included in Archaea’s or Aria’s RNG operating segment, and the renewable electricity facilities were included in Aria’s Power operating segment, except for the PEI Power facility in Archbald, PA, which was included in Archaea’s Power operating segment. Excluding our O&M projects owned by third parties, the gas rights associated with our 29 production facilities that are not evergreen are due to expire at varying points over the next 23 years, with gas rights to 5 landfills due to expire by the end of 2031.

Over the next several years, we intend to upgrade certain existing RNG production facilities and convert certain current LFG to renewable electricity facilities to RNG production facilities. These facilities targeted for conversion or upgrade already have gas development agreements in place in addition to site leases, zoning, air permits, and much of the critical infrastructure that is needed to develop RNG projects. We also plan to develop and construct our portfolio of greenfield development opportunities, for which we also already have gas rights agreements in place with biogas site hosts. Our development backlog as of March 15, 2022 includes 38 projects (35 as of December 31, 2021) for which we already have gas right agreements in place, including 10 optimizations and 28 new builds, and we are planning to secure additional RNG development opportunities through new long-term agreements with biogas site hosts. Our gas rights agreements generally require that we achieve commercial operations for a project as of a specified date or the agreement terminates, and the contracts with respect to our greenfield development backlog have a remaining term of approximately one to three years.

One of our key priorities for 2022 is the implementation of our Archaea V1 plant design, a standardized and modularized plant design. We are currently developing four standard plants, to be built on skids and with interchangeable subcomponents, in sizes ranging from 2,000 to 9,600 standard cubic feet per minute (scfm) of capacity. Throughout 2021, our focus was primarily on system design and procurement, and our focus this year will be on implementation. We currently have orders in place for the major components for 22 plants. Deliveries of components have begun, and we expect to install our first V1 plant in the second half of this year. We believe these preorders have significantly minimized our near-term supply chain and inflation risks. Our end goal is to build our supply chain and fabrication capabilities to be able to pull Archaea V1 plants “off the shelf” in the future, and our plan is for all new build projects in our 2022 and forward development plan to implement the Archaea V1 design, which we believe will enable us to reduce project development and construction time to 18 months and lower project development costs by about 40% compared to industry averages.

On December 30, 2021, we announced the successful start-up of Project Assai (“Assai”), an RNG facility located at the Keystone Sanitary Landfill in Dunmore, Pennsylvania. Commercial operations were achieved on December 30, 2021, with the introduction of pipeline-quality RNG into the pipeline interconnect located adjacent to the production facility site. Assai is the highest capacity operational RNG facility in the United States.

As of March 15, 2022, we have 12 RNG and 19 LFG to electricity facilities (including three RNG facilities completed and seven electricity facilities acquired since we announced the Business Combinations in April 2021). We currently have 20 projects in our 2022 development plans; however, the timing and ultimate number of projects completed in 2022 is subject to change due to various factors, some of which are outside our control. The tables below provide information for each of our production facilities:

RNG Production Facilities

Site	Location
Assai	Dunmore, PA
Boyd County	Ashland, KY
Butler	David City, NE
Canton (JV)	Canton, MI
KC LFG	Johnson County, KS
North Shelby (JV)	Millington, TN
Oklahoma City	Oklahoma City, OK
SE Oklahoma City (JV)	Oklahoma City, OK
Seneca Gas	Waterloo, NY
Soares (Dairy)	Madera, CA
South Shelby (JV)	Memphis, TN
SWACO	Grove City, OH

Renewable Electricity Production Facilities

Site	Location
Athens-Clarke	Winterville, GA
Colonie	Cohoes, NY
County Line	Argos, IN
DANC	Rodman, NY
Emerald	Graham, WA
Erie	Erie, CO
Fulton	Johnstown, NY
Hernando County	Brooksville, FL
Hickory Meadows (JV)	Hilbert, WI
Johnston	Smithfield, NC
Model City	Youngstown, NY
Modern	Youngstown, NY
Ontario	Stanley, NY
PEI Power	Archbald, PA
Rochelle	Rochelle, IL
Sarasota	Nokomis, FL
Seneca Power	Waterloo, NY
Sunshine Canyon (JV, non-operated)	Sylmar, CA
TRG	Church Hill, TN

Market Opportunity

Increasing Demand for RNG

The demand for RNG produced from biogas has grown significantly over the past several years and is expected to continue to grow for the foreseeable future due to increases in (i) regulatory-driven focus on cleaner energy sources and reduced GHG emissions such as methane, (ii) broad-based corporate support for voluntary renewable energy and sustainability initiatives, and (iii) public sector demand to diversify energy sources from fossil fuel-based alternatives.

According to the EPA, methane is a significant GHG which accounted for approximately 10% of all U.S. GHG emissions from human activities in 2019 and which has a comparative impact on the atmosphere that is 25 times greater than that of carbon dioxide over a 100-year period. Biogas processing facilities could substantially reduce methane emissions at landfills and livestock farms, which together accounted for approximately 26% of U.S. methane emissions in 2019 according to the EPA.

RNG has traditionally been sold primarily into the transportation sector, where RNG is used in vehicles as CNG or LNG and as a replacement for natural gas from fossil sources. Growth in this market has largely been driven by environmental subsidies to support the production of renewable transportation fuels. We expect demand for RNG as a transportation fuel to continue, and multiple corporations have recently announced they are testing or incorporating sustainable transportation solutions into their fleets using RNG as CNG and LNG.

There is also growing demand for RNG in sectors other than transportation, including as a feedstock for electricity generation, heating and cooking for residential and commercial use, hydrogen production, biomethanol, sustainable aviation fuel. ammonia and other fertilizes, and renewable LNG. We have successfully secured long-term fixed-price off-take agreements with multiple investment-grade counterparties who expect to utilize RNG in these sectors and anticipate that an increased focus on sustainability initiatives and GHG reductions will continue to drive demand growth in these sectors. Numerous utilities, corporations, and universities have recently announced RNG targets or mandates and emphasized the role they expect RNG to play in their decarbonization initiatives. Importantly, our long-term fixed-price RNG off-take agreements are not dependent on the continuation or ratification of any underlying local, state or federal government renewable fuel programs (e.g. RFS, LCFS). RNG can be transported via the existing natural gas pipeline network that spans millions of miles across the United States and Canada, enabling Archaea to deliver RNG to current and prospective customers nearly anywhere in North America.

Availability of Long-Term Feedstock Supply

Biogas is collected and processed to remove impurities for use as RNG, which has the same chemical composition as and can be used interchangeably with traditional natural gas from fossil sources. Common sources of biogas include landfills, livestock farms, wastewater resource recovery facilities, organic waste management operations, and forest and wood products.

We are primarily focused on landfill-sourced biogas and believe there is a significant opportunity for growth in RNG production from landfill gas. The EPA Landfill Methane Outreach Program (“LMOP”) reports approximately 2,600 landfills in the U.S., of which approximately 500 landfills have operational LFG to energy facilities. Some landfills have more than one operational facility, for a total of approximately 550 LFG to energy facilities, of which only 72 are RNG facilities and the remainder are LFG to electricity facilities. We believe we are well-positioned to help convert these LFG to electricity facilities into RNG production facilities. Of the remaining approximately 2,100 landfills that have no form of landfill gas to RNG or electricity generation, the EPA has identified approximately 500 landfills as candidates for future project development.

We have identified actionable growth opportunities and expect to be uniquely positioned and qualified to work with landfill owners to develop new greenfield RNG projects and convert existing renewable electricity facilities to RNG.

The availability of additional biogas sources such as organic waste management, wastewater resource recovery facilities, and livestock farms also have the potential to support the growth of our business.

Government Programs Promoting RNG Growth

RNG generates Environmental Attributes which can be monetized to generate additional revenue. These Environmental Attributes are provided for under several different programs, including RFS and LCFS programs.

The RFS program was authorized under the Energy Policy Act of 2005 and expanded through the Energy Independence and Security Act of 2007. At its most basic level, it requires the use of specific volumes of biofuel in the U.S. and is aimed at (i) increasing energy security by reducing U.S. dependence on foreign oil and establishing domestic green fuel related industries and (ii) improving the environment through the reduction of GHG emissions.

Under the RFS program, transportation fuel sold in the U.S. must contain a certain minimum volume of renewable fuel. To enforce compliance, the EPA began using RINs as a means to track the production, use, and trading of renewable fuels. A RIN is generated when an EPA-registered renewable fuel producer produces renewable fuel that is then dispensed as transportation fuel. The type of RIN a renewable fuel producer can generate is determined by the reduction in GHG emissions compared to the gasoline or diesel baseline. Fuels are categorized by “D-code” depending on these GHG emission reductions. Each type of renewable fuel also carries an EV that determines how many RINs a renewable fuel producer can generate with each gallon of renewable fuel produced. Finally, the EPA regulates the amount of RINs the industry as a whole must obtain and retire on an annual basis.

Our LFG-to-RNG production facilities generate D3, or cellulosic biofuels, RINs for which there is high demand due to supply constraints and the ability of D3 RINs to fulfill obligations in other D-Code categories. For example, a D3 RIN can be used to fulfill obligations in both the D5 and D6 categories, as well as in the D3 category. The EPA refers to this concept as “nesting.” Moreover, the most restrictive standards apply to the cellulosic biofuel category, including a 60% GHG reduction and a 1.0 to 1.5 EV, resulting in a limited number of qualifying fuels which meet the corresponding standards.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon, a program in Washington expected to begin in 2023 or 2024, and several other states also actively considering LCFS initiatives. LCFS regulations are aimed at reducing the CI of transportation fuel sold and purchased in the applicable state. A CI score is calculated as grams of CO2-equivalent per megajoule of energy of the fuel. The CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. These credits are awarded to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score.

We believe credits generated under the RFS and LCFS programs can provide meaningful revenue upside but also note that their pricing has historically been volatile and remains difficult to forecast. While we intend to sell a portion of our RNG production and associated Environmental Attributes at market prices and thus capture the value of prevailing RIN and LCFS credits, we aim to cap our merchant (variable) exposure to approximately 30% of RNG volumes, with the remaining approximately 70% contracted under long-term fixed price off-take agreements in which the customer retains the value of the Environmental Attributes. This strategy of locking in the majority of volumes under take-or-pay contracts with no Environmental Attribute pricing risk differentiates us from most of our competitors in the RNG space today.

Customers

We seek to be a reliable long-term provider of lower-carbon energy to help our off-take partners decarbonize and achieve their sustainability goals. Our customers include utilities, corporations, universities, municipalities, and marketers. We sell RNG and related Environmental Attributes primarily to municipalities, corporations, and marketers. We sell electricity and RECs primarily to utilities and ISOs.

Because our projects depend on sales of RNG, electricity, and Environmental Attributes to certain key purchasers, our projects are highly dependent upon these customers fulfilling their contractual obligations under their respective PPAs or GSAs. For the years ended December 31, 2021 and 2020, no single customer accounted for more than 10% of our total revenue.

Competition

There are many other companies operating in the renewable energy and RNG production space, and we face competition both on rights to manage or develop LFG projects and the prices we receive for our RNG and renewable electricity. In the LFG industry, we believe our primary competitors are other LFG companies with existing projects and landfill owners that either operate their own LFG projects or may do so in the future. We compete with these companies to acquire LFG rights for additional project development, existing LFG projects, or in some cases to renew or extend existing gas rights. Increased competition for such projects may increase the price we pay for gas rights, the acquisition costs for existing projects or the royalties or other payments we have to pay landfill owners, which may have a material adverse effect on our results of operations. We may also find ourselves competing more frequently with landfill owners to the extent they decide to exercise their purchase rights that exist under certain of our gas rights agreements or otherwise develop their own LFG projects, which would also reduce the number of opportunities for us to develop new LFG projects. We also compete with other RNG developers for long-term fixed-price off-take agreements with existing and potential buyers of RNG.

Evolving consumer preferences, regulatory conditions, ongoing waste industry trends, and project economics have a strong effect on the competitive landscape. The biogas and RNG markets are heavily fragmented. We believe we are in a strong position to compete for new project development and supply opportunities, as well as additional off-take agreements, due to our technical expertise, relationships across the industry, scale, breadth of our operating platform, and capital structure. However, competition for such opportunities, including the prices being offered for fuel supply, may impact profitability of opportunities to us and may make opportunities unsuitable to pursue.

Seasonality

To some extent, we experience seasonality in our results of operations. Short-term sales of RNG may be impacted by higher consumption of vehicle fuels by some of our customers in the summer months, when buses and other fleet vehicles use more fuel to power their air conditioning systems, which typically translate to an increased volume of fuel delivered in the summer months. In addition, natural gas commodity prices tend to be higher in the fall and winter months, due to increased overall demand for natural gas for heating during these periods.

Revenues generated from our renewable electricity production facilities in the northeast U.S., all of which sell electricity at market prices, are affected by warmer and colder weather, and therefore a portion of our quarterly operating results and cash flows are affected by pricing changes due to regional temperatures. These seasonal variances are managed in part by certain off-take agreements at fixed prices.

Cold weather can cause our plants to experience freeze-offs and power outages, resulting in more downtime than under warm weather conditions. Shipping delays for replacement parts and construction materials may also be more frequent during the winter months leading to incremental downtime or construction delays. In addition, lower ambient temperatures result in lower biogas production from our anaerobic digesters and may result in changes to landfill gas composition during the winter months which have the potential to cause incremental downtime. Our energy production can also be affected during the summer months, as very warm temperatures can dry out a landfill if the landfill owner is unable to keep the landfill covered, which in turn reduces the LFG generated at the site.

Human Capital

We have a total of 292 full time employees as of December 31, 2021. None of our employees is represented by a labor organization or under any collective bargaining agreements.

The success and growth of our business is significantly correlated with our ability to recruit, train, promote and retain talented individuals at all levels of our organization. To succeed in a competitive labor market, we have developed and maintain key recruitment and retention strategies. These include competitive salary structures, including bonus and equity compensation programs, competitive benefits policies, including paid time off for vacations, sick leave and holidays, short-term disability coverage, group term life insurance, and retirement savings plans. Since the onset of the COVID-19 pandemic, we have taken an integrated approach to helping our employees manage their work and personal responsibilities, with a strong focus on employee well-being, health and safety.

Governmental Regulation

We are subject to a variety of federal, state and local laws and regulations relating to the environment, health and safety, labor and employment, building codes and construction, zoning and land use, public reporting and taxation, among others. These regulations and policies are subject to amendment, which could result in a significant future reduction in the potential demand or incentives available for renewable energy (including Environmental Attributes that certain forms of renewable energy may generate), renewable energy project development and investments. Any new government regulations applicable to our renewable energy projects or markets for renewable energy may result in significant additional expenses or related development costs and, as a result could cause a significant reduction in demand for our renewable energy. Failure to comply with such requirements could result in the disconnection and/or shutdown of the non-complying facility, our inability to sell electricity or RNG from the non-complying facility, the voiding or disqualification of Environmental Attributes generated in association with our operations, the default of any contracts that we have for the sales that were to be made from the non-complying facility, the imposition of liens, fines and penalties, forfeiture of certain payments we have made, refunds and interest, or civil or criminal liability.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon, with several other states also actively considering similar LCFS initiatives.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our generating companies are deemed to have violated those rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, suspension or revocation of MBR authority. If such generating companies were to lose their MBR authority, they would be required to obtain the FERC’s acceptance of a cost of service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost based rate schedules. This could have a material adverse effect on the rates we are able to charge for power from our facilities. The regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business.

Environmental Regulation

Our operations, as well as our feedstock suppliers, are subject to extensive federal, state and local laws and regulations relating to the discharge or release of materials into the environment, environmental protection, and occupational health and safety. Such laws and regulations impose, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of various substances, including hazardous substances and waste and as a result of any spills, releases, discharges and emissions of various substances into the environment. Environmental regulations also require that our facilities, sites and other properties be operated, maintained, decommissioned and restored to the satisfaction of applicable regulatory authorities. Occupational health and safety regulations establish standards protective of workers. These laws, as amended from time to time, include, for example:

•        the Clean Air Act (“CAA”), which regulates air emission pollutants, GHG emissions and reciprocating engines subject to Maximum Achievable Control Technology standards;

•        the Clean Water Act (“CWA”), which establishes the extent to which waterways are subject to federal jurisdiction and serves to regulate the discharge of wastewater from our facilities into state and federal waters;

•        the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the Superfund law, which regulates the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent hazardous substances for disposal;

•        the Energy Policy Act of 2005 (“EPAct”), which, among other things, establishes requirements for minimum volumes of renewable fuels in transportation fuel;

•        the Occupational Safety and Health Act (“OSHA”), which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances and appropriate control measures;

•        the Resource Conservation and Recovery Act (“RCRA”), which imposes requirements for the generation, storage, treatment, transportation and disposal of solid and hazardous wastes at or from our facilities; and

•        various state and local laws, which may include analogs to the above or other or more stringent requirements.

An accidental release from one of our facilities could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury, natural resource and property damages and fines or penalties for related violations of environmental laws or regulations. Moreover, under certain environmental laws such as CERCLA and RCRA, we could incur strict joint and several liability for remediating hazardous substances or wastes disposed of or released by us or prior owners or operators. We also could incur costs related to the clean-up of third-party sites to which we sent regulated substances for disposal or to which we sent equipment for cleaning. Failure to comply with these federal, state and local laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of corrective or remedial obligations, the incurrence of capital expenditures, the occurrence of delays, denials or cancellations in permitting or the development or expansion of projects and the issuance of orders enjoining performance of some or all of our operations in affected areas. For more information, see our risk factor titled “Our operations, as well as those of our feedstock suppliers, are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.”

Segment Information and Geographic Area

The Company operates in two reporting segments, RNG and Power. The Company’s operating facilities are located across 18 states. Additional data and discussion are provided in “Note 23 — Segment Information”, and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K.

Available Information

Archaea’s principal executive offices are located at 4444 Westheimer Road, Suite G450, Houston, Texas 77027. Archaea’s website is located at www.archaeaenergy.com.

Archaea furnishes or files with the Securities and Exchange Commission (the “SEC”) its Annual Reports on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Archaea makes these documents available free of charge at www.archaeaenergy.com under the “Investors” tab as soon as reasonably practicable after they are filed or furnished with the SEC. In addition, corporate governance information, including our corporate governance guidelines and code of ethics, is also available on our investor relations website under the heading “Governance Documents.” Information on Archaea’s website is not incorporated by reference into this Annual Report on Form 10-K or any of the Company’s other filings with the SEC. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

Archaea’s Class A Common Stock, par value $0.0001 per share, is listed and traded on the NYSE under the ticker “LFG.”

ITEM 1A. RISK FACTORS

The following risk factors apply to the business and operations of the Company following the completion of the Business Combinations. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on the business, cash flows, financial condition and results of operations of the Company. These risks should be carefully considered prior to, or continuing, investment in our Company. These risk factors are not exhaustive, and the Company may face additional risks and uncertainties that are not presently known to us, or currently deemed immaterial, which may also impair our business or financial condition.

Risks Related to the Business and Industry of the Company

The COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic may adversely affect our business, results of operations and financial condition.

The COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States. In response to the COVID-19 pandemic and related mitigation measures, we began implementing changes in our business in March 2020 to protect our employees and customers, and to support appropriate health and safety protocols. These measures resulted in additional costs, which we expect will continue through 2022 as we continue to work to address employee safety. Although we are considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which we operate, we remain uncertain of the ultimate effect COVID-19 could have on our business, results of operations and financial condition.

The duration and extent of the impact of the COVID-19 pandemic on our business, results of operations and financial condition will depend on future developments, including the duration, severity and spread of the pandemic, actions taken to contain its spread, any further resurgence of COVID-19, the severity and transmission rates of new variants of COVID-19, the availability, distribution and efficacy of vaccines and therapeutics for COVID-19, and how quickly and to what extent normal economic and operating conditions can resume within the markets in which we operate, each of which are highly uncertain at this time and outside of our control. Even after the COVID-19 pandemic subsides, we may continue to experience adverse effects to our business and financial results because of its global economic impact, including any economic downturn or recession that has occurred or may occur. The adverse effect of the COVID-19 pandemic on our business, results of operations and financial condition could be material.

Our strategic success and financial results depend on our ability to identify, acquire, develop and operate LFG projects, as well as our ability to expand production at our current production facilities.

Our business strategy includes growth primarily through the procurement of biogas rights to develop new LFG projects, the acquisition and/or expansion of existing LFG projects, or conversion of production facilities from renewable electricity to RNG production. This strategy depends on our ability to successfully identify and evaluate acquisition opportunities and complete new projects or acquisitions on favorable terms. However, we cannot assure you that we will be able to successfully identify new landfill opportunities, acquire additional gas rights, develop new LFG projects, or consummate the acquisition of existing LFG projects, on favorable terms or at all. In addition, we will compete with other companies and private equity sponsors for these development and acquisition opportunities, which may increase our costs or cause us to refrain from making acquisitions at all. We also expect to achieve growth through the expansion of production at certain of our current production facilities as the related landfills are expanded or otherwise begin to produce more gas, but we cannot assure you that we will be able to reach or renew the necessary agreements with landfill owners on economically favorable terms or at all. If we are unable to successfully identify and consummate future project opportunities or acquisitions of existing projects, or expand RNG and renewable electricity production at our current production facilities, it will impede our ability to execute our growth strategy. Further, we may also experience supply-chain delays and cost overruns in converting existing facilities from renewable electricity to RNG production or development of new facilities. During the conversion of production facilities, there may be a gap in production and relating revenue while the electricity project is offline until it commences operation as an RNG facility, which adversely affects our financial condition and results of operations.

Our ability to acquire, develop and operate projects, as well as expand production at current production facilities, is subject to various risks, including:

•        regulatory changes that affect the value of RNG and related Environmental Attributes and its Carbon Intensity, which could have a significant effect on the financial performance of our projects and the number of potential projects with attractive economics;

•        changes in energy commodity prices, such as natural gas and wholesale electricity prices, which could have a significant effect on our revenues and expenses;

•        changes in pipeline gas quality standards or other regulatory changes that may limit our ability to transport RNG on pipelines for delivery to third parties or increase the costs of processing RNG to allow for such deliveries;

•        changes in the broader waste collection industry, including changes affecting the waste collection and biogas potential of the landfill industry, which could limit the LFG resource that we currently target for our projects;

•        substantial construction risks, including the risk of delay, that may arise due to forces outside of our control, including those related to engineering and environmental problems, inclement weather and labor disruptions;

•        operating risks and the effect of disruptions on our business, including the effects of global health crises such as COVID-19, weather conditions, catastrophic events such as fires, explosions, earthquakes, droughts and acts of terrorism, and other force majeure events on us, our customers, suppliers, distributors and subcontractors;

•        accidents involving personal injury or the loss of life, as a result of work conditions including, but not limited to, hazardous worksite site conditions and gas exposure;

•        entering into markets where we have less experience, such as our projects for biogas recovery at livestock farms;

•        the ability to obtain financing for a project on acceptable terms or at all and the need for substantially more capital than initially budgeted to complete projects and exposure to liabilities as a result of unforeseen environmental, construction, technological or other complications;

•        failures or delays in obtaining desired or necessary land rights, including ownership, leases, easements, zoning rights and building permits;

•        a decrease in the availability, pricing and timeliness of delivery of raw materials and components necessary for the construction or operation of projects;

•        obtaining and keeping in good standing permits, authorizations and consents from local city, county, state and U.S. federal governments as well as local and U.S. federal governmental organizations;

•        penalties, including potential termination, under short-term and long-term contracts for failing to deliver RNG in accordance with our contractual obligations;

•        unknown regulatory changes for RNG which may increase the transportation cost for delivering under contracts in place;

•        the consent and authorization of local utilities or other energy development off-takers to ensure successful interconnection to energy grids to enable power and gas sales; and

•        difficulties in identifying, obtaining and permitting suitable sites for new projects.

Any of these factors could prevent us from acquiring, developing, operating or expanding our projects, or otherwise adversely affect our business, financial condition and results of operations.

Acquiring existing projects involves numerous risks.

The acquisition of existing LFG projects and companies involves numerous risks, many of which may be indiscoverable through the due diligence process, including exposure to previously existing liabilities and unanticipated costs associated with the pre-acquisition period; difficulty in integrating the acquired projects into our existing business; and, if the projects are in new markets, the risks of entering markets where we have limited experience, less knowledge of differences in market terms for gas rights agreements and off-take agreements, and, for international projects, possible exposure to exchange-rate risk to the extent we need to finance development and operations of foreign projects and to repatriate earnings generated by such projects. While we perform due diligence on prospective acquisitions, we may not be able to discover all potential operational deficiencies in such projects. A failure to achieve the financial returns we expect when we acquire LFG projects could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition, and results of operations. Risks related to acquiring existing projects, include:

•        the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

•        the acquired companies or assets may not improve our customer offerings or market position as planned;

•        we may have difficulty integrating the operations and personnel of the acquired companies;

•        key personnel and customers of the acquired companies may terminate their relationships with the acquired companies as a result of or following the acquisition;

•        we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

•        we may incur additional costs and expenses related to complying with additional laws, rules or regulations in new jurisdictions;

•        we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

•        our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically diverse enterprises;

•        we may incur one-time write-offs or restructuring charges in connection with an acquisition;

•        we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

•        we may not be able to realize the cost savings or other financial benefits we anticipated.

In order to secure contracts for new projects, we typically face a long and variable development cycle that requires significant resource commitments and a long lead time before we realize revenues.

The development, design and construction process for our renewable energy projects generally lasts approximately 24 months, on average. Prior to signing a gas rights agreement for project development, we typically conduct a preliminary audit of the site host’s needs and assess whether the site is commercially viable based on our expected return on investment, investment payback period, and other operating metrics, as well as the necessary permits to develop a project on that site. This extended development process requires the dedication of significant time and resources from our sales and management personnel, with no certainty of success or recovery of our expenses. A potential site host may go through the entire sales process and not accept our proposal. Further, upon commencement of operations, it typically takes several months for the project to ramp up to our full expected production level. All of these factors, and in particular, increased spending that is not offset by increased revenues, can contribute to fluctuations in our quarterly financial performance and increase the likelihood that our operating results in a particular period will fall below investor expectations.

Our business plans include expanding from LFG projects into other types of feedstocks or transmission projects, or new lines of business. Any such expansions of non-LFG projects, transmission projects, or new lines of business may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors.

We currently operate primarily LFG production facilities that convert LFG into RNG and renewable electricity. However, we are actively developing projects that use anaerobic digesters to capture and convert emissions into low-carbon RNG, and we may expand into additional feedstocks in the future. In addition, we are actively considering expansion into other lines of business, including carbon capture and sequestration, generation of renewable electricity for our projects from solar, and the use of RNG as a feedstock for renewable hydrogen. These projects could expose us to increased operating costs, unforeseen liabilities or risks, and regulatory and environmental concerns associated with entering new sectors of the energy industry, including requiring a disproportionate amount of our management’s attention and resources, which could have an adverse impact on our business as well as place us at a competitive disadvantage relative to more established non-LFG market participants.

Other types of feedstock, specifically dairy farm and other livestock waste projects, produce significantly less RNG than landfill facilities. As a result, the commercial viability of these projects is even more dependent on various factors and market forces outside of our control, like changes to laws or regulations that could affect the value of our projects or the incentives available to them. In addition to these known factors, there are other factors currently unknown to us that may affect the commercial viability of other types of feedstock. As such, expansion into other types of feedstock could adversely affect our business, financial condition, and results of operations.

Some projects in which we might invest in the future may be subject to cost-of-service rate regulation, which would limit our potential revenue from such projects. If we invest, directly or indirectly, in an electric transmitting project that allows us to exercise transmission market power, FERC could require our affiliates with MBR power sales authority to implement mitigation measures as a condition of maintaining our or our affiliates’ MBR authority. FERC regulations limit using a transmission project for proprietary purposes, and we may be required to offer others (including competitors) open-access to our transmission asset, should we acquire one. Such acquisitions could have a material adverse effect on our business, financial condition and results of operations.

Capturing and sequestering carbon dioxide is subject to numerous laws and regulations with uncertain permitting timelines and costs. We also intend to explore the production of renewable hydrogen sourced from our projects’ RNG. We do not have an operating history in the carbon capture and sequestration or renewable hydrogen markets, and there is no certainty that our entry into a new business line will be successful.

Our fixed-price contracts create the potential for operating losses in the event our variable costs rise unexpectedly.

We seek to enter into long-term fixed price off-take agreements, and expect approximately 70% of our RNG volumes to be contracted under long-term fixed price off-take agreements. We believe our fixed-price arrangements reduce our exposure to fluctuating energy, commodity and Environmental Attributes prices, and a number of our existing long-term fixed price contracts include price-adjustment mechanisms related to inflation. However, if our costs were to rise unexpectedly or in a manner inconsistent with the inflation adjustment mechanisms included in the contracts, the revenue under our fixed-price contracts would not match these changes in cost, which may result in operating losses.

Although approximately 70% of our RNG volumes are expected to be contracted under long-term fixed price off-take agreements, approximately 30% of our RNG volumes are expected to be contracted on a merchant pricing basis that exposes us to the risk of price fluctuations.

Contracting a portion of our RNG volumes on a merchant pricing basis allows us to capture the value of prevailing RIN and LCFS credits; however, the value of such Environmental Attributes has historically been volatile and remains difficult to forecast. For example, during the year ended December 31, 2021, the weekly, volume-weighted average RIN price ranged from a high of $3.46 in August to a low of $0.43 in January. California LCFS credits also experienced volatility during the year ended December 31, 2021, with daily prices (based on a five day rolling average) ranging from a high of $201 in January to a low of $143 in November. Although we aim to cap our exposure to merchant pricing by covering a majority of our production with long-term fixed priced contracts, we may not be able to increase the amount of our production that is covered by such contracts. Additionally, excess volumes available for sale into the LCFS market and the CI score of our facilities relative to alternative available volumes, including RNG from livestock operations, may inhibit our ability to compete in the LCFS market.

The price of RINs is driven by various market forces that are difficult to predict, including gasoline prices and the availability of renewable fuel from other renewable energy sources and conventional energy sources. We may be unable to manage the risk of volatility in RIN pricing for all or a portion of our revenues from RINs, which would expose us to the volatility of commodity prices with respect to all or the portion of RINs that we are unable to sell through forward contracts, including risks resulting from changes in regulations, general economic conditions, the interest and availability of counterparties and other necessary intermediaries with respect to RIN sales, and changes in the level of renewable energy generation. We expect to have variations from period to period in the revenues from the production facilities in which we generate revenue from the sale of RINs that we are unable to sell through forward contracts.

Further, the production of RINs significantly in excess of the RVOs set by the EPA for a calendar year could adversely affect the market price of RINs, particularly towards the end of the year, if refiners, fuel importers and wholesalers have satisfied their RVOs for the year. A significant decline in the price of RINs and price of LCFS credits for a prolonged period could adversely affect our business, financial condition and results of operations, and could require us to take an impairment charge relating to one or more of our projects or our goodwill.

A reduction in the prices we can obtain for our Environmental Attributes could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

A significant portion of our Power revenues come from the sale of RECs, whether bundled in the price of our production or sold separately. RTCs are a newer form of Environmental Attribute that we are also seeking to monetize for RNG used in thermal energy applications. Environmental Attributes are impacted by a variety of legal and governmental regulatory requirements, and a change in law or in governmental policies concerning renewable energy, LFG or the sale of RECs or RTCs could be expected to affect the market for, and quantity or the pricing of, the RECs or RTCs that we can generate. In particular, a number of automotive, industrial and power generation manufacturers are developing alternative clean power systems using fuel cells, plug-in hybrids, electric cars or hydrogen fuels. Like RNG, the emerging fuel cell and electric-powered vehicle industries offer technological options to address worldwide energy costs, the long-term availability of petroleum reserves and environmental concerns. If the electric-powered vehicle industry and related alternatives continue to expand and gain broad acceptance, it may result in a decline in the prices of gasoline, diesel and other fossil fuels. This additional competition could reduce the demand for RNG and reduce the prices of RINs and LCFS, from which we generate revenues, which would negatively impact our profitability. A reduction in the prices we receive for RECs or RTCs, whether individually or as a portion of the price we receive for our Power or RNG sales, or a reduction in demand for RECs or RTCs could have a material adverse effect on our results of operations.

A prolonged environment of low prices or reduced demand for RNG or renewable electricity could have a material adverse effect on our long-term business prospects, financial condition and results of operations.

Long-term RNG and renewable electricity prices may fluctuate substantially due to factors outside of our control. The price of electricity can vary significantly for many reasons, including increases and decreases in generation capacity in our markets; changes in power transmission or fuel transportation capacity constraints or inefficiencies; power supply disruptions; weather conditions; seasonal fluctuations; changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices; development of new fuels or new technologies for the production of power; federal and state regulations; and actions of the ISOs and RTOs that control and administer regional power markets. Further, the amount of power consumed by the electric utility industry is affected primarily by the overall demand for electricity, environmental and other governmental regulations and the price and availability of fuels such as nuclear, coal, natural gas and oil, as well as sources of renewable energy.

If we are unable to renew or replace an off-take agreement for a project for a certain volume of RNG produced, we would be subject to the risks associated with selling that volume of RNG produced at then-current market prices. We may be required to make such sales at a time when the market prices for natural gas, RNG, or Environmental Attributes as a whole or in the regions where those volumes are produced, are depressed. If this were to occur, we would be subject to the volatility of market prices and be unable to predict our revenues from such volumes, and the sales prices for such RNG may be lower than what we could sell the RNG for under an off-take agreement.

A decline in prices for certain fuels or reduced government incentives for renewable energy sources, or RNG specifically, could also make LFG less cost-competitive on an overall basis. Slow growth or a long-term reduction in overall demand for energy could have a material adverse effect on our business strategy and could, in turn, have a material adverse effect on our business, financial condition and results of operations.

We face competition both on the prices we receive for our RNG and renewable electricity and for rights to manage or develop LFG projects.

We face competition from both conventional and renewable energy companies in connection with the prices that we can obtain for the RNG and renewable electricity that we produce and sell into energy markets at market prices. The prices that these energy companies can offer are dependent on a variety of factors, including their fuel sources, transmission costs, capacity factor, technological advances and their operations and management. If these companies are able to offer their energy at lower prices, this will reduce the prices we are able to obtain in these markets, which could have a material adverse effect on our results of operations. Our competitors may also offer energy solutions at prices below cost, devote significant resources to competing with us or attempt to recruit our key personnel, any of which could improve their competitive positions. In addition, the technologies that we use may be rendered obsolete or uneconomic by technological advances, more efficient and cost-effective processes or entirely different approaches developed by one or more of our competitors or others. Moreover, if the demand for renewable energy increases, new companies may enter the market, and the influx of added competition could pose an increased risk to us.

In the LFG industry, we believe our primary competitors are other LFG companies with existing projects and landfill owners that either operate their own LFG projects or may do so in the future. We compete with these companies to acquire gas rights for project development, or, in some cases, to renew or extend existing gas rights agreements for existing LFG projects. Increased competition for such projects may increase the price we pay for gas rights, the acquisition costs for existing projects or the royalties we have to pay landfill owners, which may have a material adverse effect on our results of operations. We may also find ourselves competing more frequently with landfill owners to the extent they decide to develop their own LFG projects, which would also reduce the number of opportunities for us to develop new LFG projects. We also compete with other RNG developers for long-term fixed price off-take agreements with existing and potential buyers of RNG.

Our renewable energy projects may not produce expected levels of output, and the amount of LFG actually produced at each of our projects will vary over time and, when a landfill closes, eventually decline.

Landfills contain organic material whose decomposition causes the generation of gas consisting primarily of methane, which LFG projects use to generate RNG or renewable electricity, and carbon dioxide. The estimation of LFG production volume is an inexact process and dependent on many site-specific conditions, including the estimated annual waste volume, composition of waste, regional climate and the capacity and construction of the landfill. Production levels are subject to a number of additional risks, including a failure or wearing out of our or our landfill owners’ or operators’, customers’ or utilities’ equipment; an inability to find suitable replacement equipment or parts; lower than expected supply or quality of the project’s source of biogas and faster than expected diminishment of such biogas supply; or volume disruption in our fuel supply collection system. As a result, the amount of LFG actually produced by the landfill sites from which our production facilities collect LFG or the volume of electricity or RNG generated from those sites may in the future vary from our initial estimates, and those variations may be material. In addition, Aria has in the past, and we may in the future, incur material asset impairment charges if any of our renewable energy projects incurs operational issues that indicate our expected future cash flows from the project are less than the project’s carrying value. Any similar impairment charges in the future could adversely affect our operating results in the period in which the charge is recorded.

As of December 31, 2021, three of our projects are located on closed landfills. Of the remaining landfills for which we have gas rights, based upon the current permits (which are eligible to receive extensions to accept waste for additional time periods), one is currently expected to close within the next three years and another 12 are currently expected to close within the next ten years. If we do not develop or acquire projects attached to open or expanding landfills, the total amount of LFG available to operate our projects would decline over time, which could have a material adverse effect on our business, financial condition, and results of operations.

In addition, in order to maximize collection of LFG, we will need to take, or work with landfill owners to implement, various measures, such as drilling additional gas wells in the landfill to increase LFG collection, balancing the pressure on the gas field based on the data collected by the landfill operator from the gas wells to ensure optimum LFG utilization and ensuring that we match availability of engines and related equipment to availability of LFG. There can be no guarantee that we will be able to take all necessary measures to maximize collection. In addition, the LFG available to our projects is dependent in part on the actions of other persons, such as landfill operators. We may not be able to ensure the responsible management of the landfill site by owners and operators, which may result in less than optimal gas generation or increase the likelihood of “hot spots” occurring. Hot spots can temporarily reduce the volume of gas which may be collected from a landfill site, resulting in a lower gas yield. Other events that can result in a reduction in LFG output include: extreme hot or cold temperatures or excessive rainfall; liquid levels within a landfill increasing; oxidation within a landfill, which can kill the anaerobic microbes that produce LFG; and the buildup of sludge. The occurrence of these or any other changes within any of the landfills where our production facilities operate could lead to a reduction in the amount of LFG being available to operate our production facilities, which could have a material adverse effect on our business, financial condition and results of operations.

Certain of our facilities are newly constructed, are under construction, or are in development and may not perform as we expect.

Our largest RNG production facility, Assai, recently commenced commercial operations in December 2021, and we have a number of projects under construction that are expected to begin production over the next 24 months. In addition, we expect to install our first project utilizing our Archaea V1 plant in the second half of this year and we anticipate that all of our new build projects in 2022 and those in our forward development plan will implement the Archaea V1 plant design. Therefore, our expectations of the operating performance of these facilities are based on assumptions and estimates made without the benefit of operating history. Our expectations with respect to our new and developing projects, and related estimates and assumptions, are based on limited operating history. These facilities also include digesters under development for which we have no operating history as of December 31, 2021.

Our Archaea V1 plant design utilizes a standardized and modularized plant design, which we believe will enable us to reduce project development and construction time while simultaneously lowering project development costs, and we have planned our financial model, including our 2022 capital budget, based on these reduced cost expectations. If we are unsuccessful in implementing our Archaea V1 plant design or if we experience design or manufacturing defects or other failures of future plant builds as result of installing Archaea V1 plant designs, we could incur significant manufacturing and re-engineering costs. In addition, if implementing our Archaea V1 plant design does not achieve the cost reductions expected, it may harm our future profitability. Moreover, the ability of these facilities, including the facilities that will be built with the Archaea V1 plant design, to meet our performance expectations is subject to the risks inherent in newly constructed RNG production facilities and the construction of such facilities, including delays or problems in construction, degradation of equipment in excess of our expectations, system failures, and outages. The failure of these facilities to perform as we expect could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We currently own, and in the future may acquire, certain assets through joint ventures. As operating partner for some of our joint venture projects, we are exposed to counterparty credit risk, and as non-operating partner for other joint venture projects, we have limited control over management decisions and our interests in such assets may be subject to transfer or other related restrictions.

We own, and in the future may acquire, certain operating or development projects in joint ventures. Our current joint venture projects include our Sunshine Canyon and Mavrix, LLC (“Mavrix”) projects and Saturn Renewables, LLC. We are the operating partner for some of these projects while our joint venture partner is the operating partner in others. As the operating partner for some of our joint venture projects, we pay joint venture expenses and make cash calls on non-operating partners for their respective shares of joint venture costs. These projects are capital intensive and, in some cases, a non-operating partner may experience a delay in obtaining financing for its share of the joint venture costs or have liquidity problems resulting in slow payment of joint venture costs that can result in potential delays in our development projects. In addition, our joint venture partners may not be as creditworthy as we are and may experience credit rating downgrades or liquidity problems that may hinder their ability to obtain financing. Counterparty liquidity problems could result in a delay in receiving proceeds from reimbursement of joint venture costs. Nonperformance by a joint venture partner could result in significant financial losses.

Our ability to control joint ventures for which we are not the operating partner is limited by provisions of the agreements we have entered into with our joint venture partners and by our ownership percentage in such joint ventures. In the future, we may invest in other projects with additional joint venture partners. Joint ventures inherently involve a lesser degree of control over business operations, which could result in an increase in the financial, legal, operational or compliance risks associated with a project, including, but not limited to, variances in accounting internal control requirements. Our co-venture partners may not have the level of experience, technical expertise, human resources management and other attributes necessary to operate these assets optimally. To the extent we do not operate or have a controlling interest in a project, our joint venture partners could take actions that decrease the value of our investment and lower our overall return. In addition, conflicts of interest may arise in the future between our company and our stockholders, on the one hand, and our joint venture partners, on the other hand, where our joint venture partners’ business interests are inconsistent with our and our stockholders’ interests. Further, disagreements or disputes between us and our joint venture partners could result in litigation, which could increase our expenses and potentially limit the time and effort our officers and directors are able to devote to our business, all of which could have a material adverse effect on our business, financial condition and results of operations. The approval of our joint venture partners also may be required for us to receive distributions of funds from assets or to sell, pledge, transfer, assign or otherwise convey our interest in such assets. Alternatively, our joint venture partners may have rights of first refusal or rights of first offer in the event of a proposed sale or transfer of our interests in such assets. These restrictions may limit the price or interest level for our interests in such assets, in the event we want to sell such interests.

Increased rates of recycling and legislation encouraging recycling, increased use of waste incineration, increased rates of organic waste diversion, advances in waste disposal technology and decreases in the gross domestic product of the United States could decrease the availability or change the composition of waste for LFG.

The volume and composition of LFG produced at open landfill sites depends in part on the volume and composition of waste sent to such landfill sites, which could be affected by a number of factors. For example, increased rates of recycling or increased use of waste incineration could decrease the volume of waste sent to landfills, while organics diversion strategies such as composting can reduce the amount of organic waste sent to landfills. There have been numerous federal and state regulations and initiatives over the years that have led to higher levels of recycling of paper, glass, plastics, metal and other recyclables, and there are growing discussions at various levels of government about developing new strategies to minimize the negative environmental impacts of landfills and related emissions, including diversion of biodegradable waste from landfills. Although many recyclable materials other than paper do not decompose and therefore do not ultimately contribute to the amount of LFG produced at a landfill site, it is too early to conclude definitively what impact recycling and other similar efforts will have on the volume and proportion of biodegradable waste sent to landfill sites across the United States.

In addition, research and development activities are ongoing to provide alternative and more efficient technologies to dispose of waste, to produce by-products from waste and to produce energy, and an increasing amount of capital is being invested to find new approaches to waste disposal, waste treatment and energy generation. It is possible that this deployment of capital may lead to advances which will adversely affect our sources of LFG or provide new or alternative methods of waste disposal or energy generation that become more accepted, or more attractive, than landfills.

Increased rates of recycling, legislation encouraging recycling, increased use of waste incineration, advancements in waste disposal technology, organics diversion, or an economic downturn in the United States, for any reason, could impact the volume and composition of waste produced in the United States and, as a consequence, the volume and composition of waste sent to landfill sites from which our projects collect LFG, which could adversely affect our business operations, prospects, financial condition and operational results.

We are dependent on contractual arrangements with, and the cooperation of, landfill site owners and operators for access to and operations on their sites.

We do not own any of the landfill sites from which our projects collect LFG or on which we operate and manage projects owned by landfill owners, and therefore we depend on contractual relationships with, and the cooperation of, the landfill site owners and operators for our operations. The invalidity of, or any default or termination under, any of our leases and licenses may interfere with our ability to use and operate all or a portion of certain of our production facilities, or to develop and construct future production facilities, which may have an adverse impact on our business, financial condition and results of operations. We obtain gas rights to the landfills on which our projects operate, with some of these gas rights being evergreen and others having fixed terms. Excluding our O&M projects owned by third parties, the gas rights associated with our 29 operating production facilities that are not evergreen are due to expire at varying points over the next 23 years, with gas rights to 5 landfills due to expire by the end of 2031. While we have historically been successful in renewing gas rights as they expire on favorable terms, we have sometimes had to pay increased royalty payments in connection with renewals of gas rights to reflect then-current market terms. We cannot guarantee that we will be able to renew any gas rights that expire in the future on commercial terms that are attractive to us or at all, and any failure to do so, or any other disruption in the relationship with any of the landfill operators from whose landfill sites our projects obtain LFG or for whom we operate LFG facilities, may have a material adverse effect on our business operations, prospects, financial condition and operational results.

In addition, the ownership interests in the land subject to these easements, leases and rights-of-way may be subject to mortgages securing loans or other liens (such as tax liens) and other easements, lease rights and rights-of-way of third parties (such as leases of oil or mineral rights) that were created prior to our projects’ easements, leases and rights-of-way. As a result, certain of our projects’ rights under these easements, leases or rights-of-way may be subject, and subordinate, to the rights of those third parties. We may not be able to protect our operating projects against all risks of loss of our rights to use the land on which our projects are located, and any such loss or curtailment of our rights to use the land on which our projects are located and any increase in rent due on such lands could adversely affect our business, financial condition and results of operations.

Our gas rights and off-take agreements are subject to certain conditions. A failure to satisfy those conditions could result in the loss of gas rights or the termination of an off-take agreement.

Our gas rights agreements generally require that we achieve commercial operations for a project as of a specified date. The agreements with respect to the projects in our greenfield development backlog have remaining terms of approximately one to three years. If we do not satisfy such deadline, the agreement may be terminated at the option of the landfill without any reimbursement of any portion of the purchase price paid for the gas rights, if applicable, or any other amounts we have invested in the project. Delays in construction or delivery of engines and other equipment may result in our failing to meet the commercial operations deadline in a gas rights agreement.

Additionally, the denial or loss of a permit essential to a project could impair our ability to construct or operate a project as required under the related gas rights agreement. Delays in the review and permitting process for a project can also impair or delay our ability to construct or acquire a project and satisfy any commercial operations deadlines, or increase the cost such that the project is no longer attractive to us.

Likewise, certain of our off-take agreements have required us to achieve commercial operations for specific projects or provide a certain amount of RNG production from our portfolio as of a specified date, and off-take agreements we enter into in the future may have similar requirements. Failure to achieve such deadlines could result in the loss of such an off-take agreement.

Any issues with our production at the corresponding projects, including due to weather, unplanned outages or transmission problems, to the extent not caused by the landfill or covered by force majeure provisions in the gas rights agreement, could result in the loss of these gas rights. Our gas rights agreements often grant us the right to build additional generation capacity in the event of increased LFG supply, but failure to use such increased supply after a prescribed period of time can result in the loss of the rights to the unused LFG.

Our gas rights agreements provide that our projects must be operated in compliance with laws and regulations. If our facility causes the landfill to be out of compliance with their permits, we will be obligated to correct the issue or our rights to the LFG can be terminated. Additionally, we may acquire gas rights but later determine that developing or continuing to operate a project is not economically desirable, and we may cease development or operations and thereby lose control of such gas rights. Any loss of gas rights associated with any potential future or existing project could impede our ability to execute our growth strategy and have a material adverse effect on our business, financial condition and results of operations.

Finally, certain of the gas rights agreements and off-take agreements for projects in our portfolio and that we may acquire in the future allow or may allow the landfill owner or off-take counterparty to acquire or otherwise purchase a portion or all of the applicable project facilities from us. Any such sale of a project facility could have an adverse effect on our results of operations if we are unable to locate and acquire suitable replacement projects in a timely fashion.

Our projects face operational challenges customary to the energy industry. An unexpected reduction in energy production at any of our projects may have a material adverse effect on our results of operations and could adversely affect the associated off-take agreement.

The ongoing operation of our facilities involves risks that include the breakdown or failure of equipment or processes or performance below expected levels of output or efficiency due to normal wear and tear of our equipment, latent defects, design or operator errors or force majeure events, among other factors. Operation of our facilities also involves risks that we will be unable to transport our product to our customers in an efficient manner due to a lack of transmission capacity or other problems with third party interconnection and transmission facilities. Unplanned outages of equipment, including extensions of scheduled outages due to mechanical failures or other problems, occur from time to time and are an inherent risk of our business. Unplanned outages typically increase our operation and maintenance expenses and may reduce our revenue or require us to incur significant costs as a result of obtaining replacement energy from third parties in the open market to satisfy our energy sales obligations. Landfill owners and operators can also impact our energy generation if in the course of ongoing operations they damage the landfill’s gas collection systems. Our energy generation can also be impacted if, in the course of ongoing operations, the landfill site owners and operators, including Archaea, damage the landfill’s gas collection systems or other equipment. Our inability to operate our facilities efficiently, manage capital expenditures and costs, and generate earnings and cash flow could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are generally also required under our off-take agreements to deliver a minimum quantity of the applicable energy products to the counterparty. Unless we can rely on a force majeure provision in the related off-take agreement, falling below such a threshold could require us to compensate our counterparty for the energy or Environmental Attribute deficiency for our counterparty in the open market or could result in a reduced rate to be paid for the energy we deliver in the future until any subsequent price reset date in the agreement or permanently, as well as possibly allowing the counterparty to terminate the agreement and subject us to certain termination payments. A reduction in energy production or the loss of an off-take agreement may also result in a project having its permit revoked, which in turn could result in the loss of the related gas rights. Likewise, the denial or loss of a permit essential to a project could impede our ability to satisfy any energy production requirements which we may be subject to under an off-take agreement. Thus, any unexpected reduction in output at any of our projects that leads to any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and acquisitions. It could also expose us to the risk of increased interest rates and limit our ability to react to changes in the economy or our industry.

As of December 31, 2021, we had approximately $352.0 million of outstanding indebtedness, including $218.6 million of outstanding borrowings under the Term Loan (as defined below) and $133.4 million outstanding on our Assai Notes (as defined below), and also had $235.8 million of available borrowing capacity under the Revolver (as defined below) that we may draw upon in the future, thereby increasing our outstanding indebtedness. Our substantial indebtedness could have important consequences, including, for example:

•        being required to accept then-prevailing market terms in connection with any required refinancing of such indebtedness, which may be less favorable than existing terms;

•        failure to refinance, or to comply with the covenants in the agreements governing, these obligations could result in an event of default under those agreements, which could be difficult to cure or result in our bankruptcy;

•        our debt service obligations require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, thereby reducing the funds available to us and our ability to borrow to operate and grow our business;

•        our limited financial flexibility could reduce our ability to plan for and react to unexpected opportunities; and

•        our substantial debt service obligations make us vulnerable to adverse changes in general economic, credit and capital markets, industry and competitive conditions and adverse changes in government regulation and place us at a disadvantage compared with competitors with less debt.

Any of these consequences could have a material adverse effect on our business, financial condition and results of operations. If we do not comply with our obligations under our debt instruments, we may be required to refinance all or part of our existing debt, borrow additional amounts or sell securities, which we may not be able to do on favorable terms or at all. In addition, increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce our cash flows and increase the equity investment we may be required to make to complete construction of our LFG projects. These changes could cause some of our projects to become economically unattractive. Additionally, if we are unable to raise additional capital or generate sufficient operating cash flow to repay our indebtedness, we could be in default under our lending agreements and could be required to delay construction of new projects, reduce overhead costs, reduce the scope of our projects or abandon or sell some or all of our projects, all of which could have a material adverse effect on our business, financial condition and results of operations.

In connection with certain project development opportunities, we have utilized project-level financing in the past and may need to do so again in the future; however, we may unable to obtain such financing on commercially reasonable terms or at all. The agreements governing such financings typically contain financial and other restrictive covenants that limit a project subsidiary’s ability to make distributions to its parent or otherwise engage in activities that may be in its long-term best interests. Project-level financing agreements generally prohibit distributions from the project entities to us unless certain specific conditions are met, including the satisfaction of certain financial ratios or a facility achieving commercial operations. Our inability to comply with such covenants may prevent cash distributions by the particular project(s) to us and could result in an event of default which, if not cured or waived, may entitle the related lenders to demand repayment or enforce their security interests, which could result in a loss of project assets and/or otherwise have a material adverse effect on our business, results of operations and financial condition.

We and our subsidiaries will be able to incur more indebtedness. This could further exacerbate the risks described above, including our ability to service our existing indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our Revolver, Term Loan and Assai Notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. For example, we may incur additional debt to, among other things, finance future acquisitions of businesses, assets or biogas rights, fund development of projects in our backlog, fund our working capital needs, comply with regulatory requirements, respond to competition or for general financial reasons alone. In certain instances, additional waivers or subordination agreements are required for the incurrence of additional debt. In addition, as of December 31, 2021, we had $235.8 million of available borrowing capacity under the Revolver, which we may utilize in the future, thereby increasing our outstanding indebtedness. To the extent new debt is added to our and our subsidiaries’ current debt levels, the risks described above would increase.

Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.

The market for energy produced by renewable resources is influenced by U.S. federal, state and local government regulations and policies concerning such resources. These regulations and policies are continuously being modified, which could result in a significant future reduction in the potential demand for renewable energy, including Environmental Attributes and renewable energy project development and investments. Any new government regulations applicable to our renewable energy projects or markets for renewable energy may result in significant additional expenses or related development costs and, as a result, could cause a significant reduction in demand for our renewable energy. Failure to comply with such requirements could result in the disconnection and/or shutdown of the non-complying facility, our inability to sell RNG or renewable electricity from the non-complying facility, the default of any contracts that we have for the sales that were to be made from the non-complying facility, the imposition of liens, fines, refunds and interest, and/or civil or criminal liability.

The EPA annually sets proposed RVOs for D3 RINs in accordance with the mandates established by the Energy Independence and Security Act of 2007 (“EISA”). The EPA’s issuance of timely and sufficient annual RVOs to accommodate the RNG industry’s growing production levels is necessary to stabilize the RIN market. There can be no assurance that the EPA will timely set annual RVOs or that the RVOs will continue to increase or satisfy the growing RNG market. The EPA may set RVOs inaccurately or inconsistently under current law, and the manner in which the EPA sets RVOs may change under legislative or regulatory revisions. The current authorization for the EPA’s issuance of RVOs will expire beginning in 2023, and the EPA may issue RVOs under a modified system that has yet to be developed, which creates additional uncertainty as to RIN pricing. Uncertainty as to how the RFS program will continue to be administered and supported by the EPA under the current administration has created price volatility in the RIN market. While this volatility has resulted in significantly higher prices for RINs than in previous years, we cannot assure you that we will be able to monetize the RINs we generate at the same price levels as we have in the past, that production shortfalls will not impact our ability to monetize RINs at favorable current pricing, and that the rising price environment will continue. For example, in December 2021, the EPA proposed to modify the 2021 and 2022 volume targets for renewable fuels and, in light of the impacts of the COVID-19 pandemic, to retroactively reduce the targets for 2020. We cannot predict the impact of such modifications, but any reduction in RVOs may decrease demand for RINs and, thus, may adversely impact our financial condition or results of operations.

On the state level, the economics of RNG are enhanced by low-carbon fuel initiatives, particularly well-established programs in California and Oregon, a program in Washington expected to begin in 2023 or 2024, and several other states also actively considering LCFS initiatives similar to those in California and Oregon. LCFS regulations are aimed at reducing CI of transportation fuel sold and purchased in the applicable state. A CI score is calculated as grams of CO2-equivalent per megajoule of energy of the fuel. The CI score is dependent upon a full lifecycle analysis that evaluates the GHG emissions associated with producing, transporting, and consuming the fuel. LCFS credits can be generated in three ways: (i) fuel pathway crediting that provides low carbon fuels used in California transportation; (ii) project-based crediting that reduces GHG emissions in the petroleum supply chain; and (iii) zero emission vehicle crediting that supports the buildout of infrastructure. Credits are awarded to RNG projects based on each project’s CI score relative to the targeted CI score for both gasoline and diesel fuels. The number of monetizable LCFS credits per unit of fuel increases with a lower CI score. We cannot assure you that we will be able to maintain or reduce our CI score to monetize LCFS credits at favorable current pricing. Moreover, the inability to sell LCFS credits could adversely affect our business. As with the market for transportation fuels, the regulatory environment for electric generation has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission assets. These changes are ongoing and we cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on our business. Our ability to generate revenue from sales of Environmental Attributes depends on our strict compliance with these federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with our judgments, otherwise determine that we are not in compliance, conduct reviews of our activities or make changes to the programs, then our ability to generate or sell these credits could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and we could also be subject to fines or other sanctions. Moreover, the inability to sell Environmental Attributes could adversely affect our business.

All of our current electric generating facilities are QFs. We are permitted by FERC to make wholesale sales (that is, sales for resale) of electricity from a QF with a net generating capacity that does not exceed 20 MW without obtaining MBR authority or any other approval from FERC. A QF typically may not use any fuel other than a FERC-approved alternative fuel, but for limited use of commercial-grade fuel for certain specified start-up, emergency and reliability purposes. We are required to document the QF status of each of our facilities in applications or self-certifications filed with FERC, which typically requires disclosure of upstream facility ownership, fuel and size characteristics, power sales, interconnection matters, and related technical disclosures.

Eligibility for MBR authority is predicated on a variety of factors, primarily including the overall market power that the power seller — together with all of its FERC-defined “affiliates” — has in the relevant market. FERC defines affiliates as entities with a common parent that owns, directly or indirectly, 10 percent or more of the voting securities in the two entities. Accordingly, our eligibility and the eligibility of our affiliates to obtain and maintain MBR authority requires an evaluation of the energy assets owned directly or indirectly by us and each of our affiliates, satisfying market-power limitations established by FERC. Certain QFs that we own, and one of our other subsidiaries, hold MBR authority. We may not be able to sell any interest in any of these businesses or facilities absent a prior FERC application and approval process. This may make it more difficult and time-consuming for us to liquidate some of our interests, which could affect our ability to raise cash from our current project portfolio.

The FERC’s orders that grant such wholesale sellers MBR authority reserve the right to revoke or revise that authority if the FERC subsequently determines that the seller can exercise market power in transmission or generation, create barriers to entry, or engage in abusive affiliate transactions. In addition, public utilities are subject to FERC reporting requirements that impose administrative burdens and that, if violated, can expose the company to criminal and civil penalties or other risks.

Our market-based sales are subject to certain market behavior rules established by FERC, and if any of our generating companies are deemed to have violated those rules, we will be subject to potential disgorgement of profits associated with the violation, penalties, refunds of unlawfully collected amounts with interest, suspension or revocation of MBR authority. If such generating companies were to lose their MBR authority, they would be required to obtain the FERC’s acceptance of a cost-of-service rate schedule and could become subject to the significant accounting, record-keeping, and reporting requirements that are typically imposed on vertically-integrated utilities with cost-based rate schedules. This could have a material adverse effect on the rates we are able to charge for Power from our facilities.

ISOs and RTOs determine market design, market rules, tariffs, cost allocations and bidding rules for the regional power markets that they operate, and our projects that sell electricity into such markets are subject to these frequently changing regulatory regimes that vary across jurisdictions.

The wholesale sales of electricity that are made by our QFs and other affiliates with MBR authority are subject to FERC regulation. Retail power sales (i.e., sales of electricity to direct end-users) are subject to state utility laws and state utility commission regulations that differ greatly from state to state.

With the exception of the ERCOT, each of the ISOs and RTOs (in New England, New York, the Mid-Atlantic region, the Midwest, the Southwest and California) operate wholesale power markets pursuant to rules set forth in tariffs that must be filed with and accepted by FERC. We currently do not own any QFs within the ERCOT region of Texas. The tariffs adopted by these ISOs and RTOs establish wholesale market rules, including with respect to market clearing practices, pricing rules, and eligibility requirements for market participation. We have no ability to control the price-setting, market-design and other activities and requirements of the ISOs and RTOs except through participation in stakeholder proceedings within such ISOs and RTOs and in proceedings before FERC relating to revisions of tariffs filed with, or rules established by FERC. The types of price limitations and other regulatory mechanisms that the ISOs and RTOs impose may have a material adverse effect on the profitability of our current owned Power projects or any Power projects we may acquire in the future that sell electricity into such markets. FERC regulations affecting wholesale power sales, and ISO and RTO rules, tariffs and practices are generally beyond our control, and can change frequently. If we enter a new jurisdiction, we will be subject to additional regulatory requirements with which we may not yet have direct experience. The lack of uniformity of regulatory and business practices, the possibility that requirements and practices will change, and the difficulties we may face in entering new markets with which we are unfamiliar could affect our financial performance in existing and new markets, which could affect our business and results of operations.

The financial performance of our business depends upon tax and other governmental incentives for renewable energy generation, any of which could change at any time and such changes may negatively impact our growth strategy.

Our financial performance and growth strategy depend in part on government policies that support renewable generation and enhance the economic viability of owning RNG or renewable electric assets. Renewable generation assets currently benefit from various federal, provincial, state and local governmental incentives such as investment tax credits, cash grants in lieu of investment tax credits, loan guarantees, RPS programs, modified accelerated cost-recovery system of depreciation and bonus depreciation. RNG specifically generates meaningful revenue through existing Environmental Attributes provided for under several different programs, most commonly, RFS, LCFS, and RPS.

Many states have adopted RPS programs mandating that a specified percentage of electricity sales come from eligible sources of renewable energy. However, the regulations that govern the RPS programs, including pricing incentives for renewable energy, characterization of various energy sources as renewable, or reasonableness guidelines for pricing that increase valuation compared to conventional power (such as a projected value for carbon reduction or consideration of avoided integration costs), may change. Additionally, several jurisdictions are expected to reach their current RPS targets within the next several years. If the RPS requirements are not increased, it could lead to fewer future power contracts or lead to lower prices for the sale of power in future power contracts, which could have a material adverse effect on our future growth prospects. Such material adverse effects may result from decreased revenues, reduced economic returns on certain project company investments, increased financing costs, and/or difficulty obtaining financing.

If we are unable to utilize various federal, state and local government incentives to acquire additional renewable assets in the future, or the terms of such incentives are revised in a manner that is less favorable to us, we may suffer a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect our business and future profitability.

We are subject to various complex and evolving U.S. federal, state and local and non-U.S. taxes. U.S. federal, state and local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us, in each case, possibly with retroactive effect, and may have an adverse effect on our business and future profitability. For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as us) from 21%, the imposition of a minimum tax on book income for certain corporations, the imposition of an excise tax on certain corporate stock repurchases that would be borne by the corporation repurchasing such stock, and significant changes to certain renewable energy-related tax incentives. The U.S. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect our business and future profitability.

We rely on interconnection and transmission facilities that we do not own or control and that are subject to transmission constraints within a number of our regions. If these facilities fail to provide us with adequate transmission capacity or have unplanned disruptions, we may be restricted in our ability to deliver electric power and RNG to our customers and we may either incur additional costs or forego revenues.

We depend on electric interconnection and transmission facilities and gas pipelines owned and operated by others to deliver the energy we generate at our projects to our customers. Some of our electric generating projects may need to hold electric transmission rights in order to sell power to purchasers that do not have their own direct access to our generators. Our access to electric interconnection and transmission rights is subject to tariffs developed by transmission owners, ISOs and RTOs, which have been filed with and accepted by FERC. These tariffs establish the price for transmission service, and the terms under which transmission service is rendered. Under FERC’s open access transmission rules, tariffs developed and implemented by transmission owners, ISOs and RTOs must establish terms and conditions for obtaining interconnection and transmission services that are not unduly discriminatory or preferential. However, as a generator and seller of power, we do not have any automatic right, in any geographic market, to firm, long-term, grid-wide transmission service without first requesting such service, funding the construction of any upgrades necessary to provide such service, and paying a transmission service rate. Physical constraints on the transmission system could limit the ability of our electric generating projects to dispatch their power output and receive revenue from power sales.

A failure or delay in the operation or development of these distribution channels or a significant increase in the costs charged by their owners and operators could result in the loss of revenues. Such failures or delays could limit the amount of energy our operating facilities deliver or delay the completion of our construction projects, which may also result in adverse consequences under our gas rights agreements and off-take agreements. Additionally, such failures, delays or increased costs could have a material adverse effect on our business, financial condition and results of operations. If a region’s energy transmission infrastructure is inadequate, our recovery of wholesale costs and profits may be limited. In addition, except for transmission projects that have been identified by ISOs and RTOs in publicly-available studies, or in response to requests for interconnection or transmission service, we cannot predict whether or when transmission facilities will be expanded in specific markets to accommodate requests for interconnection or transmission service within those markets. As a general rule, the transmitting utilities to which our electric generating projects are interconnected are entitled to recover from us all of the direct and indirect costs that our electric facilities may create. As a result, we are responsible for building and funding interconnection and related transmission network upgrade facilities to accommodate requests for interconnection and transmission services. Our development and acquisition of new electric generating projects is affected by these costs.

Operation of LFG facilities involves significant risks and hazards customary to the energy industry. We may not have adequate insurance to cover these risks and hazards, or other risks that are beyond our control.

Energy generation involves hazardous activities, including acquiring and transporting fuel, operating large pieces of rotating equipment, maintenance and operation of landfill site gas collection systems, and delivering our RNG and renewable electricity to interconnection and transmission systems, including gas pipelines that we own and operate. Hazards such as fire, explosion, structural collapse and machinery failure are inherent risks in our operations. These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment and contamination of, or damage to, the environment. The occurrence of any one of these events may result in curtailment of our operations or liability to third parties for damages, environmental cleanup costs, personal injury, property damage and fines and/or penalties, any of which could be substantial. For example, an engine fire at Aria’s Chautauqua project, which was divested prior to the Business Combinations, resulted in damage to the facility that resulted in damage to engines that required repair.

Our facilities or those that we otherwise acquire, construct or operate may be targets of terrorist activities, as well as events occurring in response to or in connection with them, that could result in full or partial disruption of the facilities’ ability to generate, transmit, transport or distribute electricity or RNG. Strategic targets, such as energy-related facilities, may be at greater risk of future terrorist activities than other domestic targets. Hostile cyber intrusions, including those targeting information systems as well as electronic control systems used at the generating plants and for the related distribution systems, could severely disrupt business operations and result in loss of service to customers, as well as create significant expense to repair security breaches or system damage.

Furthermore, certain of our facilities are located in areas prone to tornadoes in Oklahoma, Tennessee, Indiana, and Kansas, and certain of our other projects and suppliers conduct their operations in other locations that are susceptible to natural disasters. The frequency of weather-related natural disasters may be increasing due to the effects of greenhouse gas emissions or related climate change effects. The occurrence of a natural disaster, such as tornados, earthquakes, droughts, floods, wildfires or localized extended outages of critical utilities or transportation systems, or any critical resource shortages, affecting us could cause a significant interruption in our business or damage or destroy our facilities.

We rely on warranties from vendors and obligate contractors to meet certain performance levels, but the proceeds of such warranties or performance guarantees may not cover our lost revenues, increased expenses or liquidated damages payments should we experience equipment breakdown or non-performance by contractors or vendors. We also maintain an amount of insurance protection that we consider adequate to protect against these and other risks but we cannot provide any assurance that our insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which we may be subject. Also, our insurance coverage is subject to deductibles, caps, exclusions and other limitations. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations or cash flows. Because of rising insurance costs and changes in the insurance markets, we cannot provide any assurance that our insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Our insurance policies are subject to annual review by our insurers and may not be renewed on similar or favorable terms or at all. Any losses not covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations, as well as those of our feedstock suppliers, are subject to numerous stringent environmental, health and safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent and complex federal, state and local EHS laws and regulations, including those relating to the release, emission or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, the health and safety of our employees and other persons, and the generation of Environmental Attributes.

These laws and regulations impose numerous obligations applicable to our operations, including the acquisition of permits before construction and operation of our projects; the restriction of types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of our activities on or near certain protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from the operation of our projects and the ownership of the applicable sites. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate our business. Such permits are obtained through applications that require considerable technical documentation and analysis, and sometimes require long time periods. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on our financial performance and prospects for growth. These laws, regulations and permits can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. Our feedstock suppliers are also subject to various environmental regulations, which may require them to take actions that may, in certain situations, adversely impact our operations.

Numerous governmental entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. We may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions in connection with our projects, to comply with the requirements of these environmental laws and regulations or the terms or conditions of our permits. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil or criminal penalties, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining or be unable to obtain required environmental regulatory permits or approvals, which may delay or interrupt our operations and limit our growth and revenue.

Our operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste from our processing facilities. Spills or other releases of regulated substances, including spills and releases that occur in the future, could expose us to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether we were responsible for the release or contamination and even if our operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of our operations. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Environmental laws and regulations have changed rapidly in recent years and generally have become more stringent over time, and we expect this trend to continue. The most material of these changes relate to the control of air emissions from the combustion equipment we use to generate electricity from LFG. Such equipment, including internal combustion engines, are subject to stringent federal and state permitting and air emissions requirements. California has taken an aggressive approach to setting standards for engine emissions, and standards have been discussed that would be too high for us to be able to operate our equipment in that state. If California were to enact such standards or other states were to follow its lead, we could face challenges in maintaining our operations in such jurisdictions.

Continued government and public emphasis on environmental issues can be expected to result in increased future investments in environmental controls at our plants. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on our results of operations and financial condition. In January 2021, the current administration signed multiple executive orders related to the climate and environment. These executive orders direct federal agencies to review and reverse more than one-hundred actions taken by the prior administration on the environment, and establish various other climate-related initiatives, including a goal of a 50% to 52% reduction in economy-wide net GHG emissions from 2005 levels by 2030. At this time, we cannot predict the outcome of any of these executive actions on our operations.

Our operations are subject to a series of risks related to climate change.

While renewable energy projects are typically seen as having a greater resilience against certain risks associated with climate change, our projects are still exposed to physical climate impacts. Climate change may increase the frequency or intensity of adverse weather conditions, such as tropical cyclones, wildfires, tornadoes, earthquakes, droughts, floods, or ice storms, which may result in damage to our assets or to assets required for electricity transmission, affect the availability of water for the production of hydrogen (to the extent we pursue such projects in the future), or otherwise adversely impact our operations.

Climate change may also have a long-term effect on certain meteorological or hydrological patterns, which may result in changes in extreme temperatures, which may adversely impact demand for our products or services, require us to incur additional costs, or otherwise adversely impact our business, financial condition, or results of operations.

Additionally, the combustion of RNG results in the production of GHG emissions. While the combustion of RNG displaces the use of natural gas from fossil sources and results in less CO2-equivalent emissions than allowing the produced methane from landfills and other sources of biogas to escape into the atmosphere, we may not be able to claim this reduction against our emissions for all of our projects. Therefore, our business may still result in significant GHG emissions, and we may be subject to regulatory requirements, reputational impacts, or other risks associated with such emissions. While we may consider programs, including but not limited to carbon capture and sequestration and generation of on-site power from solar, to reduce such emissions to improve our competitiveness or environmental profile, we cannot guarantee that we will implement all programs considered.

Increased attention to environmental, social, and governance (“ESG”) matters may adversely impact our business.

Increased attention to climate change, circular economy, and other ESG matters, as well as investor and societal expectations regarding voluntary ESG disclosures and consumer expectations regarding sustainability may result in increased costs, reduced demand for our products, or other adverse impacts on our business, results of operations, and financial condition. For example, RNG faces competition from several other low-carbon energy technologies, such as solar or wind energy production, among others. Regulatory bodies may adopt rules that substantially favor certain energy alternatives over others, which may not always include RNG. Additionally, energy generation from the combustion of RNG results in GHG emissions. As such, certain consumers may elect not to consider RNG for their renewable energy or other ESG goals.

Moreover, while we may create and publish voluntary disclosures regarding ESG matters from time to time, many of the statements in those voluntary disclosures are based on hypothetical expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain and may be prone to error or subject to misinterpretation given the long timelines involved and the lack of an established single approach to identifying, measuring and reporting on many ESG matters.

In addition, organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings and activism around our operations could lead to negative investor sentiment toward us and the RNG industry and to the diversion of investment capital to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Also, certain institutional lenders may decide not to provide funding to us based on ESG concerns, which could adversely affect our operations, financial condition and access to capital for potential growth projects.

Liabilities and costs associated with hazardous materials and contamination and other environmental conditions may require us to conduct investigations or remediation at the properties underlying our projects, may adversely impact the value of our projects or the underlying properties and may expose us to liabilities to third parties.

We may incur liabilities for the investigation and cleanup of any environmental contamination at the properties underlying or adjacent to our projects, or at off-site locations where we arrange for the disposal of hazardous substances or wastes. Under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other federal, state and local laws, an owner or operator of a property may become liable for costs of investigation and remediation, and for damages to natural resources. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances or whether the conduct giving rise to the release was legal at the time when it occurred. In addition, liability under certain of these laws is joint and several, which means that we may be assigned liabilities for hazardous substance conditions that exceed our action contributions to the contamination conditions. We also may be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from those properties. We may incur substantial investigation costs, remediation costs or other damages, thus harming our business, financial condition and results of operations, as a result of the presence or release of hazardous substances at locations where we operate or as a result of our own operations.

The presence of environmental contamination at a project may adversely affect an owner’s ability to sell such project or borrow funds using the project as collateral. To the extent that an owner of the real property underlying one of our projects becomes liable with respect to contamination at the real property, the ability of the owner to make payments to us may be adversely affected.

We may also face liabilities in cases of exposure to hazardous materials, and claims for such exposure can be brought by any third party, including workers, employees, contractors and the general public. Claims can be asserted by such persons relating to personal injury or property damage, and resolving such claims can be expensive and time consuming, even if there is little or no basis for the claim.

We have significant customer concentration, with a limited number of purchasers accounting for a substantial portion of our revenues.

Because our projects depend on sales of RNG, electricity, and Environmental Attributes to certain key purchasers, our projects are highly dependent upon these power purchasers fulfilling their contractual obligations under their respective PPAs or GSAs. Our projects’ purchasers may not comply with their contractual payment obligations or may become subject to insolvency or liquidation proceedings during the term of the relevant contracts and, in such event, we may not be able to find another purchaser on similar or favorable terms or at all. In addition, we are exposed to the creditworthiness of our purchasers and there is no guarantee that any purchaser will maintain its credit rating, if any. To the extent that any of our projects’ customers are, or are controlled by, governmental entities, such purchasers and our projects may be subject to legislative or other political action that may impair contractual performance. Failure by any key purchaser to meet its contractual commitments or the insolvency or liquidation of one or more of our purchasers could have a material adverse effect on our business, financial condition and results of operations. No single customer accounted for more than 10% of the Company’s revenues and other income in 2021 and 2020.

The demand for RNG, Environmental Attributes and renewable electricity depends in part on mandates instituted voluntarily by our private-sector purchasers, which may change in the future in ways that negatively affect our business.

Various utilities and other purchasers of RNG and renewable electricity are required by law and regulatory mandate to include renewable energy in their systems or to reduce GHG emissions over time, driving demand for RNG and renewable electricity. In addition, some of our private-sector purchasers have voluntarily instituted renewable energy mandates or emissions targets that drive their demand for RNG. If current and potential purchasers of our RNG and renewable electricity are forced to adopt new policies or procedures, or voluntarily adopt new or modified policies, related to renewable energy procurement, we may not be able to renegotiate, renew or replace our off-take agreements with pricing at historical levels or at all, which would adversely affect our results of operations.

A failure of our information technology (“IT”) and data security infrastructure could adversely affect our business and operations.

We rely upon the capacity, reliability and security of our IT and data security infrastructure and our ability to expand and continually update this infrastructure in response to the changing needs of our business and cyber-security threat landscape. If we experience a problem with the functioning of an important IT system or a cyber-attack, security breach or unauthorized access to our IT systems, including during the implementation of IT system upgrades, enhancements or modifications, the resulting disruptions could adversely affect our business. As technologies evolve and cyber-attacks become increasingly sophisticated, we may also incur significant costs to modify, upgrade or enhance our security measures to protect against such cyber-attacks, and we may face difficulties in fully anticipating or implementing adequate security measures or mitigating potential harm. Moreover, we may not be able to anticipate, detect or prevent cyber-attacks or security breaches, particularly because the methodologies used by attackers change frequently or may not be recognized until such attack is launched, and because attackers are increasingly using technologies specifically designed to circumvent cyber-security measures and avoid detection.

We and some of our third-party vendors receive and store personal information in connection with our human resources operations and other aspects of our business. Despite the implementation of reasonable security measures, our IT systems, like those of other companies, are vulnerable to damage and interruption from computer viruses, natural disasters, fire, power loss, telecommunications failures, personnel misconduct, human error, unauthorized access, physical or electronic security breaches, cyber-attacks (including malicious and destructive code, phishing attacks, ransomware and denial of service attacks), and other similar disruptions generally beyond our control. Such cyber-attacks or security breaches may be perpetrated by bad actors internally or externally (including computer hackers, persons involved with organized crime, terrorists attacks, or foreign state or foreign state-supported actors). Additionally, the implementation of social distancing measures and other limitations on our employees, service providers and other third parties in response to the COVID-19 pandemic have necessitated in certain cases to switching to remote work arrangements on less secure systems and environments. The increase in companies and individuals working remotely has increased the risk of cyber-attacks and potential cyber-security incidents, both deliberate attacks and unintentional events. Any system failure, unauthorized access or security breach, both intentional or accidental, could result in material disruptions to our operations. A material network breach of our IT systems could also include theft of our trade secrets, customer information, human resources information or other confidential data, including but not limited to personally identifiable information. To the extent that any disruptions or security breaches result in a loss or damage to our data, or an inappropriate disclosure of our confidential, proprietary or customer information, it could cause significant damage to our reputation and our relationships with our customers and strategic partners which could impact our ability to secure new gas rights agreements and build projects at favorable costs, lead to claims against us from governmental authorities and private plaintiffs, and ultimately harm our business.

We are subject to laws, rules, regulations and policies regarding data privacy and security, and may be subject to additional related laws and regulations in jurisdictions in which we operate or expand. Many of these laws and regulations are subject to change and reinterpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations or other harm to our business.

We are subject to a variety of federal, state and local laws, directives, rules and policies relating to privacy and the collection, protection, use, retention, security, disclosure, transfer and other processing of personal data and other data. The regulatory framework for data privacy and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. It is possible that these types of inquiries regarding cybersecurity breaches increase in frequency and scope. In addition, new laws, amendments to or reinterpretations of existing laws, regulations, standards and other obligations may require us to incur additional costs and restrict our business operations, and may require us to change how we use, collect, store, transfer or otherwise process certain types of personal information and to implement new processes to comply with those laws and our customers’ exercise of their rights thereunder. These laws also are not uniform, as certain laws may be more stringent or broader in scope, or offer greater individual rights, with respect to sensitive and personal information, and such laws may differ from each other, which may complicate compliance efforts. Compliance in the event of a widespread data breach may be costly. Any failure or perceived failure by us or our third-party service providers to comply with any applicable federal, state or similar foreign laws, rules, regulations, industry standards, policies, certifications or orders relating to data privacy and security, or any compromise of security that results in the theft, unauthorized access, acquisition, use, disclosure, or misappropriation of personal data or other customer data, could result in significant awards, fines, civil and/or criminal penalties or judgments, proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions and negative publicity and reputational harm, one or all of which could have an adverse effect on our reputation, business, financial condition and results of operations.

Failure of third parties to manufacture quality products or provide reliable services in a timely manner could cause delays in developing, constructing, and operating our projects, which could damage our reputation, adversely affect our partner relationships or adversely affect our growth.

Our success depends on our ability to develop, construct, and operate projects in a timely manner, which depends in part on the ability of third parties to provide us with timely and reliable products and services. In developing, constructing, and operating our projects, we rely on products meeting our design specifications and components manufactured and supplied by third parties, and on services performed by subcontractors. We also rely on subcontractors to perform substantially all of the construction and installation work related to our projects, and we often need to engage subcontractors with whom we have no experience.

If any of our subcontractors are unable to provide services that meet or exceed our customers’ expectations or satisfy our contractual commitments, our reputation, business and operating results could be harmed. In addition, if we are unable to avail ourselves of warranties and other contractual protections with providers of products and services, we may incur liability to our customers or additional costs related to the affected products and services, which could adversely affect our business, financial condition and results of operations. Moreover, any delays, malfunctions, inefficiencies or interruptions in these products or services could adversely affect the quality and performance of our projects and require considerable expense to find replacement products and to maintain and repair our projects. This could cause us to experience interruption in our production and distribution of renewable energy and generation of related Environmental Attributes, difficulty retaining current relationships and attracting new relationships, or harm our brand, reputation or growth.

Maintenance, expansion and refurbishment of LFG facilities involve significant risks that could result in unplanned outages or reduced output.

Our facilities may require periodic upgrading and improvement. Any unexpected operational or mechanical failure, including failure associated with breakdowns and forced outages, could reduce our facilities’ generating capacity below expected levels and reduce our revenue and cash flows. Unanticipated capital expenditures associated with maintaining, upgrading or repairing our facilities may also reduce profitability. If we make any major modifications to our facilities, such modifications could likely result in substantial additional capital expenditures. We may also choose to repower, refurbish or upgrade our facilities based on our assessment that such activity will provide adequate financial returns. Such facilities require time for development and capital expenditures before commencement of commercial operations, and key assumptions underpinning a decision to make such an investment may prove incorrect, including assumptions regarding construction costs, timing, available financing and future RNG and renewable electricity prices. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including potential future proceedings related to projects we subsequently acquire.

We are subject to risks and costs, including potential negative publicity, associated with lawsuits, in particular, with respect to environmental claims and lawsuits or claims contesting the construction or operation of our projects. The result of and costs associated with defending any such lawsuit, regardless of the merits and eventual outcome, may be material and could have a material adverse effect on our operations. In the future, we may be involved in legal proceedings, disputes, administrative proceedings, claims and other litigation that arise in the ordinary course of business related to a project that we subsequently acquire. For example, individuals and interest groups may sue to challenge the issuance of a permit for a project or seek to enjoin construction or operation of a project. We may also become subject to claims from individuals who live in the proximity of our projects based on alleged negative health effects related to our operations. In addition, we have been and may subsequently become subject to legal proceedings or claims contesting the construction or operation of our projects.

Additionally, holders of purported intellectual property rights relating to our biogas development or treatment business or projects or any other technology relevant to our business may also initiate legal proceedings alleging infringement or misappropriation of such rights by us or our employees, either with respect to our own intellectual property or intellectual property that we license from third parties. For example, an industry participant previously brought a lawsuit against Archaea and two of its engineering employees in the Court of Chancery of the State of Delaware alleging, among other things, that the two employees (who are former employees of the industry participant) misappropriated trade secrets concerning strategy, financial data, highly technical equipment and product design and performance, product and project troubleshooting, competitive advantages, competitive disadvantages and future plans for development for the benefit of Archaea. The parties involved have settled this lawsuit on terms that are confidential, and this lawsuit has been dismissed with prejudice.

Any such legal proceedings or disputes could delay our ability to complete construction of a project in a timely manner or at all, or materially increase the costs associated with commencing or continuing commercial operations at a project. Settlement of claims and unfavorable outcomes or developments relating to these proceedings or disputes, such as judgments for monetary damages, injunctions or denial or revocation of permits, could have a material adverse effect on our ability to implement our growth strategy and, ultimately, our business, financial condition and results of operations.

We may use hedging arrangements to mitigate certain risks, but the use of such derivative instruments could have a material adverse effect on our results of operations.

We are likely to use interest rate swaps to manage interest rate risk. In addition, we may use forward energy sales and other types of hedging contracts, including foreign currency hedges. If we elect to enter into such hedges, we may recognize financial losses on these arrangements as a result of volatility in the market values of the underlying asset or if a counterparty fails to perform under a contract. If actively quoted market prices and pricing information from external sources are not available, the valuation of these contracts would involve judgment or the use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these contracts. If the values of these financial contracts change in a manner that we do not anticipate, or if a counterparty fails to perform under a contract, it could harm our business, financial condition, results of operations and cash flows.

Fluctuations in foreign currency exchange rates can impact our results.

In the future, a portion of our revenues may be generated outside of the United States and denominated in foreign currencies, including Canadian dollars. Changes in exchange rates between the currencies in which we generate revenues and the US dollar may adversely affect our operating results.

The concentration in revenues from and the geographic concentration of our projects expose us to greater risks of production interruptions from severe weather or other interruptions of production or transmission.

A substantial portion of our revenues are generated from project sites in New York and Pennsylvania. A lengthy interruption of production or transmission of renewable energy from one or more of these projects, as a result of a severe weather event, failure or degradation of our or a landfill operator’s equipment or interconnection transmission problems could have a disproportionate effect on our revenues and cash flow as further described below. Regional events, such as gas transmission interruptions, regional availability of replacement parts and service in the event of equipment failures and severe weather events in either of those geographic regions could adversely affect our RNG and renewable electricity production and transmission more than if our projects were more geographically diversified.

Our PPAs, fuel-supply agreements, RNG off-take agreements and other agreements contain complex price adjustments, calculations and other terms based on gas price indices and other metrics, the interpretation of which could result in disputes with counterparties that could affect our results of operations and customer relationships.

Certain of our PPAs, fuel supply agreements, RNG off-take agreements and other agreements require us to make payments or adjust prices to counterparties based on past or current changes in gas price indices, project productivity, or other metrics and involve complex calculations. Moreover, the underlying indices governing payments under these agreements are subject to change and may be discontinued or replaced. The interpretation of these price adjustments and calculations and the potential discontinuation or replacement of relevant indices or metrics could result in disputes with the counterparties with respect to these agreements. Any such disputes could adversely affect project revenues, expense margins, customer or supplier relationships, or lead to costly litigation, the outcome of which we would be unable to predict.

We have a history of accounting losses and may incur additional losses in the future.

The Company incurred a net loss attributable to Class A Common Stock of $5.2 million for the year ended December 31, 2021, and Legacy Archaea has incurred net losses since its formation in November 2018, including a net loss of $2.5 million for the year ended December 31, 2020. Aria, predecessor, also incurred net losses in recent historical periods, including a net loss of $30.0 million for the year ended December 31, 2020. We may incur losses in future periods, and we may never sustain profitability, either of which would adversely affect our business, prospects and financial condition and may cause the price of our common stock to fall. Furthermore, historical losses may not be indicative of future losses due to the unpredictability of the COVID-19 pandemic and other risks inherent in our operations, and our future losses may be greater than our past losses. In addition, to try to achieve or sustain profitability, we may choose or be forced to take actions that result in material costs or material asset or goodwill impairments. We review our assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset or asset group may not be recoverable, and we perform a goodwill impairment test on an annual basis and between annual tests in certain circumstances, in each case in accordance with applicable accounting guidance and as described in the financial statements and related notes included in this report. Changes to the use of our assets, divestitures, changes to the structure of our business, significant negative industry or economic trends, disruptions to our operations, inability to effectively integrate any acquired businesses, further market capitalization declines, or other similar actions or conditions could result in additional asset impairment or goodwill impairment charges or other adverse consequences, any of which could have material negative effects on our financial condition, our results of operations and the trading price of our common stock.

Loss of our key management could adversely affect performance and the value of our common shares.

We are dependent on the efforts of our key management. Although we believe qualified replacements could be found for any departures of key executives, the loss of their services could adversely affect our performance and the value of our common shares.

We have identified material weaknesses in our internal control over financial reporting. We may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations.

Following the issuance of the SEC Staff Statement on April 12, 2021 (the “SEC Statement”), after consultation with our management, our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued (i) audited balance sheet dated as of October 26, 2020 which was related to our initial public offering and (ii) audited financial statements as of December 31, 2020 and for the period from September 1, 2020 (inception) through December 31, 2020 as reported in the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2021 (collectively, the “Affected Periods Amendment No. 1”).

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in the Amendment No. 1 to our Annual Report on Form 10-K, filed with the SEC on May 13, 2021 (“Amendment No. 1”), we identified a material weakness in our internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering in October 2020. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our derivative warrant liabilities, change in fair value of derivative warrant liabilities, Class A Common Stock subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods Amendment No. 1. For a discussion of management’s consideration of the material weakness identified related to our accounting for a significant and unusual transaction related to the warrants we issued in connection with our initial public offering, see Part II, Item 9A. “Controls and Procedures” included in this Annual Report on Form 10-K.

As described in the Amendment No. 2 to our Annual Report on Form 10-K, filed with the SEC on December 28, 2021 (“Amendment No. 2”), we identified a material weakness in our internal control over financial reporting related to the Company’s application of ASC 480-10-S99-3A to its accounting classification of the public shares. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. Historically, a portion of the public shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable stock classified as temporary equity as part of net tangible assets. Effective with the financial statements included in Amendment No. 2, the Company revised this interpretation to include temporary equity in net tangible assets.

As described in Amendment No. 1 to our Quarterly Report on Form 10-Q as of and for the period ended September 30, 2021, filed with the SEC on December 29, 2021, we identified an accounting error related to a duplicate entry recorded for the reverse capitalization in connection with the Business Combinations that resulted in an understatement of accounts payable — trade and general and administrative expenses of $2.8 million in our successor financial statements. After re-evaluation, our management concluded that in light of this accounting error, a material weakness existed in our internal control over financial reporting during the nine-month period ended September 30, 2021 and that our internal control over financial reporting was not effective as of September 30, 2021. We are remediating this material weakness by enhancing training of our staff, following stricter journal entry approval workflows and requiring certain account reconciliations to be completed and approved prior to the issuance of financial statements. In addition, we will improve our analytical review procedures and perform such procedures and related variance explanations at a more detailed level.

As described in Part II, Item 9A. “Controls and Procedures,” we have concluded that our internal control over financial reporting was ineffective as of December 31, 2021 because material weaknesses existed in our internal control over financial reporting. We have taken a number of measures to remediate the material weaknesses described therein; however, if we are unable to remediate our material weaknesses in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our Class A Common Stock are listed, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. In either case, this could result in a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting, as described in Part II, Item 9A. “Controls and Procedures.”

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.

Risks Related to our Class A Common Stock

Archaea is a holding company and its organizational structure is what is commonly referred to as an umbrella partnership C corporation (or “up-C”) structure, whereby all of the equity interests in Aria and Legacy Archaea are indirectly held by Opco and Archaea’s sole material asset is its equity interest in Opco and it is accordingly dependent upon distributions from Opco to pay taxes, and cover its corporate and other overhead expenses.

Archaea is a holding company and has no material assets other than its equity interest in Opco. Please see “Item 1 — Business — Overview.” Archaea has no independent means of generating revenue. To the extent Opco has available cash, Opco is required to make (i) pro rata distributions to all its unitholders, including to Archaea, in an amount sufficient to allow Archaea to satisfy its actual tax liabilities and (ii) non pro rata payments to Archaea in an amount sufficient to cover its corporate and other overhead expenses. Funds used by Opco to satisfy its distribution obligations will not be available for reinvestment in our business. Further, Archaea’s ability to make distributions may be limited to the extent Opco and its subsidiaries are limited in their ability to make these and other distributions to Archaea, including due to the restrictions under the Company’s financing arrangements. To the extent that Archaea needs funds and Opco or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition. If Opco does not distribute sufficient funds to Archaea to pay its taxes or other liabilities, Archaea may default on contractual obligations or have to borrow additional funds. In the event that Archaea is required to borrow additional funds, it could adversely affect its liquidity and subject Archaea to additional restrictions imposed by lenders.

Archaea anticipates that the distributions received from Opco may, in certain periods, exceed its actual tax liabilities and other financial obligations. The Board of Directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated. Archaea will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.

In addition, the up-C structure confers certain benefits upon the members of Opco that will not benefit the holders of Class A Common Stock to the same extent as it will benefit the Opco members. If Opco makes distributions to Archaea, the Opco members will be entitled to receive equivalent distributions from Opco on a pro rata basis. However, because Archaea must pay taxes, amounts ultimately distributed as dividends, if any in the future, to holders of Class A Common Stock are expected to be less on a per share basis than the amounts distributed by Opco to its members on a per unit basis. This and other aspects of the up-C structure may adversely impact the future trading market for the Class A Common Stock.

Future sales of equity, or the perception of future sales of equity, by the Company or its stockholders in the public market could cause the market price for the Class A Common Stock to decline.

The sale of shares of Class A Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Class A Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that it deems appropriate.

Pursuant to the redemption right, holders of Class A Opco Units (other than Archaea), subject to certain limitations, may redeem Class A Opco Units and a corresponding number of shares of Class B Common Stock for shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and may sell any of such shares of Class A Common Stock.

Pursuant to the terms of the Stockholders Agreement, dated as of September 15, 2021, by and among RAC, Opco, Archaea Borrower, the Sponsor and certain stockholders of the Company (the “Stockholders Agreement”), the Aria Holders were subject to a 180-day lock-up period on transferring their equity interests in RAC, while the Legacy Archaea Holders are subject to a lock-up period ranging from one to two years following the Closing. Additional data and discussion are provided in “Note 4 — Business Combinations and Reverse Recapitalization” of this Annual Report on Form 10-K. The lock-up restrictions applicable to the Aria Holders were subject to early expiration based on the per share trading price of Class A Common Stock as set forth in the Stockholders Agreement, and early expiration of the Aria Holders lock-up period concluded in November 2021. In the case of the Class B Common Stock and related Class A Opco Units held by RAC’s former officers and directors and their affiliates, these shares were also subject to a lock-up period that expired in March 2022 as a result of the closing price of the Common Stock equaling or exceeding $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30 trading day period following the 150th day following the Closing Date.

Upon the expiration or waiver of the lock-ups described above, shares held by such persons will be eligible for resale. In addition, such persons have the right, subject to certain conditions, to require the Company to register the sale of their shares of Class A Common Stock under the Securities Act, which registration statement was declared effective in October 2021. By exercising their registration rights and selling a large number of shares, these stockholders could cause the prevailing market price of Class A Common Stock to decline.

ITEM 1B. UNRESOLVED STAFF COMMENTS

None.

ITEM 2. PROPERTIES

As of December 31, 2021, we have various operating leases for our corporate headquarters, other office space, warehouse, and facilities for periods ranging from one to eleven years.

As of December 31, 2021, we own, through wholly-owned entities or joint ventures, a diversified portfolio of 29 LFG recovery and processing facilities across 18 states, including 11 operated facilities that produce pipeline-quality RNG and 18 LFG to renewable electricity production facilities, including one non-operated facility and one facility that is not operational. See “Item 1. Business — Our Production Facilities and Projects” for further descriptions of our production facilities and projects, which information is incorporated into this item by reference.

ITEM 3. LEGAL PROCEEDINGS

From time to time, the Company is party to certain legal actions and claims arising in the ordinary course of business. While the outcome of these events cannot be predicted with certainty, management does not currently expect these matters to have a materially adverse effect on the financial position or results of operations of the Company.

ITEM 4. MINE SAFETY DISCLOSURES

Not applicable.

PART II

ITEM 5.    MARKET FOR THE REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

Market Information

Archaea’s Class A Common Stock is currently traded on the NYSE under the ticker symbol “LFG”.

Holders

As of March 4, 2022, there were 115 holders of record of Archaea’s Class A Common Stock, and 20 holders of record of Archaea’s Class B Common Stock, par value $0.0001 per share.

Dividends

Our Board of Directors currently intends to retain any future earnings to support operations and to finance the growth and development of our business, and therefore does not intend to pay cash dividends on our common stock in the near term.

Securities Authorized for Issuance Under Equity Compensation Plans

The information required by Item 5 of Form 10-K regarding equity compensation plans is incorporated by reference to Item 12 of Part III of this Annual Report on Form 10-K.

Issuer Purchases of Equity Securities

In November and December 2021, under the Share Repurchase Agreement entered into by the Company and Aria Renewable Energy Systems LLC, dated November 3, 2021, the Company repurchased a total of 6,101,449 shares of Class A Common Stock from Aria Renewable Energy Systems LLC at a pre-negotiated price of $17.65 per share. The repurchases were funded utilizing proceeds from the exercise of the Public Warrants and Forward Purchase Warrants.

Comparative Stock Performance

We are a smaller reporting company as defined in Rule 12b-2 under the Exchange Act. As a result, we are not required to provide the information required by Item 201(e) of Regulation S-K.

ITEM 6.    [RESERVED]

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this Annual Report on Form 10-K. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this Annual Report.

Overview

Archaea is one of the largest RNG producers in the U.S., with an industry-leading RNG platform primarily focused on capturing and converting waste emissions from landfills and anaerobic digesters into low-carbon RNG and electricity. As of December 31, 2021, the Company owns, through wholly-owned entities or joint ventures, a diversified portfolio of 29 LFG recovery and processing projects across 18 states, including 11 operated projects that produce pipeline-quality RNG and 18 LFG to renewable electricity projects. See “— Our Production Facilities and Projects” for additional detail.

Archaea designs, constructs, and operates RNG facilities. We have entered into long-term agreements with biogas site hosts which give us the rights to utilize gas produced at their sites and to construct and operate facilities on their sites to produce RNG and renewable electricity. As of December 31, 2021, Archaea’s development backlog includes 35 cumulative projects, including planned upgrades of certain operating RNG facilities over time, opportunities to convert most of our renewable electricity facilities into RNG facilities, and greenfield RNG development opportunities.

Our differentiated commercial strategy is focused on selling the majority of our RNG volumes under long-term, fixed-price contracts to creditworthy partners, including utilities, corporations, and universities, helping these entities reduce greenhouse gas emissions and achieve decarbonization goals while utilizing their existing gas infrastructure. We seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility by selling a majority of our RNG and related Environmental Attributes under long-term contracts which are designed to provide revenue certainty.

Our RNG production started during 2021 as a result of the acquisition of Aria in connection to the Business Combinations and the commencement of operations in April 2021 at the Boyd County facility. We have long-term off-take contracts with creditworthy counterparties for the sale of RNG and related Environmental Attributes. Certain long-term off-take contracts are accounted for as operating leases and have no minimum lease payments. The rental income under these leases is recorded as revenue when the RNG is delivered to the customer. RNG not covered by off-take contracts is sold under short-term market based contracts. When the performance obligation is satisfied through the delivery of RNG to the customer, revenue is recognized. We usually receive payments from the sale of RNG production within one month after delivery.

We also earn revenue by selling RINs, which are generated when producing and selling RNG. These RINs are able to be separated and sold independent from the RNG produced. When the RNG and RIN are sold on a bundled basis under the same contract, revenue is recognized when the RNG is produced and the RNG and associated RIN are transferred to a third party. The remaining RIN sales were under short-term contracts independent from RNG sales, and revenue is recognized when the RIN is transferred to a third party. We also generate and sell LCFS credits at some of our RNG projects through off-take contracts similar to RINs. LCFS is state level program administered by the CARB. LCFS credits are generated as the RNG is sold as vehicle fuel in California.

There is a general lag in the generation and sale of RIN and LCFS credits subsequent to a facility being placed into operation. While each new facility is eligible to register under the federal Renewable Fuel Standard (“RFS”) upon initial production and pipeline injection, Archaea has external parties certify its plants under EPA’s voluntary Quality Assurance Plan (“QAP”) in order to maximize the value of its D3 RINs. The initial QAP review generally requires evaluation of up to 90 days of operational data prior to achieving Q-RIN status. Once registration is obtained from the EPA and Q-RIN status achieved, Archaea can generate RINs. RINs are generated monthly for the previous month of production, after which the RINs may be sold. Quarterly and annual reports are required to maintain RFS registration and Q-RIN status for each facility.

LCFS registration requires a minimum of 90 days operational data for a provisional pathway application. Following the application submission, there is a mandatory third-party validation period ranging from three to six months. During this time, LCFS credits can be generated for the facility using a temporary carbon intensity (CI) score, which is typically higher than the expected certified CI for our facilities. Following successful pathway validation, the facility is eligible to generate LCFS credits using the new provisional CI score. LCFS credits are generated on a quarterly basis for the previous quarter of production. Credits are then available to be sold. Quarterly and annual reports are required to maintain LCFS registration and certified CI for each facility.

The Business Combinations and Related Transactions

On April 7, 2021, RAC entered into the Business Combination Agreements. On the Closing Date, RAC completed the Business Combinations to acquire Legacy Archaea and Aria. Following the Business Combinations closing, RAC changed its name from “Rice Acquisition Corp.” to “Archaea Energy Inc.,” also referred to herein as the “Company.” Rice Acquisitions Holdings LLC was renamed “LFG Acquisition Holdings LLC,” also referred to herein as “Opco.” In connection with the Business Combinations closing, the Company completed a private placement of 29,166,667 shares of Class A Common Stock and 250,000 warrants (each warrant exercisable for one share of Class A Common Stock at a price of $11.50) for gross proceeds of $300 million.

The Company and Opco issued 33.4 million Class A Opco Units and 33.4 million shares of Class B Common Stock on the Closing Date to Legacy Archaea Holders to acquire Legacy Archaea. Aria was acquired for total initial consideration of $863.1 million, subject to certain future adjustments set forth in the Aria Merger Agreement. The Aria Closing Merger Consideration consisted of cash consideration of $377.1 million paid to Aria Holders and equity consideration in the form of 23.0 million newly issued Class A Opco Units and 23.0 million newly issued shares of the Company’s Class B Common Stock, par value $0.0001 per share, and $91.1 million for repayment of Aria debt.

Archaea has retained its “up-C” structure, whereby all of the equity interests in Aria and Legacy Archaea are indirectly held by Opco and the Company’s only assets are its equity interests in Opco.

The up-C structure allows the Legacy Archaea Holders, the Aria Holders, and the Sponsor to retain their equity ownership through Opco, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of Class A Opco Units, and provides potential future tax benefits for Archaea when those holders of Class A Opco Units ultimately exchange their Class A Opco Units and shares of the Company’s Class B Common Stock for shares of Class A Common Stock in the Company. Opco is considered a VIE for accounting purposes, and the Company, as the sole managing member of Opco, is considered the primary beneficiary. As such, the Company consolidates Opco, and the unitholders that hold economic interests directly at Opco are presented as redeemable noncontrolling interests in the Company’s financial statements.

Holders of Class A Opco Units (other than Archaea) have a redemption right, subject to certain limitations, to redeem Class A Opco Units (and a corresponding number of shares of Class B Common Stock) for, at Opco’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash.

Predecessor and Successor Reporting

Legacy Archaea is considered the accounting acquirer of the Business Combinations for accounting purposes because Legacy Archaea Holders have the largest portion of the voting power of the combined company, Legacy Archaea’s executive management comprise the majority of the executive management of the combined company, and the Legacy Archaea Holders appointed the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, RAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger is treated as the equivalent of Legacy Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC are stated at historical cost. No goodwill or other intangible assets are recorded. Legacy Archaea is also considered the “Successor”. As such, the consolidated assets, liabilities and results of operations prior to the September 15, 2021 reverse recapitalization are those of Legacy Archaea, the accounting acquirer. The consolidated financial statements include the assets, liabilities and results of operations of the Company and its consolidated subsidiaries beginning on September 15, 2021, which includes approximately 3.5 months of the combined results of the businesses of Legacy Archaea and Aria as operated by the Company after the Closing Date through December 31, 2021.

The Aria Merger represents a business combination in which Aria was determined to be the acquiree, and Aria’s identifiable assets acquired and liabilities assumed are measured at their acquisition date fair value. Additionally, due to Aria’s historical operations compared to Legacy Archaea and the relative fair values, Aria was determined to be the “Predecessor”. As Predecessor, Aria’s historical financial statements have been included to enhance comparability for readers, and we have also included a discussion of the Aria’s operations, financial condition and changes in financial condition for the period January 1 to September 14, 2021 and the year ended December 31, 2020.

Factors Affecting the Comparability of Our Financial Results

Our future results of operations will not be comparable to our Successor or our Predecessor’s historical results of operations for the reasons described below:

•        The Company’s future results of operations and financial position may not be comparable to Legacy Archaea’s or Aria’s historical results as a result of the Business Combinations and the Company’s ongoing development activities. Our results prior to the closing of the Business Combinations on

September 15, 2021 only include Legacy Archaea, the accounting acquirer, whereas our results beginning on September 15, 2021 include the combined operations of Legacy Archaea and Aria as managed by the Company. In addition, both Legacy Archaea and Aria have experienced significant growth and expansion over the last two years, and the Company expects to continue to grow significantly through organic growth projects and acquisitions.

•        Legacy Archaea was formed in November of 2018 and did not have significant assets, liabilities or operations until its acquisition of BioFuels San Bernardino Biogas, LLC in September of 2019, to acquire the LFG rights agreements with two landfills located in San Bernardino County, California. Subsequent to this acquisition, Legacy Archaea purchased a 72.2% controlling interest in GCES, an original equipment manufacturer of air, water, and soil remediation pollution control systems, in February 2020, and after the Business Combinations, the Company acquired an additional 27.8% controlling interest to obtain 100% ownership of GCES. In November 2020, Legacy Archaea acquired all of the outstanding membership interests in the Boyd County LFG to RNG facility in Ashland, Kentucky. In April 2021, Legacy Archaea purchased 100% of the outstanding membership interests in PEI Power LLC (“PEI”), a biogas fuel combustion power generating facility in Archbald, PA.

•        As a result of the Business Combinations, the Company has hired and will need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company that Legacy Archaea did not historically incur for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

•        There are differences in the way the Company will finance its operations as compared to the way our Successor or Predecessor financed its operations, which were primarily through equity and project debt financing. The Company received approximately $175 million in net proceeds from the Business Combinations, the PIPE Financing, and debt issuance after payment of the Aria Merger cash consideration and transaction expenses to fund the Company’s future growth projects. Upon consummation of the Business Combination, Archaea Borrower entered into a $470 million Revolving Credit and Term Loan Agreement (the “New Credit Agreement”) which provides for a senior secured revolving credit facility (the “Revolver”) with an initial commitment of $250 million and a senior secured term loan credit facility (the “Term Loan” and, together with the Revolver, the “Facilities”) with an initial commitment of $220.0 million. As of December 31, 2021, we had approximately $352.0 million of outstanding indebtedness, including $218.6 million of outstanding borrowings under the Term Loan and $133.4 million outstanding on our Assai Notes, and also had $235.8 million of available borrowing capacity and outstanding letters of credit of $14.2 million as of December 31, 2021 under the Revolver. The Company expects to fund our 2022 capital program through its project development activities with cash on hand from the proceeds of the Business Combinations and available funding under our credit facility as discussed below under “New Credit Facility.” Further, the Company may also determine to issue long-term debt securities to fund a portion of its capital program if market conditions allow. The Company cannot predict with certainty the timing, amount and terms of any future issuances of any such debt securities or whether they occur at all. The amount and timing of the future funding requirements will depend on many factors, including the pace and results of our acquisitions and project development efforts.

•        As a corporation, the Company is subject to U.S. federal income and applicable state taxes to the extent it generates positive taxable income. Legacy Archaea and Aria and their subsidiaries (with the exception of one partially-owned subsidiary which filed income tax returns as a C corporation) are and were generally not subject to U.S. federal income tax at an entity level. Accordingly, the consolidated and combined net income in Legacy Archaea and Aria’s historical financial statements for periods prior to the consummation of the Business Combinations does not reflect the full tax expense the Company would have incurred if it were subject to U.S. federal income tax at an entity level during such periods.

Other Significant Acquisitions

Boyd County Project

On November 10, 2020, Legacy Archaea acquired all the outstanding membership interests of a high-Btu facility in Ashland, Kentucky that had not previously been properly commissioned to process LFG to pipeline specification RNG. In April 2021, the facility commenced commercial operations.

Assai and PEI

On January 6, 2020, Legacy Archaea began the development of its Assai biogas project on the site of the Keystone Sanitary Landfill in Dunmore, Pennsylvania, in the Scranton metro area. Assai commenced commercial operations on December 30, 2021, with production expected to scale up over several months. Assai is the highest capacity operational RNG facility in the world.

On April 7, 2021, Legacy Archaea completed the acquisition of PEI. PEI’s assets include LFG rights, a pipeline, and a biogas fuel combustion power generating facility with a combined capacity of approximately 85 MW located in Archbald, Pennsylvania. We intend to transport LFG from the associated landfill at PEI to Assai in the future.

GCES

On January 14, 2020, Legacy Archaea purchased a controlling position of GCES. Historically located in Conroe, Texas, GCES is an original equipment manufacturer of air, water, and soil remediation pollution control systems. GCES manufactures equipment that will be used in the Company’s RNG projects in addition to selling equipment to third parties. As of December 31, 2021, the Company has obtained 100% ownership of GCES. In 2022, GCES will relocate its production facility to a new location within the Houston metroplex.

LFG to Electricity Facilities

On October 28, 2021, Archaea acquired all the outstanding membership interests in Frontier Operation Services, LLC and JL-E Financial Holdings, LLC, which own and operate four LFG to renewable electricity facilities located in Winterville, Georgia; Rochelle, Illinois; Graham, Washington; and Smithfield, North Carolina.

Our Production Facilities and Projects

Archaea has a broad base of operational production facilities and a robust backlog of RNG development opportunities. As of December 31, 2021, we own, through wholly-owned entities or joint ventures, a diversified portfolio of 29 LFG recovery and processing facilities across 18 states, including 11 operated facilities that produce pipeline-quality RNG and 18 LFG to renewable electricity production facilities, including one non-operated facility and one facility that is not operational. Prior to the consummation of the Business Combinations, the RNG projects were included in Legacy Archaea’s or Aria’s RNG operating segment, and Power projects were included in Aria’s Power operating segment, except for the PEI project, which was included in Legacy Archaea’s Power operating segment. Over the next several years, we intend to convert certain current LFG to renewable electricity production facilities to RNG production facilities and upgrade certain existing RNG production facilities. These facilities have existing gas development agreements in place in addition to site leases, zoning, air permits, and much of the critical infrastructure that is needed to develop RNG projects. We also plan to develop and construct our portfolio of greenfield development opportunities, for which we also already have gas development agreements in place. Our development backlog as of December 31, 2021 includes 35 cumulative upgrade, conversion, and greenfield projects, and we are planning to secure additional RNG development opportunities through long-term agreements with biogas site hosts. Additional production facility and project data is provided in Item 1. Business of this Annual Report on Form 10-K.

Key Factors Affecting Operating Results

The Company’s performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in Item 1A. “Risk Factors” of this Annual Report on Form 10-K.

The Company’s business strategy includes growth primarily through the upgrade and expansion of existing RNG production facilities, conversion of LFG to renewable electricity production facilities to RNG production facilities, development and construction of greenfield RNG development projects for which we already have gas development agreements in place, and the procurement of LFG rights to develop additional greenfield RNG projects. We are also evaluating other potential sources of biogas and exploring the development of wells for carbon sequestration, the use of on-site solar-generated electricity to meet energy needs for RNG production, and the use of RNG as a feedstock for low-carbon hydrogen.

Until commercial RNG operations commenced in the fiscal quarter ended June 30, 2021, Legacy Archaea’s revenues were derived primarily from the sale of customized pollution control systems to third-party customers. With the acquisition of Aria and as our RNG and other projects continue to become commercially operational, the Company expects that a majority of our revenues will be generated from the sale of RNG and renewable electricity, primarily under long-term off-take agreements, along with the Environmental Attributes that are derived from these products. Following the Business Combinations, until the Company can generate sufficient revenue from RNG, renewable electricity and Environmental Attributes, the Company is expected to primarily finance its project development activities with its existing cash and financing arrangements currently in place. See “Liquidity and Capital Resources — New Credit Facility,” for further discussion of our existing financing arrangements. The amount and timing of the future funding requirements will depend on many factors, including the pace and results of our acquisitions and project development efforts.

Market Trends and Exposure to Market-Based Pricing Fluctuations

Future revenues will depend to a substantial degree upon the demand for RNG, renewable electricity and Environmental Attributes, all of which are affected by a number of factors outside our control. To manage exposure to market-based pricing fluctuations, the Company seeks to sell a majority of expected RNG production volumes under long-term off-take agreements with fixed pricing to counterparties with strong credit profiles. The credit profiles of the buyers of RNG are subject to change and are outside our control. Future expenses will depend to a substantial degree upon electricity prices and the costs of raw materials and labor. These costs, too, are subject to a number of factors outside our control.

Regulatory Landscape

We operate in an industry that is subject to and currently benefits from environmental regulations. Government policies can increase the demand for our products by providing market participants with incentives to purchase RNG, renewable electricity and Environmental Attributes. These government policies are continuously being modified, and adverse changes in such policies could have the effect of reducing the demand for our products. For more information, see our risk factor titled “Existing regulations and policies, and future changes to these regulations and policies, may present technical, regulatory and economic barriers to the generation, purchase and use of renewable energy, and may adversely affect the market for credits associated with the production of renewable energy.” Government regulations applicable to our renewable energy projects have generally become more stringent over time. Complying with any new government regulations may result in significant additional expenses or related development costs for us.

Seasonality

To some extent, we experience seasonality in our results of operations. Short-term sales of RNG may be impacted by higher consumption of vehicle fuels by some of our customers in the summer months, when buses and other fleet vehicles use more fuel to power their air conditioning systems, which typically translates to an increased volume of fuel delivered in the summer months. In addition, natural gas commodity prices tend to be higher in the fall and winter months, due to increased overall demand for natural gas for heating during these periods.

Revenues generated from our renewable electricity projects in the northeast U.S., all of which sell electricity at market prices, are affected by warmer and colder weather, and therefore a portion of our quarterly operating results and cash flows are affected by pricing changes due to regional temperatures. These seasonal variances are managed in part by certain off-take agreements at fixed prices.

Cold weather can cause our plants to experience freeze-offs and power outages, resulting in more downtime than under warm weather conditions. Shipping delays for replacement parts and construction materials may also be more frequent during the winter months leading to incremental downtime or construction delays. In addition, lower ambient temperatures result in lower biogas production from our anaerobic digesters and may result in changes to landfill gas composition during the winter months which have the potential to cause incremental downtime. Our energy production can also be affected during the summer months, as very warm temperatures can dry out a landfill if the landfill owner is unable to keep the landfill covered, which in turn reduces the LFG generated at the site.

Impacts of COVID-19

To date, the COVID-19 pandemic and preventative measures taken to contain or mitigate the pandemic have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruptions in the financial markets both globally and in the United States. In response to the COVID-19 pandemic and related mitigation measures, the Company began implementing changes in its business in March 2020 to protect its employees and customers, and to support appropriate health and safety protocols. These measures resulted in additional costs, which we expect will continue through 2022 as we continue to work to address employee safety. As of the date of this Annual Report, such business changes and additional costs have not been, individually or in the aggregate, material to us. We are considered an essential company under the U.S. Federal Cybersecurity and Infrastructure Security Agency guidance and the various state or local jurisdictions in which we operate.

Several vaccines have been authorized for use against COVID-19 in the United States and internationally. As a result of distribution of the vaccines, various federal, state and local governments have begun to ease the movement restrictions and public health initiatives while continuing to adhere to enhanced safety measures, such as physical distancing and face mask protocols. However, uncertainty continues to exist regarding the severity and duration of the pandemic, the speed and effectiveness of vaccine and treatment developments and deployment, potential mutations of COVID-19, and the effect of actions taken and that will be taken to contain COVID-19 or treat its effect, among others. As a result, we remain uncertain of the ultimate effect COVID-19 could have on our business and operations.

Results of Operations

Basis of Presentation

Our revenues are primarily generated from the production and sale of RNG and renewable electricity along with the Environmental Attributes. RNG and renewable electricity generate valuable Environmental Attributes that can be monetized under international, federal, and state initiatives. The Environmental Attributes that we derive and sell include RINs and state low-carbon fuel credits, which are generated from the conversion of biogas to RNG which is used as a transportation fuel, as well as from RECs generated from the conversion of biogas to renewable electricity. Our RINs, RECs, and LCFS are sold with the sale of RNG and renewable electricity or sold separately. In addition to revenues generated from our product sales, we also generate revenues by providing O&M services to certain of our JV production facilities and biogas site partners and by constructing and selling equipment through our GCES subsidiary.

The Company reports segment information in two segments: RNG and Power. Prior to the Business Combinations, the Company managed RNG as its primary business operations, which is to construct and develop biogas facilities on landfill sites for production of RNG. Our Power segment generates revenue by selling renewable electricity and associated Environmental Attributes. In addition, we hold interests in other entities that are accounted for using the equity method of accounting, including Mavrix, which owns and operates four separate RNG facilities included in the RNG segment, and the Sunshine electric project included in the Power segment. We expect our future growth to be driven primarily by additional projects within the RNG segment, and we expect to convert the majority of our LFG to renewable electricity projects to RNG projects over time.

Key Metrics

Management regularly reviews a number of operating metrics and financial measurements to evaluate our performance, measure our growth and make strategic decisions. In addition to traditional GAAP performance and liquidity measures, such as revenue, cost of sales, net income and cash provided by operating activities, we also consider MMBtu and MWh sold and Adjusted EBITDA in evaluating our operating performance. Each of these metrics is discussed below.

Key Components of Results of Operations

As a result of the Business Combinations, prior year amounts are not comparable to current year amounts or expected future trends. The historical financial statements included herein are the financial statements of Legacy Archaea for the year ended December 31, 2020.

Revenue

The Company generates revenues from the production and sales of RNG, Power, and Environmental Attributes, as well as the performance of other landfill energy O&M services and the sale of customized pollution control equipment and associated maintenance agreement services. Whenever possible, we seek to mitigate our exposure to commodity and Environmental Attribute pricing volatility. We seek to sell a significant portion of our RNG production volumes under long-term, fixed-price arrangements with creditworthy partners. We also sell a portion of our volumes under short-term agreements, and many of these volumes generate Environmental Attributes that we also monetize.

Until commercial RNG operations for Legacy Archaea commenced in the fiscal quarter ended June 30, 2021, revenues were historically comprised of sales of customized pollution control equipment and maintenance agreement services. Revenues in Legacy Archaea’s RNG segment commenced in the second quarter of 2021 with commercial operations at our Boyd County facility, and increased beginning in September 2021 due to the Business Combinations and the inclusion of Aria for approximately 3.5 months in the Company’s results for the year ended December 31, 2021. Revenues in our Power segment commenced with the PEI acquisition in the second quarter of 2021, and increased beginning in September 2021 due to the Business Combinations and the inclusion of Aria effective September 15, 2021 in the Company’s results.

Cost of Sales

Cost of sales is comprised primarily of royalty payments to landfill owners as stipulated in our gas rights agreements and labor, parts and outside services required to operate and maintain equipment utilized in generating energy from our owned project facilities and from our landfill sources. Other costs directly related to the production of electricity and RNG are transportation costs associated with moving gas into pipelines, transmission costs of moving power between the ISOs, and electricity consumed in the process of gas production. Our payments to biogas site hosts are primarily in the form of royalties based on realized revenues or, in some select cases, based on production volumes.

Prior to the Business Combinations, cost of sales was historically comprised primarily of personnel compensation and benefits, insurance and raw materials, and parts and components for manufacturing equipment for sale.

Environmental Attributes are a form of government incentive and not a result of the physical attributes of the biogas or electricity production. Therefore, no cost is allocated to the Environmental Attribute when it is generated, regardless of whether it is transferred with the biogas or electricity produced or held by the Company. Additionally, Environmental Attributes, once obtained through the production and sale of biogas or electricity, may be separated and sold separately.

Cost of sales also includes depreciation, amortization, and accretion expense on our power and gas processing plants, amortization of intangible assets relating to our gas and power rights agreements, and the accretion of our asset retirement obligations. Depreciation and amortization is recognized using the straight-line method over the underlying assets’ useful life. Accretion expense is recognized based on the effective yield method.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel related costs (including salaries, bonuses, benefits, and share-based compensation) for our executive, finance, human resource, marketing, IT and other administrative departments and fees for third-party professional services, including consulting, legal and accounting services. These expenses also include insurance, software, and other corporate related costs. No depreciation or amortization expenses are allocated to general and administrative expenses.

We expect our general and administrative expenses to increase for the foreseeable future as we scale headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the SEC, legal, audit, additional insurance expenses, investor relations activities and other administrative and professional services.

Equity Earnings

We hold interests in other entities that are accounted for using the equity method of accounting, including Mavrix, which owns and operates four separate RNG facilities, the Sunshine electric project, and Saturn Renewables, LLC, which owns gas rights at two landfills.

Successor Comparison of the Year Ended December 31, 2021 and 2020

The following discussion pertains to our results of operations, financial condition, and changes in financial condition of the Successor, which includes only Legacy Archaea for dates prior to September 15, 2021 and the operations of both Legacy Archaea and Aria from September 15, 2021 through December 31, 2021. Any increases or decreases “for the year ended December 31, 2021” refer to the comparison of the year ended December 31, 2021, to the year ended December 31, 2020.

In 2020, Legacy Archaea did not have operational assets and as such, the RNG and Power segments did not exist. As such, any segment comparison would not be informative and has not been included for comparison purposes.

Set forth below is a summary of volumes sold for the years ended December 31, 2021 and 2020:

	2021	2020
RNG sold (MMBtu)	1,482,124	—
Electricity sold (MWh)	309,083	—

Volumes increased in 2021 compared to 2020 due to the commencement of commercial operations in April 2021 at our Boyd County facility, the purchase of the PEI power assets in April 2021, and the acquisition of Aria. The volumes sold table above excludes volumes sold by the Company’s equity method investments.

Set forth below is a summary of selected financial information for the years ended December 31, 2021 and 2020:

(in thousands)	2021	2020	$ Change
Revenues and other income	$77,126	$6,523	$70,603
Costs of sales	62,513	4,889	57,624
Equity investment income (loss)	5,653	—	5,653
General and administrative expenses	43,827	4,371	39,456
Operating income (loss)	(23,561)	(2,737)	(20,824)
Other income (expense), net	(7,360)	501	(7,861)
Net income (loss)	$(30,921)	$(2,236)	$(28,685)

Revenues and Other Income

Revenues and other income were approximately $77.1 million for the year ended December 31, 2021, an increase of $70.6 million. The increased revenues are primarily attributable to the commencement of commercial operations in April 2021 at our Boyd County facility, the purchase of the PEI power assets, and the acquisition of Aria resulting in a $57.7 million increase, partially offset by a reduction of pollution control equipment sales.

Cost of Sales

Costs of sales increased by $57.6 million for the year ended December 31, 2021 primarily due to the commencement of commercial operations in April 2021 at our Boyd County facility, the purchase of the PEI power assets, and the acquisition of Aria resulting in a $38.5 million increase.

Equity Investment Income (Loss)

Equity investment income increased due to the acquisition of Aria resulting in ownership in Mavrix and Sunshine Canyon joint ventures.

General and Administrative Expenses

General and administrative expenses increased by $39.5 million for the year ended December 31, 2021 primarily due to merger related expenses related to additional legal costs, contractors and consultants, additional general and administrative staff as our business has expanded and we became a public company, and stock compensation expense.

Other Income (Expense)

Other expense increased by $7.9 million primarily due to the increase in interest expense of $4.8 million and the increase in fair value of the warrant liabilities from the date of the Business Combinations through either the date of exercise, if applicable, or December 31, 2021 for the remaining Private Placement Warrants resulting in a loss of $3.0 million.

Adjusted EBITDA

Adjusted EBITDA is calculated by taking net income (loss) before taxes, interest expense, and depreciation, amortization and accretion, and adjusting for the effects of certain non-cash items, other non-operating income or expense items, and other items not otherwise predictive or indicative of ongoing operating performance, including net derivatives activity, non-cash share-based compensation expense, and non-recurring costs related to our Business Combinations. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Adjusted EBITDA also includes adjustments for equity method investment basis difference amortization and the depreciation and amortization expense included in our equity earnings from our equity method investments. These adjustments should not be understood to imply that we have control over the related operations and resulting revenues and expenses of our equity method investments. We do not control our equity method investments; therefore, we do not control the earnings or cash flows of such equity method investments. The use of Adjusted EBITDA, including adjustments related to equity method investments, as an analytical tool should be limited accordingly.

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our consolidated financial statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income (loss) as defined by GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors, and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.

The table below sets forth the reconciliation of Net income (loss) to Adjusted EBITDA:

(in thousands)	2021	2020
Net income (loss)	$(30,921)	$(2,236)
Adjustments:
Interest expense	4,797	20
Depreciation, amortization and accretion	16,025	137
EBITDA	(10,099)	(2,079)
Net derivative activity	3,727	—
Amortization of intangibles and below-market contracts	(1,479)	—
Amortization of equity method investments basis difference	3,068	—
Depreciation and amortization adjustments for equity method investments	1,745	—
Share-based compensation	5,071	—
Acquisition transaction costs	3,045	—
Actuarial (gain) loss on postretirement plan	(917)	—
Adjusted EBITDA	$4,161	$(2,079)

Predecessor Discussion

Key Components of Results of Operations

Energy Revenue

A significant majority of Aria’s owned projects operate under long-term off-take agreements with investment grade and other creditworthy counterparties that have a weighted average remaining life of approximately 5 years for Power projects and approximately 10 years for RNG projects as of September 14, 2021. Power that is not covered by long-term off-take agreements is sold either under short-term bilateral agreements or in the wholesale markets. For electricity, these are markets organized and maintained by ISOs and RTOs (e.g., NYISO in New York, ISO-NE in New England and PJM Interconnection, L.L.C. (“PJM”) in the eastern United States). These ISOs and RTOs are well established organizations, regulated by states and FERC. For power sold in the wholesale markets, Aria schedules the output in the day-ahead markets and receives the market price determined by the ISO or RTO through balancing the supply and demand for each day. In most cases, Aria implements an optimization of the output sold in wholesale markets by using transmission to move the power into the ISO which offers better prices for RECs.

For RNG, Aria has long-term off-take agreements with creditworthy counterparties. Some contracts have fixed price off-take arrangements, while the remaining sell natural gas and Environmental Attributes and are subject to market price changes.

Aria also generates revenue through the sale of Environmental Attributes. These Environmental Attributes include RECs, RINs and LCFS credits created from the sale of electricity and RNG as a transportation fuel. In most cases, RECs are sold to competitive energy suppliers or utilities. RINs are generally sold to energy companies, and Aria includes revenues from the sale of these Environmental Attributes in Energy revenue. REC revenue is recognized at the time power is produced where an active market exists and a sales agreement is in place for the credits. RIN revenue is recognized when the fuel is produced or transferred to a third party when a sales agreement is in place.

Construction Revenue

Construction revenue is derived from the installation of RNG plants owned by the nonconsolidated joint ventures. Aria recognizes revenue over time based on costs incurred and a fixed profit mark-up per construction agreement. Any intercompany profit is eliminated.

Cost of Energy

Cost of energy is comprised primarily of labor, parts and outside services required to operate and maintain equipment utilized in generating energy from project facilities and landfill sources. Other costs directly related to the production of electricity and RNG are transportation costs associated with moving gas into pipelines, transmission costs of moving power between the ISOs, electricity consumed in the process of gas production, and royalty payments to landfill owners as stipulated in gas rights agreements.

Cost of Construction

Cost of construction is comprised primarily of labor, equipment and other costs associated with construction contracts revenue incurred to date.

General and Administrative Expenses

General and administrative expenses include offices rentals and costs relating to labor, legal, accounting, treasury, information technology, insurance, communications, human resources, procurement, utilities, property taxes, permitting and other general costs.

Gain (Loss) on Derivative Contracts

Aria used interest rate swaps and caps to manage the risk associated with interest rate cash flows on variable rate borrowings. Changes in the fair values of interest rate swaps and realized losses were recognized as a component of interest expense. The interest rate swaps were measured at fair value by discounting the net future cash flows using the forward London Inter-Bank Offered Rate (“LIBOR”) curve with the valuations adjusted by the counterparties’ credit default hedge rate.

Changes in the fair values of natural gas swap are recognized in gain (loss) on derivative contracts and realized losses are recognized as a component of cost of energy expense. Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, with an adjustment for the counterparty’s credit default hedge rate.

Predecessor Comparison of the Period From January 1 to September 14, 2021 and the Year Ended December 31, 2021

The following discussion pertains to the Predecessor results of operations, financial condition, and changes in financial condition. Any increases or decreases “for the period from January 1 to September 14, 2021” refer to the comparison of the period from January 1 to September 14, 2021, to the year ended December 31, 2020.

Set forth below is a summary of Aria’s volumes sold for the period from January 1 to September 14, 2021 and the year ended December 31, 2020 (excluding volumes sold by Aria’s equity method investments):

	January 1 to September 14, 2021	Year Ended December 31, 2020
RNG sold (MMBtu)	2,983,816	4,325,757
Electricity sold (MWh)	469,299	863,959

RNG volumes decreased for the period from January 1 to September 14, 2021 compared to the year ended December 31, 2020 primarily due to the shorter operating period and scheduled maintenance at the KC LFG and SWACO facilities. Power volumes decreased for the period from January 1 to September 14, 2021 compared to the year ended December 31, 2020 primarily due the shorter operating period and the sale of LES Project Holdings LLC (“LESPH”) in June 2021.

Set forth below is a summary of Aria’s certain financial information for the period from January 1 to September 14, 2021 and the year ended December 31, 2020:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020	$ Change
Revenues and other income	$117,589	$138,881	$(21,292)
Costs of sales	72,269	112,590	(40,321)
Equity investment income (loss)	19,777	9,298	10,479
General and administrative expenses	33,737	20,782	12,955
Operating income (loss)	32,707	(10,486)	43,193
Other income (expense), net	51,813	(19,437)	71,250
Net income (loss)	$84,520	$(29,923)	$114,443

Revenues and Other Income

Revenue and other income decreased by $21.3 million for the period from January 1 to September 14, 2021 as result of the shorter operating period, lower LESPH revenue as a result of its sale in June 2021 and lower construction revenue, partially offset by higher RIN, natural gas, and power commodity pricing.

Cost of Sales

Cost of sales decreased $40.3 million for the period from January 1 to September 14, 2021 as result of the shorter operating period and the sale of LESPH, partially offset by higher royalty costs.

Equity Investment Income (Loss), Net

Equity investment income increased by $10.5 million for the period from January 1 to September 14, 2021 as a result of Mavrix income being higher, RIN and gas pricing, and the addition of the South Shelby RNG facility, partially offset by the effect of the shorter operating period.

General and Administrative Expenses

General and administrative expenses increased by $13.0 million for the period from January 1 to September 14, 2021 as a result of merger-related legal, consulting, and personnel costs.

Other Income (Expense), Net

Other income (expense), net increased by $71.3 million for the period from January 1 to September 14, 2021 as result of the gain on extinguishment of debt associated with the LESPH sale.

Liquidity and Capital Resources (Successor)

Sources and Uses of Funds

Legacy Archaea historically funded its operations and growth with equity and debt financing. The Company’s primary uses of cash have been to fund construction of RNG facilities and acquisitions of complementary businesses and LFG rights. The Company is expected to primarily finance its project development activities with cash on hand from the proceeds of the Business Combinations, available funding under our credit facility as discussed below under “New Credit Facility,” and, if we accelerate our growth plans, additional debt or share issuances. Further, the Company may also determine to issue long-term debt securities to fund a portion of its capital program if market conditions allow. The Company cannot predict with certainty the timing, amount and terms of any future issuances of any such debt securities or whether they occur at all. The amount and timing of the future funding requirements will depend on many factors, including the pace and results of our acquisitions and project development efforts. Under the Company’s base 2022 capital expenditure budget, we expect to allocate $130 million to fund optimization projects and new build projects that are expected to be completed in 2022. As of December 31, 2021, we had the cash balance described in the paragraph below and approximately $352.0 million of outstanding indebtedness, including $218.6 million of outstanding borrowings under the Term Loan and $133.4 million outstanding on our Assai Notes, and also had $235.8 million of available borrowing capacity under the Revolver. We expect that existing cash and cash equivalents, positive cash flows from operations and available borrowings under our credit facility will be sufficient to support our working capital, capital expenditures and other cash requirements for at least the next twelve months. Accelerating our growth plans may require additional cash requirements, which would likely be funded with debt or share issuances. We may, to the extent market conditions are favorable, incur additional debt to, among other things, finance future acquisitions of businesses, assets, or biogas rights, fund development of projects in our backlog, respond to competition, or for general financial reasons alone.

Cash

As of December 31, 2021, Archaea had $77.9 million of unrestricted cash and cash equivalents included in $91.7 million of total working capital, which together are expected to provide ample liquidity to fund our current operations and a portion of our near-term development projects. As of December 31, 2021, we also had $15.2 million of restricted cash for payment primarily of construction-related costs for the Assai RNG facility.

In November 2021, we issued a redemption notice to the holders of our Redeemable Warrants. During the redemption period ending in December 2021, we received total proceeds of $107.7 million from the exercise of Redeemable Warrants.

To minimize dilution to our existing stockholders as a result of warrant exercises, we used cash proceeds received from exercises of Redeemable Warrants to repurchase 6,101,449 shares of Class A Common Stock from Aria Renewable Energy Systems LLC at a pre-negotiated price of $17.65 per share for a total cost of $107.7 million.

For more information regarding our warrants and the redemption notice, see “Note 13 — Derivatives Instruments” to our Consolidated Financial Statements included herein.

New Credit Facilities

On the Closing Date and upon consummation of the Business Combinations, Archaea Borrower, entered into a $470 million New Credit Agreement with a syndicate of lenders co-arranged by Comerica Bank. The New Credit Agreement provides for the Revolver with an initial commitment of $250 million and a Term Loan with an initial commitment of $220 million. Pursuant to the New Credit Agreement, Archaea Borrower has the ability, subject to certain conditions, to draw upon the Revolver on a revolving basis up to the amount of the Revolver then in effect. On the Closing Date, the Company received total proceeds of $220 million under the Term Loan. As of December 31, 2021, the Company has outstanding borrowings under the Term Loan of $218.6 million at an effective interest rate of 3.35% and has not drawn on the Revolver. As of December 31, 2021, the Company had issued letters of credit under the New Credit Agreement of $14.2 million, and thus reducing the borrowing capacity of the Revolver to $235.8 million. Under the Company’s base 2022 capital expenditure budget, we expect to utilize a portion of available capacity under the Revolver to fund our near-term development projects.

Prior to the Archaea Merger, Legacy Archaea had certain other secured promissory notes and credit facilities in place which were extinguished at the closing of the Business Combinations.

Summarized Cash Flows for the Years Ended December 31, 2021 and 2020:

(in thousands)	2021	2020
Cash used in operating activities	$(28,112)	$(5,834)
Cash used in investing activities	$(694,551)	$(42,319)
Cash provided by financing activities	$814,233	$49,226
Net increase in cash, cash equivalents and restricted cash	$91,570	$1,073

Cash Used in Operating Activities

The Company generates cash from revenues and uses cash in its operating activities and for general and administrative expenses.

Total cash used in operating activities increased by $22.3 million for the year ended December 31, 2021, which was primarily related to higher general and administrative expenses due to increases in employee costs as we continue to build our business, and operating costs associated with the additions of Boyd County and PEI. Changes in other working capital accounts were approximately $24.7 million and related to the timing of revenue receipts, payable payments and combined company insurance programs.

Cash Used in Investing Activities

We continue to have significant cash outflows for investing activities as we expand our business and develop projects.

Total cash used in investing activities was $694.6 million for the year ended December 31, 2021. In addition to the Aria Merger, we spent $147.3 million on development activities and $61.8 million, net of cash acquired, primarily related to the acquisition of a pipeline that will transport gas to our Assai facility and the acquisition of four operating LFG to renewable electricity facilities. Development activities in 2021 are related to construction at our various plants, including Assai and the Boyd County facility, as well as biogas rights acquisitions of $7.8 million. We also made contributions to equity method investments totaling $22.2 million. For the year ended December 31, 2021, cash used in investing activities by Aria and Legacy Archaea, together, was $242.0 million, including purchases of property, plant and equipment totaling $141.8 million, primarily related to the development of our Assai and Boyd County RNG facilities, purchases of equipment for future development projects and certain asset acquisitions. Also during the year ended December 31, 2021, Aria and Legacy Archaea acquired certain assets for $61.8 million, acquired biogas rights for $7.8 million, and contributed $30.6 million into equity method investments. During the quarter ended December 31, 2021, purchases of property, plant and equipment totaled $51.3 million, which were primarily related to the development of our Assai facility and equipment purchased for future development projects.

Cash used in investing activities of $42.3 million for the year ended December 31, 2020 was primarily attributable to acquiring a majority position in GCES, acquiring biogas rights, and construction at the Assai production facility.

Cash Provided by Financing Activities

The results of cash provided by financing activities is primarily attributable to cash proceeds from the Business Combinations, including the PIPE Financing and proceeds from the RAC trust account, borrowings from long-term debt under the 3.75% Notes, the 4.47% Notes, and the New Credit Agreement, offset by certain debt repayments. This resulted in net cash proceeds of $815.9 million. In addition, total proceeds of $107.7 million from the exercise of Redeemable Warrants were used to repurchase 6,101,449 shares of Class A Common Stock from Aria Renewable Energy Systems LLC.

Cash provided by financing activities of $49.2 million for the year ended December 31, 2020 was comprised primarily of equity financing.

Operating Leases

The Company has entered into various operating leases for our corporate headquarters, other office space, warehouse, and facilities with third parties for periods ranging from one to eleven years. The Company also entered into a related-party office lease as a result of its acquisition of interest GCES in 2020. During the year ended December 31, 2021, the Company paid $0.2 million under this related-party lease which expires in May 2022.

Long Term Debt

Assai Energy 3.75% and 4.47% Senior Secured Notes

On January 15, 2021, Assai Energy, LLC (“Assai Energy”) entered into a senior secured note purchase agreement with certain investors for the purchase of $72.5 million in principal amount of 3.75% Senior Secured Notes (the “3.75% Notes”). Interest on the 3.75% Notes is payable quarterly in arrears, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy entered into an additional senior secured note purchase agreement with certain investors for the purchase of $60.8 million in principal amount of its 4.47% Senior Secured

Notes (the “4.47% Notes” and, together with the 3.75% Notes, collectively the “Assai Notes”). Interest is payable quarterly in arrears, and the 4.47% Notes mature on September 30, 2041. As of December 31, 2021, Assai Energy received total proceeds of $133.4 million from the Assai Notes of which approximately $30 million was used to complete the acquisition of PEI. The remaining proceeds were used to fund the development of our Assai production facility.

Wilmington Trust, National Association is the collateral agent for the secured parties for the Assai Notes. The Assai Notes are secured by all Assai plant assets and plant revenues and a pledge of the equity interests of Assai Energy. Cash received from the Assai Notes is restricted for use on Assai related costs and cannot be used for general corporate purposes.

New Credit Facilities

On the Closing Date and upon consummation of the Business Combinations, Archaea Borrower entered into a $470 million New Credit Agreement with a syndicate of lenders co-arranged by Comerica Bank. The New Credit Agreement provides for the Revolver with an initial commitment of $250 million and a Term Loan with an initial commitment of $220 million. Pursuant to the New Credit Agreement, Archaea Borrower has the ability, subject to certain conditions, to draw upon the Revolver on a revolving basis up to the amount of the Revolver then in effect. On the Closing Date, the Company received total proceeds of $220 million under the Term Loan. As of December 31, 2021, the Company has outstanding borrowings under the Term Loan of $218.6 million at an effective interest rate of 3.35% and has not drawn on the Revolver. As of December 31, 2021, the Company had issued letters of credit under the New Credit Agreement of $14.2 million, and thus reducing the borrowing capacity of the Revolver to $235.8 million.

Debt activity for the year ended December 31, 2021 is as follows:

(in thousands)	December 31, 2020	Borrowings	Repayments	December 31, 2021
Comerica Bank – Specific Advance Facility Note	$4,319	$675	$(4,994)	$—
Comerica Bank – Previous Revolver	—	12,478	(12,478)	—
Comerica Term Loan	12,000	—	(12,000)	—
New Credit Agreement – Term Loan	—	220,000	(1,375)	218,625
New Credit Agreement – Revolver	—	—	—	—
Wilmington Trust – 4.47% Term Note(1)	—	60,828	—	60,828
Wilmington Trust – 3.75% Term Note(1)	—	72,542	—	72,542
Promissory Notes	—	30,000	(30,000)	—
Kubota Corporation – Term Notes	46	—	(46)	—
Total	$16,365	$396,523	$(60,893)	$351,995

____________

(1) Borrowings were used primarily for construction of the Assai facility.

See “Note 11 — Debt” in the Notes to Consolidated Financial Statements for additional information on the Company’s debt instruments.

Material Cash Requirements

The Company has various long-term contractual commitments pertaining to certain of its biogas rights agreements that include annual minimum royalty and landfill gas rights payments. Annual minimum royalty and landfill gas rights payments generally begin when production commences and continue through the period of operations. For 2022, the expected annual minimum royalty and landfill gas rights payments are $5.4 million, and the annual commitment will increase as production commences from new facilities under development with biogas rights agreements that include minimum payment terms.

The Company has purchase commitments related to construction services and equipment purchases for the development and upgrade of facilities of $177.7 million as of December 31, 2021, with expected cash payments of $174.7 million and $3.0 million in 2022 and 2023, respectively.

Significant Accounting Policies

This management’s discussion and analysis of financial condition and results of operations are based on our consolidated financial statements. Our financial statements have been prepared in conformity with GAAP. For a discussion of our significant accounting policies, see “Note 2 — Basis of Presentation and Summary of Significant Accounting Policies.”

Critical Accounting Policies and Estimates

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. The estimates and assumptions used in our financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. We evaluate our estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results form the basis for judgments we make about the carrying values of assets and liabilities that are not readily apparent from other sources. Because these estimates can vary depending on the situation, actual results may differ from the estimates and assumptions used in preparing the financial statements.

We identify the most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Our critical accounting policies are associated with acquisition accounting and the judgment used in determining the fair value of identified assets acquired and liabilities assumed.

Accounting for Business Combinations

The Company applies Accounting Standards Codification (“ASC”) 805, Business Combinations, when accounting for acquisitions of a business under GAAP. Identifiable assets acquired, liabilities assumed and noncontrolling interest, if applicable, are recorded at their estimated fair values at the acquisition date. Significant judgment is required in determining the acquisition date fair value of the assets acquired and liabilities assumed, predominantly with respect to property, plant and equipment and intangible assets consisting of biogas contracts, existing purchase and sales contracts, trade names and customer relationships. Evaluations include numerous inputs, including forecasted cash flows that incorporate the specific attributes of each asset including future natural gas and electric prices, future Environmental Attribute pricing, cost inflation factors, and discount rates. For property, plant, and equipment, we consider the remaining useful life of equipment, current replacement costs for similar assets, and comparable market transactions. The Company evaluates all available information, as well as all appropriate methodologies, when determining the fair value of assets acquired, liabilities assumed, and noncontrolling interest, if applicable, in a business combination. In addition, once the appropriate fair values are determined, the Company must determine the remaining useful life for property, plant and equipment and the amortization period and method of amortization for each finite-lived intangible asset. The estimates of fair values of assets impact future depreciation and amortization and the initial amount of goodwill recorded.

Recent Accounting Pronouncements

For a description of the Company’s recently adopted accounting pronouncements and recently issued accounting standards not yet adopted, see “Note 3 - Recently Issued and Adopted Accounting Standards” of the consolidated financial statements appearing in this Annual Report Form on 10-K.

Inflation

The Company does not believe that inflation had a material impact on our business, revenues or operating results during the periods presented.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide the information required by this Item. However, we note that we are exposed to market risks in the ordinary course of our business. Market risk is the potential loss that may result from market changes associated with our power generation or with an existing or forecasted financial or commodity transaction. These risks primarily consist of commodity price risk, specifically electricity and RNG, counterparty credit risk and interest rate risk.

Commodity Price Risk

Changes in energy commodity prices, such as natural gas and wholesale electricity prices, could significantly affect our revenues and expenses. Changes in prices of Environmental Attributes could have a significant impact on our revenues. We seek to contract a majority of our RNG volumes under long-term fixed price off-take agreements. We believe these fixed-price arrangements will reduce our exposure to fluctuating energy and commodity prices, as well as the fluctuating prices of Environmental Attributes. However, if our costs were to rise unexpectedly, the revenue under our fixed-price contracts would remain constant, which may result in operating losses.

Counterparty Credit Risk

Credit risk relates to the risk of loss resulting from non-performance or non-payment by counterparties pursuant to the terms of their contractual obligations. We monitor and manage credit risk through credit policies that include: (i) an established credit approval process, and (ii) the use of credit mitigation measures such as prepayment arrangements or volumetric limits. Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We seek to mitigate counterparty risk by having a diversified portfolio of counterparties.

Interest Rate Risk

We are exposed to fluctuations in interest rates on borrowings under the New Credit Agreement. Interest on borrowings under the New Credit Agreement is based on LIBOR or alternative base rate plus an applicable rate as stated in the agreement. We entered into an interest rate swap to set the variable interest rate of a portion of the New Credit Agreement at a fixed interest rate to manage our interest rate risk.

Foreign Currency Exchange Rate Risk

We may enter into foreign currency derivative contracts to manage risk associated with anticipated foreign currency denominated transactions.

ITEM 8. FINANCIAL INFORMATION AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Archaea Energy Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Archaea Energy Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2021.

Philadelphia, Pennsylvania
March 18, 2022

ARCHAEA ENERGY INC.
Consolidated Balance Sheets

(in thousands, except shares and per share data)	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$77,860	$1,496
Restricted cash	15,206	—
Accounts receivable, net	37,010	1,780
Inventory	9,164	—
Prepaid expenses and other current assets	21,225	4,730
Total Current Assets	160,465	8,006
Property, plant and equipment, net	350,583	52,368
Intangible assets, net	638,471	8,693
Goodwill	29,211	2,754
Equity method investments	262,738	—
Other non-current assets	9,721	2,460
Total Assets	$1,451,189	$74,281
LIABILITIES AND EQUITY
Current Liabilities
Accounts payable – trade	$11,096	$14,845
Current portion of long-term debt, net	11,378	1,302
Accrued and other current liabilities	46,279	8,270
Total Current Liabilities	68,753	24,417
Long-term debt, net	331,396	14,773
Derivative liabilities	67,424	—
Below-market contracts	142,630	—
Asset retirement obligations	4,677	306
Other long-term liabilities	5,316	3,294
Total Liabilities	620,196	42,790
Commitments and Contingencies
Redeemable Noncontrolling Interests	993,301	—
Equity
Members’ Equity	—	34,930
Members’ Accumulated Deficit	—	(4,156)
Stockholders’ Equity
Preferred stock, $0.0001 par value; 10,000,000 authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 900,000,000 shares authorized; 65,122,200 shares issued and outstanding as of December 31, 2021 and no shares issued and outstanding as of December 31, 2020	7	—
Class B common stock, $0.0001 par value; 190,000,000 shares authorized; 54,338,114 shares issued and outstanding as of December 31, 2021 and no shares issued and outstanding as of December 31, 2020	5	—
Additional paid in capital	—	—
Accumulated deficit	(162,320)	—
Total Stockholders’ Equity	(162,308)	—
Nonredeemable noncontrolling interests	—	717
Total Equity	(162,308)	31,491
Total Liabilities, Redeemable Noncontrolling Interests and Equity	$1,451,189	$74,281

The accompanying notes are an integral part of these consolidated financial statements.

ARCHAEA ENERGY INC.
Consolidated Statements of Operations

	Year Ended December 31,
(in thousands, except shares and per share data)	2021	2020
Revenues and Other Income
Energy revenue	$67,871	$—
Other revenue	5,817	6,523
Amortization of intangibles and below-market contracts	3,438	—
Total Revenues and Other Income	77,126	6,523
Equity Investment Income, Net	5,653	—
Cost of Sales
Cost of energy	41,626	—
Cost of other revenues	4,862	4,752
Depreciation, amortization and accretion	16,025	137
Total Cost of Sales	62,513	4,889
General and administrative expenses	43,827	4,371
Operating Income (Loss)	(23,561)	(2,737)
Other Income (Expense)
Interest expense, net	(4,797)	(20)
Gain (loss) on derivative contracts	(3,727)	—
Other income (expense)	1,164	521
Total Other Income (Expense)	(7,360)	501
Income (Loss) Before Income Taxes	(30,921)	(2,236)
Income tax benefit	—	—
Net Income (Loss)	(30,921)	(2,236)
Net income (loss) attributable to nonredeemable noncontrolling interests	(712)	236
Net income (loss) attributable to Legacy Archaea	(18,744)	(2,472)
Net income (loss) attributable to redeemable noncontrolling interests	(6,312)	—
Net Income (Loss) Attributable to Class A Common Stock	$(5,153)	$—
Net income (loss) per Class A common share:
Net income (loss) – basic(1)	$(0.09)	$—
Net income (loss) – diluted(1)	$(0.09)	$—
Weighted average shares of Class A Common Stock outstanding:
Basic(1)	56,465,786	—
Diluted(1)	56,465,786	—

____________

(1)      Class A Common Stock is outstanding beginning September 15, 2021 due to the reverse recapitalization transaction as described in Note 4.

The accompanying notes are an integral part of these consolidated financial statements.

ARCHAEA ENERGY INC.
Consolidated Statements of Equity

		Total Equity
				Total Stockholders’ Equity
(in thousands)	Redeemable Noncontrolling Interests	Members’ Equity	Members’ Accumulated Deficit	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Accumulated Deficit	Nonredeemable Noncontrolling Interests	Total Equity
Balance – January 1, 2020	$—	$2,470	$(1,683)	$—	$—	$—	$—	$—	$787
Net income (loss)	—	—	(2,473)	—	—	—	—	237	(2,236)
Members’ equity contributions	—	32,460	—	—	—	—	—	—	32,460
Noncontrolling interest in acquired business acquisition	—	—	—	—	—	—	—	480	480
Balance – December 31, 2020	—	34,930	(4,156)	—	—	—	—	717	31,491
Net income (loss) prior to Closing	—	—	(18,744)	—	—	—	—	(534)	(19,278)
Members’ equity contributions	—	70	—	—	—	—	—	—	70
Share-based compensation expense prior to Closing	—	2,349	—	—	—	—	—	—	2,349
Reclassification in connection with reverse recapitalization	—	(37,349)	22,900	—	3	37,346	(22,900)	—	—
Net cash contribution from the reverse recapitalization and PIPE Financing, net of warrant liability	—	—	—	5	1	346,266	—	—	346,272
Issuance of Class B Common Stock in Aria Merger	—	—	—	—	2	394,908	—	—	394,910
Reclassification to redeemable noncontrolling interest	408,762	—	—	—	—	(431,662)	22,900	—	(408,762)
Warrant exercises	—	—	—	1	—	193,540	—	—	193,541
Exchange of Class A Opco Units and Class B Common Stock for Class A Common Stock	(132,720)	—	—	1	(1)	132,720	—	—	132,720
Retirement of Class A Common Stock	—	—	—	—	—	—	(107,690)	—	(107,690)
Share-based compensation expense	—	—	—	—	—	2,721	—	—	2,721
Shares withheld for taxes on net settled awards	—	—	—	—	—	(950)	—	—	(950)
Net income (loss) after Closing	(6,312)	—	—	—	—	—	(5,153)	(178)	(5,331)
Acquisition of nonredeemable noncontrolling interests	—	—	—	—	—	(795)	—	(5)	(800)
Adjustment of redeemable noncontrolling interests to redemption amount	723,571	—	—	—	—	(674,094)	(49,477)	—	(723,571)
Balance – December 31, 2021	$993,301	$—	$—	$7	$5	$—	$(162,320)	$—	$(162,308)

The accompanying notes are an integral part of these consolidated financial statements.

ARCHAEA ENERGY INC.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$(30,921)	$(2,236)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion expense	16,025	137
Amortization of debt issuance costs	1,309	—
Amortization of intangibles and below-market contracts	(1,479)	—
Bad debt expense	353	76
Return on investment in equity method investments	8,273	—
Equity in earnings of equity method investments	(5,653)	—
Total (gains) losses on derivatives, net	3,727	—
Net cash received in settlement of derivatives	80	—
Forgiveness of Paycheck Protection Loan	(201)	(491)
Stock-based compensation expense	5,071	—
Changes in operating assets and liabilities:
Accounts receivable	(6,940)	(1,385)
Inventory	(149)	—
Prepaid expenses and other current assets	(7,660)	(3,252)
Accounts payable – trade	(211)	(246)
Accrued and other liabilities	276	1,563
Other non-current assets	(4,231)	—
Other long-term liabilities	(5,781)	—
Net cash used in operating activities	(28,112)	(5,834)
Cash flows from investing activities
Acquisition of Aria, net of cash acquired	(463,334)	—
Acquisition of assets and businesses, excluding Aria	(61,830)	(14,249)
Additions to property, plant and equipment	(139,467)	(20,169)
Purchases of biogas rights	(7,802)	(7,901)
Contributions to equity method investments	(22,175)	—
Return of investment in equity method investments	57	—
Net cash used in investing activities	(694,551)	(42,319)
Cash flows from financing activities
Borrowings on line of credit agreement	12,478	—
Repayments on line of credit agreement	(12,478)	—
Proceeds from long-term debt, net of issuance costs	367,930	16,075
Repayments of long-term debt	(48,415)	—
Proceeds from PPP Loan	—	691
Proceeds from reverse recapitalization and PIPE Financing	496,425	—
Capital contributions	70	32,460
Proceeds from Warrant exercises for Class A Common Stock	107,663	—
Repurchase of Class A Common Stock	(107,690)	—
Taxes paid on net share settled stock-based compensation awards	(950)	—
Acquisition of nonredeemable noncontrolling interest	(800)	—
Net cash provided by financing activities	814,233	49,226

ARCHAEA ENERGY INC.
Consolidated Statements of Cash Flows — (Continued)

	Year Ended December 31,
(in thousands)	2021	2020
Net increase (decrease) in cash, cash equivalents and restricted cash	91,570	1,073
Cash, cash equivalents and restricted cash – beginning of period	1,496	423
Cash, cash equivalents and restricted cash – end of period	$93,066	$1,496

Supplemental cash flow information
Cash paid for interest(1)	$3,903	$44
Non-cash investing activities
Accruals of property, plant and equipment and biogas rights incurred but not paid	$20,296	$17,542

____________

(1)      Net of capitalized interest of $7.9 million and $0.6 million for the years ended December 31, 2021 and 2020, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Organization and Description of Business

Archaea Energy Inc. (“Archaea”), a Delaware corporation (formerly named Rice Acquisition Corp.), is one of the largest RNG producers in the U.S., with an industry-leading RNG platform primarily focused on capturing and converting waste emissions from landfills and anaerobic digesters into low-carbon RNG and electricity. As of December 31, 2021, Archaea owns, through wholly-owned entities or joint ventures, a diversified portfolio of 29 LFG recovery and processing facilities across 18 states, including 11 operated facilities that produce pipeline-quality RNG and 18 LFG to renewable electricity production facilities, including one non-operated facility and one facility that is not operational.

Archaea develops, designs, constructs, and operates RNG facilities. Archaea has entered into long-term agreements with biogas site hosts which grant the rights to utilize gas produced at their sites and to construct and operate facilities on their sites to produce RNG and renewable electricity.

On September 15, 2021, Archaea consummated the previously announced business combinations pursuant to (i) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Aria Merger Agreement”), by and among Rice Acquisition Corp., a Delaware corporation (“RAC”), Rice Acquisition Holdings LLC, a Delaware limited liability company and direct subsidiary of RAC (“RAC Opco”), LFG Intermediate Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Opco (“RAC Intermediate”), LFG Buyer Co, LLC, a Delaware limited liability company and direct subsidiary of RAC Intermediate (“RAC Buyer”), Inigo Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Aria Merger Sub”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and Aria Renewable Energy Systems LLC, a Delaware limited liability company, pursuant to which, among other things, Aria Merger Sub was merged with and into Aria, with Aria surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Aria Merger Agreement, the “Aria Merger”), and (ii) the Business Combination Agreement, dated April 7, 2021 (as amended, the “Archaea Merger Agreement” and, together with the Aria Merger Agreement, the “Business Combination Agreements”), by and among RAC, RAC Opco, RAC Intermediate, RAC Buyer, Fezzik Merger Sub, LLC, a Delaware limited liability company and direct subsidiary of RAC Buyer (“Archaea Merger Sub”), Archaea Energy LLC, a Delaware limited liability company, and Archaea Energy II LLC, a Delaware limited liability company (“Legacy Archaea”), pursuant to which, among other things, Archaea Merger Sub was merged with and into Legacy Archaea, with Legacy Archaea surviving the merger and becoming a direct subsidiary of RAC Buyer, on the terms and subject to the conditions set forth therein (the transactions contemplated by the Archaea Merger Agreement, the “Archaea Merger” and, together with the Aria Merger, the “Business Combinations”). As further discussed in “Note 4 — Business Combinations and Reverse Recapitalization,” Legacy Archaea was determined to be the accounting acquirer of the Business Combinations, and Aria was determined to be the predecessor to the Company. Unless the context otherwise requires, “the Company,” “we,” “us,” and “our” refer, for periods prior to the completion of the Business Combinations, to Legacy Archaea and its subsidiaries and, for periods upon or after the completion of the Business Combinations, to Archaea Energy Inc. and its subsidiaries, including Legacy Archaea and Aria Energy LLC.

Archaea has retained its “up-C” structure, whereby (i) all of the equity interests in Aria and Legacy Archaea are held indirectly by Opco through RAC Buyer and RAC Intermediate, (ii) Archaea’s only assets are its equity interests in Opco, and (iii) Sponsor, Atlas, the RAC independent directors, the Legacy Archaea Holders and the Aria Holders own economic interests directly in Opco. In connection with the consummation of the Business Combinations, Rice Acquisition Holdings LLC was renamed LFG Acquisition Holdings LLC. In accordance with ASC 810 — Consolidation, Opco is considered a VIE with Archaea as its sole managing member and primary beneficiary. As such, Archaea consolidates Opco, and the remaining unitholders that hold economic interests directly in Opco are presented as redeemable noncontrolling interests on the Company’s financial statements.

Opco issued additional Class A Opco Units as part of the consideration in the Business Combinations. Subsequent to the Business Combinations, transactions impacting the ownership of Class A Opco Units resulted from Redeemable Warrant exercises, repurchases from Aria Renewable Energy Systems LLC, redemption of certain

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Organization and Description of Business (cont.)

other Class A Opco Units in exchange for Class A Common Stock, and issuances related to vested RSUs. The ownership structure of Opco upon closing of the Business Combinations and as of December 31, 2021, which gives rise to the redeemable noncontrolling interest at Archaea, is as follows:

	December 31, 2021		September 15, 2021
Equity Holder	Class A Opco Units	% Interest	Class A Opco Units	% Interest
Archaea	65,122,200	54.5%	52,847,195	45.9%
Total controlling interests	65,122,200	54.5%	52,847,195	45.9%
Aria Holders	15,056,379	12.6%	23,000,000	20.0%
Legacy Archaea Holders	33,350,385	27.9%	33,350,385	29.0%
Sponsor, Atlas and RAC independent directors	5,931,350	5.0%	5,931,350	5.2%
Total redeemable noncontrolling interests	54,338,114	45.5%	62,281,735	54.1%
Total	119,460,314	100.0%	115,128,930	100.0%

Holders of Class A Opco Units other than Archaea have the right (a “redemption right”), subject to certain limitations, to redeem Class A Opco Units and a corresponding number of shares of Class B Common Stock for, at Opco’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash.

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements and notes are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the rules and regulations of the SEC. These financial statements reflect all adjustments that are, in the opinion of management, necessary to present fairly the results for the periods presented. The Company’s accounting policies conform to GAAP and have been consistently applied in the presentation of financial statements. The Company’s consolidated financial statements include all wholly-owned subsidiaries and all variable interest entities with respect to which the Company determined it is the primary beneficiary.

The Archaea Merger with RAC was accounted for as a reverse recapitalization with Legacy Archaea deemed the accounting acquirer, and therefore, there was no step-up to fair value of any RAC assets or liabilities and no goodwill or other intangible assets were recorded. The Aria Merger was accounted for using the acquisition method of accounting with Aria deemed to be the acquiree for accounting purposes. The Company also determined that Aria is the Company’s predecessor and therefore has included the historical financial statements of Aria as predecessor beginning on page PS-322. The Company recorded the fair value of the net assets acquired from Aria as of the Business Combination Closing Date, and goodwill was recorded. See “Note 4 — Business Combinations and Reverse Recapitalization” for additional information regarding the Archaea Merger and Aria Merger.

Principles of Consolidation

The consolidated financial statements include the assets, liabilities and results of operations of the Company and its consolidated subsidiaries beginning on September 15, 2021, which includes approximately 3.5 months of the combined results of the businesses of Legacy Archaea and Aria as operated by the Company after the Business Combination for the year ended December 31, 2021. The consolidated assets, liabilities and results of operations prior to the September 15, 2021 reverse recapitalization are those of Legacy Archaea, the accounting acquirer.

The Company has determined that Opco is a VIE and the Company is the primary beneficiary. Therefore, the Company consolidates Opco, and ownership interests of Opco not owned by the Company are reflected as redeemable noncontrolling interests due to certain features of the redemption right. See “Note 16 — Redeemable

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Noncontrolling Interest and Stockholders’ Equity.” Entities that are majority-owned by Opco are consolidated. Certain investments in entities are accounted for as equity method investments and included separately in the Company’s consolidated balance sheets.

All intercompany balances and transactions have been eliminated.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make the comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. The Company will re-evaluate its status as an emerging growth company in June 2022 at which time it may no longer qualify as an emerging growth company.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as contingent assets and liabilities. The estimates and assumptions used in the accompanying financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.

Noncontrolling and Redeemable Noncontrolling Interest

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the stockholders’ equity of the Company. Noncontrolling interests are initially recorded at the transaction price which is equal to their fair value, and the amount is subsequently adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests. Effective with the consummation of the Business Combinations, noncontrolling interest includes the economic interest of Class A Opco Units not owned by the Company, which has been classified as redeemable noncontrolling interest due to certain provisions that allow for cash settlement of the redemption right at the Company’s election. See “Note 16 — Redeemable Noncontrolling Interest and Stockholders’ Equity.”

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

The three input levels of the fair value hierarchy are as follows:

•        Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

•        Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

•        Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The Company’s financial assets and liabilities are classified based on the lowest level of input that is significant for the fair value measurement. The Company reflects transfers between the three levels at the beginning of the reporting period in which the availability of observable inputs no longer justifies classification in the original level.

Revenue Recognition

The Company generates revenues from the production and sales of RNG, Power, and associated Environmental Attributes, as well as the performance of other landfill energy O&M services. The Company also manufactures and sells customized pollution control equipment and performs associated maintenance agreement services. Based on requirements of GAAP, a portion of revenue is accounted for under ASC 840 — Leases and a portion under ASC 606 — Revenue from Contracts with Customers. Under ASC 840, lease revenue is recognized generally upon delivery of RNG and electricity. Under ASC 606, revenue is recognized when (or as) the Company satisfies its performance obligation(s) under the contract by transferring the promised product or service either when (or as) its customer obtains control of the product or service, including RNG, electricity and their related Environmental Attributes. A performance obligation is a promise in a contract to transfer a distinct product or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring its products or services. Based on the terms of the related sales agreements, the amounts recorded under ASC 840 as lease revenue are generally consistent with revenue recognized under ASC 606.

RNG

The Company’s RNG production commenced in 2021 at its Boyd County facility and has expanded with the acquisition of Aria, which at the time of the Business Combinations owned and operated nine RNG facilities, and with the achievement of commercial operations at the Assai facility in December 2021. The Company has long-term

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

off-take contracts with creditworthy counterparties for the sale of RNG and related Environmental Attributes. Certain long-term off-take contracts for current production are accounted for as operating leases and have no minimum lease payments. The rental income under these leases is recorded as revenue when the RNG is delivered to the customer. RNG not covered by off-take contracts is sold under short-term market-based contracts. When the performance obligation is satisfied through the delivery of RNG to the customer, revenue is recognized. The Company receives payments from the sale of RNG production within one month after delivery.

The Company also earns revenue by selling Environmental Attributes, including RINs and LCFS credits, which are generated when producing and selling RNG for use in certain transportation markets. These Environmental Attributes are able to be separated and sold independent from the RNG produced, therefore, no cost is allocated to the Environmental Attributes when they are generated. When the RNG and RIN are sold on a bundled basis under the same contract, revenue is recognized when the RNG is produced and the RNG and associated RIN are transferred to a third party. For RIN and LCFS sales that are under contracts independent from RNG sales, revenue is recognized when the RIN or LCFS is transferred to a third party.

Power

The Company’s Power production commenced in April 2021 following the acquisition of PEI and has expanded as a result of the acquisition of Aria, which at the time of the Business Combinations owned, and in most cases operated, twelve LFG to renewable electricity facilities, and the subsequent acquisition of four additional LFG to electricity facilities. A significant portion of the electricity generated is sold and delivered under the terms of PPAs or other contractual arrangements. Revenue is recognized based upon the amount of electricity delivered at rates specified under the contracts. Certain PPAs are accounted for as operating leases and have no minimum lease payments. All of the rental income under these leases is recorded as revenue when the electricity is delivered. Power not covered by PPAs is typically sold under a market-based contract with an RTO or in the wholesale markets. When the performance obligation is satisfied through the delivery of Power to the customer, revenue is recognized. The Company receives payments from the sale of power production within one month after delivery.

Electricity is also sold through energy wholesale markets (NYISO, ISO-NE, and PJM) into the day-ahead market. Revenue is recognized based upon the amount of electricity delivered into the day-ahead market and the day-ahead market’s clearing prices.

The Company also sells capacity into the month-ahead and three-year ahead markets in the wholesale markets noted above. Capacity revenues are recognized when contractually earned and consist of revenues billed to a third party at a negotiated contract price for making installed generation capacity available to satisfy system integrity and reliability requirements.

The Company also earns revenue by selling RECs, which are generated when producing and selling Power generated from renewable energy. These RECs are able to be separated and sold independent from the Power produced, therefore, no cost is allocated to the RECs when they are generated. For REC sales that are under contracts independent from Power sales, revenue is recognized when the REC is transferred to a third party. For REC sales that are bundled with Power sales, revenue is recognized at the time Power is produced when a sales agreement exists for the RECs.

Operation and Maintenance (“O&M”)

The Company also generates revenues by providing O&M services at projects owned by third parties which are also included in Energy revenue. In addition, the Company also provides O&M services at projects owned by its equity method investment, Mavrix. Revenue for these services is recognized upon the services being provided following contractual arrangements primarily based on the production of RNG or Power from the project.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Equipment and Associated Services

The Company’s performance obligations related to the sales of equipment are satisfied over time because the Company’s performance under each customer contract produces 1) an asset with no alternative future use to the entity, because each products solution is customized to the specific needs of each customer and 2) the Company has an enforceable right to payment under the customer termination provisions for convenience. The Company measures progress under these arrangements using an input method based on costs incurred.

The Company’s performance obligations related to the sales of the associated services are satisfied over time because the customer simultaneously receives and consumes the benefits provided by the Company’s performance as it performs. The Company elected to recognize the sales of the associated services using the “right-to-invoice” practical expedient.

See “Note 5 — Revenues” for further discussion.

Business Combinations

For business combinations that meet the accounting definition of a business, the Company determines and allocates the purchase price of an acquired company to the tangible and intangible assets acquired, the liabilities assumed, and noncontrolling interest, if applicable, as of the date of acquisition at fair value. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate. Revenues and costs of the acquired companies are included in the Company’s operating results from the date of acquisition.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, and these estimates and assumptions are inherently uncertain and subject to refinement during the measurement period not to exceed one year from the acquisition date. As a result, any adjustment identified subsequent to the measurement period is included in operating results in the period in which the amount is determined. The Company’s acquisitions are discussed in “Note 4 — Business Combinations and Reverse Recapitalization.”

Restricted Cash

The Company maintains escrow accounts under the terms of the Assai Energy 3.75% Senior Secured Notes and the Assai Energy 4.47% Senior Secured Notes. See “Note 11 — Debt.” The escrow accounts are legally restricted disbursement accounts for payment of construction-related costs for the Assai biogas project, as well as for future interest and principal payments to the secured investors, future royalty payments, and other reserve payments related to operating expenses. Due to these arrangements, the Company has classified the amounts in escrow as restricted cash.

Accounts Receivable and Allowance for Doubtful Accounts

The Company recognizes accounts receivable at invoiced amounts and maintains a valuation allowance for accounts where collectability is in question. The carrying amount of accounts receivable represents the amount management expects to collect from outstanding balances. Credit is extended to all qualified customers under various payment terms with no collateral required. There were no material credit allowances as of December 31, 2021 or 2020.

Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of manufacturing parts and supplies used in the maintenance of production equipment.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and impairments. Depreciation is recognized using the straight-line method at rates based on the estimated useful lives of the various classes of property, plant and equipment. Estimates of useful lives are based upon a variety of factors including durability of the asset, the amount of usage that is expected from the asset, the period of the associated landfill gas rights agreement, and the Company’s business plans for the asset, including planned conversions from Power to RNG facilities. When the underlying cost of particular components are not determinable, such as through an acquisition, an economic life for the entire facility is determined. When the value of the components are known, the estimated useful lives of our property and equipment are generally as follows: machinery and equipment, 5 to 30 years; buildings and improvements, 20 to 30 years; computer software and hardware, 1 to 5 years; and other furniture and fixtures, 3 to 5 years. Land is not depreciated.

Costs associated with the construction of biogas facilities are capitalized during the construction period and include direct costs such as engineering, pipeline and plant construction, wages and benefits, consulting, equipment, and other overhead costs. When a biogas plant is placed in service, the costs associated with the biogas plant will be transferred from construction in progress to property, plant and equipment and depreciated over its expected useful life.

Costs of improvements that extend the lives of existing properties are capitalized, whereas maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, such as property, plant, equipment and biogas rights, for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. In performing this review, undiscounted future cash flows associated with the long-lived asset or group of long-lived assets are estimated at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. If the Company determines that the undiscounted cash flows from an asset are less than the carrying amount of the asset, the impairment expense to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Equity Method Investments

Investments in entities that the Company does not control or VIEs in which the Company is not the primary beneficiary are accounted for using the equity method of accounting. Under this method, the Company records its proportional share of equity earnings or losses in the consolidated statements of operations. Investments are increased by additional contributions and earnings and are reduced by equity losses and distributions. Equity method investments are evaluated for impairment when the Company determines factors indicate that an other than temporary loss has occurred.

Goodwill

Goodwill is determined as the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. Goodwill is not amortized, but rather tested for impairment annually on October 1, or earlier if an event occurs, or circumstances change, that indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that it is more likely than not that the fair value of the reporting unit is less than its carrying amount including goodwill, the Company will then perform a quantitative goodwill impairment test.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Asset Retirement Obligations

The Company recognizes a liability for obligations which the Company has a legal or a contractual obligation to remove a long-lived asset. Liabilities are recorded at estimated fair value with the associated asset retirement costs being capitalized as a part of the carrying amount of the long-lived asset. Accretion expense is recognized over time as the discounted liabilities are accreted to their expected settlement value and is included in Depreciation, amortization and accretion in the consolidated statement of operations. The Company has recognized asset retirement obligations (“AROs”) arising from legal or regulatory requirements to perform certain asset retirement activities at the time that certain contracts terminate, including the costs of removing our facilities from the landfill property and returning the land to the state it was in prior to our facility construction.

Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. The Company obtains an independent actuary valuation of its postretirement obligation annually as of December 31st. To calculate the present value of plan liabilities, the discount rate needs to be determined and is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. Actuarial gains and losses are recognized in Other income (expense) in the period determined.

Income Taxes

Archaea is a corporation and is subject to U.S. federal income and applicable state taxation. The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company routinely assesses the realizability of its deferred tax assets by analyzing the reversal periods of available net operating loss carryforwards and credit carryforwards, temporary differences in tax assets and liabilities, the availability of tax planning strategies, and estimates of future taxable income and other factors. Deferred tax assets may be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured as the largest amount that is greater than 50% likely of being realized.

The Company records interest related to an underpayment of income taxes in interest expense and penalties in operating expenses.

Derivative Instruments

The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives under GAAP. Derivative instruments are recognized on the consolidated balance sheets at fair value, with subsequent changes included in earnings. Certain contracts that are used to manage exposure to commodity prices are accounted for as derivatives, unless they meet the normal purchase/normal sale criteria and are designated and documented as such.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Share-based Compensation

The Company accounts for share-based compensation at fair value. Restricted stock units (“RSUs”) are valued at the grant date using the price of the Company’s Class A Common Stock. The Company records share-based compensation cost, net of actual forfeitures, on a straight-line basis over the requisite service period of the respective award.

NOTE 3 — Recently Issued and Adopted Accounting Standards

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The main difference between previous generally accepted accounting principles and the new requirements under Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases with a term greater than 12 months classified as operating leases under previous GAAP. ASU 2016-02 is effective for the Company for fiscal years beginning after December 15, 2021 with early adoption permitted.

Upon adoption of Topic 842 as of January 1, 2022, the Company recognized approximately $7 million of ROU assets and lease liabilities on its Consolidated Balance Sheet related to operating leases existing on the adoption date. The adoption of Topic 842 did not have a material impact on the Company’s Consolidated Statement of Operations or Consolidated Statement of Cash Flows.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes, to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intra-period tax allocations, the methodology for calculating income taxes in an interim period, and recognition of the deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes, enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years with early adoption permitted. The Company adopted ASU 2019-12 as of January 1, 2021, and the adoption of this guidance did not have a material impact on the consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (ASC 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional guidance for a limited period of time to ease the transition from the London Inter-Bank Offered Rate (“LIBOR”) to an alternative reference rate. The guidance intends to address certain concerns relating to accounting for contract modifications and hedge accounting. These optional expedients and exceptions to applying GAAP, assuming certain criteria are met, are allowed through December 31, 2022. The Company is currently evaluating the provisions of this update and has not yet determined whether it will elect the optional expedients. The Company does not expect the transition to an alternative rate to have a material impact on its business, operations or liquidity.

NOTE 4 — Business Combinations and Reverse Recapitalization

On September 15, 2021, Archaea consummated the previously announced Business Combinations with Aria and Legacy Archaea, as described in “Note 1 — Organization and Description of Business”.

Reverse Recapitalization

Legacy Archaea is considered the accounting acquirer of the Business Combinations because Legacy Archaea Holders have the largest portion of the voting power of the Company and Legacy Archaea’s senior management comprise the majority of the executive management of the Company. Additionally, the Legacy Archaea Holders appointed the majority of board members exclusive of the independent board members. The Archaea Merger represents a reverse merger and is accounted for as a reverse recapitalization in accordance with GAAP. Under this

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — Business Combinations and Reverse Recapitalization (cont.)

method of accounting, RAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Archaea Merger is treated as the equivalent of Legacy Archaea issuing shares for the net assets of RAC, accompanied by a recapitalization. The net assets of RAC were stated at historical cost, no goodwill or other intangible assets were recorded.

The consideration paid in connection with the acquisition of Legacy Archaea consisted of 33,350,385 newly issued Class A Opco Units and 33,350,385 newly issued shares of Class B Common Stock.

In the reverse recapitalization, the Company was deemed to have received $236.9 million in gross cash proceeds from RAC upon Closing. For accounting purposes, these cash proceeds were treated as the equivalent of proceeds for issuance of the following outstanding shares and warrants at the time of Closing:

•        23,680,528 shares of Class A Common Stock, after redemptions

•        5,931,350 shares of Class B Common Stock

•        11,862,492 Public Warrants and 6,771,000 Private Placement Warrants, each exercisable at a price of $11.50 per share. See “Note 13 — Derivatives Instruments” for further discussion.

In connection with the Business Combinations, the Company incurred approximately $40.5 million of equity issuance costs, mainly consisting of underwriting, legal, consulting, and other professional fees, which are recorded to additional paid-in capital as a reduction of proceeds.

PIPE Financing

On April 7, 2021, in connection with its entry into the Business Combination Agreements, the Company entered into subscription agreements (each, an “Initial Subscription Agreement”) with certain investors (the “Initial PIPE Investors”) pursuant to which, among other things, the Initial PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to the Initial PIPE Investors, an aggregate of 30.0 million shares of the Company’s Class A Common Stock for an aggregate purchase price of $300.0 million ($10.00 per share), on the terms and subject to the conditions set forth therein (the “Initial PIPE Financing”).

Additionally, on April 7, 2021, RAC, RAC Opco, Sponsor and Atlas Point Energy Infrastructure Fund, LLC, a Delaware limited liability company (“Atlas”), entered into an Amendment to Forward Purchase Agreement (the “FPA Amendment”) pursuant to which the Forward Purchase Agreement, dated as of September 30, 2020 (the “Original FPA Agreement” and, together with the FPA Amendment, the “FPA”), by and among such parties was amended to provide that Atlas shall purchase a total of $20.0 million of Forward Purchase Securities and Forward Purchase Warrants (both as defined in the Original FPA Agreement). Atlas satisfied its obligation to purchase the Forward Purchase Securities by participating in the PIPE Financing, and upon consummation of the Business Combinations, Atlas also received 250,000 warrants (each exercisable for one share of Class A Common Stock at a price of $11.50).

On September 13, 2021, due to the expectation that one of the Initial PIPE Investors would not be able to fulfill its $25.0 million commitment for 2.5 million shares ($10.00 per share) in the Initial PIPE Financing, the Company entered into additional subscription agreements (each, a “Follow-On Subscription Agreement”) with certain investors (the “Follow-On PIPE Investors” and, together with the Initial PIPE Investors, the “PIPE Investors”) pursuant to which, among other things, the Follow-On PIPE Investors agreed to subscribe for and purchase from the Company, and the Company agreed to issue and sell to the Follow-On PIPE Investors, an aggregate of 1,666,667 newly issued shares of the Company’s Class A Common Stock for an aggregate purchase price of $25.0 million ($15.00 per share), on the terms and subject to the conditions set forth therein (the “Follow-On PIPE Financing” and, together with the Initial PIPE Financing, the “PIPE Financing”). Each Follow-On Subscription Agreement is substantially identical to the form of Initial Subscription Agreement.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — Business Combinations and Reverse Recapitalization (cont.)

On the Closing Date, gross consideration of $300 million was received under the PIPE Financing, including the proceeds under the FPA Amendment, in exchange for 29,166,667 shares of Class A Common Stock and 250,000 warrants (each warrant exercisable for one share of Class A Common Stock at a price of $11.50).

Aria Merger

Aria was acquired to complement Archaea’s existing RNG assets and for its operational expertise in the renewable gas industry. Aria was determined to be a VIE immediately prior to the Business Combination. As a result of the Business Combinations, the Company became the primary beneficiary of Aria. The Aria Closing Merger Consideration consisted of both cash consideration and consideration in the form of newly issued Class A Opco Units and newly issued shares of the Company’s Class B Common Stock. The cash component of the Aria Closing Merger Consideration paid upon Closing was $377.1 million paid to Aria Holders, subject to certain future adjustments set forth in the Aria Merger Agreement, and $91.1 million for repayment of Aria debt. The remainder of the Aria Closing Merger Consideration consisted of 23.0 million Class A Opco Units and 23.0 million shares of Class B Common Stock.

Total consideration was determined to be as follows:

(in thousands)	At September 15, 2021
Class A Opco Units (and corresponding shares of Class B Common Stock)	$394,910
Cash consideration	377,122
Repayment of Aria debt at Closing	91,115
Total purchase price consideration	$863,147

The Aria Merger represented an acquisition of a business and was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill. Certain data to complete the purchase price allocation is not yet available, including but not limited to final appraisals of certain assets acquired and liabilities assumed and tax calculations. The Company will finalize the purchase price allocation during the 12-month period following the Closing, during which time the value of the assets and liabilities may be revised as appropriate. The following table sets forth the preliminary allocation of the Aria Closing Merger Consideration.

(in thousands)	As of September 15, 2021
Fair value of assets acquired
Cash and cash equivalents	$4,903
Account receivable, net	27,331
Inventory	9,015
Prepaid expenses and other current assets	3,834
Property, plant and equipment, net	126,463
Intangible assets, net	607,610
Equity method investments	243,128
Other non-current assets	861
Goodwill	26,457
Amount attributable to assets acquired	$1,049,602

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — Business Combinations and Reverse Recapitalization (cont.)

(in thousands)	As of September 15, 2021
Fair value of liabilities assumed
Accounts payable	$2,760
Accrued and other current liabilities	26,496
Below-market contracts	146,990
Other long-term liabilities	10,209
Amount attributable to liabilities assumed	186,455
Net assets acquired	863,147
Total Aria Merger consideration	$863,147

The goodwill is primarily attributable to the expected synergies Archaea believes will be created as a result of the combined companies, the ability to enhance Aria’s current RNG production facilities, and the ability to convert certain of Aria’s electricity production facilities to RNG production facilities. We expect a majority, if not all of the goodwill, to be assigned to the RNG reporting unit upon finalizing the purchase price allocation. Due to the existence of cumulative losses, no deferred taxes are recorded for the Aria merger transaction.

Intangible assets/(below-market liabilities) acquired, and their related weighted average amortization periods, are as follows:

(in thousands, excluding weighted average amortization period in years)	As of September 15, 2021	Weighted Average Amortization Period
Biogas rights agreements	$565,300	20
Electricity off-take agreements	23,400	12
Operations and maintenance contracts	8,620	15
RNG purchase contract	10,290	1
Gas off-take agreement liabilities	$(146,990)	11

Revenues of $54.3 million and net income of $19.8 million related to results of Aria for the period from the Closing of the Business Combinations through December 31, 2021 are included in the consolidated statement of operations for the year ended December 31 2021. The Company recognized transaction costs of $3.0 million during the year ended December 31, 2021 related to the Business Combinations.

Unaudited Pro Forma Operating Results

The following unaudited pro forma combined financial information has been prepared as if the Aria Merger and other related transactions had taken place on January 1, 2020. The information reflects pro forma adjustments based on certain assumptions that the Company believes are reasonable, including depreciation of the Company’s fair-value property, plant and equipment and LFG rights, amortization of fair value intangibles and below-market contracts, and that debt associated with the transaction was outstanding as of January 1, 2020. We have included the impacts of the change in fair value of the warrants associated with the Company’s reverse merger with RAC. Other revenues and costs incurred by RAC during 2021 and 2020 were not material to the pro forma statement of operations and have not been included. The pro forma combined financial information has been included for comparative purposes and is not necessarily indicative of the results that might have actually occurred had the Aria Merger taken place on January 1, 2020; furthermore, the pro forma financial information is not intended to be a projection of future results. The following table includes unaudited pro forma information for the years ended December 31, 2021 and 2020.

(in thousands)	2021	2020
Total revenues	$205,758	$162,018
Net income (loss)	$(77,449)	$(49,730)

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — Business Combinations and Reverse Recapitalization (cont.)

Lock-up Agreements

Pursuant to the terms of the Stockholders Agreement, dated as of September 15, 2021, by and among RAC, Opco, Archaea Borrower, the Sponsor and certain stockholders of the Company (the “Stockholders Agreement”), the Company Holders (as defined in the Stockholders Agreement) were granted certain customary registration rights. Also, the Aria Holders (as defined in the Stockholders Agreement) are subject to a 180-day lock-up period on transferring their equity interests in the Company and Opco, while the Legacy Archaea Holders (as defined in the Stockholders Agreement) are subject to a lock-up period (i) ending on the date that is the two-year anniversary of the Closing solely with respect to the Company Interests distributed by Archaea Energy LLC after the one-year anniversary of the Closing to the Legacy Archaea Holders who are members of management of the Company as of the Closing or their Affiliates (as defined in the Stockholders Agreement) and (ii) ending on the date that is the one-year anniversary of the Closing with respect to all other Company Interests issued to the Legacy Archaea Holders at the Closing other than those described in the immediately foregoing clause (i). In addition, RAC’s former officers and directors and their affiliates have agreed with RAC, subject to certain exceptions, not to transfer or dispose of their Common Stock during the period from the Closing of the Business Combinations through the earlier of (i) the first anniversary of the consummation of the Business Combinations, (ii) the date that the closing price of the Common Stock equals or exceeds $12.00 (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for 20 trading days within any 30 trading day period following the 150th day following the initial business combination and (iii) the consummation of a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

The lock-up restrictions applicable to the Aria Holders are subject to early expiration based on the per share trading price of the Company’s Class A Common Stock, par value $0.0001, as set forth in the Stockholders Agreement. As of November 11, 2021, all of the Aria Closing Shares were no longer subject to the lock-up restrictions due to Class A Common Stock trading prices. As of March 14, 2022, RAC’s former officers and directors and their affiliates Common Stock was no longer subject to the lock-up restrictions due to Class A Common Stock trading prices.

Predecessor Financial Statements

Archaea determined that Aria is the predecessor to the Company due to the relative fair values of the Company and legacy operations Aria had compared to Archaea. As such, we have included Aria’s consolidated statements of operations for the period from January 1 to September 14, 2021, and the year ended December 31, 2020, and the consolidated balance sheets as of September 14, 2021 and December 31, 2020 following the Notes to the Company’s Consolidated Financial Statements for comparative purposes.

Gulf Coast Environmental Systems

On January 14, 2020, Legacy Archaea entered into a Membership Interest and Loan Purchase Agreement with NEI Ventures, LLC (“NEI”). Pursuant to this agreement, Legacy Archaea purchased 51% of the Class A membership interests of GCES for consideration of $0.5 million. Additionally, Legacy Archaea purchased a loan receivable held by Noble which was due from GCES for consideration of approximately $0.7 million. In February 2020, Legacy Archaea obtained additional Class A interests in consideration of waiving certain receivables, and thereby increased its GCES ownership to 72%. The Company acquired additional Class A interests in October 2021 and December 2021 and, as of December 31, 2021, the Company has 100% ownership of GCES.

The January 14, 2020 acquisition of GCES was accounted for using the acquisition method, whereby all of the assets acquired, liabilities assumed and noncontrolling interests were recognized at their estimated fair value on the acquisition date, with the excess of the purchase price over the estimated fair value recorded as goodwill. The Company recorded goodwill of approximately $2.7 million.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — Revenues

Revenue by Product Type

The following table disaggregates revenue by significant product type for the year ended December 31, 2021 and 2020:

(in thousands)	2021	2020
RNG, including RINs and LCFSs	$44,815	$—
Gas O&M service	386	—
Power, including RECs	21,502	—
Electric O&M service	1,070	—
Equipment and associated services	5,817	6,523
Other	98	—
Total	$73,688	$6,523

Contract Assets and Contract Liabilities

The timing of revenue recognition may differ from the timing of invoicing to customers. Contract assets include unbilled amounts from equipment sales projects when revenues recognized under the cost-to-cost measure of progress exceed the amounts invoiced to customers, as the amounts cannot be billed under the terms of the contracts. There were no credit allowances for contract assets as of December 31, 2021 or 2020. Contract liabilities from contracts arise when amounts invoiced to customers exceed revenues from equipment sales recognized under the cost-to-cost measure of progress. Contract liabilities additionally include advanced payments from customers on certain contracts. Contract liabilities decrease as revenue is recognized from the satisfaction of the related performance obligation and are recorded as either current or long-term, depending upon when such revenue is expected to be recognized.

Contract assets and liabilities consisted of the following as of December 31, 2021 and 2020:

(in thousands)	2021	2020
Contract assets (included in Prepaid expenses and other current assets)	$87	$48
Contract liabilities (included in Accrued and other current liabilities)	$(505)	$(1,423)

The change in contract liabilities during year ended December 31, 2021 was primarily due to $1.4 million of revenue recognized that was included in contract liabilities at December 31, 2020, partially offset by an increase in new equipment sales billings in advance of revenue recognition.

Transaction Price Allocated to Remaining Unsatisfied Performance Obligations

Remaining unsatisfied performance obligations as of December 31, 2021 relate to certain of the Company’s RNG, RIN, and REC contracts. The Company applies the optional exemptions in ASC 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied performance obligations. Firm contracts for fixed-price, fixed-quantity sales of RNG, RINs, and RECs are reflected in the table below when their original expected term is in excess of one year. The following table summarizes the revenue the Company expects to recognize over next 20 years on these firm sales contracts as of December 31, 2021:

(in thousands)
2022-2023	$118,362
2024-2025	123,992
2026-2027	128,826
2028-2029	118,116
2030-2031	119,115
Thereafter	416,779
Total	$1,025,189

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following as of December 31, 2021 and 2020:

(in thousands)	2021	2020
Prepaid equipment and parts	$6,578	$—
Prepaid royalties	5,119	1,255
Prepaid insurance	4,852	112
Other prepaid expenses	4,676	3,363
Total	$21,225	$4,730

NOTE 7 — Property, Plant and Equipment

Property, plant and equipment consist of the following as of December 31, 2021 and 2020:

(in thousands)	2021	2020
Machinery and equipment	$285,718	$376
Buildings and improvements	16,039	88
Furniture and fixtures	1,176	13
Construction in progress	55,039	51,927
Land	246	1
Total cost	358,218	52,405
Less accumulated depreciation	(7,635)	(37)
Property, plant and equipment, net	$350,583	$52,368

NOTE 8 — Equity Method Investments

As a result of the Aria Merger, the Company holds 50% interest in two joint ventures, Mavrix and Sunshine Gas Producers, LLC. (“SGP”), which are accounted for using the equity method due to the joint control by both the Company and unrelated parties with ownership interest in each entity.

Under the terms of the original Mavrix, LLC Contribution Agreement dated September 30, 2017, the Company is required to make an earn-out payment to its joint venture partner holding the other 50% membership in Mavrix in an amount up to $9.55 million. The earn-out payment represents additional consideration for the Company’s equity interest in Mavrix and will be based on the performance of certain projects owned by Mavrix through the earn-out period which ends September 30, 2022. No earn-out payment is due until the completion of the earn-out period. The Company has estimated the earn-out payment to be $3.7 million at December 31, 2021, and this amount is reflected in the accompanying balance sheet in accrued and other current liabilities.

The summarized financial information for the Mavrix and SGP equity method investments following the Business Combinations is as follows:

(in thousands)	December 31, 2021
Assets	$203,864
Liabilities	15,477
Net assets	$188,387
Company’s share of equity in net assets	$94,194
(in thousands)	Year Ended December 31, 2021
Total revenues	$34,958
Net income	$16,433
Company’s share of net income	$8,217

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — Equity Method Investments (cont.)

The Company’s carrying values of the Mavrix and SGP investments also include basis differences totaling $154.0 million as of December 31, 2021 as a result of the fair value measurements recorded in the Aria Merger. Amortization of the basis differences reduced equity investment income by $3.1 million for the year ended December 31, 2021. As of December 31, 2021, the Company’s interest in Mavrix’s and SGP’s undistributed earnings was $0.3 million and zero, respectively.

On December 30, 2021 the Company entered into a joint venture with a large waste management company. The Company contributed $7.5 million in cash into a newly created entity, Saturn Renewables LLC (“Saturn”), in exchange for a 50% interest. Concurrent with the closing, Saturn acquired existing gas rights at two locations along with an existing non-operating power plant at one of the locations. The JV partner extended long-term gas agreements for the Hickory Meadows site and contributed gas rights at an additional undeveloped site. Each party will have three board seats and jointly control Saturn. The Company will be the operator of the day to day operations of Saturn’s existing power plant and will account for its investment using the equity method.

In addition, the Company also owns several smaller investments accounted for using the equity method of accounting totaling $7.1 million as of December 31, 2021.

NOTE 9 — Goodwill and Intangible Assets

Goodwill

At December 31, 2021, the Company had $29.2 million of goodwill, all of which is allocated to the RNG segment. The goodwill is primarily associated with the acquisition of Aria in the Business Combinations. As a result of the annual impairment test performed as of October 1, 2021, the Company determined that there were no indications of impairment related to the RNG segment’s goodwill. No impairment of goodwill was recorded during the years ended December 31, 2021 and 2020.

Intangible Assets

Intangible assets consist of biogas rights agreements, off-take agreements, O&M contracts, an RNG purchase contract, customer relationships and trade names that were recognized as a result of the allocation of the purchase price under business acquisitions based on their future value to the Company, and such intangible assets will be amortized over their estimated useful lives. The biogas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

Intangible assets consist of the following as of December 31, 2021 and 2020:

(in thousands)	2021
	Gross Carrying Amount	Accumulated Amortization	Net
Biogas rights agreements	$603,868	$8,237	$595,631
Electricity off-take agreements	26,511	749	25,762
Operations and maintenance contracts	8,620	173	8,447
RNG purchase contract	10,290	1,959	8,331
Customer relationships	350	140	210
Trade names	150	60	90
Total	$649,789	$11,318	$638,471

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — Goodwill and Intangible Assets (cont.)

	2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net
Biogas rights agreements	$8,293	$—	$8,293
Customer relationships	350	70	280
Trade names	150	30	120
Total	$8,793	$100	$8,693

Total amortization expense was approximately $9.3 million and $0.1 million for the year ended December 31, 2021 and 2020, respectively, excluding the $2.0 million of amortization of the RNG purchase contract for the year ended December 31, 2021 that is amortized to cost of energy.

Estimated future amortization expense, including amortization classified as cost of energy expense, for years ended December 31 is as follows:

(in thousands)
2022	$39,539
2023	35,521
2024	33,729
2025	33,629
2026	33,533
Thereafter	462,520
Total	$638,471

Below-Market Contracts

As a result of the Aria Merger, the Company assumed certain fixed-price sales contracts that were below current and future market prices at the Closing Date. The contracts were recorded at fair value and are classified as other long-term liabilities on the Company’s consolidated balance sheet as of December 31, 2021.

	Gross Liability	Accumulated Amortization	Net
Gas off-take agreements	$146,990	$4,360	$142,630

The below-market contract amortization was $4.4 million for the year ended December 31, 2021 and was recognized as an increase to revenues since it relates to the sale of RNG and related Environmental Attributes. The annual amortization is expected to be approximately $14.8 million for each of the next 5 years.

NOTE 10 — Commitments

Operating Leases

The Company has entered into warehouse, facility, and various office leases with third parties for periods ranging from one to eleven years.

The Company also entered into a related-party office lease as a result of its acquisition of interest in GCES in 2020. During the year ended December 31, 2021, the Company paid $0.2 million under this related-party lease that expires in May 2022.

For the years ended December 31, 2021 and 2020, the Company recognized rent expense of $0.4 million and $0.2 million, respectively.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 — Commitments (cont.)

As of December 31, 2021, future minimum lease payments under the Company’s non-cancellable operating leases are as follows:

(in thousands)
2022	$1,465
2023	1,893
2024	1,831
2025	1,843
2026	1,875
Thereafter	12,448
Total future minimum lease payments	$21,355

Other Commitments

The Company has various long-term contractual commitments pertaining to its biogas rights agreements. Excluding the evergreen contracts, these agreements expire at various dates through 2045.

NOTE 11 — Debt

The Company’s outstanding debt consists of the following as of December 31, 2021 and 2020:

(in thousands)	2021	2020
New Credit Agreement – Term Loan	$218,625	$—
Wilmington Trust – 4.47% Term Note	60,828	—
Wilmington Trust – 3.75% Term Note	72,542	—
Comerica Bank – Specific Advance Facility Note	—	4,320
Comerica Term Loan	—	12,000
Kubota Corporation – Term Notes	—	46
	351,995	16,366
Less unamortized debt issuance costs	(9,221)	(291)
Long-term debt less debt issuance costs	342,774	16,075
Less current maturities, net	(11,378)	(1,302)
Total long-term debt	$331,396	$14,773

Scheduled future maturities of long-term debt principal amounts are as follows:

(in thousands)
2022	$12,752
2023	17,108
2024	17,371
2025	17,598
2026	185,607
Thereafter	101,559
Total	$351,995

Fair Value of Debt

The Company estimates the fair value of fixed-rate term loans based on quoted market yields for similarly rated debt instruments in an active market, which are considered a Level 2 input in the fair value hierarchy. As of December 31, 2021, the estimated fair value of the Company’s outstanding debt was approximately $353.1 million.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — Debt (cont.)

New Credit Facilities

On the Closing Date and upon consummation of the Business Combinations, Archaea Energy Operating LLC, a Delaware limited liability company (f/k/a LFG Buyer Co, LLC) (“Archaea Borrower”), entered into a $470 million Revolving Credit and Term Loan Agreement (the “New Credit Agreement”) with a syndicate of lenders co-arranged by Comerica Bank. The New Credit Agreement provides for a senior secured revolving credit facility (the “Revolver”) with an initial commitment of $250 million and a senior secured term loan credit facility (the “Term Loan” and, together with the Revolver, the “Facilities”) with an initial commitment of $220 million. Pursuant to the New Credit Agreement, Archaea Borrower has the ability, subject to certain conditions, to draw upon the Revolver on a revolving basis up to the amount of the Revolver then in effect. On the Closing Date, Archaea Borrower received total proceeds of $220 million under Term Loan. Archaea Borrower had outstanding borrowings under the Term Loan of $218.6 million at an interest rate of 3.35% as of December 31, 2021. As of December 31, 2021, the Company had issued letters of credit under the New Credit Agreement of $14.2 million and there were no borrowings under the Revolver, resulting in available borrowing capacity of $235.8 million under the Revolver.

The maturity date of the New Credit Agreement is the last to occur of (i) September 15, 2026, (ii) the date on which the commitments under the Revolver shall terminate in accordance with the New Credit Agreement (subject to any extensions, as applicable) and (iii) the date on which the commitments under the Term Loan shall terminate in accordance with the New Credit Agreement (subject to any extensions, as applicable). Interest on the Facilities is at a floating rate based on LIBOR, with a LIBOR floor of 0.00%, or the administrative agent’s prime rate, at Archaea Borrower’s election, plus a tiered rate of 1.75% to 3.25% based on the applicable rate and type of loan. The New Credit Agreement is secured by liens on substantially all of the assets of Archaea Borrower and certain of its subsidiaries and a pledge of the equity interests of Archaea Borrower and certain of its subsidiaries. The New Credit Agreement contains customary representations and warranties, affirmative and negative covenants, and events of default typical for a financing of this type, including a consolidated total leverage ratio covenant and a fixed charge coverage ratio, tested quarterly commencing December 31, 2021.

Assai Energy 3.75% and 4.47% Senior Secured Notes

On January 15, 2021, Assai Energy, LLC (“Assai Energy”) entered into a senior secured note purchase agreement with certain investors for the purchase of $72.5 million in principal amount of 3.75% Senior Secured Notes (the “3.75% Notes”). Interest on the 3.75% Notes is payable quarterly in arrears, and the 3.75% Notes mature on September 30, 2031. On April 5, 2021, Assai Energy entered into an additional senior secured note purchase agreement with certain investors for the purchase of $60.8 million in principal amount of its 4.47% Senior Secured Notes (the “4.47% Notes” and, together with the 3.75% Notes, collectively the “Assai Notes”). Interest is payable quarterly in arrears, and the 4.47% Notes mature on September 30, 2041. As of December 31, 2021, Assai Energy received total proceeds of $133.4 million from the Assai Notes of which approximately $30.0 million was used to complete the acquisition of PEI. The remaining proceeds are expected to be used to fund the continued development of the Assai production facility.

Wilmington Trust, National Association is the collateral agent for the secured parties for the Assai Notes. The Assai Notes are secured by all Assai plant assets and plant revenues and a pledge of the equity interests of Assai Energy. Cash received from the Assai Notes is restricted for use on Assai related costs and cannot be used for general corporate purposes.

Line of Credit

The Company had a revolving line of credit agreement with Comerica Bank (“Comerica”) that provided for maximum borrowings of $8.0 million. The Company had no outstanding balance on the line of credit as of December 31, 2020, and the line of credit was paid off in full and terminated at the closing of the Business Combinations.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 — Debt (cont.)

Secured Promissory Notes

On July 15 and July 26, 2021, Archaea Holdings LLC entered into several secured promissory notes with certain lenders, including related parties to the Company, in the aggregate principal amount of approximately $30.0 million, including promissory notes totaling approximately $16.5 million bearing interest at 20% per annum, and promissory notes totaling approximately $13.5 million bearing interest at 7.5% per annum. All unpaid principal and unpaid accrued interest of the foregoing promissory notes were due the earlier of (a) the one-year anniversary of the respective issuance date (July 15, 2022 or July 26, 2022), (b) the closing date of the Business Combinations, or (c) the date on which all amounts under promissory notes shall become due and payable in the event of the Company’s default. The promissory notes bearing interest at 20% per annum included a guaranteed minimum interest payment of approximately $1.0 million in aggregate. These promissory notes were repaid in full at the closing of the Business Combinations.

Boyd County Credit Agreement

On November 10, 2020, Archaea Holdings, LLC (“Archaea Holdings”) and Big Run Power Producers, LLC (“BRPP”), both wholly-owned subsidiaries of the Company, entered into certain promissory notes with Comerica pursuant to that certain credit agreement by and between Comerica, as the lender, and Archaea Holdings and BRPP, as the borrowers (the “Boyd County Credit Agreement”). Noble Environmental, Inc. (“Noble”) guaranteed the Boyd County Credit Agreement.

Pursuant to the Boyd County Credit Agreement, Comerica made available to the borrowers a $5.0 million secured specific advance facility loan (the “SAF Loan”) and a $12.0 million secured term loan (the “Comerica Term Loan”). The SAF Loan and the Comerica Term Loan bear interest at LIBOR plus 4.5%. In addition to the Comerica Term Loan and the SAF Loan, Comerica has also made available to the borrowers a corporate credit card program with a credit limit of $3.5 million for use by the borrowers in connection with the operation of the business. As of December 31, 2021 and December 31, 2020, the Company received total proceeds under the SAF Loan and Comerica Term Loan of approximately $17.0 million and approximately $16.3 million, respectively. The Boyd County Credit Agreement, including the SAF Loan and the Comerica Term Loan, was repaid in full at the closing of the Business Combinations.

Noble Environmental, Inc., a related party of Archaea, guaranteed Archaea Holding’s and BRPP’s obligations under the Boyd County Credit Agreement (the “Noble Guaranty”). In consideration of Noble furnishing the Noble Guaranty, Noble required that Archaea Holdings and BRPP incur a guaranty fee. The guaranty fee is accrued on the face value of the guaranteed obligation, which shall accrue interest at a 20% interest rate subject to adjustments. The guaranty fee was evidenced by a promissory note dated November 10, 2020 made by Archaea Holding and BRPP payable to Noble Environmental Inc. (the “Noble Note”). The Noble Note aggregate balance of $3.2 million was repaid in full at the closing of the Business Combinations.

Paycheck Protection Program Loan

During 2020, the Company received a $0.2 million loan and GCES received a $0.5 million loan from the Small Business Administration (“SBA”) as provided for under the Paycheck Protection Program (“Program”) established in accordance with the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) signed into law on March 27, 2020. The Company utilized the loan proceeds in accordance with established Program guidelines which would result in forgiveness of the full amount of the loan. The forgiveness of the loan resulted in no interest being charged to the Company.

In March 2021, the Company had received notification from the lending institution that the full amount of the loan had been forgiven, and the proceeds were recorded in other income in the first quarter of 2021. The amount of the proceeds received under this loan at December 31, 2020 was reflected in the accompanying balance sheets as other long-term liability.

In December 2020, GCES had received notification from the lending institution that the full amount of the loan had been forgiven, and the proceeds were recorded in other income in the fourth quarter of 2020.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following as of December 31, 2021 and 2020:

(in thousands)	2021	2020
Accrued expenses	$16,638	$5,957
Accrued capital expenditures	16,609	—
Derivative liabilities	771	—
Payroll and related costs	7,683	—
Accrued interest	738	590
Contract liabilities	505	1,423
Other current liabilities	3,335	300
Total	$46,279	$8,270

NOTE 13 — Derivative Instruments

Warrant Liabilities

The Public Warrants, Forward Purchase Warrants, and Private Placement Warrants contain exercise and settlement features that preclude them from being classified within in shareholders’ equity, and therefore are recognized as derivative liabilities. The Company recognizes these warrant instruments as liabilities at fair value with changes in fair value included within other income (loss) in the Company’s consolidated statements of operations. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities. As of the Business Combinations, the Company had 12,112,492 total Public Warrants and Forward Purchase Warrants (together the “Redeemable Warrants”) and 6,771,000 Private Placement Warrants outstanding. The Redeemable Warrants had an exercise price of $11.50 per share, subject to adjustments, and expired on September 15, 2026, or earlier upon redemption or liquidation. The Redeemable Warrants became exercisable on October 26, 2021.

The warrants contained a feature that if the last sale price of the Class A Common Stock equals or exceeds $10.00 per share on the last trading day before the notice of redemption is sent to the warrant holders, the Company may redeem the Redeemable Warrants for cash at a price of $0.10 per warrant. During the 30-day redemption period in this instance, warrant holders can elect to exercise their warrants on a cash or cashless basis.

If the last sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day before the notice of redemption is sent to the warrant holders, the Company may redeem the outstanding Redeemable Warrants for cash at a price of $0.01 per warrant. If the Company calls the Redeemable Warrants for redemption for cash as described above, the Company will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering Redeemable Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined in the following sentence) by (y) the fair market value. The “fair market value” of shares of the Company’s Class A Common Stock shall mean the volume weighted average price of our shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants; however, in no event will the Redeemable Warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per Redeemable Warrant (subject to adjustment).

In November 2021, the $18.00 trigger was met, and the Company issued a redemption notice to the holders of our Redeemable Warrants stating the Company would redeem all of our Redeemable Warrants to purchase shares of our Class A Common Stock, that remain outstanding at 5:00 p.m., New York City time, on December 6, 2021 for a redemption price of $0.10 per Warrant. The Public Warrants were issued under the Warrant Agreement, dated October 21, 2020, by and among the Company, LFG Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as warrant agent, as part of the units sold in the IPO. The Forward Purchase Warrants

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — Derivative Instruments (cont.)

were issued to Atlas Point Energy Infrastructure Fund, LLC in a private placement simultaneously with the consummation of Business Combinations. During the redemption period, 9,114,403 Public Warrants and all 250,000 Forward Purchase Warrants were exercised for cash at an exercise price of $11.50 per share of Class A Common Stock, generating a total proceeds of $107.7 million to the Company. Additionally, 2,724,515 Public Warrants were exercised on a cashless basis in exchange for an aggregate of 983,520 shares of Class A Common Stock. The remaining 23,574 unexercised and outstanding Public Warrants were redeemed for $0.10 per Public Warrant. At December 8, 2021, all Redeemable Warrants had been exercised or redeemed, and the ticker symbol of Public Warrants traded on the NYSE was removed.

To minimize dilution to its existing stockholders as a result of the warrant exercises, the Company used cash proceeds received from exercises of Redeemable Warrants to repurchase 6,101,449 shares of Class A Common Stock from Aria Renewable Energy Systems LLC at a pre-negotiated price of $17.65 per share.

The Private Placement Warrants remain outstanding as of December 31, 2021, and each is exercisable to purchase one share of Class A Common Stock or, in certain circumstances, one Class A Opco Unit and corresponding share of Class B Common Stock. The Private Placement Warrants expire on September 15, 2026, or earlier upon redemption or liquidation. Private Placement Warrants are nonredeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. There were no Private Placement Warrants transfers as of December 31, 2021.

Prior to their exercise, the fair value of the Redeemable Warrants was based on observable listed prices on the NYSE for such warrants (a Level 1 measurement). The fair value of the Private Placement Warrants is estimated using the Black-Scholes option pricing model (a Level 3 measurement).

The Company used the following assumptions to estimate the fair value of the Private Placement Warrants:

	As of September 15, 2021 at Initial Measurement	December 31, 2021
Stock price	$18.05	$18.28
Exercise price	$11.50	$11.50
Volatility	45.8%	46.0%
Expected term (years)	5.0	4.7
Risk-free interest rate	0.79%	1.21%

The change in the fair value of the warrant liabilities is recognized in gain (loss) on derivative contracts in the consolidated statement of operations. The changes in the Redeemable Warrants and Private Placement Warrants liabilities through December 31, 2021 are as follows:

(in thousands)
Warrant liabilities as of September 15, 2021 (Closing Date)	$150,153
Change in fair value	3,015
Less fair value of warrants exercised or redeemed	(85,878)
Warrant liabilities as of December 31, 2021	$67,290

Natural Gas Swap

In conjunction with the Business Combinations, the Company assumed a natural gas variable to fixed priced swap agreement entered into by Aria. The Company is the fixed price payer under the swap agreement that provides for monthly net settlements thorough the termination date of June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. The agreement has a remaining notional of 327,600 MMBtu as of December 31, 2021.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 — Derivative Instruments (cont.)

The Company received cash payments of $0.1 million for the natural gas swap for the period from the Closing Date through December 31, 2021.

Changes in the fair values and realized gains (losses) for the natural gas swap are recognized in gain (loss) on derivative contracts in the consolidated statement of operations. Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the remaining life of the contract (a Level 2 measurement), with an adjustment for each counterparty’s credit rate risk.

Interest Rate Swap

In December 2021, the Company entered into an interest rate swap that locks in payments of a fixed interest rate of 1.094% in exchange for a floating interest rate that resets monthly based on LIBOR. The interest rate swap was not designated as a hedging instrument, and net gains and losses are recognized currently in gain (loss) on derivative contracts. The interest rate swap notional begins at $109.3 million and declines over the term of the swap ending at $94.9 million as of the December 2024 contract termination date.

The following summarizes the balance sheet classification and fair value of the Company’s derivative instruments as of December 31, 2021 and 2020 :

(in thousands)	2021	2020
Other non-current assets
Interest rate swap asset	$439	$—
Total derivative assets	$439	$—
Accrued and other current liabilities
Natural gas swap liability	$44	$—
Interest rate swap liability	727	—
Derivative liabilities
Natural gas swap liability	134	—
Warrant liabilities	67,290	—
Total derivative liabilities	$68,195	$—

The following table summarizes the income statement effect of gains and losses related to derivative instruments for the years ended December 31, 2021 and 2020:

(in thousands)	2021	2020
Gain (loss) on natural gas swap contract	$(424)	$—
Gain (loss) on warrant liabilities	(3,015)	—
Gain (loss) on interest rate swap contract	(288)	—
Total	$(3,727)	$—

NOTE 14 — Asset Retirement Obligations

The Company has asset retirement obligations (“ARO”) associated with the future environmental remediation responsibility to restore the land and remove biogas plants and related facilities within one year of the expiration of certain operating lease agreements. The fair value of the ARO is measured using expected cash outflows associated with the ARO, adjusted for inflation and discounted at our credit-adjusted risk-free rate when the liability is initially recorded. Accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, the Company has designated these liabilities as Level 3 financial liabilities. The significant inputs to this fair value measurement include cost estimates of asset removals, site clean-up, transportation and remediation costs, inflation estimates, and the Company’s credit-adjusted risk-free rate.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 — Asset Retirement Obligations (cont.)

The following summarizes changes in the Company’s ARO liabilities for the years ended December 31, 2021 and 2020:

(in thousands)	2021	2020
Balance at beginning of period	$306	$—
Liabilities acquired(1)	3,580	—
Liabilities incurred	706	306
Accretion expense	85	—
Balance at end of period	$4,677	$306

____________

(1)      Liabilities acquired relate to asset retirement obligations assumed in the Aria Merger. See “Note 4 — Business Combinations and Reverse Recapitalization.”

NOTE 15 — Fair Value Measurements

Fair Values — Recurring

The Company’s Public Warrants and Private Placement Warrants were assumed in connection with the Business Combinations and are accounted for as liabilities carried at fair value prior to their exercise. The fair value of the Public Warrants was based on observable listed prices on the NYSE. Therefore, the Company designated the Public Warrant liabilities as Level 1 financial liabilities prior to their exercise. The fair value of the Private Placement Warrants is determined using the Black-Scholes option pricing model with observable and estimated inputs. Therefore, the Company has designated the Private Placement Warrant liabilities as Level 3 financial liabilities for which there is no current market such that the determination of fair value requires significant judgement or estimation. See “Note 13 — Derivatives Instruments” for quantitative inputs and assumptions for fair value measurements of the Private Placement Warrants.

The Company has a natural gas variable to fixed-priced swap agreement that is accounted for as a derivative. Changes in fair value of such agreement are recognized in earnings. The fair value of the Company’s natural gas derivative instruments are measured using an industry-standard pricing model, and the fair value of the natural gas derivative was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract, and adjusted for each counterparty’s credit rate risk, which are considered as Level 2 measurement.

The Company entered into an interest rate swap in December 2021, that locks in a fixed interest rate of 1.094% in exchange for a floating interest rate that resets monthly based on LIBOR, and net gains and losses are recognized currently in gain (loss) on derivative contracts. The fair value of the Company’s interest rate swap is measured using observable benchmark rates at commonly quoted intervals for the term of interest rate swap contracts, which is considered a Level 2 measurement.

There were no outstanding derivative instruments as of December 31, 2020.

The following table summarizes the outstanding derivative instruments and the fair value hierarchy for the Company’s derivative assets and liabilities that are required to be measured at fair value on a recurring basis:

(in thousands)	Level 1	Level 2	Level 3	Total Fair Value
December 31, 2021
Assets
Interest rate swap	$—	$439	$—	$439
Liabilities
Private Placement Warrant liabilities	$—	$—	$67,290	$67,290
Natural gas swap	—	178	—	178
Interest rate swap	—	727	—	727

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 — Fair Value Measurements (cont.)

Financial Instruments Fair Value

As of December 31, 2021 and 2020, the fair value of other financial instruments including cash and cash equivalents, prepaid expenses, accounts payable, and accrued and deferred expenses approximate the carrying values because of the short-term maturity of those items. See “Note 11 — Debt” for the fair value of the Company’s debt.

Fair Values — Nonrecurring

The Company applies the provisions of the fair value measurement standard on a nonrecurring basis to non-financial assets and liabilities, including goodwill, assets acquired and liabilities assumed in business combinations, below-market contracts, and asset retirement obligations. These assets and liabilities are not measured at fair value on a recurring basis but are subject to fair value adjustments when facts and circumstances arise that indicate a need for remeasurement.

The fair value measurements of goodwill, assets acquired and liabilities assumed, including below-market contracts assumed, in the business combinations are measured on a nonrecurring basis on the acquisition date based on inputs that are not observable in the market, and therefore, represent Level 3 inputs and measurements. See “Note 9 — Goodwill and Intangible Assets” and “Note 4 — Business Combinations and Reverse Recapitalization”.

The fair value of the asset retirement obligations is measured using expected cash outflows associated with the ARO, adjusted for inflation and discounted at our credit-adjusted risk-free rate when the liability is initially recorded. ARO estimates are derived from historical costs and management’s expectations of future cost elements, and therefore, represent Level 3 measurements. See “Note 14 — Asset Retirement Obligations.”

There were no transfers between fair value hierarchy levels for the years ended December 31, 2021 and 2020.

NOTE 16 — Redeemable Noncontrolling Interest and Stockholders’ Equity

Redeemable Noncontrolling Interest

The redeemable noncontrolling interest relates to Class A Opco Units, including units issued in connection with the Business Combinations and units owned by the Sponsor, Atlas or Company directors. As of December 31, 2021, the Company directly owned approximately 54.5% of the interest in Opco and the redeemable noncontrolling interest was 45.5%. Holders of Class A Opco Units other than Archaea own an equal number of shares of Class B Common Stock and have a redemption right, subject to certain limitations, to redeem Class A Opco Units and a corresponding number of shares of Class B Common Stock for, at Opco’s option, (i) shares of Class A Common Stock on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, or (ii) a corresponding amount of cash. Due to the cash redemption provisions of the redemption right, the Company has accounted for the redeemable noncontrolling interest as temporary equity.

Stockholders’ Equity

Preferred Stock

The Company is authorized to issue 10.0 million shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2021 and 2020, no shares of preferred stock were issued or outstanding.

Class A Common Stock and Class B Common Stock

The Company is authorized to issue 900.0 million shares of Class A Common Stock with a par value of $0.0001 per share. The Company is authorized to issue 190.0 million shares of Class B Common Stock with a par value of $0.0001 per share. Class B Common Stock represents a non-economic interest in the Company.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 — Redeemable Noncontrolling Interest and Stockholders’ Equity (cont.)

The following is a summary of Class A Common Stock and Class B Common Stock activity for the year ended December 31, 2021:

(in shares)	Class A Common Stock	Class B Common Stock
Outstanding at beginning of period	—	—
Reverse recapitalization and PIPE Financing	52,847,195	5,931,350
Issued to Legacy Archaea Holders	—	23,000,000
Issued in Aria Merger	—	33,350,385
Issued for warrant exercises	10,347,923	—
Exchange of Class B Common Stock for Class A Common Stock	7,943,621	(7,943,621)
Retirement of Class A Common Stock repurchased	(6,101,449)	—
Issued for vested RSUs	84,910	—
Outstanding at end of period	65,122,200	54,338,114

Voting Rights

Holders of the Class A Common Stock and holders of the Class B Common Stock will vote together as a single class on all matters submitted to a vote of the stockholders, except as required by law. Each share of common stock will have one vote on all such matters.

Nonredeemable Noncontrolling Interest

Noncontrolling interest included the portion of equity ownership in GCES that was not attributable to the unitholders of Opco. The remaining interest in GCES was acquired by Opco in December 2021.

NOTE 17 — Share-Based Compensation

In connection with Business Combinations, the Company adopted the 2021 Omnibus Incentive Plan (the “Plan”). The Company may grant restricted stock, RSUs, incentive and non-qualified stock options, stock appreciation rights, performance awards, stock awards and other stock-based awards to officers, directors, employees and consultants under the terms of the Plan. There are 11.3 million shares authorized under the plan as of December 31, 2021, and approximately 10.4 million shares remain available for future issuance as of December 31, 2021. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company has elected to account for forfeitures of awards granted under the Plan as they occur in determining compensation expense.

Restricted Stock

On December 29, 2021, the Company granted a total of 991,020 RSUs to certain employees, officers, and non-employee directors. One RSU award was fully vested on the grant date, the RSUs issued to the non-employee directors vested in full on January 1, 2022, and the remaining RSUs issued vest over periods ranging from 6 months to 3 years from the Business Combinations Closing Date. RSUs will be subject to forfeiture restrictions and cannot be sold, transferred, or disposed of during the restriction period.

For the year ended December 31, 2021 and 2020, the Company recognized $2.7 million and zero of share-based compensation expense respectively related to RSUs. At December 31, 2021, there was $14.4 million of unrecognized compensation expense related to unvested RSUs, which is expected to be recognized over a weighted average period of approximately 1.5 years.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — Share-Based Compensation (cont.)

The table below summarizes RSUs activity for the year ended December 31, 2021:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value (per share)
Outstanding at December 31, 2020	—	$—
Granted	991,020	$17.23
Vested(1)	(140,000)	$17.23
Forfeited	—	$—
Outstanding at December 31, 2021	851,020	$17.23

____________

(1)      Vested RSUs include 55,090 units that were not converted into Class A Common Stock due to net share settlements to cover employee withholding taxes.

Series A Incentive Plan

Legacy Archaea adopted a Series A Incentive Plan in 2018 to provide economic incentives to select employees and other service providers in order to align their interests with equity holders of Legacy Archaea. The Series A unit awards were determined to be equity classified. These Series A unit awards were granted by, and for equity interest in, Archaea Energy LLC. As of December 31, 2020, there were 4,000 vested and 4,500 unvested Series A unit awards. Under the original terms of the awards, all unvested Series A units outstanding were vested upon Closing of Business Combinations.

Series A Incentive Plan activities related to unvested units during the year ended December 31, 2021 were as follows:

	Series A Incentive Units	Weighted- Average Grant Date Fair Value (per share)
Outstanding at December 31, 2020	4,500	$—
Granted	1,500	$1,565.90
Forfeited	(250)	$—
Vested	(5,750)	$408.52
Outstanding at December 31, 2021	—	$—

For the years ended December 31, 2021 and 2020, Legacy Archaea recognized compensation expense of $2.3 million and zero, respectively, related to Series A units awards. As a result of the Business Combinations, the Series A Incentive Plan is no longer applicable to the Company.

NOTE 18 — Employee Benefit Plans

401(k) Plans

The Company maintains two separate qualified tax deferred 401(k) plans that cover all employees who meet the one of 401(k) plan’s eligibility requirements. The Company matches up to 100% of each participant’s contribution up to a maximum of 5% of the participant’s eligible compensation.

Postretirement Obligations

Effective with the Business Combinations, the Company sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to certain legacy Aria full-time employees who meet minimum age and service requirements.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 — Employee Benefit Plans (cont.)

The following table sets forth changes in the plan’s benefit obligations:

(in thousands)	2021	2020
Benefit obligation at beginning of year	$—	$—
Addition due to Business Combinations	3,567	—
Service cost	11	—
Interest cost	27	—
Net actuarial (gain) loss	(917)	—
Net benefits paid	(71)	—
Benefit obligation at end of year	$2,617	$—

Amounts recognized in the consolidated balance sheets as of December 31, 2021 and 2020, consist of:

(in thousands)	2021	2020
Accrued benefit liability	$2,617	$—

Net periodic benefit cost recognized in the consolidated statements of comprehensive loss was as follows:

(in thousands)	2021	2020
Service cost	$11	$—
Interest cost	27	—
Net actuarial (gain) loss	(917)	—
Net periodic benefit cost	$(879)	$—

The discount rate assumption for the net periodic benefit cost for 2021 was 2.62% and the discount rate assumption for the benefit obligation as of December 31, 2021 was 2.56%.

Estimated future benefit payments for the next 10 years are as follows for the years ended December 31:

(in thousands)
2022	$206
2023	162
2024	150
2025	142
2026	147
2027 to 2031	745

NOTE 19 — Risk and Uncertainties

The Company maintains at a financial institution cash and cash equivalents that may periodically exceed federally insured limits. It is the opinion of management that the solvency of the financial institution is not of particular concern currently. As such, management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

NOTE 20 — Provision for Income Tax

The components of income tax expense for the years ended December 31, 2021 and 2020 consisted of the following:

(in thousands)	2021	2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	—	—
State	—	—
Income tax expense	$—	$—

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — Provision for Income Tax (cont.)

The Company recognized federal and state income tax expense of $0 million and $0 million during the years ended December 31, 2021 and 2020, respectively. The Company did not record a tax provision for the year ended December 31, 2020 primarily due to Archaea Energy LLC’s status as a pass-through entity for U.S. federal income tax purposes.

A reconciliation of income tax expense from operations to the federal statutory rate for the years ended December 31, 2021 and 2020 is as follows:

(in thousands)	2021	2020
Income (loss) before income taxes (all domestic)	$(30,921)	$(2,236)
U.S. federal statutory tax rate	21%	21%
Income taxes computed at federal statutory rate	$(6,493)	$(470)
State and local taxes	(183)	4
Income taxes computed at the federal statutory rate on net income (loss) from pass-through entities not attributable to Class A Common Stock	4,657	648
Change in valuation allowance	1,832	(80)
PPP loan forgiveness – nontaxable	—	(102)
Other	187	—
Income tax expense	$—	$—

The effective tax rates were 0% for the year ended December 31, 2021, and 0% for the year ended December 31, 2020. The difference between the Company’s effective tax rate for the year ended December 31, 2021, and the U.S. statutory tax rate of 21% was primarily due to a full valuation allowance recorded on the Company’s net U.S. and State deferred tax assets, income (loss) from pass-through entities not attributable to Class A Common Stock, and state and local taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating loss and tax credit carryforwards. Significant items comprising the net deferred tax assets at December 31, 2021 and 2020 were:

(in thousands)	2021	2020
Deferred tax assets
Net operating loss carryforwards	$3,430	$194
Investment in partnership (“Outside Basis Deferred Tax Asset”)(1)	51,799	—
Other	110	46
	55,339	240
Valuation allowance	(55,224)	(109)
Deferred tax assets, net of valuation allowance	115	131
Deferred tax liabilities
Depreciation	—	47
Intangible assets	115	84
	115	131
Net deferred tax asset	$—	$—

____________

(1)      This amount is the deferred tax asset the Company recognizes for its book to tax basis difference in its investment in Opco.

At December 31, 2021, Archaea Energy Inc. and certain subsidiaries had federal and state net operating loss carryforwards of approximately $15.1 million and $7.2 million, respectively, which will be able to offset future taxable income. The U.S. federal losses will be carried forward indefinitely. State net operating losses have carryover periods ranging from 10 years to unlimited periods.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 — Provision for Income Tax (cont.)

As of December 31, 2021, the Company determined it is not more likely than not the Company’s net deferred tax assets will be realized due to significant negative evidence such as cumulative losses and continues to maintain a full valuation allowance. The valuation allowance for the Company increased by $55.1 million in the year ended December 31, 2021, compared to a decrease of $0.1 million in the year ended December 31, 2020. The increase is related to the valuation allowance applied to deferred tax assets resulting from the Business Combinations, deferred tax assets relating to the acquisition of additional interests in Opco during the fourth quarter, and additional operating losses incurred during 2021. The Company and its subsidiaries file U.S. federal income tax returns and tax returns in various states. The Company is not under any material audits in any jurisdiction.

There are no uncertain tax benefits recorded as of December 31, 2021 and 2020.

On March 27, 2020, the CARES Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The Company analyzed the provisions of the CARES Act and determined there was no significant impact to its income tax for the year ended December 31, 2021. Future regulatory guidance under the CARES Act or additional legislation enacted by Congress could impact our tax provision in future periods.

Additionally, the CARES Act is an economic emergency aid package to help mitigate the impact of the COVID-19 pandemic. The Company implemented certain provisions of the CARES Act, specifically securing loans under the Paycheck Protection Program. All amounts outstanding under such loans have been forgiven as of December 31, 2021.

NOTE 21 — Net Earnings (Loss) Per Share

The Archaea Merger was accounted for as a reverse recapitalization and is treated as the equivalent of Legacy Archaea receiving proceeds for the issuance of the outstanding Class A and Class B shares, as well as the warrants, of Rice Acquisition Corp. accompanied by a recapitalization. Therefore, Class A Common Stock is deemed to be outstanding beginning at the Closing due to the reverse recapitalization.

The Company’s basic earnings per share (“EPS”) of Class A Common Stock is computed based on the average number of shares of Class A Common Stock outstanding for the period. Diluted EPS includes the effects of the Company’s outstanding RSUs and Public Warrants, Forward Purchase Warrants, and Private Placement Warrants, as appropriate prior to their exercise if applicable, unless the effects are anti-dilutive to EPS. The following provides a reconciliation between basic and diluted EPS attributable to Class A Common Stock for the years ended December 31, 2021 and 2020.

(in thousands, except per share amounts)	2021	2020
Net income (loss) attributable to Class A Common Stock	$(5,153)	$—
Class A Common Stock
Average number of shares outstanding – basic	56,466	—
Average number of shares outstanding – diluted	56,466	—
Net income (loss) per share of Class A Common Stock
Basic and diluted	$(0.09)	$—

The following potential common shares were excluded from diluted EPS in 2021 as the Company had a net loss for the year: 15,303,946 weighted-average warrants and 159,751 weighted-average RSUs.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 — Contingencies

Management has regular litigation reviews, including updates from corporate and outside counsel, to assess the need for accounting recognition or disclosure of contingencies. The Company accrues an undiscounted liability for contingencies where a loss is probable and the amount can be reasonably estimated. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. The Company does not record liabilities when the likelihood that the liability has been incurred is probable, but the amount cannot be reasonably estimated or when the liability is believed to be only reasonably possible or remote. The Company does not believe the ultimate outcome of any currently pending lawsuit will have a material adverse effect upon the Company’s financial statements, and the liability is believed to be only reasonably possible or remote. In July 2021, Legacy Archaea settled certain lawsuits on confidential terms with the lawsuits being dismissed with prejudice.

NOTE 23 — Segment Information

The Company’s two reporting segments for the years ended December 31, 2021 and 2020 are RNG and Power. The Company’s chief operating decision maker evaluates the performance of its segments based on operational measures including revenues, net income and EBITDA.

The following summarizes selected financial information for the Company’s reporting segments:

(in thousands)	RNG	Power	Corporate and Other	Total
Year ended December 31, 2021
Revenue	$51,024	$20,285	$5,817	$77,126
Intersegment revenue	—	872	(872)	—
Total revenue and other income	51,024	21,157	4,945	77,126
Equity investment income, net	5,042	641	(30)	5,653
Net income (loss)	17,362	(1,492)	(46,791)	(30,921)
Interest expense	490	—	4,307	4,797
Depreciation, amortization and accretion	10,029	5,718	278	16,025
EBITDA	$27,881	$4,226	$(42,206)	$(10,099)

December 31, 2021
Goodwill	$29,211	$—	$—	$29,211

Year ended December 31, 2020
Revenue	$34	$—	$6,489	6,523
Intersegment revenue	—	—	—	—
Total revenue and other income	34	—	6,489	6,523
Equity investment income, net	—	—	—	—
Net income (loss)	(1,125)	(11)	(1,100)	(2,236)
Interest expense	—	—	20	20
Depreciation, amortization and accretion	3	—	134	137
EBITDA	$(1,122)	$(11)	$(946)	$(2,079)

December 31, 2020
Goodwill	$2,754	$—	$—	$2,754

Major Customers

No single customer accounted for more than 10% of the Company’s revenues and other income in 2021 and 2020.

ARCHAEA ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 24 — Related Party Transactions

Engineering, Procurement and Construction Contract

Assai Energy, LLC (a wholly owned subsidiary of the Company) entered into a construction service and project guarantee agreement with Noble Environmental Specialty Services, LLC (“NESS”) (a wholly owned subsidiary of Noble). NESS is responsible for constructing an RNG plant located at the Keystone Landfill, near Scranton, PA. The total contract price for the engineering, procurement and construction (“EPC”) contract is $19.9 million. As of December 31, 2021, the Company has paid a total of $17.9 million to NESS under the EPC contract. The Company also reimbursed NESS $5.8 million for costs outside the EPC related to the Assai project. This agreement is considered to be a related party transaction due to the owners of NESS also being certain employees of the Company. As of December 31, 2021, the Company had a related party balances with NESS including a payable of $1.5 million and a receivable of $0.2 million.

O&M Contracts with Mavrix JV

The Company provides O&M services to the Mavrix JV and recognized revenues of $0.4 million for the period from the Business Combinations thorough December 31, 2021. As of December 31, 2021, the Company had a related party balances with Mavrix including a payable of zero and a receivable of $0.4 million.

Predecessor — Aria Energy LLC Financial Statements

Archaea determined that Aria is the predecessor to the Company due to the relative fair values of the Company and legacy operations Aria had compared to Archaea. As such, we have included Aria’s consolidated statements of operations for the periods January 1 to September 14, 2021, and the year ended December 31, 2020, and the consolidated balance sheets as of September 14, 2021 and December 31, 2020. See Archaea Energy Inc.’s “Note 4 — Business Combinations and Reverse Recapitalization” for additional information.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Aria Energy LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Aria Energy LLC and subsidiaries (the Company) as of September 14, 2021 and December 31, 2020, the related consolidated statements of operations, comprehensive income, equity, and cash flows for the period from January 1, 2021 through September 14, 2021 and the year ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 14, 2021 and December 31, 2020, and the results of its operations and its cash flows for the period from January 1, 2021 through September 14, 2021 and the year ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2014.

Detroit, Michigan
March 18, 2022

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
Consolidated Balance Sheets

(in thousands)	September 14, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$4,903	$14,257
Accounts receivable	27,338	20,727
Inventory	9,015	7,770
Prepaid expenses and other current assets	3,834	3,768
Assets held for sale	—	70,034
Total Current Assets	45,090	116,556
Property and equipment, net	63,829	70,759
Intangible assets, net	117,737	126,922
Equity method investments	86,200	77,993
Other noncurrent assets	882	689
Total Assets	$313,738	$392,919

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable – trade	$2,439	$1,570
Current portion of long-term debt, net	90,430	102,831
Accrued and other current liabilities	25,210	25,736
Liabilities held for sale	—	12,534
Total Current Liabilities	118,079	142,671
Long-term debt, net	—	136,593
Derivative liabilities	—	1,268
Below-market contracts	3,935	5,769
Asset retirement obligations	3,580	3,408
Other long-term liabilities	5,351	5,150
Total Liabilities	130,945	294,859
Commitments and contingencies
Equity
Controlling interest
Class A units	299,327	299,327
Class B units	19,327	19,327
Class C units	1	1
Retained loss	(134,726)	(218,957)
Accumulated other comprehensive loss	(1,136)	(1,349)
Total Controlling Interest	182,793	98,349
Noncontrolling interest	—	(289)
Total Equity	182,793	98,060
Total Liabilities and Equity	$313,738	$392,919

The accompanying notes are an integral part of these consolidated financial statements (Predecessor)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
Consolidated Statements of Operations

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020

Revenues and Other Income
Energy revenue	$120,250	$132,580
Construction revenue	32	9,983
Amortization of intangibles and below-market contracts	(2,693)	(3,682)
Total Revenues and Other Income	117,589	138,881
Equity Investment Income, net	19,777	9,298
Cost of Sales
Cost of energy	56,291	72,519
Cost of other revenues	30	9,507
Depreciation, amortization and accretion	15,948	30,564
Total Cost of Sales	72,269	112,590
Gain on disposal of assets	(1,347)	—
Impairment of assets	—	25,293
General and administrative expenses	33,737	20,782
Operating Income (Loss)	32,707	(10,486)
Other Income (Expense)
Interest expense, net	(10,729)	(19,305)
Gain (loss) on derivative contracts	1,129	(135)
Gain on extinguishment of debt	61,411	—
Other income	2	3
Total Other Income (Expense)	51,813	(19,437)
Net Income (Loss)	84,520	(29,923)
Net income attributable to noncontrolling interest	289	78
Net Income (Loss) Attributable to Controlling Interest	$84,231	$(30,001)

The accompanying notes are an integral part of these consolidated financial statements (Predecessor)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
Consolidated Statements of Comprehensive Income

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Net Income (Loss)	$84,520	$(29,923)
Other Comprehensive Income (Loss)
Net actuarial income	213	(45)
Other Comprehensive Income (Loss)	84,733	(29,968)
Comprehensive income attributable to noncontrolling interest	289	78
Comprehensive Income (Loss) Attributable to Controlling Interest	$84,444	$(30,046)

The accompanying notes are an integral part of these consolidated financial statements (Predecessor)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
Consolidated Statements of Equity

	Controlling Interest
(in thousands)	Class A Units	Class B Units	Class C Units	Retained Earnings (Loss)	Accumulated Other Comprehensive (Loss) Income	Total Controlling Interest	Noncontrolling Interest	Total Equity
Balance – December 31, 2019	$299,327	$19,327	$1	$(188,956)	$(1,304)	$128,395	$(266)	$128,129
Net income (loss)	—	—	—	(30,001)	—	(30,001)	78	(29,923)
Adjustments for postretirement plan	—	—	—	—	(45)	(45)	—	(45)
Distributions to noncontrolling interest	—	—	—	—	—	—	(101)	(101)
Balance – December 31, 2020	299,327	19,327	1	(218,957)	(1,349)	98,349	(289)	98,060
Net income (loss)	—	—	—	84,231	—	84,231	289	84,520
Adjustments for postretirement plan	—	—	—	—	213	213	—	213
Balance – September 14, 2021	$299,327	$19,327	$1	$(134,726)	$(1,136)	$182,793	$—	$182,793

The accompanying notes are an integral part of these consolidated financial statements (Predecessor)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
Consolidated Statements of Cash Flows

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Cash flows from operating activities
Net income (loss)	$84,520	$(29,923)
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	15,948	30,564
Impairment of assets	—	25,293
Gain on disposal of assets	(1,573)	—
Amortization of debt origination costs	699	1,382
Amortization of intangibles and below-market contracts	859	1,238
Return on investment in equity method investments	19,518	13,016
Equity in earnings of equity method investments	(19,777)	(8,823)
Change in fair value of derivatives	(1,268)	(1,246)
Gain on extinguishment of debt	(61,411)	—
Net periodic postretirement benefit cost	106	106
Changes in operating assets and liabilities:
Accounts receivable	(4,728)	(5,835)
Inventory	(1,318)	(140)
Prepaid expenses and other assets	(143)	(966)
Other non-current assets	(196)	368
Trade accounts payable	478	(131)
Accrued and other current liabilities	19,231	6,126
Net cash provided by operating activities	50,945	31,029
Cash flows from investing activities
Purchase of property and equipment	(2,318)	(2,324)
Contributions to equity method investments	(8,430)	(13,020)
Net cash used in investing activities	(10,748)	(15,344)
Cash flows from financing activities
Payments on note payable and revolving credit agreement	—	(16,408)
Proceeds from revolving credit agreement	—	8,000
Payments on long-term debt	(49,551)
Distributions to noncontrolling interest	—	(101)
Net cash used in financing activities	(49,551)	(8,509)
Net increase (decrease) in cash and cash equivalents	(9,354)	7,176
Cash and cash equivalents – beginning of period	14,257	7,081
Cash and cash equivalents – end of period	$4,903	$14,257
Supplemental cash flow information
Cash paid for interest	$5,940	$11,617
Noncash investing activities
Accruals of property and equipment incurred but not yet paid	$25	$151

The accompanying notes are an integral part of these consolidated financial statements (Predecessor)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — Description of Business — Predecessor

Aria Energy LLC and its subsidiaries (“Aria”) design, install, own, and operate long-lived energy projects. Aria was originally formed on September 6, 2007, as EIF Renewable Energy Holdings LLC, a Delaware LLC, headquartered in Novi, Michigan. Aria generates its revenue from customers located throughout the United States from the production and sale of electrical energy from LFG fuel engines and related Environmental Attributes, production and sale of RNG and related Environmental Attributes, operating and maintaining LFG projects owned by third parties, and constructing energy projects. Environmental Attributes include RECs in the power market and RINs and LCFS credits in the RNG market. Aria benefits from federal and state renewable fuel standards and federal compliance requirements for landfill owners and operators.

Funds managed by Ares EIF Management LLC held 94.35% of the ownership interests in Aria before the Closing of the Business Combinations.

The accompanying consolidated financial statements present the consolidated financial position and results of operations of Aria Energy LLC and its wholly owned subsidiaries.

NOTE 2 — Summary of Significant Accounting Policies — Predecessor

Basis of Presentation

The consolidated financial statements of Aria have been prepared on the basis of United States generally accepted accounting principles (“GAAP”). Certain amounts for prior years have been reclassified to conform to the current presentation

Segment Reporting

Aria reports segment information in two segments: RNG and Power. LFG fuel source is a common element, though Aria had a new RNG plant that was under construction as of the Closing that will utilize waste from dairy cattle. Aria managed RNG and electric production as separate operating groups and measured production output in terms of megawatt hours (MWh) for Power projects, and energy content is expressed as MMBtu for RNG. Other segment reporting considerations include:

•        There are separate operating and leadership teams for RNG and Power, each of whom have different skill sets. The processes for production are unique.

•        Customers are different. Utilities and ISO’s are buyers of electricity and RECs. Municipalities and energy companies are the primary buyers of RNG and RINs.

•        Economics are much stronger with RNG. Prices for both segments are volatile, but based on different drivers.

•        Aria operates a small portfolio of power plants for third parties. Operationally these plants are the same as wholly-owned projects.

•        Aria operates RNG plants for its joint venture (JV) Mavrix LLC (“Mavrix”). These plants are operationally the same as wholly-owned plants.

•        Construction activity is limited to wholly owned or JV plants. No construction activity is performed for third parties. Construction revenue only exists when building assets for non-consolidated subsidiaries.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements. Actual results could differ from those estimates.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

Noncontrolling Interests

Noncontrolling interest represents the portion of equity ownership in subsidiaries that is not attributable to the equity holders of Aria Energy LLC. Noncontrolling interests are initially recorded at transaction price which is equal to their fair value and subsequently the amount is adjusted for the proportionate share of earnings and other comprehensive income attributable to the noncontrolling interests and any dividends or distributions paid to the noncontrolling interests. In the second quarter of 2021, noncontrolling interest was extinguished as part of the sale of LES Project Holdings LLC (“LESPH”).

Revenue Recognition

Aria generates revenue from the production and sale of electricity, gas, and their renewable energy attributes, and performance of other landfill energy services. Based on requirements of GAAP, a portion of revenue is accounted for under ASC 840, Leases, and a portion under ASC 606, Revenue from Contracts with Customers. Under ASC 840, revenue is recognized generally upon delivery of electricity, gas, and their related renewable Environmental Attributes. Under ASC 606, revenue is recognized upon the transfer of control of promised goods or services to the customer in an amount that reflects the consideration to which is expected to be entitled in exchange for those goods or services. Based on the terms of the PPAs, the amounts recorded under ASC 840 are generally consistent with revenue recognized under ASC 606. For the year-to-date period ended September 14, 2021, approximately 36% of revenue was accounted for under ASC 606 and 64% under ASC 840. For the year ended December 31, 2020, approximately 41% of revenue was accounted for under ASC 606 and 59% under ASC 840.

The following tables display Aria’s revenue by major source and by operating segment for the periods January 1 to September 14, 2021 and the year ended December 31, 2020:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
RNG, including RINs and LCFSs	$83,848	$75,143
Gas O&M service	974	—
Power, including RECs	31,217	46,434
Electric O&M service	4,211	11,003
Other	32	9,983
Total	$120,282	$142,563

Operating segments
RNG	$84,853	$85,126
Power	35,429	57,437
Total	$120,282	$142,563

Below is a description of accounting policies for each revenue stream:

Electricity

Aria sells a portion of the electricity it generates under the terms of PPAs or other contractual arrangements which is included in energy revenue. Most PPAs are accounted for as operating leases under ASC 840, as the majority of the output under each PPA is sold to a single off-taker. The PPAs have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the electricity is delivered. PPAs that are not accounted for as leases are considered derivatives. Aria has elected the normal purchase normal sale exception for these contracts, and accounts for these PPAs under ASC 606. Revenue is recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

Certain of Aria’s generated electricity is sold through energy wholesale markets (New York Independent System Operator (NYISO), New England Independent System Operator (NEISO), and the Pennsylvania, Jersey, Maryland Independent System Operator (PJM)) into the day-ahead market. These electricity generation revenue streams are accounted for under ASC 606. These electric revenue streams are recognized over time using an output method, as energy delivered best depicts the transfer of goods or services to the customer. Performance obligation for the delivery of energy is generally measured by MWh’s delivered based on contractual prices. Aria also sells its capacity into the month-ahead and three-year ahead markets in the wholesale markets to satisfy system integrity and reliability requirements. Revenue from capacity is recognized under ASC 606 over time using an output method. Capacity, which is a stand-ready obligation to deliver energy when required by the customer, is measured using MWs of capacity.

Gas

Aria sells the gas it generates pursuant to various contractual arrangements which is included in energy revenue. These gas sales are accounted for as operating leases under ASC 840, as the majority of the output under each contract is sold to a single off-taker. These agreements have no minimum lease payments and all of the rental income under these leases is recorded as revenue when the gas is delivered to the customer based on contractual prices.

Aria also has a division that resells biogas it purchases pursuant to various contractual arrangements which is included in energy revenue. This revenue is accounted for under ASC 606. Revenues related to these contracts are recognized at a point in time when control is transferred upon delivery of the biogas. Revenue is recognized on a monthly basis based on the volume of RNG delivered and the price agreed upon with the customer.

Environmental Attributes

Aria also generates revenue through the sale of Environmental Attributes, which is included in energy revenue. Aria’s electric plants generate renewable energy credits, or RECs, as they generate electricity. The majority of Aria’s RECs are generated by plants for which Aria has a PPA to sell all of the outputs (both energy and RECs) to the PPA counterparty and therefore are accounted for as operating leases in accordance with ASC 840, with revenue recognized as the energy and RECs are generated and delivered. For RECs not bundled with a PPA, revenue is recognized under ASC 606 at a point-in-time, when control is transferred. For RECs subject to sales agreements prior to energy generated, control is deemed to be transferred and revenue recognized when related energy is generated even in cases where there is a certification lag as it has been deemed to be perfunctory.

Aria generates renewable fuel credits called renewable identification numbers, or RINs. Pipeline-quality RNG processed from LFG qualifies for RINs when delivered to a compressed natural gas fueling station. RINs are similar to RECs on the electric side in that they reflect the value of renewable energy as a means to satisfy regulatory requirements or goals. They are different in that RINs exist pursuant to a national program and not an individual state program. The majority of Aria’s RINs are generated by plants for which Aria has a PPA to sell all of the outputs and are therefore accounted for as operating leases in accordance with ASC 840, with revenue recognized when the fuel is produced and transferred to a third party.

Construction Type Contracts

Aria, on occasion, enters into contracts to construct energy projects. This contract revenue is recorded under ASC 606 over time, using an input method based on costs incurred.

Operation and Maintenance (O&M)

Aria provides O&M services at projects owned by third parties which are included in Energy revenue on Aria’s consolidated statement of operations. Revenue for these services is recognized under ASC 606. O&M revenue is recognized over time, using the output method, based on the production of electricity or RNG from the project.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

PPA and O&M Contract Amortization

Through historical acquisitions, Aria had both above and below-market contracts from PPAs and O&M agreements related to the sale of electricity or delivery of services in future periods for which the fair value has been determined to be more or less than market. The amount above and below-market value is being amortized to revenue over the remaining life of the underlying contract which is included in Energy revenue on Aria’s consolidated statement of operations.

Aria elected to recognize revenue using the right to invoice practical expedient and determined that the amounts invoiced to customers correspond directly with the value to customers and Aria’s satisfaction of the performance obligations to date. Furthermore, with the election of the right to invoice practical expedient, Aria also elects to omit disclosures on the remaining, or unsatisfied performance obligations since the revenue recognized corresponds to the amount that Aria has the right to invoice.

Cash and Cash Equivalents

Aria considers all investments with an original maturity of three months or less when purchased to be cash equivalents. Aria maintains amounts on deposit with various financial institutions, which may exceed federally insured limits. Management periodically evaluates the creditworthiness of those institutions. Aria had not experienced any losses on such deposits.

Accounts Receivable

Accounts receivable are stated at the invoiced or estimated amounts adjusted for any allowance for doubtful accounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. There was no allowance for doubtful accounts at September 14, 2021 and December 31, 2020 based on Aria’s history with its existing customers. Payments on accounts receivable balances are typically due and paid within 30 days of invoice.

Inventory

Inventory is stated at the lower of weighted average cost or net realizable value. Inventory consists primarily of engine parts and supplies used in the maintenance of production equipment.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for major renewals and betterments that extend the useful life of the assets are capitalized and depreciated over the remaining life of the assets. Maintenance and repair costs incurred by Aria are charged to expense as incurred in cost of energy. Changes in the assumption of useful lives of assets could have a significant impact on Aria’s results of operations and financial condition. Upon sale or retirement, the asset cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. There was no interest capitalized for the year-to-date period ended September 14, 2021 and the year ended December 31, 2020.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

Held for Sale

During 2020, Aria enacted a plan to sell LESPH, and accordingly, the business was classified as held for sale through December 31, 2020. An agreement to sell the membership interests of the business subsequently was executed on March 1, 2021. The sale of LESPH was completed on June 10, 2021. Proceeds from the sale were $58.5 million, which were sent to the lenders of the LESPH debt discussed in Note 6. As discussed further

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

in Note 6, in connection with the sale, Aria was released from its obligations under the LESPH debt and a gain on the extinguishment of debt in the amount of $61.4 million was recorded in conjunction with the sale, which accounts for the proceeds received, the debt and interest payable relieved and settlement of LESPH intercompany balances. Aria recorded an ordinary gain on sale of assets in the amount of $1.3 million in the period ended September 14, 2021.

The assets and liabilities included in the consolidated balance sheet that are held for sale as of December 31, 2020 are as follows:

(in thousands)
Current assets
Accounts receivable	$2,092
Inventory	3,034
Related party accounts receivable and advances	88
Prepaid expenses and other current assets	686
Total current assets	5,900
Property and equipment – net	4,906
Intangible assets – net	82,179
Held for sale valuation allowance	(25,293)
Investment in joint ventures	2,342
Total assets held for sale	$70,034

Current liabilities
Accounts payable – trade	$824
Accrued and other current liabilities	2,066
Total current liabilities	2,890
Below-market contracts	6,060
Asset retirement obligations	3,584
Total liabilities	$12,534

Aria recorded a valuation allowance in relation to its sale of LESPH’s assets and liabilities. Given the characteristics of the cooperative sale process, this was treated as a separate transaction from the settlement of the debt (through the execution of the Mutual Release Agreement). Since the former will result in a loss, it is recognized as an impairment charge of $25.3 million in 2020.

The pre-tax net earnings (losses) associated with LEPSH, including the gain on extinguishment of debt and ordinary gain on sale of assets recognized in 2021, included in Aria’s consolidated statement of operations were $67.6 million and $38.4 million for the year-to-date period ended September 14, 2021 and the year ended December 31, 2020, respectively.

Impairment of Long-Lived Assets

In accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), property and equipment, and intangible assets with finite useful lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to future undiscounted cash flows expected to be generated by the asset or asset group. Such estimates are based on certain assumptions, which are subject to uncertainty and may materially differ from actual results. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

For purposes of testing for an impairment loss, a long-lived asset or assets shall be grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The lowest level of cash inflows and outflows largely independent of other assets is generally determined to be a project, which represents a single electrical or gas generation facility located at a single landfill site. The group of assets and liabilities at the project level includes property and equipment, intangible assets (relating to gas rights agreements specific to the project site and, if applicable, the PPA also specific to the project site), and liabilities associated with out of market contracts (out of market PPAs, if applicable).

There were no triggering events related to Aria’s projects in the period ended September 14, 2021.

Other Noncurrent Assets

The other noncurrent assets represents long-term deposits with transportation and utility companies.

Debt Origination Costs

Debt origination costs were incurred in connection with various legal, consulting, and financial costs associated with debt financing and are reported net of accumulated amortization. These charges are being amortized over the term of the related debt agreements using the effective interest rate and are recorded as a reduction to long-term debt.

Equity Method Investments

Aria’s investments in joint ventures are reported under the equity method. Under this method, Aria records its proportional share of its income or losses of joint ventures as equity investment income, net in the consolidated statements of operations.

Derivative Instruments

Aria applies the provisions of ASC 815, Derivatives and Hedging, (“ASC 815”). ASC 815 requires each derivative instrument to be recorded and recognized on the consolidated balance sheets at fair value, unless they meet the normal purchase/normal sale criteria and are designated and documented as such. Changes in the fair value of derivative instruments were recognized in earnings.

Asset Retirement Obligations

Asset retirement obligations (“AROs”) associated with long-lived assets are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts and for which the timing and/or method of settlement may be conditional on a future event. AROs are recognized at fair value in the period in which they are incurred and a reasonable estimate of fair value can be made. Upon initial recognition of an obligation, Aria capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its expected future value, while the capitalized cost is depreciated over the useful life of the related asset. Accretion expense is included in depreciation, amortization and accretion in the consolidated statements of operations. See Note 10 for further disclosures on AROs.

Postretirement Obligations

Postretirement benefits amounts recognized in consolidated financial statements are determined on an actuarial basis. Aria obtains an independent actuary valuation of its postretirement obligation annually as of December 31. To calculate the present value of plan liabilities, the discount rate needs to be determined which is an estimate of the interest rate at which the retirement benefits could be effectively settled. The discount rate is determined using the average effective rate derived through matching of projected benefit payments with the discount rate curve published by Citigroup as of each reporting date. See Note 8 for further disclosures on postretirement obligations.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

Other Long-Term Liabilities

Other long-term liabilities are recognized in the consolidated financial statements as obligations of Aria that are due more than one year in the future. Based on a contractual obligation under its Mavrix LLC (Mavrix) operating agreement (as discussed in Note 5), as of September 14, 2021 and December 31, 2020, Aria estimates an earn-out related to the performance of the Mavrix joint ventures payable in 2022 in the amount of $1.7 million and $1.4 million, respectively. The maximum earn-out under the operating agreement is $9.55 million.

Comprehensive (Loss) Income

Comprehensive (loss) income consists of net (loss) income and other comprehensive (loss) income. Other comprehensive (loss) income includes certain changes in assets and liabilities recognized directly to equity, such as actuarial gains/losses on Aria’s postretirement plan.

Income Taxes

Aria Energy LLC is a limited liability company treated as a pass-through entity for U.S. federal income tax purposes and is generally not subject to U.S. federal income tax at an entity level. Therefore, no provision for federal income taxes has been made in the consolidated financial statements since taxable income or loss of Aria Energy LLC is required to be reported by the respective members on their individual income tax returns.

One of Aria Energy LLC’s subsidiaries is treated as a corporation for U.S. federal and applicable state income tax purposes. Income taxes of this subsidiary are accounted for under the asset and liability method. This entity has reported tax losses since inception; therefore there continues to be a full valuation allowance at September 14, 2021 and December 31, 2020 recorded against its net deferred tax asset. The entity has recorded no income tax expense for the year-to-date period ended September 14, 2021 and the year ended December 31, 2020.

Concentration of Credit Risk

Financial instruments which potentially subject Aria to concentrations of credit risk consist primarily of accounts receivable. Certain accounts receivable are concentrated within entities engaged in the energy industry. These industry concentrations may impact Aria’s overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic, industry or other conditions. Receivables and other contractual arrangements are subject to collateral requirements under the terms of enabling agreements. However, Aria believes that the credit risk posed by industry concentration is offset by the creditworthiness of its customer base.

Cost of Energy

Cost of energy consists primarily of labor, parts, and outside services required to operate and maintain owned project facilities, electricity consumed in the process of gas production, the transportation of gas or transmission of electricity to the delivery point, and royalty payments to landfill owners as stipulated in the gas rights agreements.

Fair Value Measurements

Fair value is the price at which an asset could be exchanged or a liability transferred in an orderly transaction between knowledgeable, willing parties in the principal or most advantageous market for the asset or liability. Where available, fair value is based on observable market prices or derived from such prices. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The framework for establishing fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 — Summary of Significant Accounting Policies — Predecessor (cont.)

Aria employs varying methods and assumptions in estimating the fair value of each class of financial instruments for which it is practicable to estimate fair value. For cash and cash equivalents, accounts receivable and trade accounts payables, the carrying amounts approximate fair value due to the short maturity of these instruments. For long-term debt, the carrying amounts approximate fair value as the interest rates obtained by Aria approximate the prevailing interest rates available to Aria for similar instruments.

In accordance with ASC 820, Fair Value Measurement (“ASC 820”), the hierarchy alluded to above is established that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy defines three levels of inputs that may be used to measure fair value:

In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. Aria’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

NOTE 3 — Property, Plant and Equipment — Predecessor

Property, plant and equipment are summarized as follows:

(in thousands)	September 14, 2021	December 31, 2020
Buildings	$25,391	$25,186
Machinery and equipment	167,935	166,191
Furniture and fixtures	1,154	1,154
Construction in progress	1,799	1,366
Total cost	196,279	193,897
Accumulated depreciation	(132,450)	(123,138)
Net property, plant and equipment	$63,829	$70,759

NOTE 4 — Intangible Assets — Predecessor

Intangible assets consist of gas rights agreements, O&M contracts, power purchase, gas sales and gas purchase agreements that were created as a result of the allocation of the purchase price under business acquisitions based on the future value to Aria and amortized over their estimated useful lives. The gas rights agreements have various renewal terms in their underlying contracts that are factored into the useful lives when amortizing the intangible asset.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 — Intangible Assets — Predecessor (cont.)

Amortizable Intangible Assets

	September 14, 2021
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net
Gas rights agreements	$217,285	$109,436	$107,849
O&M contracts	3,500	2,652	848
Gas sales agreements	32,059	23,019	9,040
Total	$252,844	$135,107	$117,737
	December 31, 2020
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Net
Gas rights agreements	$217,285	$102,944	$114,341
O&M contracts	3,500	2,475	1,025
Gas sales agreements	32,059	20,503	11,556
Total	$252,844	$125,922	$126,922

Details of the intangible assets are summarized below:

(in thousands)			Expense
Type of Contract	Amortization Line Item	Remaining Lives	January 1 to September 14, 2021	Year Ended December 31, 2020
Gas rights	Depreciation, amortization and accretion	4 to 16 years	$6,493	$14,636
O&M contracts	Amortization of intangibles and below-market contracts	5 years	$178	$552
Gas sales	Amortization of intangibles and below-market contracts	1 to 8 years	$2,514	$3,566

Below-Market Contracts

Due to business acquisitions and asset acquisitions, Aria previously acquired certain below-market contracts, which are classified as noncurrent liabilities on Aria’s consolidated balance sheet. These include:

	September 14, 2021
	Gross Liability	Accumulated Amortization	Net
(in thousands)
Gas purchase agreements	$19,828	$15,893	$3,935
	December 31, 2020
	Gross Liability	Accumulated Amortization	Net
(in thousands)
Gas purchase agreements	$19,828	$14,059	$5,769

Below-market contracts related to the purchase of gas are amortized to cost of energy, and amortization was $1.8 million for the period ended September 14, 2021 and $2.4 million for the year ended December 31, 2020, which was recorded as a decrease to cost of energy.

NOTE 5 — Equity Method Investments — Predecessor

Aria holds 50% interests in two joint ventures accounted for using the equity method — Mavrix and Sunshine Gas Producers, LLC. Prior to the sale of LESPH in June 2021, Aria also held 50% interests in the following four joint ventures: Riverview Energy Systems, LLC, Adrian Energy Systems, LLC, Salem Energy Systems, LLC, and Salt Lake Energy Systems LLC. See Held for Sale section in Note 2 for more discussion on the sale of LESPH.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 — Equity Method Investments — Predecessor (cont.)

Under the terms of the Mavrix LLC Contribution Agreement dated September 30, 2017, Aria is required to make an earn-out payment to its JV partner holding the other 50% membership (in Mavrix LLC) in an amount up to $9.55 million. As defined in the Contribution Agreement, the payment represents additional consideration for Aria’s equity interest in Mavrix, and the earn-out payment will be based on the performance of certain projects owned by Mavrix through the earn-out period which ends September 30, 2022. No earn-out payment is made until after the end of the earn-out period. Aria has estimated the earn-out payment to be $1.7 million at September 14, 2021 and $1.4 million at December 31, 2020, and has recorded these amounts in other long-term liabilities in the respective periods.

Summary information on the equity method investments is as follows:

(in thousands)	December 31, 2020
Assets	$171,288
Liabilities	13,570
Net assets	$157,718
Aria’s share of equity in net assets	77,993
(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Revenue	$78,125	$60,459
Net income	$38,512	$18,801
Aria’s share of net income	$19,777	$9,298

NOTE 6 — Long-Term Debt — Predecessor

(in thousands)	September 14, 2021	December 31, 2020
Notes payable – due October 7, 2020	$91,115	$102,831
Term Loan B – due May 2022	—	137,978
Debt origination costs	(685)	(1,385)
Total	90,430	239,424
Less: current portion of debt, net	90,430	102,831
Long-term portion	$—	$136,593

Notes Payable

In October 2010, LESPH entered into a credit agreement with a syndicate of bank lenders that provided for a term note and a working capital commitment, which is described below. The term note, along with working capital commitment, is collateralized exclusively by the assets of LESPH, and is nonrecourse to Aria Energy LLC. In accordance with the associated credit agreement, the above notes payable were due October 7, 2020, but were unpaid as of December 31, 2020.

Aria enacted a plan to sell LESPH in 2020. On March 1, 2021, Aria entered into a MIPA for the purpose of selling 100% of the membership interests in LESPH. In accordance with Section 4.02 of the MIPA, the Sellers obligations at closing include the execution of the Lender Release, as defined in the agreement, releasing of Liens and claims with respect to LESPH and its consolidated and non-consolidated subsidiaries, terminating the LESPH credit agreement and discharging the borrowers’ obligations.

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 — Long-Term Debt — Predecessor (cont.)

The sale of LESPH occurred on June 10, 2021 and the extinguishment of the debt resulted in a gain being recorded equal to the difference between the reacquisition price and the net carrying amount of the debt of $122.6 million ($102.8 million in principal, $19.8 million in unpaid interest). This gain is classified as part of non-operating income on the consolidated statement of operations.

Senior Secured Credit Facility Revolver and Term Loan B

Aria Energy LLC and certain subsidiaries (the “Borrowers”) entered into a senior secured credit facility that provides for a $200 million secured term loan maturing in May 2022, and a $40.2 million secured revolving credit facility, of which $40.0 million can be used for letters of credit. During 2020, the revolving credit maturity date was extended until November 24, 2021. The facility is secured by a first lien security interest in the assets of the Borrowers. Payments on the term loan were due in quarterly installments of $0.5 million that began on September 30, 2015 and continued until the debt was retired as part of the Business Combinations.

NOTE 7 — Derivative Instruments — Predecessor

Aria was exposed to certain risks in the normal course of its business operations. The main risks are those relating to the variability of future earnings and cash flows — e.g., market risks, which are managed through the use of derivative instruments. All derivative financial instruments are reported in the consolidated balance sheets at fair value, unless they meet the normal purchase normal sale criteria and are designated and documented as such.

Aria has a natural gas variable to fixed-priced swap agreement with a remaining notional quantity of 392,400 and 789,600 MMBtu as of September 14, 2021 and December 31, 2020, respectively. The swap agreement provides for a fixed to variable rate swap calculated monthly, until the termination date of the contract, June 30, 2023. The agreement was intended to manage the risk associated with changing commodity prices. Changes in the fair values of natural gas swap are recognized in gain (loss) on derivative contracts and realized losses are recognized as a component of cost of energy expense as summarized in the table below.

Valuation of the natural gas swap was calculated by discounting future net cash flows that were based on a forward price curve for natural gas over the life of the contract (a Level 2 measurement), with an adjustment for each counterparty’s credit rate risk.

On April 6, 2020, Aria entered into an interest rate cap with a total notional amount of $110 million and an effective date of April 30, 2020. The cap agreement provides a fixed cap rate of 1.00% per annum related to the one-month LIBOR and has a termination date of May 31, 2022. The market value at both September 14, 2021 and December 31, 2020 was valued at zero and all associated fees with this transaction were recorded. Aria made cash payments for the natural gas swap of $0.5 million and $1.3 million for the period from January 1 to September 14, 2021 and for the year ended December 31, 2020 respectively.

(in thousands)	September 14, 2021	December 31, 2020
Natural gas swap asset – included in other noncurrent assets	$326	$—
Natural gas swap liability – included in derivative liabilities	—	(1,268)
(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Natural gas swap – unrealized gain (loss)	$1,129	$(40)
Interest rate cap – unrealized loss	—	(95)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 — Benefit Plans — Predecessor

401(k) Plan

Aria maintains a qualified tax deferred 401(k) retirement plan (the Plan). Under the provisions of the Plan, substantially all employees meeting minimum age and service requirements are entitled to contribute on a before and after-tax basis a certain percentage of their compensation. Aria matches up to 100% of employees’ first 3% contribution and 50% of the employees’ next 2% contribution. Employees vest immediately in their contributions and Aria’s contribution.

Postretirement Obligations

Aria sponsors an unfunded defined benefit health care plan that provides postretirement medical benefits to certain full-time employees who meet minimum age and service requirements.

The following table sets forth changes in the plan’s benefit obligations:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Benefit obligation at beginning of year	$3,750	$3,599
Service cost	27	49
Interest cost	64	103
Net actuarial loss (gain)	(148)	144
Net benefits paid	(72)	(145)
Benefit obligation at end of period	$3,621	$3,750

Amounts recognized in the consolidated balance sheets consist of:

(in thousands)	September 14, 2021	December 31, 2020
Accrued benefit liability	$(3,621)	$(3,750)
Unrecognized net actuarial loss	1,000	1,205
Unrecognized prior service benefit	136	144
Net amount recognized	$(2,485)	$(2,401)

Net periodic benefit cost recognized in the consolidated statements of comprehensive income was as follows:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Service cost	$27	$49
Interest cost	64	103
Amortization of prior service cost	8	12
Recognition of net actuarial loss	57	87
Net periodic benefit cost	$156	$251

Amounts recognized in other comprehensive loss consist of:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Net actuarial (loss) gain	$213	$(45)

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 — Capital — Predecessor

Aria had been authorized to issue three classes of membership units, consisting of Class A units, Class B units and Class C units. The Class A units and the Class B units have the voting interests — voting together as a single class. The Class C units have a nonvoting interest. The Class A units and the Class B units receive all distributions until set Internal Rate of Returns are reached. Aria had been authorized to issue an unlimited number of Class A units and Class B units and had the following units outstanding as of September 14, 2021 and December 31, 2020:

(in thousands, except price per share)	September 14, 2021
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
$0.10	—	—	9
$0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9
(in thousands, except price per share)	December 31, 2020
Price per share	Class A	Class B	Class C
$1.00	441,482	27,120	—
$0.10	—	—	9
$0.88	11,364	—	—
Total shares outstanding	452,846	27,120	9

NOTE 10 — Asset Retirement Obligations — Predecessor

The following table presents the activity for the AROs for the periods ended September 14, 2021 and December 31, 2020:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Balance at beginning of period	$3,408	$6,536
Accretion expense	172	456
Revision to estimated cash flows	—	—
Transfer to liabilities classified as held for sale	—	(3,584)
Settlement of asset retirement obligation	—	—
Balance at end of period	$3,580	$3,408

Accretion expense represents the increase in asset retirement obligations over the remaining operational life of the asset and is recognized in depreciation, amortization and accretion.

NOTE 11 — Related Party Transactions — Predecessor

Sales are made to and services are purchased from entities and individuals affiliated through common ownership. Aria provides O&M services, and administration and accounting services to their 50% owned joint ventures. As of

December 31, 2020, the accounts receivable from joint venture partners balance was $0.3 million. The following is a summary of transactions with these related parties:

(in thousands)	January 1 to September 14, 2021	Year Ended December 31, 2020
Sales of construction services	$32	$9,983
Sales of operations and maintenance services	$1,215	$1,701
Sales of administrative and other services	$221	$409

ARIA ENERGY LLC AND SUBSIDIARIES (Predecessor)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 — Segment Reporting — Predecessor

January 1 to September 14, 2021
(in thousands)	RNG	Power	Corporate and Other	Total
Total revenue	$82,338	$37,058	$(1,807)	$117,589
Net income (loss)	59,066	66,431	(40,977)	84,520
Depreciation, amortization and accretion	6,447	9,467	34	15,948
Interest expense	—	—	10,729	10,729
EBITDA	$65,513	$75,898	$(30,214)	$111,197
Year ended December 31, 2020
(in thousands)	RNG	Power	Corporate and Other	Total
Total revenue	$81,559	$57,322	$—	$138,881
Net income (loss)	30,459	(26,048)	(34,334)	(29,923)
Depreciation, amortization and accretion	9,012	21,478	74	30,564
Interest expense	—	—	19,319	19,319
EBITDA	$39,471	$(4,570)	$(14,941)	$19,960

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Management’s Evaluation of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Principal Financial Officer, we evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act as of December 31, 2021. Based upon that evaluation, our Chief Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of the end of the period covered by this Annual Report on Form 10-K based on the material weakness in our internal control over financial reporting described below.

Previously Reported Material Weakness

The material weakness resulted from an ineffective risk assessment process, which led to improperly designed controls over the Company’s financial statement close process. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. Management concluded that this deficiency in internal control over financial reporting related to an inadequate understanding of the impact of consolidation entries by certain individuals. This failure led to a duplicate entry that constituted a material weakness as defined in the SEC regulations. This material weakness resulted in the misstatement of general and administrative expenses and accounts payable — trade and in the restatement of the unaudited consolidated financial statements for the interim period ended September 30, 2021.

We performed additional analysis and procedures with respect to accounts impacted by the material weakness in order to conclude that our consolidated financial statements in this Annual Report on Form 10-K as of December 31, 2021, and for the years ended December 31, 2021 and 2020, are fairly presented, in all material respects, in accordance with GAAP.

Under “Changes to Internal Controls” below, we describe our remediation plan to address the identified material weakness.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for designing, implementing, and maintaining adequate internal control over financial reporting, as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

As discussed elsewhere in this Annual Report on Form 10-K, the Company completed the Business Combinations on September 15, 2021 pursuant to which the Company completed a reverse recapitalization with RAC and acquired Aria. Prior to the Business Combinations, RAC was a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. As a result, previously existing internal controls are no longer applicable or comprehensive enough as of the assessment date as the Company’s operations prior to the Business Combinations were insignificant compared to those of the consolidated entity post-Business Combinations. Accordingly, we are excluding management’s report on internal control over financial reporting pursuant to Section 215.02 of the SEC Division of Corporation Finance’s Regulation S-K Compliance & Disclosure Interpretations. We are in the process of reviewing, re-designing, and in some cases designing our internal controls over financial reporting for the post-Business Combinations. Because of this, the design and ongoing development of the Company’s framework for implementation and evaluation of internal control over financial reporting is in its preliminary stages.

This Annual Report on Form 10-K does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the

Company’s registered public accounting firm pursuant to the rules of the SEC that permit emerging growth companies such as our Company to provide only management’s report in the Annual Report on Form 10-K.

Changes to Internal Controls

The design and implementation of internal controls over financial reporting for the Company’s post-Business Combinations has required and will continue to require significant time and resources from management and other personnel. The changes to our internal control over financial reporting commenced during the period covered by this report and after will materially affect, or are reasonably likely to materially affect, our internal control over financial reporting by establishing new controls and procedures appropriate to the operating business we have become as a result of the Business Combinations.

The Company is remediating the previously reported material weakness by enhancing training of our staff, following stricter journal entry approval workflows, and requiring certain account reconciliations to be completed and approved prior to the issuance of financial statements. In addition, the Company will improve its analytical review procedures and perform such procedures and related variance explanations at a more detailed level.

ITEM 9B. OTHER INFORMATION

None.

ITEM 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

PART III

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Information About Our Executive Officers

Below is a list of the names, ages, and positions of our executive officers as of March 1, 2022, and a brief summary of their business experience. Each of the Company’s executive officers were appointed to their respective positions listed below effective upon the consummation of the Business Combinations.

Name	Age	Position
Nicholas Stork	38	Chief Executive Officer and Director
Richard Walton	39	President
Chad Bellah	45	Chief Accounting Officer
Brian McCarthy	37	Chief Investment Officer

Nicholas Stork — Chief Executive Officer and Director. Mr. Stork served as co-founder, Chief Executive Officer and a director of Legacy Archaea from its founding in November 2018 until combination with RAC and Aria in September 2021. Since November 2016, Mr. Stork has also served as Chief Financial Officer and as a director of Noble Environmental, Inc. (“Noble”), an industry-leading environmental services company focused on providing innovative solutions to solid waste management companies, and as Managing Partner of Noble House Capital, where he is responsible for investing and business development in the Appalachian Basin. From 2013 to 2016, Mr. Stork served as a Principal with Baleen Capital Management, a global value investment firm. Mr. Stork holds a B.A. from Dartmouth College.

Richard Walton — President. Mr. Walton served as co-founder and President of Legacy Archaea from its founding in November 2018 until combination with RAC and Aria in September 2021. Since November 2016, Mr. Walton has also served as Chief Executive Officer and a director of Noble. From September 2013 until June 2017, Mr. Walton was Chief Executive Officer of Redstone International, a services company that specializes in deep foundations, earth retention, shoring systems and grouting solutions. Mr. Walton also held various positions with private equity and investment banking firms. Mr. Walton is a graduate of Dartmouth College with a B.A. in Economics.

Chad Bellah — Chief Accounting Officer. Mr. Bellah has served as Chief Accounting Officer of Legacy Archaea since June 2021. From July 2020 to June 2021, Mr. Bellah served as a freelance accounting consultant, including Vice President, Controller of Penn America Energy Holdings LLC, a liquified natural gas energy project development company. From November 2007 to May 2020, Mr. Bellah served in various accounting positions with Anadarko Petroleum Corporation, including Director of Accounting Policy from November 2018 to May 2020, International Accounting Finance Manager from July 2016 to November 2018, Finance Director of Anadarko Algeria Company based in London from April 2013 to July 2016. Prior to joining Anadarko, Mr. Bellah worked as an Audit Manager in Houston for Ernst & Young LLP, serving large clients in the airline and oil and gas industries. Mr. Bellah is a licensed Certified Public Accountant in the State of Texas and a graduate of Texas A&M University with a B.B.A. in Accounting and an M.S. in Finance.

Brian McCarthy — Chief Investment Officer. Mr. McCarthy has served as Chief Investment Officer of Legacy Archaea since May 2021. From January 2019 to May 2021, Mr. McCarthy served as Legacy Archaea’s Chief Financial Officer and as a minority owner of Legacy Archaea. Mr. McCarthy is also a Partner at Saltonstall & Co., a Boston-based financial services company, where he has been employed since 2013. Previously, Mr. McCarthy was an analyst with Stevens Capital Management, Schneider Capital Management and Goldman Sachs. Mr. McCarthy is a graduate of the University of Pennsylvania where he studied Physics and Economics.

Information About Our Directors

Below is a list of the names and ages of all of the members of our Board of Directors as of March 1, 2022, and a brief summary of their business experience. Each of the directors were appointed to their respective positions listed below effective upon the consummation of the Business Combinations.

Name	Age	Position
Daniel Joseph Rice, IV	41	Chairman of the Board
J. Kyle Derham	34	Director
Dr. Kathryn Jackson	64	Director
Joseph Malchow	36	Director
Scott Parkes	45	Director
Nick Stork	38	Director
James Torgerson	69	Director

Daniel Joseph Rice, IV — Executive Chairman and Director. Mr. Rice currently serves as Executive Chairman, a Director, and a member of the Nominating and Corporate Governance Committee. Mr. Rice served as Chief Executive Officer of RAC from October 2020 to September 2021. Mr. Rice has over 15 years of experience in the energy industry. He is also a director of Rice Acquisition Corp. II, a blank check company that was formed by an affiliate of Rice Investment Group to consummate an initial business combination (“Rice II”). He served Rice II as the Chief Executive Officer from inception in February 2021 to February 2022. Mr. Rice is a Partner of Rice Investment Group and served as Chief Executive Officer of Rice Energy, Inc. (“Rice Energy”) from October 2013 through the completion of its acquisition by EQT Corporation (“EQT”), the largest operator of natural gas production in the United States, in November 2017. Prior to his role as Chief Executive Officer, Mr. Rice served as Chief Operating Officer of Rice Energy from October 2012 through September 2013 and as Vice President and Chief Financial Officer of Rice Energy from October 2008 through September 2012. Mr. Rice oversaw Rice Energy’s growth from start-up through its $1 billion initial public offering in 2014 and eventual $8.2 billion sale to EQT in 2017. Mr. Rice also oversaw the creation and growth of Rice Midstream Partners LP (“Rice Midstream”), which was acquired by EQT Midstream Partners, LP for $2.4 billion in 2018. Mr. Rice established Rice Energy’s strategic framework for value creation, which yielded success for its shareholders and employees. He has utilized his operating and growth strategy formulation experience as the founder of Rice Energy to help portfolio companies of Rice Investment Group to refine and optimize their business strategies in order to profitably grow. Mr. Rice currently serves on the board of directors of EQT, Whiting Petroleum and Rice II. Prior to joining Rice Energy, he was an investment banker for Tudor Pickering Holt & Co. in Houston and held finance and strategic roles with Transocean Ltd. and Tyco International plc. Mr. Rice’s extensive experience in the energy industry, including service in management and other leadership roles, makes him well suited to serve as a member of the Board. Mr. Rice holds a B.A. in Finance from Bryant University.

J. Kyle Derham — Director. Mr. Derham currently serves as a member of the Compensation Committee. Mr. Derham served as Chief Financial Officer of RAC from October 2020 to September 2021. Mr. Derham is a Partner of Rice Investment Group and the President, Chief Executive Officer and a director of Rice II. Mr. Derham served Rice II as Chief Financial Officer from inception in February 2021 until February 2022, at which point he was appointed Chief Executive

Officer. Mr. Derham, as part of the Rice Investment Group Team, led the shareholder campaign in 2019 to revamp the strategic direction of EQT and elect a majority slate of director candidates to the board of EQT. Following the campaign, Mr. Derham served as interim Chief Financial Officer of EQT and currently serves as a strategic advisor to the company. Mr. Derham previously served as Vice President, Corporate Development and Finance of Rice Energy and Rice Midstream from January 2014 through November 2017. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring, and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk adjusted returns for investors. Mr. Derham also has experience as a private equity investor, working as an associate at First Reserve and as an investment banker at Barclays Investment Bank. Through his various roles working alongside the Rice family, Mr. Derham has focused on evaluating, structuring, and negotiating key acquisitions and execution of critical strategic initiatives to generate attractive risk-adjusted returns for investors. Mr. Derham’s significant experience in financial and leadership positions makes him well suited to serve as a member of our Board of Directors.

Dr. Kathryn Jackson — Director. Dr. Kathryn Jackson currently serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Dr. Jackson is an accomplished executive leader with a highly successful career in electricity generation, energy system operations and technology management. Dr. Jackson served as Director of Energy and Technology Consulting for KeySource, Inc., a solutions-oriented company that provides strategic business consulting, from October 2016 to May 2021. Prior to this role, Dr. Jackson has served as President and Chief Technology Officer for RTI International Metals, Chief Technology Officer and Senior Vice President for Research and Technology for Westinghouse Electric Company, LLC, and Executive Vice President of River System Operations and Environment for the Tennessee Valley Authority. Dr. Jackson serves on the board of directors of Portland General Electric, Cameco Corporation and EQT. Dr. Jackson previously served on the board of directors of Rice Energy from April 2017 until its acquisition by EQT. Dr. Jackson, a member of the National Academy of Engineering, holds advanced degrees in engineering, industrial engineering, and public policy from Carnegie Mellon University and the University of Pittsburgh. The Board values Dr. Jackson’s expertise in regulatory, legislative, and public policy issues. Her innovation, technology, and engineering skills, in addition to her experience with generation facilities and large energy trading and utility operations, are highly beneficial to the Board.

Joseph Malchow — Director. Mr. Malchow currently serves as Chair of the Compensation Committee and as a member of the Audit Committee. Mr. Malchow is the Founding General Partner at HNVR Technology Investment Management in Menlo Park, California, a Seed and Series A venture capital firm founded in 2018. The firm supports software entrepreneurs in fields including artificial intelligence, developer tooling, low code business logic, data and computing infrastructure, cybersecurity for enterprises, and software-as-a-service in a number of specific verticals including finance and credit, freight and logistics, national security and defense technology, and energy. Mr. Malchow has also been an active investor since 2013, originating equity investments in private technology companies in the Palo Alto-San Francisco corridor and in selected areas around the country. Mr. Malchow also sits on the Board of Enphase Energy, Inc., a global energy technology company. Mr. Malchow earned an A.B. from Dartmouth College in 2008. He later studied at the law and business schools of Stanford University, receiving a J.D. in 2013. Mr. Malchow’s entrepreneurial experience, experience in evaluating new technology and systems, and in making financial investments in growing enterprises, as well as his experience serving on the board of another energy company, make him well suited to serve as a member of our Board of Directors.

Scott Parkes — Director. Mr. Parkes currently serves as a member of the Compensation Committee. Mr. Parkes is a Principal at Ares Management LLC (“Ares”), a global alternative investment manager operating in the credit, private equity and real estate markets, and served as a member of Aria board of directors from January 2008 to September 2021. Mr. Parkes served on the Audit Committee and Compensation Committee for Aria’s board of directors. In addition to his role with Aria, Mr. Parkes has served as a member of the board of directors of Swell Energy Inc. and Paradigm Midstream, LLC, privately held companies, since 2019 and 2018, respectively. Prior to joining Ares in 2015, Mr. Parkes was a Senior Vice President at Energy Investors Funds, where he focused on originating, analyzing, structuring, and closing new fund investments, as well as ongoing portfolio company management. Previously, he held various finance roles within Exxon Mobil Corporation. In addition, Mr. Parkes was a Financial Analyst in the Global Power Investment Banking Group at J.P. Morgan. He began his career as a Financial Analyst at McManus and Miles, a boutique investment bank serving the U.S. electric power industry. Mr. Parkes holds a B.A. from Columbia University in Economics and an M.B.A. from Yale University School of Management in Finance. Mr. Parkes’ extensive experience serving as a member of the board of director of Aria and other leadership experience makes him well suited to serve as a member of our Board of Directors.

Nicholas Stork — Chief Executive Officer and Director. Mr. Stork served as co-founder, Chief Executive Officer and a director of Legacy Archaea from its founding in November 2018. Since November 2016, Mr. Stork has also served as Chief Financial Officer and a director of Noble, and as Managing Partner of Noble House Capital, where he is responsible for investing and business development in the Appalachian Basin. From 2013 to 2016, Mr. Stork served as a Principal with Baleen Capital Management, a global value investment firm. Mr. Stork is a graduate of Dartmouth College. Mr. Stork has significant experience in the energy industry and also brings extensive executive level experience to our Board,

James Torgerson — Director. Mr. Torgerson currently serves as Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Torgerson was the Chief Executive Officer of Avangrid, Inc., a public utility company with $35 billion of assets, from December 2015 until June 2020. Prior to that role, Mr. Torgerson served as President and Chief Executive Officer of UIL Holdings Corporation beginning in 2006. Prior to 2006, Mr. Torgerson was President and Chief Executive Officer of Midcontinent Independent System Operator, Inc. Mr. Torgerson is a director of Portland General Electric Company and is the chair of its Compensation and Human Resources Committee. Mr. Torgerson served as the chair of the board of directors of the American Gas Association and serves as a trustee of the Yale-New Haven Hospital and as a trustee of Yale New Haven Health System. Until his retirement in June 2020, he served on the board and as an executive committee member of the Edison Electric Institute (“EEI”). Mr. Torgerson also co-chaired EEI’s Board Committee for Reliability, Security and Business Continuity, which included responsibility related to cyber security for the EEI member utilities. Mr. Torgerson, prior to his retirement, was also a member of the Electricity Sub-sector Coordinating Council that coordinates with the federal government on physical and cyber security and natural disasters impacting the electric grid. Mr. Torgerson has significant executive leadership experience and extensive knowledge of the utility industry, including clean energy development, finance and accounting, U.S. energy markets, regulation, risk management, and strategic planning, all of which we believe will be an asset to our Board. Mr. Torgerson holds a B.B.A. in Accounting from Cleveland State University.

The remaining information required in response to this item will be set forth in Archaea’s Definitive Proxy Statement, to be filed within 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K and is incorporated herein by reference.

ITEM 11. EXECUTIVE COMPENSATION

The information required in response to this item will be set forth in Archaea’s Definitive Proxy Statement, to be filed within 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K and is incorporated herein by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required in response to this item will be set forth in Archaea’s Definitive Proxy Statement, to be filed within 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K and is incorporated herein by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required in response to this item will be set forth in Archaea’s Definitive Proxy Statement, to be filed within 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K and is incorporated herein by reference.

ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required in response to this item will be set forth in Archaea’s Definitive Proxy Statement, to be filed within 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K and is incorporated herein by reference.

PART IV

ITEM 15.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

(a) (1) Financial statements

The following financial statements of the Company are included in Part II, Item 8 of this Annual Report on Form 10-K:

Consolidated Balance Sheets as of December 31, 2021 and 2020.

Consolidated Statements of Operations for the years ended December 31, 2021 and 2020.

Consolidated Statements of Equity for the years ended December 31, 2021 and 2020.

Consolidated Statements of Cash Flows for the years ended December 31, 2021 and 2020.

Notes to Consolidated Financial Statements for the years ended December 31, 2021 and 2020.

(2) Financial Statement Schedules

Financial statement schedules have been omitted because they either are not required, not applicable, or the information required to be presented is included in the Company’s financial statements and related notes.

(3) EXHIBITS

The following is a list of exhibits filed as part of this Annual Report on Form 10-K.

Exhibit Number	Description
2.1+	Aria Merger Agreement (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).
2.2+

Amendment No. 1 to Business Combination Agreement, dated as of May 12, 2021, by and among the RAC Buyer, Aria and the Equityholder Representative (incorporated by reference to Exhibit 2.3 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

2.3+

Amendment No. 2 to the Business Combination Agreement, dated as of June 11, 2021, by and among the RAC Buyer, Aria and the Equityholder Representative (incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

2.4+

Amendment No. 3 to the Business Combination Agreement, dated as of August 3, 2021, by and among the RAC Buyer, Aria and the Equityholder Representative (incorporated by reference to Exhibit 2.5 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

2.5+	Archaea Merger Agreement (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).
2.6+

Amendment No. 1 to the Business Combination Agreement, dated as of May 12, 2021, by and among the RAC Buyer and Archaea Energy II, LLC (incorporated by reference to Exhibit 2.6 to the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 13, 2021).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
3.2	Certificate of Amendment to the Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
3.3	Bylaws (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

Exhibit Number	Description
4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 15, 2020).
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1, filed with the SEC on October 15, 2020).
4.3

Warrant Agreement, dated October 21, 2020, by and among Rice Acquisition Corp., Rice Acquisition Holdings LLC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2020).

4.4*	Description of Securities.
10.1	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).
10.2	FPA Amendment (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the SEC on April 8, 2021).
10.3+

Second Amended and Restated Limited Liability Company Agreement of LFG Acquisition Holdings LLC, dated as of September 15, 2021 (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.4+

Stockholders’ Agreement, dated as of September 15, 2021, by and among LFG Buyer Co LLC, the stockholders listed on Schedule I thereto, Rice Acquisition Holdings LLC, Rice Acquisition Sponsor LLC and Rice Acquisition Corp (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.5#	Archaea Energy Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
10.6#

Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Archaea Energy Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.7#

Form of Stock Grant Notice and Stock Award Agreement under the Archaea Energy Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.8+

Revolving Credit and Term Loan Agreement, dated as of September 15, 2021, by and among Comerica Bank as Administrative Agent, Joint Lead Arranger and Sole Bookrunner, Citizens Bank, N.A. as Joint Lead Arranger, the co-syndication agents named therein and Archaea Energy Operating LLC and LFG Holdings LLC, as borrowers (incorporated by reference to Exhibit 10.17 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).

10.9

Share Repurchase Agreement, dated November 3, 2021, by and between Archaea Energy Inc., LFG Acquisition Holdings LLC and Aria Renewable Energy Systems LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on November 4, 2021).

10.10	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on October 15, 2020).
21.1	Subsidiaries of the registrant (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 21, 2021).
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit Number	Description
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

+        The Company agrees to furnish supplementally to the SEC a copy of any omitted schedule or exhibit upon the request of the SEC in accordance with Item 601(a)(5) of Regulation S-K.

#        Management contract or compensatory plan or arrangement.

*        Filed herewith.

**      Furnished herewith.

Certain instruments evidencing long-term debt have not been filed as exhibits hereto because none of the debt authorized under any such instruments exceeds 10% of the Company’s total assets. We agree to furnish to the SEC, upon request, a copy of any such instruments.

ITEM 16. FORM 10-K SUMMARY

None.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto authorized.

ARCHAEA ENERGY INC.
Date: March 18, 2022	By:	/s/ Nicholas Stork
Nicholas Stork
Chief Executive Officer (Principal Executive Officer)
Date: March 18, 2022	By:	/s/ Chad Bellah
Chad Bellah
Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Joseph Rice, IV	Executive Chairman and Director	March 18, 2022
Daniel Joseph Rice, IV

/s/ Nicholas Stork	Chief Executive Officer and Director	March 18, 2022
Nicholas Stork

/s/ J. Kyle Derham	Director	March 18, 2022
J. Kyle Derham

/s/ Kathryn Jackson	Director	March 18, 2022
Kathryn Jackson

/s/ Joseph Malchow	Director	March 18, 2022
Joseph Malchow

/s/ Scott Parkes	Director	March 18, 2022
Scott Parkes

/s/ James Torgerson	Director	March 18, 2022
James Torgerson

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2022

ARCHAEA ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4444 Westheimer Road, Suite G450 Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

(346) 708-8272

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On March 17, 2022, Archaea Energy Inc. (the “Company”) issued a press release announcing, among other things, its preliminary results for the quarter and full year ended December 31, 2021. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished with this report, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2022, the Company’s Board of Directors (the “Board”) appointed Brian McCarthy (age 37) as Interim Chief Financial Officer of the Company, effective immediately. Mr. McCarthy has been serving the Company as Chief Investment Officer and will continue to also serve the Company in such capacity. Also, on March 3, 2022, the Board designated Chad Bellah (age 45) as the Company’s principal financial officer, effectively immediately. Mr. Bellah has been serving the Company as the Chief Accounting Officer and will continue to serve the Company in such capacity. In connection with the foregoing changes, no new compensatory arrangements were or will be entered into with Mr. McCarthy or Mr. Bellah.

Biographical information for Messrs. McCarthy and Bellah can be found in the section titled “Management” in the Company’s Registration Statement on Form S-1, which was initially filed by the Company on October 6, 2021, as amended (the “Registration Statement”), and is incorporated herein by reference. There are no family relationships between Mr. McCarthy or Mr. Bellah and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K, and except as previously disclosed in the Registration Statement under the section titled “Certain Relationships and Related Party Transactions,” which is incorporated herein by reference, there are no current or proposed transactions in which Mr. McCarthy or Mr. Bellah has or will have a direct or indirect material interest and in which the Company is or will be a participant that require disclosure pursuant to Item 404(a) of Regulation S-K. In addition, there are no arrangements or understandings between Mr. McCarthy and any other person pursuant to which he was appointed as the Company’s Interim Chief Financial Officer, and there are no arrangements or understandings between Mr. Bellah and any other person pursuant to which he was designated as the Company’s principal financial officer.

In addition, on March 15, 2022, the Board appointed Edward P. Taibi (age 48) as the Company’s General Counsel and Executive Vice President of Strategic Initiatives and Government Affairs, effective as of March 21, 2022. Mr. Taibi’s roles will include leading the Company’s legal and risk management functions and supporting the Company’s strategic development efforts. Mr. Taibi has significant experience in corporate management, transactional structuring and execution, complex legal matters, and public company governance and regulatory matters. Prior to joining the Company, Mr. Taibi was a senior executive at MacAndrews & Forbes Incorporated, a holding company with a diversified portfolio of public and private companies across a wide range of sectors, including those in regulated industries. Mr. Taibi received a B.A. from Rutgers College and a J.D. from New York University School of Law.

The above leadership changes were announced by the Company in the press release referred to in Item 2.02 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
99.1	Press Release dated March 17, 2022.
104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2022

ARCHAEA ENERGY INC.
By:	/s/ Nicholas Stork
Name:	Nicholas Stork
Title:	Chief Executive Officer

PROSPECTUS SUPPLEMENT NO. 8
(To prospectus dated October 21, 2021)

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF
CLASS A COMMON STOCK

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated October 21, 2021 (the “Prospectus”), with the information contained in Item 8.01 of our Current Report on Form 8-K filed with the SEC on March 21, 2022. Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. The information in this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, and supersedes the financial statements included in the Prospectus. Any information in the Prospectus that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this prospectus supplement.

You should not assume that the information provided in this prospectus supplement or the Prospectus is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement and Prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement or the Prospectus is correct as of any time after the date of that information.

The Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LFG.” On March 18, 2022, the last sale price of the Class A Common Stock as reported on the NYSE was $21.20 per share.

_______________________

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus dated October 21, 2021, as updated and supplemented by the section entitled “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus supplement is March 21, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

______________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: March 21, 2022)

______________________________

ARCHAEA ENERGY INC.
(Exact name of registrant as specified in its charter)

______________________________

Delaware	001-39644	85-2867266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4444 Westheimer Road, Suite G450 Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(346) 708-8272
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LFG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

Archaea Energy Inc. (the “Company”) is filing this Current Report on Form 8-K (this “8-K”) to provide certain pro forma financial information relating to the business combinations completed on September 15, 2021.

Included as Exhibit 99.1 to this Form 8-K is the unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2021 and the notes related thereto (the “pro forma financial information”), giving effect to the Merger (as defined therein) as if it closed on January 1, 2021.

The pro forma financial information has been prepared for informational purposes only and does not purport to represent what the actual results of operations of the Company would have been had the Merger closed on January 1, 2021, nor is it necessarily indicative of future results of operations. Future results may vary significantly from the results reflected because of various factors, including those discussed in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021 and the notes related thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 21, 2022

ARCHAEA ENERGY INC.
By:	/s/ Chad Bellah
Name:	Chad Bellah
Title:	Chief Accounting Officer

Exhibit 99.1

ARCHAEA ENERGY INC.
Unaudited Pro Forma Condensed Combined Statement of Operations

On September 15, 2021 (the “Closing Date”), Rice Acquisition Corp (“RAC”) completed the Business Combinations to acquire Legacy Archaea and Aria Energy LLC (“Aria”). Following the closing of the Business Combinations, RAC changed its name from “Rice Acquisition Corp.” to “Archaea Energy Inc.,” also referred to herein as the “Company.” Rice Acquisitions Holdings LLC was renamed “LFG Acquisition Holdings LLC,” also referred to herein as “Opco.” In connection with the Business Combinations closing, the Company completed a private placement of 29,166,667 shares of Class A Common Stock and 250,000 warrants (each warrant exercisable for one share of Class A Common Stock at a price of $11.50) for gross proceeds of $300 million.

The Company and Opco issued 33.4 million Class A Opco Units and 33.4 million shares of Class B Common Stock at the Closing Date to Legacy Archaea Holders to acquire Legacy Archaea. Aria was acquired for total initial consideration of $863.1 million (the “Merger”), subject to certain future adjustments set forth in the Aria Merger Agreement (the “Aria Closing Merger Consideration”). The Aria Closing Merger Consideration consisted of cash consideration of $377.1 million paid to Aria Holders, equity consideration in the form of 23.0 million newly issued Class A Opco Units and 23.0 million newly issued shares of the Company’s Class B Common Stock, par value $0.0001 per share, and $91.1 million for repayment of Aria debt.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared to give effect to the Merger. This unaudited pro forma condensed combined statement of operations is derived from the historical consolidated financial statements of the Company and Aria. This statement of operations has been adjusted as described in the notes to the unaudited pro forma condensed combined statement of operations. Please see the Company’s Balance Sheet as of December 31, 2021 on the Company’s Form 10-K, as filed with the SEC.

The Company has prepared the unaudited pro forma combined condensed statement of operations based on available information using assumptions that it believes are reasonable. These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual results of operations had the Merger occurred on the date specified, January 1, 2021, nor do they project the Company’s results of operations or financial position for any future period or date. The actual results reported by the combined company in periods following the Merger may differ significantly from this unaudited pro forma combined condensed statement of operations for a number of reasons. The pro forma financial statement of operations does not account for the cost of any synergies resulting from the Merger or other costs relating to the integration of the two companies.

The unaudited pro forma combined condensed statement of operations was prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with the Company considered the acquiring company. Based on the acquisition method of accounting, the consideration paid for Aria is allocated to its assets and liabilities based on their fair value as of the date of the completion of the Merger. The purchase price allocation and valuation is based on preliminary estimates, subject to final adjustments and provided for informational purposes only.

This unaudited pro forma combined condensed statement of operations should be read in conjunction with the Company’s consolidated financial statements, accompanying notes, and the financial statements of Aria for period from January 1, 2021 to September 14, 2021 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

ARCHAEA ENERGY INC.
Unaudited Pro Forma Condensed Combined Statement of Operations

	Year Ended December 31, 2021
(in thousands, except shares and per share data)	Archaea Energy Inc.		Aria (Historical)		Proforma Adjustments		Proforma Combined
Total Revenues and Other Income	$77,126		$117,589		$11,043	(a)	$205,758
Equity Investment Income, Net	5,653		19,777		(7,451)	(b)	17,979
Cost of Sales
Cost of revenue	46,488		56,321		6,592	(c)	109,401
Depreciation, amortization and accretion	16,025		15,948		12,860	(d)	44,833
Total Cost of Sales	62,513		72,269		19,452		154,234
Gain on disposal of assets	—		(1,347)		—		(1,347)
Merger related costs	3,045	(e)	19,624	(e)	—		22,669	(e)
General and administrative expenses	40,782		14,113		—		54,895
Operating Income (Loss)	(23,561)		32,707		(15,860)		(6,714)
Other Income (Expense)
Interest expense, net	(4,797)		(10,729)		(7,623)	(f)	(23,149)
Gain (loss) on derivative contracts	(3,727)		1,129		(107,565)	(g)	(110,163)
Gain on extinguishment of debt	—		61,411	(h)	—		61,411	(h)
Other income (expense)	1,164		2		—		1,166
Total Other Income (Expense)	(7,360)		51,813		(115,188)		(70,735)
Income (Loss) Before Income Taxes	(30,921)		84,520		(131,048)		(77,449)
Income tax benefit	—		—		—		—
Net Income (Loss)	(30,921)		84,520		(131,048)		(77,449)
Net income (loss) attributable to nonredeemable noncontrolling interests	(712)		289		—		(423)
Net income (loss) attributable to redeemable noncontrolling interests and Class A Common Stock	$(30,209)		$84,231		$(131,048)		$(77,026)
Net income (loss) attributable to redeemable noncontrolling interests							(41,104)
Net income (loss) attributable to Class A Common Stock							$(35,922)
Net income (loss) per Class A common share:
Net income (loss) – basic and diluted							$(0.67)
Weighted average shares of Class A Common Stock outstanding:
Basic and diluted	56,465,786		—		(2,553,117)	(i)	53,912,669

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

NOTE 1 — Basis of Presentation

The unaudited pro forma combined statement of operations for the year ended December 31, 2021 combines the historical consolidated statement of operations of the Company and Aria and has been prepared as if the Merger closed on January 1, 2021. The unaudited pro forma condensed combined statement of operations has also been adjusted to give effect to pro forma events that are directly attributable to the Merger, factually supportable and expected to have a continuing impact on the combined results. We have included the impacts of the change in fair value of the warrants associated with the Company’s reverse merger with RAC. Other revenues and costs incurred by RAC during 2021 were not material to the pro forma condensed statement of operations and have not been included.

The Merger was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. Under the acquisition method, the Company determines and allocates the purchase price of Aria to the tangible and intangible assets acquired and the liabilities assumed as of the date of acquisition at fair value. Fair value may be estimated using comparable market data, a discounted cash flow method, or a combination of the two. In the discounted cash flow method, estimated future cash flows are based on management’s expectations for the future and can include estimates of future biogas production, commodity prices, operating and development costs, and a risk-adjusted discount rate.

The Company uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, and these estimates and assumptions are inherently uncertain and subject to refinement during the measurement period not to exceed one year from the acquisition date.

These pro forma financial statements are being provided for informational purposes only and do not claim to represent the Company’s actual results of operations had the Merger occurred on the date specified nor do they project the Company’s results of operations for any future period or date. The actual results reported by the combined company in periods following the Merger may differ significantly from this unaudited pro forma combined condensed statement of operations for a number of reasons. The pro forma statement of operations does not account for the cost of any restructuring activities or synergies resulting from the Merger or other costs relating to the integration of the two companies.

NOTE 2 — The Business Combination

Aria was acquired to complement Archaea’s existing RNG assets and for its operational expertise in the renewable gas industry. Aria was determined to be a VIE immediately prior to the Business Combinations. As a result of the Business Combinations, the Company became the primary beneficiary of Aria. The Aria Closing Merger Consideration consisted of both cash consideration and consideration in the form of newly issued Class A Opco Units and newly issued shares of the Company’s Class B Common Stock. The cash component of the Aria Closing Merger Consideration paid upon Closing was $377.1 million paid to Aria Holders, subject to certain future adjustments set forth in the Aria Merger Agreement, and $91.1 million for repayment of Aria debt. The remainder of the Aria Closing Merger Consideration consisted of 23.0 million Class A Opco Units and 23.0 million shares of Class B Common Stock.

Total consideration was determined to be as follows:

(in thousands)	At September 15, 2021
Class A Opco Units (and corresponding shares of Class B Common Stock)	$394,910
Cash consideration	377,122
Repayment of Aria debt at Closing	91,115
Total purchase price consideration	$863,147

The Aria Merger represented an acquisition of a business and was accounted for using the acquisition method, whereby all of the assets acquired and liabilities assumed were recognized at their fair value on the acquisition date, with any excess of the purchase price over the estimated fair value recorded as goodwill. Certain data to complete the purchase price allocation is not yet available, including but not limited to final appraisals of certain assets acquired and liabilities assumed and tax calculations. The Company will finalize the purchase price allocation during the 12-month period following the Closing, during which time the value of the assets and liabilities may be revised as appropriate. The following table sets forth the preliminary allocation of the Aria Closing Merger Consideration.

(in thousands)	As of September 15, 2021
Fair value of assets acquired
Cash and cash equivalents	$4,903
Account receivable, net	27,331
Inventory	9,015
Prepaid expenses and other current assets	3,834
Property, plant and equipment, net	126,463
Intangible assets, net	607,610
Equity method investments	243,128
Other non-current assets	861
Goodwill	26,457
Amount attributable to assets acquired	$1,049,602

Fair value of liabilities assumed
Accounts payable	$2,760
Accrued and other current liabilities	26,496
Below-market contracts	146,990
Other long-term liabilities	10,209
Amount attributable to liabilities assumed	186,455
Net assets acquired	863,147
Total Aria Merger consideration	$863,147

The goodwill is primarily attributable to the expected synergies Archaea believes will be created as a result of the combined companies, the ability to enhance Aria’s current RNG production facilities, and the ability to convert certain of Aria’s electricity production facilities to RNG production facilities. We expect a majority, if not all of the goodwill, to be assigned to the RNG reporting unit upon finalizing the purchase price allocation. Due to the existence of cumulative losses, no deferred taxes are recorded for the Aria merger transaction.

NOTE 3 — Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed statement of operations are as follows:

(a)     Reflects the adjustment of historical Aria out of market contract amortization as well as amortization totaling $11.8 million for contracts that were determined to be below market value for the purchase price allocation.

(b)    Represents the adjustment of basis difference between the Company’s share of investee equity and the fair value of the investment recognized for the purchase price allocation including amortization of $10.5 million.

(c)     Reflects the adjustment of historical Aria out of market contract amortization as well as amortization totaling $6.7 million for contracts that were determined to be above market value for the purchase price allocation.

(d)    Represents estimated additional depreciation of property, plant, and equipment and additional amortization of biogas rights as a result of the purchase price allocation.

(e)     Represents certain transactions costs directly incurred as part of the Merger that are not expected to be recurring in nature and costs related to the Company’s reverse merger with RAC. These costs are included in the pro forma results.

(f)     Represents additional interest expense as result of additional borrowings totaling $220 million to refinance Aria’s debt balance as of December 31, 2020 at an effective rate of 3.5%. The Company assumed the remaining cash consideration was financed through its reverse recapitalization with RAC. The Company assumed there would be no additional interest capitalized for the period presented.

(g)    Represents the change in value of the warrants for the period from January 1, 2021 through September 14, 2021. Changes in fair value from September 15, 2021 though December 31, 2021 are included under Archaea Energy Inc.

(h)    Represents the gain on extinguishment of debt associated with the forgiveness of debt as part of Aria’s sale of its 100% interest in LESPH in June 2021.

(i)     Represents the impact to the weighted average shares of Class A Common Stock outstanding to adjust for the September 15, 2021 Class A Common Stock to be treated as outstanding beginning January 1, 2021.

12,993,603 Shares

ARCHAEA ENERGY INC.

Class A Common Stock

_________________________________________

Prospectus Supplement

March 22, 2022

_________________________________________

Joint Book-Running Managers

Barclays

Jefferies

Citigroup

___________________________

Co-Managers

BofA Securities

Capital One Securities

Johnson Rice & Company L.L.C.

J.P. Morgan

Stifel

Tudor, Pickering, Holt & Co.

Tuohy Brothers

U.S. Capital Advisors

Wells Fargo Securities

Williams Trading